As filed with the Securities and Exchange Commission on September 14, 2010

Registration No. 333-166865
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
Form S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CLEAN DIESEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2810 (Primary Standard Industrial Classification Code Number)	06-1393453 (I.R.S. Employer Identification No.)

10 Middle Street, Suite 1100, Bridgeport, CT 06604
(203) 416-5290
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Charles W. Grinnell, Esq.
10 Middle Street, Suite 1100, Bridgeport, CT 06604
(203) 416-5290
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/information statement and prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered(1)	Registered	Price per Share	Offering Price(2)	Registration Fee
Common Stock, $0.01 par value per share(3)(4)	3,360,676	N/A	$100,820.28	$7.19
Warrants to purchase common stock(4)(5)	2,749,770	N/A	N/A	N/A
Common Stock, $0.01 par value per share(4)(6)	2,749,770	N/A	$82,493.10	$5.88
Common Stock, $0.01 par value per share(4)(7)	147,519	N/A	$4,425.57	$0.32
Warrants to purchase common stock(4)(8)	120,703	N/A	N/A	N/A
Common Stock, $0.01 par value per share(4)(9)	120,703	N/A	$3,621.09	$0.26
Total				$13.64	(10)

(1)	This registration statement relates to common stock, $0.01 par value per share, and warrants to purchase shares of common stock, of Clean Diesel Technologies, Inc., a Delaware corporation (“Clean Diesel”), issuable to holders of shares of Catalytic Solutions, Inc., a California corporation (“CSI”), in connection with the proposed acquisition of CSI by Clean Diesel through a merger, and shares underlying such warrants, as well as such securities issuable upon exercise of certain warrants of CSI to be assumed by Clean Diesel upon the merger.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended, based upon the average of the high and low price per share of CSI common stock (CTSU) as reported on the Alternative Investment Market on August 26, 2010.

(3)	These shares of Clean Diesel common stock are estimated to be issuable to the holders of Class A common stock of CSI at the effective time of the merger.

(4)	Clean Diesel anticipates that prior to the completion of the distribution of the securities covered by this registration statement, all of Clean Diesel’s common stock, including the securities covered by this registration statement, will be combined by a reverse split into a lesser amount of Clean Diesel common stock, and the amount of undistributed common stock deemed to be covered by this registration statement shall be proportionately reduced. The warrants covered by this registration statement will also be proportionately reduced.

(5)	These warrants are estimated to be issuable to the holders of Class A common stock of CSI at the effective time of the merger.

(6)	These shares are issuable upon exercise of the warrants referred to in footnote (5).

(7)	These shares of Clean Diesel common stock are issuable upon exercise of warrants of CSI that are outstanding with respect to 1,250,000 shares of CSI common stock and do not include any Clean Diesel securities that may be issuable with respect to warrants of CSI that are outstanding with respect to 3,117,115 shares of CSI common stock.

(8)	These warrants are issuable upon exercise of the warrants of CSI to be assumed in the merger referred to in footnote (7).

(9)	These shares of Clean Diesel common stock are issuable upon exercise of the warrants to purchase Clean Diesel common stock issuable upon exercise of warrants of CSI referred to in footnote (8).

(10)	A fee of $56.34 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/information statement and prospectus is not complete and may be changed. Clean Diesel may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/information statement and prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2010

JOINT PROXY STATEMENT/INFORMATION STATEMENT AND PROSPECTUS

PROPOSED MERGER

To the Stockholders of Clean Diesel Technologies, Inc. and Shareholders of Catalytic Solutions, Inc.:

The boards of directors of each of Clean Diesel Technologies, Inc., or Clean Diesel, and Catalytic Solutions, Inc., or CSI, have approved a merger transaction in which the businesses of Clean Diesel and CSI will be combined. We refer to this business combination throughout as the “Merger.” Clean Diesel and CSI are sending the accompanying joint proxy statement/information statement and prospectus to you to ask you to vote in favor of the Merger and the related transactions.

Clean Diesel is holding an annual meeting of its stockholders in order to obtain the stockholder approval necessary to complete the Merger. The necessary approvals include a reverse stock split and the issuance of an aggregate 13,727,658 shares of its common stock, par value $0.01, and warrants to purchase up to 4,000,000 shares of Clean Diesel common stock at a price currently expected to be approximately $1.320 per share, in each case calculated before taking into account the reverse stock split. The reverse stock split will be in a ratio ranging from 1-for-3 to 1-for-8, the final ratio to be determined by Clean Diesel’s board of directors. Immediately following the Merger, holders of CSI securities (including investors in its capital raise discussed herein) and CSI’s financial advisor will collectively hold approximately 60% of the combined company and Clean Diesel stockholders (including investors in its Regulation S offering discussed herein) will hold the remaining 40% of the combined company. The shares of Clean Diesel common stock to be issued in connection with the proposed merger will be held as follows:

		Percentage of
Category of Holder	Number of Shares	Combined Company

Holders of CSI common stock to be designated as “Class A”	3,360,676	15%
Investors in CSI’s capital raise*	9,061,160	40%
Non-employee directors in lieu of fees* (also designated “Class A”)	305,822	1%
CSI’s financial advisor*	1,000,000	4%

Total	13,727,658	60%

*	These shares are not being offered pursuant to this joint proxy statement/information statement and prospectus.

The warrants to purchase shares of Clean Diesel common stock to be issued in connection with the proposed Merger will be held as follows:

Category of Holder	Number of Warrants

Holders of CSI common stock to be designated as “Class A”	2,749,770
Non-employee directors in lieu of fees#	250,230
CSI’s financial advisor#	1,000,000

Total	4,000,000

#	These warrants, and the shares of Clean Diesel common stock issuable upon exercise of these warrants, are not being offered pursuant to this joint proxy statement/information statement and prospectus.

CSI is holding a special meeting of its shareholders in order to obtain the shareholder approval necessary to complete the Merger and the conversion of CSI’s secured convertible notes issued in its capital raise as described in the accompanying joint proxy statement/information statement and prospectus.

Clean Diesel’s common stock is currently listed on the NASDAQ Stock Market’s Capital Market under the symbol “CDTI.” On          , 2010, the last trading day before the date of this proxy statement/information statement and prospectus, the closing sale price of Clean Diesel common stock was $      per share. CSI’s common stock is currently listed on the AIM of the London Stock Exchange under the symbols “CTS” and “CTSU.” On          , 2010, the last trading day before the date of this proxy statement/information statement and prospectus, the closing prices of CSI common stock were GBX (pence sterling)           per share ($      per share) and GBX           per share ($      per share), respectively.

More information about Clean Diesel, CSI and the proposed Merger is contained in the accompanying joint proxy statement/information statement and prospectus. Clean Diesel and CSI urge you to read the accompanying joint proxy statement/information statement and prospectus carefully and in its entirety. In particular, you should carefully consider the matters discussed in the section entitled “Risk Factors,” beginning on page 19 of the accompanying joint proxy statement/information statement and prospectus.

Your vote is very important, regardless of the number of shares you own of Clean Diesel or CSI. Please read the accompanying joint proxy statement/information statement and prospectus carefully and cast your proxy vote as promptly as possible.

Clean Diesel and CSI are excited about the opportunities the proposed Merger may bring to Clean Diesel stockholders and CSI shareholders, and thank you for your consideration and continued support.

Michael L. Asmussen President Clean Diesel Technologies, Inc.	Charles F. Call Chief Executive Officer Catalytic Solutions, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger or the securities of Clean Diesel to be issued in connection with the Merger, or determined if this joint proxy statement/information statement and prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This document does not constitute a prospectus within the meaning of the EU Prospectus Directive or an Admission Document for the purposes of the AIM Rules for Companies published by the London Stock Exchange.

The accompanying joint proxy statement/information statement and prospectus is dated [          ], 2010, and is first being mailed to Clean Diesel stockholders and CSI shareholders on or about [          ], 2010.

Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On [          ], 2010

To Clean Diesel Technologies, Inc. Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Clean Diesel Technologies, Inc., a Delaware corporation, will be held at          , London, England, on [          ], 2010 at [  ] a.m., local time for the following purposes:

1. To elect seven (7) directors;

2. To ratify the appointment of EisnerAmper LLP (formerly known as Eisner LLP) as Clean Diesel’s independent auditors for 2010;

3. Subject to approval of Proposal 4, to consider and vote upon a proposal to effect a reverse stock split in a ratio ranging from 1-for-3 to 1-for-8 of all issued and outstanding shares of Clean Diesel common stock, the final ratio to be determined within the discretion of the Clean Diesel Board of Directors, to occur immediately before the closing of the proposed merger transaction with CSI;

4. Subject to approval of Proposal 3, to consider and vote upon a proposal to approve the issuance of new shares of Clean Diesel common stock, par value $0.01 per share, and warrants to purchase shares of Clean Diesel common stock to securityholders of CSI, in connection with the merger proposed under the Agreement and Plan of Merger, dated as of May 13, 2010, by and among Clean Diesel, Catalytic Solutions, Inc., a California corporation, and a wholly-owned subsidiary of Clean Diesel, as amended from time to time, pursuant to which CSI will become a wholly-owned subsidiary of Clean Diesel through a merger (subject to possible future dilution);

5. To consider and vote upon an adjournment of the Clean Diesel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 3 and 4 described immediately above; and

6. To transact such other business that properly comes before the Clean Diesel annual meeting or any adjournment or postponement thereof.

The foregoing proposals and the Agreement and Plan of Merger are more fully described in the joint proxy statement/information statement and prospectus accompanying this Notice. Only Clean Diesel stockholders of record at the close of business on [          ], 2010 will be entitled to notice of, and a vote at, the Clean Diesel annual meeting. At the close of business on [          ], 2010, Clean Diesel had [          ] shares of stock outstanding and entitled to vote. A list of Clean Diesel stockholders entitled to vote at the Clean Diesel annual meeting will be available for inspection at Clean Diesel’s principal executive offices in Bridgeport, CT, and at the annual meeting. Proposal 3 and Proposal 4 will not be effected unless shareholder approval is received for each of these proposals.

All Clean Diesel stockholders are cordially invited to attend the Clean Diesel annual meeting in person. Whether or not you plan to attend the Clean Diesel annual meeting in person, please sign and return the enclosed proxy card to ensure that your Clean Diesel shares will be represented at the Clean Diesel annual meeting. Voting instructions are included with your Clean Diesel proxy card. You may revoke your Clean Diesel proxy card at any time prior to the Clean Diesel annual meeting by following the instructions in the accompanying joint proxy statement/information statement and prospectus. If you attend the Clean Diesel annual meeting and vote by ballot, then your proxy vote will be revoked automatically and only your vote by ballot at the Clean Diesel annual meeting will be counted. Regardless of the number shares of Clean Diesel that you own or whether or not you plan to attend the Clean Diesel annual meeting, it is important that your Clean Diesel shares be represented and voted. No postage need be affixed if your proxy card is mailed in the United States or the United Kingdom in the enclosed business reply envelope.

By Order of the Clean Diesel Board of Directors,

Charles W. Grinnell
Secretary

Bridgeport, Connecticut
[          ], 2010

CLEAN DIESEL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSALS 1, 2, 3, 4 and 5

CATALYTIC SOLUTIONS, INC.
4567 Telephone Road, Suite 206
VENTURA, CALIFORNIA 93003

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [          ], 2010

Dear Catalytic Solutions, Inc. Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Catalytic Solutions, Inc., a California corporation (“CSI”). The meeting will be held at CSI’s Oxnard facility located at 1621 Fiske Place, Oxnard, CA 93003 on [          ], 2010 at [          ] local time for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated May 13, 2010, as amended from time to time (the “Merger Agreement”), by and among CSI, Clean Diesel Technologies, Inc., a Delaware corporation, and CDTI Merger Sub, Inc., a California corporation, and a wholly-owned subsidiary of Clean Diesel, pursuant to which CSI will become a wholly-owned subsidiary of Clean Diesel through a merger;

2. To consider and vote upon a proposal to amend CSI’s articles of incorporation to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase CSI’s authorized shares of common stock from 148,500,000 shares to 270,000,000 shares, such that the total number of shares of all classes of capital stock that CSI shall have authority to issue is 85,000,000 shares of Class A common stock having no par value and 185,000,000 shares of Class B common stock having no par value;

3. To consider and vote upon a proposal to disapply the pre-emptive rights provided in Article IV of CSI’s articles of incorporation with respect to the issuance of equity securities for cash without the requirement that such securities first be offered to existing shareholders in proportion to their respective shareholdings in order to permit the conversion at anytime prior to the merger of outstanding secured convertible notes into not more than 185,000,000 shares of CSI common stock (to be designated Class B common stock if Proposal No. 2 is approved); and

4. To consider and vote upon an adjournment of the CSI special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals described immediately above.

These proposals are more fully described in the accompanying joint proxy statement/information statement and prospectus, which we urge you to read very carefully. A copy of the Agreement and Plan of Merger, as amended through the date hereof, is included as Annex A to the accompanying joint proxy statement/information statement and prospectus. A copy of the proposed amendment to the articles of incorporation is included as Annex F to the accompanying joint proxy statement/information statement and prospectus. Only CSI shareholders of record at the close of business on [          ], the record date for the CSI special meeting, are entitled to notice of and to vote at the CSI special meeting or any adjournment or postponement of the CSI special meeting.

The CSI board of directors unanimously recommends that CSI shareholders vote FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 4 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, No. 2 and No. 3.

The CSI board of directors also recommends that you vote FOR Proposal No. 2 to amend CSI’s articles of incorporation to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase its authorized share capital and FOR Proposal No. 3 to disapply shareholder pre-emptive rights. Mr. Alexander “Hap” Ellis, III has an interest in the secured convertible notes as described on page 236 and elsewhere in this joint proxy statement/information statement and prospectus. Accordingly, Mr. Ellis abstains from recommending Proposals No. 2 and No. 3.

Even if you plan to attend the CSI special meeting in person, CSI requests that you sign and return the enclosed CSI proxy card to ensure that your CSI shares will be represented at the CSI special meeting if you are unable to attend. Voting instructions are included with your CSI proxy card.

By Order of the CSI Board of Directors,

Charles F. Call
Chief Executive Officer

Ventura, California
[          ], 2010

PLEASE DO NOT SEND IN ANY CSI STOCK CERTIFICATES AT THIS TIME; FURTHER DOCUMENTATION FOR SUCH PURPOSE WILL BE SENT TO CSI SHAREHOLDERS AFTER APPROVAL AND COMPLETION OF THE MERGER

ABOUT THIS DOCUMENT

This joint proxy statement/information statement and prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-166865), filed by Clean Diesel Technologies, Inc. with the U.S. Securities and Exchange Commission, and constitutes a prospectus of Clean Diesel under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock to be issued to certain securityholders of CSI in connection with the proposed Merger and the related transactions. See “— CSI Shareholders” below on page 9 for more information regarding the shares of Clean Diesel common stock that are registered hereby.

In addition, this joint proxy statement/information statement and prospectus constitutes:

•	A notice of meeting with respect to the Clean Diesel annual meeting at which Clean Diesel’s stockholders will consider and vote on certain proposals, including the proposals regarding the issuance of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock in connection with the Merger and the amendment of its certificate of incorporation to effect a reverse stock split;

•	A proxy statement under Section 14(a) of the Exchange Act and the rules thereunder, with respect to the Clean Diesel annual meeting;

•	A notice of meeting with respect to the CSI special meeting at which CSI’s shareholders will consider a proposal regarding the Merger; and

•	An information statement with respect to the CSI special meeting.

NOTE REGARDING TRADEMARKS

The Clean Diesel Technologies, Inc. name and logo, Platinum Plus®, ARIS® and Biodiesel Plustm are either registered trademarks or trademarks of Clean Diesel Technologies, Inc. in the United States and/or other countries.

The CSI logo, CSI®, CATALYTIC SOLUTIONS®, MPC®, BARETRAP®, CATTRAP®, COMBICLEAN®, COMBIFILTER®, PURIFILTER®, PURIMUFFLER®, TERMINOX® and UNIKAT® are registered trademarks of CSI.

This joint proxy statement/information statement and prospectus may also include trademarks and trade names owned by other parties, and all other such trademarks and trade names mentioned in this joint proxy statement/information statement and prospectus are the property of their respective owners.

QUESTIONS AND ANSWERS ABOUT THE MERGER,
THE CLEAN DIESEL ANNUAL MEETING AND THE CSI SPECIAL MEETING

The following section provides answers to certain frequently asked questions about the proposed Merger, the Clean Diesel annual meeting of stockholders and the CSI special meeting of shareholders. Please note that this section may not address all issues that may be important to you as a Clean Diesel stockholder or a CSI shareholder. Accordingly, you should carefully read this entire joint proxy statement/information statement and prospectus, including each of the annexes.

Q.	Why am I receiving this joint proxy statement/information statement and prospectus?

A.	Clean Diesel Technologies, Inc., which is referred to as Clean Diesel, and Catalytic Solutions, Inc., which is referred to as CSI, have entered into an Agreement and Plan of Merger, dated as of May 13, 2010, which (as it may be amended from time to time) is referred to as the Merger Agreement. You are receiving this joint proxy statement/information statement and prospectus because you are either a stockholder of Clean Diesel or a shareholder of CSI as of the respective record date of Clean Diesel’s annual meeting of its stockholders or CSI’s special meeting of its shareholders. This joint proxy statement/information statement and prospectus is being used by the boards of directors of each of Clean Diesel and CSI to solicit your proxy for use at the Clean Diesel annual meeting and to solicit your proxy for use at the CSI special meeting, respectively. This joint proxy statement/information statement and prospectus also serves as the prospectus for shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock to be issued in exchange for shares of CSI common stock and warrants to purchase CSI common stock in the Merger.

This joint proxy statement/information statement and prospectus contains important information about the Merger, the Merger Agreement, the Clean Diesel annual meeting and the CSI special meeting, which you should read carefully before voting. The enclosed voting materials allow you to cause your shares of Clean Diesel common stock or CSI common stock, as the case may be, to be voted, without attending the Clean Diesel annual meeting and the CSI special meeting in person.

About the Clean Diesel Annual Meeting and the CSI Special Meeting

Q.	What vote is required by the Clean Diesel stockholders to consummate the Merger?

A.	To consummate the Merger, Clean Diesel stockholders must approve the reverse split and the issuance of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock in connection with the Merger. Approval of the reverse stock split requires the affirmative vote of a majority of the shares of Clean Diesel common stock having voting power outstanding on the record date for the Clean Diesel annual meeting at which a quorum is present, whether voting in person or represented by proxy at the Clean Diesel annual meeting. Approval of the other proposals, including Proposal 4, requires the affirmative vote of a majority of the shares of Clean Diesel common stock present in person or represented by proxy and entitled to vote at the Clean Diesel annual meeting.

Q.	What vote is required by the CSI shareholders to consummate the Merger?

A.	To consummate the Merger, CSI shareholders must approve the Merger Agreement, as well as approve two other proposals to be considered at the CSI special meeting of shareholders. The first of those proposals is a proposal to amend CSI’s articles of incorporation to designate CSI’s outstanding common stock as “Class A” common stock and to create a new “Class B” common stock. The second of those proposals is to approve the waiver of pre-emptive rights provisions of the CSI articles of incorporation so that up to 185,000,000 shares of the new Class B common stock may be issued at any time prior to the Merger upon conversion of CSI’s secured convertible notes. Each of the three proposals will require approval by the affirmative vote of a majority of the shares of CSI common stock outstanding on the record date for the CSI special meeting, whether voting in person or represented by proxy at the special meeting. Failure to affirmatively vote in favor of any proposal will have the same effect as a vote against such proposal.

Q.	Why are Clean Diesel stockholders being asked to elect directors at the annual meeting?

A.	Clean Diesel is required to hold an annual meeting for the election of directors. If the Merger does not take place immediately after the annual meeting, these directors will hold their position as directors until the Merger does takes place. If the Merger Agreement is terminated, these directors will continue to hold their position as directors of Clean Diesel until successors are elected.

Q.	As a Clean Diesel stockholder, how does the Clean Diesel board of directors recommend that I vote?

A.	After careful consideration, the Clean Diesel board of directors recommends that Clean Diesel stockholders vote:

• FOR Proposal No. 1 to elect seven (7) directors;

• FOR Proposal No. 2 to ratify the appointment of EisnerAmper LLP (formerly known as Eisner LLP) to be Clean Diesel’s auditors for 2010;

• For Proposal No. 3 to effect the reverse split;

• For Proposal No. 4 to approve the issuance of the shares of Clean Diesel common stock and the warrants to purchase shares of Clean Diesel common stock in connection with the Merger; and

• FOR Proposal No. 5 to adjourn the Clean Diesel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 3 or No. 4.

Q.	As a CSI shareholder, how does the CSI board of directors recommend that I vote?

A.	After careful consideration, the CSI board of directors recommends that CSI shareholders vote:

• FOR Proposal No. 1 to approve and adopt the Merger and the Merger Agreement;

• FOR Proposal No. 2 to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase its authorized share capital;

• FOR Proposal No. 3 to approve the disapplication of the pre-emptive rights; and

• FOR Proposal No. 4 to adjourn the CSI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, No. 2 and No. 3.

Note, as Mr. Alexander “Hap” Ellis, III, has an interest in the secured convertible notes as described elsewhere in this joint proxy statement/information statement and prospectus, Mr. Ellis abstained from recommending Proposals No. 2 and No. 3 to CSI’s shareholders.

Q.	What risks should I consider in deciding how to vote?

A.	You should carefully read this entire joint proxy statement/information statement and prospectus, including each of the annexes, and pay specific attention to the section entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger and the businesses of Clean Diesel and CSI.

Q.	What do Clean Diesel stockholders need to do now?

A.	Clean Diesel urges its stockholders to read this joint proxy statement/information statement and prospectus carefully, including its annexes, and to consider how the Merger affects them. If you are a stockholder of Clean Diesel, you are further urged to provide your proxy instructions by mailing your signed Clean Diesel proxy card in the enclosed return envelope or by voting by telephone or via the Internet following the instructions on your proxy card. Please provide your proxy instructions as soon as possible so that your shares can be voted at the Clean Diesel annual meeting.

Q.	What do CSI shareholders need to do now?

A.	CSI urges its shareholders to read this joint proxy statement/information statement and prospectus carefully, including its annexes, and to consider how the Merger affects them. If you are a shareholder of CSI, you are further urged to provide your proxy instructions by mailing your CSI signed proxy in the enclosed return envelope or by facsimile, or by voting via the Internet following the instructions on your proxy card. If you are a holder of depositary interests representing shares of CSI common stock, please complete and return (or instruct your nominees to complete and return) the form of instruction provided to you (in accordance with the instructions set out on the form) to CSI’s registrars, Computershare or vote (or instruct your nominee to vote via the Internet following the instructions on the form of instruction). Computershare (acting as depositary) will then vote the underlying shares of CSI common stock on your behalf. Alternatively, if you are a CREST member, you may vote by using the CREST electronic proxy appointment service. Please provide your instructions as soon as possible so that your shares can be voted at the CSI special meeting.

Q.	When and where is the Clean Diesel annual meeting of stockholders?

A.	The Clean Diesel annual meeting will be held at London, England, at [ ], local time, on [ ], 2010. All Clean Diesel stockholders as of the record date, or their duly appointed proxies, may attend the Clean Diesel annual meeting.

Q.	When and where is the CSI special meeting of shareholders?

A.	The CSI special meeting will be held at CSI’s Oxnard facility located at 1621 Fiske Place, Oxnard, CA 93033, at [ ], local time, on [ ], 2010. Subject to space availability, all CSI shareholders as of the record date, or their duly appointed proxies, may attend the CSI special meeting. Because seating may be limited, admission to the CSI special meeting will be on a first-come, first-served basis. Registration and seating will begin at [ ], local time.

Q.	Who can attend and vote at the Clean Diesel annual meeting of stockholders?

A.	Only holders of record of Clean Diesel common stock at the close of business on [ ], 2010 (the “Clean Diesel record date”), are entitled to notice of, and to vote at, the Clean Diesel annual meeting. As of the Clean Diesel record date, there were [ ] shares of Clean Diesel common stock outstanding and entitled to vote at the Clean Diesel annual meeting, held by approximately [ ] holders of record. Each holder of Clean Diesel common stock is entitled to one vote for each share of Clean Diesel common stock owned as of the Clean Diesel record date.

Q.	Who can attend and vote at the CSI special meeting of shareholders?

A.	Only holders of record of CSI stock at the close of business on [ ], 2010 (the “CSI record date”), are entitled to notice of and to vote at the CSI special meeting. As of the CSI record date, there were [ ] shares of CSI stock outstanding and entitled to vote at the CSI special meeting, held by approximately [ ] holders of record. Each holder of CSI stock is entitled to one vote for each share of CSI stock owned as of the CSI record date.

Q.	Will the purchasers of Clean Diesel common stock in Clean Diesel’s Regulation S offering be entitled to vote those shares at the Clean Diesel annual meeting?

A.	No. Those persons who purchase shares of Clean Diesel common stock in Clean Diesel’s Regulation S offering will not be able to vote those shares at the Clean Diesel annual meeting because those shares will not have been issued prior to the record date for the annual meeting; however, if any such person holds other shares of Clean Diesel on the record date for the annual meeting, they will be able to vote such shares at the annual meeting.

Q.	Will the purchasers of CSI secured convertible notes in CSI’s capital raise prior to the Merger be entitled to vote such securities at the CSI special meeting?

A.	No. Those persons who have committed to purchase or who have purchased CSI’s secured convertible notes in CSI’s capital raise will not be able to vote shares issuable on conversion of the notes at the CSI special meeting as such securities may not convert until necessary approvals are received at such special meeting; however, any other shares of CSI held by any of such persons on the record date for the special meeting, will be able to vote.

Q.	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A.	If you are a Clean Diesel stockholder, the failure to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the Clean Diesel annual meeting and will have the same effect as voting against Proposal 3 (reverse stock split). In the event that a quorum is not reached or the necessary votes are not received, the Clean Diesel annual meeting will have to be adjourned to provide more time to obtain a quorum and the necessary votes.

If you are a CSI shareholder or holder of depositary interests representing CSI shares, the failure to return your proxy or return the form of instruction to CSI’s registrars or otherwise provide instructions or vote your shares will have the same effect as voting against CSI Proposals No. 1, No. 2 and No. 3 and your shares will not be counted for purposes of determining whether a quorum is present at the CSI special meeting. In the event that a quorum is not reached or the necessary votes are not received, the CSI special meeting will have to be adjourned and recalled for another vote.

Q.	May I vote in person at the Clean Diesel annual meeting of stockholders?

A.	If your shares of Clean Diesel common stock are registered directly in your name with the Clean Diesel transfer agent, then you are considered to be the stockholder of record with respect to those shares, and the proxy materials and Clean Diesel proxy card are being sent directly to you by Clean Diesel. If you are a Clean Diesel stockholder of record, you may attend the Clean Diesel annual meeting and vote your shares in person. However, even if you plan to attend the Clean Diesel annual meeting in person, Clean Diesel requests that you sign and return the enclosed Clean Diesel proxy card or vote your shares by telephone or via the Internet to ensure that your shares will be represented at the Clean Diesel annual meeting, if you are unable to attend. If your shares of Clean Diesel common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf. As the beneficial owner, you are also invited to attend the Clean Diesel annual meeting. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Clean Diesel annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	May I vote in person at the CSI special meeting of shareholders?

A.	If your shares of CSI common stock are registered directly in your name with CSI’s registrar, then you are considered to be the shareholder of record with respect to those shares, and the proxy materials and CSI proxy card are being sent directly to you by CSI. If you are a CSI shareholder of record, you may attend the CSI special meeting and vote your shares in person. However, even if you plan to attend the CSI special meeting in person, CSI requests that you sign and return the enclosed CSI proxy card or vote your shares by filling out the proxy card or via the Internet to ensure that your shares will be represented at the CSI special meeting, if you are unable to attend. If your shares of CSI common stock are held in a brokerage account or by another nominee, then you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card to return to your broker or other nominee to direct them to vote on your behalf following their usual procedures. As the beneficial owner, you are also invited to attend the CSI special meeting. Because a beneficial owner is not the shareholder of record, however, you may not vote these shares in person at the CSI special meeting unless you obtain a proxy or letter of representation from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	If my shares or depositary interests are held in “street name” by my broker, will my broker vote my shares for me?

A.	Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of Clean Diesel or CSI stock without instructions from you. Brokers are not expected to have discretionary authority to vote for the Clean Diesel or CSI proposals, respectively. Therefore, in order to make sure that your vote is counted, you should instruct your broker to vote your shares following the procedures provided by your broker.

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Q.	What if I hold depositary interests representing shares of CSI common stock?

A.	If you hold depositary interests representing shares of CSI common stock, CSI requests that you complete (or instruct your nominees to complete) the form of instruction provided to you (in accordance with the instructions set out on the form) and return it to CSI’s registrars, Computershare, or vote (or instruct your nominee to vote) via the Internet in accordance with the instructions set out on the form of instruction. You may not vote the shares of CSI common stock represented by your depositary interests in person at the CSI special meeting unless you obtain a letter of representation from CSI’s registrars, Computershare, giving you the right to vote the shares at the meeting.

Q.	May I change my vote after I have submitted a proxy or provided proxy instructions?

A.	Clean Diesel stockholders of record may change their vote at any time before their proxy is voted at the Clean Diesel annual meeting in either of the following manners: First, a stockholder of record of Clean Diesel can send a written notice to the Secretary of Clean Diesel stating that he or she would like to revoke his or her prior proxy submission. Second, a stockholder of record of Clean Diesel can attend the Clean Diesel annual meeting and vote in person. Attendance alone will not revoke a proxy. If a Clean Diesel stockholder who owns Clean Diesel shares in “street name” has instructed a broker to vote his or her shares of Clean Diesel common stock, the stockholder must follow directions received from his or her broker to change those instructions.

CSI shareholders of record may change their vote at any time before their proxy is voted at the CSI special meeting in either of the following manners: First, a shareholder of record of CSI can send a written notice to the Secretary of CSI stating that he or she would like to revoke his or her proxy. Second, a shareholder of record of CSI can attend the CSI special meeting and vote in person. Attendance alone will not revoke a proxy. If a CSI shareholder who owns CSI shares in “street name” has instructed a broker to vote his or her shares of CSI common stock, the shareholder must follow directions received from his or her broker to change those instructions. If a holder of depositary interests representing CSI shares wishes to change his or her vote, such holder should contact CSI’s registrars, Computershare.

Q.	What should a Clean Diesel stockholder do if he or she receives more than one set of voting materials?

A.	As a Clean Diesel stockholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/information statement and prospectus and multiple Clean Diesel proxy cards or voting instruction cards. For example, if you hold your Clean Diesel shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Clean Diesel shares. If you are a holder of record and your Clean Diesel shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Clean Diesel common stock and CSI common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/information statement and prospectus in the sections entitled “The Clean Diesel Annual Meeting of Stockholders” and “The CSI Special Meeting of Shareholders.”

Q.	What should a CSI shareholder do if he or she receives more than one set of voting materials?

A.	As a CSI shareholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/information statement and prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your CSI shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold CSI shares. If you are a holder of record and your CSI shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Clean Diesel common stock and CSI common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/information statement and prospectus in the sections entitled “The Clean Diesel Annual Meeting of Stockholders” and “The CSI Special Meeting of Shareholders.”

Q.	Should CSI shareholders send in their CSI stock certificates now?

A.	No. After the Merger is completed, CSI shareholders will be sent written instructions for exchanging their CSI stock certificates for the merger consideration. PLEASE DO NOT SEND IN YOUR CSI SHARE CERTIFICATES NOW OR WITH YOUR CSI PROXY CARD.

Cancellation of CSI’s Admission to AIM

Q.	What will happen to CSI’s AIM admission after the Merger?

A.	CSI will become a wholly-owned subsidiary of Clean Diesel by way of reverse merger and CSI shareholders will receive new Clean Diesel common stock and warrants to purchase Clean Diesel common stock in lieu of their existing shares of CSI common stock, which will be cancelled. Accordingly, on completion of the Merger, CSI’s admission to AIM will be cancelled. Please note that by voting in favor of the Merger, you are accepting the cancellation of CSI’s AIM securities and that there will be no facility for trading shares of Clean Diesel common stock or warrants to purchase shares of Clean Diesel common stock on any market of the London Stock Exchange. Clean Diesel has applied to list the shares of common stock (including shares issuable upon exercise of the warrants) issued in the Merger on NASDAQ.

Q.	How will CSI shareholders effect trades in their new Clean Diesel shares after the Merger?

A.	On completion of the Merger, CSI shareholders’ shares in CSI will be cancelled and they will receive new shares of common stock in Clean Diesel and warrants to purchase Clean Diesel common stock at the predetermined ratio set out in the Merger Agreement as described elsewhere in this joint proxy statement/information statement and prospectus. All shares of common stock in Clean Diesel issued to existing CSI shareholders as of the date of this joint proxy statement/information statement and prospectus will be registered under the Securities Act and application has been made to list all shares issued in the Merger on the NASDAQ stock market. Former CSI shareholders will be able to trade their new Clean Diesel shares on this market. You should note that these shares will not be admitted for trading on AIM and that there will be no trading facility for these shares on any market of the London Stock Exchange. Please contact your broker for assistance with trading your shares of Clean Diesel common stock.

Q.	Who can help answer my questions?

A.	If you are a Clean Diesel stockholder and would like additional copies, without charge, of this joint proxy statement/information statement and prospectus, or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

In the United States:

Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604
(203) 416-5290

In Europe:

Capita Registrars
Corporate Actions
The Registry
34 Beckenham Road
Beckenham, Kent, BR3 4TU
or phone on 0871 664 0321 from inside the UK, or 0208 639 3399 from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute plus your service providers network extras. Calls may be recorded and monitored for security and training purposes. Capita Registrars cannot provide any financial, legal or tax advice.

If you are a CSI shareholder, and would like additional copies, without charge, of this joint proxy statement/information statement and prospectus, or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Catalytic Solutions, Inc.
Investor Relations
4567 Telephone Road, Suite 206
Ventura, CA 93003
(805) 639-9458

SUMMARY

This summary highlights selected information from this joint proxy statement/information statement and prospectus. It does not contain all of the information that may be important to you. Clean Diesel and CSI encourage you to carefully read this entire joint proxy statement/information statement and prospectus, including annexes, and the other documents to which this joint proxy statement/information statement and prospectus refers, to fully understand the proposals to be considered at the Clean Diesel annual meeting and the CSI special meeting.

Information About Clean Diesel and CSI and Merger Sub

Clean Diesel Technologies, Inc.

Clean Diesel develops, designs, markets and licenses patented technologies and solutions that reduce harmful emissions from internal combustion engines while improving fuel economy and engine power. It is a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”). Clean Diesel was spun-off by Fuel Tech in a rights offering in December 1995. Since inception, Clean Diesel has developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

Catalytic Solutions, Inc.

Catalytic Solutions, Inc. is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. Since being founded in 1996, CSI has grown from not only a provider of unique catalysts to the automotive industry (gasoline and diesel engines) but also to a provider of both catalysts and systems in growing clean technology markets, including heavy duty diesel systems and catalysts for energy systems. CSI’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency.

Merger Sub

CDTI Merger Sub, Inc. is a California corporation and wholly-owned subsidiary of Clean Diesel. Merger Sub was formed solely for the purposes of carrying out the Merger and it has not conducted any business operations.

The Merger Agreement (see page 96)

Clean Diesel, CSI and CDTI Merger Sub, Inc. are parties to an Agreement and Plan of Merger dated May 13, 2010, as such may be amended from time to time. The Merger Agreement contains the terms and conditions of the proposed combination of the businesses of Clean Diesel and CSI. A copy of the Merger Agreement is included as Annex A hereto and you are encouraged to read it carefully.

The Merger (see page 60)

Through a merger, CSI will become a wholly-owned subsidiary of Clean Diesel. The business of CSI and Clean Diesel will be combined and Merger Sub will merge with and into CSI, with CSI as the surviving corporation. The board of directors of Clean Diesel has determined that the Merger and the related transactions are in the best interests of Clean Diesel and its stockholders in part because it presents a compelling strategic opportunity for Clean Diesel to strengthen its position in the emissions control industry, expand its product offerings and customer base, and increase its operational scale, among other reasons. The board of directors of CSI has determined that the Merger and the related transactions are in the best interests of CSI and its shareholders in part because it allows CSI to access the cash available to Clean Diesel to support its operations and to refinance its outstanding long-term debt, allows CSI shareholders to gain access to an equity interest in Clean Diesel and to participate both in the future performance not only of CSI but of Clean Diesel, and positions the combined company to pursue a combined strategy. For a complete discussion of Clean Diesel’s and CSI’s reasons for the Merger, see the sections entitled “The Merger — Clean Diesel’s Reasons for the

Merger; Recommendation of Clean Diesel’s Board of Directors” and “The Merger — CSI’s Reasons for the Merger” in this joint proxy statement/information statement and prospectus.

Capital Raises

Both CSI and Clean Diesel intend to issue additional securities prior to the Merger in order that they can finance current operations.

On June 2, 2010, CSI entered into agreements with a group of accredited investors providing for the sale of an aggregate $4,000,000 of secured convertible notes ($2,000,000 of which has already been issued, and the remaining $2,000,000 of which is to be issued after CSI shareholder approval of the Merger and after other necessary approvals under CSI’s articles of incorporation, but prior to the effective time of the Merger). See “CSI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Capital Raise” for more information regarding CSI’s capital raise. If necessary approvals are received from CSI’s shareholders, an aggregate of approximately 150,434,943 shares of CSI common stock (which will be a new class of CSI common stock, to be designated “Class B” common stock) is expected to be issued upon conversion of these notes.

Clean Diesel’s capital raise will take the form of a sale of approximately 654,118 shares of its common stock and warrants to purchase up to 1,000,000 shares of its common stock in a Regulation S offering to raise approximately $1,000,000.

Reverse Stock Split

The reverse stock split is the combination of the outstanding shares of Clean Diesel common stock into a lesser number of shares that will occur immediately prior to the effective time of the Merger. If the reverse stock split is approved by Clean Diesel’s stockholders, Clean Diesel will exchange one new share for a number of outstanding shares to be determined when Clean Diesel’s board of directors selects from among the proposed reverse split ratios of between 1-for-3 to 1-for-8. When the reverse stock split becomes effective, the number of Clean Diesel’s outstanding shares will be reduced by the selected split ratio, but the value of each share should be proportionately increased by that same ratio, although the price of Clean Diesel’s common stock may move up or down once the reverse stock split is effective. Clean Diesel will not issue any fractional shares. Stockholders who would otherwise hold fractional shares as a result of the reverse stock split will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from Clean Diesel’s transfer agent, upon receipt by Clean Diesel’s transfer agent of a properly completed and duly executed transmittal letter, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by Clean Diesel’s transfer agent of all fractional shares otherwise issuable. The reverse stock split is not expected to impact the market value of Clean Diesel as a whole, although the market value of Clean Diesel’s common stock may move up or down once the reverse stock split is effective. The reverse stock split is necessary to adjust the trading range of shares owned by Clean Diesel stockholders so that the shares to be issued in connection with the Merger can be listed on the NASDAQ Stock Market. Listing requires a minimum bid price of Clean Diesel common stock of $4 per share. If the reverse stock split is not completed, Clean Diesel will not satisfy the minimum per share bid price requirement for listing on the NASDAQ.

In selecting the final reverse stock split ratio, the Clean Diesel board of directors will be guided primarily by satisfying the NASDAQ listing requirement. It is not expected that the board will select a split ratio significantly greater than necessary, but it may take into account trading volatility, administrative convenience and simplicity in selecting a ratio that would result in a trading range above $4 per share. The board could select a split ratio that is not an integer, such as 1 for 4.5, unless reasons of administrative convenience and simplicity dictate otherwise. It is not expected that the board will select a split ratio that did not meet the necessary minimum trading range. Any views expressed by the NASD would also be taken into account.

On September 10, 2010, the closing sale price of Clean Diesel common stock was $0.93. If immediately prior to the effective time of the merger, this was the closing sale price of Clean Diesel common stock, then a split ratio of at least one for 4.3 would be required to meeting the $4 minimum trading range. The board of directors may choose a higher ratio, such as 1 for 5, if required in order to be approved for listing or for reasons of administrative convenience and simplicity. Approval of the reverse stock split is being sought for a maximum ratio of 1-for-8, which would accommodate a bid price as low as $0.50. If the shares of Clean Diesel common stock traded below this level, then the maximum ratio would be insufficient, and Clean Diesel would be required to resolicit proxies for a greater ratio, if it chose to proceed on that basis.

If Clean Diesel’s Board of Directors selects a 1-for-3 reverse stock split, as a result of the proposed reverse stock split, immediately prior to the effective time of the Merger, a holder of 100 shares of Clean Diesel common stock would be reduced to 33 shares of common stock of the combined company, and such holder would receive a cash payment in lieu of 1/3 of a share. If Clean Diesel’s Board of Directors selects a 1-for-8 ratio, the 100 shares would be reduced to 12 shares of common stock of the combined company, and the holder would receive a cash payment in lieu of 1/2 of a share. If Clean Diesel’s Board of Directors selects a different ratio, the 100 shares of Clean Diesel common stock would be reduced accordingly.

Treatment of Fractional Shares

No fractional shares will be issued in the reverse stock split or in the Merger. In lieu of fractional shares, record stockholders of Clean Diesel or shareholders of CSI, as appropriate, will receive a cash payment.

No fractional warrants will be issued in the Merger, and each warrant issued will be rounded down to the nearest whole number of warrants.

Reverse Stock Split

Record stockholders of Clean Diesel who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by Clean Diesel’s board of directors will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from Clean Diesel’s transfer agent, upon receipt by Clean Diesel’s transfer agent of a properly completed and duly executed transmittal letter, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by Clean Diesel’s transfer agent of all fractional shares otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except the right to receive the above-described cash payment. Clean Diesel will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Merger

Record shareholders of CSI who would otherwise hold fractional shares because of the exchange of shares in the Merger will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from Clean Diesel’s transfer agent, upon receipt by Clean Diesel’s transfer agent of a properly completed and duly executed transmittal letter, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by Clean Diesel’s transfer agent of all fractional shares otherwise issuable. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except the right to receive the above-described cash payment. Clean Diesel will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Warrants

Each warrant is initially exercisable for one share of Clean Diesel common stock. Adjustments in the shares issuable is possible in connection with antidilution adjustments. Fractional shares may not be purchased upon exercise of any warrants. In lieu of fractional shares, each share issued will be rounded down to the nearest whole number of shares.

Escheat Laws

Under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Clean Diesel or its transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders who are otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with Clean Diesel’s transfer agent’s instructions, will have to seek to obtain such funds directly from the state to which they were paid.

Reasons for the Merger (see page 67)

Clean Diesel’s Reasons for the Merger

In reaching its unanimous decision to approve the Merger, the Clean Diesel board of directors considered a number of factors including, among other factors:

•	The belief, based on due diligence and discussions with management and financial advisors, that the Merger represents the strategic option most likely to maximize stockholder value after consideration of risk factors associated with this transaction and with several strategic alternatives including, reductions in costs, liquidation and a business combination with another merger partner;

•	The expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either Clean Diesel’s or CSI’s results of operations are likely to grow on an independent basis;

•	The expectation that Clean Diesel after the Merger will be better positioned to pursue and implement its business strategy;

•	The belief that the Merger would result in a stronger and financially more stable company which would provide a platform for growth through complementary acquisitions;

•	The complementary nature of Clean Diesel’s and CSI’s respective business, management and employee cultures and skill sets;

•	The similarity of the visions and values held by the respective boards and management teams of Clean Diesel and CSI;

•	The expectation that the combined company should be able to improve its results of operations by reducing redundant operating expenses presently incurred by both Clean Diesel and CSI;

•	The expectation that the Merger would increase Clean Diesel’s revenues, increase internal resources, reduce net loss and provide greater operational scale and financial stability;

•	The expectation that Clean Diesel would be able to sell to its customers CSI’s verified retrofit products while it was in the process of undergoing testing required for its own proprietary products;

•	The anticipated ability of the combined company to facilitate an increase in revenue and gross profit from a broader and more extensive combined portfolio of verified diesel emission products and systems, an increased number of relationships with OEMs and distribution partners, and cross-selling of CSI’s products to Clean Diesel’s customers;

•	The anticipated ability of the combined company to broaden its geographic reach within the global diesel emissions industry;

•	The belief that the significant disparity in the relative market capitalizations of Clean Diesel and CSI, and the terms of the capital raises of Clean Diesel and CSI, each as compared to the relative percentage that each of Clean Diesel’s stockholders and CSI’s shareholders will own in the combined company, are not reflective of the actual values of the two companies and reflect the particular circumstances of the markets for shares of Clean Diesel and CSI, and the terms of those transactions;

•	The results of Clean Diesel’s due diligence review of CSI’s business, finances and operations and its evaluation of CSI’s management, competitive positions and prospects;

•	The likelihood in the judgment of the board of directors of Clean Diesel that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived;

•	Under the terms of the Merger Agreement, another party could make a superior acquisition proposal that could be accepted by the board of directors of Clean Diesel, and that the termination fee, payable to CSI in such situation, would not be a significant impediment to accepting such proposal;

•	The judgment that the shares of CSI as the surviving subsidiary issuable pursuant to the terms of the 2006 Equity Compensation Plan of CSI, if any, after the Merger would not be material, and that the costs associated with dealing on an arms’ length basis with the surviving subsidiary after the Merger would not be material;

•	The belief that the tax benefits associated with Clean Diesel’s tax loss carryforwards were unlikely to be realized, and that the likely limitation on the use of those tax loss carryforwards resulting from the Merger would not be material;

•	The fairness opinion obtained by Clean Diesel; and

•	The belief that despite the fact that CSI and Clean Diesel have net losses, that the combined company will be better positioned to be profitable because of synergies.

For more information regarding Clean Diesel’s reasons for approving the Merger, see the section entitled “The Merger — Clean Diesel’s Reasons for the Merger; Recommendation of Clean Diesel’s Board of Directors.”

CSI’s Reasons for the Merger

In reaching its unanimous decision to approve the Merger, the CSI board of directors considered a number of factors including, among other factors:

•	the fact that the Merger will allow the CSI shareholders to gain an equity interest in Clean Diesel, thus providing a vehicle for continued participation by the CSI shareholders in the future performance of not only the surviving subsidiary, but also of Clean Diesel;

•	the Merger will allow CSI shareholders to participate in a better capitalized business, with operations of the enlarged group having improved access to development capital;

•	the judgment that CSI would be able to continue to sell its verified heavy duty diesel systems while engaging in the process of obtaining verification for Clean Diesel’s products and systems, which CSI judges will be complementary to its own and enable an expanded product portfolio;

•	the increased liquidity available to CSI shareholders on a U.S. securities exchange through receipt of the registered shares of Clean Diesel;

•	the belief of the CSI board of directors that the combined company after the Merger will be better positioned to pursue and implement its business strategy;

•	the likelihood in the judgment of the board of directors of CSI that the conditions to be satisfied prior to consummation of the Merger transaction will be satisfied or waived;

•	the belief that the tax benefits associated with CSI’s tax loss carryforwards were unlikely to be realized, and that the likely limitation on the use of those tax loss carryforwards resulting from the Merger would not be material; and

•	under the terms of the Merger Agreement, another party could make a superior acquisition proposal that could be accepted by the board of directors of CSI, and that the termination fee, payable to Clean Diesel in such situation, would not be a significant impediment to accepting such proposal.

For a complete list of CSI’s reasons for approving the Merger, see the section entitled “The Merger — CSI’s Reasons for the Merger.”

Both Clean Diesel and CSI believe that the Merger will be in the best interests of their respective stockholders and shareholders. However, achieving these anticipated benefits of the Merger is subject to risk and uncertainty, including those risks discussed in the section entitled “Risk Factors.”

Risk Factors (see page 19)

Clean Diesel and CSI are subject to numerous risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the closing of the Merger may be delayed or not be completed at all, poses a number of unique risks to both Clean Diesel stockholders and the CSI shareholders, including the following risks:

•	Clean Diesel and CSI may not realize all of the anticipated benefits of the transactions;

•	Clean Diesel may pay a higher price for CSI common stock if the value of Clean Diesel common stock increases, because the value of the Clean Diesel common stock issued in connection with the Merger will depend on its market price at the time of the Merger and the exchange ratio for the CSI shares of common stock at the closing of the Merger is fixed by a formula that only adjusts the exchange ratio for changes in each company’s outstanding shares and closing cash position;

•	provisions of the Merger Agreement may deter alternative business combinations;

•	CSI’s current shareholders will own a large percentage of the Clean Diesel common stock after consummation of the Merger, and will have significant influence over the outcome of corporate actions requiring stockholder approval; and such shareholders’ priorities for Clean Diesel’s business may be different from Clean Diesel’s priorities or those of its other stockholders;

•	The forbearance agreement with respect to CSI’s credit agreement with Fifth Third Bank, which is in default, expires on October 15, 2010, with an extension through 90 days after the effective date of the Merger possible provided certain criteria are met (including that the Merger be completed by October 15, 2010). If in Fifth Third Bank’s opinion, CSI has a material adverse change, Fifth Third Bank may demand payment prior to the date the current forbearance expires. Although no demand for repayment has been made, CSI cannot guarantee that its lender will continue to further extend its forbearance.

•	CSI may not be able to refinance its existing indebtedness on satisfactory terms in a manner that would allow the combined company to continue operations for the foreseeable future;

•	Neither Clean Diesel nor CSI have experienced positive cash flow from their operations, and the ability of the combined company to achieve positive cash flow from operations, or finance negative cash flow from operations, will depend on reductions in their operating costs, which may not be achievable;

•	Clean Diesel and CSI will incur significant transaction and Merger-related costs in connection with the Merger;

•	if Clean Diesel or CSI has to pay the termination fee, it could negatively affect CSI’s business operations or Clean Diesel’s business operations, as the case may be;

•	the market price of Clean Diesel common stock could decline as a result of the large number of shares that will become eligible for sale after consummation of the Merger;

•	Clean Diesel may not have uncovered all the risks associated with the acquisition of CSI and a significant liability may be discovered after closing of the Merger, and the Merger Agreement does not provide for Clean Diesel’s indemnification by the former CSI shareholders against any of CSI’s liabilities, should they arise or become known after the closing of the Merger;

•	directors of CSI have interests in the transaction that may be different from, or in addition to, the interests of other CSI shareholders, which may influence their recommendation and vote;

•	there has been no U.S. public market for the CSI common stock and warrants to purchase CSI common stock, and the lack of a liquid public market in the U.K. makes it extremely difficult to determine the fair market value of CSI; and

•	if the conditions to the Merger are not met or waived, the Merger will not occur.

These risks and other risks are discussed in greater detail in the section entitled “Risk Factors” in this joint proxy statement/information statement and prospectus. Clean Diesel and CSI encourage Clean Diesel stockholders and CSI shareholders to read and consider all of these risks carefully.

Market Price And Dividend Information (see page 58)

The closing sale price per share of Clean Diesel common stock as reported on the NASDAQ Stock Market on May 13, 2010, the last full trading day prior to the public announcement of entry into the Merger Agreement, was $1.57, and the closing sale price per share of Clean Diesel common stock on August 25, 2010 (the last practicable date before the date of this joint proxy statement/information statement and prospectus) as reported on the NASDAQ Stock Market was $1.05 per share. Following the consummation of the Merger, Clean Diesel’s common stock, including the shares of Clean Diesel common stock issued in connection with the Merger, are expected to continue to trade on the NASDAQ Stock Market under the symbol “CDTI.D,” for the first 20 days and then revert to the symbol “CDTI.”

Clean Diesel has never declared nor paid cash dividends on its capital stock. Clean Diesel currently intends to retain earnings, if any, to finance the growth and development of its business, and does not expect to pay any cash dividends to its stockholders in the foreseeable future.

CSI’s stock trades in pence sterling (GBX), a subdivision of pounds sterling (GBP), and trades under two symbols: the symbol “CTS,” in a restricted manner as permitted by Regulation S of the Securities Act and the symbol “CTSU,” in an unrestricted manner under an available exemption provided under the Securities Act. The closing price per share of CSI common stock as reported on the AIM of the London Stock Exchange on May 13, 2010, the last full trading day prior to the public announcement of entry into the Merger Agreement, was GBX 1.0 (U.S. $0.01) for symbol CTS and GBX 1.63 (U.S. $0.02) for symbol CTSU, and the closing price per share of CSI common stock on          , 2010 (the last practicable date before the filing of this joint proxy statement/information statement and prospectus), as reported on AIM was GBX (U.S. $ ) for symbol CTS and GBX (U.S. $ ) for symbol CTSU. The exchange rate at the close of business on May 13, 2010 and          , 2010 was GBX 1.00=U.S. $0.014894 and          , respectively. At the effective time of the Merger, CSI will cease trading on AIM. CSI has never declared or paid any cash dividends on its capital stock, nor does it intend to do so in the foreseeable future.

For more information, see the section entitled “Market Price and Dividend Information.”

Opinion of the Financial Advisor to the Board of Directors of Clean Diesel (see page 78)

In deciding to recommend the Merger, Clean Diesel’s board of directors considered an opinion from its financial advisor, Ardour Capital Investments, LLC, or Ardour Capital. Ardour Capital rendered its opinion to Clean Diesel’s board of directors that, as of May 11, 2010, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid to the shareholders of CSI was fair, from a financial point of view, to the Clean Diesel stockholders.

The full text of the written opinion of Ardour Capital, dated May 11, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy/information statement and prospectus. Ardour Capital provided its opinion for the information and assistance of Clean Diesel’s board of directors in connection with its consideration of the Merger. The Ardour Capital opinion is not a recommendation as to how any holder of Clean Diesel common stock should vote with respect to the adoption of the Merger Agreement or any other matter.

Pursuant to a letter agreement dated March 8, 2010, Clean Diesel engaged Ardour Capital to render an opinion to the Clean Diesel board of directors as to the fairness, from a financial point of view, of the consideration to be paid to the CSI common shareholders in connection with the Merger. As compensation for its services in connection with the Merger, Clean Diesel paid Ardour Capital $85,000 upon the delivery of Ardour Capital’s fairness opinion. In addition, Clean Diesel has agreed to reimburse Ardour Capital for reasonable out-of-pocket expenses, including attorneys’ fees and disbursement, and to indemnify Ardour Capital and related persons against various liabilities.

Innovator Capital provided strategic advice, financial advisory services and investment banking services to Clean Diesel in connection with the Merger and the Regulation S offering, but was not engaged to give an opinion as to the fairness of the merger consideration. Please see note 2 to “Notes to Unaudited Pro Forma Condensed Combined Financial Data” below with regard to the consideration for such services.

Opinion of the Financial Advisor to the Board of Directors of CSI (see page 82)

In deciding to recommend the Merger, CSI’s board of directors considered an opinion from one of its financial advisors, Marshall & Stevens, Inc., or Marshall & Stevens. Marshall & Stevens rendered its opinion to CSI’s board of directors that, as of May 11, 2010, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be paid to the shareholders of CSI was fair, from a financial point of view, to the CSI shareholders. The full text of the written opinion of Marshall & Stevens, dated May 11, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy/information statement and prospectus. Marshall & Stevens provided its opinion for the information and assistance of CSI’s board of directors in connection with its consideration of the Merger. The Marshall & Stevens opinion is not a recommendation as to how any holder of CSI common stock should vote with respect to the adoption of the Merger Agreement or any other matter.

Pursuant to a letter agreement dated March 11, 2010, and a May 5, 2010 addendum to such letter, CSI engaged Marshall & Stevens to render an opinion to the CSI board of directors as to the fairness, from a financial point of view, of the consideration to be paid to the CSI common shareholders in connection with the Merger. As compensation for its services in connection with the Merger, CSI agreed to pay Marshall & Stevens a fee of $74,500, of which $22,000 was payable upon execution of the letter agreement, $9,500 upon execution of the addendum, $22,000 upon the delivery of Marshall & Stevens’ fairness opinion and $21,000 on June 30, 2010 or any earlier date on which the Merger may occur, plus negotiated fees for services beyond those contemplated. To date, Marshall & Stevens has not provided any services beyond those contemplated, and accordingly, no such fees have been paid. In addition, CSI has agreed to reimburse Marshall & Stevens for reasonable out-of-pocket expenses, including attorneys’ fees and disbursement, and to indemnify Marshall & Stevens and related persons against various liabilities.

Merger Consideration

The Merger Agreement provides a formula for the issuance, at the effective time of the Merger, of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock and for the allocation of such shares and warrants. As detailed below, the number of shares of Clean Diesel common stock is determined primarily by reference to the number of shares of Clean Diesel common stock that are deemed to be outstanding immediately prior to the Merger, which is then multiplied by 1.5 to determine the number of shares of Clean Diesel common stock to be issued in order to provide for the agreed upon 60/40 equity split. The number of warrants is fixed at 4,000,000 (on a pre-split basis).

Allocation of Merger Consideration

Of the aggregate number of shares of Clean Diesel common stock to be issued in the Merger, (a) 66.0066% will be allocated to the holders of CSI’s Class B common stock (into which the secured convertible notes will have been converted), (b) 1,000,000 shares (on a pre-split basis) are to be used as payment of fees owed to CSI’s financial advisor, Allen & Company, LLC, and (c) the balance of such shares will be allocated to holders of CSI existing common stock (to be designated as “Class A” common stock) and the holder of the CSI “in-the-money” warrant. Of the 4,000,000 warrants (on a pre-split basis), 1,000,000 warrants are to be used as payment of fees owed to CSI’s financial advisor, Allen & Company, LLC, and the balance of 3,000,000 warrants will be allocated to the holders of CSI existing common stock (to be designated as “Class A” common stock) and the holder of the CSI “in-the-money” warrant. Holders of CSI’s Class B common (into which the secured convertible notes will have been converted) will not receive any such warrants.

Share Portion of Merger Consideration

Under the Merger Agreement, the aggregate number of shares of Clean Diesel common stock to be issued to CSI’s shareholders, (including the holder of the CSI “in-the-money” warrant) and to CSI’s financial advisor Allen & Company, LLC is determined according to the following formula (all of which is on a pre-split basis):

(60/40 × “Outstanding Clean Diesel”)

“Outstanding Clean Diesel” for purposes of the Merger Agreement is expected to be 9,151,772 shares (on a pre-split basis) of Clean Diesel common stock. This is based on an assumed 8,213,988 shares currently issued and outstanding, plus 654,118 shares expected to be issued in Clean Diesel’s Regulation S offering, plus both 194,486 shares to be issued and 89,180 shares issuable upon the exercise of warrants to be issued to Clean Diesel’s financial advisor Innovator Capital as payment for fees (all such numbers being on a pre-split basis).

Thus, the number of shares of Clean Diesel common stock issuable to CSI’s shareholders (including the holder of the CSI “in-the-money” warrant) and Allen & Company as the Clean Diesel common stock portion of the merger consideration is expected to be 13,727,658 shares of Clean Diesel common stock, allocable among such holders and Allen & Co. as follows (all such numbers being on a pre-split basis):

60/40 × 9,151,772 =	13,727,658	shares of Clean Diesel common stock
of which	9,061,160	to be issued to CSI “Class B” common stock (representing 66.0066% of 13,727,658);

	1,000,000	to be issued to Allen & Company, LLC; and

	3,666,498	to be issued to (or reserved for issuance to) CSI “Class A” common stock and the CSI “in-the-money” warrant

Warrant Portion of Merger Consideration

Under the Merger Agreement, the number of warrants to purchase Clean Diesel common stock to be issued to CSI’s shareholders, to the holder of the CSI “in-the-money” warrant and to CSI’s financial advisor Allen & Company, LLC is fixed at 4,000,000 (on a pre-split basis). Of these, warrants to purchase 3,000,000 shares of Clean Diesel common stock (on a pre-split basis) are to be issued (or reserved for issuance) to the holders of CSI’s Class A common stock and the CSI “in-the-money” warrant, and warrants to purchase 1,000,000 shares of Clean Diesel common stock (on a pre-split basis) are to be issued to Allen & Company, LLC.

Each of these warrants to purchase shares of Clean Diesel common stock will have an exercise price determined by dividing $30,000,000 by the number of shares of Clean Diesel common stock outstanding immediately after the effective time of the Merger. This price is currently expected to be approximately $1.320 per share (on a pre-split basis). The exercise price per share of the warrant and the number of shares of Clean Diesel common stock issuable upon exercise of the warrant will be proportionally adjusted if, in addition to the merger, Clean Diesel effects a reclassification, split or subdivision of its common stock.

All of the warrants to purchase shares of Clean Diesel common stock issued as part of the merger consideration will expire on the earlier of (i) the third anniversary of the effective time of the Merger and (ii) that date which is thirty (30) days after Clean Diesel gives notice to the warrant holder that the market value of one share of Clean Diesel common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days.

CSI Shareholders

CSI currently only has one authorized class of common stock. Only holders of this class of common stock on the record date will vote to approve the Merger (among other items) at the special meeting of CSI’s shareholders. If the necessary shareholder approvals are received at the meeting, prior to the effective time of the Merger, CSI will amend its articles of incorporation to create two classes of common stock: “Class A” common stock and “Class B” common stock. All shares of CSI common stock issued and outstanding at the time of filing the amendment to CSI’s articles of incorporation will be designated as “Class A” common stock. Subsequent to the amendment of its articles of incorporation but prior to the effective time of the Merger, holders of CSI’s secured convertible notes issued in its capital raise will convert into the newly created “Class B” common stock. No shares of “Class B” common stock will be outstanding or entitled to vote as at the record date.

Only holders of CSI’s “Class A” common stock (excluding shares to be issued to CSI’s non-employee directors for accrued fees immediately prior to the Merger) will receive shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock in the Merger that will have been registered under the registration statement on Form S-4 of which this joint proxy statement/information statement and prospectus forms a part. Shares of Clean Diesel common stock issued to holders of CSI’s Class B common stock (into which the secured convertible notes will have been converted prior the merger) and shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock issued to CSI’s financial advisor Allen & Company have not been registered under such registration statement. CSI has two of its warrants outstanding that, if exercised post-Merger, obligate CSI to deliver the same merger consideration that a holder of CSI Class A common stock would have received in the Merger. Only the Clean Diesel securities issuable upon exercise of the CSI warrant that is “in-the-money” are included in this registration statement. If the other “out-of-the-money” CSI warrant were to be exercised, any Clean Diesel securities that would be issued would be restricted securities unless another exemption from registration is then available.

Merger Consideration per Class A Share

Under the Merger Agreement, the number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock to be issued for each share of CSI Class A common stock outstanding at the time of the Merger will be determined by a formula that divides (a) the number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock to be allocated to CSI Class A common stock as described above under “— Share Portion of Merger Consideration” and “— Warrant Portion of Merger Consideration” by (b) the number of shares of CSI Class A common stock that are deemed to be outstanding immediately prior to the effective time of the Merger, which is referred to in the Merger Agreement as “CSI’s Outstanding Common Stock”.

For purposes of the Merger Agreement, “CSI’s Outstanding Common Stock” is expected to be 77,473,996 shares of CSI Class A common stock. This is based on an assumed 69,761,902 shares currently issued and outstanding, plus 1,250,000 shares issuable upon the exercise of its “in-the-money” warrant and 6,462,094 shares expected to be issued to its non-employee Directors for accrued fees. Accordingly, on a pre-split basis, dividing (a) the anticipated 3,666,498 shares of Clean Diesel common stock and the 3,000,000 warrants to purchase Clean Diesel common stock to be allocated in the aggregate to the Class A common stock and the CSI “in-the-money” warrant by (b) the anticipated 77,473,996 shares of CSI common stock that would be deemed to be outstanding immediately prior to the effective time of the Merger, each share of CSI Class A common stock would be expected to convert into 0.04732553 shares of Clean Diesel Common stock and warrants to purchase 0.03872267 shares of Clean Diesel common stock.

Merger Consideration per Class B Share

Under the Merger Agreement, the number of shares of Clean Diesel common stock to be issued for each share of CSI Class B common stock outstanding at the time of the Merger will be determined by a formula that divides (a) the number of shares of Clean Diesel common stock to be allocated to CSI Class B common stock as described above under “— Share Portion of Merger Consideration”, which is expected to be 9,061,160 shares (on a pre-split basis) by (b) the number of shares of CSI Class B common stock that are outstanding immediately prior to the effective time of the Merger, which is expected to be 150,434,943 shares. Accordingly, on a pre-split basis each share of CSI Class B common stock would be expected to convert into 0.06023308 shares of Clean Diesel Common stock. Holders of CSI’s Class B common stock do not have the right to receive warrants to purchase Clean Diesel common stock under the Merger Agreement.

Effects of Clean Diesel’s Reverse Stock Split on Merger Consideration

The following table illustrates the effects that Clean Diesel’s proposed reverse stock split may have on the number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock that holders of CSI “Class A” common stock, “Class B” common stock and CSI’s financial advisor, Allen & Company, are expected to receive in the Merger. The table assumes that Clean Diesel will have issued and outstanding an aggregate 9,062,592 shares (on a pre-split basis) immediately prior to the Merger, that Clean Diesel will issue an aggregate 13,727,658 shares (on a pre-split basis) and warrants to purchase 4,000,000 shares of Clean Diesel (on a pre-split basis) at $1.320 per share (e.g., $30,000,000/22,731,093) in the Merger, and that CSI will have issued and outstanding an aggregate 76,223,996 shares of “Class A” common stock, one “in-the-money” warrant to acquire 1,250,000 shares of “Class A” common stock and 150,434,943 shares of “Class B” common stock at the effective time of the Merger. The exact number of shares to be issued in the Merger, the exact exercise price for the warrants, and the actual reverse stock split ratio may not be determined until immediately prior to the Merger.

Allen & Company’s
1,000,000 Shares of
Clean Diesel and
Warrants to
	1,000 Shares of CSI	1,000 Shares of CSI	Purchase 1,000,000
Assumed Reverse	Class A Common	Class B Common	Shares of Clean
Split Ratio	Stock becomes:*	Stock becomes:*	Diesel become:*

None	47 shares of Clean Diesel common stock	60 shares of Clean Diesel common stock	1,000,000 shares of Clean Diesel common stock

	Warrants to purchase 38 shares of Clean Diesel common stock at $1.320 per share	No warrants to purchase Clean Diesel	Warrants to purchase 1,000,000 shares of Clean Diesel common stock at $1.320 per share

1-for-3	15 shares of Clean Diesel common stock	20 shares of Clean Diesel common stock	333,333 shares of Clean Diesel common stock

(minimum reverse stock split ratio)	Warrants to purchase 12 shares of Clean Diesel common stock at $3.960 per share	No warrants to purchase Clean Diesel	Warrants to purchase 333,333 shares of Clean Diesel common stock at $3.960 per share

1-for-5	9 shares of Clean Diesel common stock	12 shares of Clean Diesel common stock	200,000 shares of Clean Diesel common stock

	Warrants to purchase 7 shares of Clean Diesel common stock at $6.600 per share	No warrants to purchase Clean Diesel	Warrants to purchase 200,000 shares of Clean Diesel common stock at $6.600 per share

1-for-8	5 shares of Clean Diesel common stock	7 shares of Clean Diesel common stock	125,000 shares of Clean Diesel common stock

(maximum reverse stock split ratio)	Warrants to purchase 4 shares of Clean Diesel common stock at $10.560 per share	No warrants to purchase Clean Diesel	Warrants to purchase 125,000 shares of Clean Diesel common stock at $10.560 per share

*	No fractional shares (or warrants to purchase fractional shares) will be issued in the Merger. Accordingly, all share numbers and warrant numbers are rounded down to the nearest whole number.

CSI’s Existing Stock Options

All issued and outstanding options to purchase CSI common stock are currently out-of-the-money (e.g., the exercise price exceeds the current trading price of shares of CSI common stock). Prior to the effective time of the Merger, each option to purchase shares of CSI common stock issued under CSI’s 1997 Stock Option Plan, in accordance with the terms of such Plan, will be given a window of time in which to exercise following which any options issued under the 1997 Stock Option Plan that remain outstanding will terminate at the effective time of the Merger. The terms of outstanding options issued under CSI’s 2006 Equity Compensation Plan differ from the 1997 Stock Option Plan, and as such, will not terminate at the effective time of the Merger but will continue to be exercisable for shares of the surviving subsidiary. However, CSI has undertaken in the Merger Agreement to obtain the consent of each of CSI’s directors and executive officers who has options outstanding under CSI’s 2006 Equity Compensation Plan and to use commercially reasonable efforts to obtain the consent of the other holders of any options, grant or other awards granted under CSI’s 2006 Equity Compensation to terminate such awards at the effective time of the Merger, and to terminate its 2006 Equity Compensation Plan.

CSI’s Existing Warrants

At the effective time, warrants to purchase shares of CSI common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger are expected to be assumed by Clean Diesel in accordance with their terms and thus become exercisable for that number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock calculated according to the conversion ratio as defined in the Merger Agreement. One of these warrants is “in-the-money” and the other is “out-of-the-money.” The merger consideration includes shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock that will be reserved for issuance upon exercise of this “in-the-money” warrant. The merger consideration does not include shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock for issuance upon exercise of the “out-of-the-money” warrant. As such, if this “out-of-the-money” warrant is exercised, it will result in the issuance of an additional 147,519 shares of Clean Diesel common stock and warrants to purchase an additional 120,703 shares of Clean Diesel common stock at the estimated $1.320 per share exercise price (all on a pre-split basis).

General

For a more complete description of the merger consideration, including how the amount of shares and warrants and allocation among Class A and Class B common stock is calculated, see the section entitled “The Merger Agreement — Merger Consideration” in this joint proxy statement/information statement and prospectus.

The merger consideration will be appropriately and proportionately adjusted to reflect any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares with respect to CSI common stock and Clean Diesel common stock between the date of the Merger Agreement and the effective time of the Merger.

Ownership of the Combined Company

The Merger Agreement contains provisions regarding an adjustment to the merger consideration based on a closing cash adjustment depending on whether each company meets certain cash targets determined at June 30, 2010. Each of CSI and Clean Diesel met such cash targets at June 30, 2010, and therefore no cash adjustment was necessary. Accordingly, CSI shareholders (including investors in CSI’s capital raise) and its financial advisor will receive such numbers of Clean Diesel common stock so that after the Merger they will collectively own approximately 60% of the outstanding shares of Clean Diesel common stock, with current Clean Diesel shareholders (including investors in its capital raise) owning the remaining 40%. CSI’s shareholders and its financial advisor will also hold warrants to purchase an additional 4,000,000 shares (on a pre-split basis) of Clean Diesel’s common stock and investors in Clean Diesel’s Regulation S offering will also hold warrants to purchase an additional 1,000,000 shares (on a pre-split basis) of Clean Diesel’s common stock. Accordingly, assuming each of CSI and Clean Diesel completes its capital raise on the terms described above under “— Capital Raises,” after the effective time of the Merger, and ownership of Clean Diesel outstanding common stock would be distributed approximately as follows:

Existing CSI Shareholders (other than those affiliated with purchasers of CSI secured convertible notes)	11%	(a	)
CSI’s financial advisor	4%	(b	)
Purchasers of CSI secured convertible notes	45%	(c	)
Existing Clean Diesel Shareholders	37%	(d	)
Purchasers of newly issued Clean Diesel shares	3%	(e	)

(a)	Represents holders of existing CSI common stock, which will become CSI Class A common stock immediately prior to the merger, but excludes holders of CSI secured convertible notes (who currently collectively hold approximately 28% of CSI’s outstanding common stock) and excludes shares of CSI common stock to be received for non-employee accrued director fees. Does not give effect to warrants to purchase three million shares (on a pre-split basis) of Clean Diesel common stock to be issued as part of the merger consideration.

(b)	Does not give effect to warrants to purchase one million shares (on a pre-split basis) of Clean Diesel common stock to be issued in connection with the merger.

(c)	These noteholders will become “Class B” shareholders immediately prior to the Merger. The 45% shown includes shares of Clean Diesel common stock to be received in the Merger in exchange for (i) CSI Class B common stock into which the notes are to be converted, (ii) CSI Class A common stock currently owned by such noteholders and (iii) CSI common stock to be received for non-employee accrued director fees.

(d)	Includes 194,486 shares (on a pre-split basis) of Clean Diesel common stock to be issued to Innovator Capital in respect of the Merger fee.

(e)	Does not give effect to warrants to purchase one million shares (on a pre-split basis) of Clean Diesel common stock.

Acquisition Proposals

CSI and Clean Diesel agreed that immediately following the execution and delivery of the Merger Agreement, each of Clean Diesel and CSI will not and, will cause its subsidiaries not to and will use commercially reasonable efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate, facilitate or knowingly encourage any Acquisition Proposal (as defined in the Merger Agreement);

•	enter into any letter of intent, memorandum of understanding or other agreement or agreement in principle with respect to any Acquisition Proposal;

•	participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to an Acquisition Proposal; or

•	withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other party the recommendation by such party’s Board of Directors of the Merger Agreement to its stockholders.

For a more complete discussion of the restrictions described above, see the section entitled “The Merger Agreement — Certain Covenants of both Clean Diesel and CSI.”

Conditions to Completion of the Merger

In addition to the requirement of obtaining Clean Diesel stockholder approval and CSI shareholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived by the appropriate party. Neither Clean Diesel nor CSI has any current plans to waive any conditions to Closing. These closing conditions include each party having at least a $1.0 million cash position at closing, obtaining any necessary consents, absence of any material adverse change, refinancing or further forbearance with respect to CSI’s outstanding bank debt, continued accuracy of the representations and warranties of each company, delisting of CSI common stock from AIM, and appointments and resignations of certain officers and directors of Clean Diesel. For a summary of the conditions that need to be satisfied to consummate the Merger, see the section entitled “The Merger Agreement — Conditions to Each Party’s Obligation to Effect the Merger” in this joint proxy statement/information statement and prospectus.

Termination of the Merger Agreement

It is possible that the Merger and the other transactions contemplated by the Merger Agreement will not be completed. This might happen if, for example, Clean Diesel’s stockholders do not approve the issuance of the Clean Diesel shares and warrants in connection with the Merger, or if CSI’s shareholders do not approve the Merger or if other conditions to the Merger are not satisfied. Should that occur, neither Clean Diesel nor CSI will be under any obligation to make or consider any alternative proposal regarding the combination of Clean Diesel and CSI. For a more complete discussion of the manners in which the Merger Agreement may terminate, see the section entitled “The Merger Agreement — Termination” in this joint proxy statement/information statement and prospectus.

Termination Fee

In certain circumstances, Clean Diesel or CSI may be obligated to pay the other party a termination fee of $300,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time), up to a maximum of $350,000, incurred by the recipient party in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby. For a more complete discussion of the termination fee, see the section entitled “The Merger Agreement — Termination Fees” in this joint proxy statement/information statement and prospectus.

Interests of Directors, Executive Officers and Affiliates of CSI & Clean Diesel (see page 86)

CSI

Certain directors and executive officers of CSI have interests in the Merger that differ from, or are in addition to, their interests as CSI stockholders. Specifically:

•	Four of the directors of CSI, Mr. Call, Mr. Cherry, Mr. Ellis and Dr. Engles, are expected to continue as directors of Clean Diesel after the Merger.

•	CSI’s three executive officers, Mr. Call, Chief Executive Officer, Mr. Mehta, Chief Financial Officer and Dr. Golden, Chief Technical Officer, are expected to continue with Clean Diesel after the Merger pursuant to the terms of their existing employment agreements that will be assumed by Clean Diesel at the effective time of the Merger.

As of the record date for the CSI special shareholder meeting, the directors and executive officers of CSI, together with their affiliates, owned in the aggregate approximately [          ] shares of CSI common stock, entitling them to exercise approximately [     ]% of the voting power of the CSI common stock at the CSI special meeting.

If CSI’s shareholders approve the proposals at CSI’s special meeting to increase CSI’s authorized share capital and disapply pre-emptive rights and approve the Merger, the investors in CSI’s capital raise will receive shares of CSI “Class B” common stock upon conversion of their secured convertible notes. These shares of Class B common stock will convert into approximately 66% of the shares of Clean Diesel common stock to be issued in the merger (and represent approximately 40% of the outstanding shares of the combined company). As of the record date for the CSI special shareholder meeting, these investors, together with their affiliates, owned in the aggregate approximately [     ] shares of CSI common stock, entitling them to exercise approximately [     ]% of the voting power of the CSI common stock at the CSI special meeting.

Clean Diesel

Certain directors and executive officers of Clean Diesel have interests in the Merger that differ from, or are in addition to, their interests as Clean Diesel stockholders. Specifically:

•	Innovator Capital, an investment banking firm of which Clean Diesel’s non-executive Chairman is chairman and principal, is advising Clean Diesel with respect to its capital raising and the Merger. Innovator Capital will receive a fee of $50,000, in cash and 15% of the gross proceeds of the capital raise through the issuance of 89,180 warrants to purchase common stock, in connection with Clean Diesel’s capital raise and approximately $761,000. Clean Diesel has elected to pay $500,000 of this fee in cash, and the balance of $261,000 in the form of 194,486 shares of its common stock, valued at $1.342 for this purpose.

•	Two of the directors of Clean Diesel, Mr. Park and Mr. Gray, are expected to continue as directors of Clean Diesel after the Merger. Mr. Timothy Rogers, Clean Diesel’s Executive Vice President of International Operations, is expected to become a director of Clean Diesel at the Clean Diesel annual meeting and remain as such at the effective time of the Merger. Five of the directors of Clean Diesel, Mr. Asmussen, Mr. Grinnell, Mr. Merrion, Mr. Whitwell, and Mr. Gallucci are expected to resign at the effective time of the Merger and be replaced by four former directors of CSI.

•	Mr. Grinnell, a director and officer of Clean Diesel, has entered into a Transition Services Agreement with Clean Diesel pursuant to the terms of which Mr. Grinnell will receive a transition bonus of $86,730 if he remains employed by Clean Diesel for a certain period of time following the Merger.

As of the record date for the Clean Diesel annual meeting, the directors and executive officers of Clean Diesel, together with their affiliates, owned in the aggregate approximately [          ] shares of Clean Diesel common stock, entitling them to exercise approximately [     ]% of the voting power of the Clean Diesel common stock at the Clean Diesel annual meeting. Clean Diesel cannot complete the Merger unless the issuance of the shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares of Clean Diesel common stock voting at the Clean Diesel annual meeting.

Material U.S. Federal Income Tax Consequences of the Merger (see page 93)

Clean Diesel and CSI have structured the Merger with the intent that it qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986 (the “Code”). As a reorganization under Section 368(a), CSI shareholders who exchange CSI common shares for shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock pursuant to the Merger will not recognize gain or loss in respect of the shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock received in the exchange (but may recognize an immaterial gain in the amount of any cash received in respect of fractional shares). As a Merger that qualifies as a reorganization under Section 368(a), CSI warrant holders will not be subject to tax as a result of the Merger. The qualification of the Merger as a reorganization depends on numerous factors including whether CSI shareholders will receive a sufficient amount of Clean Diesel common stock to satisfy the “continuity of interest” and “control” tests applicable to reorganizations under Section 368(a)(2)(E) of the Code and whether CSI and Clean Diesel will have assets at the effective time of the Merger with a fair value in excess of their respective liabilities (the “net value test”). Based on an estimated valuation, the Merger will satisfy the continuity of interest and control tests. CSI and Clean Diesel have each concluded that they will also satisfy their respective net value test. See the sections entitled “Risk Factors — Risk Factors Relating to the Underlying Business of CSI” and “Risk Factors — Risks Related to Clean Diesel’s Financial Condition.” If for any reason the Merger failed to qualify as a reorganization, the Merger would be a fully taxable transaction to CSI shareholders and warrant holders. In such case, CSI shareholders and warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in the shares of CSI common stock and the warrants to purchase CSI common stock, as the case may be, surrendered in the Merger. For additional discussion of the tax treatment of the Merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” in this joint proxy statement/information statement and prospectus.

CSI reported that it had approximately $89.8 million and $70.5 million of federal and state income tax net operating loss carry forwards at December 31, 2009, respectively and Clean Diesel reported that it had approximately $53.7 million and $39.9 million of federal and state income tax net operating loss carry forwards at December 31, 2009, respectively.

Future utilization of the net operating losses and credit carry forwards are subject to a substantial annual limitation due to ownership change limitations as required by Sections 382 and 383 of the Code, as well as similar state limitations. Due to previous share ownership changes and the substantial change in capitalization and share ownership caused by this Merger, both companies are expected to be subjected to such limitations. As such, tax loss carryforwards will be limited if the Merger is completed.

Tax matters are very complicated, and the tax consequences of the Merger to a particular CSI shareholder or warrant holder will depend in part on such shareholder’s or warrant holder’s circumstances and jurisdiction. Accordingly, CSI shareholders and warrant holders should consult their tax advisors for a full understanding of the tax consequences of the Merger, including the applicability and effect of federal, state, local and foreign income and other tax laws. For additional discussion of the tax treatment of the Merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” in this joint proxy statement/information statement and prospectus.

NASDAQ Stock Market Listing (see page 90)

Prior to consummation of the Merger, Clean Diesel intends to cause all shares of Clean Diesel common stock to be issued in connection with the Merger and all shares of Clean Diesel common stock to be issued upon exercise of the warrants to purchase shares of Clean Diesel common stock to be approved for listing (subject to notice of issuance) on the NASDAQ Stock Market as of the effective time of the Merger, including filing any required additional listing applications or notices with the NASDAQ Stock Market pursuant to NASDAQ Stock Market LLC rules.

Anticipated Accounting Treatment (see page 92)

For accounting purposes, CSI will be acquiring Clean Diesel, which means that the assets and liabilities of Clean Diesel will be recorded at their fair value and the results of operations of Clean Diesel will be included in CSI’s results from the effective date of the Merger in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations.

Appraisal Rights and Dissenters’ Rights (see page 88)

Clean Diesel stockholders are not entitled to appraisal rights in connection with the Merger under Delaware General Corporation Law. CSI shareholders are entitled to appraisal rights in connection with the Merger under California law. For more information about such rights, see the provisions of Sections 1300 through 1313 of Chapter 13 of the California Corporations Code, attached hereto as Annex E, and the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” in this joint proxy statement/information statement and prospectus.

Failure to follow precisely any of the statutory procedures set forth in Annex E may result in the loss or waiver of dissenters’ rights under California law.

Directors and Executive Officers (see page 182)

Clean Diesel currently anticipates that immediately following the effective time of the Merger, the board of directors of Clean Diesel will be composed of the following members:

Name	Title

Charles F. Call	Director
Alexander (“Hap”) Ellis, III	Director
Charles R. Engles, Ph.D.	Director
Bernard H. Cherry	Director
Mungo Park	Director
Derek R. Gray	Director
Timothy Rogers	Director

For a complete discussion of the expected board of directors and compensation of directors following the Merger, see the section entitled “Management Following the Merger.”

Executive Officers

Clean Diesel currently anticipates that immediately following the effective time of the Merger, the executive officers of Clean Diesel will be as follows:

Name	Title

Charles F. Call	Chief Executive Officer
Nikhil A. Mehta	Chief Financial Officer
Stephen J. Golden, Ph.D.	Chief Technical Officer

For a complete discussion of the expected executive officers, and compensation of executives following the Merger, see the section entitled “Management Following the Merger.”

Comparison of Stockholder Rights (see page 211)

The rights of CSI shareholders are currently governed by the California Corporations Code, CSI’s articles of incorporation, as amended, and the bylaws of CSI. The rights of Clean Diesel stockholders are currently governed by the Delaware General Corporation Law, the restated certificate of incorporation of Clean Diesel, as amended, and the bylaws of Clean Diesel. If the Merger is completed, CSI shareholders will become stockholders of Clean Diesel, and their rights will be governed by the Delaware General Corporation Law, and the restated certificate of incorporation, as amended, of Clean Diesel and bylaws of Clean Diesel. The rights of CSI shareholders contained in the articles of incorporation and bylaws of CSI differ from the rights of Clean Diesel stockholders under the certificate of incorporation of Clean Diesel and bylaws of Clean Diesel, as more fully described under the section entitled “Comparison of Clean Diesel Stockholders and CSI Shareholders Rights and Corporate Governance Matters” in this joint proxy statement/information statement and prospectus.

The Clean Diesel Annual Meeting Of Stockholders (see page 219)

The Clean Diesel annual meeting will be held at          , London, England, at [          ], local time, on [          ], 2010. Only holders of record of Clean Diesel common stock at the close of business on [          ], 2010 (the “Clean Diesel record date”) are entitled to notice of, attendance at and to vote at, the Clean Diesel annual meeting. As of the record date for the Clean Diesel annual meeting, there were [          ] shares of Clean Diesel common stock outstanding and entitled to vote at the Clean Diesel annual meeting, held by approximately [          ] holders of record. Each holder of Clean Diesel common stock is entitled to one vote for each share of Clean Diesel common stock owned as of the Clean Diesel record date.

Clean Diesel stockholders will vote on five proposals at the Clean Diesel annual meeting. The first proposal at the Clean Diesel annual meeting is a proposal to elect seven directors. These directors will be the directors of Clean Diesel in the event the Merger does not become effective. If the Merger is effective, five of these directors are expected to resign and will be replaced by four former directors of CSI. The second proposal is to ratify the selection of EisnerAmper LLP to be Clean Diesel’s independent public accountants for 2010. The third proposal is to effect a reverse split of the issued and outstanding shares of Clean Diesel common stock, to occur immediately before the closing of the proposed Merger, in a ratio ranging from 1-for-3 to 1-for-8, the final ratio to be determined within the discretion of the Clean Diesel Board of Directors. The fourth proposal is to approve the issuance of new shares of Clean Diesel common stock, par value $0.01 per share, and warrants to purchase shares of Clean Diesel common stock to securityholders of CSI and its financial advisor, in connection with the Merger. The fifth proposal at the Clean Diesel annual meeting is a proposal to consider and vote upon an adjournment of the Clean Diesel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals described immediately above. Please note that Proposal No. 3 and Proposal No. 4 are each conditioned on each other. Therefore, if Proposal No. 3 is not approved by the stockholders, Proposal No. 4 will automatically be deemed to have not been approved by the stockholders, regardless of the number of shares actually voted “FOR” Proposal No. 4. If you are a Clean Diesel stockholder and fail to return your proxy card or otherwise provide proxy instructions or vote your shares in person will result in your shares not being counted for purposes of determining whether a quorum is present at the Clean Diesel annual meeting. In the event that a quorum is not reached or the necessary votes are not received, the Clean Diesel annual meeting will have to be adjourned and recalled to obtain a quorum and the necessary votes.

The CSI Special Meeting Of Shareholders (see page 230)

The CSI special meeting will be held at CSI’s Oxnard facility located at 1621 Fiske Place, Oxnard, CA 93003, at [          ], local time, on [          ], 2010. Only holders of record of CSI stock at the close of business on [          ], 2010 are entitled to notice of, attendance at and to vote at the CSI special meeting. As of the record date for the CSI special meeting, there were [          ] shares of CSI stock outstanding and entitled to vote at the CSI special meeting, held by approximately [          ] holders of record. Each holder of CSI stock is entitled to one vote for each share of CSI stock owned as of the CSI record date.

There are four proposals at the CSI special meeting. The first proposal at the CSI special meeting is a proposal to adopt the Merger Agreement. The second proposal at the CSI special meeting is a proposal to approve an amendment to CSI’s articles of incorporation to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase its authorized share capital. The third proposal at the CSI special meeting is a proposal to disapply the pre-emptive rights provided in CSI’s articles of incorporation. The fourth proposal at the CSI special meeting is a proposal to consider and vote upon an adjournment of the CSI special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposals described immediately above to satisfy each of the conditions to closing concerning the vote set forth in the Merger Agreement. If you are a CSI shareholder, the failure to return your proxy or otherwise provide proxy instructions or vote your shares in person will have the same effect as voting against CSI Proposals No. 1, No. 2 and No. 3 and your shares will not be counted for purposes of determining whether a quorum is present at the CSI special meeting. In the event that a quorum is not reached or the necessary votes are not received, the CSI special meeting will have to be adjourned and recalled for another vote.

RISK FACTORS

The Merger involves risks for Clean Diesel stockholders and CSI shareholders. Clean Diesel stockholders will be choosing to permit significant dilution of their percentage ownership of Clean Diesel by voting in favor of the issuance of additional shares of Clean Diesel Common Stock and warrants to purchase shares of Clean Diesel common stock in order to complete the Merger. CSI shareholders will be choosing to no longer control 100% of CSI and to become stockholders of Clean Diesel by voting in favor of the Merger. In addition to the risks that their respective businesses currently face, after the Merger, Clean Diesel and the surviving subsidiary will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond their control. You should carefully consider the risks described below and the other information contained in this joint proxy statement/information statement and prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” before deciding how to vote your shares of common stock.

Risks Relating to the Merger

Clean Diesel and CSI may not realize all of the anticipated benefits of the transactions.

To be successful after the Merger, Clean Diesel and CSI will need to combine and integrate the businesses and operations of their separate companies. The combination of two independent companies is a complex, costly and time-consuming process. As a result, after the Merger, the combined company will be required to devote significant management attention and resources to integrating the diverse business practices and operations of Clean Diesel and CSI. The integration process may divert the attention of the combined company’s executive officers and management from day-to-day operations and disrupt the business of either or both of the companies and, if implemented ineffectively, preclude realization of the full benefits of the transaction expected by Clean Diesel and CSI. Clean Diesel has not completed a merger or acquisition comparable in size or scope to the transaction. The failure of the combined company, after the Merger, to meet the challenges involved in successfully integrating the operations of Clean Diesel and CSI or otherwise to realize any of the anticipated benefits of the Merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect its results of operations. In addition, the overall integration of the two companies may result in unanticipated problems, expenses, liabilities, competitive responses and loss of customer relationships, and may cause Clean Diesel’s stock price to decline. The difficulties of combining the operations of the companies include, among others:

•	maintaining employee morale and retaining key employees;

•	preserving important strategic and customer relationships;

•	the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information, communications and other systems;

•	coordinating marketing functions;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•	integrating the cultures of Clean Diesel and CSI.

In addition, even if the businesses and operations of Clean Diesel and CSI are integrated successfully, the combined company may not fully realize the expected benefits of the Merger, including sales or growth opportunities that were anticipated, within the intended time frame, or at all. Further, because the businesses of Clean Diesel and CSI differ, the results of operations of the combined company and the market price of Clean Diesel common stock after the Merger may be affected by factors different from those existing prior to the Merger and may suffer as a result of the Merger. As a result, Clean Diesel and CSI cannot assure you that the combination of the businesses and operations of Clean Diesel with CSI will result in the realization of the full benefits anticipated from the Merger.

Provisions of the Merger Agreement may deter alternative business combinations.

Restrictions in the Merger Agreement prohibit, in certain contexts, Clean Diesel and CSI from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that could be advantageous to the stockholders of Clean Diesel or shareholders of CSI respectively when compared to the terms and conditions of the Merger described in this joint proxy statement/information statement and prospectus. In addition, if the Merger Agreement is terminated under certain specified circumstances relating to effecting a business combination with a different party, Clean Diesel or CSI may be required to pay the other a termination fee of $300,000, plus an amount equal to reasonable costs and expenses incurred by the recipient party in connection with the Merger Agreement and the transactions contemplated thereby, not to exceed $350,000 in the aggregate. These provisions may deter third parties from proposing or pursuing alternative business combinations that could result in greater value to Clean Diesel stockholders or CSI shareholders than the Merger.

There has been only a limited public market for the CSI common stock, and the limited public market makes it extremely difficult to determine the fair market value of CSI.

The outstanding capital stock of CSI has been listed on the AIM of the London Stock Exchange. It has traded there with very limited volume. The lack of a robust public market makes it extremely difficult to determine the fair market value of CSI. The number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock to be issued to CSI shareholders was determined based on negotiations between the parties, and it may not be indicative of the price of the CSI common stock and warrants to purchase CSI common stock may have traded at if they were traded in a more extensive public market.

The amount of merger consideration is fixed and not subject to adjustment based on the market price of Clean Diesel common stock.

The merger consideration to be received by the holders of the shares of CSI common stock in the Merger consists of shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock. The Merger Agreement does not include an exchange ratio or adjustment mechanism based on the market price of Clean Diesel common stock for the determination of the amount of merger consideration that will be paid.

The value of the Clean Diesel common stock issued in the Merger will depend on its market price at the time of the Merger, as the exchange ratio for the CSI shares of common stock at the closing of the Merger is fixed.

Pursuant to the Merger Agreement, the exchange ratio used to determine the number of shares of Clean Diesel’s common stock that CSI shareholders will receive is unaffected by the share price of Clean Diesel’s common stock, as reflected on the NASDAQ Stock Market. Increases in the value of Clean Diesel common stock will result in a higher price being paid by Clean Diesel for CSI common stock and more value received by CSI shareholders in the Merger. Pursuant to the Merger Agreement, Clean Diesel will not have the right to terminate or renegotiate the Merger Agreement or to re-solicit proxies as a result of any increase in the value of Clean Diesel’s outstanding common stock.

The market price of Clean Diesel common stock could decline as a result of the large number of shares that will become eligible for sale after consummation of the Merger.

If the Merger is consummated, the new shares of Clean Diesel common stock issued as merger consideration will become saleable beginning after the closing of the Merger and the warrants to purchase shares of Clean Diesel common stock will be exercisable for three years following the effective time of the Merger. Consequently, after such periods, a substantial number of additional shares of Clean Diesel common stock will be eligible for resale in the public market. Current stockholders of Clean Diesel and former shareholders of CSI may not wish to continue to invest in the operations of the combined company after the Merger, or for other reasons, may wish to dispose of some or all of their interests in Clean Diesel after the Merger. Sales of substantial numbers of shares of both the newly issued and the existing Clean Diesel common stock in the public market following the Merger could adversely affect the market price of such shares. There are currently no lock up agreements or similar agreements prohibiting management, directors and financial advisors from selling their shares, assuming compliance with applicable securities laws. Purchasers of CSI’s secured convertible notes have the ability to require CSI and, after the Merger, Clean Diesel, to register the resale of their shares following the Merger.

CSI is under default on its line of credit with Fifth Third Bank. Although the bank gave CSI forbearance subject to the company successfully recapitalizing, the current agreement expires October 15, 2010. There can be no certainty that the bank will agree to an extension of such forbearance period or that the bank will not demand repayment prior to the time CSI is able to establish a new line of credit.

On March 31, 2009, CSI failed to achieve two of the covenants under its Fifth Third credit facility. Although Fifth Third has periodically agreed to temporarily suspend its rights with respect to the breach of these two covenants, there is no guarantee that it will continue to do so. The current forbearance period, which requires, CSI, amongst other terms, to successfully recapitalize, expires on October 15, 2010, with an extension through 90 days after the effective date of the Merger possible provided certain criteria are met (including that the Merger be completed by October 15, 2010). Although no demand for repayment has been made, CSI cannot guarantee that the bank will continue to extend its forbearance or that the bank will not demand repayment prior to the time CSI is able to establish a new line of credit. For additional information regarding the Fifth Third credit facility and the terms of the forbearance (including the criteria for extension), see “CSI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness — Fifth Third Bank.”

The combined company will need to have an adequate credit facility in place in order to conduct its operations for any reasonable length of time, and no such facility is yet in place or committed.

Management of Clean Diesel and CSI, in considering the advantages of the Merger and the future operations of the combined company, have assumed that the combined company, after the effective time of the Merger, will have in place an adequate credit facility or an adequate forbearance agreement with CSI’s current lender. No such facility is presently in place, and neither Clean Diesel nor CSI have a commitment from a financial institution offering such a facility. Neither Clean Diesel nor CSI can offer any assurances that any such facility can be put in place on commercially reasonable terms.

Clean Diesel and CSI may be required to effect the Merger even though the combined company will not have cash resources sufficient for its needs.

Management of Clean Diesel and CSI, in considering the advantages of the Merger and the future operations of the combined company, have assumed that the combined company, after the effective time of the Merger, will have an approximately $6.0 million cash position, $4.0 million of which will come from Clean Diesel and $2.0 million of which will come from CSI. However, it is a condition to closing only that each have at least a $1.0 million cash position immediately prior to the effective time of the Merger, and this condition may be waived. Neither Clean Diesel nor CSI has any current plans to waive this or any other condition to the Merger. As a result, both Clean Diesel and CSI may be required to consummate the Merger, even though the cash resources that will be available to the combined company are less than that contemplated by management. In addition, CSI has had liquidity issues in recent years and received an explanatory paragraph in its auditor report for the year ended December 31, 2009 that expresses substantial doubt about CSI’s ability to continue as a “going concern.” There can be no guarantee that the combined company will not continue to face these issues.

CSI may be required to pay cash to its shareholders who elect appraisal rights, and this amount may not be known at the effective time of the Merger.

Under the California appraisal rights provisions applicable to CSI, the number of holders of CSI who elect appraisal rights may not be known until 40 days after the CSI special meeting of shareholders. If Clean Diesel and CSI have satisfied the other conditions to closing, they may elect to cause the Merger to become effective prior to knowing how many holders have elected appraisal rights, or how much cash CSI may have to pay to these holders.

Neither Clean Diesel nor CSI have experienced positive cash flow from their operations, and the ability of the combined company to achieve positive cash flow from operations, or finance negative cash flow from operations, will depend on reductions in their operating costs, which may not be achievable.

Both Clean Diesel and CSI have historically operated with negative cash flow from their operations. Management of Clean Diesel and CSI, in considering the advantages of the Merger and the future operations of the combined company, have identified areas where economies can be effected, as the combined companies will be able to avoid duplicative functions, such as human resources, public company compliance, accounting functions and other similar areas. Whether these economies can be effected, the timing of effecting these economies, and the restructuring costs that will be incurred, will be important factors in determining whether the combined company will have sufficient cash resources available to it to maintain its operations for any appreciable length of time. As noted above, management has made assumptions about the cash resources available to the combined company following the effective time of the Merger, and no assurances can be given that the actual resources available will be sufficient for the combined company to achieve success.

The issuance of shares of Clean Diesel common stock to CSI shareholders in connection with the Merger will substantially reduce the percentage ownership of current Clean Diesel stockholders.

If the transaction is completed, Clean Diesel and CSI expect that, based on shares of CSI common stock outstanding as of July 31, 2010 and the number of shares issuable to CSI’s non-employee directors for accrued fees and to the investors in its capital raise upon conversion of their secured convertible notes, and assuming no options or warrants are exercised prior to close, Clean Diesel will issue (or reserve for issuance pursuant to the Merger Agreement), in the aggregate, approximately 13,727,658 (pre-reverse split) shares of Clean Diesel common stock, and warrants to purchase up to an additional 4,000,000 shares of Clean Diesel common stock. Following the Merger, holders of CSI stock (including investors in its capital raise) and its financial advisor will collectively own approximately 60% of the shares of Clean Diesel common stock outstanding after the Merger and holders of Clean Diesel (including investors in its Regulation S offering) stock will own approximately 40% of the shares of Clean Diesel common stock outstanding after the Merger. Clean Diesel stockholders will continue to own their existing shares of Clean Diesel common stock, which will not be affected by the Merger, other than by the dilution resulting from the issuance of the merger consideration described above. The issuance of the shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock described above will cause a significant reduction in the relative percentage interests of current Clean Diesel stockholders in earnings, voting, and liquidation, book and market value.

The investors in CSI’s capital raise will collectively hold a large percentage of the outstanding Clean Diesel common stock after consummation of the Merger, and, should they choose to act together, will have significant influence over the outcome of corporate actions requiring stockholder approval; such shareholders’ priorities for Clean Diesel’s business may be different from Clean Diesel’s or its other stockholders.

After completion of the Merger, the former CSI shareholders (including investors in CSI’s capital raise) and its financial advisor will collectively hold approximately 60% of the outstanding Clean Diesel common stock and the current Clean Diesel stockholders (including investors in its Regulation S offering) will hold approximately 40% of the outstanding Clean Diesel common stock. Approximately 45% of the outstanding common stock of the combined company will be collectively held by the purchasers of CSI’s secured convertible notes in its capital raise in light of their current ownership of approximately 28% of CSI’s outstanding common stock, the receipt of additional shares of CSI common stock for non-employee director fees prior to the Merger and the fact that such purchasers will receive approximately 66% of the shares of Clean Diesel common stock to be issued in the Merger. Accordingly, the investors in CSI’s capital raise, should they choose to act together, will be able to significantly influence the outcome of any corporate transaction or other matter submitted to the Clean Diesel stockholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of Clean Diesel’s assets or any other significant corporate transaction, such that the investors in

CSI’s capital raise, should they choose to act together, could delay or prevent a change of control of Clean Diesel, even if such a change of control would benefit Clean Diesel’s other stockholders. The interests of the investors in CSI’s capital raise may differ from the interests of Clean Diesel’s other stockholders.

The shares of Clean Diesel common stock to be received by CSI shareholders as a result of the Merger will have different rights from the shares of CSI common stock.

Upon completion of the Merger, CSI shareholders will become Clean Diesel stockholders and their rights as stockholders will be governed by Clean Diesel’s certificate of incorporation and Clean Diesel’s bylaws and Delaware law. The rights associated with CSI common stock are different from the rights associated with Clean Diesel common stock. Furthermore, the rights of Clean Diesel stockholders are governed by Delaware law, rather than California law. Delaware law differs from California law, including, among other things, the laws regarding appraisal rights and shareholder voting requirements. After the Merger, CSI shareholders will become Clean Diesel stockholders and will have rights that are different from those they have now as CSI shareholders. See the section entitled “Comparison of Clean Diesel Stockholders and CSI Shareholders Rights and Corporate Governance Matters” for a discussion of the different rights associated with Clean Diesel common stock and CSI common stock.

The Clean Diesel warrants to be issued in connection with the Merger will not be transferable and will only be exercisable for a period of three years following the closing, and may terminate before then.

The warrants to purchase shares of Clean Diesel common stock to be issued in connection with the Merger will not be freely transferable and will not be listed on the NASDAQ Stock Market or otherwise publicly traded. Further, the warrants only have a three year term. There is no guarantee that the warrants will be “in-the-money” at any point during the three-year period of exercisability. Consequently, the CSI shareholders will have to bear the economic risk of holding the warrants to purchase shares of Clean Diesel common stock during the three year period following the closing of the Merger. In addition, if Clean Diesel common stock trades above a certain level for a period of time, the exercise period may terminate before then.

The conditions to closing of the Merger may be waived by Clean Diesel or CSI without re-soliciting Clean Diesel stockholder or CSI shareholder approval of the Merger Agreement.

The Merger is subject to the satisfaction of the closing conditions set forth in the Merger Agreement. These conditions may be waived by Clean Diesel or CSI, subject to the agreement of the other party in specific cases. See “The Merger Agreement — Conditions to Each Party’s Obligation to Effect the Merger.” In the event of a waiver of any condition, Clean Diesel and CSI will not be required to re-solicit the Clean Diesel stockholders or CSI shareholders, and may complete the transaction without seeking further stockholder or shareholder approval.

The date on which the Merger will close is uncertain.

The date on which the Merger will close depends on the satisfaction of the closing conditions set forth in the Merger Agreement, or the waiver of those conditions by the parties thereto. Although Clean Diesel and CSI had expected to complete the Merger in the third quarter of 2010, it is not anticipated that the Merger will occur prior to October 2010. Either Clean Diesel or CSI may terminate the Merger Agreement if the Merger has not taken place on or before October 15, 2010, unless the Merger Agreement is amended to extend such date.

Options granted by CSI pursuant to its 2006 Equity Compensation Plan may continue to be exercisable for shares of the surviving subsidiary after the Merger.

Options granted by CSI pursuant to its 2006 Equity Compensation Plan do not provide that, upon the Merger, the shares issuable upon exercise will be changed into the shares of Clean Diesel and will continue to be exercisable for shares of CSI, the surviving subsidiary after the effective time of the Merger. As a result, if

CSI is not able to cancel all of these options prior to the Merger, Clean Diesel may only receive part of the benefit of the Merger if these options remain outstanding and are exercised, as the surviving subsidiary may be only partly owned. This may require Clean Diesel to conduct its operations with respect to the surviving subsidiary in a way different than a parent corporation might, and incur additional legal, accounting and management expense.

As a result of the proposed Merger, Clean Diesel will be required to submit an initial listing application and meet all initial NASDAQ Stock Market inclusion criteria.

In connection with the proposed terms of the Merger, a “change of control” will be deemed to occur under the NASDAQ rules. As such, Clean Diesel will be required to submit an initial listing application and meet all initial NASDAQ Stock Market inclusion criteria as set forth in the Marketplace Rules of the NASDAQ Stock Market, including the minimum bid price requirement, and pay all applicable fees, before consummation of the Merger. If Clean Diesel’s stockholders do not approve the reverse stock split, there is no guarantee that Clean Diesel will be able to meet the NASDAQ requirements. In addition, even if approved, there is no guarantee that NASDAQ will consider such price sufficient. There is also a risk that NASDAQ may not approve the initial listing application without substantial revision or delay, or at all.

If the conditions to the Merger are not met or waived, the Merger will not occur.

Even if the Merger is approved by the stockholders of Clean Diesel and the shareholders of CSI, specified conditions must be satisfied or waived to complete the Merger. These conditions are described in the section entitled “The Merger Agreement — Conditions to Each Party’s Obligation to Effect the Merger” of the joint proxy statement/information statement and prospectus and in the Merger Agreement attached hereto as Annex A. Clean Diesel and CSI cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Merger will not occur or will be delayed, which would result in the loss of some or all of the expected benefits of the Merger.

CSI has not been subject to the public reporting obligations of a U.S. public company such as Clean Diesel.

While CSI has been subject to the disclosure and other requirements of the AIM of the London Stock Exchange, including the preparation of periodic financial statements prepared in accordance with U.S. GAAP, it has not been subject to other requirements that are applicable to Clean Diesel, such as the requirements of the Sarbanes-Oxley Act of 2002. The timing and expense of bringing CSI into conformity with these requirements has not yet been ascertained.

CSI’s business may be negatively affected if the Merger is not consummated and CSI remains a stand-alone entity.

If the Merger is not completed for any reason, the consequences could adversely affect CSI’s business and results of operations, including the following:

•	CSI would not realize the benefits expected from becoming part of Clean Diesel, including the potentially enhanced financial and competitive position;

•	CSI would not have access to Clean Diesel’s cash resources;

•	CSI may fail to recapitalize and may face a demand for repayment of its credit line with Fifth Third Bank or other creditors (including the investors in its capital raise), and may be forced to liquidate its assets or declare bankruptcy;

•	CSI would be required to pay the outstanding principal amount under the secured convertible notes, any interest thereon and an additional payment premium of two times (2x) the outstanding principal amount to the investors, with the interest rate increasing from 8% to 15%;

•	CSI may be required to pay Clean Diesel a termination fee of $300,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) incurred by Clean Diesel in connection with the Merger Agreement, the ancillary agreements, and the Merger;

•	some costs related to the transaction, such as legal, accounting and financial advisor fees, must be paid even if the transaction is not completed;

•	activities relating to the transaction and related uncertainties may divert CSI management’s attention away from the day-to-day business and cause substantial disruptions among its employees and relationships with customers and business partners, thus detracting from its ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that it may not be able to regain if the Merger does not occur; and

•	CSI may be unable to locate another entity to merge with at a later date, or under terms as favorable as those in the Merger Agreement.

The Merger will likely adversely affect the ability of Clean Diesel and CSI to take advantage of the significant U.S. Federal tax loss carryforwards each has accumulated.

Clean Diesel has approximately $53.7 million and $39.9 million of federal and state income tax net loss carryforwards at December 31, 2009, which could be used to reduce its U.S. Federal and state tax liability in future years. CSI had approximately $89.8 million and $70.5 million of federal and state income tax net operating loss carry forwards at December 31, 2009 which could be used to reduce its federal and state tax liabilities in future years. The result of the Merger, and the changes in share ownership that result from the Merger, is likely to significantly limit the ability of these tax loss carryforwards to be utilized in the future.

Directors and executive officers of CSI and Clean Diesel have interests in the transaction that may be different from, or in addition to, the interests of other Clean Diesel’s stockholders and CSI shareholders, which may influence their recommendation.

In considering the recommendation of Clean Diesel’s and CSI’s board of directors, Clean Diesel’s stockholders and CSI shareholders should be aware that Clean Diesel’s and CSI’s directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of Clean Diesel’s stockholders and CSI shareholders generally. These interests and arrangements may create potential conflicts of interest. As a result of these interests, directors of Clean Diesel or CSI could be more likely to vote, and recommend to shareholders that they vote, to adopt the Merger Agreement and approve the Merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Clean Diesel or CSI shareholders. For a full description of the interests of directors and executive officers of Clean Diesel and CSI in the Merger, see “The Merger — Interests of CSI Directors and Executive Officers in the Merger” and “The Merger — Interests of Clean Diesel Directors and Executive Officers in the Merger.”

Clean Diesel and CSI both have incurred and will incur significant expenses as a result of the Merger, which will reduce the amount of capital available to fund the business after the Merger.

Clean Diesel and CSI have incurred, and will continue to incur, significant expenses related to the Merger. These expenses include investment banking fees, legal fees, accounting fees, and printing and other costs. There may also be unanticipated costs related to the Merger. As a result, the combined company will have less capital available to fund its activities after the Merger.

After the Merger, Clean Diesel will continue to incur significant costs as a result of operating as a public company, and its management may be required to devote substantial time to compliance initiatives.

As a public company, Clean Diesel currently incurs significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the NASDAQ Stock Market, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Clean Diesel’s management and other personnel devote a substantial amount of time and financial resources to these compliance initiatives.

After the Merger, Clean Diesel will remain subject to all of the obligations of the Sarbanes-Oxley Act, and bringing CSI into compliance with the Sarbanes-Oxley Act will require significant expenditures. Complying with the Sarbanes-Oxley Act will require significant additional expenditures, place additional demands on Clean Diesel’s management and may divert management’s time and attention away from the day-to-day operations of the business. These additional obligations may also require Clean Diesel to hire additional personnel after the Merger. CSI is currently evaluating its internal controls systems in order to enable Clean Diesel to report on, and Clean Diesel’s independent registered public accounting firm after the Merger to attest to, internal controls, as required by Section 404 of the Sarbanes-Oxley Act. CSI cannot be certain as to the timing of completion of the evaluation, testing and remediation actions or the impact of the same on the operations of Clean Diesel after the Merger. If, after the Merger, Clean Diesel fails to staff its accounting and finance function adequately, or maintain internal controls adequate to meet the demands that are placed upon it as a public company, including the requirements of the Sarbanes-Oxley Act, it may be unable to report its financial results accurately or in a timely manner and its business and stock price may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on Clean Diesel’s future business, financial condition and results of operations.

Qualified management, marketing, and sales personnel are difficult to locate, hire and train, and if Clean Diesel cannot attract and retain qualified personnel after the Merger, it will harm the ability of the business to grow.

Clean Diesel and CSI have each grown their businesses through the services of many people. The success of the combined company after the Merger depends, in part, on the continued employment of key managerial, marketing and sales personnel. Competition for qualified management, technical, sales and marketing employees is intense. In addition, the personnel policies and practices of Clean Diesel and CSI may be less compatible than anticipated and some employees might leave the combined company after the Merger and go to work for competitors. Clean Diesel cannot assure you that it will be able to attract, retain and integrate employees to develop and continue its business and strategies after the Merger. Clean Diesel’s President and Chief Executive Officer, Interim Chief Financial Officer, and Senior Vice President, General Counsel and Secretary are not expected to continue with Clean Diesel in those roles after the effective time of the Merger except in transitional roles. Clean Diesel and CSI do not believe that the loss of these executives will materially adversely affect the ability of the combined company to achieve its business plan.

Completion of the Merger will require a significant amount of attention from both Clean Diesel and CSI management and this diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Because completing the Merger requires a significant amount of attention from both Clean Diesel and CSI management, both Clean Diesel and CSI management will divert a significant amount of its attention away from the day-to-day operations of the business. As a result, both Clean Diesel’s and CSI’s business relationships and ongoing operations may suffer during this period.

Clean Diesel may not have uncovered all the risks associated with the acquisition of CSI and a significant liability may be discovered after closing of the Merger.

There may be risks that Clean Diesel failed to discover in the course of performing its due diligence investigations related to the acquisition of CSI, which could result in significant liabilities arising after the consummation of the Merger. In connection with the acquisition of CSI, Clean Diesel will assume all of CSI’s liabilities, both pre-existing and contingent, as a matter of law upon the exchange of all CSI shares of common stock. The Merger Agreement does not provide for Clean Diesel’s indemnification by the former CSI shareholders against any of CSI’s liabilities, should they arise or become known after the closing of the Merger. Furthermore, there is no escrow account or indemnity agreement protecting Clean Diesel in the event of any breach of CSI’s representations and warranties in the Merger Agreement. While Clean Diesel tried to minimize risks by conducting due diligence that Clean Diesel deemed appropriate under the circumstances, Clean Diesel may not have identified all existing or potential risks. Any significant liability that may arise may harm Clean Diesel’s business, financial condition, results of operations and prospects by requiring Clean Diesel to expend significant funds to satisfy such liability.

Provisions of the Merger Agreement regarding the payment of a termination fee by Clean Diesel to CSI or by CSI to Clean Diesel could negatively affect CSI’s business operations or Clean Diesel’s business operations if the Merger Agreement is terminated.

In the event the Merger is terminated by Clean Diesel or CSI in circumstances that obligate either of Clean Diesel or CSI, as the case may be, to pay the termination fee of $300,000, plus an amount equal to all out-of-pocket expenses (excluding the cost of employee time) not to exceed $350,000 in the aggregate incurred by either of Clean Diesel or CSI in connection with the Merger Agreement, the ancillary agreements, and the transactions contemplated thereby to the other party, the results of either of Clean Diesel’s business operations or CSI’s business operations, as the case may be, may be adversely impacted.

Clean Diesel’s and CSI’s customers may seek to change the existing business relationship with Clean Diesel and CSI in reaction to the announcement of the Merger.

In response to the announcement of the Merger, customers or prospective customers of Clean Diesel and CSI may delay or defer their purchase of products or services or other decisions concerning Clean Diesel and CSI, or they may seek to change their existing business relationship. Any delay or deferral in product purchase or other decisions by customers could have a material adverse effect on Clean Diesel’s and CSI’s respective business, regardless of whether the transaction is ultimately completed.

Risks Relating to Clean Diesel’s Business

Clean Diesel’s business and results of operations are subject to numerous risks, uncertainties and other factors that you should be aware of. Any of the risks, uncertainties and other factors could have a materially adverse effect on Clean Diesel’s business, financial condition, results of operations, cash flows or product market share and could cause the trading price of Clean Diesel’s common stock to decline substantially.

Risks Related to Regulatory Matters

Clean Diesel faces constant changes in governmental standards by which Clean Diesel’s products are evaluated.

Clean Diesel believes that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air. In the event Clean Diesel’s products fail to meet these ever-changing standards, some or all of Clean Diesel’s products may become obsolete.

Future growth of Clean Diesel’s business depends, in part, on successful verification of Clean Diesel’s products and retention of Clean Diesel’s verifications.

Clean Diesel believes that it is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the EPA and/or California Air Resources Board protocols to qualify for funding from the EPA and/or California Air Resources Board programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. In 2010, Clean Diesel intends to verify Clean Diesel’s Platinum Plus fuel-borne catalyst in combination with a high performance diesel particulate filter with California Air Resources Board. Clean Diesel has no assurance that Clean Diesel’s product will be verified by California Air Resources Board or that such a verification will be acceptable to the EPA. Verification is also useful for commercial acceptability.

EPA verifications were withdrawn on two of Clean Diesel’s products in January 2009 because available test results were not accepted by EPA as meeting new emissions testing requirements for nitrogen dioxide (NO2) measurement. Although prior testing indicates satisfactory performance can be achieved, Clean Diesel has no assurance that the EPA will determine that the results of the proposed evaluations will meet the new standards, nor whether additional testing which may be required by EPA will be adequate to remove any remaining concern the EPA may have regarding use of Clean Diesel’s fuel-borne catalyst.

Future growth of Clean Diesel’s business depends, in part, on enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

Clean Diesel expects that its future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide. If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities, it could have a material adverse effect on Clean Diesel’s business, operating results, financial condition and long-term prospects.

New metal standards, lower environmental limits or stricter regulation for health reasons of platinum or cerium could be adopted and affect use of Clean Diesel’s products.

New standards or environmental limits on the use of platinum or cerium metal by a governmental agency could adversely affect Clean Diesel’s ability to use Clean Diesel’s Platinum Plus fuel-borne catalyst in some applications. In addition, California Air Resources Board requires “multimedia” assessment (air, water, soil) of the fuel-borne catalyst. The EPA could require a “Tier III” test of the Platinum Plus fuel-borne catalyst at any time to determine additional health effects of platinum or cerium which tests may involve additional costs beyond Clean Diesel’s current resources.

Risks Related to Clean Diesel’s Business and Industry

Clean Diesel faces competition and technological advances by competitors.

There is significant competition among companies that provide solutions for pollutant emissions from diesel engines. Several companies market products that compete directly with Clean Diesel’s products. Other companies offer products that potential customers may consider to be acceptable alternatives to Clean Diesel’s products and services, including products that are verified by EPA and/or CARB, or other environmental authorities. Clean Diesel faces direct competition from companies with greater financial, technological, manufacturing and personnel resources. Newly developed products could be more effective and cost efficient than Clean Diesel’s current or future products. Clean Diesel also faces indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.

Clean Diesel depends on intellectual property and the failure to protect Clean Diesel’s intellectual property could adversely affect Clean Diesel’s future growth and success.

Clean Diesel relies on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect Clean Diesel’s intellectual property. However, some of Clean Diesel’s intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use Clean Diesel’s intellectual property without authorization.

Clean Diesel does not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect Clean Diesel’s technologies or processes. Moreover, patent applications and issued patents may be challenged or invalidated. Clean Diesel could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.

Some of Clean Diesel’s patents, including a platinum fuel-borne catalyst patent, expired in 2008 and thereafter. However, Clean Diesel believes that other longer lived patents, including those for platinum and other fuel-borne catalyst materials in combination with after-treatment devices, will provide adequate protection of Clean Diesel’s proprietary technology, but there can be no assurance it will be successful in protecting Clean Diesel’s proprietary technology.

As part of Clean Diesel’s confidentiality procedures, Clean Diesel generally has entered into nondisclosure agreements with employees, consultants and corporate partners. Clean Diesel also has attempted to control access to and distribution of Clean Diesel’s technologies, documentation and other proprietary information. Clean Diesel plans to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of Clean Diesel’s technologies or independently develop similar technologies. The steps that Clean Diesel has taken and that may occur in the future might not prevent misappropriation of Clean Diesel’s solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the United States.

There can be no assurance that Clean Diesel will be successful in protecting Clean Diesel’s proprietary rights. Any infringement upon Clean Diesel’s intellectual property rights could have an adverse effect on Clean Diesel’s ability to develop and sell commercially competitive systems and components.

Clean Diesel’s results may fluctuate due to certain regulatory, marketing and competitive factors over which Clean Diesel has little or no control.

The factors listed below, some of which Clean Diesel cannot control, may cause Clean Diesel’s revenue and results of operations to fluctuate significantly:

•	Actions taken by regulatory bodies relating to the verification, registration or health effects of Clean Diesel’s products.

•	The extent to which Clean Diesel’s Platinum Plus fuel-borne catalyst and ARIS nitrogen oxides reduction products obtain market acceptance.

•	The timing and size of customer purchases.

•	Customer concerns about the stability of Clean Diesel’s business which could cause them to seek alternatives to Clean Diesel’s solutions and products.

•	Increases in raw material costs, especially platinum.

An extended interruption of the supply or a substantial increase in the price of platinum could have an adverse effect on Clean Diesel’s business.

The cost of platinum or the processing cost associated with converting the metal may have a direct impact on the future pricing and profitability of Clean Diesel’s Platinum Plus fuel-borne catalyst. The market price for platinum increased from $480 per ounce in early 2002 to $965 per ounce at December 31, 2005, $1,120 per ounce at December 31, 2006, $1,530 per ounce at December 31, 2007, decreased to $922 per ounce at December 31, 2008, and increased to $1,475 per ounce at December 31, 2009. On August 18, 2010, the London Metal Exchange afternoon fixing (pricing) for platinum was $1,544 per ounce. Although Clean Diesel may minimize this risk through various purchasing and hedging strategies, there can be no assurance that this will be successful. A shortage in the supply of platinum or a significant, prolonged increase in the price of platinum, in each case, could have a material adverse effect on Clean Diesel’s business, operating results and financial condition.

Failure to attract and retain key personnel could have a material adverse effect on Clean Diesel’s future success.

Clean Diesel’s success depends, in part, on Clean Diesel’s ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with research institutions and other outside consultants. The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on Clean Diesel’s business, operating results and financial condition. Michael Asmussen, Clean Diesel’s President and Chief Executive Officer, has advised Clean Diesel that he will resign those positions effective October 8, 2010. While Clean Diesel does not believe that this will materially adversely affect the ability of the combined company to achieve its business plan, his resignation and the loss of any other employees prior to the effective time of the Merger or, if the Merger does not take place, at a subsequent time, could have an adverse effect on Clean Diesel’s future success.

Clean Diesel currently depends on the marketability of a limited number of primary products and technologies, including Platinum Plus fuel-borne catalyst, ARIS advanced reagent injection system for selective catalytic reduction, Purifier Systems and catalyzed wire mesh filters.

Clean Diesel’s Platinum Plus fuel-borne catalyst, ARIS advanced reagent injection system for selective catalytic reduction, Purifier Systems and Clean Diesel’s catalyzed wire mesh filter are currently Clean Diesel’s primary products and technologies. Failure of any of Clean Diesel’s products or technologies to achieve market acceptance may limit Clean Diesel’s growth potential. Further, Clean Diesel’s gross profit may vary widely in relation to the mix of products and technologies that Clean Diesel sell during any reporting period. Clean Diesel may have to cease operations if all of Clean Diesel’s primary products fail to achieve market acceptance or fail to generate significant revenue. Additionally, the marketability of Clean Diesel’s products may be dependent upon obtaining verifications from regulatory agencies such as the EPA, California Air Resources Board, or similar European agencies, as well as the effectiveness of Clean Diesel’s products in relation to various environmental regulations in the many jurisdictions in which Clean Diesel markets and sells Clean Diesel’s products.

Clean Diesel may not be able to successfully market new products that are developed or obtain direct or indirect verification or approval of Clean Diesel’s new products.

Clean Diesel plans to market other emissions reduction devices used in combination with the Platinum Plus fuel-borne catalyst, ARIS injector, EGR-SCR, catalyzed wire mesh filter and diesel particulate filter regeneration. There are numerous development and verification issues that may preclude the introduction of these products for commercial sale. If Clean Diesel is unable to demonstrate the feasibility of these products or obtain verification or approval for the products from regulatory agencies, Clean Diesel may have to abandon the products or alter Clean Diesel’s business plan. Such modifications to Clean Diesel’s business plan will likely delay achievement of revenue milestones and profitability.

Risks Related to Clean Diesel’s Financial Condition

Clean Diesel has incurred losses in the past and expects to incur losses in the near future.

Clean Diesel has incurred losses since inception totaling $68.1 million as of June 30, 2010, which amount includes approximately $4.8 million of non-cash preferred stock dividends. At the date of Clean Diesel’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2010, Clean Diesel’s cash and cash equivalents are estimated to be sufficient for Clean Diesel’s needs for the next twelve months, not including the effect of the Merger.

Clean Diesel has recognized limited revenues through June 30, 2010 and expects to continue to incur operating losses at least through 2010. There can be no assurance that Clean Diesel will achieve or sustain significant revenues, positive cash flows from operations or profitability in the future. See the discussion under “Clean Diesel Business — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Clean Diesel has no assurances of additional funding.

Clean Diesel may seek additional funding in the form of a private or public offering of equity securities. Debt financing would be difficult to obtain because of limited assets and cash flows as well as current general economic conditions. Any equity funding may depend on prior stockholder approval of an amendment to Clean Diesel’s certificate of incorporation authorizing additional capital. Any offering of shares of Clean

Diesel’s common stock may result in dilution to Clean Diesel’s existing stockholders. Clean Diesel’s ability to consummate financing will depend on the status of Clean Diesel’s marketing programs and commercialization progress, as well as conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available if needed, or on acceptable terms. In the event that Clean Diesel needs additional funds and are unable to raise such funds, Clean Diesel may be required to delay, reduce or severely curtail Clean Diesel’s operations or otherwise impede Clean Diesel’s on-going commercialization, which could have a material adverse effect on Clean Diesel’s business, operating results, financial condition and long-term prospects. See the discussion below under “Clean Diesel Business — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

If third parties claim that Clean Diesel’s products infringe upon their intellectual property rights, Clean Diesel may be forced to expend significant financial resources and management time litigating such claims and Clean Diesel’s operating results could suffer.

Third parties may claim that Clean Diesel’s products and systems infringe upon third-party patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, especially since patent applications are not published until up to 18 months after their filing dates. If a competitor were to challenge Clean Diesel’s patents, or assert that Clean Diesel’s products or processes infringe Clean Diesel’s patent or other intellectual property rights, Clean Diesel could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

Clean Diesel has been dependent on a few major customers for a significant portion of Clean Diesel’s revenue and Clean Diesel’s revenue could decline if Clean Diesel is unable to maintain or develop relationships with current or potential customers.

Historically, Clean Diesel has derived a significant portion of its revenue from a limited number of customers. For the three and six months ended June 30, 2010, one customer accounted for approximately 37% and 49%, respectively of Clean Diesel revenue. For the year ended December 31, 2009, two customers accounted for approximately 26% of Clean Diesel’s revenue. For the year ended December 31, 2008, one customer accounted for approximately 15% of Clean Diesel’s revenue and for the year ended December 31, 2007, three customers accounted for approximately 70% of Clean Diesel’s revenue. Clean Diesel intends to establish long-term relationships with existing customers and continue to expand its customer base. While Clean Diesel diligently seeks to become less dependent on any single customer, it is likely that certain contractual relationships may result in one or more customers contributing to a significant portion of its revenue in any given year for the foreseeable future. The loss of one or more of Clean Diesel’s significant customers may result in a material adverse effect on its revenue, Clean Diesel’s ability to become profitable or its ability to continue its business operations.

Foreign currency fluctuations could impact financial performance.

Because of Clean Diesel’s activities in the U.K., Europe and Asia, Clean Diesel is exposed to fluctuations in foreign currency rates. Clean Diesel may manage the risk to such exposure by entering into foreign currency futures and option contracts of which there were none in 2009. Foreign currency fluctuations may have a significant effect on Clean Diesel’s operations in the future.

Clean Diesel has not and does not intend to pay dividends on shares of Clean Diesel’s common stock.

Clean Diesel has not paid dividends on Clean Diesel’s common stock since inception, and does not intend to pay any dividends to Clean Diesel’s stockholders in the foreseeable future. Clean Diesel intends to reinvest earnings, if any, in the development and expansion of Clean Diesel’s business.

The price of Clean Diesel’s common stock may be adversely affected by the sale of a significant number of new common shares.

The sale, or availability for sale, of substantial amounts of Clean Diesel’s common stock, including shares issued upon exercise of outstanding options and warrants or shares of common stock that may be issued in the public market or a private placement to fund Clean Diesel’s operations or the perception by the market that these sales could occur, could adversely affect the market price of Clean Diesel’s common stock and could impair Clean Diesel’s ability to raise additional working capital through the sale of equity securities. The perceived risk of dilution may cause existing stockholders to sell their shares of stock, which would contribute to a decrease in the stock price. In that regard, downward pressure on the trading price of Clean Diesel’s common stock may also cause investors to engage in short sales, which would further contribute to downward pressure on the trading price of Clean Diesel’s stock.

Clean Diesel’s common stock is currently listed on The NASDAQ Capital Market.

The trading volume in Clean Diesel’s common stock has been relatively limited and a consistently active trading market for Clean Diesel’s common stock may not develop. Clean Diesel’s common stock began trading on The NASDAQ Capital Market effective October 3, 2007. Prior to this date, Clean Diesel’s common stock was traded on the OTC Bulletin Board. The average daily trading volume in Clean Diesel’s common stock on the NASDAQ Capital Market in 2009 was approximately 9,600 shares.

There has been significant volatility in the market prices of publicly traded shares of emerging growth technology companies, including Clean Diesel’s shares. Factors such as announcements of technical developments, verifications, establishment of distribution agreements, significant sales orders, changes in governmental regulation and developments in patent or proprietary rights may have a significant effect on the market price of Clean Diesel’s common stock. As outlined above, there has been a low average daily trading volume of Clean Diesel’s common stock. To the extent this trading pattern continues, the price of Clean Diesel’s common stock may fluctuate significantly as a result of relatively minor changes in demand for Clean Diesel’s shares and sales of Clean Diesel’s stock by holders.

Risks Relating to CSI’s Business

CSI’s business and results of operations are subject to numerous risks, uncertainties and other factors that you should be aware of. Any of the risks, uncertainties and other factors could have a materially adverse effect on CSI’s business, financial condition, results of operations, cash flows or product market share.

Risk Factors Relating to the Underlying Business of CSI

In addition to the risk factors described above relating to the Merger, the underlying business of CSI is subject to the following risks.

The forbearance agreement in place with respect to CSI’s principal credit agreement expires on October 15, 2010, and may not be renewed through the effective time of the Merger or the time CSI is able to establish a new line of credit.

CSI’s principal credit agreement has been in default since March 31, 2009. A forbearance agreement is in place that expires on October 15, 2010, with an extension through 90 days after the effective date of the Merger possible provided certain criteria are met (including that the Merger be completed by October 15, 2010). Although no demand for repayment has been made and the lender has indicated its willingness to further extend the forbearance under certain circumstances, CSI cannot guarantee that its lender will continue to extend its forbearance, or not make a determination that, in its opinion, CSI has a material adverse change such that it is default under the current forbearance agreement. If the forbearance agreement is not renewed through the effective time of the Merger and/or the time CSI is able to establish a new line of credit, or if Fifth Third were to determine that CSI was in default under the forbearance, Fifth Third may demand repayment, failing which it could move to exercise remedies that would materially adversely affect CSI and its business. These remedies would include setting off against the outstanding bank debt proceeds of its accounts receivable, the bank directing accounts receivable to be paid to it, the inability to make further borrowings under the credit agreement, and the seizure or sale of CSI’s equipment, inventory and general intangibles. These remedies would have a material adverse effect on CSI and it is unlikely that the Merger could be effected, in which case the effort and expense of the parties to effect the Merger would have been wasted.

CSI currently is in default under the terms of it secured convertible notes. Although the investors in the secured convertible notes gave CSI forbearance, this agreement expires October 15, 2010. There can be no certainty that the investors will agree to an extension of such forbearance period if the Merger does not occur prior to October 15, 2010.

CSI did not repay the $2,000,000 outstanding principal amount of its secured convertible notes or consummate the Merger prior to the August 2, 2010 maturity date or within the subsequent 10 day grace period. Although the investors in the secured convertible notes agreed not to seek to enforce their rights or remedies due to this event of default, this forbearance agreement expires on October 15, 2010. Accordingly, if the Merger has not occurred by October 15, 2010, unless waived, extended or modified with the agreement of the noteholders, the outstanding principal amount under the secured convertible notes, including any interest and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the secured convertible notes and the interest rate applicable thereto increases from 8% to 15%, and the Merger will not be consummated.

CSI’s auditor’s report for the fiscal year 2009 included a “going concern” explanatory paragraph.

CSI has suffered recurring losses and negative cash flows from operations since inception, and CSI’s working capital is severely limited. As of December 31, 2009, CSI had an accumulated deficit of approximately $149.3 million and a working capital deficit of $4.4 million ($148.7 million and $3.6 million, respectively, as of June 30, 2010). CSI’s access to working capital continues to be limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at June 30, 2010. Failure to recapitalize or to renegotiate payment terms for debt due will result in CSI not having sufficient cash to operate and may be forced to liquidate or declare bankruptcy. As a result, CSI’s auditor’s report for fiscal year 2009 included an explanatory paragraph that expresses substantial doubt about CSI’s ability to continue as a “going concern.”

CSI has $3.0 million consideration payable in connection with its 2006 acquisition of the assets of Applied Utility Systems in addition to a possible earn-out amount. CSI has not paid any amounts due and is disputing its payment obligations. The dispute is subject to arbitration and there can be no certainty that the arbitration will be decided in CSI’s favor.

CSI has $3.0 million of consideration due to the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006, which was due August 28, 2009 and accrues interest at 5.36%. CSI has not paid the foregoing amounts and, at June 30, 2010, CSI had accrued $624,000 of unpaid interest. In addition to the consideration, the Asset Purchase Agreement also contemplated the payment of an earn-out by CSI to the seller based on the revenues and net profits from CSI’s conduct of the acquired business. The earn-out amount is potentially payable over a period of ten years beginning January 1, 2009. The maximum earnable under the earn-out provision is $21,000,000 over the ten year period. CSI has not paid any earn-out amount for the fiscal year ended December 31, 2009 or the six months ended June 30, 2010 and the assets of the acquired business were sold on October 1, 2009. The payment of the foregoing amounts is the subject of an ongoing arbitration between CSI and the seller. See “CSI Business — Legal Proceedings” for more information regarding the dispute. CSI intends to vigorously assert its claims against the seller under the Asset Purchase Agreement and to defend against any action or arbitration by the seller to collect on the consideration and any earn-out amounts payable under the Asset Purchase Agreement. If CSI does not prevail in its claims and the seller is awarded the full earn-out to which it claims it is entitled for the full ten-year period, it would have a material adverse effect on CSI’s financial condition.

Certain of CSI’s assets may be subject to a writ of attachment issued in connection with an ongoing arbitration. If CSI is not successful in limiting the adverse effects of the writ of attachment, it could limit CSI’s ability to conduct its operations in the ordinary course and restrict the use of certain of CSI’s assets.

In connection with the Applied Utility Systems arbitration proceedings (see “CSI Business — Legal Proceedings”), the seller sought a writ of attachment with respect to its claims. A writ of attachment is a method used to secure the retention of assets pending resolution of a legal disagreement. On June 1, 2010, the arbitrator issued an interim order granting the seller a right to a writ in the amount of approximately $2.4 million. On June 24, 2010, the arbitrator issued an order confirming that her interim order must be confirmed by an applicable court. The seller initiated an action in California Superior Court for Orange County and on August 31, 2010, the court granted seller’s application for writs of attachment against CSI and Applied Utility Systems. Subsequently the seller delivered to CSI the forms of writ of attachment that seller intends to file for issuance by the clerk of the court. When the writs are issued, $2.4 million of CSI’s assets would be subject to limitations on their use and disposition pending resolution of the underlying arbitration. CSI intends to continue to vigorously defend its interests to limit any adverse effects of the writ of attachment and the imposition of the writ against any of its assets, pending any final decision on the merits of the underlying claims in the arbitration. This arbitration is in the preliminary stages and it is not possible to predict the outcome of the arbitration.

CSI faces constant changes in governmental standards by which its products are evaluated.

CSI believes that, due to the constant focus on the environment and clean air standards throughout the world, a requirement in the future to adhere to new and more stringent regulations both domestically and abroad is possible as governmental agencies seek to improve standards required for certification of products intended to promote clean air. In the event CSI’s products fail to meet these ever-changing standards, some or all of these products may become obsolete.

Future growth of CSI’s business depends, in part, on market acceptance of its catalyst products, successful verification of its systems products and retention of its verifications.

While CSI believes that there exists a viable market for its developing catalyst products, there can be no assurance that such technology will succeed as an alternative to competitors’ existing and new products. The development of a market for the products is affected by many factors, some of which are beyond CSI’s control. The adoption cycles of CSI’s key customers are lengthy and require extensive interaction with the customer to develop an effective and reliable catalyst for a particular application. While CSI continues to develop and test products with key customers, there can be no guarantee that all such products will be accepted and commercialized. CSI’s relationships with its customers are based on purchase orders rather than long-term formal supply agreements. Generally, once a catalyst has successfully completed the testing and certification stage for a particular application, it is generally the only catalyst used on that application and therefore highly unlikely that, unless there are any defects, the customer will try to replace that catalyst with a competing product. However, CSI’s customers usually have alternate suppliers for their products and there is no assurance that CSI will continue to win the business.

If a market fails to develop or develops more slowly than anticipated, CSI may be unable to recover the costs it will have incurred in the development of its products and may never achieve profitability. In addition, CSI cannot guarantee that it will continue to develop, manufacture or market its products or components if market conditions do not support the continuation of the product or component.

CSI believes that it is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the Environmental Protection Agency (EPA) and/or California Air Resources Board (CARB) protocols to qualify for funding from the EPA and/or CARB programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. CSI has no assurance that its product will be verified by CARB or that such a verification will be acceptable to the EPA. Verification is also useful for commercial acceptability.

CSI may not be able to successfully market new products that are developed.

Some of CSI’s catalyst products and heavy-duty diesel systems are still in the development or testing stage with targeted customers. CSI is developing technologies in these areas that are intended to have a commercial application. However, there is no guarantee that such technologies will actually result in any commercial applications. CSI’s proposed operations are subject to all of the risks inherent in a developing business enterprise, including the likelihood of continued operating losses, although CSI has sought to mitigate these risks by jointly developing its new products, where possible, with respected partners. The likelihood of CSI’s business success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of an existing business, the development of products and channels of distribution, and current and future development in several key technical fields, as well as the competitive and regulatory environment in which CSI operates.

Future growth of CSI’s business depends, in part, on enforcement of existing emissions-related environmental regulations and further tightening of emission standards worldwide.

CSI expects that its future business growth will be driven, in part, by the enforcement of existing emissions-related environmental regulations and tightening of emissions standards worldwide. If such standards do not continue to become stricter or are loosened or are not enforced by governmental authorities, it could have a material adverse effect on CSI’s business, operating results, financial condition and long-term prospects.

CSI faces competition and technological advances by competitors.

There is significant competition among companies that provide solutions for pollutant emissions from diesel engines. Several companies market products that compete directly with its products. Other companies offer products that potential customers may consider to be acceptable alternatives to CSI products and services, including products that are verified by EPA and/or CARB, or other environmental authorities. CSI faces direct competition from companies with greater financial, technological, manufacturing and personnel resources. Newly developed products could be more effective and cost efficient than CSI’s current or future products. CSI also faces indirect competition from vehicles using alternative fuels, such as methanol, hydrogen, ethanol and electricity.

CSI depends on intellectual property and the failure to protect its intellectual property could adversely affect future growth and success.

CSI relies on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, partners and others to protect its intellectual property. However, some of CSI’s intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use its intellectual property without authorization.

CSI does not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect its technologies or processes. Moreover, patent applications and issued patents may be challenged or invalidated. CSI could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States.

As part of its confidentiality procedures, CSI generally has entered into nondisclosure agreements with employees, consultants and corporate partners. CSI also has attempted to control access to and distribution of its technologies, documentation and other proprietary information. CSI plans to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of CSI’s technologies or independently develop similar technologies. The steps that CSI has taken and that may occur in the future might not prevent misappropriation of its solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect the proprietary rights as fully as in the United States.

There can be no assurance that CSI will be successful in protecting its proprietary rights. Any infringement upon its intellectual property rights could have an adverse effect on CSI’s ability to develop and sell commercially competitive systems and components.

CSI results may fluctuate due to certain regulatory, marketing and competitive factors over which it has little or no control.

The factors listed below, some of which CSI cannot control, may cause its revenue and results of operations to fluctuate significantly:

•	Actions taken by regulatory bodies relating to the verification, registration or health effects of its products.

•	The timing and size of customer purchases.

•	Customer concerns about the stability of CSI’s business, which could cause them to seek alternatives to its solutions and products.

Failure of one or more key suppliers to timely deliver could prevent, delay or limit CSI from supplying products. Delays in delivery times for platinum group metal purchases could also result in losses due to fluctuations in prices.

Due to customer demands, CSI is required to source critical materials and components such as ceramic substrates from single suppliers. Failure of one or more of the key suppliers to timely deliver could prevent, delay or limit CSI from supplying products because CSI would be required to qualify an alternative supplier. For certain products and customers, CSI is required to purchase platinum group metal materials. As commodities, platinum group metal materials are subject to daily price fluctuations and significant volatility, based on global market conditions. Historically, the cost of platinum group metals used in the manufacturing process has been passed through to the customer. This limits the economic risk of changes in market prices to platinum group metal usage in excess of nominal amounts allowed by the customer. However, going forward there can be no assurance that CSI will continue to be successful passing platinum group metal price risk onto its current and future customers to minimize the risk of financial loss. Additionally, platinum group metal material is accounted for as inventory and therefore subject to lower of cost or market adjustments on a regular basis at the end of accounting periods. A drop in market prices relative to the purchase price of platinum group metal could result in a write-down of inventory.

Due to the high value of platinum group metal materials, special measures have been taken to secure and insure the inventory. There is a risk that these measures may be inadequate and expose CSI to financial loss.

Failure to attract and retain key personnel could have a material adverse effect on CSI’s future success.

CSI’s success depends, in part, on its ability to retain current key personnel, attract and retain future key personnel, additional qualified management, marketing, scientific, and engineering personnel, and develop and maintain relationships with research institutions and other outside consultants. The loss of key personnel or the inability to hire or retain qualified personnel, or the failure to assimilate effectively such personnel could have a material adverse effect on CSI’s business, operating results and financial condition.

If third parties claim that CSI products infringe upon their intellectual property rights, CSI may be forced to expend significant financial resources and management time litigating such claims and its operating results could suffer.

Third parties may claim that CSI products and systems infringe upon third-party patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, especially since patent applications are not published until up to 18 months after their filing dates. If a competitor were to challenge CSI patents, or assert that CSI products or processes infringe their patent or other intellectual property rights, CSI could incur substantial litigation costs, be forced to make expensive product modifications, pay substantial damages or even be forced to cease some operations. Third-party infringement claims, regardless of their outcome, would not only drain financial resources but also divert the time and effort of management and could result in customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

CSI has been dependent on a few major customers for a significant portion of its revenue and revenue could decline if it is unable to maintain or develop relationships with current or potential customers.

Historically, CSI has derived a significant portion of its revenue from a limited number of customers. For the year ended December 31, 2009, two customers accounted for approximately 46% of CSI’s revenue (37% for the six months ended June 30, 2010). For the year ended December 31, 2008, two customers accounted for approximately 37% of CSI’s revenue. CSI intends to establish long-term relationships with existing customers and continue to expand its customer base. While CSI diligently seeks to become less dependent on any single customer, it is likely that certain business relationships may result in one or more customers contributing to a significant portion of its revenue in any given year for the foreseeable future. The loss of one or more significant customers may result in a material adverse effect on CSI revenue, its ability to become profitable or its ability to continue its business operations.

CSI has recently undertaken significant restructuring of its operations and implemented cost savings initiatives to improve its operating margins, if CSI were to experience significant declines in revenues, its ability to implement corresponding significant additional reductions in costs may be limited.

CSI undertook a restructuring of its Catalyst division, divested certain businesses and implemented a number of initiatives to control its costs to improve its operating margins. As such, although CSI is focused on controlling costs on an ongoing basis and implementing further cost control measures as necessary, if CSI were to experience significant declines in revenues, its ability to implement corresponding significant reductions in costs by making significant additional structural changes in it operations in the future may be limited.

Foreign currency fluctuations could impact financial performance.

Because of its activities in Canada, Europe, South Africa and Asia, CSI is exposed to fluctuations in foreign currency rates. CSI may manage the risk to such exposure by entering into foreign currency futures and option contracts of which there was one in 2009. Foreign currency fluctuations may have a significant effect on its operations in the future.

Any liability for environmental harm or damages resulting from technical faults or failures of CSI products could be substantial and could materially adversely affect its business and results of operations.

Customers rely upon CSI products to meet emissions control standards imposed upon them by government. Failure of its products to meet such standards could expose CSI to claims from its customers. CSI’s products are also integrated into goods used by consumers and therefore a malfunction or the inadequate design of its products could result in product liability claims. Any liability for environmental harm or damages resulting from technical faults or failures could be substantial and could materially adversely affect CSI’s business and results of operations. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of CSI’s products, which would materially impact CSI’s financial condition and operating results.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/information statement and prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, as well as assumptions, that could cause the results of Clean Diesel and CSI to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “may,” “will,” “project,” “might,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “could,” “would,” “strategy,” “plan,” “continue,” “pursue,” or the negative of these words or other words or expressions of similar meaning. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. Forward-looking statements may also include any statements of the plans, strategies and objectives of management with respect to the approval and closing of the Merger, Clean Diesel’s and CSI’s ability to solicit a sufficient number of proxies to approve the Merger and other matters related to the consummation of the Merger.

For a discussion of risks associated with the ability of Clean Diesel and CSI to complete the Merger and the effect of the Merger on the present business of Clean Diesel, CSI and the business of Clean Diesel after the Merger, see the section entitled “Risk Factors,” beginning on page 19.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Clean Diesel or CSI could differ materially from the forward-looking statements. All forward-looking statements in this joint proxy statement/information statement and prospectus are current only as of the date on which the statements were made. Clean Diesel and CSI do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following unaudited pro forma condensed financial data gives effect to the proposed business combination of Clean Diesel and CSI including related capital raise transactions that close at or prior to the time of the Merger. For accounting purposes, CSI is considered to be acquiring Clean Diesel. Accordingly, the assets and liabilities of Clean Diesel are recorded at fair value, while the assets and liabilities of CSI are recorded at historical carrying values for the combined company. The transaction will be accounted for under the acquisition method of accounting in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations. Under the acquisition method of accounting, the estimated purchase consideration is recorded at fair value as described in Note 2 to this unaudited pro forma condensed combined financial data and the tangible and intangible assets acquired and liabilities of Clean Diesel assumed in connection with the transaction are recorded at their estimated fair values at the time the Merger is consummated.

For purposes of this unaudited pro forma condensed combined financial data, Clean Diesel has made preliminary estimates of the purchase consideration and the values of the assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair values. A final determination of the estimated fair values, will be made subsequent to the completion of the Merger based on the actual purchase consideration and the actual assets and liabilities of Clean Diesel that exist as of the date of completion of the Merger. The actual amounts recorded at the completion of the Merger may differ materially from the information presented in this unaudited pro forma condensed combined financial data as a result of:

•	net cash used in Clean Diesel’s and CSI’s operations between the dates of the pro forma financial statements and the closing of the Merger;

•	the effect of Clean Diesel’s and CSI’s capital raise transactions;

•	other changes in Clean Diesel’s and CSI’s assets and liabilities that occur prior to completion of the Merger;

•	the timing of completion of the Merger; and

•	other changes in estimated costs and fair values, which could cause material differences in the information presented.

Further, Clean Diesel has made preliminary estimates of the fair values of financial instruments issued in connection with the capital raise transactions. A final determination of the estimated fair values will be made in connection with the issuance of the financial statements containing such instruments.

The unaudited pro forma condensed combined financial data is based on the pro forma financial statements of Clean Diesel and CSI, adjusted to give effect to the acquisition of Clean Diesel by CSI for accounting purposes. The unaudited Clean Diesel and CSI pro forma statements reflect their historical data adjusted to give effect to the accounting impact of their respective capital raise transactions. The pro forma adjustments are described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of June 30, 2010 gives effect to the proposed Merger as if it occurred on June 30, 2010, and combines the unaudited pro forma balance sheets of Clean Diesel and CSI as of June 30, 2010. The unaudited Clean Diesel and CSI pro forma balance sheet as of June 30, 2010 adjusts the historical balance sheet of each company, as included elsewhere in this joint proxy statement/information statement and prospectus, to give effect to their respective capital raise transactions as if they occurred on June 30, 2010.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2010, and the year ended December 31, 2009 are presented as if the Merger was consummated on January 1, 2009, and combines the historical results of Clean Diesel and CSI for the six months ended June 30, 2010, and the historical results of Clean Diesel and the pro forma results of CSI for the twelve months ended December 31, 2009. The unaudited CSI pro forma condensed statement of operations for the six months ended June 30, 2010 and the year ended December 31, 2009, adjusts the historical statement of operations of CSI, included elsewhere in this joint proxy statement/information statement and prospectus, to give effect to its capital raise transaction as if such transaction was consummated on January 1, 2009. For purposes of the CSI pro forma condensed statement of operations, it is assumed that the Merger is consummated four months after the closing of the capital raise and the secured convertible notes are converted to equity at the end of the four-month period; therefore, there are no resulting pro forma adjustments that impact CSI’s pro forma net income for the six months ended June 30, 2010. Likewise, the Clean Diesel capital raise involved the issuance of equity and there are no resulting pro forma adjustments that impact Clean Diesel pro forma net income for the twelve months ended December 31, 2009 nor the six months ended June 30, 2010.

This unaudited pro forma condensed financial data has been prepared for illustrative purposes only and is not indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had Clean Diesel and CSI been a combined company during the periods presented or had Clean Diesel and CSI completed their capital raise transactions on the dates noted above. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this joint proxy statement/information statement and prospectus and are subject to change. This unaudited pro forma condensed financial data, including the notes thereto should be read in conjunction with, the historical financial statements of Clean Diesel and CSI included elsewhere in this joint proxy statement/information statement and prospectus.

As required, the unaudited pro forma condensed financial data includes adjustments that give effect to the events that are (i) directly attributable to the Merger; (ii) expected to have a continuing impact and (iii) factually supportable. The unaudited pro forma condensed combined statements of operations do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the Merger. Merger expenses will be expensed as incurred in accordance with applicable accounting rules regarding business combinations. Further, the pro forma condensed combined financial data does not include the impact of the contemplated reverse stock split.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Balance Sheet
June 30, 2010

	Catalytic			Pro Forma
	Solutions, Inc.	Pro Forma		Catalytic
	Historical	Adjustments		Solutions, Inc.
	(Amounts in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$2,887	$500	(A)	$3,387
Trade accounts receivable, less allowance for doubtful accounts	5,926	—		5,926
Inventories	5,026	—		5,026
Prepaid expenses and other current assets	1,635	—		1,635

Total current assets	15,474	500		15,974
Property and equipment, net	2,688	—		2,688
Intangible assets, net	4,160	—		4,160
Goodwill	4,161			4,161
Other assets	311	—		311

Total assets	$26,794	$500		$27,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,029	$—		$3,029
Current portion of long-term debt	3,000	—		3,000
Secured convertible notes payable	1,767	500	(A)	2,267
Accounts payable	4,449	—		4,449
Accrued expenses	6,029	—		6,029
Income taxes payable	784	—		784

Total current liabilities	19,058	500		19,558
Long-term debt	61	—		61
Deferred tax liability	1,283	—		1,283

Total liabilities	20,402	500		20,902

Stockholders’ equity:
Class A common stock, no par value	156,307	—		156,307
Historical and pro forma: Authorized 148,500,000; issued 69,761,902; and outstanding 69,761,902
Class B common stock, no par value	—	—		—
Historical and pro forma: Authorized, issued and outstanding: none
Treasury stock at cost (Historical: 60,000 shares)	(100)	—		(100)
Accumulated other comprehensive loss	(1,116)	—		(1,116)
Accumulated deficit	(148,699)	—		(148,699)

Total stockholders’ equity	6,392	—		6,392

Total liabilities and stockholders’ equity	$26,794	$500		$27,294

Book value per share	$0.09			$0.09

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Statement of Operations
Six Months Ended June 30, 2010

	Catalytic		Pro Forma
	Solutions, Inc.	Pro Forma	Catalytic
	Historical	Adjustments	Solutions, Inc.
	(Amounts in thousands, except per share amounts)

Revenues	$25,371	$—	$25,371
Cost of revenues	18,595	—	18,595

Gross margin	6,776	—	6,776

Operating expenses:
Sales and marketing	1,561	—	1,561
Research and development	2,145	—	2,145
General and administrative	4,126	—	4,126
Severance expense	15	—	15
Recapitalization expense	727	—	727
Gain on sale of intellectual property	(3,900)	—	(3,900)

Total operating expenses	4,674	—	4,674

Income from operations	2,102	—	2,102

Other income (expense):
Interest income	2	—	2
Interest expense	(678)	—	(678)
Other expense	(109)	—	(109)

Total other income (expense)	(785)	—	(785)

Income from continuing operations before income taxes	1,317	—	1,317
Provision for income taxes	510	—	510

Net income from continuing operations	$807	$—	$807

Basic and diluted income per share:
Basic net income from continuing operations	$0.01		$—

Diluted net income from continuing operations	$0.01		$—

Weighted average shares outstanding (000s):
Basic	69,762		220,197

Diluted	70,226		220,661

Cash dividends per share	$—		$—

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Statement of Operations
Twelve Months Ended December 31, 2009

	Catalytic			Pro Forma
	Solutions, Inc.	Pro Forma		Catalytic
	Historical	Adjustments		Solutions, Inc.
	(Amounts in thousands, except per share amounts)

Revenues	$50,514	$—		$50,514
Cost of revenues	38,547	—		38,547

Gross margin	11,967	—		11,967

Operating expenses:
Sales and marketing	3,577	—		3,577
Research and development	7,257	—		7,257
General and administrative	8,903	—		8,903
Severance expense	1,429	—		1,429
Recapitalization expense	1,258	—		1,258
Gain on sale of intellectual property	(2,500)	—		(2,500)

Total operating expenses	19,924	—		19,924

Loss from operations	(7,957)	—		(7,957)

Other income (expense):
Interest income	18	—		18
		(1,707	)(B)
Interest expense	(2,304)	(1,342	)(C)	(5,353)
		(1,527	)(D)
Other expense	(291)	701	(E)	(1,117)

Total other income (expense)	(2,577)	(3,875)		(6,452)

Loss from continuing operations before income taxes	(10,534)	(3,875)		(14,409)
Income tax benefit	(1,036)	—		(1,036)

Net loss from continuing operations	$(9,498)	$(3,875)		$(13,373)

Loss per share:
Basic and diluted net loss from continuing operations	$(0.14)			$(0.06)

Weighted average shares outstanding (000s):
Basic and diluted	69,762			220,197

Cash dividends per share	$—			$—

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data

1.	The Capital Raise Transaction and Basis of Presentation

On June 2, 2010, CSI entered into agreements with a group of accredited investors providing for the sale of $4,000,000 of secured convertible notes (the Notes). The Notes bear interest at a rate of 8% per annum and provide for a maturity date of August 2, 2010. Under the agreements, $2,000,000 of the Notes are issued by CSI in four equal installments ($500,000 on each of June 2, 2010, June 8, 2010, June 28, 2010 and July 12, 2010), with the remaining $2,000,000 to be issued after all conditions precedent to the closing of the Merger have been satisfied or waived (among other items). Under the terms of the Notes, assuming the necessary shareholder approvals are received at the special meeting of CSI’s shareholders to permit conversion thereof, the $4,000,000 of Notes will be converted into newly created “Class B” common stock immediately prior to the Merger such that at the effective time of the Merger, this group of accredited investors will receive approximately 150,434,943 shares of CSI Class B common stock, which will convert into approximately 66.0066% of the aggregate shares of Clean Diesel to be issued in the Merger. Because the Merger was not completed by August 2, 2010, a default under the Notes has occurred triggering an increase in the interest rate from 8.0% to 15.0% and a penalty payment of two times (2x) the outstanding principal amount plus interest due to the investors. However, the holders of the Notes have entered into a forbearance agreement, as discussed in Note 14 to CSI’s Interim Condensed Consolidated Financial Statements, appearing elsewhere in this joint proxy statement/information statement and prospectus.

Each share of CSI Class B common stock will be exchanged for 0.0602 shares of Clean Diesel common stock whereas each share of CSI Class A common stock will be exchanged for 0.0473 shares of Clean Diesel common stock and warrants to purchase 0.0387 shares of Clean Diesel common stock. Neither the CSI Class B common stock nor the CSI Class A common stock has a right to convert into any security of CSI.

These unaudited pro forma condensed statements reflect CSI’s historical data adjusted to give effect to the accounting impact of the capital raise transaction described above.

The unaudited pro forma balance sheet as of June 30, 2010 adjusts the historical balance sheet of CSI to give effect to the July 12, 2010 fourth installment of $500,000 of the capital raise transaction as if it occurred on June 30, 2010.

The unaudited pro forma condensed statement of operations for the six months ended June 30, 2010, and the year ended December 31, 2009, adjusts CSI’s historical statement of operations to give effect to the capital raise transaction as if such transaction occurred on January 1, 2009 and assumes that the Merger is consummated four months after the closing of the capital raise. The historical condensed statement of operations for the six months ended June 30, 2010 includes the impact of the Notes from their issuance date through June 30, 2010, which resulted in additional expense totaling approximately $170,000. Such amount was not adjusted in the pro forma statement of operations as it will remain an expense of the combined entity post Merger.

These pro forma condensed financial statements include estimates of fair value and will change, perhaps materially, based on revisions to current estimates, facts and circumstances.

2.	Pro Forma Adjustments

Balance Sheet Adjustments

(A) This adjustment reflects the issuance of the fourth $500,000 installment of the Notes. The amount reflected as secured convertible notes payable of $500,000 represents the Note proceeds allocated to the Note payable and to the embedded financial instruments that require separate accounting as described below. The remaining $2,000,000 in Notes are only issued at the time of the Merger, and therefore are not included in CSI’s pro forma condensed balance sheet; such issuance is reflected in the Clean Diesel Technologies, Inc. unaudited pro forma condensed combined balance sheet. The embedded financial instruments are separately

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data — (Continued)

valued and included in the balance of secured convertible notes payable. The agreements for the Notes include the following embedded financial instruments that require separate accounting at fair value:

a. Premium redemption feature with an initial estimated fair value of $177,000 for the final Note issuance of $500,000 or $701,000 for the entire $2,000,000 in Notes issued. This derivative instrument represents the additional penalty premium of two times (2x) the outstanding principal amount plus default interest that is due if the Notes are in default. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders have the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument is estimated by calculating the present value of the penalty amount ($1,000,000 plus accrued interest) based on an assumed payment date (eleven months after default date) using a high-yield discount rate of 17%. The result is weighted for the estimated probability of its exercise.

The Merger was not completed by August 2, 2010 and, therefore, the Notes were in default. However, as of August 31, 2010, the holders of the Notes agreed to forbear from exercising any rights or remedies thereunder to October 15, 2010. This pro forma balance sheet assumes that CSI will complete the Merger prior to October 15, 2010. If the Merger has not occurred by October 15, 2010, and CSI is not able to obtain the agreement of the holders of the Notes to waive, extend or further modify the terms of the Notes, the interest rate will increase from 8.0% to 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the Notes. The holders of the Notes further conditioned their obligation to purchase the remaining $2.0 million of the Notes immediately prior to the closing of the Merger on the requirement that CSI and Clean Diesel timely furnish the requested statements regarding their estimated cash positions, that each of CSI and Clean Diesel have a certain minimum cash position, that the shares of Clean Diesel to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the Note purchase agreements (which include that CSI must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, the fair value of the premium redemption instrument would immediately increase to a liability of $4,000,000 less any applicable discounting and result in a charge to other expense of approximately $3,299,000.

b. Contingent equity forward with an initial fair value of $164,000 for the final Note issuance of $500,000 or $658,000 for the entire $2,000,000 in Notes issued. This instrument represents the additional $2,000,000 the investors have committed to fund immediately prior to the closing of the Merger. It is considered a commitment to purchase equity because the funding will only occur from the same events that will cause the Notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that such forward will fund. The intrinsic value was estimated based on the combined market capitalizations of CSI and Clean Diesel less the required $2,000,000 cash payment.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data — (Continued)

Statement of Operations Adjustments

(B) This adjustment reflects $1,707,000 of interest expense related to the Notes recorded over the four month period they are assumed to be outstanding. Interest expense includes the following items:

Item	Amount	Notes

Amortization of debt discount	$1,359,000	As described above in adjustment (A) the Notes are initially recorded at a value of $641,000. This adjustment reflects the amortization of the debt discount to the face value of the debt of $2,000,000.
Deferred financing costs	272,000	In order to complete the sale of the Notes, $272,000 of costs were incurred. This adjustment reflects the full amortization of such costs.
Coupon interest	28,000	The Notes include a coupon interest rate of 8%, which is estimated to be recorded for a period of two months.
Default interest	48,000	The interest rate on the Notes increases to 15% in the event of a default by CSI. The adjustment assumes that the CSI will be required to pay the default interest rate for two months, representing the estimated additional time after original maturity of the Notes that is needed to complete the Merger.

Total	$1,707,000

(C) This adjustment reflects additional non-cash interest expense of $1,342,000 for an embedded beneficial conversion feature included in the Notes. The beneficial conversion is calculated as the intrinsic value of the conversion feature at the loan commitment date, but is limited to the amount of proceeds allocated to the Notes of $1,342,000. The proceeds allocated to the Notes represent the $2,000,000 cash proceeds less the proceeds allocated to the contingent equity forward valued of $658,000. The beneficial conversion feature is contingent on CSI’s shareholders approval of amendments to the Articles of Incorporation and is recorded at the time of such approval. For the purpose of this adjustment it assumed such approval is obtained at the same time as the Merger being approved.

(D) As described in adjustment (A), the financial instruments embedded in the Notes are separately recorded at fair value. Subsequent changes in fair value of these instruments will be recorded to other income (expense) in the statement of operations. At the time of the Merger and the Note’s conversion to equity, the embedded financial instruments’ fair value will reflect their intrinsic value. This adjustment assumes the closing of the Merger four months after the issuance of the Notes. For the purposes of this adjustment, the intrinsic value of the equity forward was estimated at $2,185,000 representing the 4.5 million Clean Diesel shares issuable to settle the forward contract multiplied by Clean Diesel’s stock price on September 10, 2010 of $0.93 less the cash purchase price of $2,000,000. The resulting loss of $1,527,000 reflects the difference between the $2,185,000 intrinsic value on settlement date and the initial proceeds allocated to the instrument of $658,000.

(E) As described in adjustment (A), the financial instruments embedded in the Notes are separately recorded at fair value. Subsequent changes in fair value of these instruments will be recorded to other income (expense) in the statement of operations. At the time of the Merger and the Note’s conversion to equity, the embedded financial instruments’ fair value will reflect their intrinsic value. This adjustment assumes the closing of the Merger four months after the issuance of the Notes. As a result, the premium redemption

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Financial Data — (Continued)

instrument is assumed to expire unexercised resulting in a gain of $701,000, representing the difference between the initial proceeds allocated to the instrument and its ultimate fair value of zero.

The Merger was not completed by August 2, 2010 and, therefore, the Notes were in default. However, as of August 31, 2010, the holders of the Notes agreed to forbear from exercising any rights or remedies thereunder to October 15, 2010. This pro forma statement of operations assumes that CSI will complete the Merger prior to October 15, 2010. If the Merger has not occurred by October 15, 2010, and CSI is not able to obtain the agreement of the holders of the Notes to waive, extend or further modify the terms of the Notes, the interest rate will increase from 8.0% to 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the Notes. The holders of the Notes further conditioned their obligation to purchase the remaining $2.0 million of the Notes immediately prior to the closing of the Merger on the requirement that CSI and Clean Diesel timely furnish the requested statements regarding their estimated cash positions, that each of CSI and Clean Diesel have a certain minimum cash position, that the shares of Clean Diesel to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the Note purchase agreements (which include that CSI must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, the fair value of the premium redemption instrument would immediately increase to a liability of $4,000,000 less any applicable discounting and result in a charge to other expense of approximately $3,299,000 partially offset by decline in fair value of the forward contract of $658,000 which would expire unsettled.

3.	Pro Forma Income (Loss) Per Share

Weighted average shares outstanding for the twelve months ended December 31, 2009 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Weighted average shares outstanding for the six months ended June 30, 2010 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 include the dilutive impact totaling 464,000 shares from warrants expected to be outstanding at the time of the closing of the Merger.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 and December 31, 2009 exclude the anti-dilutive impact of approximately 3,154,615 and 4,200,227 warrants and options expected to be outstanding at the time of the closing of the Merger.

4.	Book Value Per Share

Book value per share is calculated by dividing shareholders’ equity by common shares outstanding at the end of the period. The calculation of book value per share excludes the impact of 150,434,943 shares of CSI Class B common stock from the assumed conversion of the Notes including the funding of the final $2,000,000. If these amounts were included in the calculation, book value per share would equal $0.03.

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
June 30, 2010

									Pro Forma
		Clean Diesel							Clean Diesel
	Clean Diesel	Technologies,		Pro Forma			Business		Technologies,
	Technologies,	Inc.		Clean Diesel	Pro Forma		Combination		Inc. For
	Inc.	Pro Forma		Technologies,	Catalytic		Pro Forma		Business
	Historical	Adjustments		Inc.	Solutions, Inc.	Subtotal	Adjustments		Combination
	(In thousands except per share data)

ASSETS
Current assets:
Cash and cash equivalents	$8,106	$1,000	(a)	$9,106	$3,387	$12,493	$2,000	(c)	$14,493
Trade accounts receivable, less allowance for doubtful accounts	218	—		218	5,926	6,144	—		6,144
Inventories	822	—		822	5,026	5,848	—		5,848
Prepaid expenses and other current assets	108	—		108	1,635	1,743	—		1,743

Total current assets	9,254	1,000		10,254	15,974	26,228	2,000		28,228
Property and equipment, net	239	—		239	2,688	2,927	—		2,927
Intangible assets, net	957	—		957	4,160	5,117	2,793	(d)	7,910
Goodwill	—	—		—	4,161	4,161	—		4,161
Other assets	55	—		55	311	366	—		366

Total assets	$10,505	$1,000		$11,505	$27,294	$38,799	$4,793		$43,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,243	$—		$3,243	$3,029	$6,272	$—		$6,272
Current portion of long-term debt	—	—		—	3,000	3,000	—		3,000
Secured convertible notes payable	—	—		—	2,267	2,267	(2,267	)(b)	—
Accounts payable	454	—		454	4,449	4,903	(599	)(e)	4,304
							293	(e)
							1,556	(f)
Accrued expenses	567	—		567	6,029	6,596	880	(i)	9,325
Income taxes payable	—	—		—	784	784	—		784

Total current liabilities	4,264	—		4,264	19,558	23,822	(137)		23,685
Long-term debt	—	—		—	61	61	—		61
Deferred tax liability	—	—		—	1,283	1,283	—		1,283

Total liabilities	$4,264	$—		$4,264	$20,902	$25,166	$(137)		$25,029

Stockholders’ equity:
							(82	)(g)
							137	(h)
Clean Diesel common stock par value $0.01 per share	$82	$—		$82	$—	$82	$91	(j)	$228
Historical: Authorized 12,000,000; issued and outstanding 8,213,988 shares
Pro forma: Authorized 31,100,000; issued and outstanding 22,790,250 shares
Catalytic Solutions Class A common stock, no par value	—	—		—	156,307	156,307	(156,307	)(j)	—
Pro forma: Authorized 85,000,000; issued 76,223,996; and outstanding none
							2,267	(b)
							2,000	(c)
Catalytic Solutions Class B common stock, no par value	—	—		—	—	—	(4,267	)(j)	—
Pro forma: Authorized 185,000,000, issued 150,434,943 and outstanding none
Catalytic Solutions treasury stock at cost (Historical: 60,000 shares)	—	—		—	(100)	(100)	100	(j)	—
							930	(e)
							(75,751	)(g)
							8,635	(h)
							(880	)(i)
Additional paid in capital	74,751	1,000	(a)	75,751	—	75,751	160,383	(j)	169,068
Accumulated other comprehensive income (loss)	(449)	—		(449)	(1,116)	(1,565)	449	(g)	(1,116)
							561	(d)
							(624	)(e)
							(855	)(f)
Accumulated deficit	(68,143)	—		(68,143)	(148,699)	(216,842)	68,143	(g)	(149,617)

Total stockholders’ equity	6,241	1,000		7,241	6,392	13,633	4,930		18,563

Total liabilities and stockholders’ equity	$10,505	$1,000		$11,505	$27,294	$38,799	$4,793		$43,592

Book value per share	$0.76			$0.82	$0.09				$0.81

Equivalent book value per share									$0.04

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations
Six Months Ended June 30, 2010

						Pro Forma
				Business		Clean Diesel
	Clean Diesel	Pro Forma		Combination		Technologies, Inc.
	Technologies, Inc.	Catalytic		Pro Forma		For Business
	Historical	Solutions, Inc.	Subtotal	Adjustments		Combination
	(In thousands, except per share data)

Revenues	$1,056	$25,371	$26,427	$—		$26,427
Cost of revenues	685	18,595	19,280	—		19,280

Gross margin	371	6,776	7,147	—		7,147

Operating expenses:
Sales and marketing	—	1,561	1,561	—		1,561
Research and development	189	2,145	2,334	—		2,334
				(59	)(k)
General and administrative	2,695	4,126	6,821	209	(l)	6,971
Severance expense	(163)	15	(148)	—		(148)
Recapitalization expense	—	727	727	—		727
Gain on sale of intellectual property	—	(3,900)	(3,900)	—		(3,900)

Total operating expenses	2,721	4,674	7,395	150		7,545

Income (loss) from operations	(2,350)	2,102	(248)	(150)		(398)

Other income (expense):
Interest income	91	2	93	—		93
Interest expense	—	(678)	(678)	—		(678)
Other	(67)	(109)	(176)	—		(176)

Total other income (expense)	24	(785)	(761)	—		(761)

Income (loss) from continuing operations before income taxes	(2,326)	1,317	(1,009)	(150)		(1,159)
Provision for income taxes	—	510	510	—		510

Net income (loss) from continuing operations	$(2,326)	$807	$(1,519)	$(150)		$(1,669)

Basic and diluted income (loss) per share:
Basic net income (loss) from continuing operations	$(0.28)	$—				$(0.07)

Diluted net income (loss) from continuing operations	$(0.28)	$—				$(0.07)

Weighted average number of common shares outstanding (000s):
Basic	8,184	220,197				22,790

Diluted	8,184	220,661				22,790

Equivalent basic and diluted loss per share						$(0.00)

Cash dividends per share	$—	$—				$—

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations
Year Ended December 31, 2009

						Pro Forma
				Business		Clean Diesel
	Clean Diesel	Pro Forma		Combination		Technologies, Inc.
	Technologies, Inc.	Catalytic		Pro Forma		For Business
	Historical	Solutions, Inc.	Subtotal	Adjustments		Combination
	(In thousands, except per share data)

Revenues	$1,221	$50,514	$51,735	$—		$51,735
Cost of revenues	801	38,547	39,348	—		39,348

Gross margin	420	11,967	12,387	—		12,387

Operating expenses:
Sales and marketing	—	3,577	3,577	—		3,577
Research and development	386	7,257	7,643	—		7,643
				(107	)(k)
General and administrative	6,280	8,903	15,183	417	(l)	15,493
Severance expense	958	1,429	2,387	—		2,387
Recapitalization expense	—	1,258	1,258	—		1,258
Gain on sale of intellectual property	—	(2,500)	(2,500)	—		(2,500)

Total operating expenses	7,624	19,924	27,548	310		27,858

Loss from operations	(7,204)	(7,957)	(15,161)	(310)		(15,471)

Other income (expense):
Interest income	245	18	263	—		263
Interest expense	—	(5,353)	(5,353)	—		(5,353)
Change in fair value of investments and interest expense	100	—	100	—		100
Other	112	(1,117)	(1,005)	—		(1,005)

Total other income (expense)	457	(6,452)	(5,995)	—		(5,995)

Loss from continuing operations before income taxes	(6,747)	(14,409)	(21,156)	(310)		(21,466)
Income tax benefit	—	(1,036)	(1,036)	—		(1,036)

Net loss from continuing operations	$(6,747)	$(13,373)	$(20,120)	$(310)		$(20,430)

Basic and diluted loss per share:
Net loss from continuing operations per share	$(0.83)	$(0.06)				$(0.90)

Weighted average number of common shares outstanding:
Basic and diluted	8,147	220,197				22,790

Equivalent basic and diluted loss per share						$(0.04)

Cash dividends per share	$—	$—				$—

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

1.	The Merger and Basis of Presentation

On May 13, 2010, Clean Diesel and CSI entered into the Merger Agreement, under which a wholly-owned subsidiary of Clean Diesel, will merge with and into CSI, with CSI becoming a wholly-owned subsidiary of Clean Diesel. Pursuant to the Merger Agreement, Clean Diesel will issue an estimated 13,727,658 shares of common stock of Clean Diesel, par value $0.01 per share, in exchange for all outstanding shares of common stock of CSI.

Because CSI stockholders will own a majority of the voting stock of the combined company, CSI will assume key management positions and CSI will hold a majority of the board of directors seats upon closing of the Merger, CSI is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations. Accordingly, the assets and liabilities of Clean Diesel will be recorded as of the Merger closing date at their estimated fair values.

The accompanying pro forma condensed combined financial statements do not give effect to any cost savings or revenue synergies that are expected to result from the Merger. Further, these pro forma condensed combined financial statements will change, perhaps materially, based on revisions to current estimates, facts and circumstances as of the closing of the Merger.

2.	Estimate of Consideration Expected to Be Transferred

The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. As Clean Diesel’s stock is traded on the NASDAQ with more daily average volume than CSI’s stock on the AIM exchange, the closing market price of Clean Diesel’s common stock as of September 10, 2010, the most recent date practical to allow for the preparation of this filing, was used to estimate the consideration transferred. Clean Diesel believes this method provides the most reliable determination of fair value for the purposes of the unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of consideration expected to be transferred to effect the Merger:

Fair value of Clean Diesel outstanding common stock at June 30, 2010	$7,639,000
Estimated fair value of Clean Diesel shares issued to accredited investors	608,000
Estimated fair value of Clean Diesel shares issued to Innovator Capital	181,000
Estimated fair value of Clean Diesel stock options and warrants outstanding at June 30, 2010	25,000
Estimated fair value of Clean Diesel warrants issued to Innovator Capital and accredited investors	319,000

Total estimated purchase consideration	$8,772,000

On June 30, 2010, Clean Diesel had 8,213,988 shares of common stock outstanding. In addition, the purchase consideration includes 654,118 shares to be issued immediately prior to closing to accredited investors (as discussed in note 4(b) below) and 194,486 shares to be issued to Innovator Capital, Clean Diesel’s financial advisor, as a transaction fee for their services in connection with the Merger. The fair value of Clean Diesel common stock used in determining the purchase price was $0.93 per share based on the closing price on NASDAQ on September 10, 2010.

The fair value of Clean Diesel’s stock options and warrants is a preliminary estimate ($0.29). The final estimated fair value will be determined using the Black-Scholes Model based on the number of Clean Diesel stock options and warrants outstanding on the merger closing date pro-rated for the portion vested prior to merger. The warrants are expected to have a strike price of $1.32 per share. The warrants also include a provision that they expire 30 days after a period where the Clean Diesel stock price exceeds the warrant exercise price for 10 consecutive days. To value these warrants, the Black-Scholes Model was used with Clean

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

Diesel’s stock price of $0.93 on September 10, 2010, a volatility of 59.9%, a risk free rate of 1.25% and a term of 3 years. In addition, warrants to purchase a total of 1,089,000 shares of Clean Diesel common stock will be issued to accredited investors and Innovator Capital in connection with the transactions described above.

Clean Diesel estimates that professional fees and employee expenses related to the Merger will approximate $1,556,000. These costs include fees for legal, accounting, and other direct costs necessary to complete this transaction. The $1,556,000 of transaction costs consist of $701,000 of costs expected to be incurred by Clean Diesel and $855,000 of costs expected to be incurred by CSI. Clean Diesel’s $701,000 of professional and employee expenses will be incurred by Clean Diesel are in addition to the estimated shares and warrants to be issued to Innovator Capital, and these costs are included in liabilities to be assumed by CSI in the Merger. In addition, these costs include other direct costs of approximately $477,000 expected to be incurred related to employee retention and success bonuses as a result of successful completion of the transaction.

Transaction fees of CSI will be expensed as incurred in accordance with applicable accounting rules regarding business combinations. In addition to the $855,000 of professional and employee expenses, CSI’s financial advisor, Allen & Company LLC, will receive 1,000,000 shares of Clean Diesel and warrants to purchase an additional 1,000,000 shares of Clean Diesel. The estimated fair value of such shares and warrants totaling $1,223,000, of which $599,000 has been accrued at June 30, 2010, related to the closing of the Merger will be expensed upon closing of the Merger.

3.	Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Under the acquisition method of accounting, the total purchase consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of Clean Diesel based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded to goodwill, and any shortfall is recorded as a gain on transaction. A preliminary allocation of the preliminary estimated purchase consideration, as shown above, to the acquired tangible and intangible assets and assumed liabilities of Clean Diesel based on the estimated fair values as if the transaction closed on June 30, 2010, is as follows:

Cash and cash equivalents(1)	$9,106,000
Accounts receivable and other assets	381,000
Inventory(2)	822,000
Fixed assets	239,000
Intangible Assets
Customer relationships	180,000
Trade name	948,000
Patents	2,352,000
In-process research and development	270,000

Total Assets Acquired	14,298,000
Liabilities assumed	(4,264,000)
Merger related liabilities	(701,000)

Net assets acquired	9,333,000

Gain on transaction	(561,000)

Total preliminary purchase price allocation	$8,772,000

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

(1)	Includes $1,000,000 of cash to be received by Clean Diesel upon closing of sale of stock and warrants to accredited investors described in note 4(a) below.

(2)	Assumed carrying value equals fair value.

A preliminary valuation of the intangible assets of Clean Diesel was made. Each of the intangible assets and the methodology for the preliminary valuation is presented below.

Valuation of Customer Relationships

The ability to use Clean Diesel’s relationships with its clients provides the acquirer with a business advantage that is distinct and separable from the goodwill acquired. The presence of a loyal customer base provides management with the opportunity to sell additional products into the base, and further leverage cost efficiencies. Customer relationships are valued using the income approach excess earnings method, based on the operating profit of the expected revenue, less applicable capital charges for the use of assets. Key assumptions used in this valuation were a revenue growth rate of approximately 3% and an annual customer attrition of 50%.

Valuation of Trademarks and Tradenames

The fair value of the acquired trademarks or tradenames is the relief from the royalty method. Under this method, the subject trademark is valued by reference to the amount of royalty income it could generate if it were licensed, in an arm’s-length transaction, to a third party. Typically, a sample of a comparable arm’s-length royalty or license agreement is selected that reflects similar risk and return investment characteristics with the subject trademark or tradename. The royalty rate selected is then multiplied by the net revenue expected to be generated by the trademark or tradename over the course of the assumed life of the trademark or tradename. The product of the royalty rate times the revenue is an estimate of the royalty income that could be generated, hypothetically, by licensing the subject trademark or tradename. Therefore, in selecting a royalty rate for trademarks and tradenames, consideration was given to the products and Clean Diesel’s reputation in the marketplace, the historical and projected operating profitability of the business and relative importance of the name(s) compared to other factors driving profitability. It was determined that the primary driver of operating margins is resident in the products technological features and capabilities. Therefore, the value of the trademarks and tradenames would be relatively small in comparison to these factors. As such, a royalty rate of 1.5% was used.

Valuation of Patented Technology

To value the patent portfolio/patented technology assets, the income approach relief from royalty method was used, similar to that of the trademarks and tradenames. As noted earlier, market transactions involving licensing rates for similar technology as well as the profit split method were considered.

An examination of licensing royalty rates for similar technology was made using information provided by Royalty Source® Intellectual Property Database, a third party reporting service. The search of their database resulted in 5 guideline license transactions for patents in similar technologies. The royalty rates paid ranged between 3.0% and 7.0%. The median transaction had a royalty rate of 4.0%, while the average transaction had a royalty rate of 4.5%. Based on this information, a royalty rate of 4% was used.

Valuation of In-Process Technology

The fair value of in-process technology was calculated using the income approach multi-period excess earnings method, which is the same method used to value customer relationships. In addition, taken into account were the costs to complete of $250,000 for Clean Diesel’s IPR&D project expected to be launched by the end of 2010.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

The final determination of the allocation of purchase consideration will be based on the estimated fair values of the tangible and intangible assets acquired and liabilities assumed at the date of the closing of the Merger and will be made as soon as practicable after the closing. The allocation of purchase consideration will remain preliminary until CSI completes its valuation of the tangible and intangible assets acquired and liabilities assumed. The final fair value of assets acquired and liabilities assumed could differ significantly from the amounts presented in these pro forma financial statements.

4.	Pro Forma Adjustments

Clean Diesel Balance Sheet Adjustments

(a) On July 5, 2010, Clean Diesel entered into agreements with a group of accredited investors providing for the sale of 654,118 shares of Clean Diesel’s common stock and warrants to purchase 1,000,000 shares of Clean Diesel’s common stock, for a total purchase price of $1,000,000, contingent upon the closing of the Merger. This adjustment assumes the issuance of Clean Diesel stock and warrants and the receipt of $1,000,000 cash from the investors immediately prior to the closing of the Merger. This amount is reflected as part of the outstanding Clean Diesel equity in the calculation of the estimated purchase consideration described in note 2.

Business Combination Pro forma Balance Sheet Adjustments

(b) To record the automatic conversion of the CSI secured convertible notes of $2,000,000 into CSI Class B common stock immediately prior to the Merger. This adjustment reflects reversal of the carrying amount of the notes of $2,267,000 including the fair value of embedded financial instruments. Refer to further discussion of the secured convertible notes in adjustment (A) of the notes of CSI’s unaudited pro forma condensed financial data.

(c) To reflect funding of the final $2,000,000 of secured convertible notes that will automatically convert into CSI Class B common stock immediately prior to the Merger. Refer to further discussion of the secured convertible notes in adjustment (A) of the notes of CSI’s unaudited pro forma condensed financial data.

(d) To record the estimated fair value of the acquired intangible assets totaling $3,750,000 as more fully described in note 3. This adjustment also reverses the net book value of Clean Diesel’s pre-Merger intangible assets totaling $957,000, resulting in a net adjustment of $2,793,000. In addition, this adjustment records a gain on transaction as an adjustment to accumulated deficit of $561,000 calculated using the acquisition method of accounting more fully described in note 3. This gain has not been reflected on the pro forma condensed statement of operations as it is non-recurring in nature.

(e) To record CSI’s Merger costs related to the issuance of shares and warrants to Allen & Company LLC upon closing of the Merger as more fully described in note 2. These costs have not been reflected on the pro forma condensed statements of operations as they are non-recurring in nature. These shares, reflected as common stock and paid in capital, and warrants, reflected as accrued expense, have an estimated fair value of $930,000 and $293,000, respectively for a total of $1,223,000. Additionally, this adjustment reflects a reduction to accounts payable of $599,000 for settlement costs incurred and accrued prior to June 30, 2010 which results in a net reduction to accumulated deficit of $624,000. The warrants are classified as liabilities as their expected terms could compel cash settlement.

(f) To record an increase to Merger-related liabilities for CSI’s and Clean Diesel’s estimated professional and employee related Merger costs totaling $1,556,000. These costs, as more fully described in note 2, have not been reflected on the pro forma condensed statements of operations as they are non-recurring in nature. Merger related costs include fees payable to investment bankers, legal and accounting services, NASDAQ and other regulatory fees, printing, proxy solicitation and other costs, including an estimated $477,000, expected to be incurred related to employee retention and success bonuses as a result of successful completion of the transaction. Clean Diesel’s transaction costs of $701,000 will be incurred prior to the Merger and are reflected

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

as an accrued expense in the allocation consideration transferred in note 3. CSI’s transaction cost of $855,000 are reflected as an increase to accumulated deficit as they will be an expense of the combined entity.

(g) To eliminate the pro forma Clean Diesel equity account balances upon closing the Merger at June 30, 2010.

(h) To reflect issuance of purchase consideration of $8,772,000 as more fully described in note 2 representing 13,727,658 shares at par value of $0.01 or $137,000 with the remaining $8,635,000 reflected as additional paid-in capital.

(i) To record an accrued liability for $880,000 representing the estimated fair value of the 3,000,000 warrants to be issued to CSI Class A shareholders upon closing of the Merger. This transaction has been reflected as a distribution to the shareholders of the accounting acquirer and, accordingly, a reduction of shareholders’ equity. The warrants are classified as liabilities as they are expected to have ongoing registration requirements, which could compel cash settlement.

(j) To recast the historical Class A common stock and Class B common stock capital accounts of CSI to reflect the appropriate post-Merger paid in capital of Clean Diesel.

Summary of Pro Forma Adjustments to Additional Paid in capital

The Summary of pro forma adjustments to additional paid in capital reflect the impact of the business combination and associated transactions more fully described above:

Historical value of CSI’s outstanding shares including conversion of Notes	$160,474
Fair value of shares held by Clean Diesel shareholders	8,772
Fair value of 1,000,000 shares issued to Allen and Co. as a merger cost	930
Estimated fair value of 3,000,000 warrants issued to CSI Class A Shareholders’ recorded as a distribution	(880)
Less: amount attributable to par value of shares	(228)

$169,068

Statements of Operations Adjustments

(k) To eliminate historical Clean Diesel amortization expense of $59,000 for the six months ended June 30, 2010 and $107,000 for the year ended December 31, 2009.

(l) To record amortization expense based on the preliminary estimated fair values of the underlying intangible assets to be acquired amortized over their estimated useful lives as follows:

			Amortization Expense
		Estimated	Six months	Twelve months
		useful	ended	ended
	Fair value	life	June 30, 2010	December 31, 2009

Customer relationships	$180,000	3	$30,000	$60,000
Trade name	948,000	10	47,000	95,000
Patents	2,352,000	10	118,000	235,000
In-process research and development	270,000	10	14,000	27,000

	$3,750,000		$209,000	$417,000

5.	Pro Forma Income (Loss) Per Share

Pro Forma Catalytic Solutions, Inc.

Weighted average shares outstanding for the twelve months ended December 31, 2009 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Weighted average shares outstanding for the six months ended June 30, 2010 includes CSI’s historical weighted average shares outstanding of 69,761,902 plus an additional 150,434,943 shares from the assumed conversion of the secured convertible notes payable including the funding of the final $2,000,000 assuming each is outstanding for the entire period.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 include the dilutive impact totaling 464,000 shares from warrants expected to be outstanding at the time of the closing of the Merger.

Diluted weighted average shares outstanding used for the six months ended June 30, 2010 and for the twelve months ended December 31, 2009 exclude the anti-dilutive impact of approximately 3,154,615 and 4,200,227 warrants and options expected to be outstanding at the time of the closing of the Merger.

Pro Forma Clean Diesel Technologies, Inc. for Business Combination

Basic weighted average shares outstanding for the six months ended June 30, 2010 and the year ended December 31, 2009 include:

Pre-Reverse
Split
Clean Diesel shares outstanding	8,213,988
New shares to be issued in the Merger to CSI shareholders and Allen & Company	13,727,658
New shares to be issued to accredited investors	654,118
New shares to be issued to Innovator Capital	194,486

Total	22,790,250

Diluted weighted average shares outstanding used for June 30, 2010 and December 31, 2009 exclude the anti-dilutive impact of approximately 6,317,000 warrants and options expected to be outstanding at the time of the closing of the Merger.

Pro forma income (loss) per share does not reflect the impact of the proposed reverse stock split in a ratio ranging from one-for-three to one-for-eight. Pro forma income (loss) per share assuming the reverse stock split at each end of the range and a point within the range are as follows:

	One for	One for	One for
	three	five	eight

Six months ended June 30, 2010
Pro forma income from continuing operations per share:
Basic and diluted	$(0.22)	$(0.37)	$(0.59)
Pro forma weighted average shares outstanding (000s):
Basic and diluted	7,597	4,558	2,849
Year ended December 31, 2009
Pro forma loss from continuing operations per share:
Basic and diluted	$(2.69)	$(4.48)	$(7.17)
Pro forma weighted average shares outstanding (000s):
Basic and diluted	7,597	4,558	2,849

Equivalent Pro Forma Clean Diesel Technologies, Inc. for Business Combination

The equivalent pro forma income (loss) per share amounts are calculated by multiplying the pro forma Clean Diesel Technologies, Inc. for Business Combination per share amounts by the assumed CSI Class A

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Unaudited Pro Forma Condensed Combined Financial Data — (Continued)

common stock exchange ratio of 0.0473. For the six months ended June 30, 2010, equivalent pro forma loss per share is ($0.00) calculated by multiplying the pro forma basic and diluted loss per share of ($0.07) by the assumed Class A conversion ratio of 0.0473. For the twelve months ended December 31, 2009, equivalent pro forma loss per share is ($0.04) calculated by multiplying the pro forma basic and diluted loss per share of ($0.90) by the assumed Class A conversion ratio of 0.0473.

6.	Book Value per Share

Book value per share is calculated by dividing company shareholders’ equity by common shares outstanding at the end of the period. The equivalent pro forma book value per share is calculated by multiplying the pro forma Clean Diesel Technologies, Inc. for Business Combination per share amount by the assumed CSI Class A common stock exchange ratio of 0.0473.

Pro forma Clean Diesel Technologies, Inc. book value per share is calculated based on Clean Diesel’s historical common shares outstanding of 8,213,988 plus the additional 654,118 shares of common stock to be issued upon closing its capital raise.

The calculation of book value per share for Pro Forma CSI excludes the impact of 150,434,943 shares of CSI Class B common stock from the assumed conversion of the Notes including the funding of the final $2,000,000. If these amounts were included in the calculation, book value per share would equal $0.03.

MARKET PRICE AND DIVIDEND INFORMATION

Clean Diesel

Clean Diesel’s common stock is traded on the NASDAQ Stock Market’s National Market under the symbol “CDTI.”

The following table sets forth the high and low sale prices of Clean Diesel’s common stock on The NASDAQ Capital Market for each of the periods listed. Prices indicated below with respect to its share price include inter-dealer prices, without retail mark up, mark down or commission and may not necessarily represent actual transactions.

	NASDAQ Capital Market
	High	Low

2008
1st Quarter	$24.85	$8.74
2nd Quarter	$15.98	$10.50
3rd Quarter	$12.25	$3.00
4th Quarter	$4.79	$1.54
2009
1st Quarter	$3.05	$1.00
2nd Quarter	$2.50	$1.41
3rd Quarter	$2.20	$1.25
4th Quarter	$2.23	$1.40
2010
1st Quarter	$2.22	$1.45
2nd Quarter	$1.78	$0.95
3rd Quarter (through September 10, 2010)	$1.42	$0.93

Holders

At August 18, 2010, there were 183 holders of record of its common stock representing approximately 1,600 beneficial owners.

Dividends

No dividends have been paid on Clean Diesel’s common stock and it does not anticipate paying dividends in the foreseeable future.

CSI

CSI’s common stock has been listed on AIM of the London Stock Exchange since November 22, 2006. CSI’s stock trades in pence sterling (GBX), a subdivision of pounds sterling (GBP), and trades under two symbols: the symbol “CTS,” in a restricted manner as permitted by Regulation S of the Securities Act and the symbol “CTSU,” in an unrestricted manner under an available exemption provided under the Securities Act.

The following table sets forth the high and low closing prices of CSI’s common stock on AIM for each of its trading lines for the periods indicated. The U.S. dollar prices indicated below are provided for convenience purposes only and were calculated using the daily average conversion rate from pence sterling to U.S. dollars for each reporting period.

	CTS		CTSU(1)
	High	Low	High	Low

2008
1st Quarter	$1.61	$1.33	$—	$—
2nd Quarter	$1.33	$1.15	$—	$—
3rd Quarter	$1.09	$0.85	$1.03	$0.92
4th Quarter	$0.70	$0.29	$0.78	$0.29
2009
1st Quarter	$0.26	$0.06	$0.26	$0.20
2nd Quarter	$0.18	$0.09	$0.22	$0.05
3rd Quarter(2)	$0.09	$0.04	$0.08	$0.02
4th Quarter(2)	$0.07	$0.04	$0.04	$0.02
2010
1st Quarter	$0.04	$0.02	$0.03	$0.01
2nd Quarter	$0.02	$0.01	$0.03	$0.02
3rd Quarter (through September 10, 2010)	$0.02	$0.02	$0.03	$0.03

(1)	The CTSU trading line was established on July 14, 2008.

(2)	CSI was unable to publish its results for the period ended June 30, 2009 within the time period required by the AIM (September 30, 2009) due primarily to a delay in completing its goodwill impairment analysis. Due to this delay, CSI requested that trading in its stock on AIM be suspended until such time that the results would be announced. Trading was suspended on September 30, 2009. CSI announced its results for the period ended June 30, 2009 on November 9, 2009 and trading in its shares remained suspended pending CSI’s work to resolve its liquidity issues. CSI shares resumed trading on December 21, 2009 in connection with an announcement of CSI’s updated financial position.

Holders

At July 31, 2010, there were 199 holders of record of CSI’s common stock.

Dividends

CSI has never paid any dividends on its common stock and CSI does not anticipate paying dividends in the foreseeable future.

THE MERGER

This section and the section entitled “The Merger Agreement” beginning on page 96 of this joint proxy statement/information statement and prospectus describe the material terms of the Merger, including the Merger Agreement. While Clean Diesel and CSI believe that this description covers all of the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/information statement and prospectus, including the Merger Agreement, which is attached as Annex A to this joint proxy statement/information statement and prospectus, and the other documents to which Clean Diesel and CSI have referred.

Background of the Development of the Merger

Clean Diesel develops, designs, markets and licenses patented technologies and solutions that reduce harmful emissions from internal combustion engines while improving fuel economy and engine power. Clean Diesel is a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”). Clean Diesel was spun-off by Fuel Tech in a rights offering in December 1995.

On June 15, 2007, Clean Diesel effected a reverse stock split in order to achieve listing on the NASDAQ Capital Market. Prior to that time, Clean Diesel’s Common Stock was quoted on the Over-the-Counter Bulletin Board, or OTCBB.

Over the past 18 months, Clean Diesel has experienced a period of challenging business and economic conditions. Proactive effort to scrutinize the intellectual property portfolio and commercialization approach resulted in an altered strategy that focuses primarily on the growing, global retrofit market. As the diesel emissions reduction market has evolved and greater focus has been placed on clean air and climate change, state of the art clean technologies have been mandated for new diesel engines in many parts of the world. While extremely beneficial for all, this only addresses a fraction of the diesel engines in use throughout the world today. As such, governments and municipalities around the world have identified the retrofit of in-use diesel engines as a means to make dramatic improvements in air quality and human health. To manage this effort, “low emission zones” whether on a state, regional or city wide scale have become common and continue to grow in number and scope. The success of these low emission zones is dependent on the supply of cost effective, high performing emission control technology to achieve the level of emission reduction sought by the respective governments. As a result, the certifying agencies require market proven technology fit for their specific purpose. Clean Diesel is using this opportunity to use its core IP portfolio to develop retrofit products based on its OEM proven technology focused on the reduction of diesel particulate matter and NOx. Core patent families such as the ARIS injection technology, fuel borne catalyst technology and the use of platinum/cerium additive with diesel particulate filters have all been leveraged in Clean Diesel’s recent retrofit product development projects. For example, the ARIS system will be used in Clean Diesel’s SCR/DPF product currently being developed in cooperation with the EPA and financed with U.S. government funding. In addition, the use of platinum/cerium fuel additive with a diesel particulate filter is being developed in cooperation with the California Air Resources Board and used in their ongoing “Offroad Vehicle Showcase” to promote the retrofit of off-road diesel vehicles. As the Clean Diesel retrofit product portfolio grows, Clean Diesel will continue to develop new patents and intellectual property based on not only the further development of the aforementioned products, but also like products for use in complementary applications and other synergistic technologies. Clean Diesel further determined that the ability to translate the new strategic direction into tangible results would be a direct function of its organizational capability. Therefore, to better position the company for growth and sustained profitability, Clean Diesel restructured its organization significantly in 2009. In February 2009, Michael Asmussen was named President and CEO to lead the change at the management level. In August 2009, Clean Diesel implemented a reduction in force and made new appointments at the Board of Director and executive management levels. At the Board of Director level, Mr. Mungo Park was elected to the Board and named Chairman in August 2009 to assist Clean Diesel in its restructuring and lead the effort to reconstitute the Board of Directors.

While Clean Diesel believes that the global opportunities in its end markets are significant, a number of barriers to entry exist that have been extremely difficult to overcome. Despite the growth prospects, the challenges faced by Clean Diesel in 2009 and early 2010 are expected to continue. Long project lead times, unpredictable schedules and extreme market fragmentation will continue to plague the business until long term strategies are put in place to not only diversify Clean Diesel with regard to market segments and revenue streams, but also reach critical mass through aggressive market consolidation. Therefore after several iterations of strategic analysis, two key strategic objectives were identified. The first was the need to reduce dependence on existing revenue sources by acquiring additional revenue that ramps more quickly yet originates from synergistic sources. The second was to gain access to the best and broadest portfolio of verified retrofit products available.

On September 16, 2009, Mr. James Quinn of Allen & Company LLC, a New York based investment banking firm, contacted Mr. Park, Chairman of the Board, Clean Diesel, to discuss the possibility of a merger between their client, CSI, and Clean Diesel. During the phone call, Mr. Quinn explained to Mr. Park that they were representing CSI as financial advisors and that the management and board of CSI had expressed a strong interest in exploring such a merger after having conducted a strategic review. Following this conversation, Allen & Company LLC forwarded a corporate overview presentation of CSI to Mr. Park on September 18, 2009.

On September 24, 2009, CSI and Clean Diesel entered into a mutual confidentiality and non-disclosure agreement.

On September 25, 2009, Mr. Charlie Call, Chief Executive Officer of CSI, telephonically presented CSI’s business and strategic objectives to Mr. Park using the corporate overview sent to Mr. Park the prior week. The discussion included a history of CSI, the basic catalyst technology that gives CSI its competitive advantage and the strengths and capabilities of CSI’s Engine Control Systems (ECS) business that focuses on heavy duty diesel systems. Mr. Quinn of Allen & Company LLC also participated in the call. During the call the parties agreed that there were enough obvious synergies that further discussions were warranted.

On September 30, 2009, a meeting was held at the offices of Allen & Company LLC in New York. In attendance were Alexander Ellis III, Chairman of the Board and Mr. Call from CSI and Mr. Park, Mr. Asmussen, Chief Executive Officer, and Mr. Rogers, VP of Operations from Clean Diesel, along with Mr. Quinn and Ms. Denise Calvo-Silver of Allen & Company LLC. It was agreed that there were real synergies in technology, operations, channels to market, business strategy and business focus between the two companies. There was a consensus that the proposed merger was worth exploring further and that the two management teams should exchange more information to further analyze mutual benefits. It was also decided that CSI would send to Clean Diesel preliminary terms outlining a potential transaction and that an outline of the merger process, cost and timeline be prepared in order to understand the complexities associated with the merger of a UK listed company and a U.S. listed company.

On October 15, 2009, Mr. Asmussen and Mr. Rogers visited CSI’s heavy duty diesel systems division (Engine Control Systems, Ltd. or ECS) in Toronto, Canada. Mr. Call, Dr. Stephen Golden, Founder and Chief Technical Officer of CSI, and the management team of ECS were in attendance. During this meeting the two sides shared detailed presentations relative to technology and market strategies. The two teams confirmed that Clean Diesel and CSI were complementary to each other with regard to technology, product portfolios and channel strategies in the diesel emissions market and that ECS provided a strong manufacturing and distribution platform to further commercialize Clean Diesel technology. Likewise, the two teams agreed that Clean Diesel’s European and Asian Pacific sales and marketing presence and capabilities would provide an immediate opportunity to strengthen the ECS sales channels for their verified products, an area of previous weakness. The two teams began to create a list of real market opportunities where the potential of the combined companies would begin to provide real benefits in a relatively short time.

On October 26, 2009, Allen & Company LLC forwarded to Mr. Park a draft term sheet along with a merger process and timeline that had been approved by the CSI Board of Directors in a telephonic board meeting held on the same day. This term sheet proposed a 70/30 equity split in favor of CSI. The merger process and timeline was created with input from legal counsel and Allen & Company LLC as CSI’s advisors in this potential transaction.

On November 2, 2009, the draft term sheet received by Mr. Park was reported to the full Clean Diesel Board of Directors. In addition to the term sheet, the Board was given an introductory presentation focused on CSI company details and potential synergy opportunities discussed between the companies. During that meeting, the Clean Diesel Board of Directors approved an official response indicating an interest to continue discussions and gave management their approval to continue to engage CSI in further discussion.

On November 5, 2009, Mr. Asmussen provided Clean Diesel’s official response indicating an interest to continue discussions and further explore key financial questions with regard to the transaction. The questions dealt with a number of issues. First, the Clean Diesel Board had concerns related to the short term feasibility of a deal from a cash requirement perspective. Second, more information was requested relative to business results and projections related to individual CSI business units. Third, the Clean Diesel Board was interested in exploring alternative options such as CSI’s willingness to sell the ECS business alone. Lastly, the Clean Diesel Board wanted additional research into a potential valuation approach that would be equitable and communicate a positive message to the market.

On November 9 and 10, 2009, the management teams of the two companies convened at CSI’s offices in Ventura, California. In attendance were Mr. Asmussen, Mr. Rogers and Ms. Ann Ruple, the former Chief Financial Officer of Clean Diesel, and Mr. Call, Dr. Golden, Mr. Nikhil Mehta, Chief Financial Officer and Mr. David Shea, Controller, of CSI. The objective of the meeting was to not only address the questions raised by the Clean Diesel Board but also discuss in a great level of detail the technology, financial plans and business strategies of the two companies. CSI noted that it was not interested in selling the ECS business alone. As a result, the two teams developed a preliminary merger plan including synergies, growth prospects and financial performance for presentation to the respective boards.

On November 20, 2009, Innovator Capital was approved by the Clean Diesel audit committee, consisting of John de Havilland and Derek Gray, to begin assisting Clean Diesel in identifying organizations that may be suitable to Clean Diesel’s desire to engage in merger and acquisition activities. Mr. Park, the Chairman of the Board of Clean Diesel, is also the Chairman of Innovator Capital. Innovator Capital also agreed to assist Clean Diesel in certain capital raising efforts. The committee selected Innovator Capital based on previous services provided by Innovator Capital to Clean Diesel, including Clean Diesel’s Regulation S offering in December 2006, and financial advisory services from 2006 through January 2009. As compensation for such services, Clean Diesel paid, along with travel and other expenses, $30,000, $268,000 and $207,000 in the years ended December 31, 2009, 2008 and 2007, respectively. In addition, as compensation for its financial advisory services to Clean Diesel, Innovator Capital received and holds warrants to purchase 283,974 shares of common stock of Clean Diesel at exercise prices from $8.4375 to $15.625, which expire from December 29, 2011 through December 29, 2012. Further, Clean Diesel paid Innovator Capital $986,000 for fund raising services in 2007. Based on Clean Diesel’s relationship with Innovator Capital and its satisfaction with the services provided by Innovator Capital, Clean Diesel did not consider other firms.

On December 1, 2009, members of the respective management teams met at CSI’s ECS offices in Toronto, Canada. Mr. Call, Mr. Golden, and several members of the ECS management team were in attendance as was Mr. Rogers, Dan Skelton, Clean Diesel’s Vice President of Sales and Mr. Asmussen. The meeting was meant to review research and development (“R&D”) programs and projects at ECS, Clean Diesel and CSI (as those projects relate to ECS work) to look for possible synergies, overlap or duplication in an effort to identify R&D savings and opportunities to get to market more quickly. The teams also prioritized R&D projects and completed a review of the market opportunities as seen by each respective group. Lastly, resources were examined to further flesh out prime operating synergies.

On December 9, 2009, Clean Diesel sent its response to the term sheet to CSI, indicating a desire by the board to move forward with the merger. The response touched on the majority of the terms but remained silent on the equity split due to the fact that an equitable valuation method had yet to be identified.

On December 16, 2009, the Clean Diesel Board of Directors approved a motion to engage Houlihan Smith & Co. (“Houlihan”) to complete an enterprise value study of CSI. The intent of this study was to provide the Board an independent view of the value of CSI. Houlihan had performed a similar valuation study on Clean Diesel, thereby providing a detailed comparison from which the Board could develop a view on the relative values of the two entities. Clean Diesel chose Houlihan to perform the valuation because Houlihan had previously completed a valuation of Clean Diesel’s auction rate securities and the board of directors was impressed with their services. The results of these valuations are described below under the caption “Houlihan Smith Valuations.”

During the period from early December 2009 to early January 2010, the two companies shared further technological and financial information with each other. On January 6 and 7, 2010, Mr. Asmussen, Mr. Rogers and Ms. Ruple met with Mr. Call, Dr. Golden, Mr. Mehta and Mr. Shea at CSI’s offices in Ventura, California. The discussion reflected the increase in working knowledge that both companies had gained regarding the businesses, technologies and capabilities of the other side. It was clear that the merger would combine two complementary companies. From the discussions, the two teams developed a detailed merger plan outlining organization structure, sales plans, cost redundancies, merger costs and various other related items.

On January 15, 2010 the Clean Diesel Board of Directors was updated on the progress of the discussions by Mr. Asmussen. The Clean Diesel Board of Directors authorized management to continue to proceed to negotiate the transaction with CSI including negotiating the terms of the equity split.

On January 22, 2010, the result of the Houlihan valuation study was presented to the Clean Diesel Board of Directors. It indicated relative valuations in the range of $14.7 million for Clean Diesel and $14.2 million for CSI. The Clean Diesel management team recommended that Innovator Capital be given the approval to pursue final negotiations with Allen & Company LLC and CSI. The Clean Diesel Board of Directors provided their approval for Innovator Capital pursuing final negotiations with Allen & Company LLC and CSI relative to the transaction terms. This approval was based on information provided through the valuation project, detailed operational, strategic and technical analysis completed by the executive management team and contemplation of alternative strategic options. The Clean Diesel Board of Directors concluded that a 50/50 equity split was appropriate and that Mr. Park should discuss this and other matters regarding the transaction with Mr. Quinn of Allen & Company LLC.

On January 26, 2010, a revised term sheet was sent to CSI and the 50/50 proposal on the equity split was separately communicated to Mr. Quinn at Allen & Company LLC by Mr. Park on February 12, 2010 and was not part of the revised term sheet.

On February 3, 2010, Mr. de Havilland corresponded with Clean Diesel’s corporate secretary and informed him of his desire to resign from the Board at the Clean Diesel’s next annual meeting and not stand for re-election. Mr. de Havilland decided to postpone acting on this desire.

On February 12, 2010, Mr. Park met with Mr. Ellis III in Boston. Mr. Quinn from Allen & Company LLC was also in attendance. Discussions were held on the terms of the merger, in particular, the equity split (including Clean Diesel’s proposal of a 50/50 equity split), potential board composition and executive team of the new merged company.

On February 15, 2010, Mr. Park, Mr. Gray and Mr. Asmussen of Clean Diesel met with Mr. Call at Allen & Company LLC’s offices, New York City. Mr. John Simon, Mr. Quinn and Ms. Calvo-Silver of Allen & Company LLC were also present. At this meeting the terms of the merger were further discussed between the meeting attendees, subject to review and approval by each company’s board of directors. After much discussion and negotiation, the attendees reached agreement on the proposed 60/40 equity split provided that certain minimum cash positions were achieved by each entity. The parties also agreed that CSI’s stockholders would receive warrants to purchase Clean Diesel common stock to further bridge the difference between the competing equity split proposals (the 70/30 proposed by CSI and the 50/50 proposed by Clean Diesel). The underlying rationale of the warrants was that if all warrants were exercised to purchase an aggregate 5 million shares of Clean Diesel on a pre-split basis (4 million by CSI stockholders, 1 million by Clean Diesel Stockholders), the effective split would be approximately 64/36. The parties also agreed that the exercise price of the warrants would be based on an agreed $30 million valuation for the combined company divided by the total number of shares outstanding immediately following the merger. At the meeting, the attendees also reached agreement on the minimum cash position necessary to complete the merger.

On February 18, 2010, a draft term sheet was circulated to both sides by CSI counsel.

On February 19, 2010, the Clean Diesel Board of Directors met to review the proposed term sheet. The Board instructed Clean Diesel management to further research certain discrete details of the proposed transaction and further agreed that documentation and information on progress would be circulated to the directors and that a meeting would be called when action on a definitive Agreement and Plan of Merger was required or if other matters arise that would require a meeting.

On February 26, 2010, the key terms of the merger were discussed at a CSI board meeting and the board asked CSI management to proceed with the negotiation of the merger agreement.

On March 8, 2010, Clean Diesel engaged Ardour Capital to act as a financial advisor to review and evaluate the fairness of the possible transaction with CSI. Although Clean Diesel was being advised by Innovator Capital with regard to the Merger, and Clean Diesel had engaged Houlihan to complete an enterprise value study, the board of directors of Clean Diesel selected Ardour Capital to conduct this fairness review because of Ardour Capital’s national reputation for financial services, including financial valuation services, and its focus in the energy technologies market, and because Clean Diesel had used Ardour Capital in the past for financial advisory services and was impressed with Ardour Capital’s timely performance of such services.

On March 4, 2010, CSI’s Board of Directors met and received an update from management and counsel regarding the progress of negotiations and the key terms of the merger, including the closing conditions with respect to CSI’s cash position and credit facility with Fifth Third. CSI’s Board asked CSI management to proceed with the negotiation of the merger agreement.

On March 11, 2010, CSI’s Board of Directors engaged Marshall & Stevens, Inc., or Marshall & Stevens, to advise it as to the fairness, from a financial point of view, as to the consideration to be received by the holders of its common stock. Even though Allen & Company, LLC was advising CSI in connection with the Merger, the Board of Directors selected Marshall & Stevens to conduct this fairness review because of CSI’s favorable impressions of other financial advisory services previously provided by Marshall & Stevens to CSI, all of which were performed more than two years prior to its engagement for this fairness review. The CSI Board of Directors also considered the fact that, unlike the fee payable to Allen & Company, LLC for its services in connection with the Merger, the fee payable to Marshall & Stevens was not contingent on the valuation or completion of the Merger.

On March 19, 2010, the respective working parties met to discuss the status of the transaction and discuss the finalization of remaining open issues. The parties also acknowledged that they were not moving as quickly as they had hoped to finalize the draft merger agreement and complete the necessary legal due diligence and draft disclosure schedules, but similarly acknowledged that each had resource constraints due to the relative size of each entity and that such constraints were affecting the ability of each entity to move quickly to finalize open items.

On March 26, 2010, Clean Diesel’s Board met to consider the status of the transaction and to consider extending the contract with Innovator Capital, which had expired at the end of February. Mr. Gray asked that the meeting be adjourned, as he had not had time to adequately consider the terms of the extension. Ms. Ruple requested the opportunity to make a statement to the Board, in which she objected to the relationship with Innovator Capital and stated her belief that the merger was ill-advised.

On April 1, 2010, the key terms of the merger, along with updates regarding CSI’s ability to meet the closing conditions with respect to CSI’s cash position and credit facility with Fifth Third, were discussed at a CSI board meeting and the board asked CSI management to proceed with the negotiation of the merger agreement.

On April 6, 2010, Mr. Gray and Mr. de Havilland participated in an informational conference call with CSI executives Mr. Call, Dr. Golden and Mr. Mehta. The purpose of the call was for Mr. Gray and Mr. de Havilland to familiarize themselves with the underlying details behind CSI’s audited financials. The discussion centered on the fact that CSI’s auditors were expected to include a going concern explanatory paragraph in their opinion for the year ended December 31, 2009 and the fact that CSI had a history of operating losses. Mr. Mehta provided and discussed CSI’s financial forecasts, including its cash flow, income statements and balance sheets, for the years ending December 31, 2010 and 2011, as well as pro-forma combined forecasts for CSI and Clean Diesel, that took into account potential synergies between the two companies as well as the capital raises that were contemplated by both companies. The participants in the meeting also collectively discussed the potential favorable impact of CSI’s Catalyst division restructuring on the financial performance of the combined entity going forward. Mr. Gray and Mr. de Havilland were also interested in the integration of CSI and Clean Diesel technology into heavy duty diesel systems and CSI’s view on fuel borne catalyst technology opportunities in retrofit market applications.

From April 14 to April 16, 2010 Mr. Mehta and Mr. Shea of CSI were present at the Bridgeport offices of Clean Diesel to review and discuss respective financial information and strategize as to how to approach the S-4 filing and the estimated financial position of the combined companies. In particular, the parties discussed CSI’s financial reporting calendar, recognizing that as an AIM-listed company, CSI was not required to publish, and did not publish, quarterly financial statements.

On April 15, 2010, the key terms of the merger, along with updates regarding CSI’s ability to meet the closing conditions with respect to CSI’s cash position and credit facility with Fifth Third, were discussed at a CSI board meeting and the board asked CSI management to proceed with the negotiation of the merger agreement.

On April 19, 2010, the Clean Diesel Board of Directors was advised on the status of the transaction as an agenda point of a formal Board call. Also on April 19, Clean Diesel terminated the employment of Ms. Ruple and approved the hiring of John B. Wynne as Interim Chief Financial Officer. The termination of Ms. Ruple was not related to her statement to the Clean Diesel Board on March 26, 2010. The hiring of Mr. Wynne was tied to the termination of Ms. Ruple. Mr. Wynne’s immediate tasks included financial reporting duties with respect to Clean Diesel’s first quarter and financial due diligence with respect to the merger. In addition, because the Board felt that it would be needlessly duplicative to hold an annual meeting on its customary timetable and then shortly thereafter hold another meeting of shareholders in connection with the merger, Clean Diesel’s Annual Report on Form 10-K for the year ended December 31, 2009 needed to be amended to include information that had been intended to be incorporated by reference from the company’s proxy statement for the annual meeting.

On April 20, 2010, Mr. Ellis, Mr. Call, Mr. Mehta & Mr. Quinn from CSI and Allen & Company LLC and Mr. Park and Mr. Asmussen from Clean Diesel convened a conference call to discuss outstanding items with regard to the transaction and timelines to close said items.

On April 24, 2010, Mr. Ellis, Mr. Call, Mr. Mehta, Mr. Simon and Mr. Quinn from CSI and Allen & Company LLC and Messrs. Park and Asmussen from Clean Diesel convened a conference call to follow-up on the outstanding items discussed on April 20th. All parties agreed that they were committed to proceeding with the proposed merger and to closing out open issues, but acknowledged that both Clean Diesel and CSI had resource constraints due to the relative size of each entity and that such constraints were affecting the ability of each entity to move quickly to finalize open items. The parties also recognized the recent management change at Clean Diesel and acknowledged that Mr. Wynne would need to focus his immediate efforts on Clean Diesel’s financial reporting prior to getting up to speed on the merger. Despite the delays, the parties agreed to work diligently to finalize the merger agreement and proceed with the proposed merger.

On April 28, 2010, the Clean Diesel Board of Directors was advised on the status of the transaction by legal counsel.

On April 30, 2010, the CSI Board of Directors was advised on the status of the transaction by legal counsel and management, including with respect to CSI’s forbearance agreement with Fifth Third and discussions with potential investors in the proposed capital raise.

On May 3, 2010, the CSI Board of Directors was advised on the status of the transaction by legal counsel and management, including with respect to CSI’s forbearance agreement with Fifth Third and discussions with potential investors in the proposed capital raise. The CSI Board instructed management to proceed with the negotiation of the merger agreement.

On May 7, 2010, CSI’s Board of Directors met and received presentations from management outlining the key terms of the merger agreement, the status of negotiations with potential investors in the necessary capital raise, and received an update as to the status of management’s discussions with Fifth Third regarding extending the forbearance agreement under CSI’s credit facility. At the meeting, CSI’s Board instructed CSI management to proceed with the negotiation and finalization of the merger agreement.

On May 10, 2010, John de Havilland, one of Clean Diesel’s independent directors, resigned from the board of directors of Clean Diesel. Mr. de Havilland’s resignation cited his previously expressed desire to resign.

On May 11, 2010, Clean Diesel’s board of directors met and received presentations from Clean Diesel’s management evaluating the merger and strategic alternatives, and Ardour Capital discussing the terms of the proposed merger. They also received indications that existing Clean Diesel stockholders would subscribe to the shares and warrants that Clean Diesel proposed to issue to raise approximately $1 million in additional capital, and assurances from management that they were confident that Clean Diesel would have a $4.5 million cash position at June 30, 2010, which would avoid a negative adjustment to the merger consideration. Following these presentations, the Clean Diesel board voted unanimously to approve the proposed merger, the form of merger agreement and the associated transactions. The Clean Diesel board also discussed the possibility of a 1-for-3 reverse stock split and an increase in Clean Diesel’s authorized stock in connection with the Merger. Also on May 11, 2010, the Clean Diesel board approved transition and severance arrangements for certain of Clean Diesel’s employees, totaling approximately $140,000.

On May 11, 2010, CSI’s board of directors met and received presentations from CSI’s management evaluating the merger and strategic alternatives, and Marshall & Stevens discussing the terms of the proposed merger. CSI’s board of directors also received an update regarding the preliminary terms (subject to final documentation) being negotiated with certain existing CSI shareholders providing for the sale of up to $4 million of subordinated convertible notes at par, and assurances from management that they were confident that CSI would reach agreement with Fifth Third bank regarding finalization of an agreement to further extend forbearance, subject to finalizing the terms of CSI’s capital raise such that CSI would meet the closing conditions with respect to CSI’s cash position and credit facility with Fifth Third. Following these presentations, the CSI board voted unanimously to approve the proposed merger, the form of merger agreement and the associated transactions.

On May 13, 2010, CSI’s Board of Directors met to be updated on the status of discussions with CSI’s capital raise and Fifth Third bank and management indicated that CSI and Clean Diesel anticipated entering into the formal merger agreement as presented (and approved) by the Board on such date.

On July 6, 2010, CSI and Clean Diesel exchanged their calculations of each company’s cash position at June 30, 2010 and thereafter agreed that there would be no adjustment for cash positions as called for by the Merger Agreement.

On July 13, 2010, the Clean Diesel Board of Directors reviewed the nature of the reverse stock split that would be required to satisfy NASD listing requirements and concluded a different split might be required than the 1-for-3 split originally contemplated. It accordingly approved a variable ratio, between 1-for-3 and 1-for-8, with the final ratio to be selected by the Board prior to the effective time of the Merger. The Board also determined given the absence of the need to issue more shares due to an adjustment for cash positions, that it was not necessary to increase the authorized capital stock of Clean Diesel as originally contemplated.

On July 21, 2010, Clean Diesel’s board of directors formed a Special Committee of Independent Directors (the “Special Committee”) to review and consider various matters in connection with the Merger. The Special Committee was formed at this time to assist the full board in analyzing issues that may arise regarding the Merger.

On August 6, 2010, the Special Committee met to consider developments in the litigation arising from CSI’s acquisition of Applied Utilities Systems, Inc. See “Information About CSI — CSI’s Business — Litigation.” The Special Committee consulted with Clean Diesel’s counsel, had presented to it CSI’s (and its counsel’s) analysis of the relevant facts and law and determined that the possibility of an adverse outcome in this litigation and the range of damage awards that might follow such an adverse ruling were not such as to make the Merger inadvisable. The Special Committee discussed this conclusion with the entire board at a board meeting also held on August 6, 2010.

On or about August 25, 2010, Michael Asmussen informed the board of directors of Clean Diesel that he had determined that he would not continue with the combined company as a director or officer after the Merger. Subsequently, on September 13, 2010, Mr. Asmussen advised senior management that he would resign as the Clean Diesel President and Chief Executive Officer on or about October 8, 2010, although he would continue to serve as a director until the effective time of the Merger. In light of this, on September 14, 2010 the Clean Diesel board of directors determined that Timothy Rogers should become the Clean Diesel President and Chief Executive Officer upon Mr. Asmussen’s resignation, and that Mr. Rogers should be nominated for election as a director at the Clean Diesel annual meeting in the stead of Mr. Asmussen.

At a board meeting held on August 25, 2010, Clean Diesel’s board of directors elected two new independent directors to the Board of the Company: Mr. Frank J. Gallucci and Mr. David W. Whitwell. Each of the new directors has been appointed to the Audit Committee and the Special Committee.

At the board meeting, Clean Diesel’s board of directors approved an extension of the deadline for completing the Merger from September 6, 2010 to October 15, 2010, subject to obtaining agreement from CSI’s board of directors, CSI’s bank and CSI’s secured note holders to extend to this date as well. By letter agreement dated September 1, 2010 the merger agreement was amended accordingly. A further technical amendment to the merger agreement was made by letter agreement dated September 14, 2010.

The terms of the Merger were negotiated between the boards of Clean Diesel and CSI. Innovator Capital, through Mr. Park, advised Clean Diesel about the Merger, the terms of Clean Diesel’s Regulation S offering, and the strategic and shareholder relations aspects of the Merger. Houlihan, beyond its valuation studies, did not participate in the negotiation of the Merger and did not advise Clean Diesel concerning the Merger. The Clean Diesel board of directors did not consider the Houlihan valuations in determining to approve the terms of the Merger. Ardour Capital did not participate in the negotiation of the Merger or recommend the amount to be paid as merger consideration, and was retained by the Clean Diesel Board of Directors solely for purposes of expressing an opinion as to the fairness of the transaction to the Clean Diesel stockholders from a financial point of view. Similarly, Allen & Company LLC advised CSI about the Merger, certain aspects of the terms of CSI’s capital raise and the strategic and shareholder relations aspects of the Merger. Marshall & Stevens did not participate in the negotiation of the Merger or recommend the amount to be paid as merger consideration, and was retained by the CSI Board of Directors solely for purposes of expressing an opinion as to the fairness of the transaction to the CSI shareholders from a financial point of view.

Clean Diesel’s Reasons for the Merger; Recommendation of Clean Diesel’s Board of Directors

Clean Diesel’s board of directors believes that the Merger is fair to, and in the best interest of, Clean Diesel and its stockholders. Clean Diesel’s board of directors believes that the combination of Clean Diesel and CSI will result in greater financial stability and growth prospects than Clean Diesel has operating alone. This is due primarily to the mitigation of operating risks through the diversification and stabilization of revenues, broadening of the product portfolio and the potential for financial and operating synergies. The combination of entities also provides:

•	Improved OEM channel access for Clean Diesel intellectual property

•	Greater global scale, operating flexibility and market credibility critical to future success

•	Strengthened technical capability with extensive and relevant intellectual property creating a world class, diversified, emission control company operating in both the OEM and retrofit sectors

In concluding to approve the Merger, the board of directors of Clean Diesel consulted with its management, as well as with its financial and legal advisors, and considered the following factors:

•	The belief based on due diligence, discussions with management and financial advisors that the Merger represents the strategic option most likely to maximize stockholder value after consideration of risk factors associated with this transaction and with several strategic alternatives including, reductions in costs, liquidation and a business combination with another merger partner;

•	The expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either Clean Diesel’s or CSI’s results of operations are likely to grow on an independent basis as a result of the complementary nature of the two companies’ distribution strengths in North America and Europe and the potential ability of CSI to further commercialize Clean Diesel’s fuel borne catalyst technology in North America;

•	The belief that the combined company after the Merger will be better positioned to pursue and implement its business strategy with CSI providing manufacturing, regulatory expertise and North American distribution for Clean Diesel products and technologies and Clean Diesel providing a stronger distribution capability for CSI products in Europe and Asia;

•	The belief that as a result of the synergies, the capital raises and the increases in internal resources, the Merger would result in a stronger and financially more stable company which would provide a platform for growth;

•	The complementary nature of Clean Diesel’s and CSI’s respective business, management and employee cultures and skill sets;

•	The similarity of the visions and values held by the respective boards and management teams of Clean Diesel and CSI;

•	The expectation that the combined company should be able to improve its results of operations by reducing redundant operating expenses presently incurred by both Clean Diesel and CSI;

•	The expectation that the Merger would increase Clean Diesel’s revenues, increase internal resources, reduce net loss and provide greater operational scale and financial stability because of CSI’s manufacturing, regulatory expertise and North American distribution for Clean Diesel products and the synergistic nature of product offerings combining Clean Diesel’s fuel-borne catalyst and CSI’s MPC© after-treatment catalysts in the same system;

•	The expectation that Clean Diesel would be able to sell to its customers CSI’s verified retrofit products while it was in the process of undergoing testing required for its own proprietary products;

•	The anticipated ability of the combined company to facilitate an increase in revenue and gross profit from a broader and more extensive combined portfolio of verified diesel emission products and systems, an increased number of relationships with OEMs and distribution partners, and cross-selling of CSI’s products to Clean Diesel’s customers;

•	The anticipated ability of the combined company to broaden its geographic reach within the global diesel emissions industry;

•	The belief that the significant disparity in the relative market capitalizations of Clean Diesel and CSI, and the terms of the capital raises of Clean Diesel and CSI, each as compared to the relative percentage that each of Clean Diesel’s stockholders and CSI’s shareholders will own in the combined company, are not reflective of the actual values of the two companies, as explained more fully below;

•	The results of Clean Diesel’s due diligence review of CSI’s business, finances and operations and its evaluation of CSI’s management, competitive positions and prospects;

•	The likelihood in the judgment of the board of directors of Clean Diesel that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived;

•	Under the terms of the Merger Agreement, another party could make a superior acquisition proposal that could be accepted by the board of directors of Clean Diesel, and that the termination fee, payable to CSI in such situation, would not be a significant impediment to accepting such proposal;

•	The judgment that the shares of CSI as the surviving subsidiary issuable pursuant to the terms of the 2006 Equity Compensation Plan of CSI, if any, after the Merger would not be material, and that the costs associated with dealing on an arms’ length basis with the surviving subsidiary after the Merger would not be material;

•	The belief that the tax benefits associated with Clean Diesel’s tax loss carryforwards were unlikely to be realized, and that the likely limitation on the use of those tax loss carryforwards resulting from the Merger would not be material;

•	The fairness opinion obtained by Clean Diesel; and

•	The belief that despite the fact that CSI and Clean Diesel have net losses, the combined company will be profitable because of synergies.

The Clean Diesel board of directors recognized at an early stage of considering the Merger, despite the consideration of the Houlihan valuation presented to the Board at its January 22, 2010 meeting, that the market capitalizations of the two companies were significantly different. Clean Diesel’s shares have been trading in 2010 at a level that implied a market capitalization not significantly different than Houlihan’s enterprise valuation of $14.7 million. CSI’s shares have been trading on the AIM in 2010 at a level of one to four cents a share, which implied a market capitalization on the order of $700,000 to $2.8 million, significantly different than Houlihan’s enterprise valuation of CSI of $14.2 million. Houlihan considered that the stage of development of CSI and its liquidity constraints made a market approach inappropriate and not a reasonable estimate of value. The average daily trading volume of each company is very low, but CSI’s is significantly lower. Clean Diesel’s board believed that the trading level of CSI’s shares reflected CSI’s impaired financial position, low market liquidity and the uncertainty of its efforts at achieving its strategic objectives, rather than the actual value of the company to Clean Diesel given its products and revenues. Further, in evaluating the fairness of the Merger from a financial point of view, Ardour Capital had considered the market capitalization of the two companies an insufficient basis for evaluation. Ardour held this view because of low daily dollar volumes for each company, the limited number of days CSI traded at all, and high volatility based on small volume. In addition, the terms of Clean Diesel’s capital raise were related to its market capitalization (being based on a 20 day average market price), and did not reflect any immediate liquidity needs apart from the desirability of not requiring an adjustment to the merger consideration. CSI’s capital raise, in which $4 million of secured convertible notes would be convertible into approximately 66% of the equity of CSI, also implied a valuation on the order of $6 million, which also was significantly different than Houlihan’s valuation. Clean Diesel’s board believed that the terms of the CSI capital raise reflected CSI’s impaired financial position, absence of financial alternatives and immediate liquidity needs apart from the Merger, and the risk that the Merger might not occur. The board believed that the Merger would alleviate these liquidity issues, and if those issues were removed, the market capitalization would have been more in line with the valuation analysis it had received. Accordingly, the board considered that market capitalization was not a reasonable basis for evaluating the contributions of each company to the overall value of Clean Diesel after the Merger. Clean Diesel was not privy to any valuation analyses performed by or for CSI.

Clean Diesel’s board of directors and management considered alternatives to the Merger. In particular, the board and management considered the possibility of further reductions in costs coupled with efforts to achieve EPA or CARB approvals of its fuel borne catalyst products, the possibility of ceasing operations, selling off its assets and liquidating, the possibility of continuing its existing operations, and the possibility of finding a different merger partner. Clean Diesel’s board of directors and management believed the Merger presented better potential value for its stockholders than these alternatives.

The actual benefits to be derived from the Merger, costs of integration and ability of the combined company to achieve expected cost reductions and business synergies could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above or the potential benefits described elsewhere in this joint proxy statement/information statement and prospectus may not be realized. In considering the merits of the Merger, Clean Diesel’s board of directors considered these negative factors and the related risks involved, including the following:

•	The possibility that the anticipated benefits from the Merger are not received by Clean Diesel;

•	The companies’ ability to successfully integrate operations and realize expected synergies and cost reductions;

•	Availability, terms and use of capital to continue to grow the companies’ business;

•	The costs of bringing CSI’s financial reporting procedures and accounting controls to U.S. public company standards and the risks of failing to do so in a timely manner;

•	The costs of the Merger, including costs associated with the integration of the businesses, technology, content, channel relationships and employees of Clean Diesel and CSI;

•	Neither Clean Diesel nor CSI have experienced positive cash flow from their operations, and the ability of the combined company to achieve positive cash flow from operations, or finance negative cash flow from operations, will depend on reductions in their operating costs which may not be achievable;

•	If Clean Diesel has to pay the termination fee, it could negatively affect Clean Diesel’s business operations;

•	The possibility of the loss of key employees following the Merger;

•	The possibility that Clean Diesel may pay a higher price for CSI common stock if the value of Clean Diesel common stock increases, because the value of the Clean Diesel common stock issued in the Merger will depend on its market price at the time of the Merger and the exchange ratio for the CSI shares of common stock at the closing of the Merger is fixed by a formula that only adjusts the exchange ratio for changes in each company’s closing cash position;

•	The significant dilution of the stockholders of Clean Diesel as a result of the merger consideration;

•	The possibility of a decline in the market price of Clean Diesel common stock as a result of the large number of shares that will become eligible for sale after consummation of the Merger; and

•	The possibility that Clean Diesel may not have uncovered all the risks associated with the acquisition of CSI and a significant liability may be discovered after closing of the Merger, and the Merger Agreement does not provide for Clean Diesel’s indemnification by the former CSI shareholders against any of CSI’s liabilities, should they arise or become known after the closing of the Merger.

For additional information concerning the above risks, see “RISK FACTORS” beginning on page 19 and “ CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” on page 38.

In reaching the determination to approve and recommend the Merger, Clean Diesel’s board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The above discussion includes all of the material favorable and unfavorable factors considered by Clean Diesel’s Board of Directors in approving the Merger.

CSI’s Reasons for the Merger

In concluding to approve the Merger, the board of directors of CSI consulted with its management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

•	The fact that the Merger will allow the CSI shareholders to gain an equity interest in Clean Diesel, thus providing a vehicle for continued participation by the CSI shareholders in the future performance of not only the surviving subsidiary, but also of Clean Diesel;

•	The increased liquidity available to CSI shareholders on a U.S. securities exchange through receipt of the registered shares of Clean Diesel;

•	The Merger will allow CSI shareholders to participate in a better capitalized business, with operations of the enlarged group having improved access to development capital;

•	The belief that the combined company after the Merger will be better positioned to pursue and implement its business strategy with CSI providing manufacturing, regulatory expertise and North American distribution for Clean Diesel products and technologies and Clean Diesel providing a stronger distribution capability for CSI products in Europe and Asia;

•	The belief that as a result of the synergies, capital raises, CSI cost reductions and a listing on a U.S. stock exchange, the Merger would result in a stronger and financially more stable company that would provide a platform for growth through complementary acquisitions;

•	The complementary nature of CSI’s and Clean Diesel’s respective business, management and employee cultures and skill sets;

•	The similarity of the visions and values held by the respective boards and management teams of CSI and Clean Diesel;

•	The expectation that the combined company’s results of operations should be able to grow at a more rapid rate than either Clean Diesel’s or CSI’s results of operations are likely to grow on an independent basis as a result of the complementary nature of the two companies’ distribution strengths in North America and Europe and the potential ability of CSI to further commercialize Clean Diesel’s fuel borne catalyst technology in North America;

•	The expectation that the combined company should be able to improve its results of operations by reducing redundant operating expenses presently incurred by both Clean Diesel and CSI;

•	The expectation that the Merger would increase CSI’s revenues, reduce net loss and increase internal resources and provide greater operational scale and financial solidity as Clean Diesel’s distribution strength in Europe and Asia could increase the penetration of CSI products in those markets and CSI’s manufacturing operations would benefit from the potential additional volume resulting from manufacturing and sales of Clean Diesel products and technologies; the synergistic nature of product offerings combining Clean Diesel’s fuel-borne catalyst and CSI’s MPC© after-treatment catalysts in the same system.

•	The expectation that CSI would be able to sell to its customers Clean Diesel’s verified fuel-borne catalyst products;

•	The anticipated ability of the combined company to facilitate an increase in revenue and gross profit from a broader and more extensive combined portfolio of verified diesel emission products and systems, an increased number of relationships with OEMs and distribution partners, and cross-selling of Clean Diesel’s products to CSI’s customers and CSI’s products and systems to Clean Diesel’s customers;

•	The anticipated ability of the combined company to broaden its geographic reach within the global diesel emissions industry;

•	The belief by the CSI Board that the alternative strategy of not pursuing the Merger and selling or liquidating CSI’s assets would not result in a comparable opportunity for CSI’s shareholders;

•	Under the terms of the Merger Agreement, another party could make a superior acquisition proposal that could be accepted by the board of directors of CSI, and that the termination fee, payable to Clean Diesel in such situation, would not be a significant impediment to accepting such proposal;

•	The results of CSI’s due diligence review of Clean Diesel’s business, finances and operations and its evaluation of Clean Diesel’s management, technology, competitive positions and prospects;

•	The likelihood in the judgment of the board of directors of CSI that the conditions to be satisfied prior to consummation of the Merger will be satisfied or waived;

•	The judgment that the shares of CSI as the surviving subsidiary issuable pursuant to the terms of the CSI 2006 Equity Compensation Plan after the Merger, if any, would not be material, and that the costs associated with dealing on an arms’ length basis with the surviving subsidiary after the Merger would not be material;

•	The belief that the tax benefits associated with CSI’s tax loss carryforwards were unlikely to be realized, and that the likely limitation on the use of those tax loss carryforwards resulting from the Merger would not be material; and

•	The fairness opinion obtained by CSI.

The actual benefits to be derived from the Merger, costs of integration and ability of the combined company to achieve expected cost reductions and business synergies could differ materially from the estimates and expectations discussed above. Accordingly, the potential benefits described above or the potential benefits described elsewhere in this joint proxy statement/information statement and prospectus may not be realized. In considering the merits of the Merger, CSI’s board of directors considered these negative factors and the related risks involved, including the following:

•	The possibility that the anticipated benefits from the Merger are not received by CSI;

•	The fact that Clean Diesel’s investments are in the form of auction rate securities and that there is a limited market for such securities and this could jeopardize the ability of Clean Diesel to complete the Merger with the cash required in the Merger Agreement;

•	The companies’ ability to successfully integrate operations and realize expected synergies and cost reductions;

•	Availability, terms and use of capital to continue to grow the companies’ business;

•	The costs of bringing CSI’s financial reporting procedures and accounting controls to U.S. public company standards and the risks of failing to do so in a timely manner;

•	The costs of the Merger, including costs associated with the integration of the businesses, technology, content, channel relationships and employees of Clean Diesel and CSI;

•	Neither Clean Diesel nor CSI have experienced positive cash flow from their operations, and the ability of the combined company to achieve positive cash flow from operations, or finance negative cash flow from operations, will depend on reductions in their operating costs which may not be achievable;

•	If CSI has to pay the termination fee, it could negatively affect CSI’s business operations;

•	The possibility of the loss of key employees following the Merger;

•	The significant dilution of the stockholders of Clean Diesel as a result of the merger consideration;

•	The possibility of a decline in the market price of Clean Diesel common stock as a result of the large number of shares that will become eligible for sale after consummation of the Merger; and

•	The possibility that CSI may not have uncovered all the risks associated with entering into a business combination with Clean Diesel and a significant liability may be discovered after closing of the Merger, and the Merger Agreement does not provide for CSI’s indemnification by the Clean Diesel shareholders against any of Clean Diesel’s liabilities, should they arise or become known after the closing of the Merger.

Houlihan Valuations

In the course of considering the Merger, Clean Diesel retained Houlihan to conduct valuations of Clean Diesel and CSI. Houlihan was not retained to form or render a view about the fairness of the Merger, or to provide investment banking or other advice.

Clean Diesel

On November 4, 2009, Clean Diesel engaged Houlihan to provide an independent comprehensive valuation report (the “Clean Diesel Valuation Opinion”) as to the estimated fair value of Clean Diesel as of September 30, 2009. On December 14, 2010, Houlihan submitted its written opinion to Clean Diesel. Houlihan, a Financial Industry Regulatory Authority (“FINRA”) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Prior to the Clean Diesel Valuation Opinion, Houlihan had previously been engaged in January 2009 by Clean Diesel to perform valuation services related to its auction rate securities. Houlihan has received a non-contingent fee from Clean Diesel relating to its services. Upon the preparation of this Valuation Opinion, Houlihan had no present or intended interest in Clean Diesel. Houlihan was paid $40,000 plus expenses for its work on the Clean Diesel Valuation Opinion.

Overview of Houlihan’s Valuation Opinion

In its Clean Diesel Valuation Opinion, Houlihan determined the value of Clean Diesel via the application of widely accepted valuation techniques, in accordance with the Uniform Standards of Professional Appraisal Practice as required by the American Society of Appraisers. The standard of value applied in the Clean Diesel Valuation Opinion was fair value. The term fair value is defined by the American Institute of Certified Public Accountants as follows: “The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

Specific methods of valuation were considered in arriving at an estimate of the fair value of Clean Diesel. In preparing this valuation, Houlihan used information provided by Clean Diesel. Clean Diesel’s management represented that the information is reasonably complete and accurate. Houlihan did not make any independent examinations of the financial statements, financial estimates, or any other information prepared by Clean Diesel’s management which was relied upon for its analyses. Accordingly, Houlihan made no representations or warranties, nor did it express any opinion regarding the accuracy or reasonableness of such representations or warranties. All of the information made available to Houlihan was carefully analyzed and reasonable attempts were made to find additional information that could be instrumental to Houlihan’s analyses. In addition, publicly available information utilized in the Clean Diesel Valuation Opinion (e.g., economic, industry, statistical and/or investment information) was obtained from sources deemed to be reliable. Houlihan deemed that it is beyond the scope of the Clean Diesel Valuation Opinion to verify the accuracy of such information, and Houlihan has made no representation as to its accuracy. The Clean Diesel Valuation Opinion is based upon business, economic, market and other conditions as they existed as of September 30, 2009. Additional limiting conditions and assumptions upon which the Clean Diesel Valuation Opinion is based, include, without limitation, the following:

1. All financial projections relied upon were prepared utilizing information and assumptions provided by Clean Diesel, which Houlihan assumed reflects its best estimate as to the future potential of Clean Diesel. Houlihan noted that the forecasting of the future is a difficult and tenuous process. Accordingly, Houlihan emphasized that disparities between the projected figures and actual results are bound to occur, since events and circumstances frequently do not occur as expected, and those disparities may be material.

2. Since valuation is an imprecise science, Houlihan did not purport to be a guarantor of value. Value is a question of informed judgment. Houlihan did certify that this valuation study was conducted using conceptually sound and commonly accepted methods of valuation.

3. Houlihan did not investigate the legal and regulatory requirements applicable to the property, including prior land use, title, liens or encumbrances, which may be against the property or properties on which Clean Diesel conducts business.

4. Houlihan assumed that Clean Diesel was in full compliance with applicable federal, state, and local environmental regulations and laws; as well as with all applicable zoning, use, and occupancy regulations and restrictions as stated, defined and considered in the Valuation Opinion. It also assumed that all required licenses, permits, consents, or other legislative or administrative authority from any local, state, national government, or private entity organization has been or can be obtained or renewed for any use, which has been analyzed in the Valuation Opinion.

5. The valuation conclusions derived in the Clean Diesel Valuation Opinion implicitly assumed that the existing management of Clean Diesel will maintain the character and integrity of Clean Diesel through any sale, reorganization, offering, or diminution of the owners’ participation.

6. The discounted cash flow methodology in the Clean Diesel Valuation Opinion is presented solely for use in the valuation analysis. The discounted cash flow data did not necessarily represent Clean Diesel’s forecast of future operating results. Houlihan did not perform any additional accounting or tax analysis.

7. Houlihan assumed that there are no hidden or unexpected conditions of the assets of Clean Diesel that would adversely affect its Valuation Opinion; and

8. No opinion was expressed with respect to matters that require legal or specialized expertise, investigation or knowledge beyond that customarily employed by financial analysts.

The following paragraphs summarize the material analyses performed by Houlihan in arriving at the Valuation Opinion, but do not purport to be a complete description of the analyses performed by Houlihan.

Valuation Analysis of Clean Diesel

Houlihan reviewed the background, stock price performance, competitive position, competitive advantages, financial position and operations of Clean Diesel. Houlihan also performed a review of its industry. Houlihan evaluated the enterprise value of Clean Diesel by utilizing the Guideline Public Company Approach, the Public Market Trading Analysis Approach, and the Income Approach. In sum, Houlihan assigned an equal weighting to each of the three approaches and estimated that Clean Diesel has a total enterprise value of $6.7 million and a total equity value of $14.7 million.

Market Approach — Guideline Public Company Method

The Market Approach is a valuation approach in which the value of a business is estimated by comparing the subject company to similar companies that have been sold or whose ownership interests are publicly traded. Specifically, the Guideline Public Company Method under the Market Approach compares the subject company to comparable business interests (generally publicly traded) on a minority, per share basis. Multiples are then selected and applied to operating statistics for the subject interest, to arrive at an indication of value. The Market Approach is most relevant when valuing an equity interest that is based on the premise that the subject company is considered a going concern or a viable business for the foreseeable future. Furthermore, this approach is most suitable when the selected guideline companies or acquired companies are as similar as possible to the subject company. Similarity can be affected by, among other things, products or services produced or sold, geographic markets served, competitive position, profitability, growth expectations, size, risk perception, and capital structure.

Houlihan evaluated four comparable companies to Clean Diesel. The Latest Twelve Months (“LTM”), projected 2009, and projected 2010 revenues were deemed the most appropriate basis from which to apply the selected guideline multiples. Accordingly, Houlihan calculated the Enterprise Value (“EV”) to LTM, projected 2009, and projected 2010 revenues multiples for the peer group. The mean multiples in turn were applied to Clean Diesel’s LTM, projected 2009 and 2010 revenue values to compute unadjusted enterprise values. Houlihan discounted the unadjusted enterprise values for lack of marketability and added a control premium. A control premium was incorporated as comparable public company multiples reflect a non-controlling interest. The resulting metrics were $2.1 million, $2.0 million, and $14.4 million, the average of which led to a total enterprise value of $6.2 million.

To determine the indicated equity values from each of the three multiples, Houlihan subtracted debt and added cash to each of the enterprise values of $2.1 million, $2.0 million, and $14.4 million. Houlihan calculated the average of the resulting three equity values, and arrived at a total equity value on a non-marketable control basis of $14.4 million.

Public Market Trading Analysis Approach

Houlihan noted that Clean Diesel is a publicly traded entity, listed on the NASDAQ, and its shares are available for public sale. As such, this public market provides an indication of value. Houlihan utilized both the share price as of September 30, 2009, as well as the calculated Volume-Weighted Average Share Price (“VWAP”) for the 30 trading days prior to September 30, 2009. To calculate Clean Diesel’s equity value, both the closing stock price as of September 30, 2009 and the VWAP for the 30 trading days prior to September 30, 2009 were multiplied by Clean Diesel’s total number of shares outstanding. The average of those two values was then utilized to result in a total marketable minority equity value of $13.6 million. To calculate enterprise value, Houlihan added Clean Diesel’s total debt and subtracted its cash from the two equity values derived from multiplying Clean Diesel’s total number of shares outstanding by the closing stock price as of September 30, 2009 and the VWAP for the 30 trading days prior to September 30, 2009, respectively.

Houlihan then discounted each of the marketable minority equity values for lack of marketability and added a control premium, since comparable public company multiples reflect a non-controlling interest. The average of those two values was then calculated and resulted in a total enterprise value on a nonmarketable control basis of $6.3 million.

Income Approach — Discounted Cash Flow Method

The Income Approach is used to estimate the value of a company based on expected future economic benefits. The Discounted Cash Flow (“DCF”) method under the Income Approach estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The discounted cash flow analysis is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Houlihan utilized the forecasts provided by Clean Diesel’s management which set forth projected future free cash flow.

In order to arrive at a present value, Houlihan calculated an appropriate weighted average cost of capital. Houlihan began by applying the build-up method to estimate the cost of equity. The build-up method is a widely-recognized method of determining the after-tax net cash flow discount rate, performed by summing the individual risks such as, the risk-free rate, equity risk premium, industry risk premium, size premium, and company specific risk premium associated with a particular equity investment. Specifically, the cost of equity is the rate of return required by holders of an equity investment to compensate investors for the risks associated with that particular investment. Additionally, Houlihan incorporated Clean Diesel’s average cost of debt on an after-tax basis. The cost of debt reflects the investor-required rates of return for debt investments that are deemed similar to an investment in the subject company’s debt. Houlihan finally arrived at Clean Diesel’s weighted average cost of capital (“WACC”), which is the sum of the cost of equity and the cost of debt, each weighted according to the capital structure of Clean Diesel, of 22.8%.

Based on guidance from Clean Diesel’s management, no dividends would be issued within the first five years of the business. Therefore, Houlihan assumed all cash flows would be reinvested in statutory capital for the projected period. Utilizing a terminal earnings multiple (a multiple used to capitalize earnings into perpetuity in the final year of the projected period) of 5.0x, Clean Diesel’s WACC, and a discount for lack of marketability, Houlihan arrived at an implied enterprise value of $7.8 million. Houlihan then deducted total debt and added cash to determine a nonmarketable control value of equity of $16 million.

Other Considerations

The preparation of a valuation opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The Clean Diesel Valuation Opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying the Valuation Opinion. Houlihan did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its Valuation Opinion. In performing its analyses, Houlihan made assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Houlihan. Any assumed estimates implicitly contained in Houlihan’s Clean Diesel Valuation Opinion or relied upon by Houlihan in rendering its Clean Diesel Valuation Opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold or traded.

CSI

On December 18, 2009, Clean Diesel engaged Houlihan to provide an independent comprehensive valuation report (the “CSI Valuation Opinion”) as to the estimated fair value of CSI as of November 30, 2009.

On February 3, 2010, Houlihan submitted its written opinion to Clean Diesel. Houlihan has received a non-contingent fee from Clean Diesel relating to its services. Upon the preparation of this Valuation Opinion, Houlihan had no present or intended interest in Clean Diesel or CSI. Houlihan was paid $25,000 plus expenses for its work on the CSI Valuation Opinion.

Overview of Houlihan’s Valuation Opinion

In its Valuation Opinion, Houlihan determined the value of CSI via the application of widely accepted valuation techniques, in accordance with the Uniform Standards of Professional Appraisal Practice as required by the American Society of Appraisers. The standard of value applied in the CSI Valuation Opinion was fair value. The term fair value is defined by the American Institute of Certified Public Accountants as follows: “The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

Specific methods of valuation were considered in arriving at an estimate of the fair value of CSI. In preparing this valuation, Houlihan used information provided by CSI. CSI’s management represented that the information was reasonably complete and accurate. Houlihan did not make any independent examinations of the financial statements, financial estimates, or any other information prepared by CSI’s management which was relied upon for its analyses. Accordingly, Houlihan made no representations or warranties, nor did it express any opinion regarding the accuracy or reasonableness of such representations or warranties. All of the information made available to Houlihan was carefully analyzed and reasonable attempts were made to find additional information that could be instrumental to Houlihan’s analyses. In addition, publicly available information utilized in the CSI Valuation Opinion (e.g., economic, industry, statistical and/or investment information) was obtained from sources deemed to be reliable. Houlihan deemed that it is beyond the scope of the CSI Valuation Opinion to verify the accuracy of such information, and Houlihan has made no representation as to its accuracy. The CSI Valuation Opinion is based upon business, economic, market and other conditions as they existed as of November 30, 2009. Additional limiting conditions and assumptions upon which the CSI Valuation Opinion is based, include, without limitation, the following:

1. All financial projections relied upon were prepared utilizing information and assumptions provided by CSI, which Houlihan assumed reflects its best estimate as to the future potential of CSI. Houlihan noted that the forecasting of the future is a difficult and tenuous process. Accordingly, Houlihan emphasized that disparities between the projected figures and actual results are bound to occur, since events and circumstances frequently do not occur as expected, and those disparities may be material.

2. Since valuation is an imprecise science, Houlihan did not purport to be a guarantor of value. Value is a question of informed judgment. Houlihan did certify that this valuation study was conducted using conceptually sound and commonly accepted methods of valuation.

3. Houlihan did not investigate the legal and regulatory requirements applicable to the property, including prior land use, title, liens or encumbrances, which may be against the property or properties on which CSI conducts business.

4. Houlihan assumed that CSI was in full compliance with applicable federal, state, and local environmental regulations and laws; as well as with all applicable zoning, use, and occupancy regulations and restrictions as stated, defined and considered in the Valuation Opinion. It also assumed that all required licenses, permits, consents, or other legislative or administrative authority from any local, state, national government, or private entity organization has been or can be obtained or renewed for any use, which has been analyzed in the Valuation Opinion.

5. The valuation conclusions derived in the CSI Valuation Opinion implicitly assumed that the existing management of CSI will maintain the character and integrity of CSI through any sale, reorganization, offering, or diminution of the owners’ participation.

6. The discounted cash flow methodology in the CSI Valuation Opinion is presented solely for use in the valuation analysis. The discounted cash flow data did not necessarily represent CSI’s forecast of future operating results. Houlihan did not perform any additional accounting or tax analysis.

7. Houlihan assumed that there were no hidden or unexpected conditions of the assets of CSI that would adversely affect its Valuation Opinion; and

8. No opinion was expressed with respect to matters that require legal or specialized expertise, investigation or knowledge beyond that customarily employed by financial analysts.

The following paragraphs summarize the material analyses performed by Houlihan in arriving at the Valuation Opinion, but do not purport to be a complete description of the analyses performed by Houlihan.

Valuation Analysis of CSI

Houlihan reviewed the background, stock price performance, competitive position, competitive advantages, financial position and operations of CSI. Houlihan also performed a review of its industry. Houlihan evaluated the enterprise value of CSI by utilizing the Income Approach. Houlihan considered, but did not utilize the Market Approach, due to the stage of development of CSI and the liquidity constraints CSI faced. It also considered a cost approach based on the amount of capital required to create an equivalent asset, but did not utilize this approach because it typically is not appropriate for a going concern. In summary, Houlihan estimated that CSI had a total enterprise value at the Valuation Date of $14.2 million.

The Income Approach is used to estimate the value of a company based on expected future economic benefits. The Discounted Cash Flow (“DCF”) method under the Income Approach estimates value based upon a company’s projected future free cash flow, discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The discounted cash flow analysis is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors. Houlihan utilized the forecasts provided by CSI’s management which set forth projected future free cash flow.

In order to arrive at a present value, Houlihan calculated an appropriate weighted average cost of capital. Houlihan began by applying the build-up method to estimate the cost of equity. The build-up method is a widely-recognized method of determining the after-tax net cash flow discount rate, performed by summing the individual risks such as the risk-free rate, equity risk premium, industry risk premium, size premium, and company specific risk premium associated with a particular equity investment. Specifically, the cost of equity is the rate of return required by holders of an equity investment to compensate investors for the risks associated with that particular investment. Additionally, Houlihan incorporated CSI’s average cost of debt on an after-tax basis. The cost of debt reflects the investor-required rates of return for debt investments that are deemed similar to an investment in the subject company’s debt. Houlihan finally arrived at CSI’s weighted average cost of capital (“WACC”), which is the sum of the cost of equity and the cost of debt, each weighted according to the capital structure of CSI, of 13.3%.

In its application of the DCF method, Houlihan employed a scenario analysis to take into account the range of possibilities and outcomes inherent in CSI’s business plan and the early-stage nature of its operations. These procedures included analysis and stress testing of key inputs presented in CSI’s management prepared financial projections. Further, the operations of CSI’s Catalyst and ECS divisions were evaluated separately, including an enterprise valuation analysis for each division on a standalone basis, and combined to produce a consolidated enterprise valuation.

In each scenario, Houlihan discounted the enterprise net cash flows for 2010 through 2014 at CSI’s WACC. Based on guidance from CSI’s management, Houlihan assumed all cash flows would be reinvested in statutory capital for the projected period. In each scenario, Houlihan grew the 2014 enterprise net cash flow by a long-term growth rate and applied a capitalization multiple. Houlihan then discounted the terminal value to the present by applying CSI’s WACC. In turn, Houlihan added the present value of the enterprise net cash flows to the present value of the terminal value to conclude an indicated enterprise value. For purposes of valuation, the indicated enterprise value in each scenario was weighted at 33.3%. On a consolidated basis, Houlihan arrived at a total enterprise value of $14.2 million.

Other Considerations

The preparation of a valuation opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The CSI Valuation Opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying the Valuation Opinion. Houlihan did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its Valuation Opinion. In performing its analyses, Houlihan made assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of Houlihan. Any assumed estimates implicitly contained in Houlihan’s CSI Valuation Opinion or relied upon by Houlihan in rendering its CSI Valuation Opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold or traded.

Opinion of the Financial Advisor of Clean Diesel

Clean Diesel retained Ardour Capital to render an opinion to the Clean Diesel board of directors as to the fairness, from a financial point of view, of the consideration to be paid to the CSI common shareholders in connection with the Merger. Ardour Capital is a full service investment bank that specializes in the energy technologies market and provides a broad range of financial services, including providing valuations and fairness opinions. In March 2010, Clean Diesel engaged Ardour Capital to act as a financial advisor to review and evaluate the fairness of the possible transaction with CSI. The board of directors of Clean Diesel selected Ardour Capital to conduct this fairness review because of Ardour Capital’s national reputation for financial services, including financial valuation services, and its focus in the energy technologies market, and because Clean Diesel had used Ardour Capital in the past for financial advisory services and was impressed with Ardour Capital’s performance of such services. During the last two years, Ardour Capital has not acted as financial advisor to the board of directors of Clean Diesel with regard to ongoing business matters in the ordinary course. Neither Ardour Capital, nor its employees, affiliates nor shareholders shall receive a fee for advising Clean Diesel on the proposed transaction with CSI. Ardour Capital will receive a fee of $85,000 for issuing its fairness opinion. In addition, Clean Diesel has agreed to reimburse Ardour Capital for reasonable out-of-pocket expenses, including attorneys’ fees and disbursement and to indemnify Ardour Capital and related persons against various liabilities. The terms and conditions of the Merger, including the consideration to be paid in connection with the Merger, were determined by negotiations between Clean Diesel and CSI. Ardour Capital made no recommendation as to the amount of consideration or form of consideration to be paid in the Merger. On May 11, 2010, at a meeting of the Clean Diesel board of directors, Ardour Capital delivered an oral opinion and subsequently delivered its written opinion that stated, as of the date of the opinion and based upon and subject to various assumptions and limitations described in the opinion, the consideration to be paid to the CSI common shareholders in the Merger was fair, from a financial point of view, to Clean Diesel’s common stockholders.

None of the analysts involved nor any officer or director of Ardour Capital has any financial interest in CSI or Clean Diesel.

The full text of Ardour Capital’s written opinion to the Clean Diesel board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to the joint proxy statement/information statement and prospectus. The following summary of Ardour Capital’s opinion is qualified in its entirety by reference to the full text of the opinion. Ardour Capital delivered its opinion to the Clean Diesel board of directors for use in connection with the Clean Diesel board of directors evaluation of the merger consideration from a financial point of view. Ardour Capital’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed Merger or any related matter. Holders of Clean Diesel common stock are encouraged to read Ardour Capital’s opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Ardour Capital in connection with its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Ardour Capital reviewed:

(i) reviewed the draft Summary of Terms dated, February 24, 2010, between Clean Diesel and CSI;

(ii) reviewed the draft Agreement and Plan of Merger dated March 10, 2010 between Clean Diesel and CSI;

(iii) had discussions with management of Clean Diesel regarding the history and nature, as well as the current and future prospects for the environmental emissions control market for Clean Diesel’s and CSI’s technologies;

(iv) reviewed Clean Diesel’s audited financial statements for the year ending December 31, 2009 filed with the SEC on March 25, 2010;

(v) reviewed CSI’s “Management’s Discussion of Results” and audited financial statements for the year ended December 31, 2009, both as provided by Clean Diesel management;

(vi) reviewed the capitalization table of Clean Diesel;

(vii) reviewed the capitalization of CSI with the exception of a complete derivative securities provisions review;

(viii) reviewed Clean Diesel’s prepared financial projections for 2010 through 2014;

(ix) reviewed CSI’s financial projections for 2010 and 2011 included in the PDF version of the merger model provided by Clean Diesel’s management, which represented the latest information made available to Clean Diesel’s management at that time;

(x) reviewed separate third party valuation assessments of both Clean Diesel and CSI;

(xi) reviewed publicly available data for comparable companies;

(xii) reviewed certain publicly available financial information relating to Clean Diesel and CSI;

(xiii) reviewed a pro forma capitalization table and a pro forma balance sheet dated May 3, 2010, both as of the effective time of the contemplated Merger, as jointly prepared by management of CSI and Clean Diesel; and

(xiv) conducted such other financial studies, analyses, investigations, and considered such other information as it deemed necessary or appropriate.

In connection with its review, Ardour Capital did not independently verify any of the information reviewed by it for the purpose of its opinion and relied on such information being complete and accurate in all material respects. In addition, it did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Clean Diesel or CSI, and had not been furnished with any such evaluation or appraisal. Ardour Capital is not tax, accountancy or other specialist advisors and did not make any determination as to the value of Clean Diesel’s or CSI’s tax loss carry-forwards and assumed, based on Clean Diesel’s management’s assessment that no opportunity exists for Clean Diesel to realize a material value through the use of such tax loss carry-forwards, that the value of tax loss carry forwards is not material to Clean Diesel. Its opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

Valuation Methods

Generally a publicly traded company’s value can be determined by its market capitalization. The market capitalization approach assumes an efficient marketplace for the company’s stock. In Ardour Capital’s view the public market capitalizations were an insufficient basis for valuation of Clean Diesel and CSI for business combination purposes. Ardour held this view because of low daily dollar volumes for each company, the limited number of days CSI traded at all, and high volatility based on small volume. Ardour Capital also considered comparable transactions with disclosed deal metrics, but considered there to be an absence of available appropriate transaction metrics. In light of the lack of transaction comparables and the lack of an efficient public market for the securities of both Clean Diesel and CSI, Ardour Capital used two primary acceptable valuation methods to determine value: discounted cash flow analysis (DCF) and comparable company analysis. Ardour Capital did not expressly take into account in its analysis the effect of CSI’s liquidity and going concern issues.

Discounted Cash Flow Valuation

Discounted cash flow (DCF) analysis uses projected future free cash flows and a terminal value for subsequent years beyond the projected years, and discounts them to arrive at the present value of a company. For a standard DCF, free cash flows are calculated for 3 to 5 years using projections. Terminal value is calculated based on either a multiple of terminal year EBITDA (earnings before interest, taxes, depreciation, and amortization) or of revenue. Terminal value can also be calculated based on certain growth assumptions beyond the terminal year.

Clean Diesel has similar characteristics to many other energy technology research, development, and early commercialization companies with respect to difficulty in predicting future revenues. Due to the variability of the order size, timing, competitive landscape, and Clean Diesel’s recent historical revenue performance, Ardour Capital took the financial projections provided by Clean Diesel for fiscal years through 2014 and applied a discount rate commensurate with the inherent uncertainty in Clean Diesel’s future cash flows. Using a discount rate of 70% and a terminal year revenue multiple of 1.00x revenues (based on comparable company analysis) results in a Clean Diesel equity valuation of approximately $7.7 million. Based on discussions with Clean Diesel management, Ardour Capital believes that this discount rate and multiple fairly depict Clean Diesel’s current market valuation using the DCF methodology.

CSI also operates in the same industry. Accordingly, Ardour Capital adopted a similar method of valuation. Due to the variability of the order size, timing, and competitive landscape, it took CSI’s financial projections provided by Clean Diesel and applied a discount rate commensurate with the inherent uncertainty in CSI’s future cash flows. Though CSI’s revenue performance has certainly been affected by the economic downturn, it is comparable to that of its peer group. Based on the two year projections provided and using a relatively lower discount rate of 40% for CSI and a terminal year revenue multiple of 1.00x revenues (based on comparable company analysis) applied to the 2011 projected revenues resulted in a CSI equity valuation of $21.3 million. Discount rate is based on:

(i) Opportunity cost of capital

(ii) Liquidity discount — This is the discount applied by potential investors based on market illiquidity of traded stocks. Both CDTI and CSI stocks have sparse trading (As of May 6, 2010, the 2-month average daily dollar volume for CDTI and CSI was $6,900 and $1,100 respectively)

(iii) Hurdle rate — This is the minimum rate of return that a potential investor needs to get “over the hurdle” of making a decision to invest.

(iv) Uncertainty of cash flow projections

Ardour Capital concluded that a 30% to 40% discount rate was warranted as a baseline discount rate by the first three factors (opportunity cost of capital, liquidity discount and hurdle rate) described. Ardour Capital built up the discount rate by assigning a range of values to each component to support an overall discount rate. These ranges for the first three factors were 5% to 8% for opportunity cost of capital, 20% to 25% for liquidity discount, and 5% to 7% for hurdle rate. The fourth factor, the uncertainty of cash flow projections, was assigned a 5% value for CSI and a 35% value of Clean Diesel. Overall, these led Ardour Capital to use a 40% discount rate for CSI and a 70% discount rate for Clean Diesel. It is Ardour Capital’s opinion that potential investors would apply a higher risk premium to Clean Diesel as compared to CSI based on recent operating performance, revenue trend and forward view. This reflected Ardour Capital’s judgment that CSI’s historical performance in the periods reviewed by it and the projections given to it showed less variability, while Clean Diesel’s historical performance in the periods reviewed by it and the projections made by Clean Diesel reflected much greater variability, and thus a greater discount rate based on the uncertainty of these cash flow projections was merited.

Ardour Capital performed a sensitivity analysis for the DCF valuation for Clean Diesel. The results used variable discount rates from 35% to 85% and terminal value revenue multiples from .70 to 1.40. These sensitivity results produced equity valuations from $6.1 million to $18.2 million. Ardour Capital considered the range of values from $7 million to approximately $8.5 million as the most plausible range.

A similar sensitivity analysis for CSI, using terminal value multiples of .70 to 1.40, and discount rates of 25% to 75%, produced equity values for CSI of approximately $4.4 million to $45.1 million. Ardour Capital considered the range of $16.2 million to $27.0 million as the most plausible.

Comparable Company Analysis

Comparable company analysis uses EBITDA or revenue multiples of companies that have comparable business, target market, revenues, earnings, and market capitalization. Because both Clean Diesel and CSI had negative earnings, Ardour Capital used revenue multiples for the analysis. There are a limited number of publicly traded independent companies that may be considered direct comparables, especially in terms of size and revenue. In its analysis, Ardour Capital excluded companies with annual revenues over $600 million. The same set of comparable companies was used for both Clean Diesel and CSI as they operate in similar sectors and are of comparable relative size. The following companies have comparable businesses, are active in the same industry, and are all revenue generating independent publicly traded companies: Innospec, Inc., Twintec AG, CECO Environmental Corp., Environmental Solutions Worldwide and Clean Air Power Plc.

The companies were valued using last-twelve-month, estimated 2010 and projected 2011 revenue multiples. Ardour Capital felt that this time frame was prudent given the uncertainty associated with private investments and investor expectations for a clear path to a liquidity harvest.

This analysis produced a mean equity value for Clean Diesel of $12.7 million (within a range of $8.0 to $15.7 million), and a mean equity value of CSI of $38.3 million (within a range of $32.4 million to $47.4 million).

Assumptions

The foregoing analyses were based on the following assumptions:

General Assumptions

•	Relative valuation of Clean Diesel and CSI was derived using balance sheet data as of December 31, 2009

•	CSI options and warrants are assumed not exercised as they are out of the money and do not survive the Merger

•	CSI options and warrants do not contain disruptive change of control provisions

•	Clean Diesel options and warrants were assumed not exercised, but do survive the Merger

Discounted Cash Flow Assumptions

•	Ardour Capital did not have CSI capital expenditures projections at the time it did its DCF analysis and, accordingly, DCF analysis did not include its effects on free cash flows

•	Tax rates for both companies were assumed to be 35%

Comparable Company Analysis Assumptions

•	The same set of comparable companies was used for both Clean Diesel and CSI as they operate in similar sectors and are of comparable relative size

•	Actual equity values for Clean Diesel, CSI, and comparable public companies were based on closing share prices on May 6, 2010

•	Currency conversion rates used were 1 GBP = $1.4827 and 1 € = $1.2624 as of May 6, 2010 as quoted on Bloomberg LP.

Opinion of the Financial Advisor to the Board of Directors of CSI

In connection with the Merger, on March 11, 2010 the Board of Directors engaged Marshall & Stevens, Inc., or Marshall & Stevens, to advise it as to the fairness, from a financial point of view, of the consideration to be received by the holders of its Class A Common Stock (the “Class A Common Stockholders”) in the Merger. On May 11, 2010, Marshall & Stevens rendered its oral opinion and subsequently submitted its written opinion to the Board of Directors that, as of such date, and based upon qualifications, assumptions, limiting conditions and other matters set forth in such written opinion, the consideration to be received the Class A Common Stockholders in the Merger, as described in such written opinion, is fair from a financial point of view to such Class A Common Stockholders.

Marshall & Stevens is a nationally-recognized financial valuation firm that is engaged in providing financial valuation services including rendering fairness opinions in connection with mergers and acquisitions and providing valuations of businesses and securities for a variety of regulatory and planning purposes. Even though Allen & Company, LLC was advising CSI in connection with the Merger, the Board of Directors selected Marshall & Stevens to conduct this fairness review because of CSI’s favorable impressions of other financial advisory services previously provided by Marshall & Stevens to CSI, all of which were performed more than two years prior to its engagement for the fairness review described in this section. The CSI Board of Directors also considered the fact that, unlike the fee payable to Allen & Company, LLC for its services in connection with the Merger, the fee payable to Marshall & Stevens was not contingent on the valuation or completion of the Merger.

The full text of Marshall & Stevens’ written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken is attached as Annex D to this joint proxy statement/information statement and prospectus and is incorporated herein by reference (the “M&S Opinion”). The summary of the M&S Opinion is qualified in its entirety by reference to the full text of that opinion. Persons reading this joint proxy statement/information statement and prospectus are urged to carefully read the M&S Opinion in its entirety, including the description of assumptions and limiting conditions included therein rather than rely upon this summary.

In reading the description of the M&S Opinion set forth below, you should be aware that such fairness opinion (1) was provided to CSI’s Board of Directors for its benefit in connection with the Merger, (2) does not constitute a recommendation to CSI’s Board of Directors in connection with the Merger, (3) does not constitute a recommendation to any equity holder of CSI as to how to vote in connection with the Merger and (4) does not address the underlying business decision to pursue the Merger or the relative merits of the Merger.

Overview of Marshall & Stevens’ Fairness Opinion

Marshall & Stevens evaluated the fairness of the Merger to the Class A Common Stockholders from a financial point of view. This analysis focuses on the comparative value of the shares being given up in the Merger and the securities being received in the Merger, and does not address procedural or other aspects of the Merger. The terms and conditions of the Merger were determined by negotiations between CSI and Clean Diesel. Marshall & Stevens did not participate in those negotiations and made no recommendation or other advice as to the amount of consideration or form of consideration to be paid to Class A Common Stockholders if the Merger is consummated.

In connection with its opinion, Marshall & Stevens made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. The information considered is summarized in the M&S Opinion.

In rendering its opinion, Marshall & Stevens did not independently verify the accuracy and completeness of the financial information or other information furnished by CSI orally or in writing, or other information obtained from publicly available sources. Marshall & Stevens reviewed the most current and best available estimates and judgments of the management of CSI as to its expected future financial and operating performance and did not undertake any obligation to assess whether such forecasts, estimates or judgments were reasonable or were likely to be accurate, nor did Marshall & Stevens undertake any obligation independently to verify the underlying assumptions made in connection with such forecasts, estimates or judgments. Marshall & Stevens did not make an independent valuation or appraisal of any particular assets or liabilities of CSI or Clean Diesel. The M&S Opinion is based on business, economic, market and other conditions as they existed as of the date of the opinion. Marshall & Stevens assumed that the factual circumstances, agreements and terms, as they existed at the date of the opinion, will remain substantially unchanged through the time the Merger is completed. Marshall & Stevens did not (1) opine as to the tax or accounting treatment of the Merger or any related matter thereto, (2) assess the impact of compliance with any labor laws, including without limitations, the federal Worker Adjustment and Retraining Notification (WARN) Act, or (3) independently verify any third party appraisals in arriving at its opinion.

Additional assumptions and limiting conditions upon which the opinion is based, include, without limitation, the following:

1. No investigation of legal title was made by Marshall & Stevens, and Marshall & Stevens rendered no opinion as to ownership of CSI or the underlying assets; however, Marshall & Stevens did assume good title as to CSI’s assets and that the title of such assets was marketable;

2. The dollar amount of any value reported by Marshall & Stevens was based upon the purchasing power of the U.S. dollar as of May 11, 2010, the date of the opinion, and Marshall & Stevens assumes no responsibility for economic or physical factors occurring subsequent to the valuation date which may affect the opinion;

3. Information supplied by others that was considered in Marshall & Stevens’ analysis is from sources believed to be reliable, no further responsibility is assumed for its accuracy and Marshall & Stevens reserves the right to make adjustments to its opinion based upon consideration of additional or more reliable data that may become available subsequent to the issuance of its opinion;

4. Marshall & Stevens assumes there are no hidden or unexpected conditions of the assets of CSI or Clean Diesel that would adversely affect its opinion or CSI’s or Clean Diesel’s value; and

5. No opinion is expressed with respect to matters that require legal or specialized expertise, investigation or knowledge beyond that customarily employed by financial analysts.

None of the analysts involved nor any officer or director of Marshall & Stevens has any financial interest in CSI or Clean Diesel.

The following paragraphs summarize the material analyses performed by Marshall & Stevens in arriving at its opinion and reviewed with the Board of Directors of CSI, but do not purport to be a complete description of the analyses performed by Marshall & Stevens.

Valuation Analysis of CSI and Clean Diesel

Marshall & Stevens reviewed background, stock price performance, competitive position, competitive advantages, financial position and operations of both CSI and Clean Diesel. Marshall & Stevens also performed a review of their industry. Marshall & Stevens evaluated the equity values of CSI and Clean Diesel by utilizing the market capitalization approach, income approach, and the public market approach.

Market Capitalization Approach.  CSI is a publicly traded entity, listed on the London Stock Exchange AIM, and its shares are available for public sale. Clean Diesel is also a publicly traded entity, listed on the NASDAQ Stock Market, and its shares are available for public sale. Therefore, the public information presents an indication of value. Marshall & Stevens utilized both the share price as of the May 10, 2010 (“Valuation Date”), as well as the calculated Volume-Weighted Average Share Price (“VWAP”) for the 50 trading days and

200 trading days prior to the Valuation Date. These stock prices were multiplied by the total number of shares outstanding of each company to give the total market value. Marshall & Stevens then added a 15% control premium. Marshall & Stevens added the total debt and subtracted cash from each value to arrive at a total enterprise value on a marketable, controlling basis.

This approach resulted in an indicated enterprise value for CSI on a marketable, controlling basis of approximately $8.2 million, and an indicated enterprise value for Clean Diesel on a marketable, controlling basis of approximately $8.3 million.

Income Approach — Discounted Cash Flow Method.  The income approach is used to estimate the value of a Company based on expected future economic benefits. The Discounted Cash Flow (“DCF”) method is a commonly used valuation method under the income approach. In applying the DCF method, an identified level of cash flow is estimated for a finite period of years. Annual estimated cash flows and a terminal value (the “continuing value” or, in some cases, the estimated value of the company at the end of the projection period) are then discounted to present value, at an appropriate discount rate, to arrive at an indication of fair market value. The discount rate utilized reflects estimates of investor-required rates of return for investments that are seen as similar to an investment in the subject company. The income approach is most relevant when valuing an equity interest that is based on the premise that the subject company is considered a going concern or a viable business for the foreseeable future.

To apply the income approach, Marshall & Stevens used management projections of each company from the valuation date for the discrete and terminal period. Marshall & Stevens then calculated the present value of periodic cash flow using the weighted average cost of capital (“WACC”) of CSI and Clean Diesel. Using a range of long-term rates of growth and a range of WACC, Marshall & Stevens determined a range of enterprise value based upon the income approach on the marketable, controlling basis.

This approach resulted in an indicated enterprise value for CSI on a marketable, controlling basis ranging from approximately $6.9 million to $9.8 million, and an indicated enterprise value for Clean Diesel on a marketable, controlling basis from approximately $5.2 million to $10.0 million.

Market Approach — Guideline Public Company Method.  The market approach is a valuation approach in which the value of a business is estimated by comparing the subject company to similar companies that have been sold or whose ownership interests are publicly traded. The Guideline Public Company Method compares the subject company to comparable business interests (generally publicly traded) on a minority, per share basis. Multiples are then selected and applied to operating statistics for the subject interest, to arrive at an indication of value. The market approach is most relevant when valuing an equity interest that is based on the premise that the subject company is considered a going concern or a viable business for the foreseeable future. Furthermore, this approach is most suitable when the selected guideline companies or acquired companies are as similar as possible to the subject company. Similarity can be affected by, among other things, products or services produced or sold, geographic markets served, competitive position, profitability, growth expectations, size, risk perception, and capital structure. Marshall & Stevens evaluated seven comparable companies of CSI and six comparable companies of Clean Diesel to determine a range of multiples, such as the last-twelve-months (LTM) revenue, next-twelve-months (NTM) revenue, LTM EBITDA, and NTM EBITDA with respect to enterprise value. Marshall & Stevens applied a range of NTM revenue and NTM EBITDA multiples to CSI and applied a range of NTM revenue multiple to Clean Diesel. Then, Marshall & Stevens added a control premium to determine a range of enterprise value of CSI and Clean Diesel based upon the market approach on the marketable, controlling basis.

This approach resulted in an indicated enterprise value for CSI on a marketable, controlling basis ranging from approximately $5.5 million to $10.8 million, and an indicated enterprise value for Clean Diesel on a marketable, controlling basis ranging from approximately $3.1 million to $9.3 million.

In summary, using the market capitalization approach, the income approach, and the market approach, Marshall & Stevens concluded on an enterprise value of CSI and Clean Diesel on a marketable, controlling basis by weighting the three approaches by an appropriate percentage. This yields the result of an enterprise value for CSI ranging from approximately $7.6 million to $9.0 million and an enterprise value for Clean Diesel ranging from approximately $6.8 million to $8.9 million. In order to conclude on an equity value on a non-marketable, controlling basis, Marshall & Stevens subtracted debt, then applied a marketability discount and added cash and cash equivalents to the enterprise value. Accordingly, an equity value for CSI ranged from approximately $1.7 million to $3.0 million and an equity value for Clean Diesel ranged from approximately $13.6 million to $15.6 million. In order to assess the fairness of the transaction from a financial point of view, Marshall & Stevens also valued the warrants which would be given to the Class A Common Stockholders as part of the Merger consideration.

Marshall & Stevens also considered the projected value of Clean Diesel immediately after consummation of the Merger, using an income approach and a market approach. The income approach resulted in a post-merger indicated enterprise value for the combined entity on a marketable, controlling basis ranging from approximately $21.1 million to $24.9 million. The market approach resulted in a post-merger enterprise value for the combined entity on a marketable, controlling basis ranging from approximately $23.1 million to $27.3 million. In summary, using the income approach and the market approach, Marshall & Stevens concluded on an enterprise value for the combined entity on a marketable, controlling basis by weighting the two approaches by an appropriate percentage. This yields the result of an enterprise value for the combined entity ranging from approximately $21.9 million to $25.8 million. In order to conclude an equity value on a nonmarketable, controlling basis, Marshall & Stevens subtracted debt, then applied a marketability discount and added cash and cash equivalents to the enterprise value. This resulted in an equity value for the combined entity ranging from approximately $21.7 million to $25.4 million. A market capitalization approach was not used, as there is no trading history on which Marshall & Stevens could rely, given the materiality of the Merger to Clean Diesel, as the surviving entity.

Marshall & Stevens performed the fairness analysis under the proposed deal structure utilizing the target scenario and the worst case scenario. In each case, Marshall & Stevens determined that the consideration to be received by the Class A Common Stockholders was fair from a financial point of view.

Other Considerations

The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Marshall & Stevens believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinion. Marshall & Stevens did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Marshall & Stevens did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, financial, capital markets, general business and other conditions as to the significance of each analysis and factor. In performing its analyses, Marshall & Stevens, at CSI’s direction and with the consent of the Board of Directors, made assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of CSI, the Board of Directors and/or Marshall & Stevens. Any assumed estimates implicitly contained in Marshall & Stevens’ opinion or relied upon by Marshall & Stevens in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold or traded.

Pursuant to the terms of the executed engagement letter dated March 11, 2010, as amended, CSI has agreed to pay Marshall & Stevens a fee for its services in connection with its engagement as financial advisor. No portion of Marshall & Stevens’ fee was contingent upon the consummation of the Merger or the conclusions reached by Marshall & Stevens in its written opinion.

Interests of Clean Diesel Directors and Executive Officers in the Merger

Certain directors and executive officers of Clean Diesel have interests in the Merger that differ from, or are in addition to, their interests as Clean Diesel stockholders. Specifically:

•	Innovator Capital, an investment banking firm of which Mr. Mungo Park, Clean Diesel’s non-executive Chairman, is chairman and principal is advising Clean Diesel with respect to its capital raising and the Merger, and will receive a fee in respect of those activities. Pursuant to an Engagement Letter with Innovator, it is estimated Mr. Park will receive approximately $761,258 as compensation for Innovator’s services in connection with the Merger. Clean Diesel has elected to pay $500,000 of this fee in cash, and the balance of $261,000 in the form of 194,486 shares of its common stock, valued at $1.342 for this purpose.

•	Two of the directors of Clean Diesel, Mr. Park and Mr. Gray, are expected to continue as directors of Clean Diesel after the Merger. Mr. Rogers, Clean Diesel’s Executive Vice President of International Operations, is expected to become a director of Clean Diesel at the Clean Diesel annual meeting and remain as such at the effective time of the Merger. Five of the directors of Clean Diesel, Mr. Asmussen, Mr. Grinnell, Mr. Merrion, Mr. Whitwell and Mr. Gallucci are expected to resign at the effective time of the Merger and be replaced by four former directors of CSI.

•	Effective June 30, 2010, Clean Diesel entered into a Transition Services Agreement with Mr. Grinnell, Vice President, General Counsel, Corporate Secretary and a Director of Clean Diesel. Pursuant to the Transition Services Agreement, if Mr. Grinnell remains employed by Clean Diesel through the earlier of (A) the six (6) month period following the closing of the Merger or (B) the date that Clean Diesel closes its Bridgeport, Connecticut office, Mr. Grinnell will receive from Clean Diesel a transition bonus in the amount of $86,730. If the Merger does not occur on or before September 6, 2010, or such later date as determined by Clean Diesel, the Transition Services Agreement will be void and no transition bonus will be paid. The Transition Services Agreement provides that Clean Diesel may enter into some future arrangement for Mr. Grinnell’s services to after the Bridgeport office closes on terms, if any, to be mutually agreed.

The Clean Diesel board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Clean Diesel shareholders approve the proposals to be presented to the Clean Diesel shareholders for consideration at the annual as contemplated by this joint proxy statement/information statement and prospectus.

As of the record date for the Clean Diesel annual meeting, the directors and executive officers of Clean Diesel, together with their affiliates, owned in the aggregate approximately [          ] shares of Clean Diesel common stock, entitling them to exercise approximately [     ]% of the voting power of the Clean Diesel common stock at the Clean Diesel annual meeting. Clean Diesel cannot complete the Merger unless the issuance of the shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock in connection with the Merger is approved by the affirmative vote of the holders of a majority of the shares of Clean Diesel common stock voting at the Clean Diesel annual meeting.

Interests of CSI Directors and Executive Officers in the Merger

Certain directors and executive officers of CSI have interests in the Merger that differ from, or are in addition to, their interests as CSI stockholders. Specifically:

•	Four of the directors of CSI, Mr. Call, Mr. Cherry, Mr. Ellis and Dr. Engles, are expected to continue as directors of Clean Diesel after the Merger.

•	CSI’s three executive officers, Mr. Call, Chief Executive Officer, Mr. Mehta, Chief Financial Officer and Dr. Golden, Chief Technical Officer, are expected to continue with Clean Diesel after the Merger pursuant to the terms of their existing employment agreements which are expected to be assumed by Clean Diesel at the effective time of the Merger.

As of the record date for the CSI special shareholder meeting, the directors and executive officers of CSI, together with their affiliates, owned in the aggregate approximately [          ] shares of CSI common stock, entitling them to exercise approximately [     ]% of the voting power of the CSI common stock at the CSI annual meeting.

In considering the recommendation of the CSI board of directors with respect to adopting the Merger Agreement, CSI shareholders should be aware that certain members of the CSI Board of Directors and certain executive officers of CSI have interests in the Merger that may be different from, or in addition to, interests they may have as CSI shareholders. The CSI board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decision to approve the Merger Agreement and the Merger, and to recommend that the CSI shareholders approve the CSI proposals to be presented to the CSI shareholders for consideration at the CSI special meeting as contemplated by this joint proxy statement/information statement and prospectus.

Indemnification of CSI Officers and Directors

The Merger Agreement provides that Clean Diesel will cause to be maintained by CSI, for a period of two years after the effective time of the Merger, directors’ and officers’ liability insurance policy to cover the directors and officers of CSI or, if Clean Diesel cannot procure such insurance, Clean Diesel will cause the directors and officers of CSI to be covered for a period of five years by a tail policy under the existing directors’ and officers’ liability insurance policy of Clean Diesel or CSI, as the case may be, with coverage in amount and scope at least as favorable as the coverage under the existing CSI policy at the effective time of the Merger; provided, that Clean Diesel will not be required to spend more than 200% per year of coverage of the amount currently spent by Clean Diesel per year of coverage immediately prior to the effective time of the Merger.

Ownership of the Combined Company

After the effective date of the Merger, it is anticipated that ownership of Clean Diesel outstanding common stock would be distributed approximately as follows:

Existing CSI Shareholders (other than those affiliated with purchasers of CSI secured convertible notes)	11	%(a)
CSI’s financial advisor	4	%(b)
Purchasers of CSI secured convertible notes	45	%(c)
Existing Clean Diesel Shareholders	37	%(d)
Purchasers of newly issued Clean Diesel shares	3	%(e)

(a)	Represents holders of existing CSI common stock, which will become CSI Class A common stock immediately prior to the merger, but excludes holders of CSI secured convertible notes (who currently collectively hold approximately 28% of CSI’s outstanding common stock) and excludes shares of CSI common stock to be received for non-employee accrued director fees. Does not give effect to warrants to purchase three million shares (on a pre-split basis) of Clean Diesel common stock to be issued as part of the merger consideration.

(b)	Does not give effect to warrants to purchase one million shares (on a pre-split basis) of Clean Diesel common stock to be issued in connection with the Merger.

(c)	These noteholders will become “Class B” shareholders immediately prior to the Merger. The 45% shown includes shares of Clean Diesel common stock to be received in the Merger in exchange for (i) CSI Class B common stock into which the notes are to be converted, (ii) CSI Class A common stock currently owned by such noteholders and (iii) CSI common stock to be received for non-employee accrued director fees.

(d)	Includes 194,486 (on a pre-split basis) shares of Clean Diesel common stock that may be issued to Innovator Capital in respect of the Merger fee.

(e)	Does not give effect to warrants to purchase one million shares (on a pre-split basis) of Clean Diesel common stock.

Procedures for Exchange of CSI Stock Certificates

As soon as reasonably practicable after the completion of the Merger, if you are a CSI shareholder, Clean Diesel’s exchange agent will mail you a letter of transmittal and instructions for use in surrendering your CSI stock (including any stock certificates if you hold shares in certificated form) for stock of Clean Diesel, a fractional share payment in lieu of any fractional shares of Clean Diesel common stock and, if applicable, warrants. When you deliver your CSI stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your CSI stock certificates will be cancelled. Holders of CSI common stock will receive stock certificates for Clean Diesel common stock, and, if applicable, warrants.

PLEASE DO NOT SUBMIT YOUR CSI STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

If you hold CSI stock certificates, you will not be entitled to receive any dividends or other distributions on Clean Diesel common stock until the Merger is completed and you have surrendered your CSI stock certificates in exchange for Clean Diesel common stock. If Clean Diesel effects any dividend or other distribution on the Clean Diesel common stock with a record date occurring after the time the Merger is completed and a payment date before the date you surrender your CSI stock certificates, you will receive the dividend or distribution, without interest, with respect to the whole shares of Clean Diesel common stock issued to you after you surrender your CSI stock certificates and the shares of Clean Diesel common stock are issued in exchange. If Clean Diesel effects any dividend or other distribution on the Clean Diesel common stock with a record date after the date on which the Merger is completed and a payment date after the date you surrender your CSI stock certificates, you will receive the dividend or distribution, without interest, on that payment date with respect to the whole shares of Clean Diesel common stock issued to you.

If your CSI stock certificate has been lost, stolen or destroyed, you may receive shares of Clean Diesel common stock upon the making of an affidavit of that fact. Clean Diesel may, in its discretion, require you to post a bond in such an amount as Clean Diesel may determine is reasonable necessary as indemnity against any claim that may be made against Clean Diesel or the exchange agent with respect to the lost, stolen or destroyed CSI stock certificate. Clean Diesel will issue stock (or make a fractional share payment) in a name other than the name in which a surrendered CSI stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Appraisal Rights and Dissenters’ Rights

Rights of Clean Diesel Stockholders

Clean Diesel stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Rights of CSI Shareholders

CSI shareholders are entitled to exercise dissenters’ rights in connection with the Merger under the provisions of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code relating to the rights of dissenting shareholders in the context of a merger.

The discussion below is not a complete summary regarding the dissenters’ rights of CSI shareholders under the California Corporations Code, and is qualified in its entirety by reference to the text of the relevant provisions of the California Corporations Code attached to this joint proxy statement/information statement and prospectus as Annex E. CSI shareholders intending to exercise dissenters’ rights should carefully review Annex E. Failure to follow precisely any of the statutory procedures set forth in Annex E may result in loss or waiver of dissenters’ rights. This summary does not constitute legal or other advice, nor is it a recommendation that CSI shareholders exercise dissenters’ rights under California law.

Even though a CSI shareholder wishing to exercise dissenters’ rights may be required to take certain actions before the effective time of the Merger, if the Merger Agreement is later terminated and the Merger is abandoned, no shareholder of CSI will have the right to any payment from CSI by reason of having taken that action. The following discussion is subject to this qualification.

Within ten days after the approval of the Merger by CSI shareholders, CSI will mail a notice of approval to each holder of CSI common stock who did not vote their shares of CSI common stock in favor of the Merger. This notice of approval must include a statement of the price determined by CSI to be the relevant fair market value of the shares of CSI common stock, which statement will constitute an offer by CSI to purchase shares of CSI common stock that qualify as “dissenting shares” at the stated price if the Merger becomes effective, unless such shares lose their status as “dissenting shares” under Section 1309 of the California Corporations Code. Chapter 13 of the California Corporations Code provides that the fair market value, for this purpose, is determined as of the day before the first announcement of the Merger, excluding any appreciation or depreciation as a consequence of the announcement of the Merger. The notice of approval must also include a brief description of the procedures to be followed by CSI shareholders who wish to exercise their dissenters’ rights and a copy of Sections 1300 through 1304 of Chapter 13 of the California Corporations Code.

To exercise dissenters’ rights as to any of your shares of CSI common stock in connection with the Merger, you must not vote the CSI shares in favor of either the Merger or the Merger Agreement, and you must make a written demand to have CSI purchase your CSI shares at their fair market value.

The written demand must:

•	be received by CSI within 30 days after the date on which the notice of approval is mailed to you by CSI (as described above);

•	specify the number and class of CSI shares held of record by you which you demand CSI purchase;

•	state that you are demanding purchase of your CSI shares and payment of their fair market value; and

•	include a statement of the price you claim to be the fair market value of the CSI shares as of the day before the announcement of the terms of the Merger, which statement will constitute an offer by you to sell your CSI shares to CSI at that price.

All written demands should be addressed to:

Catalytic Solutions, Inc.
4567 Telephone Road
Suite 206
Ventura, California 93003
Attention: Investor Relations

In addition, within 30 days after the date on which the notice of approval is mailed to you by CSI, you must submit to CSI or its transfer agent the stock certificate(s) representing the CSI shares as to which you wish to exercise dissenters’ rights.

Under Chapter 13 of the California Corporations Code, a dissenting CSI shareholder may not withdraw the demand for payment of the fair market value of the shareholder’s dissenting CSI shares in cash unless CSI consents.

If the shareholder and CSI agree that the shares of CSI common stock as to which the shareholder is seeking dissenters’ rights qualify as dissenting shares and also agree upon the price to be paid to purchase the CSI shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between CSI and any dissenting CSI shareholder must be filed with the Secretary of CSI.

However, if CSI disputes that the shareholder’s CSI shares qualify as “dissenting shares” or CSI and the dissenting shareholder fail to agree upon the fair market value of the dissenting shares, then within six months after the date on which CSI mailed the notice of approval, the CSI shareholder must either file a complaint in the California Superior Court of the proper county requesting the court to make these determinations or intervene in a pending action brought by another dissenting CSI shareholder. If the dissenting CSI shareholder does not file a complaint or intervene in a pending action within the specified six-month period, the dissenters’ rights are lost.

If the court determines that the shareholder’s CSI shares qualify as “dissenting shares,” then, following determination of their fair market value, CSI will be obligated to pay the dissenting CSI shareholder the fair market value of the CSI shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to CSI of the stock certificate(s) for the CSI shares as to which the dissenters’ rights are being exercised. Any party may appeal from the judgment.

In determining the fair market value of the dissenting CSI shares, the court may appoint one or more impartial appraisers to make the determination. Within ten days of their appointment, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the fair market value within ten days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the fair market value. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated between CSI and dissenting CSI shareholder as the court deems equitable. However, if the appraisal of the fair market value of the CSI shares exceeds the price offered by CSI in the notice of approval, then CSI shall pay the costs. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by CSI, then the court may in its discretion impose additional costs on CSI, including attorneys’ fees, fees of expert witnesses and interest.

CSI shareholders considering whether to exercise dissenters’ rights should consider that the fair market value of their CSI common stock determined under Chapter 13 of the California Corporations Code could be more than, the same as or less than the value of merger consideration to be paid in connection with the Merger, as set forth in the Merger Agreement. Also, CSI reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of the CSI common stock is less than the value of the merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.

Strict compliance with certain technical prerequisites is required to exercise dissenters’ rights. CSI shareholders wishing to exercise dissenters’ rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any CSI shareholder who fails to comply with the requirements of Chapter 13 of the California Corporations Code, attached as Annex E to this joint proxy statement/information statement and prospectus, will forfeit the right to exercise dissenters’ rights and will, instead, receive the merger consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.

The Merger Agreement provides that Clean Diesel will not be required to complete the Merger if dissenters’ rights have been exercised with respect to 3% or more, in the aggregate, of all outstanding CSI common stock. As a result, exercise of dissenters’ rights with respect to 3% or more of the outstanding shares of CSI common stock could prevent the Merger from going forward. Clean Diesel is entitled to waive this requirement and permit the Merger to proceed even if 3% or more of the outstanding CSI common stock exercise dissenters’ rights.

NASDAQ Listing of Clean Diesel Shares Issued in Connection with the Merger

Clean Diesel will use commercially reasonable efforts to cause all shares of Clean Diesel common stock to be issued in connection with the Merger and all shares of Clean Diesel common stock to be issued upon exercise of the warrants to purchase shares of Clean Diesel common stock to be listed on the NASDAQ Stock Market as of the effective time of the Merger, and the Merger Agreement provides that neither Clean Diesel nor CSI will be required to complete the Merger if the shares of Clean Diesel common stock to be issued in connection with the Merger are not approved for listing, subject to notice of issuance, on the NASDAQ Stock Market.

Effective Time of the Merger

The Merger will be completed and become effective at the time Merger Sub merges with and into CSI and the certificate of amendment is filed with the Secretary of State of the State of California. The parties intend to complete the Merger as soon as practicable following the approval and adoption of the Merger Agreement and the issuance of the shares of Clean Diesel common stock in connection with the Merger by each of the CSI shareholders and Clean Diesel stockholders, respectively, and the satisfaction or waiver of the conditions to closing of the Merger set forth in the Merger Agreement. The parties to the Merger Agreement currently anticipate that the Merger will be completed sometime in the third quarter of 2010. However, because the Merger is subject to a number of conditions, the exact timing of the completion of the Merger cannot be determined with any certainty, if it is completed at all.

The Board of Directors and Management of Clean Diesel and CSI Following the Merger

After completion of the Merger, the Clean Diesel board of directors will consist of seven directors. Clean Diesel currently anticipates that the following individuals will serve as its board of directors immediately following completion of the Merger:

Name	Age	Position

Charles F. Call	63	Director, Chief Executive Officer
Alexander Ellis, III	61	Director
Dr. Charles R. Engles	62	Director
Bernard H. Cherry	70	Director
Mungo Park	54	Director
Derek R. Gray	77	Director
Timothy Rogers	48	Director

For information regarding the business experience and qualifications of the directors, see biographies included under the section titled “Management Following The Merger — Executive Officers and Directors — Directors of the Combined Company.”

After completion of the Merger, the Clean Diesel executive officers are expected to be Charles F. Call, Nikhil A. Mehta and Stephen J. Golden, Ph.D. For information regarding the business experience and qualifications of the officers, see biographies included under the section titled “Management Following The Merger — Executive Officers and Directors — Executive Officers of the Combined Company.”

As a result of the Merger, CSI will be a California corporation and a wholly-owned subsidiary of Clean Diesel.

Ownership of Clean Diesel Following the Merger

After the Merger, CSI will continue as a wholly-owned subsidiary of Clean Diesel, subject to potential future dilution, and CSI shareholders will no longer have any interest in CSI, but will have an equity stake in Clean Diesel, the new parent company of CSI’s operations. Immediately after the Merger, existing Clean Diesel stockholders (including investors in its Regulation S offering) will own approximately 40% of the outstanding shares of Clean Diesel common stock and the former CSI shareholders (including investors in its capital raise) and its financial advisor will collectively own approximately 60% of the outstanding shares of Clean Diesel common stock.

For detailed information regarding the beneficial ownership of certain key stockholders of the combined company prior to and after consummation of the Merger, see the sections entitled “Principal Stockholders of Clean Diesel” and “Principal Shareholders of CSI” and “Principal Stockholders of Combined Company” in this joint proxy statement/information statement and prospectus.

Anticipated Accounting Treatment

For accounting purposes, CSI will be acquiring Clean Diesel, which means that the assets and liabilities of Clean Diesel will be recorded at their fair value and results of operations of Clean Diesel will be included in CSI’s results from and after the effective time of the Merger in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Consequences to Holders of CSI Common Stock and Warrants of Reorganization Treatment for the Merger

The following discussion addresses the material U.S. federal income tax consequences generally applicable to holders of CSI common stock and warrants with respect to the exchange of shares of CSI common stock for shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock pursuant to the Merger.

This discussion applies only to CSI shareholders and warrant holders that hold their shares of CSI common stock and warrants to purchase shares of CSI common stock, and will hold any shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock received in exchange therefor, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (“Code”).

This discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. This discussion also does not address U.S. federal income tax consequences that may be relevant to particular CSI shareholders or warrant holders, based on their individual circumstances including those tax consequences that may be relevant to shareholders or warrant holders based on the fact that they are subject to special tax rules. Some examples of shareholders and warrant holders that are subject to special tax rules are: dealers in securities; financial institutions; insurance companies; tax-exempt organizations; holders of shares of CSI common stock or warrants to purchase shares of CSI common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction; holders who have a “functional currency” other than the U.S. dollar; holders who are foreign persons; holders who own their shares or warrants indirectly through partnerships, trusts or other entities that may be subject to special treatment; and shareholders or warrant holders who acquired their shares of CSI common stock or warrants as compensation or will acquire Clean Diesel common stock or warrants as compensation. This discussion is based on the Code, the related Treasury regulations, administrative interpretations, and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the presently anticipated tax consequences of the Merger.

CSI SHAREHOLDERS AND WARRANT HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Reorganization Status of the Merger

The parties have structured the Merger with the intent that it qualify as a reorganization under Section 368 of the Code. The qualification of the Merger as a reorganization depends on compliance with the technical requirements of Section 368 of the Code including, among other things, whether CSI shareholders will receive a sufficient amount of Clean Diesel common stock to satisfy the “continuity of interest” test set forth in the Treasury regulations promulgated under Section 368 and the “control test” set forth in Section 368(a)(2)(E) of the Code and whether CSI and Clean Diesel will have assets at the effective time of the Merger with a fair value in excess of their respective liabilities (the “net value test”). The “continuity of interest” test requires that, after the Merger, a substantial part of the value of the proprietary interests in CSI be maintained through the ownership of Clean Diesel common stock. Current Treasury regulations provide several examples in which a continuing proprietary interest is maintained where the target shareholders receive stock in the acquiring corporation worth 40% of the total consideration received. The Treasury regulations also provide that in determining whether a proprietary interest in an acquired corporation is preserved in an acquisition, the consideration issued to the shareholders of the acquired corporation shall be valued on the last business day before the signing of a binding contract providing for fixed consideration for the acquisition.

The “control” test requires that the CSI shareholders receive Clean Diesel voting stock in exchange for stock possessing 80% of the voting power of CSI. Clean Diesel and CSI believe that under the Treasury regulations the value of the stock portion of the Merger consideration as of the valuation date should represent approximately 93% of the total estimated value of the Merger consideration based on the trading price of Clean Diesel stock, such that more than 80% of the common voting stock of CSI is being acquired in exchange for shares of common stock of Clean Diesel. Accordingly, both CSI and CDTI have concluded that both the continuity of interest and control tests will be met.

CSI and CDTI have each concluded that they will meet their respective net value test. See the sections entitled “Risk Factors — Risk Factors Relating to the Underlying Business of CSI” and “Risk Factors — Risks Related to Clean Diesel’s Financial Condition.”

KPMG LLP, tax adviser to CSI, is of the opinion that the Merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The KPMG LLP opinion does not address any state, local or foreign tax consequences of the Merger. The KPMG LLP opinion is based on certain assumptions and representations as to factual matters from CSI and Clean Diesel. If any of the assumptions or representations is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by KPMG LLP in their opinions would be jeopardized and the tax consequences of the Merger could differ from those described in this joint proxy statement/information statement and prospectus. Neither CSI nor Clean Diesel is currently aware of any facts or circumstances that would cause the assumptions or representations to be incorrect, incomplete, inaccurate or violated. Based on such opinion, the following are the material federal income tax consequences of the Merger:

•	Holders of CSI common stock who exchange CSI common shares for shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock pursuant to the Merger will not recognize gain or loss with respect to the shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock received in the exchange (but may recognize an immaterial gain in the amount of any cash received in respect of fractional shares, which gain would generally be treated as capital gain or as a dividend);

•	The aggregate tax basis in the Clean Diesel common stock and warrants to purchase Clean Diesel common stock received pursuant to the Merger will be equal to the aggregate tax basis in the shares of CSI common stock surrendered in the transactions, such basis to be allocated among the Clean Diesel common stock and warrants to purchase Clean Diesel common stock according to their respective fair market values and increased ratably by the amount of gain, if any, recognized or any amount treated as a dividend;

•	The holding period of the Clean Diesel common stock and warrants to purchase Clean Diesel common stock received in the Merger by a holder of shares of CSI common stock will include the holding period of the shares of CSI common stock that he or she surrendered in exchange therefor. If a CSI shareholder has differing tax bases and/or holding periods in respect of the shareholder’s CSI common stock, the CSI shareholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Clean Diesel common stock and warrants to purchase shares of Clean Diesel common stock that the CSI shareholder receives pursuant to the Merger; and

•	Holders of warrants to purchase CSI common stock who exchange their warrants to purchase shares of CSI common stock for warrants to purchase shares of Clean Diesel common stock pursuant to the Merger will be treated under Treasury Regulation Section 1.354-1(e) as receiving securities with no principal amount and as such will not recognize any gain or loss in the exchange. The aggregate tax basis in the warrants to purchase shares of Clean Diesel common stock received pursuant to the Merger will be equal to the aggregate tax basis in the warrants to purchase shares of CSI common stock surrendered in exchange therefor. The holding period of the warrants to purchase shares of Clean Diesel common stock received in the Merger will include the holding period of the warrants to purchase shares of CSI common stock surrendered in exchange therefor. If a CSI warrant holder has differing tax bases and/or holding periods in respect of its CSI warrants, the CSI warrant holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular warrants to purchase shares of Clean Diesel common stock that the CSI warrant holder receives pursuant to the Merger.

Consequences to Holders of CSI Common Stock and Warrants if the Merger Does Not Qualify as a Reorganization

The KPMG LLP opinion regarding the status of the Merger as a reorganization for U.S. federal income tax consequences is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the KPMG LLP opinion or that a court would not sustain such a challenge. Neither Clean Diesel nor CSI intends to obtain a ruling from the IRS on the tax consequences of the Merger. If the IRS were to successfully challenge the “reorganization” status of the Merger, the Merger would be a fully taxable transaction for the CSI shareholders and warrant holders. In such case, CSI shareholders and warrant holders would recognize gain or loss measured by the difference between the value of all consideration received by them in the Merger and their tax basis in the shares of CSI common stock and the warrants to purchase shares of CSI common stock, as the case may be, surrendered in the Merger. The aggregate tax basis in the Clean Diesel common stock received pursuant to the Merger will be equal to the fair market value of such stock at the time of the Merger. The holding period of such Clean Diesel common stock will begin on the date immediately following the date of the Merger.

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for shares of CSI common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Consequences to Clean Diesel and CSI

Neither Clean Diesel nor CSI will recognize a gain or loss as a result of the Merger, except for any gain that might arise if Clean Diesel pays cash or property to CSI in connection with these transactions and such cash or property is not distributed to CSI shareholders. Clean Diesel does not expect any such gain to be material.

Treatment of Net Operating Loss Carryforwards

CSI reported that it had approximately $89.8 million and $70.5 million of federal and state income tax net operating loss carry forwards at December 31, 2009, respectively and Clean Diesel reported that it had approximately $53.7 million and $39.9 million of federal and state income tax net operating loss carry forwards at December 31, 2009, respectively.

Future utilization of the net operating losses and credit carry forwards are subject to a substantial annual limitation due to ownership change limitations as required by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state limitations. Due to previous share ownership changes and the substantial change in capitalization and share ownership caused by this Merger, both companies are expected to be subjected to such limitations. As such, tax loss carryforwards will be limited going forward.

THE MERGER AGREEMENT

This section is a summary of the material provisions of the Merger Agreement. Because it is a summary, it does not include all the information that may be important to you. Clean Diesel and CSI encourage you to read carefully the entire copy of the Merger Agreement, which, with the exception of schedules and exhibits, is attached as Annex A to this joint proxy statement/information statement and prospectus, as well as all other information included elsewhere in this joint proxy statement/information statement and prospectus, before you decide how to vote.

The Merger Agreement contains representations and warranties that Clean Diesel, CSI and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Clean Diesel, CSI and Merger Sub and may be subject to important qualifications and limitations agreed to by Clean Diesel, CSI and Merger Sub in connection with negotiating its terms. The representations and warranties of Clean Diesel, CSI and Merger Sub are intended as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among Clean Diesel, CSI and Merger Sub rather than establishing matters as facts.

General

Clean Diesel, CSI and CDTI Merger Sub, Inc. are parties to an Agreement and Plan of Merger dated May 13, 2010, as such may be amended from time to time. The Merger Agreement contains the terms and conditions of the proposed combination of the businesses of Clean Diesel and CSI. A copy of the Merger Agreement is included as Annex A hereto and you are encouraged to read it carefully. Pursuant to the Merger Agreement, through a merger CSI will become a wholly-owned subsidiary of Clean Diesel, subject to potential future dilution. The Merger Agreement provides that CDTI Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Clean Diesel, will merge with and into CSI, with CSI as the surviving corporation. In exchange for their CSI securities, the securityholders of CSI will receive shares of Clean Diesel common stock and each holder of shares designated as Class A common stock (or warrants giving the right to acquire Class A common stock) will also receive warrants to purchase shares of Clean Diesel common stock.

Merger Consideration

The Merger Agreement provides a formula for the issuance, at the effective time of the Merger, of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock and for the allocation of such shares and warrants. As detailed below, the number of shares of Clean Diesel common stock is determined primarily by reference to the number of shares of Clean Diesel common stock that are deemed to be outstanding immediately prior to the Merger, which is then multiplied by 1.5 to determine the number of shares of Clean Diesel common stock to be issued in order to provide for the agreed upon 60/40 equity split in favor of CSI that resulted from both CSI and Clean Diesel achieving their respective cash position targets as of June 30, 2010. The number of warrants is fixed at 4,000,000 (on a pre-split basis).

Allocation of Merger Consideration

Of the aggregate number of shares of Clean Diesel common stock to be issued in the Merger, (a) 66.0066% will be allocated to the holders of CSI’s Class B common (into which the secured convertible notes will have been converted), (b) 1,000,000 shares (on a pre-split basis) are to be used as payment of fees owed to CSI’s financial advisor, Allen & Company, LLC, and (c) the balance of such shares will be allocated to holders of CSI existing common stock (to be designated as “Class A” common stock) and the holder of the CSI “in-the-money” warrant. Of the 4,000,000 warrants (on a pre-split basis), 1,000,000 warrants are to be used as payment of fees owed to CSI’s financial advisor, Allen & Company, LLC, and the balance of 3,000,000 warrants will be allocated to the holders of CSI existing common stock (to be designated as “Class A” common stock) and the holder of the CSI “in-the-money” warrant. Holders of CSI’s Class B common stock (into which the secured convertible notes will have been converted) will not receive any such warrants.

Clean Diesel Stock Portion of Merger Consideration

Under the Merger Agreement, the number of shares of Clean Diesel common stock to be issued in the aggregate to the holders of CSI Class A common stock, to the holders of CSI’s Class B common stock, to the holder of the CSI “in-the-money” warrant and to CSI’s financial advisor Allen & Company, LLC is determined according to the following formula (all of which is on a pre-split basis):

(60/40 × “Outstanding Clean Diesel”)

“Outstanding Clean Diesel” for purposes of the Merger Agreement is expected to be 9,151,772 shares (on a pre-split basis) of Clean Diesel common stock. This is based on an assumed 8,213,988 shares currently issued and outstanding, plus 654,118 shares expected to be issued in Clean Diesel’s Regulation S offering, plus both 194,486 shares to be issued and 89,180 shares issuable upon the exercise of warrants to be issued to Clean Diesel’s financial advisor Innovator Capital as payment for fees (all such numbers being on a pre-split basis).

Thus, the number of shares of Clean Diesel common stock issuable to CSI’s shareholders, to the holder of the CSI “in-the-money” warrant and to Allen & Company as the Clean Diesel common stock portion of the Merger consideration is expected be 13,727,658 shares of Clean Diesel common stock, allocable among such holders and Allen & Co. as follows (all such numbers being on a pre-split basis):

60/40 × 9,151,772 =	13,727,658	aggregate number of shares of Clean Diesel common stock
of which	9,061,160	to be issued to CSI “Class B” common stock (representing 66.0066% of 13,727,658);
	1,000,000	to be issued to Allen & Company, LLC; and
	3,666,498	to be issued to (or reserved for issuance to) CSI “Class A” common stock and the CSI “in-the-money” warrant

Warrant Portion of Merger Consideration

Under the Merger Agreement, the number of warrants to purchase Clean Diesel common stock to be issued to CSI’s shareholders, to the holder of the CSI “in-the-money” warrant and to CSI’s financial advisor Allen & Company, LLC is fixed at 4,000,000 (on a pre-split basis). Of these, warrants to purchase 3,000,000 shares of Clean Diesel common stock (on a pre-split basis) are to be issued (or reserved for issuance) to the holders of CSI’s Class A common stock and the CSI “in-the-money” warrant, and warrants to purchase 1,000,000 shares of Clean Diesel common stock (on a pre-split basis) are to be issued to Allen & Company, LLC.

Each of these warrants to purchase shares of Clean Diesel common stock will have an exercise price determined by dividing $30,000,000 by the number of shares of Clean Diesel common stock outstanding immediately after the effective time of the Merger. This price is currently expected to be approximately $1.320 per share (on a pre-split basis). The exercise price per share of the warrant and the number of shares of Clean Diesel common stock issuable upon exercise of the warrant will be proportionally adjusted if, in addition to the merger, Clean Diesel effects a reclassification, split or subdivision of its common stock.

All of the warrants to purchase shares of Clean Diesel common stock issued as part of the merger consideration will expire on the earlier of (i) the third anniversary of the effective time of the Merger and (ii) that date which is thirty (30) days after Clean Diesel gives notice to the warrant holder that the market value of one share of Clean Diesel common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days.

Two Classes of CSI Shareholders

CSI currently only has one authorized class of common stock. Only holders of this class of common stock on the record date will vote to approve the Merger (among other items) at the special meeting of CSI’s shareholders. If the necessary shareholder approvals are received at the meeting, prior to the effective time of the Merger, CSI will amend its articles of incorporation to create two classes of common stock: “Class A” common stock and “Class B” common stock. All shares of CSI common stock issued and outstanding at the time of filing the amendment to CSI’s articles of incorporation will be designated as “Class A” common stock. Subsequent to the amendment of its articles of incorporation but prior to the effective time of the Merger, holders of CSI’s secured convertible notes issued in its capital raise will convert into the newly created “Class B” common stock. No shares of “Class B” common stock will be outstanding or entitled to vote as at the record date.

Only holders of CSI’s “Class A” common stock (excluding shares to be issued to CSI’s non-employee directors for accrued fees immediately prior to the Merger) will receive shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock in the Merger that will have been registered under the registration statement on Form S-4 of which this joint proxy statement/information statement and prospectus forms a part. Shares of Clean Diesel common stock issued to holders of CSI’s Class B common stock (into which the secured convertible notes will have been converted prior the merger) and shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock issued to CSI’s financial advisor Allen & Company have not been registered under such registration statement.

Merger Consideration per CSI Class A Share

Under the Merger Agreement, the number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock to be issued for each share of CSI Class A common stock outstanding at the time of the Merger will be determined by a formula that divides (a) the number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock to be allocated to CSI Class A common stock as described above under “— Share Portion of Merger Consideration” and “— Warrant Portion of Merger Consideration” by (b) the number of shares of CSI Class A common stock that are deemed to be outstanding immediately prior to the effective time of the Merger, which is referred to in the Merger Agreement as “CSI’s Outstanding Common Stock”.

For purposes of the Merger Agreement, “CSI’s Outstanding Common Stock” is expected to be 77,473,996 shares of CSI Class A common stock. This is based on an assumed 69,761,902 shares currently issued and outstanding, plus 1,250,000 shares issuable upon the exercise of its “in-the-money” warrant and 6,462,094 shares expected to be issued to its non-employee Directors for accrued fees. Accordingly, on a presplit basis, dividing (a) the anticipated 3,666,498 shares of Clean Diesel common stock and the 3,000,000 warrants to purchase Clean Diesel common stock to be allocated in the aggregate to the Class A common stock and the CSI “in-the-money” warrant by (b) the anticipated 77,473,996 shares of CSI common stock that would be deemed to be outstanding immediately prior to the effective time of the Merger, each share of CSI Class A common stock would be expected to convert into 0.04732553 shares of Clean Diesel Common stock and warrants to purchase 0.03872267 shares of Clean Diesel common stock.

Under the Merger Agreement, any share of CSI common stock that is owned by CSI, Clean Diesel or the Merger Sub as of the effective time of the Merger will be canceled without payment of any consideration and thus are not included in the 77,473,996 shares of CSI Class A common stock that is expected to be outstanding. CSI shareholders who properly demand and perfect dissenter’s rights pursuant to the California Corporations Code will be entitled to receive the consideration provided for by the California Corporations Code in lieu of the per share merger consideration described in the preceding paragraph, although their shares will continue to be included among the 77,473,996 shares of CSI Class A common stock that is expected to be outstanding. See the section entitled “The Merger — Appraisal Rights and Dissenters’ Rights” for additional information.

Merger Consideration per CSI Class B Share

Under the Merger Agreement, the number of shares of Clean Diesel common stock to be issued for each share of CSI Class B common stock outstanding at the time of the Merger will be determined by a formula that divides (a) the number of shares of Clean Diesel common stock to be allocated to CSI Class B common stock as described above under “— Share Portion of Merger Consideration”, which is expected to be 9,061,160 shares (on a pre-split basis) by (b) the number of shares of CSI Class B common stock that are outstanding immediately prior to the effective time of the Merger, which is expected to be 150,434,943 shares (on a pre-split basis). Accordingly, on a pre-split basis each share of CSI Class B common stock would be expected to convert into

0.06023308 shares of Clean Diesel Common stock. Holders of CSI’s Class B common stock do not have the right to receive warrants to purchase Clean Diesel common stock under the Merger Agreement.

Effects of Clean Diesel’s Reverse Stock Split on Merger Consideration

The following table illustrates the effects that Clean Diesel’s proposed reverse stock split may have on the number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock that holders of CSI “Class A” common stock, “Class B” common stock and CSI’s financial advisor, Allen & Company, are expected to receive in the Merger. The table assumes that Clean Diesel will have issued and outstanding an aggregate 9,062,592 shares (on a pre-split basis) immediately prior to the Merger, that Clean Diesel will issue an aggregate 13,727,658 shares (on a pre-split basis) and warrants to purchase 4,000,000 shares of Clean Diesel (on a pre-split basis) at $1.320 per share (e.g., $30,000,000/22,731,093) in the Merger, and that CSI will have issued and outstanding an aggregate 76,223,996 shares of “Class A” common stock, one “in-the-money” warrant to acquire 1,250,000 shares of “Class A” common stock and 150,434,943 shares of “Class B” common stock at the effective time of the Merger. The exact number of shares to be issued in the Merger, the exact exercise price for the warrants, and the actual reverse stock split ratio may not be determined until immediately prior to the Merger.

Allen & Company’s
1,000,000 Shares of
Clean Diesel and
	1,000 Shares of CSI	1,000 Shares of CSI	Warrants to Purchase
Assumed Reverse	Class A Common	Class B Common	1,000,000 Shares of Clean
Split Ratio	Stock becomes:*	Stock becomes:*	Diesel become:*

None	47 shares of Clean Diesel common stock	60 shares of Clean Diesel common stock	1,000,000 shares of Clean Diesel common stock

	Warrants to purchase 38 shares of Clean Diesel common stock at $1.320 per share	No warrants to purchase Clean Diesel	Warrants to purchase 1,000,000 shares of Clean Diesel common stock at $1.320 per share

1-for-3	15 shares of Clean Diesel common stock	20 shares of Clean Diesel common stock	333,333 shares of Clean Diesel common stock

(minimum reverse stock split ratio)	Warrants to purchase 12 shares of Clean Diesel common stock at $3.960 per share	No warrants to purchase Clean Diesel	Warrants to purchase 333,333 shares of Clean Diesel common stock at $3.960 per share

1-for-5	9 shares of Clean Diesel common stock	12 shares of Clean Diesel common stock	200,000 shares of Clean Diesel common stock

	Warrants to purchase 7 shares of Clean Diesel common stock at $6.600 per share	No warrants to purchase Clean Diesel	Warrants to purchase 200,000 shares of Clean Diesel common stock at $6.600 per share

1-for-8	5 shares of Clean Diesel common stock	7 shares of Clean Diesel common stock	125,000 shares of Clean Diesel common stock

(maximum reverse stock split ratio)	Warrants to purchase 4 shares of Clean Diesel common stock at $10.560 per share	No warrants to purchase Clean Diesel	Warrants to purchase 125,000 shares of Clean Diesel common stock at $10.560 per share

*	No fractional shares (or warrants to purchase fractional shares) will be issued in the Merger. Accordingly, all share numbers and warrant numbers are rounded down to the nearest whole number.

Treatment of CSI’s Existing Options, Restricted Stock and Warrants

CSI’s Existing Options and Restricted Stock

(a) CSI has two stock option plans, the CSI 1997 Stock Option Plan (the 1997 Plan) and the CSI 2006 Equity Compensation Plan (the 2006 Plan). During the 30 day period prior to the effective time of Merger, each holder of outstanding options to purchase shares of CSI common stock granted under the 1997 Plan, whether or not then vested or exercisable by its terms, will have the opportunity to exercise his or her stock options upon payment of the exercise price in accordance with the terms of 1997 Plan. Except for vested CSI stock options that are being exercised in accordance with the terms of the 1997 Plan, such stock option exercises will be deemed effective immediately prior to, and conditioned upon, the occurrence of the Merger. CSI stock options issued under the 1997 Plan that are not exercised prior to the effective time of Merger will be cancelled upon the occurrence of the Merger and the holders of such options will not receive any payment or consideration for such cancelled options. Prior to the effective time of Merger, CSI agreed to obtain the consent of each of CSI’s directors and executive officers who has options outstanding under the 2006 Plan to the termination of such options as of the effective time of the Merger. CSI agreed to use commercially reasonable efforts to obtain the consent of any other holder of any options under the 2006 Plan to the termination of such options as of the effective time of the Merger. Any options under the 2006 Plan that are not terminated prior to the effective time of the Merger will remain outstanding and exercisable in accordance with their terms. Currently holders of options to purchase 686,000 shares of CSI common stock have not consented to the termination of such options in connection with the Merger.

(b) Shares of restricted stock granted under CSI’s stock option plans that are outstanding immediately prior to the Merger will automatically vest and be settled in CSI common stock effective as of, and conditioned upon, the occurrence of the Merger and will be converted in Clean Diesel common stock and warrants pursuant to the Merger Agreement.

(c) At the Merger, the 1997 Plan and the 2006 Plan will be terminated.

(d) Upon termination of the 1997 Plan and the 2006 Plan, no holder of CSI stock options or any participant in or beneficiary of the CSI stock plans, will have any right to acquire or receive any equity securities of the surviving subsidiary or any consideration other than as discussed above.

CSI’s Existing Warrants

At the effective time, warrants to purchase shares of CSI common stock outstanding and not terminated or exercised immediately prior to the effective time of the Merger are expected to be assumed by Clean Diesel in accordance with their terms and thus become exercisable for that number of shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock calculated according to the conversion ratio as defined in the Merger Agreement. One of these warrants is “in-the-money” and held by Cycad Group, LLC and the other is “out-of-the-money” and held by Capital Works ECS Investors, LLC. The merger consideration includes shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock that will be reserved for issuance upon exercise of this “in-the-money” warrant. The merger consideration does not include shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock for issuance upon exercise of the “out-of-the-money” warrant. As such, if this “out-of-the-money” warrant is exercised, it will result in the issuance of an additional 147,519 shares of Clean Diesel common stock and warrants to purchase an additional 120,703 shares of Clean Diesel common stock at the estimated $1.320 per share exercise price (all on a pre-split basis).

New CDTI Warrants

The following is a description of the warrants to purchase shares of Clean Diesel common stock that are to be issued as part of the merger consideration to CSI shareholders. A copy of the form of warrant agreement is attached as Annex G to this joint proxy statement/information statement and prospectus.

Exercise Price; Expiration

Warrants to purchase shares of Clean Diesel common stock that are issued as part of the merger consideration to CSI shareholders and to CSI’s financial advisor will have an exercise price determined by dividing $30,000,000 by the number of shares of Clean Diesel common stock outstanding immediately after the effective time of the Merger. This price is currently expected to be approximately $1.320 per share (on a pre-split basis). The exercise price per share of the warrant and the number of shares of Clean Diesel common stock issuable upon exercise of the warrant will be proportionally adjusted if Clean Diesel effects a reclassification, split or subdivision of its common stock.

All of the warrants to purchase shares of Clean Diesel common stock issued as part of the merger consideration will expire on the earlier of (i) the third anniversary of the effective time of the Merger and (ii) that date which is thirty (30) days after Clean Diesel gives notice to the warrant holder that the market value of one share of Clean Diesel common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days.

Exercise

The registered holder of a warrant to purchase shares of Clean Diesel common stock can exercise all or any portion of the warrants evidenced by the warrant certificate by delivering on any business day during the exercise period to American Stock Transfer and Trust Company, the transfer agent, (i) the warrant certificate, (ii) a subscription form substantially in the form attached to the warrant certificate, as duly and properly executed by the registered holder, and (iii) an amount equal to the aggregate exercise price for the number of shares of Clean Diesel common stock as to which warrants are exercised, and (iv) any and all applicable withholding taxes due in connection with the exercise of the warrants.

Adjustments to Prevent Dilution

The exercise price per share of Clean Diesel common stock and the number of shares of Clean Diesel common stock issuable upon any subsequent exercise of the warrants to purchase shares of Clean Diesel common stock will be proportionately adjusted in the event that Clean Diesel effects a reclassification, split or subdivision of the outstanding shares of Clean Diesel common stock.

Effect of a Merger

If there is a sale of all or substantially all of Clean Diesel’s properties and assets to another person, or a merger or consolidation of Clean Diesel with and into another corporation pursuant to which Clean Diesel is not the surviving entity, then as part of such sale or merger, provisions shall be made such that the holder of the warrant to purchase shares of Clean Diesel common stock will thereafter be entitled to receive, during the period specified by the warrant, an equivalent number of shares of common stock or other securities or property of the surviving entity that the holder would have been entitled to in such sale or merger if the warrant to purchase shares of Clean Diesel common stock had been exercised immediately prior to the sale or merger. Appropriate adjustment shall be made to the exercise price of the warrant to purchase shares of Clean Diesel common stock so that the aggregate exercise price of the warrants remains substantially the same.

Transfer Restrictions

Subject to certain limited exceptions, the warrants to purchase shares of Clean Diesel common stock will not be transferable by the holder without the prior written consent of Clean Diesel.

Share Rights

The accrual of dividends, if any, on the shares of common stock issued upon the exercise of any warrant to purchase shares of Clean Diesel common stock evidenced by a warrant certificate will be governed by the terms generally applicable to Clean Diesel common stock. Neither a warrant certificate nor the warrants to purchase shares of Clean Diesel common stock shall entitle any holder thereof to any of the rights of a holder of shares of Clean Diesel common stock, including, without limitation, the right to receive dividends, if any, or payments upon the liquidation, dissolution or winding up of Clean Diesel or to consent or receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Clean Diesel or any other matter.

Warrant Certificates

Warrants to be issued as part of the merger consideration are expected to be physically certificated. CSI record shareholders will receive physical certificates for the warrants issuable in connection with the Merger. CSI shareholders who hold their shares through financial intermediaries, such as banks and brokers, should contact the financial intermediary for advice about how their warrant entitlements will be handled. Whether the warrants will continue to be held through the financial intermediary or will be physically distributed to the beneficial owner will depend on the policies of the financial intermediary.

Legends

The Merger Agreement provides that each warrant certificate representing the warrants to purchase Clean Diesel common stock issued as part of the merger consideration, and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with legends in the following form (in addition to any other legends required under applicable securities laws):

THIS WARRANT IS NOT TRANSFERABLE OTHER THAN IN THE LIMITED CIRCUMSTANCES PROVIDED HEREIN AND THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY SUCH HOLDER OTHER THAN AS PROVIDED HEREIN.

Clean Diesel and any duly appointed transfer agent for the registration or transfer of the warrants to purchase shares of Clean Diesel common stock is authorized to decline to make any transfer of the warrants if such transfer would constitute a violation or breach of the foregoing.

Adjustments to Prevent Dilution

The merger consideration will be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalization, consolidation, exchange or like change with respect to Clean Diesel common stock or CSI common stock.

Governing Documents

CSI’s articles of incorporation, as in effect on the date of the Merger Agreement, will be amended and restated as of the effective time to be identical to the certificate of incorporation of Merger Sub, except the name of the corporation will be Catalytic Solutions, Inc. At the effective time, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, will be the bylaws of the surviving corporation.

Directors and Officers

The directors of Merger Sub immediately prior to the Merger will become the directors of the surviving corporation following the Merger. The officers of CSI immediately prior to the Merger will become the officers of the surviving corporation following the Merger.

Representations and Warranties

The Merger Agreement contains representations and warranties, which may differ from what may be viewed as material by CSI’s shareholders or Clean Diesel’s stockholders.

Representations and Warranties of CSI

The Merger Agreement contains customary representations and warranties that CSI made to Clean Diesel and Merger Sub regarding, among other things:

•	corporate matters, including qualification, organization and subsidiaries;

•	capitalization;

•	corporate authority relative to the agreement; no violation of laws, organizational documents, or contracts and no creation of any liens as a result of the Merger;

•	AIM filings and financial statements;

•	no undisclosed material liabilities;

•	absence of certain changes or events affecting its business since January 1, 2010;

•	compliance with laws;

•	material contracts;

•	employees and employee benefit plans;

•	labor matters;

•	investigations and litigation;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental laws and regulations;

•	intellectual property;

•	absence of indemnifiable claims by directors or officers;

•	title to property;

•	Board approval;

•	required vote of shareholders; and

•	brokers and finders.

Representations and Warranties of Clean Diesel and Merger Sub

The Merger Agreement contains customary representations and warranties that Clean Diesel and Merger Sub made to CSI regarding, among other things:

•	corporate matters, including qualification, organization and subsidiaries;

•	capitalization;

•	corporate authority relative to the agreement; no violation of laws, organizational documents, or contracts and no creation of any liens;

•	SEC filings and financial statements;

•	no undisclosed material liabilities;

•	absence of certain changes or events affecting its business since January 1, 2010;

•	employees and employee benefit plans;

•	labor matters;

•	material contracts;

•	compliance with laws and permits;

•	investigations and litigation;

•	filing of tax returns, payment of taxes and other tax matters;

•	environmental laws and regulations;

•	intellectual property;

•	absence of indemnifiable claims by officers and directors;

•	title to property;

•	Board approval;

•	required vote of stockholders; and

•	brokers and finders.

Qualifications

Many of the representations and warranties of the parties are qualified by a material adverse effect standard. A “material adverse effect” means any material change, effect, event, development, occurrence, condition or state of facts (individually or in the aggregate) in the business, operations, assets, results of operation or condition (financial or otherwise) of a party. It also means any change, effect, event, development, occurrence, condition or state of facts which (individually or in the aggregate with all other such changes, effects, events, developments, occurrences or states of fact) prevents or materially impedes or materially delays the consummation by the affected party of the Merger or the other transactions contemplated by the Merger Agreement. Changes, effects, events, developments, occurrences, conditions or states of facts resulting from or attributable to the following will not be considered a material adverse effect:

•	those generally affecting the economy or financial markets in general, except to the extent such changes adversely affect the affected party in a disproportionate manner relative to other persons in such party’s industry;

•	those resulting from the economic, business, financial or regulatory environment generally affecting the industry in which the affected party operates, except to the extent such changes adversely affect such party and its subsidiaries in a disproportionate manner relative to other persons in such party’s industry;

•	those resulting from changes in law or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes adversely affect such party and its subsidiaries in a disproportionate manner relative to other persons in such party’s industry;

•	those resulting from the announcement or the existence of, the Merger Agreement or any of the transactions contemplated by the Merger Agreement; or

•	those resulting from an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, except to the extent such changes adversely affect the affected party and its subsidiaries in a disproportionate manner relative to other persons in such party’s industry.

Survivability of Representations and Warranties

None of the representations, warranties, covenants and agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement shall survive the closing of the Merger, except for provisions regarding indemnification of officers and directors.

Covenants Relating to the Conduct of Business Pending the Merger

From the date of the Merger Agreement through the effective time of the Merger, each of CSI and Clean Diesel has agreed, and have agreed to cause their respective subsidiaries, to conduct its business in the ordinary course of business.

During the same period, each of Clean Diesel and CSI have also agreed that, subject to certain exceptions, it will not do any of the following without the prior written consent of the other:

•	incur any indebtedness for borrowed money (other than indebtedness of CSI or any of its subsidiaries to CSI or any of its subsidiaries, on the one hand, or of Clean Diesel or any of its subsidiaries to Clean Diesel or any of its subsidiaries, on the other hand and other than as specifically provided in the Merger Agreement), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

•	adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	authorize or pay any dividends on, or make any other distributions with respect to its outstanding shares of capital stock, other than dividends and distributions from its respective subsidiaries;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a subsidiary;

•	cancel, release or assign any indebtedness owed to or from any such person or any claims by or against any such person, other than in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the date hereof and other than as specifically provided in the Merger Agreement;

•	make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary thereof;

•	terminate, or waive any material provision of, any material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

•	increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees;

•	become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (except to the extent required under the terms of the applicable plan or related award agreement);

•	settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practices;

•	other than the reverse stock split, amend its articles of incorporation, its bylaws or comparable governing documents;

•	take any action that is intended or expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the effective time of the Merger, or in any of the conditions to the Merger set forth in Article VII of the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP; or

•	agree to take, make any commitment to take, adopt any resolutions of its board of directors in support of any of the actions set forth above.

Covenants of Clean Diesel and Merger Sub

Clean Diesel has various obligations and responsibilities under the Merger Agreement from the date thereof until the effective time of the Merger, including, but not limited to, the following:

•	cause this joint proxy statement/information statement and prospectus to comply with the applicable rules and regulations promulgated by the SEC;

•	to respond promptly to any comments of the SEC or its staff and to have this Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed with the SEC;

•	cause this joint proxy statement/information statement and prospectus to be mailed to CSI’s and Clean Diesel’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act;

•	promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement;

•	furnish, upon request, information about each other in connection with this joint proxy statement/information statement and prospectus;

•	The Board of Directors of each of Clean Diesel and CSI will recommend to its respective stockholders, subject to certain exceptions described below under “Acquisition Proposals”, to vote in favor of the approval of the Merger Agreement (including approval by the Clean Diesel stockholders of the amendment to the Clean Diesel Certificate) and the transactions contemplated thereby. Each of Clean Diesel and CSI, through its respective Board of Directors, shall not withdraw, modify or change such recommendation and shall use its reasonable best efforts to obtain the approval of the Clean Diesel stockholders and the CSI shareholders.

•	use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and consummate the transactions contemplated by the Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by the CSI or Clean Diesel or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by the Merger Agreement.

•	Clean Diesel will use its commercially reasonable efforts to cause the shares of Clean Diesel common stock to be issued in the Merger to shares of CSI or to be issued upon conversion of the Warrants in accordance with the terms thereof, to be approved for listing on the NASDAQ Capital Market System, subject to official notice of issuance, prior to the effective time.

•	CSI will use its commercially reasonable efforts to cause its common stock to no longer be listed for trading on the AIM after the Merger.

•	If it gets stockholder approval, Clean Diesel will cause an appropriate filing to be made with the Secretary of State of the State of Delaware, in the form of a restated certificate of incorporation or as a certificate of amendment to the existing restated certificate of incorporation, where shares of Clean Diesel common stock issued and outstanding immediately prior to the filing of such certificate shall be converted into and become one fully paid and nonassessable share of Clean Diesel common stock at a ratio between 1-for-3 to 1-for-8, the final ratio to be determined within the discretion of the Clean Diesel board of directors.

•	upon the occurrence of the Merger, Clean Diesel will be headquartered in California.

Director and Officer Indemnification and Insurance

Indemnification

•	Each of CSI and Clean Diesel agree to cooperate, and to use reasonable best efforts to defend against and respond to, any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer or employee of the Clean Diesel or CSI, is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Clean Diesel or CSI or (ii) the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

•	Prior to the effective time, the foregoing obligations of either CSI or Clean Diesel shall be only to cooperate with the other party.

•	After the effective time, Clean Diesel shall indemnify and hold harmless, as and to the fullest extent permitted by law, each of CSI and Clean Diesel’s officers, directors and employees against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (to the extent, in the case of settlements, that the settlement was approved in writing by Clean Diesel, such approval not to be unreasonably withheld) in connection with any threatened or actual claim, action, suit, proceeding or investigation. It is understood that after the effective time Clean Diesel may assume and control the defense of any claim for which Clean Diesel is obligated to provide indemnification, provided that the foregoing shall not apply with respect to any claim for which counsel has been retained with the approval of the applicable liability insurer (if such approval is required under the applicable insurance policy, if any, to obtain coverage) and commenced the defense prior to the effective time unless Clean Diesel’s Audit Committee otherwise determines following the effective time.

Insurance

•	Clean Diesel agrees that the individuals serving as officers and directors of Clean Diesel and CSI or any of their subsidiaries immediately prior to the effective time of the Merger will be (i) covered for a period of two years from the Merger by Clean Diesel’s directors’ and officers’ liability insurance policy (in the case of officers and directors of Clean Diesel) and by CSI’s directors’ and officers’ liability insurance policy (in the case of officers and directors of CSI) (Clean Diesel and CSI may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the effective time of the Merger that were committed by such officers and directors in their capacity as such or (ii) if such insurance cannot be obtained, covered for a period of five years by a “tail policy” on CSI’s and Clean Diesel’s existing directors’ and officers’ liability insurance policies, as the case may be, of at least the same coverage and amounts containing terms and conditions that are no less advantageous than such existing policy. In no event will Clean Diesel be required to expend more than 200% per year of coverage of the amount currently expended by Clean Diesel per year of coverage as of the date of the Merger Agreement to maintain or procure insurance coverage pursuant hereto.

Certain Covenants of both Clean Diesel and CSI

Acquisition Proposals

The Merger Agreement provides that neither Clean Diesel nor CSI will authorize or permit any of its representatives to, and will cause each such representative to cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing as of the date of the agreement with respect to an Acquisition Proposal. Each of Clean Diesel and CSI also will not and, will cause its subsidiaries not to and will use commercially reasonable efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate, facilitate or knowingly encourage any Acquisition Proposal;

•	enter into any letter of intent, memorandum of understanding or other agreement or agreement in principle with respect to any Acquisition Proposal;

•	participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to an Acquisition Proposal; or

•	withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other party the recommendation by such party’s Board of Directors of the Merger Agreement to its stockholders or take any action or make any statement in connection with such party’s meeting of stockholders inconsistent with such recommendation, including any action to approve, endorse or recommend, or to propose to approve, endorse or recommend, an Acquisition Proposal (collectively, a “Change of Recommendation”).

Each of Clean Diesel and CSI have further agreed that, except as set forth below, each of their respective boards will recommend that each of their stockholders and shareholders, respectively, approve and adopt the Merger Agreement and the other transactions contemplated thereby.

Notice of Acquisition Proposals

Prior to but not after the approval and adoption of the Merger Agreement by the stockholders of Clean Diesel and the shareholders of CSI, in response to an unsolicited Acquisition Proposal that Clean Diesel’s or CSI’s board of directors reasonably believes is bona fide and determines in good faith (after consultation with its outside counsel and its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, Clean Diesel or CSI, as the case may be, may (i) furnish nonpublic information or data to a person making such an alternative acquisition proposal pursuant to a customary confidentiality and standstill agreement and (ii) participate in discussions with or negotiations with the person making such an alternative acquisition proposal.

Promptly upon receipt of an Acquisition Proposal, each party is required to inform the other party of such proposal. Upon determination by the respective board of directors that failure to pursue an Acquisition Proposal would result in a violation of its fiduciary duties under applicable law, said party must deliver to the other party written notice of such determination and the material terms of such proposal (including the identity of the third party making the proposal) and provide such other party five business days notice prior to said party’s withdrawing, modifying or qualifying its board of directors’ recommendation in favor of the Merger Agreement. Said party, upon request of the other party, is required to negotiate in good faith with such other party during such period to amend the Merger Agreement so that the board of directors of said party may continue to recommend the approval of the Merger Agreement.

If Clean Diesel or CSI effects a Change of Recommendation, CSI or Clean Diesel, as the case may be, will have the option, exercisable within ten business days after a Change of Recommendation, to cause Clean Diesel’s or CSI’s board of directors, as the case may be, to submit the Merger Agreement to its stockholders for a the purpose of adopting the Merger Agreement and approving the Merger.

An “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any indication of interest in, an Alternative Transaction received by a party from any person other than the other party, in each case, whether or not in writing and whether or not delivered to such party or to the stockholders of such party generally. An “Alternative Transaction” means any of (i) a transaction (or series of related transactions) pursuant to which any person (or group of persons), directly or indirectly, acquires or would acquire direct or indirect beneficial ownership of more than 15% of the outstanding shares of a party’s common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger or that would be entitled to more than 15% of the fair market value of the outstanding equity interests of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, business combination, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving a party or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (iii) any transaction (or series of related transactions) pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of such party and securities of the entity surviving any merger or business combination including any of its Subsidiaries) of such party, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction (or series of related transactions) or (iv) any other consolidation, business combination, recapitalization or similar transaction (or series of related transactions) involving a party or any of its Subsidiaries.

Nothing in the Merger Agreement prohibits Clean Diesel’s board from complying with Rules 14d-9 or 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, that those Rules will not in any way eliminate or modify the effect that any action pursuant to those Rules would otherwise have under the Merger Agreement.

Access to Information

Until the completion of the Merger, each of Clean Diesel and CSI will afford the other party and its representatives reasonable access on reasonable notice to all its respective properties, books, contracts, commitments, personnel and records. Each of Clean Diesel and CSI will keep confidential any nonpublic information in accordance with the terms of the Confidential Disclosure Agreement, dated September 24, 2009 by and between Clean Diesel and CSI.

Notification of Certain Matters; Supplements to Disclosure Schedules

Each of Clean Diesel and CSI will promptly notify the other of any changes or events that would have a Material Adverse Effect on such party or that it believes would or would be reasonably likely to cause a material breach of such party’s representations, warranties or covenants contained in the Merger Agreement.

Public Announcements

Except as required by applicable law or the NASDAQ rules, Clean Diesel and CSI will not make any public announcement or issue any press release regarding the Merger without the other’s consent.

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of each of the parties to effect the Merger are subject to the satisfaction, at or prior to the Merger, of various mutual conditions (which may, to the extent permitted by applicable law, be waived in writing by any party in its sole discretion, with such waiver only effective as to the obligations of such party), which include the following:

•	the CSI shareholders must have approved and adopted the Merger Agreement;

•	the Clean Diesel stockholders must have approved the Certificate of Amendment effecting the reverse stock split and the approval of the issuance of Clean Diesel common stock and warrants exercisable for shares of Clean Diesel common stock to be issued to the shareholders of CSI in the Merger;

•	authorization of the listing of the shares of Clean Diesel common stock to be issued in the Merger and the shares of Clean Diesel common stock to be issued upon exercise of the warrants to be issued in the Merger on the NASDAQ Capital Market System, subject to official notice of issuance;

•	effectiveness of this joint proxy statement/information statement and prospectus and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•	the obtaining of all consents, approvals and authorizations of any governmental body required to consummate the Merger;

•	all shares of capital stock of Merger Sub outstanding immediately prior to the Merger and all shares of capital stock of the Surviving Corporation outstanding immediately after the Merger shall be owned by Clean Diesel;

•	delisting of the CSI Common Stock for trading on AIM; and

•	the Merger shall not have been prohibited or an injunction issued.

In addition, Clean Diesel’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of CSI in the Merger Agreement must be true and correct except for deviations and inaccuracies that do not, in the aggregate, constitute a Material Adverse Effect;

•	CSI must have performed in all material respects the obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger;

•	The officers of CSI immediately prior to the Merger will be Charles F. Call, Nikhil A. Mehta and Stephen J. Golden, Ph.D.;

•	CSI’s principal credit facility shall have been extended, modified or refinanced on terms reasonably satisfactory to Clean Diesel, or if the effective time occurs prior thereto, the lender shall have entered into a forbearance agreement reasonably satisfactory to Clean Diesel; and

•	CSI’s cash position will be not less than $1,000,000; and

•	No more than 3% of CSI’s outstanding shares of common stock will be eligible to be dissenting shares.

In addition, the obligation of CSI to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Clean Diesel in the Merger Agreement must be true and correct except for deviations and inaccuracies that do not, in the aggregate, constitute a Material Adverse Effect;

•	Clean Diesel must have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date;

•	Clean Diesel must take steps to cause transactions contemplated by the Merger Agreement to be exempt from reporting under Rule 16b-3 of the Exchange Act;

•	Clean Diesel will elect Charles F. Call, Nikhil A. Mehta and Stephen J. Golden, PhD. as officers of Clean Diesel after the Merger;

•	the board of Clean Diesel shall be seven members and the directors are expected to be Mungo Park, Derek R. Gray, Timothy Rogers, Charles F. Call, Alexander Ellis, III, Charles R. Engles, Ph.D., and Bernard H. Cherry;

•	certain of the other officers and directors of Clean Diesel shall have submitted to Clean Diesel his or her resignation in such capacity to be effective as of the effective time;

•	Clean Diesel’s cash position will be not less than $1,000,000.

Termination

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the mutual written consent of Clean Diesel and CSI. The Merger Agreement also may be terminated at any time prior to the effective time of the Merger (including after the approval of the stockholders) by either Clean Diesel or CSI as follows:

•	if approval is denied by a governmental entity that must approve of the Merger and such denial is final and non-appealable, unless the failure to obtain such a governmental approval is due to the failure of the party seeking to terminate the Merger Agreement to fulfill its obligations under the Merger Agreement;

•	if there is a permanent injunction issued; or

•	if the Merger has not been consummated by September 6, 2010, unless the failure to complete the Merger is due to the failure of the party seeking to terminate the agreement to fulfill its obligations under the Merger Agreement. Clean Diesel and CSI contemplate extending this date to October 15, 2010 at such time as CSI is able to obtain an extension from its bank and the investors in its capital raise to October 15, 2010 also.

By Clean Diesel, if:

•	CSI breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to Clean Diesel’s obligation to effect the Merger being satisfied and which, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to it (provided that Clean Diesel is not in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement at the time of termination);

•	Clean Diesel fails to obtain the requisite vote of its stockholders to approve the amendment to Clean Diesel’s certificate of incorporation and the reverse stock split (provided that Clean Diesel has not materially breached certain of its obligations under the Merger Agreement);

•	CSI fails to obtain the requisite vote of its shareholders to approve the Merger Agreement and the Merger (provided that Clean Diesel has not materially breached certain of its obligations under the Merger Agreement);

•	CSI’s board (i) withdraws, modifies or qualifies in a manner adverse to Clean Diesel its recommendation that its shareholders approve and adopt the Merger Agreement, or (ii) knowingly breached certain of its obligations under the Merger Agreement in any material respect; or

•	Clean Diesel’s board of directors withdraws, modifies or qualifies in a manner adverse to CSI its recommendation that its stockholders approve the amendment to Clean Diesel’s certificate of incorporation and the reverse stock split and CSI has not elected to require a vote of Clean Diesel’s stockholders within ten days of CSI’s receiving notice of Clean Diesel’s board’s change in recommendation.

By CSI, if:

•	Clean Diesel breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to CSI’s obligation to effect the Merger being satisfied and, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to Clean Diesel (provided that CSI is not in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement at the time of termination);

•	Clean Diesel fails to obtain the requisite vote of its stockholders to approve the amendment to Clean Diesel’s certificate of incorporation and the reverse stock split (provided that CSI has not materially breached certain of its obligations under the Merger Agreement);

•	CSI fails to obtain the requisite vote of its shareholders to approve the Merger Agreement and the Merger (provided that CSI has not materially breached certain of its obligations under the Merger Agreement);

•	Clean Diesel’s board (i) fails to recommend to its stockholders their approval of the Merger Agreement, (ii) withdraws, modifies or qualifies in a manner adverse to CSI its recommendation that its stockholders approve and adopt the transactions contemplated by the Merger Agreement, or fails to recommend against a tender offer or exchange offer for Clean Diesel’s outstanding common stock that has been publicly disclosed (other than by CSI or its affiliates) within 10 business days after the commencement of such tender or exchange offer, or (iii) knowingly breached certain of its obligations under the Merger Agreement in any material respect.; or

•	CSI’s board of directors withdraws, modifies or qualifies in a manner adverse to CSI its recommendation that its shareholders approve the Merger Agreement and the Merger and Clean Diesel has not elected to require a vote of CSI’s shareholders within ten days of Clean Diesel’s receiving notice of CSI’s board’s change in recommendation.

Termination Fees

The Merger Agreement obligates CSI to pay a termination fee to Clean Diesel of $300,000 in cash plus reasonable costs and expenses not to exceed $350,000 in the aggregate, if:

•	A bona fide Acquisition Proposal shall have been made known to Clean Diesel or directly to its stockholders generally and (i) the Merger Agreement is terminated (A) by Clean Diesel or CSI because the stockholders of either party fail to approve the transactions contemplated by the Merger Agreement, (B) by Clean Diesel because CSI has willfully and materially breached its covenants, representations or warranties under the Merger Agreement which, if curable, has not been cured within 30 days, or (C) by Clean Diesel because the Merger is not consummated by September 6, 2010 because of a material and willful breach of the Merger Agreement by CSI, and (ii) within 12 months of such termination of the Merger Agreement CSI consummates an Acquisition Proposal or enters into a definitive agreement for an Acquisition Proposal; provided that for purposes of this obligation to pay the termination fee, each reference to 15%, respectively, in the definition of “Acquisition Proposal” above is deemed to be 40%,

•	the Merger Agreement is terminated by Clean Diesel because CSI’s board (i) withdraws, modifies or qualifies in a manner adverse to Clean Diesel its recommendation that its shareholders approve and adopt the Merger Agreement, or (ii) knowingly breached certain of its obligations under the Merger Agreement in any material respect; or

•	the Merger Agreement is terminated by CSI because CSI’s board of directors withdraws, modifies or qualifies in a manner adverse to CSI its recommendation that its shareholders approve the Merger Agreement and the Merger and Clean Diesel has not elected to require a vote of CSI’s shareholders within ten days of Clean Diesel’s receiving notice of CSI’s board’s change in recommendation.

The Merger Agreement obligates Clean Diesel to pay a termination fee to CSI of $300,000 in cash plus reasonable costs and expenses not to exceed $350,000 in the aggregate, if:

•	A bona fide Acquisition Proposal shall have been made known to CSI or directly to its shareholders generally and (i) the Merger Agreement is terminated (A) by Clean Diesel or CSI because the stockholders of either party fail to approve the transactions contemplated by the Merger Agreement, (B) by CSI because Clean Diesel has willfully and materially breached its covenants, representations or warranties under the Merger Agreement which, if curable, has not been cured within 30 days, or (C) by CSI because the Merger is not consummated by September 6, 2010 because of a material and willful breach of the Merger Agreement by Clean Diesel, and (ii) within 12 months of such termination of the Merger Agreement Clean Diesel consummates an Acquisition Proposal or enters into a definitive agreement for an Acquisition Proposal; provided that for purposes of this obligation to pay the termination fee, each reference to 15%, respectively, in the definition of “Acquisition Proposal” above is deemed to be 40%;

•	The Merger Agreement is terminated by CSI because CSI’s board of directors withdraws, modifies or qualifies in a manner adverse to CSI its recommendation that its shareholders approve the Merger Agreement and the Merger and Clean Diesel has not elected to require a vote of CSI’s shareholders within ten days of Clean Diesel’s receiving notice of CSI’s board’s change in recommendation; or

•	The Merger Agreement is terminated by Clean Diesel because Clean Diesel’s board of directors withdraws, modifies or qualifies in a manner adverse to CSI its recommendation that its stockholders approve the amendment to Clean Diesel’s certificate of incorporation and the reverse stock split and CSI has not elected to require a vote of Clean Diesel’s stockholders within ten days of CSI’s receiving notice of Clean Diesel’s board’s change in recommendation.

Fees and Expenses

All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except as provided for in the event of certain terminations (as described above) shall be paid by the party incurring such expense.

Amendment

The Merger Agreement may be amended by the parties by action taken or authorized by their respective boards of directors, except that after the Merger Agreement has been adopted by the stockholders of Clean Diesel or shareholders of CSI, no amendment which by law requires further approval by the stockholders of Clean Diesel or shareholders of CSI, as the case may be, shall be made without such further approval.

INFORMATION ABOUT CLEAN DIESEL

CLEAN DIESEL BUSINESS

General

Clean Diesel develops, designs, markets and licenses patented technologies and solutions that reduce harmful emissions from internal combustion engines while improving fuel economy and engine power. Clean Diesel is a Delaware corporation formed in 1994 as a wholly-owned subsidiary of Fuel Tech, Inc., a Delaware corporation (formerly known as Fuel-Tech N.V., a Netherlands Antilles limited liability company) (“Fuel Tech”). Clean Diesel was spun-off by Fuel Tech in a rights offering in December 1995. Since inception, Clean Diesel has developed a substantial portfolio of patents and related proprietary rights and extensive technological know-how.

Key highlights and recent activities include the following:

•	Clean Diesel received a diesel emissions reduction technology development grant under the New Technology Research and Development (NTRD) program from the Houston Advanced Research Center (HARC). This award totaled $961,971, of which $29,000 is included in 2009 revenue. The grant period is from October 1, 2009 through February 28, 2011. The project’s goal is to develop and verify a Nitrogen Oxide-Particulate Matter (NOx — PM) reduction retrofit system for on- and off-road engines. Regulatory bodies such as the U.S. Environmental Protection Agency (EPA), the California Air Resources Board (CARB) and others have recognized the need to develop more advanced emission reduction solutions for the retrofit market.

•	Clean Diesel received an order from Metroline, a leading London bus operator, valued at approximately $528,000, which amount will be included in Clean Diesel’s revenue the first half of 2010 upon fulfillment of this order. Clean Diesel views this order as a confirmation of Clean Diesel’s decision to focus new product development efforts on the global retrofit market.

•	Clean Diesel’s work for the California Showcase is ongoing along with certain supplemental environmental programs sponsored by California Air Resources Board (“CARB”) and amounted to $130,000 in revenue in 2009.

•	After in-depth analysis of market dynamics and competitive activity, Clean Diesel’s management has determined that profitable growth can best be achieved by focusing on the growing global retrofit market. Therefore, Clean Diesel has determined to focus primarily on that segment while pursuing original equipment manufacturer (OEM) licensing business as opportunities arise.

•	In support of Clean Diesel’s strategic course change, Clean Diesel is in the process of building a portfolio of products with verifications from government entities around the world. It is Clean Diesel’s intent to leverage Clean Diesel’s broad and proven intellectual property to successfully address both public health and industry needs and therefore offer unique value to prospective customers and end users.

•	To better position the company for growth and sustained profitability, Clean Diesel restructured its organization significantly. Changes included a reduction in force and new appointments at the Board of Director and executive management levels. At the Board of Director level, Mr. Mungo Park was named Chairman to assist Clean Diesel in its restructuring and lead the effort to reconstitute the Board of Directors. Similarly, Michael Asmussen was named President & CEO to lead the change at the management level.

Technology and Intellectual Property

Clean Diesel’s technology is comprised of patents, patent applications, trade or service marks, data and know-how. Clean Diesel’s technology was initially acquired by assignment from Fuel Tech and has subsequently been primarily developed internally. As owner, Clean Diesel maintains the technology at Clean

Diesel’s expense. The agreement with Fuel Tech provided for annual royalties which commenced in 1998 and terminated in 2008 of 2.5% of the gross revenue derived from the sale of the Platinum Plus® fuel-borne catalyst, a diesel fuel additive for emissions control and fuel economy improvement in diesel engines.

In 2009, Clean Diesel filed no U.S. or foreign patent applications. In 2008, Clean Diesel filed 29 foreign patent applications but no U.S. patent applications. In 2007, Clean Diesel filed ten U.S. and two foreign patent applications.

As of June 30, 2010, Clean Diesel held 171 granted patents, 71 pending patents and an extensive library of performance data and technological know-how. Clean Diesel has patent coverage in North America, Europe, Asia and South America. Clean Diesel’s patent portfolio as of December 31, 2009 includes 26 U.S. patents and 145 corresponding foreign patents along with 71 pending U.S. and foreign patent applications. Clean Diesel continues to make invention disclosures for which Clean Diesel is in the process of preparing patent applications. Clean Diesel’s patents have expiration dates ranging from 2010 through 2027, with the majority of the material patents upon which Clean Diesel relies expiring in 2018 and beyond. Clean Diesel believes that Clean Diesel has sufficient patent coverage surrounding Clean Diesel’s core patents that effectively serves to provide Clean Diesel longer proprietary protection.

Clean Diesel has made substantial investments in Clean Diesel’s technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models, verifications by U.S. Environmental Protection Agency (EPA) and others and field-testing of several products and applications. Clean Diesel’s intellectual property strategy has been to build upon Clean Diesel’s base of core technology that Clean Diesel has developed or acquired with newer advanced technology patents developed by or purchased by Clean Diesel. In many instances, Clean Diesel has incorporated the technology embodied in Clean Diesel’s core patents into patents covering specific product applications, including product design and packaging. Clean Diesel believes this building-block approach provides greater protection to Clean Diesel and Clean Diesel’s licensees than relying solely on the core patents.

Clean Diesel’s core patents, advanced patents and patent applications cover the means of controlling the principal emissions from diesel engines:

•	nitrogen oxides (NOx);

•	particulate matter (PM);

•	carbon monoxide (CO);

•	hydrocarbon (HC); and

•	carbon dioxide (CO2).

Clean Diesel’s core patents, advanced patents and patent applications include the following:

•	Fuel-borne catalysts;

•	Selective catalytic reduction;

•	Catalyzed wire mesh diesel particulate filters;

•	Biofuels; and

•	Emission control systems.

Clean Diesel’s key technologies include the following:

•	Cost effective means of controlling the principal emissions from diesel engines (nitrogen oxides, particulate matter, carbon monoxide and hydrocarbon).

•	Reduction of carbon dioxide and other greenhouse gas emissions by enhancing combustion efficiency and by enabling long-term reliable performance of emission control systems.

•	Effective utilization of strategic catalytic materials such as platinum enables reduced emission control system costs, recycling strategies and low nitrogen dioxide emission levels.

•	Low cost, reliable and durable diesel particulate filter performance through catalyzed wire mesh filter systems in retrofit applications.

Protecting Clean Diesel’s intellectual property rights is costly and time consuming. Clean Diesel incurs patent-related expenses for patent filings, prosecution, maintenance and annuity fees which amounted to $207,000, $227,000 and $364,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Clean Diesel incurs maintenance fees to maintain Clean Diesel’s granted U.S. patents and annuity fees to maintain foreign patents and the pending patent applications.

Clean Diesel relies on a combination of patent, trademark, copyright and trade secret protection in the U.S. and elsewhere as well as confidentiality procedures and contractual provisions to protect Clean Diesel’s proprietary technology. Further, Clean Diesel enters into confidentiality and invention assignment agreements with Clean Diesel’s employees and confidentiality agreements with Clean Diesel’s consultants and other third parties. There can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors. Certain critical technology incorporated in Clean Diesel’s products is protected by patent laws, trade secret laws, confidentiality agreements and licensing agreements. There can be no assurance that such protection will prove adequate or that Clean Diesel will have adequate remedies for disclosure of Clean Diesel’s trade secrets or violations of Clean Diesel’s intellectual property rights.

Business Strategy

Clean Diesel’s goal is to maximize profitable growth by strategically targeting segments of the diesel emission reduction market where use and regulatory requirements create customer needs specifically addressed by Clean Diesel’s intellectual property portfolio. Tailored approaches utilizing license agreements, direct sales or distribution arrangements are employed to address individual market channels that include original equipment manufacturers (OEMs), Tier One suppliers, retrofit system integrators and others. Clean Diesel’s standard licensing agreements are structured so that Clean Diesel derives revenue from license fees and on-going royalties. In 2010, Clean Diesel will seek broader market coverage by not only strengthening Clean Diesel’s marketing and distribution channels but also stressing value propositions that highlight Clean Diesel’s unique environmental benefits, fuel economy improvements and practical, lower cost emission control. Clean Diesel intends to ensure that the full value of Clean Diesel’s technology is realized by the end user.

Solutions and Products

Clean Diesel has succeeded in developing technologies and products that, when combined with other aftertreatment devices, reduce particulates and nitrogen oxides emissions from diesel engines to or below the U.S. and international regulated emission levels, while also improving fuel economy. This results in a reduction in fuel costs and greenhouse gas emissions, primarily carbon dioxide, as well as a reduction in emissions of particulate matter, nitrogen oxides, carbon monoxide and unburned hydrocarbons.

As described below, Clean Diesel’s products and solutions include Clean Diesel’s Platinum Plus® fuel-borne catalyst; ARIS®, an advanced reagent injection system used in selective catalytic reduction systems for control of emissions of nitrogen oxides from diesel engines and for hydrocarbon injection applications; diesel particulate filter technology based on catalyzed wire mesh filter elements; and biofuels technology including Biodiesel Plustm.

Platinum Plus Fuel-Borne Catalyst

Clean Diesel has developed and patented Clean Diesel’s Platinum Plus fuel-borne catalyst as a diesel fuel soluble additive, which contains minute amounts of organo-metallic platinum and cerium catalysts. Platinum Plus is used to improve combustion which acts to reduce emissions and improve the performance and reliability of emission control equipment. Platinum Plus fuel-borne catalyst takes catalytic action into engine cylinders where it improves combustion, thereby reducing particulates, unburned hydrocarbons and carbon monoxide emissions, which also results in improving fuel economy. Thus, Platinum Plus fuel-borne catalyst lends itself to a wide range of enabling solutions including diesel particulate filtration, low emission biodiesel, carbon reduction, exhaust emission reduction and fuel economy. Environmentally conscious corporations and fleets can utilize this solution to voluntarily reduce emissions while obtaining an economic benefit.

Clean Diesel’s Platinum Plus fuel-borne catalyst can be used alone with all diesel fuels, including regular sulfur diesel, ultra-low sulfur diesel, arctic diesel (kerosene) and biodiesel fuel blends; to reduce particulate emissions by 10% to 25% from the engine, while also improving the performance of diesel oxidation catalysts and particulate filters. When used with blends of biodiesel and ultra-low sulfur diesel, Platinum Plus fuel-borne catalyst prevents the normal increase in nitrogen oxides associated with biodiesel, as well as offering emission reduction in particulates and reduced fuel consumption. Use of fuel-borne catalysts also keeps particulate filters cleaner by burning off the soot particles at lower temperatures and further reducing toxic emissions of carbon monoxide and unburned hydrocarbons. Platinum Plus has also been shown to provide energy efficiency and emissions reduction benefits when applied with two-stroke gasoline powered engines, including those commonly used in Asian markets.

Through independent test laboratories from 1996 to the present, Clean Diesel has conducted research and development programs on platinum fuel-borne catalysts which were performed by Delft Technical University (Netherlands), Ricardo Consulting Engineers (U.K.), Cummins Engine Company (U.S.), West Virginia University (U.S.), the Technical University of Dresden (Germany) and Southwest Research Institute (U.S.). This approach allows Clean Diesel’s technical team to execute programs on a cost effective basis while bringing in a wide range of expertise. Most importantly, the results have been independently derived.

Clean Diesel received EPA registration in December 1999 for the Platinum Plus fuel-borne catalyst for use in bulk fuel by refiners, distributors and fleets. In 2000, Clean Diesel completed the certification protocol for particulate filters and additives for use with particulate filters with VERT, the main recognized authority in Europe that tests and verifies diesel particulate filters for emissions and health effects. In 2001, the Swiss environmental agency, BUWAL, approved the Platinum Plus fuel-borne catalyst for use with particulate filters. In 2002, the U.S. Mining, Safety and Health Administration accepted Platinum Plus fuel-borne catalyst for use in all underground mines. In July 2008, the EPA released a general statement regarding emissions from platinum-based fuel additives which indicated that the EPA is evaluating available emissions data and health effects studies in an effort to assess potential health risks associated with platinum- or cerium-based fuel additives. Clean Diesel is cooperating with the EPA to plan and conduct further definitive testing with respect to these questions, which testing costs Clean Diesel has included in Clean Diesel’s 2010 budget. As of the date hereof, the EPA has not approved Clean Diesel’s test plan. In 2009, the German Federal Environment Agency, the Umweltbundesamt (UBA), issued a non disapproval for sale of Platinum Plus fuel-borne catalyst for use in conjunction with up to 2,000 diesel particulate filters in Germany; further work will be required to lift fully the 2,000 unit restriction.

Platinum Plus for Diesel Emission Reduction

Diesel particulate filters trap up to 95% of the exhaust particulate matter but, in doing so, can become clogged with carbon soot. Use of fuel-borne catalysts reduces the amount of particulate matter which the filter is exposed to, and further reduces emissions of toxic carbon monoxide and unburned hydrocarbons. Clean Diesel’s fuel-borne catalyst also significantly lowers the temperature at which the captured soot will burn, thereby allowing the particulate filters to regenerate themselves and stay cleaner during a wider range of operating conditions.

Platinum Plus fuel-borne catalyst is increasingly utilized as a diesel particulate filter regeneration additive. In Europe, it is currently being supplied into the U.K., Germany, Denmark, Belgium, Switzerland, Sweden, Austria and Holland markets through distribution sources for aftermarket retrofit applications. Clean Diesel’s Platinum Plus fuel-borne catalyst has also found application in the U.K. to alleviate soot blocking from light drive cycle bus applications. In Asia, Clean Diesel is conducting field trials and developing relationships with Asian distributors to fully exploit this growing market. In the U.S., the Platinum Plus fuel-borne catalyst has been accepted for use by the Mine Safety and Health Administration in underground mines and has been successfully used as a regeneration aid for vehicles fitted with lightly catalyzed diesel particulate filters.

Furthermore, in the passenger car market where fuel-borne catalyst technology dominates the diesel particulate filter regeneration market, engine testing conducted most recently in 2006 at a European testing institute reconfirmed the ability to reduce total platinum usage of an emission control device by up to 70%, thus, offering significant cost saving for passenger car manufacturers.

Effective January 1, 2009, the EPA adopted new regulations for nitrogen dioxide (NO2) emissions testing, now harmonized with the newly implemented California Air Resources Board (CARB) requirements. Although Clean Diesel received the EPA’s Environmental Technology Verification in 2003 for Clean Diesel’s Platinum Plus fuel-borne catalyst and a diesel-oxidation catalyst (the Platinum Plus “Purifiertm e2 System”) for pre-1996 manufactured engines, which are higher emitters of particulates and nitrogen oxides than newer engines, as well as verification extension for Clean Diesel’s fuel-borne catalysts with diesel-oxidation catalysts to cover engines manufactured between 1994 and 2003, the Platinum Plus “Purifier e2 System” was removed from the EPA verified list. Clean Diesel provided information to the EPA based on Clean Diesel’s prior testing to demonstrate the low NO2 performance features of this verified product. Although the test results were positive, EPA determined that further testing in accordance with the new protocols would be required to restore the verified status. Until satisfactorily completing test programs to meet these EPA requirements, Clean Diesel’s verification status has been moved by the EPA to the “Formerly Verified Systems” section of the EPA website. In 2009, Clean Diesel believes the removal of the verified status on the Purifier e2 system had an adverse impact on Clean Diesel’s business.

Platinum Plus for Fuel Economy

Clean Diesel believes that recent volatility in the cost of fuel has made the economic impact of greater fuel economy an important consideration in many industries. Further, recent media focus on climate change and the effects of fuel consumption on the environment has resulted in an increased interest in Platinum Plus fuel-borne catalyst from a standpoint of corporate social responsibility. The improvement attributable to Platinum Plus fuel-borne catalyst may vary as a result of engine age, application in which the engine is used, load, duty cycle, speed, fuel quality, tire pressure and ambient air temperature. Generally, after use of Platinum Plus fuel-borne catalyst during a conditioning period (dependent on the amount of platinum that gets introduced into the engine, which conditioning period varies by the surface area of the motor), Clean Diesel’s customers derive economic benefits from the use of Clean Diesel’s Platinum Plus fuel-borne catalyst whenever the price of diesel fuel is in excess of $1.75 per U.S. gallon. In other words, at or above that level, the economic benefit Clean Diesel’s customers derive from use of Clean Diesel’s Platinum Plus fuel-borne catalyst exceeds the cost of the additive. When coupled with the demand to reduce carbon dioxide emissions from transportation and distributed power generation, the argument for use of Platinum Plus is a persuasive one.

ARIS Selective Catalytic Reduction (SCR)

The ARIS (Advanced Reagent Injection System) is Clean Diesel’s patented airless, return-flow system for the injection of reducing reagents for such applications as the low-NOx trap, active diesel particulate filter regeneration, and selective catalytic reduction. The primary use of the ARIS system to date has been in conjunction with selective catalytic reduction for both stationary diesel engines for power generation and mobile diesel engines used in transportation. The system is comprised of Clean Diesel’s patented single fluid computer-controlled injector that provides precise injection of nontoxic urea-based reagents into the exhaust of a stationary or mobile engine, where the system then converts harmful nitrogen oxides across a catalyst to harmless nitrogen and water vapor. The system works well with various reagents including hydrocarbon and has shown reduction of nitrogen oxides of up to 90% on a steady-state operation and of up to 85% in transient operations. This process, known as selective catalytic reduction, has been in use for many years in power stations, and it is well proven in mobile and stationary applications. The ARIS system is a compact version of the selective catalytic reduction injection system. A principal advantage of the patented ARIS system is that compressed air is not required to operate the system and that a single fluid is used for both nitrogen oxides reduction and injector cooling. The system is designed for high-volume production and is compact, with very few components, making it inherently cheaper to manufacture, install and operate than the compressed air systems, initially developed for heavy-duty engines. ARIS technology is applicable for reduction of nitrogen oxides from all combustion engine types, ranging from passenger car and light duty to large scale reciprocating and turbine engines, including those using gaseous fuels such as liquefied petroleum gas and compressed natural gas.

Combined Use of Exhaust Gas Recirculation (EGR) and SCR

Clean Diesel believes as legislation tightens across the globe, exhaust gas recirculation in combination with selective catalytic reduction is becoming the preferred solution to meet strict nitrogen oxides (NOx) levels. Once considered competing solutions, Clean Diesel recognized the benefits of combining these technologies to achieve very high levels of emissions reduction with maximum fuel economy. EGR can be activated to reduce NOx when starting a cold engine, whereas SCR operates at higher temperature when its catalyst is fully active, and at low EGR rates. With both EGR and SCR in place, engine systems can be fine-tuned to optimize fuel efficiency together with emissions reduction. Clean Diesel has intellectual property holdings for the design and implementation of these systems. Most heavy duty manufacturers in the U.S. have now announced their intentions to meet new regulations using the combination of EGR-SCR. Several leading providers to the industry have already licensed this patent from Clean Diesel.

Catalyzed Wire Mesh Diesel Particulate Filter

The catalyzed wire mesh filter technology was initially developed by Mitsui Co., Ltd. for use in conjunction with Clean Diesel’s fuel-borne catalyst as a lower cost and reliable alternative to the traditional heavily catalyzed filter systems. It also provides lower nitrogen dioxide emissions levels relative to traditional, heavily catalyzed filter systems. The catalyzed wire mesh filter technology was transferred to Clean Diesel under a technology transfer agreement with Mitsui and PUREarth in 2005. Under the agreement, Clean Diesel acquired the worldwide title (excluding Japan) to the patents and other intellectual properties. The catalyzed wire mesh filter technology is designed for use in a wide range of diesel engine particulate emission control applications.

The catalyzed wire mesh filter technology is a durable, low-cost filter designed to bridge the gap between low efficiency diesel-oxidation catalysts and expensive, heavily catalyzed wall-flow particulate filters. The wire mesh filter system is designed to work synergistically with a fuel-borne catalyst for reliable performance on a wide range of engines and with a broad range of fuels. This combined Platinum Plus fuel-borne catalyst/catalyzed wire mesh filter technology is especially suited to solving the challenging problem of delivering a reliable pollution control solution which can be easily retrofitted for the older, higher-emission diesel engines expected to be in service for years to come, and in markets and applications where ultra-low sulfur diesel is not available.

In addition to reducing the cost to achieve these emission reductions, the patented combination with a fuel-borne catalyst permits the catalyzed wire mesh filter to operate effectively at the lower exhaust temperatures found in many stop-and-go service applications. The fuel-borne catalyst reduces emissions and allows soot captured in the catalyzed wire mesh filter to be reliably combusted at lower exhaust temperatures. Commercial systems of Platinum Plus fuel-borne catalyst with this durable catalyzed wire mesh filter have demonstrated performance in buses, delivery vehicles, refuse trucks, cranes and off-road equipment.

Effective January 1, 2009, the EPA adopted new regulations for NO2 emissions testing, now harmonized with the newly implemented CARB requirements. Although Clean Diesel received the EPA’s Environmental Technology Verification in June 2004 for Clean Diesel’s Platinum Plus fuel-borne catalyst and the catalyzed wire mesh filter (the Platinum Plus “Purifier e3 System”) as reducing toxic particulates by up to 76%, carbon monoxide by 60%, hydrocarbons by 80% and nitrogen oxides by 9%, the Platinum Plus “Purifiertm e3 System” was removed from the EPA verified list. Clean Diesel provided information to the EPA based on Clean Diesel’s prior testing to demonstrate the low NO2 performance features of this verified product. Although the test results were positive, EPA determined that further testing in accordance with the new protocols would be required to restore the verified status. Until satisfactorily completing test programs to meet these EPA requirements, Clean Diesel’s verification status has been moved by the EPA to the “Formerly Verified Systems” section of the EPA website. Clean Diesel does not believe the removal of the verified status on the Purifier e3 system has had a material impact on Clean Diesel’s business.

The Market and the Regulatory Environment

Clean Diesel estimates that worldwide annual consumption of diesel fuel exceeds 225 billion U.S. gallons, including approximately 42 billion in the U.S., 57 billion in Europe and 69 billion in Asia.

New Diesel Engines

While engine manufacturers have traditionally met emissions regulations by engine design changes, Clean Diesel believes that further reduction in emissions can best be achieved by using combinations of cleaner-burning fuels and aftertreatment systems such as diesel-particulate filters and catalytic systems for reducing nitrogen oxides. Like many of the engine-based emissions control strategies, these also generally increase fuel consumption. The use of Clean Diesel’s technologies decreases fuel consumption relative to the alternatives.

Emissions regulations for new mobile diesel engines in the major markets of North America, Europe and Asia have continued to tighten and are now 40% to 90% lower than previous regulations. Regulations in effect by 2010 in the U.S. and by 2009 in Europe and in Asia are expected to reduce the emissions level for new mobile diesel engines from 85% to 99% of the levels mandated in the mid-1980s. Management expects the market for nitrogen oxide reduction systems in mobile applications to more fully develop in 2010. European engine manufacturers decided to use urea selective catalytic reduction in 2006, beginning with heavy-duty vehicles and likely for use on medium and light vehicles and passenger cars, as well. There is a clear preference to use a single fluid system for the medium and light trucks, passenger cars and SUVs which have no compressed air system, which makes Clean Diesel’s ARIS technology attractive. It also seems likely that European manufacturers will adopt particulate filters to meet 2009 regulations which have been ratified by the European Parliament. Clean Diesel has intellectual property holdings for the design and implementation of these systems.

In the non-road sector, new regulations stemming from EPA proposals first made in 2004, will be phased in from 2008 to 2014. Targeted vehicles include a wide range of construction equipment and agricultural equipment, as well as railroad and marine applications.

Clean Diesel believes the U.S. market for diesel engines is poised for growth due to favorable fuel economy performance of diesel engines, coupled with the increased ability to reduce particulate matter and emissions of nitrogen oxides from such engines. Europe and Asia already use significantly more mobile diesel engines than the U.S., particularly for passenger and light-duty vehicles. Engine manufacturers have all employed particulate filters to meet U.S. heavy-duty diesel vehicle regulations effective for the 2007 model year and have indicated their intent to continue this for particulate matter control in 2010. Major U.S. and European engine manufacturers have committed to adopt urea selective catalytic reduction. Clean Diesel believes that both particulate filters and nitrogen oxides control technology will be required in Europe and the U.S. in the 2009 to 2010 timeframe.

Existing Diesel Engines and the Retrofit Market

While much of the regulatory pressure and resulting action from engine manufacturers has focused on reducing emissions from new engines, there is increasing concern over pollution from existing diesel engines, many of which have from 20- to 30-year life cycles. The EPA has estimated that in the U.S. alone there are approximately 11 million diesel powered vehicles which need to be retrofitted over the next ten years. There is growing interest in the potential market that may exist for retrofitting diesel engines with emissions reduction systems. Stationary diesel engines, construction equipment and public transportation vehicles such as buses and commercial and municipal truck fleets will all be included in such a retrofit diesel engine market.

As an example, the California Air Resources Board declared diesel particulates to be toxic in 1998, and in 2000, it proposed reductions in particulate emissions from over one million existing engines in California as well as more stringent controls for new engines. The EPA stated its objective for retrofitting vehicles with particulate controls and developed the Clean School Bus U.S.A. program and the Smartway Transport Program to reduce both diesel emissions and fuel consumption on over-the-road trucks and buses.

Competition

Because Clean Diesel’s principal strategy is the licensing of Clean Diesel’s technologies, those companies that could be considered as competitors should also be considered as Clean Diesel’s potential customers.

Clean Diesel faces direct competition from companies that offer verified products with far greater financial, technological, manufacturing and personnel resources, including BASF (formerly Engelhard), Donaldson, Cummins Filtration, Catalytic Solutions, Inc. and Johnson Matthey. Clean Diesel also faces indirect competition in the form of alternative fuel consumption vehicles such as those using hydrogen, ethanol and electricity.

Clean Diesel believes that Clean Diesel’s technologies and products occupy a strong competitive position relative to others in the diesel emissions reduction technology market. Competition in EPA verified, or formerly verified, particulate reduction systems for retrofit is from catalyst systems suppliers like Johnson Matthey, BASF and Catalytic Solutions, Inc. These companies employ systems that rely on much greater quantities of platinum than Clean Diesel does and that have the undesirable effect of increasing emissions of nitrogen dioxide, a component of nitrogen oxides and a strong lung irritant. Competition in the diesel fuel additive market is from additive suppliers such as Innospec and Rhodia, who market an iron-based product, and Energenics, who markets a cerium product for fuel economy improvement. Clean Diesel’s EPA-registered Platinum Plus fuel-borne catalyst provides fuel economy benefits as it competes on performance in regenerating filters and lowering system cost for the system provider by enabling reduced platinum levels and lower overall metal usage which results in less ash buildup on filters. Platinum Plus fuel-borne catalyst also offers better performance in terms of carbon monoxide and hydrocarbon reduction. Finally, in the nitrogen oxides control market, competition is from other suppliers of reagent-based post-combustion nitrogen oxides control systems such as Johnson Matthey (including Argillion which it acquired in 2007), Hilite International and KleenAir Systems for retrofit, and Bosch and Hilite International for OEMs. Each of Bosch and Hilite has a worldwide, non-exclusive technology license agreement with Clean Diesel for the right to use Clean Diesel’s proprietary technology for a single fluid system which requires no compressed air.

Market Opportunity

Clean Diesel believes its technologies are applicable to all existing diesel engines, all new engines designed to meet upcoming emission standards and all types of fuel, including biodiesel and ultra-low sulfur diesel. Clean Diesel views the market opportunity as one that may be divided by application and market drivers. Because of the financial benefit of improved fuel economy along with reduction of greenhouse gases, Clean Diesel has continued to emphasize fuel economy in the markets Clean Diesel serves, enabling a lowest life cycle cost.

Clean Diesel’s intellectual property and technologies are now at the center of developments in the on-road diesel market. Selective catalytic reduction which utilizes Clean Diesel’s ARIS technology and diesel particulate filtration which can utilize Clean Diesel’s Platinum Plus technology are core technologies to the development of the pending generation of cleaner diesels. Clean Diesel believes this places Clean Diesel in a strong position going forward. To meet 2010 requirements, some alternative fuel strategies will also need to consider means of reducing nitrogen oxides emissions.

The two principal market drivers for Clean Diesel’s products are legislative compliance for emission control and the associated cost of compliance that includes product performance, cost, safety, efficiency and reliability among other factors. Platinum Plus fuel-borne catalyst is an “enabling technology” that enables emission reductions from the engine itself and enhances performance of the exhaust aftertreatment systems while improving fuel economy. The continued tightening of clean air standards, emissions control regulations, pressure for fuel efficiency and growing international awareness of the greenhouse effect should provide Clean Diesel with substantial opportunities in local markets throughout North America, Europe and Asia.

Without compromising the fuel economy benefits of diesel, a significant reduction of particulate and nitrogen oxides emissions can only be achieved by using combinations of improved engine design, cleaner burning fuels and aftertreatment systems such as diesel particulate filters and catalytic systems. The Platinum Plus fuel-borne catalyst (which improves combustion catalytically and enables higher performance of exhaust treatment devices) and the ARIS selective catalytic reduction technology form key components of both of these aftertreatment systems.

The convergence of greater interest in regulated and greenhouse gas emissions reduction and the economic benefit of Clean Diesel’s products make their use attractive to end users. In Europe, where diesel fuel retails in some countries for as much as four times the U.S. selling price because of the higher tax rate on fuels, the economic potential for fuel economy benefits are even more pronounced.

Marketing Strategy and Commercialization

Aftertreatment systems for emissions reduction from diesel engines are now penetrating the diesel market. The introduction of selective catalytic reduction in Europe and Japan for heavy-duty applications and the move to include diesel particulate traps for diesel passenger cars has confirmed Clean Diesel’s technology as central to the diesel market. PSA Peugeot has taken the lead and offers particulate filter systems with fuel-borne catalysts on several of its models. Other manufacturers such as Volkswagen and Daimler Benz offer diesel particulate filters for their larger vehicles. In the U.S., Daimler Benz is now promoting the “clean diesel” passenger car under the “Bluetec” brand name which uses selective catalytic reduction to achieve the high nitrogen oxides reduction standards and will likely use airless urea injection.

The EPA and California Air Resources Board programs are accelerating the activities toward creation of active markets for diesel emissions reduction technologies and products in the U.S. These markets include applications for new vehicles from 2007 onward and retrofit applications in on- and off-road segments, as well as for stationary power generation. Thus, the market for diesel emissions reduction technologies and products is still emerging. Clean Diesel expects growing demand for diesel emissions reduction technologies and products for the diesel engine market, owners of existing fleets of diesel-powered vehicles, and expanding requirements from the off-road, marine and railroad sectors. At the same time, engine OEMs are looking to subsystem suppliers to provide complete exhaust subsystems including particulate filters and/or nitrogen oxides abatement systems and eventually both.

It is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the EPA and/or California Air Resources Board protocols to qualify for credits within the EPA and/or California Air Resources Board programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. As of the date of this report, Clean Diesel does not have EPA verifications which may disadvantage Clean Diesel in attracting customers with access to governmental funding for retrofit programs. In 2010, Clean Diesel intends to verify Clean Diesel’s Platinum Plus fuel-borne catalyst in combination with a high performance diesel particulate filter and may also seek to verify Clean Diesel’s Platinum Plus fuel-borne catalyst with additional emissions control devices manufactured by other vendors. Clean Diesel may receive recurring revenue from sales of such systems or devices in the event sales of these devices include the Platinum Plus fuel-borne catalyst product as part of the devices’ verification.

Clean Diesel currently manufactures and ships the Platinum Plus fuel-borne catalyst product from a toll blender in the U.S., a toll blender in the U.K. and from a warehouse in the U.S. However, as demand for the product increases, Clean Diesel intends to expand the manufacturing and distribution by supplying platinum concentrate to third parties with U.S. and foreign facilities pursuant to licensing agreements so that these licensees may market the finished Platinum Plus fuel-borne catalyst products to fuel suppliers and end users.

Clean Diesel has entered into non-exclusive worldwide license agreements for Clean Diesel’s ARIS nitrogen oxides reduction technology. Clean Diesel believes this strategy of licensing the products and technologies represents the most efficient way to gain widespread distribution quickly and to exploit demand for the technologies.

Clean Diesel intends to utilize Clean Diesel’s catalyzed wire mesh filter technology by selling products based upon that technology alone and in combination with Clean Diesel’s Platinum Plus fuel-borne catalyst. Clean Diesel developed patent applications in cooperation with external research institutions, which are intended to expand the market uses of the catalyzed wire mesh-based diesel particulate filter technology.

Health Effects, Environmental Matters and Registration of Additives

Clean Diesel is subject to environmental laws in all the countries in which Clean Diesel does business. Management believes that Clean Diesel is in compliance with applicable laws, regulations and legal requirements.

Engine tests in the U.S. and Switzerland show that, when used in conjunction with a diesel particulate filter, from 99% to 99.9% of the Platinum Plus catalyst metal introduced to the fuel system by the fuel-borne catalyst is retained within the engine and exhaust, and that the amount of platinum emitted from the use of Platinum Plus fuel-borne catalyst is roughly equivalent to platinum attrition from automotive and diesel catalytic converters.

Metallic fuel additives have come under scrutiny for their possible effects on health. Clean Diesel registered Clean Diesel’s platinum additive in 1997 in both the U.S. and the U.K. The platinum-cerium bimetallic additive required further registration in the U.S. that involved a 1,000-hour engine test and extensive emission measurements and analysis. The registration of the platinum-cerium bimetallic additive was completed in 1999 and issued in December 1999.

Germany, Austria and Switzerland have set up a protocol (VERT) for approving diesel particulate filters and additive systems used with them. Clean Diesel completed the required tests under the VERT protocol in 2000 and in January 2001, the Swiss environmental authority, BUWAL, approved Clean Diesel’s Platinum Plus fuel-borne catalyst fuel additive for use with a diesel particulate filter.

The U.K. Ministry of Health’s Committee on Toxicity reviewed Clean Diesel’s Platinum Plus product and all the data submitted by Clean Diesel in December 1996 and stated, “The Committee is satisfied that the platinum emission from vehicles would not be in an allergenic form and that the concentrations are well below those known to cause human toxicity.” Radian Associates, an independent research consulting firm, reviewed Clean Diesel’s data and the literature on platinum health effects in 1997 and concluded, “The use of Clean Diesel Technologies’ platinum containing diesel fuel additive is not expected to have an adverse health effect on the population under the condition reviewed.” Radian Associates also concluded that emissions of platinum from the additive had a margin of safety ranging from 2,000 to 2,000,000 times below workplace standards.

The U.S. Mining Safety and Health Administration accepted the use of Platinum Plus fuel-borne catalyst with particulate filters in 2002, and also allowed its use in all fuel used in underground mining, even without filters.

In 2010, Clean Diesel intends to file with the EPA completed third-party evaluations regarding secondary emissions from Clean Diesel’s fuel-born catalyst. Clean Diesel initiated independent tests in 2005 to address questions from the EPA on the use of Clean Diesel’s fuel-borne catalyst resulting from growing commercial interest in its diesel emission control products. The results from testing of Clean Diesel’s Platinum Plus fuel-borne catalyst over eight months at laboratories recognized and approved by the EPA confirmed that any potentially allergenic platinum emissions from the use of the Platinum Plus fuel-borne catalyst were hundreds to thousands of times below the lowest published safe level and were consistent with reported platinum emissions from catalyzed control devices, in the opinion of the scientists.

Revenue

Clean Diesel generates revenue from product sales comprised of fuel-borne catalysts, including Clean Diesel’s Platinum Plus fuel-borne catalyst products and concentrate, and hardware (primarily, Clean Diesel’s patented ARIS advanced reagent injector and dosing systems for selective catalytic reduction of nitrogen oxides, Clean Diesel’s Platinum Plus Purifier System, Clean Diesel’s fuel-borne catalyst and a diesel-oxidation catalyst, and catalyzed wire mesh filters, including catalyzed wire mesh filters used in conjunction with Clean

Diesel’s Platinum Plus fuel-borne catalyst); license and royalty fees from the ARIS system and other technologies; and consulting fees and other (primarily, engineering and development consulting services). The following tables set forth the percentage contribution of Clean Diesel’s revenue sources in relation to total revenue for the three and six months ended June 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
			(Restated)				(Restated)

Product sales	$370	90.0%	$342	91.2%	$982	93.0%	$654	90.7%
License and royalty revenue	41	10.0%	33	8.8%	74	7.0%	67	9.3%

Total revenue	$411	100.0%	$375	100.0%	$1,056	100.0%	$721	100.0%

	For the Years Ended December 31,
	2009		2008		2007
	(In thousands)

Product sales	$1,042	85.3%	$7,024	94.0%	$1,466	29.8%
License and royalty revenue	150	12.3%	451	6.0%	3,459	70.2%
Consulting and other	29	2.4%	—	—	—	—

Total	$1,221	100.0%	$7,475	100.0%	$4,925	100.0%

The mix of Clean Diesel’s revenue sources during any reporting period may have a material impact on Clean Diesel’s operating results. In particular, Clean Diesel’s execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable. To date, Clean Diesel has been dependent on a few customers for a significant portion of Clean Diesel’s revenue (see “Significant Customers” in Notes to Clean Diesel’s Consolidated Financial Statements). The geographic areas from which Clean Diesel’s revenue was recognized for the years ended December 31, 2009, 2008 and 2007 are outlined in Note 14 of Notes to Clean Diesel’s Consolidated Financial Statements.

Clean Diesel’s Platinum Plus fuel-borne catalyst concentrate and finished product are sold to distributors, resellers and various transportation segments, including on-road, off-road, rail and marine, among other end users. Clean Diesel’s products and solutions are sold to customers through Clean Diesel’s distribution network, direct sales and the efforts of Clean Diesel’s sales consultants and agents. Clean Diesel licenses the ARIS nitrogen oxides reduction system and the combination of EGR with SCR to others, generally with an up-front fee for the technology, know-how transfer and an on-going royalty per unit. Clean Diesel also sells finished ARIS-based selective catalytic reduction systems to potential ARIS licensees and end users. Clean Diesel believes that the ARIS system can most effectively be commercialized through licensing several companies with a related business in these markets. Clean Diesel is actively seeking additional ARIS licensees for both mobile and stationary applications in the U.S., Europe and Asia. Clean Diesel offers rights to the catalyzed wire mesh technology through license agreements as well as selling finished filters for use with Clean Diesel’s Platinum Plus fuel-borne catalyst.

Sources of Supply

Platinum and cerium are the principal raw materials used in the production of the Platinum Plus fuel-borne catalyst and account for a substantial portion of Clean Diesel’s product costs. These metals are generally available from multiple sources, and Clean Diesel believes the sources of these are adequate for Clean Diesel’s current operations. The cost of platinum or the processing cost associated with converting the metal may have a direct impact on the future pricing and profitability of Clean Diesel’s Platinum Plus fuel-borne catalyst. Clean Diesel has a strategy of passing Clean Diesel’s cost increases along to Clean Diesel’s customers and has identified opportunities to lower the lifetime platinum cost within the overall system cost. Clean Diesel does not anticipate a shortage in the supply of the raw materials used in the production of the fuel-borne catalyst in the foreseeable future. While Clean Diesel has outsourcing arrangements with two companies in the precious metal refining industry to procure platinum, there are no fixed commitments with these parties to provide supplies, and Clean Diesel may make procurement arrangements with others to fulfill Clean Diesel’s raw materials requirements. Clean Diesel also has ample licensed and qualified manufacturers for the manufacture on Clean Diesel’s behalf of hardware components, catalysts, filters and electronics.

Research and Development

Clean Diesel anticipates that Clean Diesel will continue to make significant research and development expenditures to maintain and expand competitive position. This includes improving Clean Diesel’s current technologies and products, and developing and acquiring newer technologies and products.

Clean Diesel’s research and development costs include verification programs, evaluation and testing projects, salary and benefits, consulting fees, materials and testing gear, and are charged to operations as they are incurred. Clean Diesel’s research and development expenses, totaled approximately $136,000 and $189,000 respectively for the three and six months ended June 30, 2010 and $127,000 and $186,000 respectively for the three and six months ended June 30, 2009. For the years ended December 31, 2009, 2008 and 2007, research and development expenses were $386,000, $430,000 and $428,000, respectively.

Insurance

Clean Diesel maintains coverage for the customary risks inherent in Clean Diesel’s operations. Although Clean Diesel believes Clean Diesel’s insurance policies to be adequate in amount and coverage for current operations, no assurance can be given that this coverage will be, or continue to be, available in adequate amounts or at a reasonable cost, or that such insurance will be adequate to cover any future claims.

Employees

As of July 31, 2010, Clean Diesel had 11 full-time employees and two part-time employees. Clean Diesel also retains outside consultants, including sales and marketing consultants and agents.

Clean Diesel enjoys good relations with Clean Diesel’s employees and is not a party to any labor management agreements.

Properties

Clean Diesel has a seven-year lease which expires on December 31, 2015 for Clean Diesel’s U.S. headquarters relocated in 2009 to 10 Middle Street, Bridgeport, Connecticut (5,515 square feet) at an annual cost of approximately $141,000, including utilities. Clean Diesel has a lease for 1,942 square feet of office space outside London, U.K. through November 2010 at an annual cost of approximately $65,000, including utilities and parking.

Legal Proceedings

From time to time, Clean Diesel is involved in legal proceedings in the ordinary course of its business. The litigation process is inherently uncertain, and Clean Diesel cannot guarantee that the outcome of existing proceedings will be favorable for Clean Diesel or that they will not be material to Clean Diesel’s business, results of operations or financial position. However, Clean Diesel does not currently believe these matters will have a material adverse effect on its business, results or financial position.

On April 30, 2010, Clean Diesel received a complaint from the Hartford, Connecticut office of the U.S. Department of Labor under Section 806 of the Corporate and Criminal Fraud Accountability Act of 2001, Title VIII of the Sarbanes-Oxley Act of 2002, alleging that Ms. Ann B. Ruple, former Vice President, Treasurer and Chief Financial Officer of Clean Diesel, had been subject to discriminatory employment practices. Clean Diesel’s Board of Directors terminated Ms. Ruple’s employment on April 19, 2010. The complainant in this proceeding does not demand specific relief. However, the statute provides that a prevailing employee shall be entitled to all relief necessary to make the employee whole, including compensatory damages which may be reinstatement, back pay with interest, front pay, and special damages such as attorney’s and expert witness fees. Clean Diesel responded on June 14, 2010, denying the allegations of the complaint. Based upon current information, management, after consultation with legal counsel defending Clean Diesel’s interests, believes the ultimate disposition will have no material effect upon Clean Diesel’s business, results or financial position.

Available Information

Clean Diesel files reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”). You may read and copy any document Clean Diesel files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Clean Diesel’s SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

Clean Diesel maintains an Internet site at http://www.cdti.com. The information posted on Clean Diesel’s website is not incorporated herein by reference.

Equity Compensation Plan Information as of December 31, 2009

The following table represents options and warrants outstanding as of December 31, 2009 (see Note 8 of Notes to Clean Diesel’s Consolidated Financial Statements):

	Number of Shares to be		Weighted Average
	Issued Upon Exercise of		Exercise Price of	Number of Shares
	Outstanding Options,		Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights		Warrants and Rights	for Future Issuance

Options:
Equity compensation plans approved by security holders	876,410	(1)	$10.40	521,038	(1)
Equity compensation plans not approved by security holders	—		—	—

Total Options	876,410		$10.40	521,038

Warrants:
Equity compensation plans approved by shareholders	—		—	—
Equity compensation plans not approved by shareholders	407,493		$11.51	—

Total Warrants	407,493		$11.51	—

(1)	Represents awards issued under the Incentive Plan. The maximum number of awards allowed under the Incentive Plan is 17.5% of Clean Diesel’s issued and outstanding common stock less the outstanding options, and is subject to a sufficient number of shares of authorized capital.

CLEAN DIESEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Clean Diesel designs and sells environmentally-proven technologies and solutions for the global emission reduction market based upon Clean Diesel’s portfolio of patents, extensive library of performance data and know-how. Clean Diesel believes Clean Diesel’s core competencies to be the innovation, application, development and marketing of technological products and solutions to enable emission control. Clean Diesel’s suite of technologies offers a broad range of proven, market-ready solutions to reduce emissions while saving costs through fuel economy improvement and other engine operating efficiencies.

Clean Diesel believes that clean air, energy efficiency and sustainability continue to attract increasing attention around the world, as does the need to develop alternative energy sources. Increasingly, combustion engine development is influenced by concern over climate change caused by carbon dioxide emissions from fossil fuels and toxic exhaust emissions. Because carbon dioxide results from the combustion of fossil fuels, reducing fuel consumption is often cited as the primary way to reduce carbon dioxide emissions. Further, because diesel engines are 35% or more fuel-efficient than gasoline engines, the increased use of diesel engines relative to gasoline engines is one way to reduce overall fuel consumption, and thereby, significantly reduce carbon dioxide emissions. Clean Diesel believes the diesel engine is and will remain a strategic and economic source of motive power. However, diesel engines emit higher levels of two toxic pollutants — particulate matter and nitrogen oxides — than gasoline engines fitted with catalytic converters. Both of these pollutants affect human health and damage the environment. These factors, among others, have led to legislation and standards that may drive demand for Clean Diesel’s products and solutions.

Clean Diesel’s operating revenue consists of product sales, technology licensing fees and royalties, and consulting and other. The following tables set forth the percentage contribution of Clean Diesel’s revenue sources in relation to total revenue for the three and six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
			(Restated)				(Restated)

Product sales	$370	90.0%	$342	91.2%	$982	93.0%	$654	90.7%
License and royalty revenue	41	10.0%	33	8.8%	74	7.0%	67	9.3%

Total revenue	$411	100.0%	$375	100.0%	$1,056	100.0%	$721	100.0%

	For the Years Ended December 31,
	2009		2008		2007
			(In thousands)

Product sales	$1,042	85.3%	$7,024	94.0%	$1,466	29.8%
License and royalty revenue	150	12.3%	451	6.0%	3,459	70.2%
Consulting and other	29	2.4%	—	—	—	—

Total	$1,221	100.0%	$7,475	100.0%	$4,925	100.0%

The mix of Clean Diesel’s revenue sources during any reporting period may have a material impact on Clean Diesel’s operating results. In particular, Clean Diesel’s execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

Product sales include Clean Diesel’s patented Platinum Plus® fuel-borne catalyst products and concentrate and hardware (primarily, Clean Diesel’s patented ARIS® advanced reagent injector and dosing systems for selective catalytic reduction of nitrogen oxides, Clean Diesel’s Platinum Plus Purifier Systems and catalyzed wire mesh filters). Clean Diesel’s Platinum Plus fuel-borne catalyst is registered with the U.S. Environmental Protection Agency (EPA) and other environmental authorities around the world. Clean Diesel’s products are sold to distributors, resellers, various transportation segments, including on-road, off-road, rail and marine, among other end users, through Clean Diesel’s distribution network and direct sales.

Clean Diesel licenses its ARIS nitrogen oxides selective catalytic reduction (SCR) system and the combination of exhaust gas recirculation (EGR) with SCR to others, generally with an up-front fee for the technology and know-how and an on-going royalty per unit. Clean Diesel also sells finished ARIS-based SCR systems to potential ARIS licensees and end users. Clean Diesel is actively seeking additional licensees for both mobile and stationary applications. Clean Diesel offers rights to Clean Diesel’s catalyzed wire mesh technology through license agreements as well as selling finished filters for use with Clean Diesel’s Platinum Plus fuel-borne catalyst.

Since inception, Clean Diesel has devoted efforts to the research and development of technologies and products in various areas, including platinum fuel-borne catalysts for emission reduction and fuel economy improvement and nitrogen oxides reduction systems to control emissions from diesel engines. Although Clean Diesel believes it has made progress in commercializing its technologies, Clean Diesel has experienced recurring losses from its operations. Clean Diesel’s accumulated deficit amounted to approximately $68.1 million as of June 30, 2010. The internally generated funds from Clean Diesel’s revenue sources have not been sufficient to cover Clean Diesel’s operating costs. The ability of Clean Diesel’s revenue sources, especially product sales and technology license fees and royalties, to generate significant cash for Clean Diesel’s operations is critical to Clean Diesel’s long-term success. Clean Diesel cannot predict whether Clean Diesel will be successful in obtaining market acceptance of Clean Diesel’s products or technologies or in completing Clean Diesel’s current licensing agreement negotiations. To the extent Clean Diesel’s internally generated funds prove to be inadequate, Clean Diesel believes that it may need to obtain additional working capital through equity financings. However, Clean Diesel can give no assurance that any additional financing will be available to Clean Diesel on acceptable terms or at all.

Critical Accounting Policies

The preparation of Clean Diesel’s financial statements in conformity with generally accepted accounting principles requires Clean Diesel’s management to make estimates and assumptions that affect the amounts reported in Clean Diesel’s consolidated financial statements and the accompanying notes to the consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based upon assumptions about matters that are uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes that of Clean Diesel’s significant accounting policies (see Note 2 of Notes to Clean Diesel’s Consolidated Financial Statements), the following critical accounting policies involve a higher degree of judgment and complexity used in the preparation of the consolidated financial statements.

Revenue Recognition

Revenue is recognized when earned. For technology licensing fees paid by licensees that are fixed and determinable, accepted by the customer and nonrefundable, revenue is recognized upon execution of the license agreement, unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria are met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements. Revenue from product sales is recognized when title has passed and Clean Diesel’s products are shipped to Clean Diesel’s customer, unless the purchase order or contract specifically requires Clean Diesel to provide installation for hardware purchases. For hardware projects in which Clean Diesel is responsible for installation (either directly or indirectly by third-party contractors), revenue is recognized when the hardware is installed and/or accepted, if the project requires inspection and/or acceptance. Other revenue primarily consists of grant income, engineering and development consulting services. Revenue from technical consulting services is generally recognized and billed as the services are performed.

Generally, Clean Diesel’s license agreements are non-exclusive and specify the geographic territories and classes of diesel engines covered, such as on-road vehicles, off-road vehicles, construction, stationary engines, marine and railroad engines. At the time of the execution of Clean Diesel’s license agreements, Clean Diesels assigns the right to the licensee to use Clean Diesel’s patented technologies. The up-front fees are not subject to refund or adjustment. Clean Diesel recognizes the license fee as revenue at the inception of the license agreement when Clean Diesel has reasonable assurance that the technologies transferred have been accepted by the licensee and collectability of the license fee is reasonably assured. The nonrefundable up-front fee is in exchange for the culmination of the earnings process as the Company has accomplished what it must do to be entitled to the benefits represented by the revenue. Under Clean Diesel’s license agreements, there is no significant obligation for future performance required of the Company. Each licensee must determine if the rights to Clean Diesel’s patented technologies are usable for their business purposes and must determine the means of use without further involvement by the Company. In most cases, licensees must make additional investments to enable the capabilities of Clean Diesel’s patents, including significant engineering, sourcing of and assembly of multiple components. Such investments are for the benefit of the licensee. Clean Diesel’s obligation to defend valid patents does not represent an additional deliverable to which a portion of an arrangement fee should be allocated. Defending the patents is generally consistent with Clean Diesel’s representation in the license agreement that such patents are legal and valid.

Research and Development Costs

Costs relating to the research, development and testing of Clean Diesel’s technologies and products are charged to operations as they are incurred. These costs include verification programs, evaluation and testing projects, salary and benefits, consulting fees, materials and testing gear. Clean Diesel’s research and development expenses were $136,000 and $189,000 for the three and six months ended June 30, 2010, respectively and $127,000 and $186,000, for the three and six months ended June 30, 2009, respectively. Research and development expenses were $386,000, $430,000 and $428,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Patents and Patent Expense

Patents, which include all direct incremental costs associated with initial patent filings and costs to acquire rights to patents under licenses, are stated at cost and amortized using the straight-line method over the remaining useful lives, ranging from one to twenty years. Indirect and other patent-related costs are expensed as incurred. Patent amortization expense for the three and six months ended June 30, 2010 was $17,000 and $33,000 respectively and $15,000 and $26,000 for the three and six months ended June 30, 2009 respectively. For the years ended December 31, 2009, 2008 and 2007, patent amortization expense was $54,000, $51,000 and $41,000, respectively.

Clean Diesel evaluates the remaining useful life of Clean Diesel’s patents each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the evaluation determines that the patent’s remaining useful life has changed, the remaining carrying amount of the patent is amortized prospectively over that revised remaining useful life. Clean Diesel also evaluates Clean Diesel’s patents for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life. The factors used in evaluating the undiscounted cash flows include current operating results, projected future operating results and cash flows, and any other material factors that may affect the continuity or the usefulness of the asset. If impairment exists or if Clean Diesel decides to abandon a patent, the patent is written down to its fair value based upon discounted cash flows. At June 30, 2010, December 31, 2009 and December 31, 2008, the Company’s patents, net, were $957,000, $1,083,000 and $1,027,000, respectively.

The types of events and changes in circumstances that would indicate the carrying value of Clean Diesel’s patents is not recoverable and therefore, impairment testing would be triggered include the following: permanent elimination of mandated compliance with emission reduction standards; reduction in overall market prevalence of diesel engines; obsolescence of Clean Diesel’s technologies due to new discoveries and inventions; and an adverse action or assessment against Clean Diesel’s technologies.

Clean Diesel’s technology is comprised of patents, patent applications, trade or service marks, data and know-how. Clean Diesel considers the life of Clean Diesel’s technologies to be commensurate with the remaining term of Clean Diesel’s U.S. and corresponding foreign patents. Clean Diesel’s patents have expiration dates ranging from 2010 through 2027, with the majority of the material patents upon which Clean Diesel relies expiring in 2018 and beyond. Clean Diesel believes that Clean Diesel has sufficient patent coverage surrounding Clean Diesel’s core patents that effectively serves to provide Clean Diesel longer proprietary protection. Clean Diesel’s technologies comprise technologies that have been asserted as the technologies of choice by various automotive original equipment manufacturers (OEMs) to meet mandates to comply with upcoming regulatory requirements that go into effect starting in 2010 (EPA 2010). Clean Diesel monitors evolving technologies in the automotive and other applicable industries to evaluate obsolescence of any of Clean Diesel’s patents.

Although Clean Diesel has seen certain suspensions and delays in mandated emissions requirements, Clean Diesel expects sufficient revenue over the remaining life of the underlying patents to recover the carrying value of Clean Diesel’s patents. Clean Diesel believes the emission reduction mandates will be phased in over time so that despite volatility in Clean Diesel’s revenue streams, Clean Diesel should realize the expected revenue from Clean Diesel’s patents. Clean Diesel has consistently applied Clean Diesel’s methodologies used for valuing intangible assets during the year ended December 31, 2009 from the prior year but believes Clean Diesel incorporated more educated assumptions about Clean Diesel’s opportunities based upon the third-party market data that Clean Diesel did not have in the prior year. Clean Diesel’s intellectual property strategy has been to build upon Clean Diesel’s base of core technology with newer advanced technology patents developed or purchased by Clean Diesel. In many instances, Clean Diesel has incorporated the technology embodied in Clean Diesel’s core patents into patents covering specific product applications, including product design and packaging. Clean Diesel believes this building-block approach provides greater protection to Clean Diesel and Clean Diesel’s licensees than relying solely on Clean Diesel’s core patents.

In evaluating the viability of Clean Diesel’s patents, Clean Diesel used a cash flow model with the following assumptions:

•	Liquidity/cash — Clean Diesel will maintain Clean Diesel’s patents in force in the appropriate geographical areas by paying the required maintenance and annuity fees. Clean Diesel expects to continue to invest in its patents to ensure adequate coverage and protection from inventions related to Clean Diesel’s existing patents. Clean Diesel’s expected capital expenditures include funds for prosecution of additional and pending patents.

•	Revenue/growth rates — Clean Diesel based Clean Diesel’s royalty revenue projections upon third-party market data regarding volume production projections for various engine sizes and vehicle classifications. Clean Diesel estimated Clean Diesel’s market penetration rates based upon Clean Diesel’s understanding of market share of Clean Diesel’s current licensees and expectations of future licensing activities. Clean Diesel recognizes certain contingent license fee revenue once volume milestones have been achieved. Clean Diesel used an expected rate for non-refundable, up-front fees from future licensees because historically the timing and amount of license fees have been unpredictable. Clean Diesel’s year over year growth rates assumed for Purifier Systems were up to 3.5% based upon further mandated low emission zones.

•	Sensitivity analysis — Clean Diesel evaluated the sensitivity of Clean Diesel’s revenue streams using judgmentally selected discount rates ranging from 8% to 15% should revenues not meet projected targets.

Recently Adopted and Recently Issued Accounting Pronouncements:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” This statement modifies the Generally Accepted Accounting Principles (“GAAP”) hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (“ASC”), also known collectively as the “Codification,” is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the SEC. The Codification is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. This statement is effective for interim and annual periods ending after September 15, 2009. Clean Diesel adopted the Codification for the quarter ended September 30, 2009. Upon adoption, this standard had no material effect on Clean Diesel’s financial position, results of operations or cash flows.

Effective beginning second quarter 2009, the Financial Instruments Topic, ASC 825-10, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.

On January 1, 2009, Clean Diesel adopted a new accounting standard issued by the FASB related to accounting for business combinations which provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. This standard will be applied prospectively for acquisitions beginning in 2009 or thereafter.

In April 2009, the FASB issued new accounting guidance regarding accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This guidance applies to all assets acquired and all liabilities assumed in a business combination that arise from contingencies. This guidance states that the acquirer will recognize such an asset or liability if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition date fair value cannot be determined, the acquirer applies the recognition criteria to determine whether the contingency should be recognized as of the acquisition date or after it. This new accounting standard is effective January 1, 2009 for business combinations prospectively.

On January 1, 2009, Clean Diesel adopted a new accounting standard issued by the FASB that permits delayed adoption of new guidance regarding certain non-financial assets and liabilities, which are not recognized at fair value on a recurring basis, until fiscal years and interim periods beginning after November 15, 2008. As permitted, Clean Diesel elected to delay the adoption of the new accounting standard for qualifying non-financial assets and liabilities, such as fixed assets and patents. This standard had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

On January 1, 2009, Clean Diesel adopted a new accounting standard issued by the FASB that requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures require: (a) how and why a company uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for; and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. This standard had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

On January 1, 2009, Clean Diesel adopted a new accounting standard that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of the new requirements is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. This standard had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

On January 1, 2009, Clean Diesel adopted new requirements related to guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in accounting standards about derivatives. The adoption of these new rules had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

In April 2009, the FASB issued new accounting guidance related to interim disclosures about the fair values of financial instruments. This guidance requires disclosures about the fair value of financial instruments whenever a public company issues financial information for interim reporting periods. This guidance was effective for Clean Diesel’s interim periods ending after June 15, 2009 consolidated financial statements and is applied on a prospective basis. This accounting guidance was adopted for the interim reporting period ended June 30, 2009 and had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

In April 2009, the FASB issued new requirements regarding determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This requirement is effective for Clean Diesel’s interim and annual periods ending after June 15, 2009 and will be applied on a prospective basis. This rule was adopted for the interim reporting period ended June 30, 2009 and had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

In May 2009, the FASB amended accounting guidance for subsequent events to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was effective for interim or annual financial periods ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09, “Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements,” to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. The adoption of this guidance had no impact on Clean Diesel’s financial condition, results of operations or cash flows.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard is effective for Clean Diesel on October 1, 2009. The adoption of this standard had no material impact on Clean Diesel’s financial position, results of operations or cash flows.

In January 2010, the FASB published ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 clarifies improved disclosure requirements related to fair value measurements and disclosures in Overall Subtopic 820-10 of the FASB Codification. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this standard will not have a material impact on Clean Diesel’s financial position and results of operations.

Results of Operations

Three Months ended June 30, 2010 Compared to Three Months ended June 30, 2009

Total revenue in the three months ended June 30, 2010 was $411,000 compared to $375,000 in the three months ended June 30, 2009, an increase of $36,000, or 9.6%, reflecting increased traction in Clean Diesel’s attempt to establish itself in the retrofit space. Revenue for the three months ended June 30, 2010 consisted of approximately 90.0% in product sales and 10.0% in technology licensing fees and royalties. Of Clean Diesel’s operating revenue for the three months ended June 30, 2009, approximately 91.2% was from product sales and 8.8% was from technology licensing fees and royalties. The mix of Clean Diesel’s revenue sources during any reporting period may have a material impact on Clean Diesel’s operating results. In particular, Clean Diesel’s execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

Product sales were $370,000 in the second quarter of 2010 compared to $342,000 in the same quarter of 2009, an increase of $28,000. This increase in product sales was attributable primarily to higher demand for Clean Diesel’s Platinum Plus Purifier Systems, a product comprised of a diesel particulate filter along with Clean Diesel’s Platinum Plus fuel-borne catalyst. The sales of Clean Diesel’s Purifier Systems provide Clean Diesel with recurring revenue from use of its Platinum Plus fuel-borne catalyst that enables the regeneration of the diesel particulate filter. Clean Diesel believes it will have the opportunity to expand this business opportunity as it builds the certified product portfolio and infrastructure required to address additional low emission zones throughout the globe.

Clean Diesel’s technology licensing fees and royalties were slightly higher in 2010 with $41,000 in the three months ended June 30, 2010 compared to $33,000 in the same quarter of 2009. These revenues are primarily attributable to royalties related to its ARIS technologies. While Clean Diesel has not executed new technology license agreements in 2010, Clean Diesel continues its efforts to consummate technology license agreements with manufacturers and component suppliers for the use of its ARIS technologies for control of oxides of nitrogen (NOx) using its selective catalytic reduction (SCR) emission control, the combination of exhaust gas recirculation (EGR) with SCR technologies, and hydrocarbon injection for lean NOx traps, NOx catalysts and diesel particulate filter regeneration.

Clean Diesel’s total cost of revenue was $220,000 in the three month period ended June 30, 2010 compared to $217,000 in the three month period ended June 30, 2009. The increase in Clean Diesel’s cost of sales is due to higher product sales volume. Clean Diesel’s gross profit as a percentage of revenue was 46.5% and 42.1% for the three month periods ended June 30, 2010 and 2009, respectively.

Clean Diesel’s cost of revenue — product sales includes the costs Clean Diesel incurs to formulate its finished products into saleable form for its customers, including material costs, labor and processing costs charged to Clean Diesel by its outsourced blenders, installers and other vendors, packaging costs incurred by its outsourced suppliers, freight costs to customers and inbound freight charges from its suppliers. Clean Diesel’s inventory is primarily maintained off-site by its outsourced suppliers. To date, Clean Diesel’s purchasing, receiving, inspection and internal transfer costs have been insignificant and have been included in cost of revenue — product sales. In addition, in 2009 the costs of Clean Diesel’s warehouse of approximately $21,000 per year were included in selling, general and administrative expenses. Clean Diesel’s gross margins may not be comparable to those of other entities, because some entities include all of the costs related to their distribution network in cost of revenue and others like Clean Diesel exclude a portion of such costs from gross margin, including such costs instead within operating expenses. Cost of revenue — licensing fees and royalties is zero as there are no incremental costs associated with the revenue.

Selling, general and administrative expenses were $1,512,000 in the three months ended June 30, 2010 compared to $1,561,000 in the comparable 2009 period, a decrease of $49,000, or 3.1%. The decrease in selling, general and administrative costs is primarily attributable to lower compensation and benefits, travel, rent and related occupancy expenses. These cost reductions were substantially offset by increased professional fees incurred in connection with the proposed merger with Catalytic Solutions, Inc. Selling, general and administrative expenses are summarized as follows:

	Three Months Ended
	June 30,
	2010	2009
	(In thousands)

Compensation and benefits	$647	$1,033
Non-cash stock-based compensation	27	208

Total compensation and benefits	674	1,241
Professional services	616	171
Travel	69	77
Occupancy	101	209
Bad debt (recovery) provision	—	(134)
Depreciation and all other	52	(3)

Total selling, general and administrative expenses	$1,512	$1,561

Excluding the non-cash stock-based charges, compensation and benefit expenses were $647,000 for the three months ended June 30, 2010 compared to $1,033,000 in the comparable prior year period. This decrease of $386,000, or 37.4%, is due primarily to the reduction in force implemented effective August 7, 2009. The reduction in non-cash stock-based compensation reflects a reduction in the Company’s workforce and related issuance of stock-based awards.

Expenses related to professional services increased by $445,000 to $616,000 in the three months ended June 30, 2010 compared to $171,000 in the comparable prior year period. The increase principally reflects legal, accounting and investment banking fees incurred in connection with Clean Diesel’s proposed merger with Catalytic Solutions, Inc.

Reimbursement of expenses under grant program represents amounts reimbursed under a $961,000 diesel emissions reduction technology development grant from the Houston Advanced Research Center (HARC). The project goal is to develop and verify a Nitrogen Oxide-Particulate Matter (NOx-PM) reduction retrofit system for on- and off-road engines, including those used in Class 8 type diesel fleets. The program is administered by HARC on behalf of the Texas Environmental Research Consortium utilizing funding provided by the State of Texas. Clean Diesel anticipates completing the HARC program by the first quarter of 2011.

As a result of Clean Diesel’s former Chief Executive Officer’s death on June 26, 2010, Clean Diesel’s obligation under his severance arrangement ceased. The remaining severance accrual of $60,000, was reversed into income during the three months ended June 30, 2010.

Research and development expenses were $136,000 in the three months ended June 30, 2010 compared to $127,000 in the three months ended June 30, 2009, an increase of $9,000. Presently, Clean Diesel is working to overcome gaps in its technology and product portfolios brought about by volatile markets and past development setbacks. In addition to development of new products, Clean Diesel’s 2010 projects include field testing of fuel economy and emission control technologies in connection with Clean Diesel’s HARC project. Total research and development expenses for the three months ended June 30, 2009 included $4,000 of non-cash charges for stock-based compensation.

Patent amortization and other patent related expense was $28,000 in the three months ended June 30, 2010 compared to $140,000 in the same prior year period, a decrease of $112,000. The 2009 expense includes the write-off of $133,000 in capitalized costs related to the abandonment of certain patents and patent applications not material to Clean Diesel’s business, the continued maintenance of which was judged by management to be uneconomic.

At each reporting period, Clean Diesel evaluates the events or changes in circumstances that may indicate that patents are not recoverable. The types of events and changes in circumstances that would indicate the carrying value of Clean Diesel’s patents is not recoverable and therefore, impairment testing would be triggered include the following: permanent elimination of mandated compliance with emission reduction standards; reduction in overall market prevalence of diesel engines; obsolescence of Clean Diesel’s technologies due to new discoveries and inventions; and an adverse action or assessment against Clean Diesel’s technologies.

Clean Diesel’s technology is comprised of patents, patent applications, trade or service marks, data and know-how. Clean Diesel considers the life of its technologies to be commensurate with the remaining term of its U.S. and corresponding foreign patents. Clean Diesel’s patents have expiration dates ranging from 2010 through 2026, with the majority of the material patents upon which Clean Diesel relies expiring in 2018 and beyond. Clean Diesel believes that it has sufficient patent coverage surrounding its core patents that effectively serves to provide Clean Diesel longer proprietary protection. Clean Diesel’s patents comprise technologies that have been asserted as the technologies of choice by various automotive original equipment manufacturers (OEMs) to meet mandates to comply with regulatory requirements that went into effect starting in 2010 (EPA 2010). Clean Diesel monitors evolving technologies in the automotive and other applicable industries to evaluate obsolescence of any of its patents.

Although Clean Diesel has seen certain suspensions and delays in mandated emissions requirements, it expects sufficient revenue over the remaining life of the underlying patents to recover the carrying value of its patents. Clean Diesel believes the emission reduction mandates will be phased in over time so that despite volatility in its revenue streams, Clean Diesel should realize the expected revenue from its patents. Its intellectual property strategy has been to build upon its base of core technology with newer advanced technology patents developed or purchased by it. In many instances, Clean Diesel has incorporated the technology embodied in its core patents into patents covering specific product applications, including product design and packaging. Clean Diesel believes this building-block approach provides greater protection to it and its licensees than relying solely on its core patents.

Interest income was $31,000 in the three months ended June 30, 2010 compared to $49,000 in the three months ended June 30, 2009, a decrease of $18,000, or 36.7%, principally due to lower invested balances.

Other income (expense) was ($34,000) in the three months ended June 30, 2010 compared to $442,000 in the comparable 2009 period, a decrease of $476,000. The 2010 other income (expense) includes foreign currency transaction losses, net of gains of ($14,000), and interest expense of ($20,000). The 2009 other income (expense) is comprised of foreign currency transaction gains, net of losses of $221,000, interest expense of ($12,000) and gain on the fair value of investments of $233,000. In the three months ended June 30, 2009, Clean Diesel had an unrealized gain on the fair value of its investment in ARS of $377,000 and an unrealized loss of ($144,000) on its ARSR, resulting in a $233,000 net gain.

Six Months ended June 30, 2010 Compared to Six Months ended June 30, 2009

Total revenue for the first half of 2010 was $1,056,000 compared to $721,000 in the first half of 2009, an increase of $335,000, or 46.5%, reflecting an increase in product sales as well as licensing fees and royalties. Operating revenue in the six months ended June 30, 2010 consisted of approximately 93.0% in product sales and 7.0% in technology licensing fees and royalties. Total revenues in the six months ended June 30, 2009 consisted of approximately 90.7% in product sales and 9.3% in technology licensing fees and royalties. The mix of Clean Diesel’s revenue sources during any reporting period may have a material impact on Clean Diesel’s operating results. In particular, Clean Diesel’s execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

Product sales in the six months ended June 30, 2010 were $982,000 compared to $654,000 in the same prior year period, an increase of $328,000 or 50.2%. The increase in product sales was attributable primarily to higher demand for Clean Diesel’s Platinum Plus Purifier Systems, a product comprised of a diesel particulate filter along with Clean Diesel’s Platinum Plus fuel-borne catalyst.

Clean Diesel’s technology licensing fees and royalties were slightly higher in 2010 with $74,000 in the six months ended June 30, 2010 compared to $67,000 in the same period of 2009. These revenues are primarily attributable to royalties related to Clean Diesel’s ARIS technologies. Clean Diesel has not executed new technology license agreements in 2010.

Clean Diesel’s total cost of revenue was $685,000 in the six-month period ended June 30, 2010 compared to $451,000 in the six-month period ended June 30, 2009. The increase in Clean Diesel’s cost of sales is due to an increase in sales volume. Clean Diesel’s gross profit as a percentage of revenue was 35.1% and 37.4% for six-month periods ended June 30, 2010 and 2009, respectively, with the decrease largely attributable to the mix of revenues during the periods.

Selling, general and administrative expenses were $2,733,000 in the six months ended June 30, 2010 compared to $3,513,000 in the comparable 2009 period, a decrease of $780,000, or 22.2%. The decrease in selling, general and administrative costs is primarily attributable to lower compensation and occupancy expenses partially offset with an increase in professional services. Selling, general and administrative expenses are summarized as follows:

	Six Months Ended
	June 30,
	2010	2009
	(In thousands)

Compensation and benefits	$1,267	$2,049
Non-cash stock-based compensation	57	410

Total compensation and benefits	1,324	2,459
Professional services	942	418
Travel	120	188
Occupancy	223	444
Bad debt (recovery) provision	—	(134)
Depreciation and all other	124	138

Total selling, general and administrative expenses	$2,733	$3,513

Clean Diesel’s aggregate non-cash charges for the fair value of stock options and warrants in the six months ended June 30, 2010 were $57,000. This compares to $418,000 in total non-cash stock-based compensation expense in the six months ended June 30, 2009, of which $410,000 was included in selling, general and administrative expenses and $8,000 in research and development expenses.

Excluding the non-cash stock-based charges, compensation and benefit expenses were $1,267,000 for the six months ended June 30, 2010 compared to $2,049,000 in the comparable prior year period, a decrease of $782,000, or 38.2%.

Professional services include audit-related costs, legal fees, as well as investor relations and financial advisory fees. The increase principally reflects legal, accounting and investment banking fees incurred in connection with Clean Diesel’s proposed merger with Catalytic Solutions, Inc.

Clean Diesel relocated its U.S. corporate offices in January 2009 and incurred rent expense on both Clean Diesel’s old and new U.S. headquarters due to the timing of its relocation and expiration of the old lease.

Reimbursement of expenses under grant program represents amounts reimbursed under a $961,000 diesel emissions reduction technology development grant from the Houston Advanced Research Center (HARC). The project goal is to develop and verify a Nitrogen Oxide-Particulate Matter (NOx-PM) reduction retrofit system for on- and off-road engines, including those used in Class 8 type diesel fleets. The program is administered by HARC on behalf of the Texas Environmental Research Consortium utilizing funding provided by the State of Texas. Clean Diesel anticipates completing the HARC program by the first quarter of 2011.

On February 10, 2009, Clean Diesel’s Board of Directors elected Michael L. Asmussen, as President and Chief Executive Officer replacing Dr. Bernhard Steiner. Mr. Asmussen was also appointed to serve as a Director of Clean Diesel. Effective February 11, 2009, Dr. Steiner resigned as a Director of Clean Diesel. As a consequence of his termination of employment, Dr. Steiner was entitled to salary of approximately $315,445

(EUR 241,500) per annum until September 13, 2010, the remainder of his contract term, along with specified expenses not to exceed an aggregate of approximately $4,300, to be paid in monthly installments. Clean Diesel recognized a severance charge of $510,000 in the six months ended June 30, 2009 for this obligation.

Following Dr. Steiner’s death on June 26, 2010, Clean Diesel’s obligation to provide severance payments to him ceased. As a result, during the six months ended June 30, 2010, Clean Diesel reversed $163,000 of its severance accrual to recognize a reduction in its obligations due Dr. Steiner as well as certain severance arrangements related to its August 2009 workforce reduction.

Research and development expenses were $189,000 in the six months ended June 30, 2010 compared to $186,000 in the six months ended June 30, 2009. Presently, Clean Diesel is working to overcome gaps in its technology and product portfolios brought about by volatile markets and past development setbacks. Research and development expenses in the six months ended June 30, 2009 include $8,000 of non-cash charges for the fair value of stock options granted in accordance with ASC 718.

The U.S. Environmental Protection Agency (EPA) verifications were withdrawn on two of Clean Diesel’s products in January 2009 because available test results were not accepted by EPA as meeting new emissions testing requirements for NO2 measurement. Presently, Clean Diesel does not intend to seek verification of these products. Clean Diesel has no assurance of the extent of additional testing that may be required by EPA or whether it will be adequate to remove any remaining concern the EPA may have regarding use of Clean Diesel’s fuel-borne catalyst.

Clean Diesel believes that it is an essential requirement of the U.S. retrofit market that emissions control products and systems are verified under the U.S. EPA and/or the California Air Resources Board (CARB) protocols in order to qualify for funding from EPA and/or CARB programs. Funding for these emissions control products and systems is generally limited to those products and technologies that have already been verified. Verification is also useful for commercial acceptability. Clean Diesel believes that the lack of CARB verification will result in a shift of U.S. retrofit revenue into future periods. Clean Diesel is currently working to achieve CARB verification and may have the opportunity to obtain a conditional CARB verification before all of its testing has been concluded.

Without full CARB verification, Clean Diesel’s U.S. retrofit opportunities are limited although certain jurisdictions have been satisfied with other of its certifications. Clean Diesel received the EPA registration in December 1999 for the Platinum Plus fuel-borne catalyst for use in bulk fuel by refiners, distributors and truck fleets. In 2000, Clean Diesel completed the certification protocol for particulate filters and additives for use with particulate filters with VERT, the main recognized authority in Europe that tests and verifies diesel particulate filters for emissions and health effects. In 2001, the Swiss environmental agency BUWAL approved the Platinum Plus fuel-borne catalyst for use with particulate filters. In 2002, the U.S. Mining, Safety and Health Administration accepted Platinum Plus fuel-borne catalyst for use in all underground mines. In 2007, Clean Diesel received accreditation for its Purifier System, its Platinum Plus fuel-borne catalyst used with a diesel particulate filter, to be sold for compliance with the emission reduction requirements established for the London LEZ. In 2009, the German Federal Environment Agency, the Umweltbundesamt (“UBA”), issued a non disapproval for sale of Platinum Plus fuel-borne catalyst for use in conjunction with up to 2,000 diesel particulate filters in Germany; further work will be required to remove the 2,000 unit restriction.

In addition to emphasis on the global retrofit market, Clean Diesel continued to focus on fuel economy opportunities in the U.S. in non-road sectors, including rail, marine, mining and construction, and expect continued focus on these sectors by its distributors rather than through its direct selling efforts. Clean Diesel’s Platinum Plus fuel-borne catalyst is effective with regular sulfur diesel, ultra-low sulfur diesel, arctic diesel (kerosene) and biodiesel. When used with blends of biodiesel and ultra-low sulfur diesel, Clean Diesel’s Platinum Plus fuel-borne catalyst prevents the normal increase in nitrogen oxides associated with biodiesel, as well as offering emission reduction in particulates and reduced fuel consumption. Platinum Plus is used to improve combustion which acts to reduce emissions and improve the performance and reliability of emission control equipment. Platinum Plus fuel-borne catalyst takes catalytic action into engine cylinders where it improves combustion, thereby reducing particulates, unburned hydrocarbons and carbon monoxide emissions, which also results in improved fuel economy. Platinum Plus fuel-borne catalyst lends itself to a wide range of enabling solutions including fuel economy, diesel particulate filtration, low emission biodiesel, carbon reduction and exhaust emission reduction. The improvement attributable to Platinum Plus fuel-borne catalyst may vary as a result of engine age, application in which the engine is used, load, duty cycle, speed, fuel quality, tire pressure and ambient air temperature.

Patent amortization and other patent related expense was $77,000 in the six months ended June 30, 2010 compared to $209,000 in the same prior year period, a decrease of $132,000. The 2009 expense includes the write-off of $150,000 in capitalized costs related to the abandonment of certain patents and patent applications not material to Clean Diesel’s business, the continued maintenance of which was judged by management to be uneconomic.

Interest income was $91,000 in the six months ended June 30, 2010 compared to $141,000 in the six months ended June 30,2009, a decrease of $50,000, or 35.5%, due to lower invested balances and rates of return during the 2010 period.

Other income (expense) was ($67,000) in the six months ended June 30, 2010 and is comprised of foreign currency transaction losses, net of gains of ($20,000) and interest expense of ($47,000). The 2009 other income (expense) of $321,000 consists of foreign currency transaction gains, net of losses of $192,000, interest expense of ($32,000) and net gain on investments of $161,000. In the six months ended June 30, 2009, Clean Diesel had an unrealized gain on the fair value of its investment in ARS of $411,000 and an unrealized loss of ($250,000) on its ARSR, resulting in a $161,000 net gain.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Total revenue for the year ended December 31, 2009 was $1,221,000 compared to $7,475,000 in 2008, a decrease of $6,254,000, or 83.7%, reflecting declines in product sales as well as licensing fees and royalties. Operating revenue in 2009 consisted of approximately 85.3% in product sales, 12.3% in technology licensing fees and royalties, and 2.4% in grant revenue. Of Clean Diesel’s 2008 operating revenue, 94.0% was from product sales and 6.0% was from technology licensing fees and royalties. The mix of Clean Diesel’s revenue sources during any reporting period may have a material impact on Clean Diesel’s operating results. In particular, Clean Diesel’s execution of technology licensing agreements, and the timing of the revenue recognized from these agreements, has not been predictable.

Product sales in 2009 were $1,042,000 compared to $7,024,000 in 2008, a decrease of $5,982,000, or 85.2%. The decrease in product sales was attributable primarily to lower demand for Clean Diesel’s Platinum Plus Purifier Systems, a product comprised of a diesel particulate filter along with Clean Diesel’s Platinum Plus fuel-borne catalyst for compliance with the requirements of the London Low Emission Zone (LEZ) because in 2009, there was no London LEZ compliance deadline. The next compliance deadlines for the London LEZ are in 2010 and 2012, although the Mayor of London has proposed suspension of the 2010 deadline to be continued until 2012. Clean Diesel received approval in October 2007 from Transport for London to supply Clean Diesel’s Purifier Systems as an emission reduction solution that meets the standards established for the London LEZ. The deadlines for compliance with the London LEZ will be phased in over time for different classifications of vehicles. February 2008 was the compliance deadline for vehicles greater than 12 metric tons and July 2008 was the compliance deadline for motor coaches and vehicles greater than 3.5 metric tons. The sales of Clean Diesel’s Purifier Systems for compliance with the requirements of the London LEZ provide Clean Diesel with recurring revenue from use of Clean Diesel’s Platinum Plus fuel-borne catalyst that enables the regeneration of the diesel particulate filter. Clean Diesel believes it will have the opportunity to expand this business opportunity as additional low emission zones are established throughout Europe and elsewhere.

Technology licensing fees and royalties were $150,000 for the year ended December 31, 2009 compared to $451,000 in 2008, a decrease of $301,000, or 66.7%. Clean Diesel’s technology licensing fees and royalties include fees upon execution of new agreements and royalties from existing licensees, primarily for use of Clean Diesel’s ARIS technologies. Clean Diesel did not execute new technology licensing agreements in 2009. During 2008, Clean Diesel executed new technology licensing agreements with Headway Machinery Co., Ltd. (Zhucheng City, China), Hilite International, Inc. (Cleveland, Ohio) and Eaton Corporation (Cleveland, Ohio)

and recognized revenue from license fees. Clean Diesel is continuing its efforts to consummate technology license agreements with manufacturers and component suppliers.

Clean Diesel’s total cost of revenue was $801,000 in 2009 compared to $5,717,000 for the year ended December 31, 2008. The decrease in Clean Diesel’s cost of sales is due to lower product sales volume. Clean Diesel’s total gross profit as a percentage of revenue was 34.4% and 23.5% for the years ended December 31, 2009 and 2008, respectively, with the increase attributable to the mix of higher margin product sales. Gross margin for product sales in 2009 was $241,000, or 23.1% of product sales, compared to $1,307,000, or 18.6% in 2008. Clean Diesel’s cost of license fee and royalty revenue was zero in 2009 and 2008 resulting in $150,000 and $451,000 gross margin, respectively. Likewise, the cost of Clean Diesel’s grant revenue in 2009 was zero resulting in $29,000 gross margin.

Clean Diesel’s cost of product sales includes the costs Clean Diesel incurs to formulate its finished products into saleable form for Clean Diesel’s customers, including material costs, labor and processing costs charged to Clean Diesel by its outsourced blenders, installers and other vendors, packaging costs incurred by Clean Diesel’s outsourced suppliers, freight costs to customers and inbound freight charges from Clean Diesel’s suppliers. Clean Diesel’s inventory is primarily maintained off-site by Clean Diesel’s outsourced suppliers. To date, Clean Diesel’s purchasing, receiving, inspection and internal transfer costs have been insignificant and have been included in cost of product sales. In addition, the costs of Clean Diesel’s warehouse which Clean Diesel occupied through October 2009 are included in selling, general and administrative expenses. Clean Diesel’s gross margins may not be comparable to those of other entities, because some entities include all of the costs related to their distribution network in cost of revenue and others like Clean Diesel exclude a portion of such costs from gross margin, including such costs instead within operating expenses. Cost of licensing fees and royalties is zero as there are no incremental costs associated with the revenue. Cost of consulting and other revenue includes incremental out of pocket costs to provide consulting services.

Selling, general and administrative expenses were $6,073,000 in the year ended December 31, 2009 compared to $9,992,000 in 2008, a decrease of $3,919,000, or 39.2%. The decrease in selling, general and administrative costs is primarily attributable to lower professional services, particularly investor relations and financial advisory services, lower compensation and benefits, travel, marketing and bad debts. Clean Diesel made a concerted effort in 2009 to contain Clean Diesel’s costs and eliminate those costs that were redundant or deemed unnecessary. Selling, general and administrative expenses are summarized as follows:

	Years Ended December 31,
	2009	2008
	(In thousands)

Compensation and benefits	$3,463	$4,386
Non-cash stock-based compensation	725	1,204

Total compensation and benefits	$4,188	$5,590
Professional services	685	1,683	*
Travel	371	712
Occupancy, property and business taxes, supplies, postage and delivery	738	859
Sales and marketing expenses	94	400
(Recovery) provision for bad debts	(157)	629
Depreciation and all other	154	119

Total	$6,073	$9,992

*	Professional services includes $227,000 of non-cash stock-based compensation charges for fair value of warrants.

Clean Diesel’s aggregate non-cash charges for the fair value of stock options and warrants in the year ended December 31, 2009 were $735,000, of which $725,000 has been included in selling, general and administrative expenses and $10,000 in research and development expenses. This compares to $1,444,000 in total non-cash stock-based compensation expense in 2008 of which $1,431,000 has been included in selling, general and administrative expenses ($1,204,000 in compensation, $227,000 in professional) and $13,000 included in research and development expenses.

Excluding the non-cash stock-based charges, compensation and benefit expenses were $3,463,000 for the year ended December 31, 2009 compared to $4,386,000 in 2008, a decrease of $923,000, or 21.0%, primarily due to a reduction in workforce in 2009. In addition, 2009 includes no bonuses, whereas the 2008 compensation and benefits included bonuses of approximately $310,000.

Total severance charges in the year ended December 31, 2009 were $958,000, comprised of a third quarter charge of $448,000 and a first quarter charge of $510,000. In August 2009, the Board of Directors adopted a plan to implement a company-wide restructuring effective August 7, 2009. Clean Diesel incurred severance charges totaling $448,000 in the third quarter of 2009 related to the reduction of approximately 44% of the company’s workforce. In addition, non-executive members of Clean Diesel’s Board of Directors agreed to receive 50% of their annual compensation effective commencing for the second half of 2009 ($41,250 reduction in 2009). On February 10, 2009, Clean Diesel’s Board of Directors elected Michael L. Asmussen, then 38, as President and Chief Executive Officer replacing Dr. Bernhard Steiner. Mr. Asmussen was also appointed to serve as a Director of Clean Diesel. Effective February 11, 2009, Dr. Steiner resigned as a Director of the Company. As a consequence of his termination of employment, Dr. Steiner is entitled to salary of approximately $315,445 (EUR 241,500) per annum until September 13, 2010, the remainder of his contract term, along with specified expenses not to exceed an aggregate of approximately $4,300, together totaling $510,000, to be paid in monthly installments until September 2010. On June 26, 2010, Dr. Steiner passed away. Upon his death, payments under his employment agreement ceased.

Clean Diesel has restructured itself so that each employee will manage resources based upon data-driven revenue expectations. As such, new processes are being established to ensure organizational and individual discipline and accountability.

Professional services decreased $998,000, or 59.3%, to $685,000 in 2009 compared to $1,683,000 in 2008. Clean Diesel’s professional services include audit-related costs, investor relations and financial advisory fees. In addition to curtailment of outside agency use, a significant component of the decrease in professional services is attributable to stock-based compensation charges of $227,000 for the fair value of warrants issued for financial advisory services (such amount represented the remaining stock-based amount that was amortized over the period that services were rendered).

Clean Diesel relocated its U.S. corporate offices in January 2009 and incurred rent expense on both Clean Diesel’s old and new U.S. headquarters due to the timing of Clean Diesel’s relocation and expiration of the old lease. The lease for the new U.S. office provides for more square feet at a lower per square foot cost resulting in total rent expense at a slightly higher rate than 2008 but with lower cash outlay in the early years of the new lease.

(Recovery) provision for bad debts decreased $786,000, or 125.0%, reflecting a recovery of ($157,000) in 2009 compared to a provision of $629,000 in the prior year. Bad debt as a percentage of product sales was (15.1%) in 2009 compared to 9.0% in 2008. The (recovery) provision for bad debts is attributable to specific aged account activity.

Research and development expenses were $386,000 in the year ended December 31, 2009 compared to $430,000 in 2008, a decline of $44,000 (10.2%). Clean Diesel’s work for the California Showcase is ongoing along with certain supplemental environmental programs sponsored by California Air Resources Board (“CARB”). Clean Diesel continues work to overcome gaps in Clean Diesel’s technology and product portfolios brought about by volatile markets and past development setbacks. In addition to development of new products, Clean Diesel’s 2009 projects included field testing of emission control technologies. The 2008 projects included laboratory testing on additive formulations. Research and development expenses in the year ended December 31, 2009 and 2008 include $10,000 and $13,000, respectively, of non-cash charges for the fair value of stock options granted.

Patent amortization and other patent related expense, including abandonment of $13,000 of previously capitalized patents, was $207,000 in the year ended December 31, 2009 compared to $227,000 in 2008, a decline of $20,000 (8.8%). At each reporting period, the Company evaluates the events or changes in circumstances that may indicate that patents are not recoverable.

Foreign currency transaction gains, net of losses, were $112,000 in 2009 compared to net transaction losses of $845,000 in 2008.

Interest income was $245,000 for the year ended December 31, 2009 compared to $602,000 in 2008, a decrease of $357,000, or 59.3%, due to lower invested balances and rates of return during 2009.

Other income (expense) was $100,000 in 2009 and is comprised of interest expense of ($85,000) and a net unrealized gain on investments of $185,000. Clean Diesel had an unrealized gain on the fair value of its investment in auction rate securities (“ARS”) of $342,000 and an unrealized loss of ($157,000) on its ARS put right (“ARSR”), resulting in $185,000 net unrealized gain. The 2008 other income (expense) consists of interest expense ($56,000), impairment loss on investments, net ($185,000) and miscellaneous other income of $2,000. In 2008, the fair value of the ARS declined $1.5 million from par value, which loss was charged to other expense. Upon the initial recording of the ARSR at a fair value of $1.3 million, Clean Diesel recognized a gain, which together with the $1.5 million decline in fair value of the ARS, resulted in a net charge to operations in 2008 of $0.2 million included in other income (expense) on Clean Diesel’s consolidated statement of operations.

Clean Diesel compares the UBS-determined current value per the monthly statements from UBS to the par value of the ARS, noting that UBS may have an interest in being conservative in its values because Clean Diesel may seek additional loan advances from UBS based upon 75% of their ARS value. The UBS current value of Clean Diesel’s ARS increased $1.7 million from December 31, 2008 to December 31, 2009. Clean Diesel compares the UBS-determined current value to the fair value computed by the Company with the assistance from a third party valuation firm. The compared values differed by approximately $0.2 million at December 31, 2009 and $1.6 million at December 31, 2008, with the UBS values being lower. In making Clean Diesel’s fair value determination, Clean Diesel considered a range of fair value estimates with the assistance of Clean Diesel’s third party valuation firm’s understanding of all available factors resulting in low, mid-point and high fair value assessments with a total range of 3% between the low and high fair values. Clean Diesel believes that the use of the mid-point range is appropriate based on the available information at December 31, 2009.

Clean Diesel notes that the UBS Valuation Methodology for Student Loan ARS considers many variables in its cash flow modeling of student loan ARS including, but not limited to:

General ARS considerations

(a) projected forward interest rates

(b) cost of funds (e.g., perpetually failed auctions)

(c) issuer optionality and redemption provisions

General collateral performance considerations

(a) prepayment speeds

(b) deferment and forbearance

(c) delinquencies

(d) gross default rates

The above assumptions, plus additional considerations, are formulated and applied by UBS. A cash flow, or series of cash flows, is generated for both the student loan assets (i.e., the student loans and cash) as well as the corresponding liabilities (i.e., the ARS and other debt securities). The scheduled interest and final principal payments on each ARS note are then discounted to arrive at a net present value (“NPV”). Finally, the NPV for each security is adjusted to reflect the current market liquidity for ARS and UBS’s proprietary valuation methodology is routinely calibrated to observe market transactions.

Clean Diesel has not relied upon the UBS-determined values as Clean Diesel’s fair value. Clean Diesel has used the third-party assessment to evaluate if the UBS values are reasonable as well as evaluating the discount from par that several other public companies used, companies that also have student loan ARS issued by UBS. Clean Diesel continues to caution Clean Diesel’s investors about the credit risk should UBS be unable to fulfill its commitment under the Offer for a put right permitting Clean Diesel to sell to UBS at par value all ARS previously purchased from UBS at a future date (any time during a two-year period beginning June 30, 2010). There can be no assurance that the financial position of UBS will be such as to afford Clean Diesel the ability to acquire the par value of its ARS upon exercise of the ARS right.

In Clean Diesel’s assessment of fair values, Clean Diesel monitors developments and changes in the student loan ARS market. Key general considerations for 2009 include the following:

•	During 2009, indications of market liquidity have improved. ARS spreads have continued to contract over the course of the year. As a result, Clean Diesel has reduced the liquidity risk premium on its student loan ARS.

•	Spreads indicated by the Bloomberg/Bear Stearns Student Loan Index on AAA issues of 15 year or greater duration have decreased substantially from the all-time high of 436.37 basis points as of December 31, 2008 to 208.02 basis points as of December 31, 2009. This is further evidence these spreads are on a downward trend.

•	Probabilities of default are slightly lower on most securities given falling credit spreads in the market over the course of the year and remain in the range of 0%-5% on a cumulative basis for AAA securities.

•	Probabilities of passing auction/return of capital within a 2-3 year period have remained stable over the year.

•	LIBOR interest rate forwards rose during the year at a faster rate than treasury strip securities, which caused upward pressure on prices.

•	Monetary actions over the past year have reduced yields on short-term treasury securities and the Federal Funds rate remained unchanged, at a target range of 0% to 0.25%. Similarly, the discount rate remained unchanged at 0.5%. However, many market participants are now forecasting higher inflation over the longer term due to these actions.

•	Recovery rates remained unchanged for most securities over the course of the year.

•	General Credit Movements — The rating agencies continue their review of student loan ARS structures with focus on three major factors: (1) changes in levels of over-collateralization; (2) excess spread compression; and (3) the impact of prolonged auction failures. None of Clean Diesel’s ARS have been downgraded.

•	UBS has reported full or partial redemption notices for a number of transactions for which UBS served as lead broker-dealer that were redeemed for par amount.

Based upon the trends noted above, Clean Diesel’s key risk considerations by investment metric for 2009 include the following.

Structure:

Counterparty — Moderate as counterparty structure remained unchanged.

Complexity — Moderate as complexity of security remained unchanged.

Collateral:

Quality — Minimal/Moderate as none of Clean Diesel’s ARS experienced downgrades, thus no increases in quality risk.

Default — Minimal/Moderate; this risk assessment remains unchanged for Clean Diesel’s ARS which maintained the same credit rating.

Liquidity:

Trading Environment — Moderate due to easing liquidity pressures.

Asset Correlation — High as all of Clean Diesel’s ARS continued to fail auction, asset correlation risk remained high in 2009.

Liquidity and Capital Resources

Clean Diesel requires capital resources and liquidity to fund its global development and for working capital. Clean Diesel’s working capital requirements vary from period to period depending upon manufacturing volumes, the timing of deliveries and payment cycles of its customers. At June 30, 2010, Clean Diesel had cash and cash equivalents of $4.9 million to use for its operations. Clean Diesel’s working capital was $5.0 million at June 30, 2010 compared to $7.3 million at December 31, 2009 reflecting a decrease of $2.3 million primarily attributable to Clean Diesel’s operating losses during the period.

Net cash used for operating activities was $1.8 million in the six months ended June 30, 2010 and was used primarily to fund the net loss of $2.3 million, adjusted for non-cash items and changes in working capital items. Included in the non-cash items was stock-based compensation expense of $57,000 and depreciation and amortization of $94,000.

Accounts receivable, net increased $70,000 to $218,000 at June 30, 2010 from $148,000 at December 31, 2009 due primarily to increased sales activity. Inventories, net decreased $237,000, reflecting increased product sales in the retrofit-market. Other current assets and other assets decreased $188,000 at June 30, 2010 from the December 31, 2009 levels, principally reflecting collections of other receivables. Clean Diesel’s accounts payable, accrued expenses and other liabilities increased at June 30, 2010 compared to December 31, 2009 reflecting increases in accounts payable that were partially offset by decreases in accrued expenses and other liabilities. The decrease in accrued expenses is principally due to the payment and adjustment of severance liabilities.

Net cash provided by investing activities was $11.6 million in the six months ended June 30, 2010, principally reflecting the sale of Clean Diesel’s ARS investments. Clean Diesel also used cash for investments in Clean Diesel patents, including patent applications in foreign jurisdictions. Clean Diesel expects to continue to invest in its intellectual property portfolio.

Cash used in financing activities was approximately $4.5 million in the six months ended June 30, 2010 and was attributable to net repayment of borrowings under Clean Diesel’s demand loan facility with UBS.

Net cash used for operating activities was $5.7 million in the year ended December 31, 2009 and was used primarily to fund the net loss of $6.7 million, adjusted for non-cash items. Included in the 2009 non-cash items was stock-based compensation expense of $735,000, depreciation and amortization expense of $184,000, unrealized gain on fair value of investments of ($185,000) and recovery of doubtful accounts ($157,000).

Accounts receivable, net decreased to $0.1 million at December 31, 2009 from $0.6 million at December 31, 2008 due primarily to lower sales activity. As noted in the Results of Operations discussion above, Clean Diesel’s (recovery) provision for bad debts as a percentage of product sales for the year ended December 31, 2009 and 2008 was (15.1%) and 9.0%, respectively, and the $786,000 decrease in Clean Diesel’s bad debt expense in 2009 compared to 2008 was attributable to lower sales activity and collections of past due amounts. To the extent that Clean Diesel has past due customer balances, Clean Diesel requires prepayment on new orders and establishment of payment plans on past due balances. Clean Diesel is using available legal remedies as needed to improve Clean Diesel’s collection efforts, including enforcement of personal guarantees.

Inventories, net was slightly higher at December 31, 2009 compared to the December 31, 2008 levels primarily due to year-end purchases to fulfill the London Metroline order in the first quarter of 2010, partially offset by an increase in Clean Diesel’s inventory reserves to reflect the net realizable value of Clean Diesel’s inventories for items that have been slow moving. The increase in Clean Diesel’s other current assets was primarily due to tax refunds (VAT) due Clean Diesel as of December 31, 2009. Current liabilities, excluding short-term debt, decreased slightly at December 31, 2009 compared to December 31, 2008. The decreases in accounts payable and other liabilities were due to the slow business environment and more than offset the increase in accrued expenses. The increase in accrued expenses was primarily due to accrued severance provisions in 2009 totaling $958,000 of which $569,000 had been paid through December 31, 2009 (see Note 6 of Notes to the Consolidated Financial Statements). The $389,000 accrued severance balance at December 31, 2009 will be paid in monthly installments through September 2010 as outlined above in the Results of Operations.

Net cash used for investing activities was $0.2 million in the year ended December 31, 2009. Clean Diesel capitalized fixed assets and improvements associated with Clean Diesel’s U.S. headquarters to which Clean Diesel relocated in January 2009. Clean Diesel also used cash for investments in Clean Diesel’s patents, including patent applications in foreign jurisdictions. Clean Diesel expects to continue to invest in Clean Diesel’s intellectual property portfolio.

Cash provided by financing activities was $4.7 million for the year ended December 31, 2009 and was attributable primarily to proceeds from borrowing from Clean Diesel’s demand loan facility. Clean Diesel is using the proceeds from short-term debt for general working capital purposes. In May 2008, Clean Diesel arranged a $3 million demand loan facility using Clean Diesel’s investments in auction rate securities (“ARS”) as collateral and in July 2008, borrowed those funds as a matter of financial prudence to secure available cash (see Note 9 of Notes to Clean Diesel’s Consolidated Financial Statements). In January 2009, the lender (UBS) approved a $6.5 million credit facility. In September 2009, Clean Diesel arranged a further increase to the credit facility to $7.7 million and drew down the additional available cash totaling $1.3 million. Clean Diesel’s ARS serve as collateral for the debt which is due upon demand.

In October 2008, the Company received an offer (the “Offer”) from UBS for a put right permitting Clean Diesel to sell to UBS at par value all ARS previously purchased from UBS at a future date (any time during a two-year period beginning June 30, 2010). The Offer also included a commitment to loan Clean Diesel 75% of the UBS-determined value of the ARS at any time until the put is exercised. The Offer was non-transferable and expired on November 14, 2008. On November 6, 2008, the Company accepted the Offer. The Company’s right under the Offer is in substance a put option (with the strike price equal to the par value of the ARS) which it recorded as an asset, measured at its fair value. The Company uses an independent third party valuation firm to assist it with its determination of fair values of the ARS and ARSR.

Classification of investments as current or non-current is dependent upon management’s intended holding period, the security’s maturity date and liquidity considerations based on market conditions. At December 31, 2009, Clean Diesel classified all investments as current based on management’s intention and ability to liquidate the investments within the next twelve months through exercise of its put right with UBS. On June 30, 2010, Clean Diesel exercised its put option under the Offer and sold to UBS all of Clean Diesel’s remaining ARS investments for approximately $5.2 million, representing par value. Of this amount approximately $3.2 million was used in July 2010, to pay down its outstanding borrowings to UBS.

Clean Diesel’s management believes its current cash and cash equivalents at June 30, 2010, will be sufficient to fund Clean Diesel’s operations for at least the next twelve months.

Clean Diesel has evaluated its cash burn and determined that Clean Diesel has sufficient resources to fund operations for the next twelve months. Clean Diesel continues to pay its obligations in the ordinary course as obligations become due. Clean Diesel continues the efforts begun in 2009 to contain Clean Diesel’s costs and eliminate those costs that are redundant or considered unnecessary with strict controls over all discretionary spending and travel costs. Clean Diesel has significantly reduced its ongoing cash requirements by curtailment of expenses and a 44% reduction in Clean Diesel’s work force, effective August 7, 2009. Clean Diesel has also restructured Clean Diesel so that each employee will manage resources based upon data-driven revenue expectations, and Clean Diesel has established processes to ensure organizational and individual discipline and accountability.

Clean Diesel has incurred losses since inception aggregating $68.1 million, which amount includes $4.8 million of non-cash preferred stock dividends. Clean Diesel expects to incur losses through 2010. Although Clean Diesel has generated revenue from sales of Clean Diesel’s Platinum Plus fuel-borne catalyst, Purifier Systems, ARIS advanced reagent injector and dosing systems for selective catalytic reduction, catalyzed wire mesh filters and from technology licensing fees and royalties, revenue to date has been insufficient to cover Clean Diesel’s operating expenses, and Clean Diesel continues to be dependent upon sources other than operations to finance Clean Diesel’s working capital requirements. Historically, Clean Diesel has been primarily dependent upon funding from new and existing stockholders. The Company can provide no assurance that it will be successful in any future financing effort to obtain the necessary working capital to support operations or if such financing is available, that it will be on acceptable terms.

In the event that Clean Diesel’s business does not generate sufficient cash and external financing is not available or timely, Clean Diesel would be required to substantially reduce Clean Diesel’s level of operations and capital expenditures in order to conserve cash and possibly seek joint ventures or other transactions, including the sale of assets. These reductions could have an adverse effect on Clean Diesel’s relationships with Clean Diesel’s customers and suppliers. Clean Diesel’s long-term continuation is dependent upon the achievement of profitable operations and the ability to generate sufficient cash from operations, equity financings and other funding sources to meet Clean Diesel’s obligations.

No dividends have been paid on Clean Diesel’s common stock and Clean Diesel does not anticipate paying cash dividends in the foreseeable future.

Capital Expenditures

As of June 30, 2010, Clean Diesel has no commitments for capital expenditures and no material commitments are anticipated in the near future.

Contractual Obligations

The following is a summary of Clean Diesel’s contractual obligations as of December 31, 2009:

(In thousands)	Total	1 Year	2 to 3 Years	4 to 5 Years	Over 5 Years

Operating Leases	$1,030	$180	$382	$316	$152
Short Term Debt	$7,693	$7,693	—	—	—

The operating leases include Clean Diesel’s facilities in the U.S. and U.K. and consist of leases with the following remaining terms: 72 months under an 84-month lease for its U.S. headquarters and 39 months under a 64-month lease for its U.K. office.

In the first half of 2010, Clean Diesel exercised its early termination right to cancel the U.K. operating lease effective November 16, 2010, representing a decrease in obligation of approximately $116,000 included in the 2 to 3 Years amount above.

Off-Balance Sheet Arrangements

As part of Clean Diesel’s on-going business, Clean Diesel does not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2010, there were no off-balance sheet transactions.

INFORMATION ABOUT CSI

CSI BUSINESS

Overview

CSI is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel, and light duty vehicle markets. Utilizing its proprietary patented Mixed Phase Catalyst (MPC®) technology, CSI’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency.

CSI, a California corporation formed in 1996, has over 25 years of experience in the heavy duty diesel systems market through its Heavy Duty Diesel Systems division and has proven technical and manufacturing competence in the light duty vehicle catalyst market which meets auto makers’ most stringent requirements. CSI’s Catalyst division has supplied over 9 million catalyst parts to light duty vehicle customers since 1996. CSI’s business is organized into two divisions: its Heavy Duty Diesel Systems division and its Catalyst division.

•	Heavy Duty Diesel Systems Division. CSI’s Heavy Duty Diesel Systems division is a leading environmental business specializing in the design and manufacture of verified exhaust emissions control solutions. Globally, CSI’s Heavy Duty Diesel Systems division offers a full range of products for the original equipment manufacturer (OEM), occupational health driven and verified retrofit markets through its Engine Control Systems (ECS) subsidiary. These ECS-branded products are used to reduce exhaust emissions created by on-road, off-road and stationary diesel and alternative fuel engines including propane and natural gas.

•	Catalyst Division. CSI’s Catalyst division houses its proprietary MPC® technology. This technology enables CSI to produce catalyst formulations for gasoline, diesel and natural gas induced emissions that offer superior performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. Using its proprietary MPC® technology, CSI has developed a family of unique high-performance catalysts — with base-metals or low platinum group metal and zero-platinum group metal content — to provide increased catalytic performance and value for technology-driven automotive industry customers.

CSI’s common stock has been listed on the AIM of the London Stock Exchange (AIM: CTS and CTSU) since November 22, 2006 and it currently has operations in the United States, Canada, France, Japan and Sweden as well as an Asian joint venture. CSI reported revenues of $50.5 million for the year ended December 31, 2009 and revenues of $25.4 million for the six months ended June 30, 2010.

Market Overview

Governments around the world have adopted tighter emission standards related to nitrogen oxide and particulate matter from diesel-powered vehicles and various regulatory programs have been put in place to address the millions of diesel engines already in use.

According to the U.S. Environmental Protection Agency (EPA), reducing emissions from diesel engines is one of the most important air quality challenges facing the country today. The EPA established the National Clean Diesel Campaign to promote diesel emission reduction strategies. The National Clean Diesel Campaign includes regulatory programs to address new diesel engines as well as innovative programs to address the millions of diesel engines already in use. Diesel engines power the movement of goods across the nation, help construct buildings, help build roads, and carry millions of children to school each day. While diesel engines provide mobility and are critical to the nation’s economy, exhaust from diesel engines contains pollutants that negatively impact human health and the environment. Diesel engines emit large amounts of nitrogen oxide, particulate matter and air toxics, which contribute to serious public health problems. The EPA estimates that more than 20 million diesel engines in operation today do not meet the new clean diesel standards, yet the engines can continue to operate for 20 to 30 years.

Current techniques for diesel engines to meet emissions standards require the use of several methods, including diesel oxidation catalysts, catalyzed diesel particulate filters, and selective catalytic reduction systems.

Similar standards have been adopted worldwide to regulate the emissions of nitrogen oxide, particulate matter, carbon monoxide and carbon dioxide from motor vehicles. In the United States, emissions standards are managed by the EPA. The state of California has special dispensation to promulgate more stringent vehicle emissions standards, and other states may choose to follow either the national or California standards.

According to a 2005 EPA study, the largest emission of nitrogen oxide came from on-road motor vehicles, with the second largest contributor being non-road equipment which is mostly gasoline and diesel engines. The study also lists on-road vehicles as the second largest source of volatile organic compounds at 26%, with and 19% from non-road equipment. According to the same study, on-road vehicles were responsible for 60% of carbon monoxide emissions and motor vehicle use is increasing. Nationwide, three-quarters of carbon monoxide emissions come from on-road motor vehicles (cars and trucks) and non-road engines (such as boats and construction equipment). Control measures have reduced pollutant emissions per vehicle over the past 20 years, but the number of cars and trucks on the road and the miles they are driven have doubled in the past 20 years. Vehicles are now driven two trillion miles each year in the United States. With more and more cars traveling more and more miles, growth in vehicle travel may eventually offset progress in vehicle emissions controls.

Emission control catalysts eliminate dangerous engine pollutants from a range of fuels, including gasoline, diesel, natural gas and alternative fuels.

CSI’s target markets include:

•	Diesel. United States and European legislation requires significant reduction in particulate matter and nitrogen oxide emissions from off-road diesel vehicles to be phased in through 2015, including reductions in particulate matter, which began in 2009. Catalysts using traditional technology will require high loadings of platinum group metals to comply with these standards, and diesel engine manufacturers are very concerned about the high price of these units. Additionally, OEMs complying with existing on-road legislation will be looking for more cost-effective suppliers for existing technology applications as well as potential expansion into urea-based selective catalytic reduction technologies. This growing market is highly driven by increasingly stringent worldwide regulatory standards and is frequently funded by both public and private sources for early, voluntary compliance.

•	Automotive. Since 2005, 100% of new cars sold in the United States and over 90% of all new cars sold worldwide have been equipped with a catalytic converter as the principal means of meeting emissions standards (Manufacturers of Emissions Controls Association, Clean Air Facts, The Catalytic Converter: Technology for Clean Air). The regulations controlling auto emissions in countries throughout the world have become increasingly restrictive and will continue to tighten in the future.

CSI’s catalysts and heavy duty diesel systems, which utilize its proprietary MPC® technology provide customers with high value-added, cost-effective and efficient emission control systems. CSI is a vertically-integrated provider of emission control systems whose customers benefit from purchasing systems where the embedded catalyst technology is optimized for system performance.

Competitive Advantages

CSI’s proprietary patented MPC® technology was developed in response to the need for a more cost-effective solution for automotive catalytic converters as emission standards around the world continue to tighten. Traditional automotive catalytic coating technologies currently utilize high loadings of platinum group metals — platinum, palladium and rhodium — to satisfy performance requirements mandated by governmental regulations, resulting in high costs to the automotive OEMs. Platinum group metals have become increasingly expensive over the past 15 years due to growing demand and limited supply. In 2009, the average troy ounce costs of platinum group metals were $263 for palladium, $1,203 for platinum and $1,442 for rhodium compared to the base metals used in certain of CSI’s catalysts that cost less than $1 per troy ounce. CSI’s technology offers performance equal to or exceeding that of competing catalytic coatings with a significant reduction in platinum group metal loadings. In addition, increasingly stringent emission standards for diesel engines and gas turbines continue to drive demand for superior catalytic solutions in the diesel and energy markets.

CSI believes that its technology and products represent a fundamentally different emissions control solution, which delivers the following key benefits:

•	Broad Portfolio of Verified heavy duty diesel systems. CSI offers one of the industry’s most comprehensive portfolio of system products that have been evaluated and verified (approved) by the EPA and the California Air Resources Board (CARB) for use in engine retrofit programs, as well as in several European countries. CSI has a thorough understanding of the verification process and the demonstrated ability to get products broadly verified specifically for the retrofit market.

•	Superior Catalyst Performance. CSI’s proprietary MPC® technology enables it to produce catalytic coatings capable of significantly better catalytic performance than previously available. CSI has achieved this demonstrated performance advantage by creating a catalyst using unique nanostructures with superior stability under prolonged exposure to high temperatures. This nanostructure technology enables the oxide catalysts in its compounds to resist sintering, or fusing, thereby maintaining a high catalytic surface area. As a result, in heavy duty diesel and automotive applications, CSI’s catalyst formulations are able to maintain high levels of performance over time using substantially lower platinum group metals than products previously available.

•	Significant Cost Advantage. In the automotive market in particular, where platinum group metal costs represent a large portion of manufacturers’ costs, a significant benefit of CSI’s catalyst technology is that it offers performance equal to or exceeding that of competing catalytic coatings with a 30% — 80% reduction in platinum group metal loadings.

•	Wide Range of Catalyst Applications. CSI’s proprietary technology is a design approach, as opposed to a single chemical formulation. CSI has developed its technology since inception as a platform that can be tailored for a range of different industrial applications. Specifically, CSI’s formulations can be tailored in two distinct ways. First, the oxide compounds used in its formulations can be adapted for specific applications by adding to them, or doping them with, a wide range of chemical elements, a process known as tuning. By contrast, the catalyst offerings of its competitors can be tuned only by adjusting the platinum group metal content. Second, CSI is able to vary the mixtures of its compounds to create customized solutions for specific applications. These two independent design mechanisms allow for customization and optimization for different vehicle platforms within the auto industry, complex heavy duty diesel equipment for the OEM, aftermarket and retrofit markets, and for completely different applications in the energy sector, such as selective catalyst reduction nitrogen oxide control for industrial and utility boilers, process heaters, gas turbines and generator sets. CSI offers a full range of EPA and CARB verified heavy duty diesel emission control products.

•	Proven Durability. CSI’s products and systems have undergone substantial laboratory and field testing by its existing and prospective customers and have demonstrated their durability and reliability in a wide range of applications in actual use for many years. In addition, CSI’s products and systems have achieved numerous certifications and match or exceed industry standards.

•	Compatibility with Existing Manufacturing Infrastructure and Operating Specifications. Catalytic converters using CSI’s catalysts are compatible with existing automotive manufacturing processes as well as specific vehicle operating specifications. There is no need for CSI’s customers to change their manufacturing operations, processes, or how their products operate, in order to utilize its proprietary technology. CSI’s heavy duty diesel emission control products and solutions are engineered to each customer’s specific application and designed to deliver custom and industry-leading solutions that meet or exceed environmental mandates.

Strategy

CSI’s strategy is to grow a diversified, vertically integrated emissions control business. CSI is focused on certain segments that will benefit most from its unique catalyst technology and strengths in the heavy duty diesel emission systems space. Over the last several years, CSI’s Catalyst division has made several advances in low platinum group metal and zero- platinum group metal technology, as well as in the ability to tailor catalyst performance to particular environments. In addition, the catalyst technology has been proven to provide benefit outside the traditional light duty vehicle and gasoline markets such as the heavy duty diesel markets. CSI’s Heavy Duty Diesel Systems division has a proven track record spanning several decades and has one of the broadest ranges of EPA and CARB verified emission systems and products. Vertical integration enables CSI to offer systems products incorporating customized catalysts. This ability is unique in the emission control industry.

Vertical Integration

CSI believes that its strategy of vertical integration provides several advantages in each of its divisions. These advantages include reduced manufacturing and delivery times, lower costs, direct sourcing of raw materials and quality control. CSI also believes that it offers significant added value to its customers by providing a full range of vertically-integrated services including catalyst design and customization, subsystem concept design and application engineering, product prototyping and development, and efficient pre-production, short-run and high volume manufacturing. CSI believes that its vertical integration differentiates it from many of its competitors and provides value to its customers who can rely on CSI to be an integrated supplier. CSI intends to continue to leverage its vertically integrated services to create greater value for its customers in the design and manufacture of CSI products.

Capitalize on growing market for heavy duty diesel systems

CSI’s Heavy Duty Diesel Systems division operates in a market that is expected to grow substantially over the next decade as new emission targets for nitrogen oxide reduction are legislated in North America and Europe, and similar legislation is enacted in major countries such as China and India. In addition, CSI expects to benefit from the trend toward additional government spending to reduce emissions as evidenced by the American Recovery and Reinvestment Act of 2009 (commonly referred to as the “Stimulus Bill”). With a broad array of existing products, new products in the pipeline and with the benefit of CSI’s catalyst technology, CSI expects to benefit from this market growth.

Focused growth of catalyst business

CSI’s Catalyst division is focused on gaining more business from existing light duty vehicle customers and selectively acquiring new customers who value the benefits of CSI’s technology. In addition, this division will increase its presence in the growing off-road and on-road heavy duty diesel catalyst markets through organic growth and key partnerships. The development and production of catalysts to supply the Heavy Duty Diesel Systems division is a top priority.

Partnerships and Acquisitions

CSI’s Heavy Duty Diesel Systems division has been strengthened through the expansion of its North American distribution channel and through partnerships with major companies operating in the on-road heavy duty diesel markets. CSI may selectively enter new partnerships to acquire new technologies or distribution capabilities. In addition, given the fragmented nature of this industry, CSI expects to target complementary businesses for acquisition.

CSI’s Catalyst division participates in a joint venture in Asia (described below under “Asian Joint Venture”). This division will continue to seek partnerships that may encompass technology sharing,

manufacturing or distribution, in order to expand presence in the heavy duty diesel on-road and off-road markets. Opportunities to monetize CSI’s intellectual property estate outside these areas may be pursued through sale and licensing or through partnerships to maximize the return on its investment.

MPC® Technology

CSI’s break through proprietary catalyst technology is the core of its business. CSI has developed and patented intellectual property rights to a novel technology for creating and manufacturing catalysts known as mixed phase catalyst (MPC®). CSI’s technology involves the self-assembly of a ceramic oxide matrix with catalytic metals precisely positioned within three-dimensional structures.

The MPC® design gives its catalyst products two critical attributes that differentiate them from competing offerings:

•	Superior stability that allows heat, resistance and high performance with very low levels of precious metals; and

•	Base metal activation allows base metals to be used instead of costly platinum group metals without compromising catalytic performance.

CSI protects this proprietary technology, along with its other intellectual property, through the use of patents, trade secrets and registered and common law trademarks. See “— Intellectual Property” below.

Products

Heavy Duty Diesel Systems Division

CSI’s Heavy Duty Diesel Systems division offers a full range of products globally for OEM, occupational health driven and verified retrofit markets for the reduction of exhaust emissions of on-road, off-road and stationary diesel and alternative fuel engines including propane and natural gas. These division products include closed crankcase ventilation systems, diesel oxidation catalysts, diesel particulate filters, alternative fuel products and exhaust accessories.

Closed Crankcase Ventilation Systems

Contaminated crankcase emissions are a serious problem for diesel engine owners and the environment. These emissions are a result of gas escaping past the piston rings due to high cylinder pressure into the crankcase. In the crankcase, these gases are contaminated with oil, mist, water, etc. These contaminated emissions escape through the engine breather into the engine compartment and the engine intake system or into the environment in general. Closed crankcase ventilation systems assist in elevating the level of exhaust emission reduction by eliminating crankcase emissions.

In combination with select emission control solutions, CSI’s ECS-branded verified closed crankcase ventilation system elevates the level of exhaust emission reduction by eliminating crankcase emissions. Unlike exhaust emissions, crankcase gases normally escape into the environment through the crankcase vent tube. CSI’s closed crankcase ventilation system is a truly closed crankcase ventilation system that effectively eliminates 100% of crankcase emissions at all times. The system is designed to improve passenger compartment air quality, which is especially important in all types of buses (school, shuttle, urban, etc.), as well as refuse and municipal fleets, while improving air quality for personnel working in the vicinity of an operating piece of equipment. In addition, the system increases efficiency by reducing fouling in the engine compartment of charge air coolers, radiators, etc. Closed crankcase ventilation systems have been proven by the EPA to reduce pollutants released from closed crankcases when combined with a diesel oxidation catalyst, by up to 40%. When paired with a diesel oxidation catalyst, CSI’s closed crankcase ventilation systems can lead to a cleaner engine environment, improve vehicle and equipment reliability with less need for maintenance, keep the engine compartment as well as components cleaner, and, reduce the use of oil and lower vehicle operating costs. CSI’s ECS-branded line of closed crankcase ventilation systems are EPA verified, helping customers not only lower emissions, but lower operating costs as well.

Diesel Oxidation Catalysts

A diesel oxidation catalyst is a device that utilizes a chemical process in order to break down pollutants from diesel engines in the exhaust stream, turning them into less harmful components. They are normally a honeycomb shaped configuration coated in a catalyst designed to trigger a chemical reaction to reduce particulate matter. A diesel oxidation catalyst is an excellent example of a device that can be utilized to upgrade a diesel engine or “retrofit” it in order to pollute less. Diesel oxidation catalysts typically reduce emissions of particulate matter by 20% to 40% or more.

CSI has two verified diesel oxidation catalysts: the AZ Purifier and Purimuffler®. When combined with its ECS-branded closed crankcase ventilation system, these diesel oxidation catalysts increase EPA verified particulate matter reduction to 40% for most 1991 to 2004 medium and heavy duty on-road engine applications. CSI also offers ECS-branded DZ and EZ Purifier diesel oxidation catalysts supported on a metallic substrate, which affords exceptionally low exhaust restriction and resistance to vibration. CSI’s DZ series of diesel oxidation catalysts were the first in the industry to feature quick release band clamps. This allows the center body to be readily removed for periodic engine-out opacity measurements or for purifier cleaning. The DZ Purifier is also available with modular add-on DMS and DMXS silencers. The EZ Purifier offers the same metallic substrate based catalyst as the DZ Purifier but in an all-welded purifier to afford the most compact size and lower cost.

Diesel Particulate Filters

A diesel particulate filter is a device designed to remove diesel particulate matter, or soot, from the exhaust of diesel engines. Diesel particulate filters typically remove more than 85% to 90% of the soot found in diesel emissions. Diesel-powered vehicles that are equipped with a diesel particulate filter emit no visible black carbon emissions from the exhaust pipe and are far less harmful to the environment and the general health of people in the vicinity. Diesel particulate filter systems can employ catalyst systems to passively oxidize accumulated soot as well as active regeneration strategies where external energy sources are employed to initiate thermal oxidation. CSI markets both passively and actively regenerating diesel particulate filters under the Purifilter®, Combifilter®, Purifilter® Plus and Cattrap® brand names.

•	Purifilter® was the first passively regenerating diesel particulate filter to attain an industry-leading 90% particulate matter emissions reduction credit value. CSI believes its Purifilter® is more efficient than competing products as it is manufactured with silicon carbide substrates, which offer superior filtration and durability compared to other diesel particulate filter materials. The Purifilter® employs a base and precious metal catalyst impregnated onto the silicon carbide diesel particulate filter surface to passively oxidize accumulated particulate while complying with stringent CARB limits on nitrogen dioxide emissions.

•	Combifilter® is an actively regenerated diesel particulate filter system that typically removes over 90% of particulate matter while reducing nitrogen dioxide emissions. The system is comprised of electric heating elements integrated with a diesel particulate filter and silencer assembly. Periodically the system is plugged into an off-board regeneration control panel or station to energize the electric elements when the engine is not in service. Unlike passively regenerating diesel particulate filters that rely on minimum exhaust temperature conditions to initiate the catalytic oxidation of accumulated soot, Combifilter® equipped engines are simply plugged in when not in service to heat the filter to a temperature where oxygen can directly oxidize the soot.

•	Purifilter® Plus combines the benefits of Combifilter’s® active regeneration with Purifilter’s® passive operation to provide the combined benefits of both products. Purifilter® Plus employs a passive Purifilter® diesel particulate filter to allow extended periods of passive operation with periodic active regeneration (i.e., weekly, biweekly, every preventative maintenance, etc.). This combination increases Purifilter® tolerance of colder duty cycle variations and provides a proactive fleet management tool that improves vehicle uptime and insures low backpressure and fuel economy. Periodic active regeneration via connection to a common off-board regeneration station allows on-board filter service that virtually eliminates the need to remove a diesel particulate filter except for de-ashing at 1500 engine hour intervals. CSI believes that Purifilter® Plus is the perfect solution for high utilization fleets (i.e., cargo handling at ports) or rental construction fleets who need a quick way to insure the condition of diesel particulate filters installed on rental equipment to a wide variety of customers with different equipment uses.

•	Cattrap® is a passively regenerating diesel particulate filter designed specifically for mining and other heavy industrial applications. Cattrap® employs an advanced base metal soot ignition catalyst system which eliminates diesel particulate emissions in excess of 85%, while actually reducing toxic nitrogen dioxide emissions. Because it is listed on the United States Mine Safety Health Administration (MSHA) Table 2 List of Diesel Particulate Matter Control Technologies, CSI’s ECS-branded Cattrap® can be employed in mining environments where most other diesel particulate filters cannot.

Alternative Fuel Products

CSI designs and supplies products to address the emissions issues of liquefied petroleum gas and compressed natural gas fueled engines used in industrial applications such as forklifts, aerial platforms, etc.

CSI’s TermiNOx® system converts any open-loop liquefied petroleum gas or compressed natural gas fueled off-road engine into a state of the art, digitally programmable, closed-loop, 3-way controlled engine that simultaneously reduces carbon monoxide, hydrocarbon and nitrogen oxide emissions by a CARB-verified 85 to 90%. In addition, the fuel efficiency of the vehicle typically improves by as much as 20%. TermiNOx® upgrades uncontrolled spark ignited engines used in industrial applications with state-of-the-art, electronic closed-loop fuel control and 3-way catalytic emissions control to reduce: smog-causing emissions by over 90%, toxic carbon monoxide emissions by over 85%, and fuel consumption by 10 to 20%.

CSI also offers a 2-Way Purimuffler® product for liquefied petroleum gas, and gasoline industrial engines. CSI’s 2-Way Purimuffler® product features a built-in tube, referred to as a venturi, which introduces additional air into the catalytic muffler to insure high conversion of deadly carbon monoxide and reduction of hydrocarbon odors over the catalyst while preventing excessive exhaust temperatures.

Exhaust Accessories and Miscellaneous Products

CSI manufactures a wide array of ECS-branded exhaust accessories including connectors, elbows, mounting brackets, clamps, exhaust stacks and guards, and intake air components. These exhaust accessories are used as aftermarket replacement components or in the installation of ECS-branded OEM and verified retrofit products.

The CombiClean® system utilizes economical, safe and environmentally friendly technology developed to clean diesel filters, whether it is a passive filter, or active, cordierite or silicon carbide filter. The cleaning process uses a gradual temperature increase with a constant air supply during the regeneration process in order to prevent damage to catalytic coatings and substrate materials. These systems are typically contained within stand alone units with protective enclosures to prevent injury due to accidental contact with hot surfaces and to prevent employee exposure to suspended air particles.

The Back Pressure Monitor and Logger provides onboard monitoring of retrofitted emissions control systems, providing the operator notification of required maintenance. The Back Pressure Monitor and Logger also logs information for diagnostic purposes to facilitate engine and emission control system maintenance and reduce downtime.

In addition, CSI has a pipeline of new heavy duty diesel systems products under development. CSI is working on the next generation of current product offerings and in growing the portfolio of systems products that incorporate its proprietary MPC® catalyst technology.

Catalyst Division

CSI’s Catalyst division produces catalyst formulations for gasoline, diesel and natural gas induced emissions that offer superior performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. The Catalyst division products include catalysts for gasoline (light duty vehicle) engines, diesel engines and for energy applications.

Catalysts for Gasoline (Light Duty Vehicle) Engines

CSI’s technology for light duty vehicles significantly improves catalytic performance, is highly durable and cost-effective. CSI has developed unique nanostructures that are extremely thermally stable and resistant to sintering. Catalytic converters using CSI’s technology have superior catalytic performance, can cost substantially less as a result of significantly reduced platinum group metal or zero- platinum group metal loadings, have comparable or better durability and are physically and operationally compatible with all existing manufacturing processes and operating requirements. CSI’s solution is based on industry-leading, patent-protected technology and a scalable manufacturing business model.

Catalysts for Diesel Engines

Diesel engines are more durable and are more fuel efficient than gasoline engines, but can pollute significantly more. Current techniques for diesel engines to meet emissions standards require the use of several methods, including diesel oxidation catalysts, catalyzed diesel particulate filters and selective catalytic reduction systems. CSI has been producing diesel oxidation catalysts since 2000. In addition, CSI is working with leading heavy duty diesel engine and substrate manufacturers to develop diesel oxidation catalysts, catalyzed diesel particulate filters and selective catalytic reduction systems utilizing its catalyst technology to meet United States and European light and heavy duty regulations with minimal or no platinum group metals. CSI offers a full range of catalyst products for the control of carbon monoxide, hydrocarbons, particulate matter and nitrogen oxide in light and heavy duty applications.

Catalysts for Energy Applications

CSI develops and manufactures catalysts for use in selective catalytic reduction and carbon monoxide reduction systems, which are used to reduce nitrogen oxide and carbon monoxide emissions from major utility plants, industrial process plants, OEMs, refineries, food processors, product manufacturers and universities. CSI’s customized catalysts provide design flexibility and its proprietary MPC® coating technology allows for optimal temperature operation of the plant and an overall superior system design when compared to existing technologies. CSI has achieved this demonstrated performance advantage by creating a catalyst using unique nanostructures with superior stability under prolonged exposure to high temperatures.

In addition to the portfolio of products already developed from its proprietary MPC® technology platform CSI has a pipeline of new products under development. CSI is working on the next generation of its current product offerings and in growing the portfolio of zero-platinum group metal products and verified technologies.

Research and Development

CSI’s research and development in catalyst technology has resulted in a broad array of products for the light duty vehicle and heavy duty diesel markets. CSI’s greatest strength in the catalyst business lies in the technical sophistication and cost-to-performance ratio of its products. Product development in its Heavy Duty Diesel Systems division has resulted in a broad family of verified products and systems, with additional products in the pipeline. CSI credits its accomplishments to strong engineering capabilities, an experienced team, streamlined product development processes and solid experience in the verification and approval process. CSI seeks to acquire competitive advantage through the use of customized catalysts for its emission control systems. CSI spent approximately $7.3 million and $8.9 million on research and development activities in the years ended December 31, 2009 and 2008, respectively.

Manufacturing Operations

CSI’s Heavy Duty Diesel Systems division engineers its emissions control products to customer-specific applications. CSI believes that this approach reduces installation or assembly time and optimizes operating uptime. CSI’s Heavy Duty Diesel Systems division works as the customer’s partner to deliver custom, industry leading solutions that address each customer’s particular environmental mandates. CSI’s heavy duty diesel systems are designed and manufactured in facilities located in Reno, Nevada, Thornhill, Ontario, and Malmö, Sweden.

CSI’s Catalyst division developed an innovative and sophisticated manufacturing process for coating substrates using its MPC® catalytic coatings. CSI’s manufacturing process consists of mixing specially formulated catalytic coatings, applying the coatings to ceramic substrates, then firing the coated substrates in a furnace. The process of mixing and applying the various types of coatings onto high cell density substrates is complex and requires sophisticated manufacturing technology. CSI has been manufacturing automotive catalysts since 1999. CSI’s first generation manufacturing line, currently producing coated substrates for several vehicles, has satisfied all requirements for process control, accountability and quality required by its automotive customers. CSI’s second generation line has process control up to three times better than its first generation line and operates at significantly higher throughput. CSI’s manufacturing lines are designed to provide a high level of quality control at every step of the unique manufacturing process. CSI manufactures its catalysts in its leased manufacturing facility in Oxnard, California.

CSI maintains ISO 9001:2000, ISO/TS 16949:2002 and ISO 14001:2004 certifications.

CSI’s raw material requirements vary by division. The Catalyst division purchases ceramic substrates which are coated with specialty formulated catalysts comprised of platinum group metals and various chemicals. Platinum group metals are either provided on a consignment basis by the customers of the division or are purchased by CSI on behalf of the customer. In all cases, the risk of price fluctuations in these metals is borne by the customer. The Heavy Duty Diesel Systems division purchases filters, filters coated with catalysts and other materials to manufacture its emission systems, which are purchased from third party suppliers as well as internally from CSI’s Catalyst division.

Sales and Marketing

CSI sells its catalysts and heavy duty diesel systems directly worldwide, although CSI’s Asian joint venture partnership is responsible for manufacturing, sales and marketing of its catalysts in the Asian market including China, Japan and South Korea among other countries.

CSI sells its heavy duty diesel system products to customers throughout the world using North American and European and dealers and distributors. The dealers and distributors receive a commission from CSI, which varies depending on the product sold. Customers purchase these heavy duty diesel system products to reduce emissions for either retrofit or OEM applications. Retrofit applications generally involve funded projects that use “approved systems” that are one-off in nature. Typical retrofit end-user customers include school districts, municipalities and other fleet operators. OEM customers include manufacturers of heavy duty diesel equipment such as mining equipment, vehicles, generator sets and construction equipment. The market for CSI’s heavy duty diesel systems products is heavily influenced by government funding of emissions control projects. In addition, adoption and implementation of diesel emission control regulations drives demand for its products.

The catalyst industry is mainly comprised of a few suppliers serving large, sophisticated customers such as automobile manufacturers. Purchase cycles for catalysts tend to be long, resulting in generally predictable and stable revenue streams. Catalysts are technology intensive products that have a profound effect on the performance of the large, expensive systems in which they are embedded. Extensive interaction is required between catalyst manufacturers and their customers in the course of developing an effective, reliable catalyst for a particular application. For this reason it would appear that even the largest customers prefer to work with only two or three preferred catalyst suppliers on a specific application. The collaboration required for catalyst development and the technical hurdles involved in making effective and reliable catalysts create barriers to entry and provide an opportunity for catalyst manufacturers to earn attractive margins. CSI is an approved supplier of catalysts for major automotive manufacturers, including Honda and Renault. In addition, the Catalyst division targets large heavy duty diesel engine manufacturers as potential buyers of its catalyst products. CSI’s Heavy Duty Diesel Systems division is also a customer of CSI catalyst products.

Asian Joint Venture

In February 2008, CSI entered into an agreement with Tanaka Kikinzoku Kogyo Kabushiki Kaisha (TKK) to form a new joint venture company, TC Catalyst Incorporated (TCC) to manufacture and distribute catalysts in the Asia-Pacific territories including China, Japan, South Korea and other Asian countries.

Under the terms of the agreement, CSI and TKK each originally owned 50% of TCC. TKK provided TCC with $1.0 million in equity and capital and $5.0 million in debt financing, while CSI provided $1.0 million of equity and licensed specific patents, and technology as well as intellectual property for use in the defined territory royalty free to the venture. In exchange for the licensed technology, TCC issued CSI a promissory note for JPY 500 million (approximately U.S. $4.7 million) that accrued interest at 2.8%, due in March 2018.

In December of 2008, CSI entered into an agreement with TKK to alter the Joint Venture Agreement. CSI sold 40% of its ownership interest in TCC to TKK for $441,000, reducing its ownership share of TCC from 50% to 30%. CSI agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property to TKK for use in the defined territory for a total selling price of $7.5 million. TKK agreed to provide that intellectual property to TCC on a royalty free basis. $5.0 million of the sale was completed and recognized as a gain in 2008, with the balance of $2.5 million being recognized in 2009. The promissory note from TCC was reduced from JPY 500 million to JPY 250 million. As a result of this sale, a gain of $5.0 million was recorded in fiscal 2008 and $2.5 million in fiscal 2009.

In December of 2009, CSI entered into another agreement with TKK to further alter the Joint Venture Agreement. CSI sold 83% of its remaining ownership of TCC to TKK for $108,000, reducing its ownership share from 30% to 5%. CSI agreed to sell and transfer specific three-way catalyst technology and intellectual property for use in the defined territory for a total selling price of $3.9 million. TKK agreed to provide that intellectual property to TCC on a royalty-free basis. $3.9 million of the sale was completed and the full amount was recognized as a gain in January 2010. The promissory note with a remaining balance of JPY 250 million was retired.

Competition

CSI’s Heavy Duty Diesel Systems division competes directly against other companies that market verified products. Competitors with EPA verified products include: Donaldson Company, Inc., Cummins Emissions Solutions, Johnson Matthey plc, Caterpillar Inc. and BASF. Competitors with CARB verified products include: Johnson Matthey plc, Donaldson Company, Inc., Cleaire Advanced Emission Controls, LLC, Huss LLC, DCL International Inc., and Environmental Solutions Worldwide, Inc.

The catalyst industry is concentrated with a few major competitors as a result of continuing consolidation through acquisitions. The major competitors are diversified enterprises with catalysts representing one of several lines of business. CSI competes directly against BASF Gmbh and Johnson Matthey plc in all of its catalyst markets. Other Catalyst division competitors include, Umicore Limited Liability Company and Haldor-Topsoe.

Intellectual Property

CSI’s intellectual property includes patent rights, trade secrets and registered and common law trademarks. In the past, CSI primarily protected its intellectual property, particularly in the area of three way catalysts (and especially in the automotive area) by maintaining its innovative technology as trade secrets. CSI believes that the protection provided by trade secrets for its intellectual property was the most suitable protection available for the automotive industry where its business initially started and in which it currently sells its commercial products. CSI’s automotive competitors also largely rely on trade secret protection for their innovative technology.

Since CSI began pursuing additional catalyst markets, it has sought patent protection in relation to any new industries and new countries in which it expects to do business. CSI currently has 15 issued patents and 45 pending applications covering the following main technologies: fundamental catalyst formulations based on perovskite mixed metal oxides applicable to all catalyst markets, Mixed Phase Catalyst (MPC®) technology, platinum group metal-free catalysed diesel particulate filter, selective catalytic reduction, diesel oxidation catalyst, zero-platinum group metal three-way catalyst formulations, and exhaust systems for diesel engines incorporating particulate filters.

CSI now relies on a combination of trade secrets, know-how, trademark registrations, employee and third-party nondisclosure agreements, as well as patents in selective areas and other protective measures to protect its intellectual property rights pertaining to its products and technology.

CSI currently has registered trademarks for CSI®, CATALYTIC SOLUTIONS®, its logo, MPC®, BARETRAP®, CATTRAP®, COMBICLEAN®, COMBIFILTER®, PURIFILTER®, PURIMUFFLER®, TERMINOX® and UNIKAT®.

Regulation

CSI is committed to complying with all federal, state and international environmental laws governing production, use, transport and disposal of substances and control of emissions.

In addition to governing its manufacturing and other operations, these laws often impact the development of CSI emissions control products, including, but not limited to, required compliance with emissions standards applicable to new product diesel, gasoline and alternative fuel engines. These regulations include those developed in Japan, in the United States by the EPA and CARB and in the E.U. by the European Environment Agency.

Many of CSI’s products must receive regulatory approval prior to sale. In the United States, regulatory approval is obtained from the EPA or CARB through a verification process. The verification process includes a thorough technical review of the technology as well as tightly controlled testing to quantify statistically significant levels of emission reductions. For example, the EPA verification process begins with a verification application and a test plan. Once this is completed, the testing phase begins and is then followed by a data analysis to determine if the technology qualifies for verification. Once a technology is placed on the verified technologies list and 500 units are sold, the manufacturer is responsible for conducting in-use testing and reporting of results to the EPA. Similar product approval schemes exist in other countries around the world.

Employees

As of June 30, 2010, CSI had 149 full time employees and 2 part time employees. Among the full time employees, 14 were senior management, 9 were in research and development, 22 were in marketing and business development, 13 were in administration and 91 were in manufacturing operations. Among the two part time employees, one was in administration and the other was in manufacturing operations.

Properties

CSI occupies approximately 2,700 square feet of office space at 4567 Telephone Road, Suite 206, Ventura, California, under a lease agreement that expires on August 31, 2013 for its corporate headquarters.

CSI’s heavy duty diesel division uses approximately 51,000 square feet of space in Ontario, Canada under a lease agreement that expires on December 31, 2018 for administrative, research and development, manufacturing, sales and marketing functions; and approximately 54,000 square feet of space in Reno, Nevada under a lease agreement that expires on January 31, 2015 for sales and manufacturing purposes. CSI also owns a 6,700 square foot condominium in Malmö, Sweden used for administrative, research and development and European sales and marketing.

CSI’s Catalyst division uses approximately 77,500 square feet of space in Oxnard, California under four separate lease agreements that expire on December 31, 2011, March 31, 2012 and two on December 31, 2012 for manufacturing and research and development. This space includes a warehouse that is also used for shipping and receiving. The Catalyst division also leases 624 square feet of office space near Paris in Gif sur Yvette, France under a lease agreement that provides for expiration as early as July 31, 2011, but no later than

July 31, 2017, that is used for sales; and approximately 767 square feet of space in Tokyo, Japan under a lease agreement that expires on June 15, 2013, which is used for sales and marketing purposes.

CSI does not anticipate the need to acquire additional space in the near future and considers its current capacity to be sufficient for current operations and projected growth. As such, CSI does not expect that its rental costs will increase substantially from the amounts historically paid in 2009.

Legal Proceedings

In August 2008, CSI acquired the assets of Applied Utility Systems, Inc. (or “AUS”) pursuant to an Asset Purchase Agreement dated August 28, 2006. In connection with the execution of the purchase agreement, the seller entered into a consulting agreement and a non-compete agreement. These agreements are the subject of a number of ongoing disputes as described below and in Note 12 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus.

Under the terms of the asset purchase agreement, $3.0 million of consideration was due the seller on August 28, 2009, which consideration accrues interest at 5.36%. CSI has not paid the foregoing amounts and, at June 30, 2010, CSI had accrued $624,000 of unpaid interest. In addition to the consideration, the purchase agreement also contemplated the payment of an earn-out by CSI to the seller based on the revenues and net profits from CSI’s conduct of the acquired business. The earn-out amount is potentially payable over a period of ten years beginning January 1, 2009, and is capped at $21.0 million. CSI has not paid any earn-out amount for the fiscal year ended December 31, 2009 or the six months ended June 30, 2010 and the assets of the business were sold on October 1, 2009.

In connection with CSI’s acquisition of the assets of AUS, the seller entered into a Consulting Agreement, pursuant to which the seller agreed to perform consulting services. During February 2008, CSI terminated the consulting agreement for cause and alleged that the seller had breached his obligations thereunder. On April 7, 2008, the matter was submitted to binding arbitration in Los Angeles, California. On April 13, 2010, the arbitrator rendered a final award (a) finding that the consulting agreement was properly terminated by CSI on February 27, 2008, (b) excusing CSI from any obligation to make any further payments to the seller under the consulting agreement, (c) obligating the seller to pay CSI an amount equal to 75% of all amounts paid to the seller by CSI under the consulting agreement, and (d) awarding CSI attorney’s fees in the amount of $450,000, resulting in a total award of approximately $1.2 million. At a hearing on August 2, 2010, the court confirmed the arbitrator’s award in its entirety and authorized CSI to submit a motion to recover its attorney’s fees incurred in connection with the motion to confirm the arbitrator’s award. At a hearing on September 2, 2010, the court awarded CSI $64,475 in attorneys fees, expenses and interest on the amount of the judgment. The amount of this judgment has offset the amount of the writ of attachment that has been granted to the seller, which is described below. As a result, any amount of this judgment that might be collected from the seller would be subject to the writ of attachment discussed below and would not be available for use by CSI with respect to its operations and other financial requirements.

On October 8, 2009, the seller commenced an action in California Superior Court to compel arbitration for collection of the $3.0 million of consideration that was due in August 2009 and for a writ of attachment with respect to such collection effort. Such action was stayed by the court and the seller was directed to pursue any collection action through arbitration. On March 1, 2010, the seller commenced arbitration proceedings to collect the $3.0 million consideration due in August 2009 and any earn-out amounts payable under the asset purchase agreement. The seller claimed that CSI’s failure to pay the amount that was due in August 2009 constituted a breach of the asset purchase agreement and that CSI’s sale of the AUS business constituted an anticipatory breach of CSI’s obligation to pay the earn-out. The seller is claiming that he is entitled to recover the amount that was payable in August 2009, plus interest thereon, and the $21.0 million maximum amount of the earn-out that would have been potentially payable over the ten-year period. CSI has denied the seller’s allegations and claimed that it has defenses to any obligation to pay the seller any further amount under the asset purchase agreement because of the seller’s breach of his obligations under the asset purchase agreement and the other agreements related to the transactions under the asset purchase agreement. CSI also has counter-claimed against the seller for damages that it has incurred as a result of the seller’s breach of his obligations under the asset purchase agreement and related agreements. The seller has denied CSI’s cross-complaint allegations. The arbitration hearing presently is scheduled to be held early in November 2010. This arbitration is in the preliminary stages and it is not possible to predict the outcome of the arbitration. Under the terms of the Fifth Third Bank forbearance agreement, described in Note 4 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus, CSI is restricted from making any payment to unsecured creditors, including the seller, until the conditions of the forbearance agreement have been met.

On April 29, 2010, the seller sought from the arbitrator a writ of attachment (a method used to secure the retention of assets pending resolution of a legal disagreement) with respect to the foregoing amounts. On June 1, 2010, the arbitrator issued an interim order granting seller a right to a writ of attachment in the amount of approximately $2.4 million (which amount was the net amount of the approximately $3.6 million that the seller claimed was payable by CSI during August 2009 and the amount of $1.2 million that CSI was awarded against the seller in the separate arbitration action described above by CSI relating to the seller’s breach of his consulting agreement with CSI). The writ of attachment does not cover any amount that the seller has claimed with respect to the non-payment of any earn-out amount. On June 24, 2010, the arbitrator issued a further interim order confirming the grant to the seller of the foregoing writ of attachment and directing that the writ of attachment must be confirmed by an order of an applicable court. The seller has initiated action to California Superior Court for Orange County, California, for the issuance of the writ of attachment. CSI has opposed the issuance of the writ of attachment. A hearing on such motions was held on August 18, 2010 and on August 31, 2010, the court granted seller’s application for writs of attachment against CSI and Applied Utility Systems. Subsequently the seller delivered to CSI the forms of writ of attachment that seller intends to file for issuance by the clerk of the court. When the writs are issued, CSI intends to continue to vigorously defend its interests to limit any adverse effects of the writ of attachment and the imposition of the writ against any of its assets, pending any final decision on the merits of the underlying claims in the arbitration described above, which has a hearing scheduled in early November 2010.

In connection with CSI’s acquisition of the assets of AUS, the seller entered into an agreement not to compete pursuant to which he agreed to refrain from taking certain actions that would be competitive with the business of AUS. CSI believes that the seller has breached his obligations under the agreement not to compete and on November 19, 2009 commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. The seller has demurred to the complaint. A hearing on the demurrer was held on July 26, 2010, at which hearing the court granted the demur to CSI’s claim for breach of the agreement not to compete but allowed CSI’s claim for breach of fiduciary duty to proceed, and granted CSI leave to file an amended complaint seeking return of consideration paid for the agreement not to compete in light of her ruling that such agreement was not enforceable. CSI has filed a further amended complaint asserting a cause of action for rescission of the agreement not to compete and the defendants have filed a demurrer to the amended complaint and a hearing on the demurrer is scheduled for September 14, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.

In addition to the foregoing, CSI is involved in legal proceedings from time to time in the ordinary course of its business. CSI does not believe that any of these claims and proceedings against it is likely to have, individually or in the aggregate, a material adverse effect on its consolidated financial condition or results of operations. For more information relating to CSI’s legal proceedings, below and in Notes 19 and 21 to CSI’s Annual Consolidated Financial Statements and Note 12 to CSI’s Interim Condensed Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus.

Other Information

CSI’s principal executive offices are located at 4567 Telephone Road, Suite 206, Ventura, California 93003. CSI’s website is located at www.catalyticsolutions.com. The contents of CSI’s website are not incorporated by reference in this joint proxy statement/information statement and prospectus.

CSI Equity Compensation Plan Information as of December 31, 2009

The following table sets forth information on CSI’s equity compensation plans. All equity compensation plans have been approved by CSI’s stockholders.

As of December 31, 2009
Number of
Securities
Remaining
Available for
Future Issuance
	Number of		Under Equity
	Securities to be		Compensation
	Issued Upon		Plans (Excluding
	Exercise of	Weighted Average	Securities
	Outstanding	Exercise Price of	Reflected in
Plan Category	Options	Outstanding Options	Column (a))
	Column(a)	Column(b)	Column(c)

Equity compensation plans approved by stockholders	4,640,943 (1)	1.73 (2)	1,722,207 (3)
Equity compensation plans not approved by stockholders	—	—	—
Total:	4,640,943 (1)	1.73 (2)	1,722,207 (3)

(1)	This includes 2,283,150 options outstanding under CSI’s 1997 Stock Option Plan, and 2,357,793 options outstanding under CSI’s 2006 Equity Compensation Plan. Each of these plans is described in Note 6 to CSI’s Annual Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus.

(2)	The remaining weighted term of outstanding options is 4.87 years.

(3)	All of these shares remain available for future grants under CSI’s 2006 Equity Compensation Plan.

CSI MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of CSI’s financial condition and results of operations should be read in conjunction with CSI’s annual consolidated financial statements and related notes and interim condensed consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/information statement and prospectus. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties, see “Cautionary Statement Concerning Forward-Looking Statements.” CSI’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, as a result of many important factors, including those set forth in the section titled, “Risk Factors” in this joint proxy statement/information statement and prospectus and elsewhere in this joint proxy statement/information statement and prospectus.

Overview

CSI is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. CSI’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency.

Heavy Duty Diesel Systems Division:  Through its Heavy Duty Diesel Systems division, CSI designs and manufactures verified exhaust emissions control solutions. CSI’s Heavy Duty Diesel Systems division offers a full range of products for the original equipment manufacturer, or OEM, occupational health driven and verified retrofit markets that reduce exhaust emissions created by on-road, off-road and stationary diesel and alternative fuel engines including propane and natural gas. Revenues from CSI’s Heavy Duty Diesel Systems division accounted for approximately 51% of its total consolidated revenues for the year ended December 31, 2009 and 62% of its total consolidated revenues for the six months ended June 30, 2010.

Catalyst Division:  Through its Catalyst division, CSI produces catalyst formulations for gasoline, diesel and natural gas induced emissions that are offered for multiple markets and a wide range of applications. A family of unique high-performance catalysts has been developed — with base-metals or low platinum group metal and zero-platinum group metal content — to provide increased catalytic function and value for technology-driven automotive industry customers. CSI’s technical and manufacturing competence in the light duty vehicle market is aimed at meeting auto makers’ most stringent requirements, and CSI has supplied over nine million parts to light duty vehicle customers since 1996. In addition to auto makers, CSI also provides catalyst formulations for its Heavy Duty Diesel Systems division. Revenues from CSI’s Catalyst division accounted for approximately 49% of its total consolidated revenues for the year ended December 31, 2009 and 38% of its total consolidated revenues for the six months ended June 30, 2010.

Sources of Revenues and Expenses

Revenues

CSI generates revenues primarily from the sale of its emission control systems and products. CSI generally recognize revenues from the sale of its emission control systems and products upon shipment of these products to its customers. However, for certain customers, where risk of loss transfers at the destination (typically the customer’s warehouse), revenue is recognized when the products are delivered to the destination (which is generally within five days of the shipment).

Cost of revenues

CSI’s cost of revenues consists primarily of its direct costs for the manufacture of its emission control systems and products, including cost of raw materials, costs of leasing and operating manufacturing facilities and wages paid to personnel involved in production, manufacturing quality control, testing and supply chain management. In addition, cost of revenues include normal scrap and shrinkage associated with the manufacturing process and a reserve expense for obsolete and slow moving inventory. CSI includes the direct material costs and factory labor as well as factory overhead expense in the cost of revenue. Indirect factory expense includes the costs of freight (inbound and outbound for direct material and finished good), purchasing and receiving, inspection, testing, warehousing, utilities and deprecation of facilities and equipment utilized in the production and distribution of products.

Sales and marketing expenses

CSI’s sales and marketing expenses consist primarily of compensation paid to sales and marketing personnel, and marketing expenses. Costs related to sales and marketing are expensed as they are incurred. These expenses include the salary and benefits for the sales and marketing staff as well as travel, samples provided at no-cost to customers and marketing materials.

Research and development expenses

CSI’s research and development expenses consist of costs associated with research related to new product development and product enhancement expenditures. Research and development costs also include costs associated with getting its heavy duty diesel systems verified and approved for sale by the United States Environmental Protection Agency (EPA), the California Air Resources Board (CARB) and other regulatory authorities. These expenses include the salary and benefits for the research and development staff as well as travel, research materials, testing and legal expense related to patenting intellectual property. Also included is any depreciation related to assets utilized in the development of new products.

General and administrative expenses

CSI’s general and administrative expenses consist primarily of compensation paid to administrative personnel, legal and professional fees, corporate expenses and regulatory, bad debt and other administrative expenses. These expenses include the salary and benefits for the administrative staff as well as travel, legal, accounting and tax consulting. Also included is any depreciation related to assets utilized in the general and administrative functions.

Total other income (expense)

CSI’s total other income (expense) primarily reflects interest expense and changes in the fair value of certain of its financial instrument liabilities, but also includes interest income as well as CSI’s share of income and losses from its Asian joint venture and income or losses from sale of fixed assets.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While CSI bases its estimates and judgments on its experience and on various other factors that it believes to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. CSI believes the following critical accounting policies used in the preparation of its financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to CSI’s Annual Consolidated Financial Statements and Note 2 to CSI’s Interim Condensed Consolidated Financial Statements, appearing elsewhere in this joint proxy statement/information statement and prospectus.

Revenue Recognition

CSI generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the related receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. Where installation services, if provided, are essential to the functionality of the equipment, CSI defers the portion of revenue for the sale attributable to installation until it has completed the installation. When terms of sale include subjective customer acceptance criteria, CSI defers revenue until the acceptance criteria are met. Concurrent with the shipment of the product, CSI accrues estimated product return reserves and warranty expenses. Critical judgments include the determination of whether or not customer acceptance criteria are perfunctory or inconsequential. The determination of whether or not the customer acceptance terms are perfunctory or inconsequential impacts the amount and timing of the revenue that CSI recognizes. Critical judgments also include estimates of warranty reserves, which are established based on historical experience and knowledge of the product.

Allowance for Doubtful Accounts

The allowance for doubtful accounts involves estimates based on management’s judgment, review of individual receivables and analysis of historical bad debts. CSI monitors collections and payments from its customers and maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. CSI also assesses current economic trends that might impact the level of credit losses in the future. If the financial condition of CSI’s customers were to deteriorate, resulting in difficulties in their ability to make payments as they become due, additional allowances could be required, which would have a negative effect on CSI’s earnings and working capital.

Inventory Valuation

Inventory is stated at the lower of cost or market. Cost is determined on the first-in, first-out method. CSI writes down inventory for slow-moving and obsolete inventory based on assessments of future demands, market conditions and customers who are expected to reduce purchasing requirements as a result of experiencing financial difficulties. Such assessments required the exercise of significant judgment by management. If these factors were to become less favorable than those projected, additional inventory write-downs could be required, which would have a negative effect on CSI’s earnings and working capital.

Accounting for Income Taxes

CSI’s income tax expense is dependent on the profitability of its various international subsidiaries including those in Canada and Sweden. These subsidiaries are subject to income taxation based on local tax laws in these countries. CSI’s United States operations have continually incurred losses since inception. CSI’s annual tax expense is based on its income, statutory tax rates and available tax planning opportunities in the various jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining CSI’s tax expense and in evaluating its tax positions including evaluating uncertainties. CSI reviews its tax positions quarterly and adjusts the balances as new information becomes available. If these factors were to become less favorable than those projected, or if there are changes in the tax laws in the jurisdictions in which CSI operates, there could be an increase in tax expense and a resulting decrease in CSI’s earnings and working capital.

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carry-forwards. CSI evaluates the recoverability of these future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely on estimates. To provide insight, CSI uses its historical experience and its short and long-range business forecasts. CSI believes it is more likely than not that a portion of the deferred income tax assets may expire unused and have established a valuation allowance against them. Although realization is not assured for the remaining deferred income tax assets, primarily related to foreign tax jurisdictions, CSI believes it is more likely than not that the deferred tax assets will be fully recoverable within the applicable statutory expiration periods. However, deferred tax assets could be reduced in the near term if CSI’s estimates of taxable income in certain jurisdictions are significantly reduced or available tax planning strategies are no longer viable.

Business Combinations

Under the purchase method of accounting, CSI allocates the purchase price of acquired companies to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. CSI records the excess of purchase price over the aggregate fair values as goodwill. CSI engages third-party appraisal firms to assist it in determining the fair values of assets acquired and liabilities assumed. These valuations require CSI to make significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing purchased technology, customer lists and other identifiable intangible assets include future cash flows that CSI expects to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, CSI could experience impairment charges. In addition, CSI has estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If CSI’s estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed.

Goodwill

CSI tests goodwill for impairment at the reporting unit level at least annually using a two-step process, and more frequently upon the occurrence of certain triggering events. Only CSI’s Heavy Duty Diesel Systems reporting unit has goodwill subject to impairment review, which totaled $4.2 million at December 31, 2009 and at June 30, 2010. Goodwill impairment testing requires CSI to estimate the fair value of its reporting unit. The estimate of fair value is based on internally developed assumptions approximating those that a market participant would use in valuing the reporting unit. CSI derived the estimated fair value of the Heavy Duty Diesel Systems reporting unit at December 31, 2009 primarily from a discounted cash flow model. Significant assumptions used in deriving the fair value of the reporting unit included: annual revenue growth over the next eight years ranging from 10.5% to 15.7%, long-term revenue growth of 3% and a discount rate of 25.3%. CSI deemed that estimating cash flows discretely for ten years was the most appropriate for its Heavy Duty Diesel Systems reporting unit, as this unit’s business growth is driven by changes in the regulation of diesel emissions. Regulations are planned to be increased in various countries over the next 10 years. These new emission regulations are a driver of business growth for the Heavy Duty Diesel Systems business. In order to take into account the business implications of such regulations, CSI estimated revenues and cash flows to meet the demands of this marketplace for a 10 year time period. The discount rate of 25.3% was developed based on a weighted cost of capital (WACC) analysis. Within the WACC analysis, the cost of equity assumption was developed using the Capital Asset Pricing Model (CAPM). The inputs in both the CAPM and the cost of debt assumption utilized in the WACC were developed for CSI’s Heavy Duty Diesel Systems reporting unit using data from comparable companies. While the revenue growth rates used are consistent with CSI’s historical growth patterns and consider future growth potential identified by management, there is no assurance such growth will be achieved. In addition, CSI considered the overall fair value of its reporting units as compared to the fair value of CSI. Because the estimated fair value of the reporting unit exceeded its carrying value by 6%, CSI determined that no goodwill impairment existed as of December 31, 2009; however, it is reasonably possible that future results may differ from the estimates made during 2009 and future impairment tests may result in a different conclusion for the goodwill of the Heavy Duty Diesel Systems reporting unit. In addition, the use of different estimates or assumptions by management could lead to different results. CSI’s estimate of fair value of the reporting unit is sensitive to certain factors, including but not limited to the following: movements in CSI’s share price, changes in discount rates and CSI’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development, capital expenditures, customer acceptance of new products, competition, general economic conditions and approval of the reporting unit’s product by regulatory agencies. CSI further evaluated the reporting unit to assess if a triggering event occurred subsequent to December 31, 2009 through June 30, 2010 necessitating a detailed analysis (the first step in the two-step process), and concluded that no such triggering event had occurred in the Heavy Duty Diesel Systems reporting unit.

Impairment of Long-Lived Assets Other Than Goodwill

CSI evaluates long-lived assets, including intangible assets other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. If an impairment does exist, CSI measures the impairment loss and records it based on discounted estimated future cash flows. In estimating future cash flows, CSI groups assets at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Considerable judgment is necessary to estimate the fair value of the assets and accordingly, actual results could vary significantly from such estimates. CSI’s most significant estimates and judgments relating to the long-lived asset impairments include the timing and amount of projected future cash flows. These estimates and judgments are based upon, among other things, certain assumptions about expected future operating performance and growth rates and other factors actual results of which may vary significantly. In light of such analysis, in 2008, CSI recorded a $4.9 million impairment charge and CSI wrote down the assets of its Catalyst division to fair value. This analysis was triggered by a combination of the following factors: historic losses in the Catalyst division, the overall downturn in the automotive sector and the expectation of a slow recovery in the automotive sector. CSI utilized a discounted cash flow model to estimate the fair value of the long-lived assets. The following two scenarios were given equal weighting in determining the future cash flows for purposes of both the recoverability test and fair value: (a) the Catalyst division achieves revenue growth of (2)%-50% per year over the next 5 years and (b) the Catalyst division continues to experience cash flow losses and does not achieve profitability. The cash flows were discounted using a 1.6% risk free interest rate. This analysis indicated that the assets of the Catalyst division were impaired and, accordingly, CSI wrote down the assets by $4.9 million, from $5.8 million to $0.9 million, which represented their estimated fair value as of December 31, 2008. In 2009 and again through June 30, 2010, CSI considered whether any events or changes in circumstance indicated that the carrying amount of its Catalyst division’s long-lived assets, totaling $759,000, may not be recoverable. With the recent disruption of sales announced, CSI conducted a recoverability test on the fixed assets of the Catalyst division and concluded that the expected undiscounted cash flows associated with the assets substantially exceed their carrying value. CSI’s analysis utilized two different scenarios over a five year period with a probability weighting. One scenario assumed no additional program wins while the other scenario was based on a set of assumed program wins, resulting of revenue growth ranging from zero to 35% over the next 5 years. Each scenario also included a terminal value based upon an estimated value of intellectual property that could be sold off. For the remaining long-lived assets of CSI, all of which are included in the Heavy Duty Diesel Systems reporting unit, CSI concluded the expected undiscounted cash flows associated with these assets substantially exceed their carrying value. In the event that actual results differ from CSI’s forecasts or the future outlook diminishes, the future cash flows and fair value of these assets could potentially decrease in the future, requiring further impairment charges. Although CSI believes the assumptions and estimates it has made in the past have been reasonable and appropriate, different assumptions and estimates could materially affect its reported financial results. To the extent additional events or changes in circumstances occur, CSI may conclude that a non-cash impairment charge against earnings is required, which could have an adverse effect on its financial condition and results of operations.

Fair Value of Embedded Financial Instruments

CSI’s secured convertible notes issued to investors (see “— Recent Developments — Capital Raise” below) in conjunction with the agreement to merge with Clean Diesel contain two embedded financial instruments that require separate accounting at fair value. The instruments requiring separate accounting are the premium redemption feature and the contingent equity forward. The estimate of fair value of such financial instruments involves unobservable inputs that are considered Level 3 inputs.

The premium redemption instrument represents the fair value of the additional penalty premium of two times (2x) the outstanding principal amount plus the default interest that is due if the secured convertible notes are in default. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders had the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument is estimated by calculating the present value of $4.0 million plus accrued interest, based on an assumed payment date (eleven months after default date) using a high yield discount rate of 17%, multiplied by an estimated probability of its exercise. The fair value of this instrument at June 30, 2010 was $528,000. A ten percentage point change in CSI’s estimated probability of exercise would increase or decrease the fair value by approximately $260,000.

The contingent equity forward represents the additional $2.0 million that the investors have committed to fund immediately prior to closing of the Merger with Clean Diesel. It is considered a commitment to purchase equity since the funding will only occur from the same events that will cause the secured convertible notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that the forward will fund. The intrinsic value is calculated based upon the combined market capitalizations of CSI and Clean Diesel less the required $2.0 million cash payment. The fair value of this instrument at June 30, 2010 was $488,000. A ten percentage point change in CSI’s estimated probability of exercise would increase or decrease the fair value by approximately $60,000.

Stock-Based Compensation Expense

CSI accounts for share-based compensation using fair value recognition and record stock-based compensation as a charge to earnings net of the estimated impact of forfeited awards. As such, CSI recognizes stock-based compensation cost only for those stock-based awards that are estimated to ultimately vest over their requisite service period, based on the vesting provisions of the individual grants.

The process of estimating the fair value of stock-based compensation awards and recognizing stock-based compensation cost over their requisite service period involves significant assumptions and judgments. CSI estimates the fair value of stock option awards on the date of grant using a Monte Carlo univariate pricing model for awards with market conditions and the Black-Scholes option-valuation model for the remaining awards, which requires that CSI make certain assumptions regarding: (i) the expected volatility in the market price of its common stock; (ii) dividend yield; (iii) risk-free interest rates; and (iv) the period of time employees are expected to hold the award prior to exercise (referred to as the expected holding period). As a result, if CSI revises its assumptions and estimates, its stock-based compensation expense could change materially for future grants.

Legal and Other Contingencies

CSI is subject to various claims and legal proceedings. Each reporting period CSI reviews the status of each significant legal dispute to which it is a party and assesses its potential financial exposure, if any. If the potential financial exposure from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, CSI records a liability and an expense for the estimated loss, or the low end of the range if no amount in a range of estimated losses is more likely than the others. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, CSI reassesses the potential liability related to its pending claims and litigation and revise its estimates accordingly. Such revisions in the estimates of the potential liabilities could have a material effect on its results of operations and financial position.

Recent Accounting Pronouncements

On July 1, 2009, the Financial Accounting Standards Board, or FASB, released the FASB Accounting Standards Codificationtm, sometimes referred to as the “Codification” or “ASC.” The Codification does not change how CSI accounts for its transactions or the nature of related disclosures made, and was made effective for periods ending on or after September 15, 2009. Accordingly, CSI has updated references in this joint proxy statement/information statement and prospectus to reflect the Codification Topics as applicable.

In October 2009, the FASB updated its guidance regarding accounting for multiple deliverable arrangements in order to require vendors to account for products and services (deliverables) separately rather than as a combined unit. These changes are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010 and early adoption is permitted. CSI does not expect the adoption of this accounting update to have a significant impact on its financial statements.

In January 2010, the FASB issued guidance designed to improve disclosures about fair value measurements as well as disclosures related to significant transfers between each level and additional information about Level 3 activity. This guidance begins phasing in the first fiscal period after December 15, 2009, and CSI included such disclosures, as required, in the notes to its June 30, 2010 condensed consolidated financial statements.

For additional discussion regarding these, and other recent accounting pronouncements, see Note 2 to CSI’s Annual Consolidated Financial Statements and Note 2 to CSI’s Interim Condensed Consolidated Financial Statements, appearing elsewhere in this joint proxy statement/information statement and prospectus.

Recent Developments

Capital Raise

On June 2, 2010, CSI entered into agreements with a group of accredited investors providing for the sale of $4.0 million of secured convertible notes. Under the agreements, $2.0 million of the secured convertible notes have been issued by CSI in four equal installments ($500,000 on each of June 2, 2010, June 8, 2010, June 28, 2010 and July 12, 2010), with the remaining $2.0 million to be issued after CSI’s shareholders approve the Merger and after other necessary approvals under CSI’s articles of incorporation, but prior to the effective time of the Merger. Under the terms of the agreements, it is a condition to the obligations of the investors with respect to the final $2.0 million tranche that all conditions precedent to the closing of the Merger be satisfied or waived (among other items). Under the terms of the secured convertible notes, assuming the necessary shareholder approvals are received at the special meeting of CSI’s shareholders to permit conversion thereof, the $4.0 million of secured convertible notes will be converted into newly created “Class B” common stock immediately prior to the Merger such that at the effective time of the Merger, this group of accredited investors will receive approximately 66% of the shares of Clean Diesel common stock (but not warrants to purchase Clean Diesel common stock) to be issued to CSI’s stockholders in the Merger.

The initial $2.0 million of this capital raise has provided CSI with financing for its immediate working capital needs and ensured the minimum cash position necessary such that CSI would meet the 60/40 target so that the CDTI shares issued to CSI shareholders (including investors in the capital raise) in the merger (taking into account shares issued to CSI’s financial advisor for its fees) would represent collectively 60% of the shares of Clean Diesel deemed to be outstanding after the Merger (without taking into account the Company warrants, the warrants issued to CSI’s financial advisor or the warrants issued to the investors in Clean Diesels Reg S offering). CSI currently is in default under the terms of its secured convertible notes. Unless CSI is able to obtain an extension of the maturity date of the outstanding notes and to modify or waive the terms thereof, the final $2.0 million will not be funded and it is likely that the Merger will not be consummated. One of the members of CSI’s Board of Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners. RockPort Capital Partners subscribed for a portion of the secured convertible notes as part of the capital raise. For a description of the specific terms of the secured convertible notes, see “— Description of Indebtedness — Secured Convertible Notes” below.

Forbearance from Fifth Third Bank Extended to October 15, 2010

As of August 31, 2010, Fifth Third Bank, CSI’s secured lender, agreed to extend forbearance under the terms of CSI’s credit facility until October 15, 2010. Under the terms of the current forbearance, CSI’s current credit limit was further reduced to Canadian $6.0 million from Canadian $7.0 million and the interest rate was further increased to U.S./Canadian Prime Rate plus 3.00% (increasing to 4.00% if the Merger is not completed by October 15, 2010). A further extension until 90 days after the effective date of the Merger is possible provided that the Merger be completed by October 15, 2010 and:

•	as of October 15, 2010, the secured convertible notes issued by CSI in connection with the capital raise have been converted to common equity and the security granted to the secured convertible note holders has been released;

•	CSI and Clean Diesel collectively have $3.0 million of free cash on their balance sheet;

•	CSI’s Engine Control Systems subsidiary has Canadian $2.0 million available under the existing loan agreement; and

•	no default, forbearance default or event of default (as defined in the credit and forbearance agreements) is outstanding.

For more information relating to the credit facility, see “— Description of Indebtedness — Fifth Third Bank” below.

Asian Joint Venture — Reduction of Ownership Interest to 5%

In February 2008, CSI entered into an agreement with Tanaka Kikinzoku Kogyo Kabushiki Kaisha, or TKK, to form a new joint venture company, TC Catalyst Incorporated, or TCC, to manufacture and distribute catalysts in China, Japan, South Korea and other Asian countries. Under the terms of the agreement, CSI and TKK each originally owned 50% of TCC. TKK provided TCC with $1.0 million in equity and capital and $5.0 million in debt financing, while CSI provided $1.0 million of equity and licensed specific patents, and technology and intellectual property for use in the defined territories royalty-free to the venture. In exchange for the licensed technology, TCC issued CSI a promissory note for JPY 500 million (U.S. $4.7 million) that accrued interest at 2.8%, and was due in March 2018.

In December 2008, TKK and CSI agreed to modify the terms of the joint venture whereby CSI sold 40% of its ownership interest in TCC to TKK for $441,000, reducing its ownership share of TCC from 50% to 30%. In addition, CSI agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property for use in the defined territories for $7.5 million to TKK and TKK agreed to provide that intellectual property to TCC on a royalty-free basis. CSI recognized $5.0 million as a gain in 2008 following completion of the sale with the balance of $2.5 million being recognized in 2009. The promissory note from TCC was reduced from JPY 500 million to JPY 250 million.

In December 2009, TKK and CSI further modified the terms of the joint venture agreement originally entered into in February 2008, whereby CSI sold 83% of its remaining ownership of TCC to TKK for $108,000 reducing its ownership share from 30% to 5%. CSI’s investment in TCC is accounted for using the equity method as CSI still has significant influence over TCC as a result of having a seat on TCC’s board. CSI agreed to sell and transfer specific three-way catalyst technology and intellectual property for use in the Asia-Pacific territories for $3.9 million to TKK, and TKK agreed to provide that intellectual property to TCC on a royalty-free basis. CSI recognized a gain of $3.9 million in January 2010. The promissory note with a remaining balance of JPY 250 million was retired.

Sale of Applied Utility Systems (Energy Systems Division)

In August 2006, CSI acquired the assets of Applied Utility Systems (Energy Systems division) a business engaged in the engineering and installation of emission control systems for natural gas fired boilers and process heaters in refineries and manufacturing plants. In October 2009, CSI sold the assets of this business to Johnson Matthey for $8.6 million of cash, as well as the right to receive up to $1.4 million additional consideration if a certain order was received and warranties are met. Because a certain order was not received, $0.5 million of the contingent consideration is no longer payable to CSI. The remaining $0.9 million of contingent consideration is payable to CSI through July 2013 if projected contract warranties are met. CSI used the proceeds from this sale to repay approximately $6.8 million in secured debt (see “— Liquidity and Capital Resources — Description of Indebtedness” below) and for general working capital. The operations and sale of Applied Utility Systems are reported as a discontinued operation in CSI’s financial statements for all periods represented.

Catalyst Division Restructuring

Beginning in 2008 and continuing through 2009, CSI initiated a series of restructuring activities as a result of a strategic review of its Catalyst division. These activities included reducing workforce by approximately 55% to eliminate excess capacity, consolidating certain functions to eliminate redundancies between engineering and manufacturing, focusing its marketing and product development strategies around heavy duty diesel catalysts and existing and selected new customers in the light duty vehicle market. The overall objectives of the restructuring activities were to lower costs and position the Catalyst division to break even at lower sales and to make this division profitable. To date, these efforts have helped enhance CSI’s ability to reduce operating losses, retain and expand existing relationships with existing customers and attract new business. The benefits of this cost reduction were realized partially in the year ended December 31, 2009 and the full effect of actions taken during 2009 is expected to be realized in the year ended December 31, 2010. CSI estimates that its efforts have reduced the cost structure of this division by approximately $12 million on an annualized basis. In connection with these efforts, CSI incurred $2.7 million of severance and recapitalization charges in the year ended December 31, 2009. These charges primarily included charges for severance payments for headcount reduction and fees for strategic advisors. In the year ended December 31, 2008, in concert with its strategic review, CSI assessed the carrying value of its fixed assets in the Catalyst division and recorded an impairment charge of $4.9 million.

A reconciliation of CSI’s accrued severance and related expenses are as follows:

Accrued severance at December 31, 2008	$187,000
Accrued severance expense during 2009	1,429,000
Paid severance expense during 2009	(946,000)

Accrued severance at December 31, 2009	$670,000

Accrued severance expense during the six months ended June 30, 2010	15,000
Paid severance expense during the six months ended June 30, 2010	(276,000)

Accrued severance at June 30, 2010	$409,000

CSI may utilize similar measures in the future to realign its operations to further increase its operating efficiencies, which may materially affect its future operating results.

Factors Affecting Future Results

The nature of CSI’s business and, in particular, its Heavy Duty Diesel Systems division, are heavily influenced by government funding of emissions control projects and increased diesel emission control regulations, compliance with which drives demand for its products. Notably, the retrofit applications sold by the division are generally for funded one-off projects, and typical end-user customers include school districts, municipalities and other fleet operators. See “CSI Business — Sales and Marketing” for more information regarding end users of the products of CSI’s Heavy Duty Diesel Systems division. For example, due to the California state budget crisis in late 2008 and early 2009, a state-funded emissions control project that was anticipated to commence in the first half of 2009, did not receive funding and its commencement date, if ever, remains uncertain. As such, CSI’s Heavy Duty Diesel Systems division had lower revenues than anticipated in the first half of 2009 due to the lack of funding available to potential users of its products. However, following the passage of the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), government spending (both federal and state) increased. As such, in the second half of 2009, additional government emissions control programs were funded, including a different California-state funded program, and consequently, CSI’s Heavy Duty Diesel Systems division revenues improved in the second half of 2009 due to the availability of government funding for users of its products. Future budget crises, and changes in government funding levels will have a similar effect on the revenues of CSI’s Heavy Duty Diesel Systems division.

Because the customers of CSI’s Catalyst division are auto makers, CSI’s business is also affected by macroeconomic factors that impact the automotive industry generally, which can result in increased or decreased purchases of vehicles, and consequently demand for CSI’s products. The global economic crisis in the latter half of 2008 that continued through 2009 had a negative effect on CSI’s customers in the automotive industry. As such demand for its products, which its auto maker customers incorporate into the vehicles they sell, decreased. In the future, if similar macroeconomic factors, or other factors affect CSI’s customer base, its revenues will be similarly affected. In addition, two auto maker customers account for a significant portion of CSI’s Catalyst division revenues (see Note 2 to its Annual Consolidated Financial Statements appearing elsewhere in this joint proxy statement/information statement and prospectus). In the second half of 2010, one of these auto makers will accelerate manufacture of a vehicle that requires a catalyst product meeting a higher regulatory standard than the product currently supplied to such auto maker by CSI’s Catalyst division. Although CSI had already commenced the necessary testing and approval processes for its products under the higher regulatory standard, such processes are not yet complete. Accordingly, CSI now expects lower revenues in its Catalyst division for the second half of 2010 and early 2011 as compared to the six months ended June 30, 2010 on an annualized basis as this auto maker winds down production of the vehicle that incorporates CSI’s verified product. Although CSI expects that sales of its Catalyst products to this auto maker will resume in the first half of 2011 once it has received the necessary regulatory approvals and customer qualifications, there is no guarantee that this will occur.

Results of Operations

Comparison of Six Months Ended June 30, 2010 to Six Months Ended June 30, 2009

Revenue

The table below and the tables in the discussion that follows are based upon the way CSI analyzes its business. See Note 13 to CSI’s Interim Condensed Consolidated Financial Statements appearing elsewhere in this joint proxy statement/information statement and prospectus for additional information about CSI’s division segments.

		% of		% of
	June 30,	Total	June 30,	Total
	2010	Revenue	2009	Revenue	$ Change	% Change
			(Dollars in millions)

Heavy duty diesel systems	$15.8	62.2%	$8.8	46.1%	$7.0	79.5%
Catalyst	9.9	39.0%	10.4	54.4%	(0.5)	(4.8)%
Intercompany revenue	(0.3)	(1.2)%	(0.1)	(0.5)%	(0.2)	200%

Total revenue	$25.4		$19.1		$6.3	33.0%

Total revenue for the six months ended June 30, 2010 increased by $6.3 million, or 33.0%, to $25.4 million from $19.1 million for the six months ended June 30, 2009.

Revenues for CSI’s Heavy Duty Diesel Systems division for the six months ended June 30, 2010 increased $7.0 million, or 79.5%, to $15.8 million, from $8.8 million for the six months ended June 30, 2009. The increase was due largely to an expansion of CSI’s distributor channels in the United States as well as continued benefit from funding allocated to diesel emission control under the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), which provided customers an incentive to acquire CSI’s emission control products. In addition, revenues for the six months ended June 30, 2009 were adversely impacted by the global economic slowdown and the California budget crisis, resulting in a favorable year over year comparison of first half 2010 compared to first half 2009.

Revenues for CSI’s Catalyst division for the six months ended June 30, 2010 decreased $0.5 million, or 4.8%, to $9.9 million, from $10.4 million for the six months ended June 30, 2009. Sales for this division decreased modestly year over year and continue to be weak due to the continued downturn in world-wide automobile sales. CSI does not expect Catalyst division revenues to continue at the same pace as the first six months of 2010 for the remainder of 2010 and anticipates a decrease in light of a decision by one of its auto maker customers to accelerate production of a vehicle that needs a product for which CSI has not yet received necessary customer approvals (see “— Factors Affecting Future Results” above).

Intercompany sales by CSI’s Catalyst division to its Heavy Duty Diesel Systems division are eliminated in consolidation.

Cost of revenues

Cost of revenues increased by $3.0 million, or 19.3%, to $18.6 million for the six months ended June 30, 2010 compared to $15.6 million for the six months ended June 30, 2009. The primary reason for the increase in costs was higher product sales volume in CSI’s Heavy Duty Diesel Systems division.

Gross profit

The following table shows CSI’s gross profit and gross margin (gross profit as a percentage of revenues) by division for the periods indicated.

	June 30,	% of	June 30,	% of
	2010	Revenue(1)	2009	Revenue(1)
		(Dollars in millions)

Heavy duty diesel systems	$4.8	30.3%	$2.8	31.7%
Catalyst	2.0	20.0%	0.8	7.7%

Total gross profit	$6.8	26.7%	$3.6	18.6%

(1)	Division calculation based on division revenue. Total based on total revenue.

Gross profit increased by $3.2 million, or 90.2%, to $6.8 million for the six months ended June 30, 2010, from $3.6 million for the six months ended June 30, 2009. Gross margin increased to 26.7% for the six months ended June 30, 2010 from 18.6% for the six months ended June 30, 2009. The increase in gross profit was primarily due to both the increased sales of the Heavy Duty Diesel Systems division and reductions in manufacturing overhead costs, as well as continued increases in efficiency in the Catalyst division following its restructuring efforts implemented in 2008 and 2009 (described above under “— Recent Developments — Catalyst Division Restructuring”).

The reduction in gross margin for CSI’s Heavy Duty Diesel Systems division for the six months ended June 30, 2010 as compared to the same period in 2009 is due to changes in overall product mix, and reflects a higher proportion of sales of lower margin products, as well as a higher proportion of sales through a distributor that has a preferred purchasing arrangement, where in exchange for higher volumes, they receive a lower sales price, which results in lower profit to CSI.

Operating expenses

The following table shows CSI’s operating expenses and operating expenses as a percentage of revenues for the periods indicated.

		% of		% of
	June 30,	Total	June 30,	Total
	2010	Revenue	2009	Revenue	$ Change	% Change
			(Dollars in millions)

Sales and marketing	$1.6	6.3%	$2.1	11.0%	$(0.5)	(23.8)%
Research and development	2.2	8.7%	3.7	19.4%	(1.5)	(40.5)%
General and administrative	4.1	16.1%	4.0	20.9%	0.1	2.5%
Recapitalization expenses	0.7	2.8%	0.7	3.7%	0.0	0.0%
Gain on sale of intellectual property	(3.9)	(15.4)%	(2.5)	(13.1)%	(1.4)	(56.0)%
Severance and other charges	—	—%	0.2	1.0%	(0.2)	(100)%

Total operating expenses	$4.7	18.5%	$8.2	42.9%	$(3.5)	(42.7)%

For the six months ended June 30, 2010, operating expenses decreased by $3.5 million, or 42.7%, to $4.7 million from $8.2 million for the six months ended June 30, 2009. A significant reason for the decrease in operating expenses was the recognition of a $3.9 million gain in the six months ending June 30, 2010 compared to a $2.5 million gain in the six months ended June 30, 2009, which arose from the sale of specific three-way catalyst technology and intellectual property to TKK, CSI’s Asian joint venture partner (as described above under “— Recent Developments — Asian Joint Venture — Reduction of Ownership Interest to 5%”), and to a lesser extent, continued improvements in expense management as a result of the cost reduction efforts implemented as part of the Catalyst division restructuring.

Sales and marketing expenses

For the six months ended June 30, 2010, sales and marketing expenses decreased by $0.5 million, or 23.8%, to $1.6 million, from $2.1 million for the six months ended June 30, 2009. The reduction is primarily due to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. Sales and marketing expenses as a percentage of sales decreased to 6.3% in the six months ended June 30, 2010 as compared to 11.0% in the six months ended June 30, 2009.

Research and development expenses

For the six months ended June 30, 2010, research and development expenses decreased by $1.5 million, or 40.5%, to $2.2 million from $3.7 million for the six months ended June 30, 2009. The decrease in research and development expenses was primarily attributable to the cost reduction efforts implemented in 2008 and 2009 as part of the Catalyst division restructuring. As a percentage of revenues, research and development expenses were 8.7% in the six months ended June 30, 2010, compared to 19.4% in the six months ended June 30, 2009.

General and administrative expenses

For the six months ended June 30, 2010, general and administrative expenses increased only slightly by $0.1 million, or 2.5%, to $4.1 million, from $4.0 million for the six months ended June 30, 2009. This increase was primarily due to higher professional fees incurred as a result of the proposed Merger. General and administrative expenses as a percentage of sales decreased to 16.1% in the six months ended June 30, 2010 as compared to 20.9% in the six months ended June 30, 2009.

Non-operating income (expense)

		% of		% of
	June 30,	Total	June 30,	Total
	2010	Revenue	2009	Revenue
		(Dollars in millions)

Interest expense	(0.7)	(2.8)%	(1.5)	(7.9)%
Other expense, net	(0.1)	(0.4)%	(0.8)	(4.2)%

Total non-operating expense, net	$(0.8)	(3.1)%	$(2.3)	(12.0)%

Interest expense

In the six months ended June 30, 2010, CSI incurred interest expense of $0.7 million, compared to $1.5 million in the six months ended June 30, 2009. This decrease is a result of lower interest expense of $0.8 million due to the reduction in outstanding indebtedness from $16.1 million at June 30, 2009 to $7.8 million at June 30, 2010, partially offset by amortization of debt discount of $281,000 on the secured convertible notes issued in June 2010. In addition, the six months ended June 30, 2009 included $0.3 million in acceleration of deferred financing expense due to the violation of covenants under its borrowing agreements with Fifth Third Bank and Cycad Group, LLC.

Other expense

For the six months ended June 30, 2010 other expenses were $0.1 million compared to $0.8 million for the six months ended June 30, 2009, a decrease of $0.7 million. This decrease was primarily a result of a reduction in CSI’s share of the net loss in its Asian joint venture (due to the decrease in its interest in such venture), which was $0.6 million in the six months ended June 30, 2009 compared to only a minimal loss for the same period in 2010, as well as approximately $0.2 million of income in the six months ended June 30, 2010 resulting from changes in the fair value of the derivative financial instruments issued in connection with the secured convertible notes issued in June 2010.

Income taxes

For the six months ended June 30, 2010, CSI had an income tax expense from continuing operations of $0.5 million compared to $0.1 million for the six months ended June 30, 2009. CSI has no significant tax expense in its U.S.-based operations. CSI’s Canadian and Swedish operations have an effective tax rate of 32%.

Net income (loss)

For the foregoing reasons, CSI had net income of $0.6 million for the six months ended June 30, 2010 compared to a net loss of $8.2 million for the six months ended June 30, 2009. Excluding loss from discontinued operations, CSI had net income from continuing operations of $0.8 million for the six months ended June 30, 2010 compared to a net loss from continuing operations of $7.0 million for the six months ended June 30, 2009.

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

Revenue

The table below and the tables in the discussion that follows are based upon the way CSI analyzes its business. See Note 20 to CSI’s Annual Consolidated Financial Statements appearing elsewhere in this joint proxy statement/information statement and prospectus for additional information about CSI’s division segments.

		% of		% of
		Total		Total
	2009	Revenue	2008	Revenue	$ Change	% Change
	(Dollars in millions)

Heavy duty diesel systems	$25.9	51.2%	$27.1	51.5%	$(1.2)	(4)%
Catalyst	25.1	49.7%	26.3	50.0%	(1.2)	(5)%
Intercompany revenue	(0.5)	(0.9)%	(0.8)	(1.5)%	0.3	NM

Total revenue	$50.5		$52.6		$(2.1)	(4)%

Total revenue for the year ended December 31, 2009 decreased by $2.1 million, or 4%, to $50.5 million from $52.6 million for the year ended December 31, 2008.

Revenues for CSI’s Heavy Duty Diesel Systems division for the year ended December 31, 2009 decreased $1.2 million, or 4%, to $25.9 million, from $27.1 million for the year ended December 31, 2008. During the first half of 2009, this division was adversely affected by the global economic crisis and the related budget crisis in California. However, CSI benefited from increased California funding and spending for diesel emissions control under the Stimulus Bill during the second half of the year, which provided funding to users of its products, and consequently an increase in CSI’s sales of such products. In addition, sales in this division were positively impacted during the second half due to an expansion of CSI’s distribution channel in the United States in the latter part of 2008 and the first half of 2009, which allowed CSI to offer its broad product portfolio to a wider range of customers, who funded for emissions control projects. CSI expects the benefits from increased U.S. government funding and its expanded distribution capacity to continue in 2010.

Revenues for CSI’s Catalyst division for the year ended December 31, 2009 decreased $1.2 million, or 5%, to $25.1 million, from $26.3 million for the year ended December 31, 2008. The primary reason for the decrease in revenues was due to decreased purchases by CSI’s auto maker customers due to the significant downturn in the worldwide auto industry, which decrease in sales was only partially offset by an increase in CSI’s customer base compared to 2008. In addition, for the year ended December 31, 2009, the division recorded intercompany sales of $0.5 million, compared to $0.8 million in the year ended December 31, 2008. This decrease resulted from lower sales to CSI’s former Energy Systems division, which was sold in October 2009. Intercompany sales by CSI’s Catalyst division to its Heavy Duty Diesel Systems division are eliminated in consolidation.

Cost of revenues

Cost of revenues decreased by $5.8 million, or 13%, to $38.5 million for the year ended December 31, 2009 compared to $44.3 million for the year ended December 31, 2008. The primary reason for the decrease in costs was the reduction in manufacturing costs achieved due to the restructuring of CSI’s Catalyst division (see “— Recent Developments — Catalyst Division Restructuring” above) coupled with a reduction in cost due to the decline in revenue.

Gross profit

The following table shows CSI’s gross profit and gross margin (gross profit as a percentage of revenues) by division for the periods indicated.

		% of		% of
	2009	Revenue(1)	2008	Revenue(1)
	(Dollars in millions)

Heavy duty diesel systems	$8.2	31.7%	$8.0	29.5%
Catalyst	3.8	15.0%	0.2	0.8%

Total gross profit	$12.0	23.7%	$8.2	15.6%

(1)	Division calculation based on division revenue. Total based on total revenue.

Gross profit increased by $3.8 million, or 46%, to $12.0 million for the year ended December 31, 2009, from $8.2 million for the year ended December 31, 2008. Gross margin increased to 23.7% for the year ended December 31, 2009 from 15.6% for the year ended December 31, 2008 despite the decrease in sales. The increase in gross profit is primarily a result of manufacturing overhead cost reductions in CSI’s Catalyst division in light of its restructuring and changes in the mix of product sold by CSI’s Heavy Duty Diesel Systems division, partially offset by lower gross profit from lower sales volumes. The increase in gross margin is primarily a result of a larger reduction in cost of revenue compared to the reduction in sales. Gross margin is expected to benefit further from the cost reductions in the catalyst business, as the full impact of the restructuring is realized in 2010.

Operating expenses

The following table shows CSI’s operating expenses and operating expenses as a percentage of revenues for the periods indicated.

		% of		% of
		Total		Total
	2009	Revenue	2008	Revenue	$ Change	% Change
	(Dollars in millions)

Sales and marketing	$3.6	7.1%	$5.2	9.9%	$(1.6)	(31)%
Research and development	7.3	14.5%	8.9	16.9%	(1.6)	(18)%
General and administrative	8.9	17.6%	10.6	20.2%	(1.7)	(16)%
Gain on sale of intellectual property	(2.5)	(4.9)%	(5.0)	(9.5)%	2.5	(50)%
Impairment, severance and other charges	2.7	5.3%	5.2	9.9%	(2.5)	(48)%

Total operating expenses	$20.0	39.6%	$24.9	47.3%	$(4.9)	(20)%

For the year ended December 31, 2009, operating expenses decreased by $4.9 million, or 20%, to $20.0 million from $24.9 million for the year ended December 31, 2008. The primary reason for the decrease in operating expenses was the expense reductions due to the restructuring of the Catalyst division and overall cost management in the Heavy Duty Diesel Systems division, which led to reductions in all categories of operating expenses.

Sales and marketing expenses

For the year ended December 31, 2009, sales and marketing expenses decreased by $1.6 million, or 31%, to $3.6 million, from $5.2 million for the year ended December 31, 2008. This reduction in spending was a direct result of CSI’s ongoing cost containment initiatives and restructuring activities in the Catalyst division (see “— Recent Developments — Catalyst Division Restructuring” above). These cost reduction activities were a result of refocusing CSI’s Catalyst division marketing strategy to heavy duty diesel sales and limiting light duty vehicle marketing efforts to existing customers and select new customers. Sales and marketing expenses as a percentage of sales decreased to 7.1% in the year ended December 31, 2009 as compared to 9.9% in the year ended December 31, 2008, despite the 4% sales decrease.

Research and development expenses

For the year ended December 31, 2009, research and development expenses decreased by $1.6 million, or 18%, to $7.3 million from $8.9 million for the year ended December 31, 2008. As a percentage of revenues, research and development expenses were 14.5% in the year ended December 31, 2009, compared to 16.9% in the year ended December 31, 2008. The decrease in research and development expenses was primarily attributable to cost reduction efforts in CSI’s Catalyst division (see “— Recent Developments — Catalyst Division Restructuring” above).

General and administrative expenses

For the year ended December 31, 2009, general and administrative expenses decreased by $1.7 million, or 16%, to $8.9 million, from $10.6 million for the year ended December 31, 2008. This reduction in spending was a result of CSI’s ongoing cost containment initiatives and restructuring activities in its Catalyst division (see “— Recent Developments — Catalyst Division Restructuring” above), cost management in the heavy duty systems division and corporate expense reductions. General and administrative expenses as a percentage of sales decreased to 17.6% in the year ended December 31, 2009 as compared to 20.2% in the year ended December 31, 2008, despite the 4% sales decrease.

Impairment, severance and other charges

During the year ended December 31, 2009, CSI incurred $2.7 million of severance and recapitalization charges. These charges primarily included charges for severance payments for headcount reduction and fees for strategic advisors in connection with the restructuring of CSI’s Catalyst division (described above under “— Recent Developments — Catalyst Division Restructuring”). In addition, other charges include fees payable to advisors hired to assist CSI in its strategic review and its efforts to recapitalize the company. In the year ended December 31, 2008, in concert with CSI’s strategic review, CSI assessed the carrying value of its fixed assets in its Catalyst division and recorded an impairment charge of $4.9 million.

Gain on sale of intellectual property

As a result of the transaction with its Asian joint venture partner TKK, (described above under “— Recent Developments — Asian Joint Venture-Reduction of Ownership Interest to 5%”) CSI sold certain intellectual property for use in the joint venture territory for $7.5 million in fiscal 2008. A gain of $5.0 million was recognized in 2008 and a gain of $2.5 million was recognized in the year ended December 31, 2009 after delivery of the intellectual property and certain registration conditions for the property were satisfied.

Non-operating income (expense)

		% of		% of
		Total		Total
	2009	Revenue	2008	Revenue
	(Dollars in millions)

Interest income	$—	—	$0.3	0.6%
Interest expense	(2.3)	(4.6)%	(2.2)	(4.2)%
Other income (expense)	(0.3)	(0.5)%	(0.7)	(1.3)%

Total non-operating expense, net	$(2.6)	(5.1)%	$(2.6)	(4.9)%

Interest income and expense

In the year ended December 31, 2009, CSI incurred interest expense of $2.3 million, compared to $2.2 million in the year ended December 31, 2008. In the year ended December 31, 2009, CSI recognized deferred financing charges of approximately $0.3 million associated with a term loan of $3.5 million that was repaid in October 2009, approximately 39 months before the due date of the loan. These charges were paid at the time of the origination of the loan and were deferred over the life of the loan. Excluding the deferred financing charges, interest expense decreased in 2009 compared to 2008. This decrease was attributable to the reduction of $9.7 million of debt in the year ended December 31, 2009. In the year ended December 31, 2009, CSI earned $18,000 of interest compared to $266,000 in the year ended December 31, 2008.

Other income (expense)

In the year ended December 31, 2009, CSI’s share of the net loss of its Asian joint venture was $1.3 million, which was offset by a gain on the reduction in the liability to fund its Asian joint venture of $1.1 million, for a net of $216,000 compared to $988,000 in the year ended December 31, 2008. In addition,

CSI recorded other expense of $75,000 for 2009 and a net gain of $345,000 in the year ended December 31, 2008, relating to foreign currency transactions and gains (loss) on sale of other assets.

Income taxes

For continuing operations in the year ended December 31, 2009, CSI had an income tax benefit of $1.0 million, compared to income tax expense of $0.6 million for the year ended December 31, 2008. This decrease in taxes was a result of a tax benefit generated in continuing operations as a result of tax expense on the gain on sale of the assets in discontinued operations and a decline in taxable income in Sweden.

Discontinued operations

Discontinued operations include the operations and sale of Applied Utility Systems which comprised CSI’s Energy Systems division. In the year ended December 31, 2009, CSI recorded net income from discontinued operations of $1.5 million, including a pre-tax gain on disposal of $3.7 million, compared to a net loss of $0.9 million in the year ended December 31, 2008.

Net loss

For the foregoing reasons, CSI had a net loss of $8.0 million for the year ended December 31, 2009 compared to a net loss of $20.8 million for the year ended December 31, 2008. Excluding income (loss) from discontinued operations, CSI had a net loss from continuing operations of $9.5 million for the year ended December 31, 2009 compared to a net loss from continuing operations of $19.9 million for the year ended December 31, 2008.

Liquidity and Capital Resources

The revenue that CSI generates is not sufficient to fund its operating requirements and debt servicing needs. Notably, CSI has suffered recurring losses and negative cash flows from operations since inception. CSI’s primary sources of liquidity in recent years have been asset sales and, to a limited extent, credit facilities and other borrowings. Such sources of liquidity, however, have not been sufficient to provide CSI with financing necessary to sufficiently capitalize its operations, and consequently, CSI’s working capital is severely limited.

As of June 30, 2010, CSI had an accumulated deficit of approximately $148.7 million and a working capital deficit of $3.6 million. As of December 31, 2009, CSI had an accumulated deficit of approximately $149.3 million and a working capital deficit of $4.4 million. CSI had $2.9 million in cash and cash equivalents at June 30, 2010 compared to $2.3 million in cash and cash equivalents at December 31, 2009 ($6.7 million at December 31, 2008), and total current liabilities of $19.1 million at June 30, 2010 compared to $22.9 million at December 31, 2009 ($35.9 million at December 31, 2008).

In light of CSI’s liquidity situation, in the first quarter of 2009, CSI retained Allen & Company, LLC, a U.S.-based investment banking firm to act as a financial advisor to CSI in exploring alternatives to recapitalize CSI. Alternatives under consideration included the sale of CSI stock and/or a sale of CSI’s assets, continuing to negotiate with Fifth Third Bank and Cycad Group, LLC to modify loan terms in order to delay repayments while alternative capital is secured, and seeking out other alternatives, such as the proposed Merger.

During 2009, CSI took several actions to improve its liquidity. These actions included: (i) reduction in cash used in operations through cost reductions and improved working capital management, in particular as part of the restructuring of its Catalyst division (see “— Recent Developments — Catalyst Division Restructuring” above), but also due to implementing policies restricting travel, improving inventory management, and overall reductions in spending; (ii) improved operating efficiencies in light of installation of a new ERP system in 2008 (which lowered capital expenditures in 2009); (iii) capital expenditures have been reduced to necessary maintenance and targeted investments to improve processes or products; (iv) additional asset sales, including the sale of the assets of Applied Utility Systems and sale of intellectual property (see “— Recent Developments” above); (v) repayment of debt, including pay off of Cycad Group, LLC (see Note 8 to CSI’s

Annual Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus), and (vi) entering into forbearance agreements with Fifth Third Bank to temporarily suspend its rights under CSI’s credit facility for a period of time (see “— Description of Indebtedness — Fifth Third Bank” below). Notwithstanding the foregoing actions, CSI’s access to working capital continued to be limited and its debt service obligations and projected operating costs for 2010 exceeded its cash balance at December 31, 2009. As a result, CSI’s auditor’s report for fiscal year 2009 included an explanatory paragraph that expresses substantial doubt about CSI’s ability to continue as a “going concern.”

In the first half of 2010, CSI continued to work on its efforts to recapitalize its business and in May 2010, entered into the Merger Agreement and in June 2010 undertook the $4.0 million capital raise described above under “— Recent Developments — Capital Raise.” However, there is no certainty that existing cash will be sufficient to sustain operations of the combined company without additional financing. Although it is anticipated that the Merger would provide the combined company sufficient capital through 2011, and position the combined company to have improved access to development capital, there is no guarantee that the Merger will occur. Notably, because the Merger was not completed by August 2, 2010, a default under the secured convertible notes has occurred, triggering a penalty payment of two times the principal amount becoming due. Although the investors in the secured convertible notes agreed not to seek to enforce their rights or remedies due to this event of default, this forbearance agreement expires on October 15, 2010. Accordingly, if the Merger does not occur, because CSI has already undertaken significant structural changes in its operations and divested a number of non-core assets to improve its liquidity, its ability to rely on asset sales, including sales of intellectual property and business units, to provide liquidity in the future without changing the nature of its business may be limited. In the event that the Merger does not occur, and CSI is not successful in the immediate future in undertaking other actions to recapitalize its balance sheet (such as the sale of stock and/or a sale of additional assets, further negotiations with Fifth Third Bank and the holders of its secured convertible notes to modify loan terms and note terms, respectively, in order to delay repayments), CSI will be unable to continue operations and may be required to file bankruptcy. Further, the failure of the Merger to occur would be considered an “event of default” under the current forbearance agreements in place with Fifth Third Bank and the holders of its secured convertible notes. If Fifth Third Bank does not waive this event of default, it may seek to enforce its rights under the credit agreement, which would include setting off against the outstanding bank debt proceeds of CSI’s accounts receivable, directing accounts receivable to be paid to Fifth Third, limiting CSI’s ability to make further borrowings under the credit agreement, and the seizure or sale of CSI’s equipment, inventory and general intangibles. See “— Description of Indebtedness — Fifth Third Bank” below for more information relating to this facility. In addition, if the holders of the secured convertible notes do not waive this default, they may seek to enforce their rights and remedies under such notes. See “— Description of Indebtedness — Secured Convertible Notes” below for more information relating to these notes. Such actions, if taken, would have a material adverse effect on CSI’s financial condition and ability to continue as a going concern.

The following table summarizes CSI’s cash flows for the six months ended June 30, 2010 and 2009 and for the years ended December 31, 2009 and 2008.

	June 30,				December 31,
	2010	2009	$ Change	% Change	2009	2008	$ Change	% Change
	(Dollars in millions)

Cash provided by (used in):
Operating activities	$0.6	$(2.5)	$3.1	124.0%	$(7.4)	$(15.1)	$7.7	(51)%
Investing activities	1.4	1.9	(0.5)	(26.3)%	13.4	3.6	9.8	272%
Financing activities	(1.0)	(1.8)	(0.8)	44.4%	(10.5)	2.0	(12.5)	NM

Cash provided by (used in) operating activities

CSI’s largest source of operating cash flows is cash collections from its customers following the sale of its products and services. CSI’s primary uses of cash for operating activities are for purchasing inventory in support of the products that it sells, personnel related expenditures, facilities costs and payments for general operating matters.

Cash provided by operating activities in the six months ended June 30, 2010 was $0.6 million, an increase of $3.1 million from six months ended June 30, 2009, when CSI’s operating activities used $2.5 million of cash. This improvement was primarily due to higher gross profits and lower operating expenses in the six months ended June 30, 2010 compared to the same period in 2009.

Cash used in operating activities in fiscal 2009 was $7.4 million, a decrease of $7.7 million from fiscal 2008, when CSI’s operating activities used $15.1 million of cash. This improvement was partially due to a $4.2 million decrease in net loss from continuing operations in fiscal 2009 as compared to fiscal 2008, after giving consideration to non-cash operating items, including depreciation and amortization, stock-based compensation, deferred taxes, provisions for losses on accounts receivable, gain on sale of intellectual property, among others for both periods and impairment charges in 2008. The reduction in net loss from continuing operations was in part driven by the cost reduction actions already discussed. The improvement in cash used in operating activities was also due to increased emphasis on better working capital management during fiscal 2009, resulting in a $2.6 million reduction in the change in net operating assets and liabilities. There was reduction in cash used due to the change in inventories of $2.4 million driven by a focus on lean manufacturing techniques in CSI’s Heavy Duty Diesel Systems division and improved inventory management in CSI’s Catalyst division. There was an increase in cash used due to the change in accounts receivables due primarily to significant revenues in the fourth quarter of 2009 in CSI’s Heavy Duty Diesel Systems division. This increase in the change in receivables was partially offset by an increase in the changes in accounts payable and accrued expenses, as material purchases and other operating costs grew in the fourth quarter, driven by the revenue growth. Cash provided from operating activities associated with discontinued operations increased to $0.2 million in 2009 compared to usage of $0.9 million in 2008.

Cash provided by investing activities

Changes in CSI’s cash flows from investing activities primarily relate to asset sales and acquisitions, investment in its Asian joint venture as well as capital expenditures and other assets to support its growth plans.

Net cash generated by investing activities was $1.4 million in the six months ended June 30, 2010, a decrease of $0.5 million as compared to the $1.9 million generated by investing activities in the six months ended June 30, 2009. This decrease was primarily the result of $2.0 million received from CSI’s Asian joint venture partner, TKK, from the sale of intellectual property in the six months ended June 30, 2010 compared to the $2.5 million in the six months ended June 30, 2009, as well as lower capital expenditures in the six months ended June 30, 2010 of $0.2 million compared to $0.6 million in the same period of 2009.

Net cash generated by investing activities was $13.4 million in fiscal 2009, an increase of $9.8 million as compared to the $3.6 million generated by investing activities in fiscal 2008. In fiscal 2009, the primary investing activities included $8.6 million of proceeds from the sale of the assets of Applied Utility Systems and $5.4 million of proceeds from the sale of intellectual property and a share in the Asian joint venture to CSI’s joint venture partner TKK. This compared to $4.0 million of proceeds from the sale of intellectual property and a share in the Asian joint venture and $1.7 million in proceeds from the sale of an office building in 2008. Cash used in investing in its investment in the Asian joint venture decreased by $1.0 million. In 2008, CSI made its initial capital contribution and there were no capital calls in 2009. Also, in fiscal 2009, CSI reduced capital expenditures by $1.3 million to $0.6 million compared to $1.9 million in 2008. CSI expects 2010 to have a similar level of capital expense as 2009. CSI’s capital expenditures have been reduced to a level to provide necessary maintenance and targeted investments to improve processes or products.

Cash provided by (used in) financing activities

Since inception, CSI has financed its net operating cash usage through a combination of financing activities such as issuance of equity or debt and investing activities such as sale of intellectual property or other assets. Changes in CSI’s cash flows from financing activities primarily relate to borrowings and payments under debt obligations.

Net cash used in financing activities was $1.0 million in the six months ended June 30, 2010, a $0.8 million decrease as compared to net cash used in financing activities of $1.8 million in the six months ended June 30, 2009. The lower usage was primarily due to the receipt of $1.5 million of cash proceeds from the sale of the secured convertible notes in June 2010, which was partially offset by a higher net pay-down of a line of credit for the six months ended June 30, 2010 as compared to the same period of 2009.

Net cash used in financing activities was $10.5 million in fiscal 2009, a $12.5 million decrease as compared to net cash provided by financing activity of $2.0 million in fiscal 2008. During fiscal 2009 CSI reduced secured debt by $9.7 million including $6.8 million in fixed term loans and reduced borrowing under a line of credit of $2.9 million. This compares to a net increase in borrowing of $2.7 million in 2008, including a new secured loan of $3.3 million, which was repaid in 2009, an increase of $1.7 million in borrowings under CSI’s Fifth Third Bank line of credit, partially offset by the repayment of a fixed term loan of $2.3 million. In addition, in 2008, CSI incurred $0.7 million in debt issuance costs. The difference between the $10.5 million of net cash used to repay debt and the $9.7 million reduction of debt balance during 2009 was a result of exchange rate movement between the Canadian and U.S. dollar.

Description of Indebtedness

CSI’s outstanding borrowing at June 30, 2010 and December 31, 2009 and 2008 are summarized as follows:

	June 30,	December 31,
	2010	2009	2008
	(Dollars in millions)

Line of credit	3.0	5.1	8.1
Consideration payable	3.0	3.0	3.0
Secured convertible notes with a face value of $1.5 million	1.8	—	—
Term loans	—	—	3.5
Cycad debt facility	—	—	3.3
Capital lease obligations	0.1	0.1	—

Total borrowings	7.9	8.2	17.9

Fifth Third Bank

In December 2007, CSI and its subsidiaries, including Engine Control Systems, entered into borrowing agreements with Fifth Third Bank as part of the cash consideration paid for CSI’s December 2007 purchase of Engine Control Systems. The borrowing agreements initially provided for three facilities including a revolving line of credit and two term loans. The line of credit was a two-year revolving term operating loan up to a maximum principal amount of $8.2 million (Canadian $10 million), with availability based upon eligible accounts receivable and inventory. The other facilities included a five-year non-revolving term loan of up to $2.5 million, which was paid off during 2008, and a non-revolving term loan of $3.5 million which was paid off in October 2009.

At December 31, 2009, the line of credit consisted of a Canadian $8.5 million demand revolving credit line, subject to further reductions in the amount of availability during any forbearance period. Borrowings under this credit line bear interest at either (i) the U.S. Prime Rate plus 2.50% for borrowings in U.S. dollars; or (ii) the Canadian Prime Rate plus 2.50% for borrowings in Canadian dollars. As of January 31, 2010, the interest rates were increased as part of the forbearance agreement to U.S. Prime Rate plus 2.75% for U.S. dollar borrowings and to Canadian Prime Rate plus 2.75% for Canadian dollar borrowings. At June 30, 2010, the line of credit consisted of a Canadian $7.0 million demand revolving line of credit.

Under the terms of the Fifth Third Bank borrowing agreement, CSI’s Engine Control Systems subsidiary is restricted from making any distributions to CSI, the parent company, other than those for arms length transactions and management fees up to $250,000. The credit facility also requires that CSI maintain certain financial covenants and CSI has pledged as security for its obligations under the facility, its assets including share ownership and assets of principal subsidiaries. If CSI’s financial results do not reach the levels required by the covenants and CSI is unable to obtain a waiver, the credit facility would be in default and subject to acceleration. In addition to the foregoing, the credit facility also includes a material adverse change clause that is exercisable if, in the opinion of Fifth Third Bank, there is a material adverse change in the financial condition, ownership or operation of CSI or its principal subsidiary (Engine Control Systems). If Fifth Third Bank were to deem that such a material adverse change had occurred it may terminate CSI’s right to borrow under the facility and demand payment of all amounts outstanding.

On March 31, 2009, CSI failed to achieve two of the covenants under its Fifth Third Bank credit facility. These covenants related to the annualized EBITDA and the funded debt to EBITDA ratio for its Engine Control Systems subsidiary. Fifth Third Bank agreed to temporarily suspend its rights until July 1, 2009 subject to CSI, in Fifth Third Bank’s opinion, making reasonably satisfactory progress in its efforts to recapitalize its balance sheet and the provision of an audit report on the collateral pledged by CSI to Fifth Third Bank. In July 2009, the bank extended its forbearance until September 30, 2009, subject to similar terms. In October 2009, on the repayment of the term loan of $3.5 million, the bank verbally extended its forbearance until November 30, 2009. In December 2009, the bank extended its forbearance until January 31, 2010, converted the revolving line to a demand facility, reduced the credit limit to Canadian $8.5 million and raised the interest charged to Prime Rate plus 2.5%. This conversion to a demand facility effectively rendered the financial covenants under the original loan agreement meaningless. In January 2010, the bank further extended forbearance until April 30, 2010 and further reduced the credit limit to Canadian $7.5 million with a Canadian $100,000 reduction per month for the forbearance period. The interest rate was further increased to U.S./Canadian Prime Rate plus 2.75%. In June 2010, in connection with the capital raise (discussed above under “— Recent Developments — Capital Raise”), Fifth Third Bank agreed to further extend forbearance under the terms of its credit facility until August 31, 2010, and reduced the credit limit to Canadian $7.0 million, but made no further changes to the interest rate, which remained at U.S./Canadian Prime Rate plus 2.75%. A further extension until November 30, 2010 was to be granted if certain criteria were met. As of August 31, 2010, Fifth Third Bank agreed to further extend the forbearance until October 15, 2010 and, if the Merger is completed prior to such date, for a further period of 90 days after consummation of the Merger, but the credit limit was further reduced to $6.0 million, the interest rate was increased by 0.25% to U.S./Canadian Prime Rate plus 3.00% and, if the Merger is not consummated by October 15, 2010, the interest rate would be increased by an additional 1.00% to U.S./Canadian Prime Rate plus 4.00%.

The current facility with Fifth Third is now effectively a demand facility, which means that Fifth Third may demand repayment of outstanding amounts at any time. Although CSI has no reason to believe that Fifth Third will not continue to extend credit to CSI on the terms set out in the forbearance agreement, or agree to modifications to the terms to extend the forbearance should the need arise, there is no guarantee that Fifth Third will do so. As such, if the forbearance agreement is not renewed through the effective time of the Merger and/or the time CSI is able to establish a new line of credit, CSI’s bank lender may move to exercise remedies that would materially adversely affect CSI and its business. These remedies would include setting off against the outstanding bank debt proceeds of its accounts receivable, the bank directing accounts receivable to be paid to it, the inability to make further borrowings under the credit agreement, and the seizure or sale of CSI’s equipment, inventory and general intangibles. These remedies would have a material adverse effect on CSI and it is unlikely that the Merger could be effected.

For further information regarding CSI’s credit agreement with Fifth Third Bank, see Note 8 to CSI’s Annual Consolidated Financial Statements and Note 4 to CSI’s Interim Condensed Consolidated Financial Statements appearing elsewhere in this joint proxy statement/information statement and prospectus.

Cycad Group, LLC

In June 2008, CSI put in place a debt facility with Cycad Group, LLC that would allow a one-time draw down of up to $3.3 million. In September 2008, CSI borrowed $3.3 million under the debt facility. The debt was collateralized by the accounts receivable at Applied Utility Systems and the machinery and equipment of CSI’s Catalyst division. The debt was due on July 1, 2009 and interest was paid at 18%. CSI was in default as of the due date and repaid the loan in October 2009.

Consideration payable

CSI has $3.0 million of consideration due to the seller as part of the Applied Utility Systems acquisition. The consideration was due August 28, 2009 and accrues interest at 5.36%. At December 31, 2009, CSI had accrued $538,000 of unpaid interest ($624,000 at June 30, 2010). In addition, in connection with its acquisition of the assets of Applied Utility Systems, CSI may be obligated to pay an earn-out amount with respect to the period during which CSI operated the acquired business. CSI has claimed that the seller breached the asset purchase agreement in addition to certain other related agreements and has withheld payments pending the resolution of arbitration proceedings. For more information relating to this dispute, see Note 12 to CSI’s Interim Condensed Consolidated Financial Statements appearing elsewhere in this joint proxy statement/prospectus and under the caption “CSI’s Business — Legal Proceedings” appearing elsewhere in this joint proxy statement/information statement and prospectus.

Secured Convertible Notes

In June 2010, pursuant to the terms of its capital raise (discussed above under “— Recent Developments — Capital Raise”), CSI agreed to issue up to $4 million of secured convertible notes, of which $2 million of secured convertible notes have been issued. The secured convertible notes, as amended, bear interest at a rate of 8% per annum, provide for a maturity date of August 2, 2010, and are secured by a subordinated lien on CSI’s assets, but are subordinated to Fifth Third Bank. Under the terms of the secured convertible notes, assuming the necessary shareholder approvals are received at the special meeting of CSI’s shareholders to permit conversion thereof, the $4.0 million of secured convertible notes will be converted into newly created “Class B” common stock immediately prior to the Merger such that at the effective time of the Merger, this group of accredited investors will receive approximately 66% of the shares of common stock being issued by Clean Diesel to CSI shareholders in the Merger. This group of accredited investors will not receive any of the warrants being issued by Clean Diesel to CSI shareholders in the Merger.

The terms of the secured convertible notes provide that CSI has a 10-business day grace period to make payments due under the secured convertible notes, either at maturity, a date fixed for prepayment, or by acceleration or otherwise, before it is considered an “Event of Default” as defined in the secured convertible notes. The terms also provide that, in the event the Merger has not occurred prior to the maturity date of the secured convertible notes, CSI has a 10-business day grace period, during which time it could seek the agreement of the noteholders to extend the maturity date of the notes, before it would be required to pay the secured convertible notes in full. CSI did not repay the secured convertible notes or consummate the Merger prior to the August 2, 2010 maturity date or within the subsequent 10 day grace period. However, as of August 31, 2010, the holders of the secured convertible notes agreed to forbear from exercising any rights or remedies thereunder to October 15, 2010. These rights and remedies include: forgoing the increase in the interest rate from 8.0% to 15.0%, waiving the applicability of the additional payment premium of two times (2x) the outstanding principal amount due, and agreeing that the payment premium will be extinguished in the event that the secured convertible notes are converted and the Merger occurs prior to October 15, 2010. The holders of the notes further conditioned their obligation to purchase the remaining $2.0 million of the notes immediately prior to the closing of the Merger on the requirement that CSI and Clean Diesel timely furnish the requested statements regarding their estimated cash positions, that each of CSI and Clean Diesel have a certain minimum cash position, that the shares of Clean Diesel to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the secured convertible note purchase agreements (which include that CSI must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, and CSI is not able to obtain the agreement of the holders of these notes to waive, extend or further modify the terms of the secured convertible notes, the interest rate will increase from 8.0% to 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the secured convertible notes.

Off-Balance Sheet Arrangements

As of June 30, 2010 and December 31, 2009, CSI had no off-balance sheet arrangements.

Commitments and Contingencies

As of June 30, 2010 and December 31, 2009, other than office leases and employment agreements with key executive officers, CSI had no material commitments other than the liabilities reflected in CSI’s Annual Consolidated Financial Statements and Interim Condensed Consolidated Financial Statements.

Related-Party Transactions

In June 2008, CSI put in place a debt facility with Cycad Group, LLC (a significant shareholder of CSI). See “— Description of Indebtedness — Cycad Group, LLC” above. At the time of the establishment of the debt facility, Mr. K. Leonard Judson, officer of Cycad Group, LLC was also serving as a Non-Executive Director of CSI. Mr. Judson resigned from CSI’s Board of Directors in January 2009. The debt facility was repaid in full on October 1, 2009. For further details regarding the Cycad Group, LLC debt facility, see Note 8 to CSI’s Annual Consolidated Financial Statements appearing elsewhere in this joint proxy statement/information statement and prospectus.

In June 2010, CSI agreed to issue up to $4 million of secured convertible notes to a group of accredited investors. RockPort Capital Partners subscribed for a portion of the secured convertible notes as part of the capital raise. One of the members of CSI’s Board of Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners. Mr. Ellis is expected to continue to serve on the Board of Directors of the combined company following the Merger, and RockPort Capital Partners is expected to be a significant shareholder of the combined company following the Merger (see “Management Following the Merger—Directors of the Combined Company” and “Principal Stockholders of Combined Company”).

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Resignation of Clean Diesel’s Current Executive Officers

Pursuant to the Merger Agreement, Michael L. Asmussen, Charles W. Grinnell and John B. Wynne, executive officers of Clean Diesel, will resign immediately prior to the completion of the Merger. Mr. Grinnell has entered into a Transition Services Agreement with Clean Diesel pursuant to the terms of which Mr. Grinnell will receive a transition bonus of $86,730 if he remains employed by Clean Diesel for a certain period of time following the Merger. Mr. Asmussen is not standing for reelection at the Clean Diesel annual meeting.

Executive Officers and Directors of the Combined Company Following the Merger

Clean Diesel’s board of directors is currently comprised of seven directors. Following the merger, the board of directors will be comprised of seven directors, four from CSI (Messrs. Call, Ellis, Engles and Cherry) and three from Clean Diesel (Messrs. Gray, Park and Rogers).

Following the Merger, the management team of the combined company is expected to be composed of the following members of the current management team of CSI: Charles F. Call, Nikhil A. Mehta and Stephen J. Golden Ph.D. The following table lists the names and ages as of August 27, 2010 and positions of the individuals who are expected to serve as executive officers, directors and other key employees of the combined company upon completion of the Merger:

Name	Age	Title(s)

Charles F. Call	63	Chief Executive Officer, Director
Nikhil A. Mehta	53	Chief Financial Officer
Stephen J. Golden, Ph.D.	49	Chief Technical Officer

Directors of the Combined Company

Charles F. Call, Director and Chief Executive Officer (Age 63)

Mr. Call joined CSI as Chief Executive Officer and Director in November 2004. Mr. Call has over 30 years of broad management experience encompassing sales, marketing, plant management, general management and executive management roles in the automotive and electronics industries. His prior experience includes seven years (from 1997 to 2004) at Imperial Chemical Industries as General Manager of the electronic materials group and later General Manager of the specialty polymers and adhesives group. Mr. Call also served as President of JPE Trim from 1996 to 1997, a manufacturer of automotive exterior trim products supplying the major automotive companies. Before JPE, he served as President of Dexter Automotive Materials, a supplier of coatings, adhesives and acoustical materials to the major automotive companies. Mr. Call received a BS degree from Rochester Institute of Technology, New York.

Mr. Call’s experience as CSI’s President and Chief Executive Officer, along with his knowledge of CSI’s business, CSI’s management, his skills, and his performance as a member of CSI’s Board led CSI’s Board to conclude that he should be nominated to continue to serve as a director of the combined company.

Bernard H. (“Bud”) Cherry, Director (Age 70)

Mr. Cherry joined CSI as a Director in January 2008. Mr. Cherry is the Principal Founder and Chief Executive Officer of Energy 5.0 LLC, a privately held energy solutions company established in November 2006, that develops, finances, constructs and operates complex renewable energy production facilities. He has over 40 years’ experience in the energy sector. Mr. Cherry served as Executive Vice Chairman of the Board of Northern Power Systems, Inc., a wind energy company from August 2008 to July 2009 and Chief Executive Officer from August 2008 to December 2008. In February 2007, Mr. Cherry joined the Board of Directors of Distributed Energy Systems Corporation (Nasdaq: DESC), a renewable energy generation and technology equipment manufacturer, and became Chairman of the Board in August 2007. In October 2007, Mr. Cherry

was named Chief Executive Officer and served until August 2008, at which time he also left the Board. Distributed Energy Systems Corporation filed for Chapter 11 bankruptcy protection in June 2008. Prior to that, Mr. Cherry was Chief Executive Officer of the Foster Wheeler Global Power Group, one of the two major business groups of Foster Wheeler Limited (Nasdaq: FWLT), a provider of construction and engineering services, from November 2002 until June 2006. Prior to his tenure at Foster Wheeler, Mr. Cherry was a member of the senior management team of the Oxbow Group for 17 years. Mr. Cherry was the President and Chief Operating Officer of the Oxbow Energy and Minerals Group and played a key leadership role in the creation and growth of Oxbow’s global energy activities. Mr. Cherry began his career as a Nuclear Engineer at United Nuclear Corporation and holds a BS degree in Chemistry and MS degree in Nuclear Engineering, both earned at the University of Illinois.

Mr. Cherry’s experience as a director of public companies, combined with his broad experience with companies that provide engineering services as a senior executive, his over 40 years of experience in the energy sector and his performance as a member of CSI’s Board led CSI’s Board to conclude that he should be nominated to continue to serve as a director of the combined company.

Alexander (“Hap”) Ellis, III, Chairman (Age 61)

Mr. Ellis has been a Director of CSI since June 2003, and was elected Chairman of CSI’s Board in December 2004. Mr. Ellis has extensive operating experience in electric power and renewable energy. He is a General Partner of RockPort Capital Partners, a leading venture capital firm that partners with clean tech entrepreneurs around the world. He has been a general partner in RockPort Capital Partners since its inception. He has primarily focused on renewables, electric grid technologies, advanced materials and transportation and emission control technologies. Prior to the formation of RockPort’s first fund, he joined RockPort Partners, a merchant bank specializing in energy and environmental projects in 1998. In addition to CSI, Mr. Ellis serves on the boards of Deerpath Energy, EKA Systems, Inc. (owned by Cooper Industries plc — NYSE: CBE), ISE Corporation, Northern Power Systems, Powerspan Corp., Second Rotation, Inc., Southwest Windpower and William Gallagher Associates. In addition, he represented RockPort on the board of Comverge, Inc. (Nasdaq: COMV) from October 2004 to August 2007. Mr. Ellis received a BA degree from Colorado College and an MBA from the Yale School of Management.

Mr. Ellis’s experience as a director of public companies, combined with his broad experience as a general partner of RockPort Capital Partners in investing in clean tech companies, as well as his ability to assist the company in fundraising and other strategic initiatives, combined with his performance as a member of CSI’s Board led CSI’s Board to conclude that he should be nominated to continue to serve as a director of the combined company.

Charles R. Engles, Ph.D., Director (Age 62)

Dr. Engles has been a Director of CSI since January 2000. He has a total of 14 years of experience serving as a board member for U.S. public companies and has also been a board member of seven private companies. From April to October 2008, Dr. Engles served as Interim Chief Executive Officer of ThermoCeramix, Inc., an advanced materials company focused on electrical to thermal energy conversion. From September 1997 to March 2008, Dr. Engles served as Chief Executive Officer of Cutanix Corporation, a biopharmaceutical company focused on dermatological drug discovery that he co-founded. From September 1994 to March 1997, he served as Chairman and Chief Executive Officer of Stillwater Mining Company (NYSE: SWC) and, under his direction it completed an IPO on NASDAQ in 1994. In 1992, he organized the spin out from Johns-Manville Corporation (NYSE:BRK.A,BRK.B) and Chevron Corporation (NYSE: CVX) of Stillwater Mining Company, the only U.S. producer of platinum group metals. From July 1989 until September 1994, Dr. Engles served as Senior Vice President of Johns-Manville Corporation responsible for corporate development and worldwide mining and minerals operations. Dr. Engles holds a Ph.D. from Stanford University in operations research and attended Oxford University as a Rhodes Scholar.

Dr. Engles’ experience as a director and executive officer of public companies, overall management experience, as well as his scientific background and his performance as a member of CSI’s Board led CSI’s Board to conclude that he should be nominated to continue to serve as a director of the combined company.

Derek R. Gray, Director (Age 77)

Mr. Gray has been a director of Clean Diesel since 1998. Mr. Gray has been managing director of SG Associates Limited, a United Kingdom fiscal advisory firm, since 1971 and a director of Velcro Industries N.V., a manufacturing company, since 1974. Mr. Gray has extensive financial expertise and is a knowledgeable advisor.

Mr. Gray’s extensive knowledge and experience in international business and tax matters make him a valued advisor to the Board and led Clean Diesel’s Board to conclude that he should be nominated to continue to serve as a director of the combined company.

Mungo Park, Director (Age 54)

Mr. Park has been Chairman and a director of Clean Diesel since September 2009. Mr. Park is the Chairman of Innovator Capital Limited, a financial services company of London, England. Innovator Capital has significant experience in advising “Greentech” companies on financial matters. Mr. Park was elected to the Clean Diesel Board of Directors and appointed as Chairman of the Board at the suggestion of several significant stockholders of Clean Diesel to assist Clean Diesel in focusing on strategic objectives and creating value for stockholders.

Mr. Park’s fundraising experience and significant experience in advising “Greentech” companies on financial matters led Clean Diesel’s Board to conclude that he should be nominated to continue to serve as a director of the combined company.

Timothy Rogers, 48, has been Executive Vice President of International Operations since 2006; had been Vice President, International of Clean Diesel from 2004; and had been a consultant to Clean Diesel from 2003. From 2002 to September 2003, he was Director of Sales and Marketing of ADAS Consulting, Ltd. and from 1993 to 2002, was a director of Adastra, a wholly owned-subsidiary of Associated Octel Company, Ltd., a U.K.-based multinational petrochemical company. Mr. Rogers brings to the Board a wealth of broad, cleantech industry knowledge as well as significant experience consulting with global regulatory agencies on clean air policy and the technical execution of low emission zones.

CSI’s Board of Directors has affirmatively determined that Alexander Ellis, III, Dr. Charles Engles and Bernard Cherry are each “independent” as that term is defined in the Nasdaq listing rules. Clean Diesel’s board of directors has affirmatively determined that Mr. Gray is “independent” as that term is defined in the Nasdaq listing rules. Mr. Call, Mr. Park and Mr. Rogers are not independent under Nasdaq listing standards.

Availability

The proposed directors of the combined company have all consented to stand for election and to serve, if elected. If one or more of the above designees becomes unavailable or declines to accept election as a director, votes will be cast for a substitute designee, if any, designated by the Board on recommendation of the Compensation and Nominating Committee.

Executive Officers of the Combined Company

Charles F. Call, Chief Executive Officer (Age 63)

For information regarding Mr. Call’s business experience and qualifications, see his biography included under “— Directors of the Combined Company” above.

Nikhil A. Mehta, Chief Financial Officer (Age 53)

Mr. Mehta joined CSI as Chief Financial Officer in July 2008 and was appointed Director in August 2008. Mr. Mehta will serve as the combined company’s Chief Financial Officer. Mr. Mehta has more than 25 years of financial management experience in high technology and medical technology companies. His experience includes significant operational finance management in manufacturing companies, fund raising, several acquisitions and experience as Chief Financial Officer for companies listed on Nasdaq as well as AIM in London. Prior to joining CSI, from 2005 to 2008, he was Chief Financial Officer of Spacelabs Healthcare,

Inc., a medical technology company and wholly owned subsidiary of OSI Systems, Inc. (Nasdaq: OSIS). Mr. Mehta served as Vice President of Corporate Development for OSI Systems, Inc. from 2002 to 2005, where he participated in or led several acquisitions and the IPO of Spacelabs on AIM. From 2000 to 2002, Mr. Mehta was Chief Financial Officer of Advanced Tissue Sciences, Inc., a previously listed Nasdaq biotechnology company. Advanced Tissue Sciences, Inc. was the subject of a Liquidating Chapter 11 Plan of Reorganization in 2003. Mr. Mehta also spent over 15 years in several financial positions with Xerox Corporation (NYSE: XRX). Mr. Mehta received an MBA degree from The Wharton School, University of Pennsylvania and Bachelor of Commerce from Bombay University.

Stephen J. Golden, Ph.D., Chief Technology Officer (Age 49)

Dr. Golden is the Chief Technology Officer of CSI and has been a Director since 1996. Dr. Golden will serve as the Chief Technology Officer of the combined company. Dr. Golden is a co-founder of CSI and the developer of its technology. From 1994 to late 1995, he was the Research Director for Dreisbach Electromotive Incorporated, a developer of advanced batteries based in Santa Barbara, California. Dr. Golden received his doctorate in Material Science at Imperial College of Science and Technology in London, England. He did extensive post-doctoral work at the University of California, Santa Barbara, and the University of Queensland, Australia in ceramic oxide and mixed metal oxide materials.

CSI Summary Compensation Table

The following table sets forth compensation paid by CSI for the years indicated to:

•	CSI’s Chief Executive Officer during the year ended December 31, 2009 and 2008;

•	CSI’s Chief Financial Officer during the year ended December 31, 2009 and 2008; and

•	CSI’s Chief Technical Officer during the year ended December 31, 2009 and 2008

These three individuals are expected to serve the combined company in the same capacities after the closing of the Merger (except Mr. Mehta and Dr. Golden will not be Directors) and are referred to elsewhere in this joint proxy statement/information statement and prospectus as CSI’s “named executive officers.” For information regarding compensation paid to Clean Diesel’s “named executive officers” who will serve the combined company in the capacity noted above, see “Clean Diesel Executive Compensation” below.

						Non-Qualified
				Warrant	Non-Equity	Deferred
				and Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Principal Position(1)	Year	($)	($)	($)(2)	($)	($)	($)(3)(4)(5)	($)

Charles F. Call	2009	436,800	0	0	0	0	1,716	438,516
Director and Chief	2008	449,526	67,250	0	0	0	1,716	518,492
Executive Officer
Nikhil A. Mehta	2009	275,000	0	0	0	0	26,600	301,600
Director and Chief	2008	130,096	0	211,729	0	0	6,300	348,125
Financial Officer
Stephen J. Golden, Ph.D.	2009	289,326	0	0	0	0	1,704	291,030
Director and Chief	2008	296,494	51,000	0	0	0	1,704	349,198
Technical Officer

(1)	Reflects principal positions held as of [ ], the date of this joint proxy statement/information statement and prospectus. Messrs. Call, Mehta and Dr. Golden serve as executive officers and as members of CSI’s Board of Directors. Messrs. Call, Mehta and Dr. Golden do not earn any compensation for service on CSI’s Board of Directors. Mr. Mehta joined CSI as Chief Financial Officer in July 2008 and was appointed to CSI’s Board in August 2008.

(2)	Represents the grant date fair value determined in accordance with FASB ASC Topic 718 for the warrants and stock option awards granted to CSI’s named executive officers for the periods presented. The 2006 Equity Compensation Plan contains a market criteria for vesting in addition to a service requirement.

Under the market criteria, the shares are earned if CSI’s common stock trading price is equal or exceeds an amount equal to 120% of the exercise price of the option for a period of ninety days on which the stock is actually traded on the AIM of the London Stock Exchange. For additional information regarding the assumptions used in determining the fair value of option awards using the Monte Carlo univariate pricing model, please see Note 6 to CSI’s Annual Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus.

(3)	For Mr. Mehta, represents a $2,000 per month housing allowance per the terms of his employment agreement with CSI. The January 2010 amount was paid in December 2009. Mr. Mehta began receiving the housing allowance in October 2008.

(4)	Includes insurance premiums paid by CSI with respect to life and AD&D insurance as follows: Mr. Call $53 per month; Mr. Mehta $50 per month; and Dr. Golden $52 per month.

(5)	Includes monthly membership dues of $90 for each Mr. Call and Dr. Golden to the Topa Tower Club.

Narrative Discussion of CSI Summary Compensation Table

In addition to salary, which is governed by the terms of each executive’s respective employment agreement, CSI’s named executive officers also participate in CSI’s short-term incentive program. Under the short-term incentive program, each named executive officer may receive up to a stated percentage of his base salary depending on CSI’s overall performance achieving (or exceeding) certain financial targets and such executive’s achieving (or exceeding) certain non-financial objectives. The relevant percentage for each of CSI’s named executive officer’s is as follows:

	Percentage of
	Base Salary
Named Executive Officer	Achieve	Exceed

Charles F. Call	50%	100%
Nikhil A. Mehta	40%	80%
Stephen J. Golden, Ph.D.	40%	80%

CSI Outstanding Equity Awards at December 31, 2009

The following table sets out outstanding CSI stock option awards at December 31, 2009.

	Option Awards
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option or	Option or
	Options or	Options or	Options or	Warrant	Warrant
	Warrants	Warrants	Warrants	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	(#) Unearned(1)	Price ($)	Date

Charles F. Call	1,002,000	—	—	1.67	11/15/2014
	1,085,461	—	—	2.35	11/22/2016
Nikhil A. Mehta	—	—	450,000	0.86	09/15/2015
Stephen J. Golden	30,000	—	—	1.67	03/28/2012
	45,000	—	—	1.67	01/24/2013
	330,000	—	—	2.35	11/22/2016

(1)	Mr. Mehta’s shares were granted on September 15, 2008 and vested 33% on July 9, 2009 with the remainder vesting quarterly over two years. As of December 31, 2009, Mr. Mehta was vested in 187,500 shares; however the shares are subject to stock price performance criteria and as of December 31, 2009 were unexercisable. For addition information pertaining to CSI’s 2006 Equity Compensation Plan performance criteria, please see Note 6 to CSI’s Annual Consolidated Financial Statements included elsewhere in this joint proxy statement/information statement and prospectus.

Additional CSI Narrative Disclosure

CSI does not currently offer a pension benefit plan or any non-qualified deferred compensation plan. CSI executives have the right to participate in such benefits as CSI may have in place from time to time, including a contribution to health and welfare benefits, as well as participation in CSI’s 401(k) plan, short and long-term disability insurance and life insurance.

Agreements with Executive Officers Following the Merger

Potential Payments Upon Employment Termination and Change in Control Events

CSI’s three executive officers, Mr. Call, Chief Executive Officer, Mr. Mehta, Chief Financial Officer and Dr. Golden, Chief Technical Officer, are expected to continue with Clean Diesel after the Merger pursuant to the terms of their existing employment agreements with CSI, which will be assumed by Clean Diesel at the effective time of the Merger. The following summarizes the potential payments upon employment termination and change in control events, if any, provided for in such agreements.

Charles F. Call.

Reason for Termination of Employment	Benefits

Resignation for “Good Reason”(a)	• 12 months of annual base salary as severance
• Pro rata bonus
• 12 months of health and welfare benefits

Disability(a)	• 6 months of annual base salary as severance
• Pro rata bonus
• 6 months of health and welfare benefits

Without Cause (a)	• 6 months of annual base salary as severance
• Up to 6 months of salary (b)
• Up to 6 months of pro rata bonus (b)
• Up to 6 months of health and welfare benefits (b)

Death	• Pro rata bonus

(a)	Payment of benefits subject to a limited exception for violations of the non-compete covenant, and covenants relating to confidentiality and CSI’s intellectual property in Mr. Call’s employment agreement, and the signing of a release.

(b)	Mr. Call is entitled to 6 months notice under his employment agreement. Salary, pro rata bonus and health and welfare benefits are payable pro rata for the period of time that such notice period is less than 6 months.

Nikhil A. Mehta.

Reason for Termination of Employment	Benefits

Resignation for “Good Reason” or Disability (a)	• 6 months of annual base salary as severance
• Pro rata bonus
• 6 months of health and welfare benefits

Without Cause (a)	• 6 months of annual base salary as severance
• Up to 6 months of salary (b)
• Up to 6 months of pro rata bonus (b)
• Up to 6 months of health and welfare benefits (b)

Death	• Pro rata bonus

(a)	Payment of benefits subject to a limited exception for violations of the non-compete covenant, and covenants relating to confidentiality and CSI’s intellectual property in Mr. Mehta’s employment agreement, and the signing of a release.

(b)	Mr. Mehta is entitled to 6 months notice under his employment agreement. Salary, pro rata bonus and health and welfare benefits are payable pro rata for the period of time that such notice period is less than 6 months.

Stephen J. Golden.

Reason for Termination of Employment	Benefits

Resignation for “Good Reason”(a)	• 24 months of annual base salary as severance
• Pro rata bonus
• 24 months of health and welfare benefits

Disability(a)	• 6 months of annual base salary as severance
• Pro rata bonus
• 6 months of health and welfare benefits

Without Cause (a)	• 18 months of annual base salary as severance
• Up to 6 months of salary (b)
• Up to 6 months of pro rata bonus (b)
• Up to 6 months of health and welfare benefits (b)

Death	• Pro rata bonus

(a)	Payment of benefits subject to a limited exception for violations of the non-compete covenant, and covenants relating to confidentiality and CSI’s intellectual property in Mr. Golden’s employment agreement, and the signing of a release.

(b)	Mr. Golden is entitled to 6 months notice under his employment agreement. Salary, pro rata bonus and health and welfare benefits are payable pro rata for the period of time that such notice period is less than 6 months.

Resignation for “Good Reason” is not defined in any of the employment agreements of Messrs. Call, Mehta or Golden to include resignation following a change in control of CSI. Thus, no payments will be triggered upon completion of the Merger. None of Messrs. Call, Mehta or Golden is entitled to a tax gross-up payment in the event any payments from the company constitute an “excess parachute payment” under Section 280G(b) of the Internal Revenue Code.

Except as provided in the current employment contracts of Messrs. Call, Mehta, and Dr. Golden, there exists no plan or arrangement calling for compensation on the resignation or termination of employment of any named executive officer’s employment with Clean Diesel post-Merger.

CSI Director Compensation

The following table sets forth compensation for the members of the Board of Directors of Catalytic Solutions, Inc. for the year ended December 31, 2009 who are expected to serve the combined company in the same capacity. Messrs. Call, Mehta and Dr. Golden’s compensation is reported in “Executive Compensation — CSI Summary Compensation Table” above and accordingly Messrs. Call, Mehta and Dr. Golden are not included in the following tables. For information regarding compensation paid to Clean Diesel’s Directors who will serve as Directors of the combined company, see “— Clean Diesel Director Compensation” below.

	Fees			Non-Equity	Non-Qualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash(1)	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Alexander (“Hap”) Ellis, III, Chairman	139,139	—	—	—	—	—	139,139
Bernard H. (“Bud”) Cherry	92,759	—	—	—	—	—	92,759
Charles R. Engles	92,759	—	—	—	—	—	92,759

(1)	No Directors fees were paid in 2009. Represents fees accrued for services in 2009 and all fees are based on a fixed conversion rate of $1.86 per GBP. Immediately prior to the Merger, CSI will issue these non-employee Directors an aggregate of $100,000 in cash and 6,462,094 shares of common stock (which will be designated as Class A common stock) as payment in full for accrued Directors fees for periods prior to January 1, 2010 (including the fees listed in the table above).

As of December 31, 2009, CSI’s non-employee directors held the following outstanding restricted stock and option awards:

	Outstanding Awards
	Stock	Option
Name	Awards(a)	Awards(b)

Alexander (“Hap”) Ellis, III	0	0
Bernard H. (“Bud”) Cherry	45,000	0
Charles R. Engles	0	48,000

(a)	Mr. Cherry was granted 60,000 shares in 2008, which are subject to a four-year repurchase option by CSI. The repurchase option lapses 25% on each anniversary of the vesting commencement date. At December 31, 2009, the repurchase option had lapsed with respect to 15,000 of these shares.

(b)	Mr. Engles option award represents 48,000 fully vested stock options at an exercise price of $1.67. The option awards expire at various dates beginning in 2013 and ending in 2016.

Narrative Discussion of CSI Director Compensation

In 2008, CSI’s Board of Directors waived the right to receive any director fees effective July 1, 2008 and continuing thereafter until reinstated by resolution. As such, during the year ended December 31, 2009, CSI did not pay any fees to its non-employee Directors. CSI accrued Directors fees for 2009 in accordance with the following:

Position	Fee

Chairman	£65,000
Director	£35,000
Audit Committee Chair	£10,000
Audit Committee Member	£5,000
Remuneration and Nomination Committee Chair	£10,000
Remuneration and Nomination Committee Member	£5,000

CSI does not provide for the automatic grant of equity or other awards to its Board members. Such awards, if any, are approved on an ad hoc basis.

Clean Diesel Directors, Executive Officers, Corporate Governance and Director Independence

Clean Diesel Directors and Executive Officers

The following includes a brief biography of each member of Clean Diesel’s Board of Directors and Clean Diesel’s executive officers, including their ages as of July 21, 2010. Each biography of each member of Clean Diesel’s Board of Directors includes information regarding the specific experience, qualifications, attributes or skills that led the Compensation and Nominating Committee and Clean Diesel’s Board of Directors to determine that the applicable director should serve as a member of Clean Diesel’s Board of Directors as of the date of this report. The term of office of each director is until the 2010 annual meeting or until a successor is duly elected or, if before then, a director resigns, retires or is removed by the stockholders.

Michael L. Asmussen, 40, has been President, Chief Executive Officer and a director of Clean Diesel since February 2009. When Mr. Asmussen was appointed as Clean Diesel’s Chief Executive Officer in 2009, Clean Diesel’s Board of Directors determined that it was important that Clean Diesel’s Chief Executive Officer also be a director of the Company and appointed Mr. Asmussen to the Board at that time. Mr. Asmussen brings to the Board significant managerial experience.

Mr. Asmussen joined Clean Diesel Technologies in September 2008 serving as President and Chief Executive Officer. Prior to that, from 1996 to 2007, Mr. Asmussen held a variety of positions at Eaton Corporation, a diversified power management company with 2007 sales of $13 billion. Between 2005 and 2007, Mr. Asmussen managed the Mirror Controls Division sales and marketing team where his primary focus was driving global growth strategies, and during this time he helped significantly increase sales. In 2007, he led the divestiture of the Mirror Controls Division and became Vice President of Sales and Marketing for Mirror Controls International, the world’s largest automotive mirror actuator manufacturer. In addition to assisting in the establishment of new organizational structures, his broad scope of responsibilities included income statement accountability, strategic market planning, and leadership of the global sales and marketing organization. From 2002 to 2005, Mr. Asmussen was Strategy Manager for the Specialty Controls Division of Eaton Automotive, a global leader in critical automotive components to reduce emissions and fuel consumption, and improve vehicle stability and performance. From 2000 to 2002, he served as Customer Manager for all North American sales initiatives with Ford Motor Company. Mr. Asmussen holds M.B.A. and Bachelor of Science degrees from Michigan State University.

John A. de Havilland, 72, was a director of Clean Diesel since its inception in 1994 until May 10, 2010. Mr. de Havilland was a director of J. Henry Schroder Wagg & Co. Ltd., a merchant bank, from 1972 until his retirement in 1989. Mr. de Havilland was one of the Company’s original founders.

Frank Gallucci, 60, joined Clean Diesel as a Director in August 2010. Mr. Gallucci is a Managing Director and founder of Whitestone Associates, LLC, a boutique investment banking firm specializing in M&A services and strategic planning, established in 1992. Since 2008, Mr. Gallucci has also served as a Vice President-Mergers and Acquisitions for Valhalla Management, a private equity firm based in Winnipeg, Canada. Mr. Gallucci holds a BS degree from the State University of New York — Oneonta and an MS and MBA from Hofstra University. Since 2003, Mr. Gallucci has served as an adjunct professor at Adelphi University’s Graduate School of Business.

Derek R. Gray, 77, For information regarding Mr. Gray’s business experience and qualifications, see his biography included under “— Directors of the Combined Company” above.

Charles W. Grinnell, 73, has been Vice President, General Counsel, Corporate Secretary and a director of Clean Diesel since its inception. He has been a director of Fuel Tech, Inc., an emissions control company, since 1987 and Vice President, General Counsel and Corporate Secretary of that company from 1987 until his retirement in February 2009. Mr. Grinnell holds JD and LLM (Tax) degrees. Mr. Grinnell has broad experience in commercial law, licensing, corporate law, and corporate governance. Mr. Grinnell has been involved with the Company since its inception and has extensive knowledge of the Company and its history. Mr. Grinnell’s legal experience and longstanding history with the Company make him a trusted advisor to the Board.

David F. Merrion, 73, has been a director of Clean Diesel since June 2006. He is the principal of David F. Merrion LLC, a consulting practice. Mr. Merrion is a retired Executive Vice President — Engineering of Detroit Diesel Corporation, his employer from 1988 to 1999. He has been a director of Hy-Drive Technologies, Ltd., a hydrogen technology company, since 2007. He has been a Director and Chairman of Greenvision Technology, LLC, an intellectual property holding company, since 2000. Mr. Merrion was Chairman of the Clean Diesel Technical Advisory Board from 2005 until its termination in January 2009. Mr. Merrion has extensive experience in the diesel manufacturing business and his technical expertise is directly applicable to Clean Diesel’s business and enhances the composition of the Board.

Mungo Park, 54, For information regarding Mr. Park’s business experience and qualifications, see his biography included under “— Directors of the Combined Company” above.

David W. Whitwell, 44, joined Clean Diesel as a Director in August 2010. Since March 2008, Mr. Whitwell has been a Partner with B2B CFO Partners, LLC, a national firm providing part-time senior level financial and operational advisory services to emerging and middle market businesses. Prior to joining B2B CFO Partners, Mr. Whitwell served as Vice-President and Chief Financial Officer of IWT Tesoro Inc., a publicly-traded tile and stone distribution concern, from November 2006 through January 2008. From 1999 to November 2006, Mr. Whitwell served as Vice-President and Chief Financial Officer of Clean Diesel Technologies Inc. Mr. Whitwell holds a BS degree from Pennsylvania State University and an MBA from Lehigh University.

Dr. Daniel K. Skelton, 36, has been Vice President, Global Sales since February 2009. He was previously Vice President, International since August 2008; Commercial Director, Europe since September 2006 and Business Development Manager, International since January 2005. From 2000 to 2004 Dr. Skelton was a Manager at Mitsui & Co. Ltd., an international diversified company, with responsibilities for developing emission control technology. Dr. Skelton holds a PhD degree in metallurgy.

Dr. Bernhard Steiner, 62, left the Company as an officer and director in February 2009. He was Chief Executive Officer of Clean Diesel since September 2004 and President since January 2006. Dr. Steiner held Executive Director positions from 2003 until 2008 at both Wayfinder Systems AB of Sweden, a navigation and location software development company, and OWR AG, a leading nuclear, biological and chemical protection solutions company. From 1999 until 2003, Dr. Steiner was General Manager of the Software Group of Motorola, Inc., an electronics company. Dr. Steiner passed away on June 26, 2010.

Timothy Rogers, 48. For information regarding Mr. Rogers’ business experience and qualifications, see his biography included under “— Directors of the Combined Company” above.

Ann B. Ruple, 58, was Vice President, Treasurer and Chief Financial Officer of Clean Diesel from December 2006 until April 19, 2010. Previously she had been Director, Financial Reporting, Planning and Analysis of NCT Group, Inc., her employer since 1998. Ms. Ruple is a Certified Public Accountant and holds an MBA Degree.

John B. Wynne, 49, was appointed by Clean Diesel’s Board of Directors as Vice President, Treasurer and Interim Chief Financial Officer of Clean Diesel to be effective on April 23, 2010. Mr. Wynne has been a partner of Tatum, LLC since 2005. Tatum is an executive services firm and is furnishing to Clean Diesel the services of Mr. Wynne as Interim Chief Financial Officer. During his association with Tatum, Mr. Wynne, who is a certified public accountant, served as Chief Financial Officer of Arbinet Corporation, a telecommunications company, from 2006 to 2009 and as Interim Chief Financial Officer of North American Airlines, Inc. from 2005 to 2006. Prior to his association with Tatum, Mr. Wynne held Chief Financial Officer positions with The Promptcare Companies, Inc, a health services company; Allied International Healthcare, Inc.; and Wassall USA, Inc., a conglomerate.

There are no family relationships among any of the directors or executive officers. Other than the recommendation of the Compensation and Nominating Committee of the Board, there are no understandings or arrangements with any persons regarding the nomination or election of any of the above persons. Please also see the text below under the caption “Agreements with Related Persons.”

Committees of the Board

The standing Committees of the Board are an Audit Committee and a Compensation and Nominating Committee. Messrs. Gray, Gallucci, and Whitwell are the members of the Audit Committee. Mr. Merrion is the member of the Compensation and Nominating Committee. Mr. Gray is Chairman of the Audit Committee. Mr. Merrion is Chairman of the Compensation and Nominating Committee. The Charters of the Audit Committee and the Compensation and Nominating Committees are available for viewing on Clean Diesel’s web site <www.cdti.com>.

Clean Diesel has adopted a code of Ethics and Business Conduct (the “Code”) that applies to all employees, officers and Directors, including the Chief Executive Officer and Chief Financial Officer. A copy of the code is available free of charge on written or telephone request to the secretary of the Company at the address or telephone number of the Company set out in the Company’s annual report to stockholders. The Code may also be viewed on Clean Diesel’s website under “Investor Relations” as follows: http://www.cdti.com.

The Audit Committee

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper record keeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations.

In the opinion of the Board, each of the voting members of the Audit Committee has both business experience and an understanding of generally accepted accounting principles and financial statements enabling them to effectively discharge their responsibilities as members of that Committee. Moreover, the Board has determined that Mr. Gray is a financial expert within the meaning of Securities and Exchange Commission regulations. In making this determination the Board considered Mr. Gray’s formal training, and long experience in accounting and auditing and his former service for many years as the Chairman of the Audit Committee of another reporting company under the Securities Exchange Act.

Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for establishing executive compensation and administering Clean Diesel’s Incentive Compensation Plan and also identifies director nominees for election to fill vacancies on Clean Diesel’s Board. Nominees are approved by the Board on recommendation of the Committee.

In evaluating nominees, the Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to Board responsibilities. Candidates should also satisfy such other particular requirements that the Committee may consider important to Clean Diesel’s business at the time. When a vacancy occurs on the Board, the Committee will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the Directors or Clean Diesel’s management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated will be recommended to the Board to consider for nomination.

Stockholders who wish to recommend candidates for consideration as nominees should on or before January 1 in each year furnish in writing detailed biographical information concerning the candidate to the Committee addressed to the Corporate Secretary of Clean Diesel at the address set out on the Notice of Meeting. No material changes have been made to the procedures by which security holders may recommend nominees to Clean Diesel’s Board of Directors.

Compensation and Nominating Committee Diversity Policy

The Compensation and Nominating Committee does not have a diversity policy. When evaluating nominees, however, the Committee considers a candidate’s background, experience, education, skills and individual qualities that could contribute to heterogeneity and perspective in Board deliberations.

Corporate Governance

Meetings

During 2009, there were eleven meetings of Clean Diesel’s Board, five meetings of the Audit Committee and five meetings of the Compensation and Nominating Committee. The Independent Directors met in executive session of the Board without the presence of Management or employee Directors on three occasions, the members of the Audit Committee met in executive session on three occasions, and the Compensation and Nominating Committee did not meet in executive session in 2009. The policy of the Board is to hold at least two executive sessions of the Board annually and executive sessions of committees when needed. Each Director attended during 2009 at least 75% of Board and Committee meetings of which he was a member. Clean Diesel does not have a formal policy relating to director attendance at annual meetings.

Code of Business Ethics and Conduct

On the recommendation of the Audit Committee, the Board has adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all employees, officers and Directors, including the Chief Executive Officer and Chief Financial Officer. A copy of the code is available free of charge on written or telephone request to the secretary of the Company at the address or telephone number of the Company set out in the Company’s annual report to stockholders. The Code may also be viewed on Clean Diesel’s website under “Investor Relations” as follows: http://www.cdti.com. Changes to or waivers of the requirements of the Code will be posted to the web site and reflected in appropriate Securities and Exchange Commission filings.

Risk Oversight

The Board of Directors exercises ultimate risk oversight responsibility for Clean Diesel directly and through its committees. The direct role for the Board is to assist management in identifying risk, to evaluate management’s performance in managing risk, and, when appropriate, to request information and data to assist in that process. The Board believes that its leadership structure of a separate Chairman and Chief Executive Officer enhances the Board’s assessment of risk. The Audit Committee assesses financial risk, and reviews and approves all related party transactions and potential conflicts of interest. The Compensation and Nominating Committee oversees risks relating to the Company’s compensation policies and practices. Each Committee reports its activities and recommendations to the Board, including assessment of risk, when appropriate.

Board Leadership Structure

The Clean Diesel Board is led by a Chairman who is a non-executive director selected by the full Board on nomination of the Compensation and Nominating Committee. Except for a brief interim period in 2002 and 2003, the positions of Chairman and Chief Executive Officer have not been held by the same person since the inception of the Company. The Board believes that the Chairman is responsible for Board leadership and the Chief Executive Officer is responsible for leading the management, employees and operations of the Company and that these are two distinct and separate responsibilities. The Board believes this leadership structure is efficient and promotes good corporate governance. However, the Board continues to evaluate its leadership structure and may change it, if, in the opinion of the Board, a change is required by the needs of the Company’s business and operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on filings with the Securities and Exchange Commission, Clean Diesel believes that all Clean Diesel’s officers and directors were in compliance with 2009 filing requirements relating to beneficial ownership reports under Section 16(a) of the Securities Exchange Act of 1934, except that the following filing, relating to a single event or transaction, was delayed: for Mr. Park a Form 3 due September 7 was filed November 2.

Director Independence

Messrs. Gray, Merrion, Gallucci and Whitwell are independent directors under the requirements of the NASDAQ listing standards. The members of Clean Diesel’s Audit Committee, Messrs. Gray, Gallucci and Whitwell are also independent under the more restrictive independence standards applicable to Audit Committee members within the meaning of the applicable NASDAQ listing standards and SEC rules. Mr. Asmussen, Mr. Grinnell, and Mr. Park are not independent under applicable NASDAQ listing standards and SEC rules.

Clean Diesel Executive Compensation

Clean Diesel Summary Compensation Table

The table below sets forth information for the year indicated with respect to compensation earned by Clean Diesel’s Chief Executive Officer and Clean Diesel’s two most highly compensated executive officers other than Clean Diesel’s Chief Executive Officer who were serving as executive officers as of December 31, 2009, as well as Clean Diesel’s former President and Chief Executive Officer who resigned in February 2009. Clean Diesel refers to these individuals in this report as the Named Executive Officers.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	($)(2)(3)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Michael L. Asmussen(6)	2009	$276,779	$—	$16,366	$27,526	$—	$273,212	$593,883
President and Chief	2008	$68,385	$20,200	$—	$33,478	$—	$3,683	$125,746
Executive Officer
Bernhard Steiner(7)	2009	$55,675	$—	$—	$—	$—	$296,080	$351,755
Former President and Chief	2008	$334,574	$—	$—	$310,774	$47,317	$89,427	$782,092
Executive Officer
Chief Executive Officer
Ann B. Ruple(8)	2009	$210,000	$—	$—	$124,719	$—	$27,550	$362,269
Former Vice President,	2008	$196,075	$—	$—	$149,348	$53,921	$29,229	$428,573
Treasurer and Chief Financial Officer
Timothy Rogers	2009	$217,063	$—	$—	$93,539	$—	$34,981	$345,583
Executive Vice President,	2008	$257,056	$14,495	$—	$129,004	$—	$39,277	$439,832
International

(1)	These bonus payments were for personal performance. See Note 3 below. Salary and incentive payments to Dr. Steiner and Mr. Rogers were paid in euros and sterling, respectively, and were valued by the dollar conversion rate for those currencies as reported in the Wall Street Journal with respect to banking transactions of $1 million or more as of the date accrued.

(2)	40,000 restricted shares issued to Mr. Asmussen in March 2009.

(3)	Option and restricted share awards do not represent cash paid to the optionees. The amounts shown in these columns represent the aggregate grant date fair value of the options, as determined in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures relating to service-based vesting conditions. The methodology of and all assumptions made in the valuation of these option awards are disclosed in Note 8 to Clean Diesel’s Consolidated Financial Statements for the fiscal year 2009.

(4)	The amount of the incentive bonus awarded to the Named Executive Officer in March 2009 for 2008 performance was based on the metrics and other criteria described below in the section regarding the 2008 Incentive Plan.

(5)	“All Other Compensation” includes 401(k) match, pension contributions, life insurance premiums, and medical and dental insurance premiums. Further, for Mr. Asmussen, in 2009, “All Other Compensation” also includes $249,869 for the relocation of Mr. Asmussen from Michigan to Connecticut in 2009 and related tax gross-up. For Dr. Steiner, in 2009, “All Other Compensation” also includes €201,250 ($278,374) in salary continuation and €10,000 ($13,832) as cash in lieu of medical and retirement plan benefits. For Dr. Steiner, in 2008, “All Other Compensation” also includes €60,000 ($83,124) pursuant to his employment agreement as cash in lieu of medical and retirement plan benefits.

(6)	Mr. Asmussen commenced employment on September 3, 2008 as Vice President of Sales, Americas and became Director, President and Chief Executive Officer effective February 10, 2009.

(7)	Dr. Steiner resigned as Director, President and Chief Executive Officer of Clean Diesel in February 2009 and was replaced by Mr. Michael L. Asmussen. Under Dr. Steiner’s Employment Agreement effective March 4, 2008 which continues until September 13, 2010, his salary and benefit continuation for the remaining term of the Agreement at April 28, 2010 were approximately $137,000. Dr. Steiner passed away on June 26, 2010. Upon his death, payments under his employment agreement ceased.

(8)	Ms. Ruple was terminated as Vice President, Treasurer and Chief Financial Officer effective as of April 19, 2010.

Narrative Disclosure To Clean Diesel Summary Compensation Table

Base Salary

Executive base salaries are approved by the Compensation and Nominating Committee on recommendation of the Chief Executive Officer, except that the base salary of the Chief Executive Officer is fixed by the Committee itself. In approving or fixing base salaries, the Committee acts in its collective business judgment and experience on what it understands to be fair, reasonable and equitable compensation in view of Clean Diesel’s requirements for recruiting and retention in a highly competitive market. The Committee does not rely on compensation consultants. In its deliberations, the Committee considers:

•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	Clean Diesel’s recent and expected overall performance; and

•	Clean Diesel’s overall budget for base salary increases.

In December 2008, a salary freeze was initiated, with the exception of increases for four employees, effective January 1, 2009.

Annual Incentive and Bonus Awards

2009

In 2009, no awards were made under Clean Diesel’s incentive cash bonus program, called the Management Incentive Program (“MIP”).

2008

In 2008, potential cash awards under MIP, were designed to focus Clean Diesel’s managers on the achievement of Clean Diesel’s financial targets for that year, as well as on individual objectives established at the commencement of the year.

The 2008 MIP was structured as follows:

Participation in the incentive program was limited to managers.

Each participant in the 2008 MIP was assigned a Target Participation Percentage (“Target”) which was a percentage of annual gross salary. The Targets assigned were: 50% for each of Mr. Rogers and Ms. Ruple. For each participant, individual goals were set each representing a percentage of the Target, but all such goals in total not exceeding 100% of Target. Payouts for goals attained would be evaluated as having been attained on a scale of from 70% to 125%. No payout would be available for a goal evaluated at less than 70% and no payout could exceed 125% of a goal.

Dr. Steiner’s goals were 2008 revenues of $14 million, 40%; attain a minimum year end share price ranging from $17.50 to $22.50, 7.5% to 30%; enter into licensing arrangements, 30%. Ms. Ruple’s goals were 2008 revenues of $14 million, 20%; implement management information technology reporting, 20%; staff development, 20%; implement credit facilities, 20%; office relocation and lease negotiation, 20%. Mr. Roger’s goals were international revenues of $8,861,700, 50%; develop team, 20%; enter into licensing arrangements, 20%; develop business strategies, 10%.

Results under the 2008 MIP were as follows:

Dr. Steiner was recognized by the Committee as having attained in 2008, 100% of one individual goal in connection with Clean Diesel’s licensing program. Ms. Ruple was recognized as having attained three individual goals, staff development evaluated at 75%, credit facilities evaluated at 100%, and office relocation evaluated at 100%. In addition, while the Committee determined that Mr. Rogers had not met his individual goals, nevertheless, he was recognized by the Committee as having achieved substantial success in the management in 2008 of Clean Diesel’s international business activities and was awarded a cash bonus otherwise than pursuant to the 2008 MIP.

Long-Term Incentives

Clean Diesel has one equity based employee compensation plan, referred to as the Incentive Plan, approved by the stockholders in 1994 and in 2002, under which awards may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof. Participants in the Incentive Plan may be Clean Diesel’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Clean Diesel’s business.

Clean Diesel’s long-term equity incentives are stock options and are designed to focus management on the long-term success of Clean Diesel as evidenced by appreciation of Clean Diesel’s stock price over several years, by growth in its earnings per share and other elements, and thereby, to align the interests of the optionees with the interests of the stockholders.

Details concerning stock options awarded in 2009 to the Named Executive Officers and to the directors are set out in the Clean Diesel Summary Compensation Table above.

Ownership Guidelines

Clean Diesel does not have a stock ownership policy for Senior Executives.

Hedging and Insider Trading Policies

Clean Diesel does not have a formal policy on hedging. Clean Diesel prohibits trading in its securities during closed periods which are the two months before the release of annual results and one month before the release of quarterly results.

Equity Grant Practices

Under the Incentive Plan, the Board grants stock option awards for a term of not more than ten years. Stock option awards are made by the full Board rather than the Compensation and Nominating Committee because the non-executive directors themselves are eligible for discretionary stock option awards. The awards have an exercise price per share equal to fair market value on the grant date. Fair market value is the mean of the high and low trading price, or if there are not trading prices, the bid and asked prices, reported in either case on The NASDAQ Stock Market LLC. The grant date is the date of Board action but may be a future date tied to an event, such as commencement of employment. Under the current policy of the Board, awards to employees may be exercised one-third on the grant date and one-third on each of the first and second anniversaries of the grant date; awards to new employees may be granted so as to be exercised one-third on each of the first through third anniversaries of grant; option awards may in the discretion of the Board be Incentive Stock Options under Internal Revenue Code Section 422, if awarded to U.S. employees; on resignation, options which once vested, i.e. which may then be exercised, will continue to be exercisable for time periods depending on length of employment, so that such options are exercisable for 180 days, if employed less than three years; for two years, if employed for between three and five years; for three years, if employed between five and seven years; for five years if employed more than seven years; but in no event later than the basic ten-year option term. In case of death, total disability or normal retirement, the portion of the option then vested shall continue in force and be exercisable until the expiration of the basic ten-year term, but the then unvested portion of the option shall terminate and be of no effect.

Retirement Benefits

Clean Diesel has a 401(k) Plan covering substantially all U.S. employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Clean Diesel’s 401(k) Plan provides for annual deferral of up to $16,500 for individuals until age 50, $22,000 for individuals 50 and older, or, as allowed by the Internal Revenue Code. If an employee contributes 5% to the 401(k) Plan, Clean Diesel matches 100% of employee contributions up to 4% of employee salary. Matching contributions vest immediately. Costs related to this plan were $49,000, $59,000 and $34,000 in 2009, 2008 and 2007, respectively. Effective January 1, 2009, Clean Diesel established a pension plan available for all full-time U.K. employees who have met minimum length-of-service requirements. Under the pension plan, Clean Diesel will contribute an amount equal to 3% of employee’s base salary per annum. An employee may make voluntary additional contributions which Clean Diesel will match up to a further 2%. After five years of service, Clean Diesel will increase its contribution to an amount equal to 5% of employee’s base salary. Costs related to this plan were $24,000 in 2009.

Welfare Benefits

In order to attract and retain employees, Clean Diesel provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits. Clean Diesel may also provide other benefits to executives including term life insurance and disability insurance. These benefits are not provided to non-employee directors.

Employment Agreements; Severance Arrangements

Each of the “Named Executive Officers” identified above in the Clean Diesel Summary Compensation Table is party to Clean Diesel’s form of employment agreement with similar provisions. These agreements are for indefinite terms except for Dr. Steiner whose agreement would have continued until September 13, 2010. Clean Diesel’s employment agreements provide for certain severance benefits. The severance benefit is payable in the event of termination of employment because of physical incapacity or without cause. Termination of employment without cause is termination under circumstances other than resignation, retirement or cause and includes constructive discharge. Termination for cause, for which no severance is payable, is termination on account of conviction or plea of guilty to a felony; any instance of fraud, embezzlement, self dealing, insider trading or similar malfeasance with respect to Clean Diesel regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified by Clean Diesel in writing as a potential disciplinary measure.

The severance benefit for incapacity for each of the officers is in the form of base salary for six months. The severance benefit for termination without cause is base salary and benefit continuation for varying time periods depending on the employee or until the employee finds comparable employment. Benefit continuation includes health and medical insurance, 401(k) Plan match, and the employer’s portion of social security. The time periods and estimated cash value of benefits for Mr. Rogers are three months ($61,000). The value of these estimated severance benefits is based on the amount of base salary and benefits payable from January 1,

2010 for the applicable time period. For Dr. Steiner, the remaining severance benefit under his Employment Agreement effective March 4, 2008 which would have continued until September 13, 2010 would be, from April 1, 2010, approximately $137,000. Dr. Steiner passed away on June 26, 2010.

Under the several employment agreements, each of the officers is indefinitely obligated to maintain confidentiality of Clean Diesel’s proprietary information and to assign inventions made in the course of employment by Clean Diesel. Severance benefits are not explicitly conditioned on these undertakings.

Options Vesting on Change in Control

Under the Incentive Plan, all outstanding options shown in the table below “Outstanding Equity Awards at Fiscal Year End” for the Named Executive Officers will become immediately exercisable in the event that there is with respect to Clean Diesel, a “Change in Control.” A “Change in Control” takes place if (a) any person or affiliated group becomes the beneficial owner of 51% or more of Clean Diesel’s outstanding securities; (b) in any two-year period, persons in the majority of the Board cease being so unless the nomination of the new directors was approved by the former directors when they were in office; (c) a business combination takes place where Clean Diesel’s shares of Common Stock are converted to cash, securities or other property, but not in a transaction in which Clean Diesel’s stockholders have proportionately the same share ownership before and after the transaction; or (d) Clean Diesel’s stockholders approve of a plan for its liquidation or dissolution.

Indemnification and Insurance

Under Clean Diesel’s Certificate of Incorporation, indemnification is afforded its directors and executive officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs which an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Clean Diesel is, however, not obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in Clean Diesel’s best interests, or, in the case of a settlement of a claim, such determination is made by Clean Diesel’s Board.

Clean Diesel carries insurance providing indemnification, under certain circumstances, to all of Clean Diesel’s directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this policy is $43,000.

No payments have been made to any of Clean Diesel’s past or present directors or officers for such indemnification or under any insurance policy.

Compensation Recovery Policies

Clean Diesel maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of Clean Diesel’s financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, Clean Diesel will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

Clean Diesel reviews and considers the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m), which provides that Clean Diesel may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Clean Diesel believes that compensation paid under its incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, Clean Diesel began accounting for the equity-based compensation issued under the Incentive Plan in accordance with FASB ASC Topic 718.

Clean Diesel estimates the fair value of stock options using a Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of Clean Diesel’s stock, the risk free interest rate, option forfeiture rates, and dividends, if any. The expected term of the options is based upon the historical term until exercise or expiration of all granted options. The expected volatility is derived from the historical volatility of Clean Diesel’s stock on the U.S. NASDAQ Capital Market (the Over-the-Counter market prior to October 3, 2007) for a period that matches the expected term of the option. The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option. ASC 718 requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards ultimately expected to vest. The estimate is based on Clean Diesel’s historical rates of forfeitures. ASC 718 also requires estimated forfeitures to be revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. The dividend yield is assumed as 0% because Clean Diesel has not paid dividends and does not expect to pay dividends in the future.

Clean Diesel Option Exercises And Stock Vested

As mentioned above, Clean Diesel has one equity-based employee compensation plan, the Incentive Plan, under which awards may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof. There were no exercises of stock options during 2009 by the Named Executive Officers and none of the stock awards vested in 2009.

Clean Diesel Outstanding Equity Awards At Fiscal Year End

The following table sets out information as to the Named Executive Officers concerning their unexercised options awards, by award outstanding at fiscal 2009 year end.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options #	Options #	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date(1)
(a)	(b)	(c)	(d)	(e)

Michael L. Asmussen(2)	3,333	6,667	$8.40	09/03/18
	1,667	3,333	$2.705	12/22/18
Bernhard Steiner	30,000	—	$9.20	02/11/11
	10,000	—	$9.70	02/11/11
	20,000	—	$5.10	02/11/11
	38,000	—	$9.10	02/11/11
	23,333	—	$19.125	02/11/11
	6,667	—	$2.705	02/11/11
Ann B. Ruple	10,000	—	$8.25	12/13/16
	20,000	—	$19.125	12/18/17
	13,333	6,667	$2.705	12/22/18
Timothy Rogers	20,000	—	$9.75	09/30/13
	4,000	—	$9.70	12/09/14
	3,333	—	$5.10	12/20/15
	13,000	—	$9.10	01/04/17
	15,000	—	$19.125	12/18/17
	10,000	5,000	$2.705	12/22/18

(1)	The option expiration date indicated is the tenth anniversary of the date of grant. Each of the foregoing options is for a ten-year term and vests as to the shares granted, one-third on grant and one-third on each of the first and second anniversaries of grant. On resignation, those of the above options which are then vested may continue to be exercisable for time periods depending on length of employment, so that such options are exercisable for 180 days, if employed less than three years; for two years, if employed for between three and five years; for three years, if employed between five and seven years; for five years if employed more than seven years; but in no event later than the basic ten-year option term. In case of death, total disability or normal retirement, the portion of the option then vested shall continue in force and be exercisable until the expiration of the basic ten-year term, but the then unvested portion of the option shall terminate and be of no effect.

(2)	40,000 shares restricted common stock award unvested.

Clean Diesel Director Compensation

At the commencement of 2009, Clean Diesel’s directors were paid an annual retainer of $30,000, and the Chairman of the Board and the Chairman of the Audit Committee were each paid retainers of $30,000 and $10,000, respectively. Retainers are paid quarterly in arrears. Effective July 1, 2009, the Board agreed to reduce those retainers by 50%. Thus for the full year the retainers paid were $22,500 as a director, $22,500 as Chairman of the Board and $7,500 as Chairman of the Audit Committee. On March 26, 2010, the Board agreed to reinstate the original compensation schedule. There are no meeting fees. Directors are also eligible for stock option awards. Stock option awards to non-executive directors are, under the current policy of the Board, for a ten-year term and are fully vested when granted. Directors who are also employees or executive officers of Clean Diesel receive no compensation for their service as directors as such, and accordingly, Messrs. Grinnell and Asmussen are not included in the table.

As newly elected directors, each of Messrs. Gallucci and Whitwell will be entitled to an annual retainer of $30,000 and will also receive an annual retainer of $10,000 for serving on the audit committee and an annual retainer of $10,000 for serving on the special committee of independent directors, each retainer paid quarterly in arrears.

Clean Diesel Summary Director Compensation Table

The following table shows for Clean Diesel’s non-executive directors all compensation earned in 2009 on account of fees, whether paid in cash or stock, and stock option awards.

	Fees Earned
	or	Option
	Paid in Cash	Awards	Total
Name	($)	($)	($)

J. A. de Havilland(5)	$22,500	—	$22,500
D. R. Gray(4)	47,379	—	47,379
J. J. McCloy II(2)	17,379	—	17,379
D. F. Merrion	22,500	—	22,500
M. Park(1)	10,323	—	10,323
D. R. Gammon(3)	11,083	—	11,083

(1)	Elected as a director August 26, 2009. Elected as chairman August 28, 2009.

(2)	Resigned as a director August 28, 2009.

(3)	Resigned as a director May 13, 2009.

(4)	Resigned as chairman August 28, 2009.

(5)	Resigned as a director May 10, 2010.

Clean Diesel Non-Employee Directors Outstanding Stock Options at 2009 Fiscal Year End

The following table sets out by grant date the outstanding options held at year end 2009 by the non-employee directors. All of these options are vested.

	Number of
	Securities
	Underlying	Option	Option
	Unexercised	Exercise	Expiration
Name	Options #	Price	Date(1)
(a)	(b)	(c)	(d)

John A. de Havilland	2,000	$12.50	02/10/10
	2,000	$9.825	03/14/11
	5,000	$14.50	03/13/12
	4,000	$8.25	06/11/13
	2,000	$15.35	12/02/13
	3,000	$9.70	12/09/14
	3,000	$5.10	12/20/15
	5,000	$9.10	01/04/17
	7,000	$19.125	12/18/17
	7,000	$2.705	12/22/18
Derek R. Gray	2,000	$12.50	02/10/10
	2,000	$9.825	03/14/11
	5,000	$14.50	03/13/12
	7,000	$8.25	06/11/13
	4,000	$15.35	12/02/13
	5,000	$9.70	12/09/14
	3,000	$5.10	12/20/15
	10,000	$9.10	01/04/17
	12,500	$19.125	12/18/17
	12,500	$2.705	12/22/18
David F. Merrion	11,000	$8.375	11/13/16
	5,000	$9.10	01/04/17
	7,000	$19.125	12/18/17
	7,000	$2.705	12/22/18
Mungo Park	—	$—	—

(1)	Each of these options is for a ten-year term and was fully vested on date of grant.

DESCRIPTION OF CLEAN DIESEL CAPITAL STOCK

Authorized Capital

As of August 18, 2010, the authorized capital stock of Clean Diesel consists of 12,000,000 shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

Common Stock

As of August 18, 2010, there were 8,213,988 shares of Clean Diesel common stock outstanding held of record by approximately 183 stockholders. Holders of Clean Diesel common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Clean Diesel preferred stock, the holders of Clean Diesel common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Clean Diesel’s board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Clean Diesel, the holders of Clean Diesel common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Clean Diesel preferred stock, if any, then outstanding. The Clean Diesel common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Clean Diesel common stock. All outstanding shares of Clean Diesel common stock are fully paid and non-assessable, and the shares of Clean Diesel common stock to be outstanding upon consummation of the offering will be fully paid and non-assessable.

Preferred Stock

As of August 18, 2010, 100,000 shares of undesignated Clean Diesel preferred stock were authorized, and no shares outstanding. Clean Diesel’s board of directors has the authority to issue the shares of Clean Diesel preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, Clean Diesel’s board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Clean Diesel common stock. The issuance Clean Diesel preferred stock may have the effect of delaying, deterring or preventing a change in control of Clean Diesel.

Warrants

As of August 18, 2010, warrants to purchase 399,528 shares of Clean Diesel common stock were outstanding. For a discussion of the common stock purchase warrants to be issued as part of the Merger, see the section, entitled, “The Merger Agreement — Warrants.”

Rights Agent; Transfer Agent

American Stock Transfer & Trust Company is the transfer agent and registrar for Clean Diesel’s common stock.

PRINCIPAL STOCKHOLDERS OF CLEAN DIESEL

The following table sets forth information known to Clean Diesel regarding the beneficial ownership of common stock as of August 18, 2010 by: (i) each person owning beneficially more than five percent of the outstanding shares of common stock; (ii) each of the directors; (iii) the Named Executive Officers of Clean Diesel; and (iv) all directors and executive officers as a group.

		Percentage
Beneficial Owner	No. of	Beneficially
Name and Address(1)	Shares(2)(3)	Owned(4)

Ruffer LLP(3)	1,196,561	14.6%
Hawkwood Fund Limited(3)	458,148	5.6%
Directors and Named Executive Officers
Michael L. Asmussen	68,333	*
John A. de Havilland	51,288	*
Derek R. Gray	193,791	2.3%
Charles W. Grinnell	62,193	*
David F. Merrion	30,000	*
Mungo Park	283,974	3.3%
Timothy Rogers	65,733	*
Ann B. Ruple	2,421	*
Bernhard Steiner(5)	162,090	1.9%
All Directors and Officers
As a Group (11 persons)	950,291	10.6%

*	Less than 1%

(1)	The address of Ruffer LLP is 80 Queen Victoria Street, London SW1E 52C; and of Hawkwood Fund Limited is The Jersey Trust Company, Elizabeth House, 9 Castle Street, St. Helier, Jersey, Channel Islands JE4 2QP; the address of directors and Named Executive Officers is c/o Clean Diesel Technologies, Inc., Suite 1100, 10 Middle Street, Bridgeport, Connecticut 06604.

(2)	In addition to shares issued and outstanding, includes shares subject to options or warrants exercisable within 60 days for Ruffer LLP, 8,090 shares; Mr. Asmussen, 18,333 shares; Mr. de Havilland, 38,000 shares; Mr. Gray, 62,749 shares; Mr. Grinnell, 56,000 shares; Mr. Merrion, 30,000 shares; Mr. Park, 283,974 shares held by Innovator Capital Limited of which Mr. Park is a principal; Mr. Rogers, 65,333 shares; Dr. Steiner, 128,000 shares; and, for all directors and officers as a group, 710,523 shares. The amounts for Mr. de Havilland, Mr. Gray, and for directors and officers as a group do not include for Mr. de Havilland, 8,026 shares, and for Mr. Gray, 49,215 shares, which are held respectively by their adult children and as to which Mr. de Havilland and Mr. Gray disclaim beneficial ownership.

(3)	To Clean Diesel’s knowledge, the directors and Named Executive Officers hold sole beneficial ownership and investment power over the shares reported; and the remaining beneficial owners have at least shared investment power over their shareholdings.

(4)	The percentages are percentages of outstanding stock and have been calculated by including warrants and options exercisable within 60 days by the respective stockholders calculated individually.

(5)	Dr. Steiner passed away on June 26, 2010.

PRINCIPAL SHAREHOLDERS OF CSI

The following table sets forth certain information regarding beneficial ownership of CSI’s common stock as of July 31, 2010 the most recent practicable date, (1) by each person who is known by CSI to own beneficially more than 5% of CSI’s outstanding common stock, (2) by each of CSI’s directors and director nominees, (3) by each of CSI’s named executive officers identified in the table set forth under the heading “Management following the Merger — CSI Summary Compensation Table,” and (4) by all of CSI’s named executive officers and directors (and director nominees) as a group. Information with respect to beneficial ownership by 5% stockholders has been based on information filed pursuant to the rules and regulations of the AIM.

	Beneficial Ownership(b)
	Number of	%
Name and Address of Beneficial Owner(a)	Shares	Owned

Duke Investments LLC	6,562,036	9.4
Aran Asset Management SA	6,106,913	8.8
Cycad Group LLC(c)	5,610,829	7.9
RockPort Capital Partners(d)	4,898,123	7.0
Advent Energy Limited(e)	3,543,455	5.1
Directors and Executive Officers
Charles F. Call(f)	2,108,737	3.0
Stephen J. Golden, PhD.(g)	1,695,324	2.4
Charles R. Engles, PhD.(h)	331,798	*
Bernard H. Cherry(i)	60,000	*
Alexander Ellis	—	*
Nikhil A. Mehta	—	*
All named directors and executive officers as a group (6 persons total)(j)	4,195,859	6.0

*	less than 1%

(a)	The address of Duke Investments LLC is 139 East Fourth Street, 5th Floor Atrium II, Cincinnati, Ohio 45202 ; of Aran Asset Management SA is Bahnhofplatz, 6304 Zug, Switzerland; of Cycad Group LLC is 6187 Carpinteria Avenue, Suite 300, Carpinteria, California 93014; of RockPort Capital Partners is 160 Federal Street, 18th Floor, Boston, Massachusetts 02110; of Advent Energy Limited is 75 State Street, 29th Floor, Boston, Massachusetts, 02109; the address of Directors and Executive Officers is c/o Catalytic Solutions, Inc., 4567 Telephone Road, Suite 206, Ventura, California 93003.

(b)	To CSI’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of CSI’s common stock shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned all shares that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in CSI’s case is July 31, 2010.

Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or warrants, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. On July 31, 2010, there were 69,761,902 shares of CSI’s common stock issued and outstanding.

(c)	Includes 1,250,000 shares issuable upon exercise of warrants.

(d)	Includes 3,475,723 securities held by RockPort Capital Partners, LP and 1,422,400 securities held by RP Co-Investment Fund I. Alexander (“Hap”) Ellis, III, Director, is a general partner of RockPort Capital Partners and may be deemed to beneficially own such shares. Mr. Ellis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(e)	Includes 3,518,652 securities held by Advent Energy II Limited Partnership and 24,803 securities held by Advent Partners II Limited Partnership.

(f)	Mr. Call’s shares are held jointly with his spouse. Includes 2,087,461 shares issuable upon exercise of stock options.

(g)	Dr. Golden’s shares are held in the Golden Family Trust dated May 5, 2006. Includes 405,000 shares issuable upon the exercise of stock options.

(h)	Includes 48,000 shares issuable upon exercise of stock options.

(i)	Mr. Cherry’s shares were granted as restricted stock pursuant to CSI’s 2006 Equity Compensation Plan.

(j)	Includes 2,540,461 shares issuable upon exercise of stock options.

PRINCIPAL STOCKHOLDERS OF COMBINED COMPANY

The following table and the related notes present certain information with respect to the beneficial ownership of the combined company upon consummation of the Merger, by (1) each person expected to be a director or executive officer of the combined company, (2) each person or group who is expected by the management of Clean Diesel and CSI to become the beneficial owner of more than 5% of the common stock of the combined company upon the consummation of the Merger and (3) all persons expected to be directors or executive officers of the combined company as a group. The information does not reflect the proposed reverse stock split.

	Beneficial Ownership(b)
	% of Clean	% of CSI	% of Combined
	Diesel Beneficially	Beneficially	Company
Name and Address of Beneficial Owner(a)	Owned	Owned	Beneficially Owned

Cycad Group LLC(c)	—	7.9%	10.8%
RockPort Capital Partners(d)	—	7.0%	12.0%
Emerald Technology Ventures(e)	—	2.5%	9.5%
Enertech Capital Partners(f)	—	3.7%	9.8%
Allen & Company LLC(g)	—	—	8.4%
Kanis, S.A.(h)	—	—	6.9%
Ruffer LLP(i)	14.6%	—	5.3%
Directors and Executive Officers
Charles F. Call †(j)	—	3.0%	*
Bernard H. Cherry †	—	*	*
Alexander Ellis †(d)	—	—	*
Charles R. Engles, PhD †	—	*	*
Derek Gray ‡(k)	2.3%	—	1.4%
Mungo Park ‡(l)	3.3%	—	2.5%
Timothy Rogers ‡(n)	*	—	*
Nikhil Mehta †	—	—	*
Stephen J. Golden, PhD. †(m)	—	2.4%	*
All named directors and executive officers as a group (9 persons total)	N/A	N/A	5.9%

*	less than 1%

†	CSI designee

‡	Clean Diesel designee

(a)	The address of Cycad Group LLC is 6187 Carpinteria Avenue, Suite 300, Carpinteria, California 93014; of RockPort Capital Partners is 160 Federal Street, 18th Floor, Boston, Massachusetts 02110; the address of Emerald Technology Ventures is Seefeldstrasse 215, CH-8008 Zurich, Switzerland; the address of Enertech Capital Partners is 435 Devon Park Drive, 700 Building, Wayne, Pennsylvania 19087; the address of Allen & Company LLC is 711 Fifth Avenue, New York, New York 10022; the address of Ruffer LLP is 80 Queen Victoria Street, London SW1E 52C, England; the address of the CSI designees is c/o Catalytic Solutions, Inc., 4567 Telephone Road, Suite 206, Ventura, California 93003. The address of the Clean Diesel designees is c/o Clean Diesel Technologies, Inc., 10 Middle Street, Suite 1100, Bridgeport, Connecticut 06604.

(b)	To Clean Diesel’s and CSI’s knowledge, unless otherwise indicated in the footnotes to this table, Clean Diesel and CSI believe that each of the persons named in the table have sole voting and investment power with respect to all shares of the combined company shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership for each of CSI, Clean Diesel and the combined company has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned all shares that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which is July 31, 2010 for this purpose.

Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or warrants, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percent of Clean Diesel beneficially owned is based on 8,213,988 shares of Clean Diesel common stock issued and outstanding on June 30, 2010 and the percent of CSI beneficially owned is based on 69,761,902 shares of CSI common stock issued and outstanding on July 31, 2010. The percent of the combined company beneficially owned is based on an estimated aggregate 23,523,553 shares of Clean Diesel common stock of the combined company outstanding immediately after the effective time of the Merger and assumes that CSI stockholders (including investors in its capital raise) and its financial advisor will collectively own 60% of the combined company and Clean Diesel stockholders (including investors in its Regulation S offering) will own 40% of the combined company, and assumes that immediately prior to the Merger, CSI issued an aggregate 6,462,094 shares of common stock (which will be designated as Class A common stock) its non-employee Directors as payment for accrued Directors fees and an aggregate 149,857,178 shares of Class B common stock upon conversion of the secured convertible notes issued in its capital raise; and that Clean Diesel issues warrants to purchase three million shares of common stock in the Merger, warrants to purchase one million shares of common stock to CSI’s financial advisor and one million shares of common stock to CSI’s financial advisor.

(c)	Reflects conversion of 33,377,753 shares of Class B common stock to be issued immediately prior to the Merger upon the conversion of secured convertible notes to be issued in CSI’s capital raise. Also reflects 59,157 shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock issuable upon exercise of warrants held as a result of assumption of its warrants to purchase 1,250,000 shares of CSI common stock by Clean Diesel in the Merger. Also reflects 217,266 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger.

(d)	Reflects conversion of 33,377,753 shares of Class B common stock to be issued immediately prior to the Merger upon the conversion of secured convertible notes to be issued in CSI’s capital raise. Reflects 276,897 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger held by RockPort Capital Partners, LP and 55,079 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger held by RP Co-Investment Fund I. Combined company ownership also reflects the conversion in the Merger of 3,675,057 shares of CSI common stock issued to Mr. Ellis (and assigned to RockPort Capital Partners by Mr. Ellis) as fees for Director services, which shares were issued immediately prior the Merger and converted to shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock in the Merger. Alexander (“Hap”) Ellis, III, a CSI Director designee, is a general partner of RockPort Capital Partners and may be deemed to beneficially own such shares. Mr. Ellis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(e)	Reflects conversion of 33,377,753 shares of Class B common stock to be issued immediately prior to the Merger upon the conversion of secured convertible notes to be issued in CSI’s capital raise. Reflects 68,281 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger.

(f)	Reflects conversion of 33,377,753 shares of Class B common stock to be issued immediately prior to the Merger upon the conversion of secured convertible notes expected to be issued in CSI’s capital raise. Reflects 99,729 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger.

(g)	Allen & Company LLC acted as CSI’s financial advisor in connection with the Merger and its capital raise. Reflects one million shares of Clean Diesel common stock and warrants to purchase one million shares of Clean Diesel common stock expected to be beneficially owned by Allen & Company LLC, which securities were issued as compensation for services provided to CSI.

(h)	Includes 343,769 shares held by Kanis SA and 503,671 shares of Clean Diesel and warrants to purchase 770,000 shares of Clean Diesel to be issued in Clean Diesel’s capital raise.

(i)	Reflects 8,090 shares of Clean Diesel common stock issuable upon exercise of warrants.

(j)	Mr. Call’s shares will be held jointly with his spouse. Reflects 824 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger.

(k)	Reflects 62,749 shares issuable upon exercise of options or warrants, 52,329 shares of Clean Diesel and warrants to purchase 80,000 shares of Clean Diesel to be issued in Clean Diesel’s capital raise. Does not reflect 49,215 shares, which are held by his adult children and as to which Mr. Gray disclaims beneficial ownership.

(l)	Includes 283,974 warrants held by Innovator Capital Limited of which Mr. Park is a principal. After the effective time of the Merger includes warrants to purchase 89,180 shares assumed to be paid to Innovator Capital for a fee associated with Clean Diesel’s capital raising and 194,486 shares issued to Innovator Capital for fees assumed to be paid in stock for services in connection with the Merger.

(m)	Dr. Golden’s shares will be held in the Golden Family Trust dated May 5, 2006. Reflects 49,965 shares of Clean Diesel common stock issuable upon exercise of warrants to be received in the Merger.

(n)	Includes 65,333 shares issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placements

In March 2009, Clean Diesel issued 40,000 restricted shares of its common stock under its Incentive Plan to Mr. Asmussen, Clean Diesel’s President and Chief Executive Officer.

On October 1, 2009, Clean Diesel’s directors, Michael Asmussen, who also serves as President and Chief Executive Officer, and Derek Gray, purchased 10,000 shares and 25,684 shares, respectively, of Clean Diesel common stock. Total shares acquired were 35,684 and total proceeds based on the October 1, 2009 NASDAQ consolidated closing bid price of $1.65 on the effective date of Clean Diesel offer, were $58,878.60. The proceeds will be used for the general corporate purposes of Clean Diesel. The shares are restricted shares issued pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended.

Agreements with Related Persons

Mr. Park, as a director and as Chairman of Clean Diesel, is entitled under the current directors’ compensation policy of Clean Diesel to an annual director’s retainer of $15,000 and a chairman’s retainer of $15,000, each paid quarterly in arrears; such amounts reflect the reduced rate approved in August 2009 wherein non-executive members of Clean Diesel’s Board of Directors agreed to receive 50% of their annual compensation. For the year ended December 31, 2009, Clean Diesel’s selling, general and administrative expenses include approximately $10,300 of director fees for Mr. Park.

Mr. Park is the chairman of Innovator Capital Limited, a financial services company of London, England, which firm has provided services to Clean Diesel (see below). Mr. Park is not an independent director within the meaning of NASDAQ Rule 5605(a)(2) and, as such, is and will not be a member of the Audit or the Compensation and Nominating Committees of the Board of Clean Diesel.

Innovator Capital

Clean Diesel has retained the services of Innovator and have incurred costs as summarized in the following table:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Financial advisory fees	$30	$268	$207
Merger and acquisition fees	14	—	—
Private placement fees	—	—	986

Total	$44	$268	$1,193

Innovator provided financial advice to Clean Diesel from 2006 through January 2009 and compensation for such advice, along with travel and other expenses, charged to expense was $30,000, $268,000 and $207,000 in the years ended December 31, 2009, 2008 and 2007, respectively. In addition, as compensation for its financial advisory services to Clean Diesel, Innovator received and holds warrants to purchase 283,974 shares of common stock of Clean Diesel at exercise prices from $8.4375 to $15.625 which expire from December 29, 2011 through December 29, 2012. Further, Clean Diesel paid Innovator $986,000 for fund raising services which amount was charged to stockholders’ equity as a reduction of proceeds received from investors.

On November 20, 2009, Clean Diesel entered into an engagement letter with Innovator to provide financing and merger and acquisition services. The engagement letter, as amended, has a term expiring on September 30, 2010, during which Innovator will (i) act for Clean Diesel in arranging a private placement financing of $1 million to $1.5 million from the sale of Clean Diesel’s common stock and warrants and (ii) assist Clean Diesel in merger and acquisition activities.

For its financing services, Innovator will receive (i) a placing commission of five percent (5%) of all monies received by Clean Diesel and (ii) financing warrants to purchase shares of common stock of the Company equal in value to fifteen percent (15%) of the total gross proceeds received by Clean Diesel in the financing, such financing warrants to be exercisable at a price equal to a ten percent (10%) premium to the price per share of common stock in the financing. Issuance of the financing warrants is contingent on the stockholders of Clean Diesel authorizing additional common stock. Accordingly, in connection with Clean Diesel’s interim capital raise, Innovator Capital will receive a fee of $50,000 in cash and 89,180 warrants to purchase common stock at an exercise price of $1.342.

For its merger and acquisition services, Innovator will receive monthly retainer fees of $10,000 and success fees as a percentage of transaction value of five percent (5%) on the first $10 million, four percent (4%) on the next $3 million, three percent (3%) on the next $2 million, and two percent (2%) on amounts above $15 million in connection with possible merger and acquisition transactions. Success fees are payable in cash or shares or a combination of cash or shares as determined by the Board of Clean Diesel. In 2009, Clean Diesel incurred $14,000 for the monthly retainer to Innovator. The engagement letter further provides that retainer fees may be deducted from success fees, that Innovator shall be reimbursed for its ordinary and necessary out of pocket expenses, that the engagement letter is subject to Delaware law, and that disputes between the parties are subject to arbitration. Selling, general and administrative expenses for the three months ended March 31, 2010 include $30,000 related to the services rendered by Innovator Capital under the terms of the Engagement Letter. Accordingly, in connection with the Merger, Innovator Capital will receive a fee of approximately $761,000. Clean Diesel has elected to pay $500,000 of this fee in cash, and the balance of $261,000 in the form of 194,486 shares of its common stock, valued at $1.342 for this purpose.

COMPARISON OF CLEAN DIESEL STOCKHOLDERS AND CSI SHAREHOLDERS
RIGHTS AND CORPORATE GOVERNANCE MATTERS

The rights of CSI shareholders are currently governed by the California Corporations Code, its articles of incorporation, as amended and restated, and the bylaws of CSI. The rights of Clean Diesel stockholders are currently governed by the Delaware General Corporation Law, the restated certificate of incorporation, as amended, and the bylaws of Clean Diesel. If the Merger is completed, CSI shareholders will become stockholders of Clean Diesel, and their rights will be governed by the Delaware General Corporation Law, and the restated certificate of incorporation, as amended, and bylaws of Clean Diesel.

The table below summarizes the material differences between the rights of Clean Diesel’s stockholders and CSI’s shareholders pursuant to their respective articles or certificate of incorporation, and bylaws, as amended and currently in effect.

While Clean Diesel and CSI believe that the summary table covers the material differences between the rights of their respective stockholders and shareholders prior to the Merger, this summary does not include a complete description of all differences among the rights of Clean Diesel’s stockholders and CSI’s shareholders, nor does it include a complete description of the specific rights of these respective stockholders and shareholders. Furthermore, the identification of some of the differences in the rights of these stockholders and shareholders as material is not intended to indicate that other differences that may be equally important do not exist.

You are urged to read carefully the articles and bylaws of CSI, and the certificate of incorporation and bylaws of Clean Diesel. See the section entitled, “Where You Can Find More Information.” Copies of the certificate of incorporation and bylaws of Clean Diesel are filed as exhibits to the reports of Clean Diesel filed with the SEC.

	Clean Diesel	CSI

Authorized Capital Stock	The authorized capital stock of Clean Diesel consists of 12,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares of preferred stock, par value $0.01 per share. All of the Clean Diesel preferred shares are available for future issuance in one or more series to be issued from time to time.	The authorized capital stock of CSI currently consists of 148,500,000 shares of common stock, no par value. The authorized capital stock is proposed to be increased to 270,000,000 shares, such that the total number of shares of all classes of capital stock that CSI shall have authority to issue is 85,000,000 shares of Class A common stock having no par value and 185,000,000 shares of Class B common stock having no par value.

Preferred Stock	Clean Diesel board of directors is authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon wholly unissued series of preferred stock. There are currently no outstanding shares of preferred stock.	CSI has not authorized any series of preferred stock.

Number of Directors	The board of directors shall consist of that number of directors specified in the bylaws, the exact number to be fixed from time to time exclusively by a resolution adopted by a majority of the total	The authorized number of directors shall be between five (5) and nine (9). The board of directors or the shareholders may change the number of directors from time to time by a bylaw amendment duly

	Clean Diesel	CSI

	number of authorized directors (whether or not any vacancies exist at the time any such resolution is presented to the board of directors for adoption). The current authorized number of directors is seven (7).	adopted by the board of directors or the shareholders, provided that the board of directors shall not consist of fewer than three directors (unless the corporation has two or fewer shareholders).

Pre-emptive rights	Stockholders of Clean Diesel do not have any pre-emptive rights to purchase shares of Clean Diesel capital stock issued from time to time.	CSI’s articles of incorporation provide that its shareholders will have pre-emptive rights to purchase a proportionate share of any new equity securities issued by CSI, subject to certain exceptions. These exceptions include: issuances approved by shareholders; issuances for cash in any calendar year which do not exceed 50% of CSI’s outstanding equity securities on a fully diluted basis; grants of options or issuance of equity securities to employees, directors, officers, consultants or advisers under the corporation’s equity incentive plans or any stock option or incentive plan adopted by the corporation; issuance of securities upon exercise of currently outstanding warrants or options and upon conversion of any convertible promissory notes or convertible preferred stock; issuance of warrants or securities upon exercise of warrants, provided that such warrants were granted in connection with business transactions of CSI in the ordinary course and not in connection with financing activities; issuance of securities as a dividend or distribution payable in CSI’s common stock pro rata; issuance of securities upon any subdivision or combination or reclassification of CSI’s common stock; issuance of securities in connection with the purchase or acquisition of the stock, business or assets of one or more other persons, or in connection with a merger or similar business combination or acquisition; the issuance of securities for cash by way of rights in favor of holders of

	Clean Diesel	CSI

CSI’s common stock; or the issuance of securities which are to be paid up wholly or partly otherwise in cash.

Cumulative Voting	Under the Delaware General Corporation Law, cumulative voting is permitted if provided for in the certificate of incorporation. Clean Diesel’s certificate of incorporation does not provide for cumulative voting.	CSI’s bylaws permit shareholders to exercise the right of cumulative voting if the candidate’s name or the candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for such candidates in nomination.

Quorum	At any meeting of the stockholders, the holders of one-third (1/3) of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.	At any meeting of the stockholders, the holders of one-third (1/3) of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes.

Voting Stock	Each stockholder has one vote for every share of stock entitled to vote. Currently, there are no shares of any class outstanding other than common stock.	Each shareholder has one vote for every share of stock entitled to vote. CSI’s articles of incorporation only authorize the issuance of common stock.

Classification of Board of Directors	Clean Diesel’s articles of incorporation and bylaws do not provide for classification of Clean Diesel’s board of directors.	CSI’s articles of incorporation and bylaws do not provide for classification of CSI’s board of directors.

Removal of Directors	Subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of Clean Diesel entitled to vote generally in the election of directors, voting together as a single class. Vacancies resulting	The entire board of directors or any individual director may be removed from office without cause by approval of the holders of at least a majority of the shares, provided that unless the entire board of directors is removed, an individual director shall not be removed when the votes cast against such removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election of

	Clean Diesel	CSI

	from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders at a special meeting held for that purpose. Directors so chosen shall hold office until the next annual meeting of stockholders.	directors at which the same total number of votes were cast, or, if such action is taken by written consent, in lieu of a meeting, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. If any or all directors are so removed, new directors may be elected at the same meeting or by such written consent.

Vacancies on the Board of Directors	Vacancies on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of Clean Diesel’s board of directors, although less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy or newly created directorship shall hold office until the next election and until his or her successor shall have been duly elected and qualified.	In the interim between annual meetings of shareholders or of special meetings of shareholders called for the election of directors, any vacancies in the board of directors, including vacancies resulting from an increase in the authorized number of directors which have not been filled by the shareholders, including any other vacancies which the California General Corporation Law authorizes directors to fill, and including vacancies resulting from the removal of directors which are not filled at the meeting of shareholders at which any such removal has been effected, if the articles of incorporation or a bylaw adopted by the shareholders so provides, may be filled by the vote of a majority of directors then in office or of the sole remaining director, although less than a quorum exists. Any such directors elected to fill vacancies shall hold office until the next annual meeting of stockholders and until their successors have been elected and qualified, or until their earlier resignation, removal from office, or death.

Stockholder Action by Written Consent	Delaware law permits the taking of any action by written consent of the stockholders in lieu of a meeting.	CSI’s articles of incorporation prohibit the taking of any action by written consent of the shareholders in lieu of a meeting.

Amendment of the Articles or Certificate of Incorporation	Clean Diesel reserves the right to amend, alter, change or repeal any	CSI’s articles of incorporation may be amended in accordance with the

	Clean Diesel	CSI

	provision contained in the certificate of incorporation.	provisions of the California Corporations Code.

Amendment of Bylaws	Clean Diesel’s certificate of incorporation confers the power to adopt, amend, or repeal the bylaws upon the board of directors and the stockholders.

	Any adoption, amendment, or repeal of the bylaws by the board of directors requires the approval of a majority of the total number of authorized directors. Any adoption, amendment, or repeal of the bylaws by the stockholders requires the approval of at least 66 2/3% of the capital stock entitled to vote generally in the election of directors, voting together as a single class.	CSI’s shareholders, exercising a majority of the voting power, or its board of directors may amend, repeal or adopt new bylaws, provided that the board of directors shall have no control over any bylaw which fixes or changes the authorized number of directors of the corporation. Any control of the bylaws vested in the board of directors shall be subject to the authority of the shareholders to amend or repeal the bylaws or to adopt new bylaws. Any bylaw amendment or new bylaw which changes the minimum number of directors to fewer than five cannot be adopted if the votes cast against its adoption at a meeting or the shares not consenting in writing in the case of action by written consent are equal to more than sixteen and two-thirds percent of the outstanding shares.

Special Meeting of Stockholders or Shareholders	Clean Diesel’s bylaws provide that special meetings of stockholders may be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not any vacancies exist), or by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class and shall be held at such place, on such date, and at such time as they shall fix.	CSI’s bylaws provide special meetings shall be held at such place as the board of directors may, from time to time, fix. If directors fail to fix such place, the meetings shall be held at the principal executive office of CSI. Special meetings may be called by the Board of Directors, the Chairman or President, or by the holders of not less than 10% of all shares entitled to cast votes at the meeting

Notice of Stockholder or Shareholder Meeting	Written notice must be given not less than ten, nor more than 60 days before the date on which the meeting is to be held.	Written notice must be given not less than ten days (or not less than any such other minimum period of days as may be prescribed by the California Corporations Code) nor more than 60 days before the date of the meeting.

Delivery and Notice Requirements of Stockholder or Shareholder Nominations and Proposals	Clean Diesel’s bylaws provide that in order for stockholders to make a proposal such proposal must be received by Clean Diesel not less	The articles of incorporation and bylaws of CSI do not provide for procedures with respect to

	Clean Diesel	CSI

	than 120 calendar days in advance of the date that Clean Diesel’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or the date of the annual meetings has been changed more than 30 calendar days from the date contemplated in the previous year’s proxy statement, or in the event of a special meeting, to be timely received, notice from the stockholder must be received by Clean Diesel not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure is made.	shareholder proposals or director nominations.

Notification Requirements	Stockholders of Clean Diesel are subject to the requirement to file a Schedule 13D or 13G with the U.S. Securities and Exchange Commission if they acquire or are part of a group that acquires beneficial ownership of 5% or more of Clean Diesel’s common stock	Shareholders of CSI are obligated under its articles of incorporation to notify CSI if they acquire an interest in shares of CSI’s common stock that equals or exceeds 3% of the outstanding shares of CSI common stock.

Declaration and Payment of Dividends	The bylaws of Clean Diesel provide that, subject to applicable law, the board of directors may declare dividends from time to time.	CSI’s articles of incorporation and bylaws are silent on the issue of dividends. Declaration and payment of dividends are subject to limitations provided by the California Corporations Code.

Indemnification of Directors and Officers; Advancement of Expenses	The certificate of incorporation of Clean Diesel provides for the indemnification of current and former directors, officers, and employees of Clean Diesel, to the fullest extent authorized by Delaware law. Clean Diesel’s certificate of incorporation provides that Clean Diesel may advance expenses to directors and officers upon receipt of an undertaking by or on behalf of such director or officer to repay an amount so advanced if it should be determined ultimately that such director or officer is not entitled to	The articles of incorporation and bylaws of CSI provide that CSI may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. The bylaws of CSI are silent as to the advancement of expenses.

	Clean Diesel	CSI

be indemnified under the certificate of incorporation or otherwise.

Anti-Takeover Provisions	Certain provisions of Clean Diesel’s certificate of incorporation, bylaws, the Delaware General Corporation Law, and Clean Diesel’s certain officers and directors of Clean Diesel may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

Clean Diesel’s board of directors may issue additional shares of Clean Diesel common stock or establish one or more classes or series of preferred stock, having the number of shares (up to 100,000), designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by Clean Diesel’s board of directors without stockholder approval.

Clean Diesel’s certificate of incorporation and bylaws also contain a number of provisions that could impede a takeover or change in control of Clean Diesel, including but not limited to the elimination of stockholders’ ability to take action by written consent without a meeting and the elimination of cumulative voting in the election of directors.

In addition, Clean Diesel is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested

	Clean Diesel	CSI

stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Stock Trading Policy	Clean Diesel’s insider trading policies forbid insider trading. If you will be an employee of Clean Diesel or the surviving subsidiary after the closing of the Merger, your shares may be subject to these insider trading policies.

THE CLEAN DIESEL ANNUAL MEETING OF STOCKHOLDERS

General

Clean Diesel is sending you this joint proxy statement/information statement and prospectus as part of the solicitation of proxies by Clean Diesel’s board of directors for use at Clean Diesel’s annual meeting of stockholders and any adjournments or postponements of the meeting. Clean Diesel is first mailing this joint proxy statement/information statement and prospectus, including a notice of the Clean Diesel annual meeting of stockholders and a form of proxy on or about [          ], 2010.

Date, Time and Place of the Clean Diesel Annual Meeting

The Clean Diesel annual meeting is scheduled to be held on          , 2010:

at   a.m., local time at
[                    ]
London, England

Purpose of the Clean Diesel Annual Meeting

At the Clean Diesel annual meeting Clean Diesel common stockholders will be asked:

1. To elect seven (7) directors;

2. To ratify the appointment of Eisner LLP as Clean Diesel’s independent auditors for 2010;

3. Subject to approval of Proposal 4, to consider and vote upon a proposal to effect a reverse stock split in a ratio ranging from 1-for-3 to 1-for-8 of all issued and outstanding shares of Clean Diesel common stock, the final ratio to be determined within the discretion of the Clean Diesel Board of Directors, to occur immediately before the closing of the proposed Merger;

4. Subject to approval of Proposal 3, to consider and vote upon a proposal to approve the issuance of new shares of Clean Diesel common stock, par value $0.01 per share, and warrants to purchase shares of Clean Diesel common stock to securityholders of CSI, in connection with the merger proposed under the Agreement and Plan of Merger, dated as of May 13, 2010, as such may be amended from time to time, by and among Clean Diesel, Catalytic Solutions, Inc., a California corporation, and a wholly-owned subsidiary of Clean Diesel, pursuant to which CSI will become a wholly-owned subsidiary of Clean Diesel through a merger (subject to possible future dilution);

5. To consider and vote upon an adjournment of the Clean Diesel annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal described immediately above; and

To transact such other business that properly comes before the Clean Diesel annual meeting or any adjournment or postponement thereof.

CLEAN DIESEL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSALS NO. 1, 2, 3, 4 and 5

Proposals to be Voted on at the Clean Diesel Annual Meeting

1.	ELECTION OF DIRECTORS

Clean Diesel is asking you to vote for the election of seven (7) nominees as directors of Clean Diesel. The nominees were recommended by the Compensation and Nominating Committee of the Board. The term of office of each director is until the 2011 annual meeting or until a successor is duly elected or, if before then, a director resigns, retires or is removed by the stockholders. On August 25, 2010, the board of directors of Clean Diesel voted to increase the size of the board from five directors to seven directors.

The Nominees

The nominees are Frank Gallucci, Derek R. Gray, Charles W. Grinnell, David F. Merrion, Mungo Park, Timothy Rogers and David W. Whitwell. All but Mr. Rogers are incumbents.

The following table sets forth certain information with respect to each person nominated and recommended to be elected as a director of Clean Diesel.

Name	Age	Director Since

Frank Gallucci	60	2010
Derek R. Gray	77	1998
Charles W. Grinnell	73	1994
David F. Merrion	73	2006
Mungo Park	54	2009
Timothy Rogers	48	—
David W. Whitwell	44	2010

The following includes a brief biography of the nominees. Each biography of each member of Clean Diesel’s Board of Directors includes information regarding the specific experience, qualifications, attributes or skills that led the Compensation and Nominating Committee and Clean Diesel’s Board of Directors to determine that the applicable director should serve as a member of Clean Diesel’s Board of Directors.

Frank Gallucci. For information regarding Mr. Gallucci’s business experience and qualifications, see his biography included under “— Clean Diesel Directors and Executive Officers” above.

Derek R. Gray. For information regarding Mr. Gray’s business experience and qualifications, see his biography included under “— Directors of the Combined Company” above.

Charles W. Grinnell. For information regarding Mr. Grinnell’s business experience and qualifications, see his biography included under “— Clean Diesel Directors and Executive Officers” above.

David F. Merrion. For information regarding Mr. Merrion’s business experience and qualifications, see his biography included under “— Clean Diesel Directors and Executive Officers” above.

Mungo Park. For information regarding Mr. Park’s business experience and qualifications, see his biography under “— Directors of the Combined Company” above.

Timothy Rogers. For information regarding Mr. Rogers’ business experience and qualifications, see his biography included under “— Directors of the Combined Company” above.

David W. Whitwell. For information regarding Mr. Whitwell’s business experience and qualifications, see his biography included under “— Clean Diesel Directors and Executive Officers” above.

Availability

The nominees have all consented to stand for election and to serve, if elected. If the Merger takes place, it is expected that Mr. Grinnell, Mr. Merrion, Mr. Gallucci and Mr. Whitwell will resign from the board, and the remaining board members will elect Mr. Call, Mr. Ellis, Dr. Engles and Mr. Cherry to fill the vacancies. If one or more of the above nominees becomes unavailable or declines to accept election as a director, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Compensation and Nominating Committee. If no substitute nominee is designated prior to the election, the individuals named as proxies on the enclosed proxy card will exercise their judgment in voting the shares that they represent, unless the Board reduces the number of directors and eliminates the vacancy.

Plurality Voting

A motion will be made at the Meeting for the election as directors of the above mentioned seven (7) nominees. Under Delaware law and Clean Diesel’s By-Laws, a vote by a plurality of the shares voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option and votes that are “withheld” or not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Compensation and Nominating Committee in any future decision on nominations.

The affirmative vote of a plurality of the shares voting is required to elect the nominees as directors. The Board recommends a vote FOR each of the nominees.

2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of EisnerAmper LLP (formerly known as Eisner LLP), Certified Public Accountants (“EisnerAmper”), to be Clean Diesel’s independent registered public accounting firm for the year 2010 and submits that reappointment to stockholders for ratification. EisnerAmper, an independent member firm of PKF International Limited, was also engaged to perform that service by the Audit Committee for the 2009 audit. A representative of EisnerAmper is expected to be present at the Meeting and will have the opportunity to respond to appropriate questions and, if the representative desires to do so, to make a statement.

Audit Fees

Fees for professional services provided by EisnerAmper LLP (formerly known as Eisner LLP) in the last two fiscal years by category were:

	2009	2008

Audit Fees	$165,300	$224,500
Audit-Related Fees	1,300	11,632
Tax Fees	—	—
All Other Fees	—	—

	$166,600	$236,132

Audit fees include fees for the audit of the financial statements, quarterly reviews and Sarbanes-Oxley Section 404 internal controls. Audit-related fees were for services in connection with Clean Diesel’s filing with the Securities and Exchange Commission of a registration statement for the resale of Common Stock and Warrants in 2009 and a registration statement for the shares reserved for sale under the Clean Diesel Incentive Plan.

Pre-Approval Policies and Procedures

The Clean Diesel Audit Committee policy is that it must approve in advance an engagement of its independent registered public accounting firm for any audit or non-audit service. All fees were pre-approved by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

Report of the Audit Committee

Management is responsible for Clean Diesel’s internal controls and its financial reporting. EisnerAmper, the independent registered public accountant, is responsible for performing an audit of Clean Diesel’s consolidated financial statements for the year ended December 31, 2009 (“Financial Statements”) in accordance with the standards of the United States Public Company Accounting Oversight Board and for expressing an opinion on the Financial Statements based on their audit. In connection with the 2009 audit, the

Audit Committee reviewed the scope of the audit plans of the internal auditors and EisnerAmper. The Audit Committee then evaluated and discussed with Management and the internal auditors the results of the audit performed by the internal auditors and their report, both as to accounting issues and internal controls. Management has represented that Clean Diesel’s 2009 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Management has also represented that Clean Diesel’s internal controls were effective at December 31, 2009.

The Committee has discussed with EisnerAmper the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the representation letter from Eisner required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence.

Based on the representations and the reviews and discussions referred to above, the Committee recommended to the Board that the Financial Statements be included in Clean Diesel’s Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the Securities and Exchange Commission.

This report has been provided by the following members of the Audit Committee: J. A. de Havilland, D. R. Gray, Chairman.

PROPOSAL NO. 3 — APPROVAL OF PROPOSAL TO EFFECT A REVERSE STOCK SPLIT

The Merger Agreement provides that Clean Diesel’s stockholders must approve an amendment to Clean Diesel’s certificate of incorporation to effect the reverse stock split of Clean Diesel common stock as described in this joint proxy statement/information statement and prospectus. If approved, the reverse stock split will be effective immediately before the effective time of the Merger. Upon the effectiveness of the amendment to Clean Diesel’s restated certificate of incorporation effecting the reverse stock split, referred to herein as the split effective time, shares of Clean Diesel Common Stock outstanding immediately before the split effective time will be combined into one share at a ratio ranging from 1-for-3 to 1-for-8, the final ratio to be determined within the discretion of the Clean Diesel board of directors.

If the reverse stock split is effected in connection with the closing of the Merger, the reverse stock split would become effective upon the filing of a certificate of amendment to Clean Diesel’s restated certificate of incorporation with the Delaware Secretary of State.

The Clean Diesel board of directors will effect the reverse stock split, if it is approved by the stockholders, only if Proposal  No. 4 to approve the issuance of shares of Clean Diesel common stock to CSI stockholders pursuant to the Merger Agreement, and the other proposals that the Merger Agreement requires be approved, are also approved, and only in connection with the closing of the Merger.

By approving the certificate of amendment to Clean Diesel’s restated certificate of incorporation effecting the reverse stock split, stockholders will be approving the combination of all outstanding shares of Clean Diesel common stock in a ratio ranging from 1-for-3 to 1-for-8, the final ratio to be determined within the discretion of the Clean Diesel Board of Directors.

Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to cause the outstanding Clean Diesel shares to trade in a range above the minimum $4 per share required to list shares on the NASDAQ Stock Market.

Principal Effects of the Reverse Stock Split

The amendment to Clean Diesel’s restated certificate of incorporation effecting the reverse stock split is attached hereto as Annex B.

The reverse stock split, if effected, will occur simultaneously for all outstanding shares of Clean Diesel common stock. The reverse stock split will affect all of Clean Diesel’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Clean Diesel. The reverse stock split will not affect

CSI stockholders that receive Clean Diesel stock in the Merger, as their shares will be issued on a formula basis after the reverse split occurs. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect Clean Diesel’s continuing to be subject to the periodic reporting requirements of the Exchange Act.

If a reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares, referred to as an “odd lot” transaction, may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares of common stock following the reverse stock split may be required to pay higher transaction costs if they sell their shares.

Clean Diesel currently has 8,213,988 shares of common stock issued and outstanding. If the Board of Directors of Clean Diesel selects a 1-for-3 reverse stock split, every three shares of common stock outstanding will be converted into one share and approximately 2,737,996 shares of Clean Diesel common stock will be issued and outstanding as a result of and immediately following such reverse stock split, but prior to the consummation of the Merger. If the Board of Directors of Clean Diesel selects a 1-for-5 reverse stock split, every five shares of common stock outstanding will be converted into one share and approximately 1,642,797 shares of Clean Diesel common stock will be issued and outstanding as a result of and immediately following such reverse stock split, but prior to the consummation of the Merger. If the Board of Directors of Clean Diesel selects a one-for-eight reverse stock split, every eight shares of common stock outstanding will be converted into one share and approximately 1,026,748 shares of Clean Diesel common stock will be issued and outstanding as a result of and immediately following such reverse stock split, but prior to the consummation of the Merger. No fractional shares will be issued, and Clean Diesel stockholders will receive cash in lieu of fractional shares.

Clean Diesel has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share, and no cash payment will be made in respect of such rounding.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If Clean Diesel’s stockholders approve the amendment to Clean Diesel’s restated certificate of incorporation effecting the reverse stock split, Clean Diesel will file the certificate of amendment with the Delaware Secretary of State in connection with the closing of the Merger. Beginning at the split effective time, each certificate representing on a pre-split basis shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Immediately following the reverse stock split, stock certificates of Clean Diesel representing on a pre-split basis common stock, will, without the necessity of presenting the stock certificates for exchange, represent the number of shares of post-split common stock into which is has been converted based on the selected reverse split ratio.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of on a pre-split basis shares not evenly divisible by the number of on a pre-split basis shares for which each post-split share is to be reclassified (after aggregating fractional shares), will be entitled to receive cash (without interest or deduction) in lieu of such fractional shares from Clean Diesel’s transfer agent, upon receipt by Clean Diesel’s transfer agent of a properly completed and duly executed transmittal letter, in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by Clean Diesel’s transfer agent of all fractional shares otherwise issuable. Existing working capital of Clean Diesel will be used to cash out the fractional shares. The reverse stock split will not impact the market value of Clean Diesel’s company as a whole, although the market value of Clean Diesel’s common stock may move up or down once the reverse stock split is effective.

Accounting Matters

The reverse stock split will not affect the stockholders’ equity on Clean Diesel’s balance sheet. However, because the par value of Clean Diesel common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. The stated capital component will be reduced to approximately $27,000 from its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of Clean Diesel will be increased because there will be fewer shares of Clean Diesel common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

No Dissenters’ Rights

Under the Delaware General Corporation Law, Clean Diesel stockholders are not entitled to dissenters’ rights with respect to the reverse stock split or the Merger.

Vote Required; Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares of Clean Diesel common stock having voting power outstanding on the record date for the Clean Diesel annual meeting is required to approve the certificate of amendment to Clean Diesel’s restated certificate of incorporation as amended to effect a reverse stock split of Clean Diesel common stock. If the Merger is not completed for any reason, the board of directors expects that this proposal will not be implemented.

Certain Federal Income Tax Considerations

The following discussion describes certain material United States federal income tax considerations of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion assumes that stockholders do not constructively own any shares of common stock as a result of attribution from related persons or entities. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of options or warrants.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to Clean Diesel.  Clean Diesel will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Clean Diesel Stockholders Generally.  No gain or loss should be recognized by a stockholder who receives only shares of common stock as a result of the reverse stock split.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split.  Except with respect to cash received in lieu of fractional shares, the aggregate tax basis of the shares of Clean Diesel common stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in the shares of common stock held immediately before the reverse stock split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE REVERSE STOCK SPLIT’S POTENTIAL TAX EFFECTS. HOLDERS OF CLEAN DIESEL COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

THE CLEAN DIESEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLEAN DIESEL’S STOCKHOLDERS VOTE “FOR” CLEAN DIESEL PROPOSAL NO. 3 TO AMEND CLEAN DIESEL’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF CLEAN DIESEL COMMON STOCK.

PROPOSAL NO. 4 — APPROVAL OF PROPOSAL TO APPROVE THE ISSUANCE OF NEW SHARES OF CLEAN DIESEL COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF CLEAN DIESEL COMMON STOCK IN CONNECTION WITH THE MERGER

The Merger

The Merger is described in the beginning of this joint proxy statement/information statement and prospectus. Under NASDAQ Marketplace Rules, a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The newly issued shares of Clean Diesel common stock to be issued in the Merger exceed the 20% threshold under the NASDAQ Marketplace Rules and represent approximately 60% of Clean Diesel’s common stock following the Merger. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rules, Clean Diesel must obtain the approval of Clean Diesel stockholders for the issuance of these securities in the transaction.

THE CLEAN DIESEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLEAN DIESEL’S STOCKHOLDERS VOTE “FOR” CLEAN DIESEL PROPOSAL NO. 4 TO APPROVE THE ISSUANCE OF NEW SHARES OF CLEAN DIESEL COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF CLEAN DIESEL COMMON STOCK IN CONNECTION WITH THE MERGER.

Proposal No. 5: Adjournment

To consider and vote upon an adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 3 or No. 4.

CLEAN DIESEL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 5.

Record Date; Clean Diesel Stockholders Entitled to Vote

Clean Diesel’s board of directors has fixed [          ], 2010 as the record date for the Clean Diesel annual meeting. Only stockholders of record at the close of business on that date will receive notice of and be able to vote at the Clean Diesel annual meeting. At the close of business on the record date, there were [          ] shares of Clean Diesel common stock outstanding held by approximately [          ] record holders.

As of the record date, the directors and executive officers of Clean Diesel beneficially owned approximately [          ] shares of Clean Diesel common stock, entitling them to exercise approximately [     ]% of the voting power of the Clean Diesel common stock.

Quorum

The required quorum for the approval of the Proposals is one-third (1/3) of the shares of Clean Diesel’s common stock issued and outstanding as of the Clean Diesel record date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the annual meeting will be treated as being present at the annual meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the annual meeting (the “Votes Cast”) with respect to any such matter.

Proxies; Abstentions and Broker Non-Votes

You should complete and return the accompanying proxy card or vote your proxy by telephone or the Internet, whether or not you plan to attend the Clean Diesel annual meeting in person. All properly executed proxies received by Clean Diesel before the Clean Diesel annual meeting that are not revoked will be voted at the Clean Diesel annual meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the Proposals. Properly executed proxies, other than proxies voting against Proposal 2, also will be voted for any adjournment or postponement of the Clean Diesel annual meeting for the purpose of soliciting additional votes to approve Proposals 3 and 4, if necessary.

Properly executed proxies marked “Abstain” will not be voted at the Clean Diesel annual meeting. Abstentions will be counted for purposes of determining both (i) the presence or absence of the quorum for the approval of the Proposals, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders.

If your shares of Clean Diesel common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of Clean Diesel common stock. You cannot vote shares of Clean Diesel common stock held in “street name” by returning a proxy card to Clean Diesel. In addition, a broker cannot vote shares of Clean Diesel common stock it holds in “street name” for the beneficial owners without specific instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the approval of the Proposals, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal. “Broker non-votes” include shares for which a bank, broker or other nominee holder has not received voting instructions from the beneficial owner and for which the nominee holder does not have discretionary power to vote on a particular matter.

Clean Diesel’s board of directors is not currently aware of any business to be brought before the annual meeting other than the Proposals. However, if any other matters are properly brought before the annual meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

Clean Diesel’s board of directors urges you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed, pre-paid envelope or to alternatively vote your proxy via the telephone or Internet voting instructions on your card. If your shares of Clean Diesel common stock are held in “street name” by your broker, you must follow the directions your broker provides to you regarding how to instruct your broker to vote your shares of Clean Diesel common stock. You cannot vote shares of Clean Diesel common stock held in “street name” by returning a proxy card to Clean Diesel.

Voting and Revocation of Proxies

Voting by Mail

By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing individuals named on the proxy card (each, a “proxy”) to vote your shares at the meeting in the manner you indicate. Clean Diesel encourages you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting over the Internet

To vote over the Internet, please follow the instructions included with your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

Voting in Person

If you plan to attend the meeting and vote in person, Clean Diesel will provide you with a ballot at the meeting. If your shares are registered directly in your name, that is, you hold a share certificate, you are considered the shareholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote such shares. Contact your broker or other record holder of the shares for assistance if this applies to you.

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the Clean Diesel annual meeting. To revoke your proxy, either:

•	Deliver a signed notice of revocation or a properly executed new proxy card bearing a later date to:

In the United States:

Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604
(203) 416-5290
In Europe:

Capita IRG
Foreign Department
The Registry
34 Beckenham Road
Beckenham, Kent BR3 4TU
as previously stated

•	Attend the Clean Diesel annual meeting and vote your shares in person.

Attendance at the Clean Diesel annual meeting will not, in and of itself, have the effect of revoking your proxy.

Appraisal Rights and Dissenters’ Rights

Clean Diesel common stockholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law in connection with the Merger.

Interests of Certain Person in Matters to be Acted Upon

Certain directors and executive officer of Clean Diesel has interests in the Proposals that differ from, or are in addition to, their interests as Clean Diesel common stockholders. Specifically:

•	Innovator Capital, an investment banking firm of which Clean Diesel’s non-executive Chairman is a principal and chairman, is advising Clean Diesel with respect to its capital raising and the Merger, and will receive a fee in respect of those activities.

•	Two of the directors of Clean Diesel, Mr. Park and Mr. Gray, are expected to continue as directors of Clean Diesel after the Merger. Five of the directors of Clean Diesel, Mr. Asmussen, Mr. Grinnell, Mr. Merrion, Mr. Gallucci and Mr. Whitwell are expected to resign. Mr. Rogers, Clean Diesel’s Executive Vice President of International Operations, is expected to become a director of Clean Diesel at the effective time of the Merger.

Mr. Park is the chairman of Innovator Capital Limited, a financial services company of London, England, which firm has provided services to Clean Diesel (see below). Mr. Park is not an independent director within the meaning of NASDAQ Rule 5605(a)(2) and, as such, is and will not be a member of the Audit or the Compensation and Nominating Committees of the Board of Clean Diesel.

Innovator Capital

Clean Diesel has retained the services of Innovator and have incurred costs as summarized in the following table:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Financial advisory fees	$30	$268	$207
Merger and acquisition fees	14	—	—
Private placement fees	—	—	986

Total	$44	$268	$1,193

Innovator provided financial advice to Clean Diesel from 2006 through January 2009 and compensation for such advice, along with travel and other expenses, charged to expense was $30,000, $268,000 and $207,000 in the years ended December 31, 2009, 2008 and 2007, respectively. In addition, as compensation for its financial advisory services to Clean Diesel, Innovator received and holds warrants to purchase 283,974 shares of common stock of Clean Diesel at exercise prices from $8.4375 to $15.625 which expire from December 29, 2011 through December 29, 2012. Further, Clean Diesel paid Innovator $986,000 for fund raising services which amount was charged to stockholders’ equity as a reduction of proceeds received from investors.

On November 20, 2009, Clean Diesel entered into an engagement letter with Innovator to provide financing and merger and acquisition services. The engagement letter has a three month term during which Innovator will (i) act for Clean Diesel in arranging a private placement financing of $3 million to $4 million from the sale of Clean Diesel’s common stock and warrants and (ii) assist Clean Diesel in merger and acquisition activities. The engagement letter was subsequently extended, and the target private placement financing reduced to $1 million to $1.5 million.

For its financing services, Innovator will receive (i) a placing commission of five percent (5%) of all monies received by Clean Diesel and (ii) financing warrants to purchase shares of common stock of Clean Diesel equal in value to fifteen percent (15%) of the total gross proceeds received by Clean Diesel in the financing, such financing warrants to be exercisable at a price equal to a ten percent (10%) premium to the price per share of common stock in the financing.

For its merger and acquisition services, Innovator will receive monthly retainer fees of $10,000 and success fees as a percentage of transaction value of five percent (5%) on the first $10 million, four percent

(4%) on the next $3 million, three percent (3%) on the next $2 million, and two percent (2%) on amounts above $15 million in connection with possible merger and acquisition transactions. Success fees are payable in cash or shares or a combination of cash or shares as determined by the Board of Clean Diesel. In 2009, Clean Diesel incurred $14,000 for the monthly retainer to Innovator.

The engagement letter further provides that retainer fees may be deducted from success fees, that Innovator shall be reimbursed for its ordinary and necessary out of pocket expenses, that the engagement letter is subject to Delaware law, and that disputes between the parties are subject to arbitration.

Solicitation of Proxies and Expenses

The cost of soliciting proxies will be borne by Clean Diesel. Clean Diesel may reimburse brokerage firms, banks and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by Clean Diesel directors, officers or regular employees without additional compensation.

THE CSI SPECIAL MEETING OF SHAREHOLDERS

CSI is furnishing this joint proxy statement/information statement and prospectus to its shareholders in order to provide important information regarding the matters to be considered at the CSI special meeting of shareholders and at any adjournment or postponement of the CSI special meeting. CSI first mailed this joint proxy statement/information statement and prospectus and the accompanying form of proxy to its shareholders on or about [          ], 2010.

Date, Time and Place of the CSI Special Meeting

The CSI special meeting is scheduled to be held on:

at   a.m., local time
at CSI’s Oxnard Facility
1621 Fiske Place
Oxnard, CA 93033

Matters to be Considered at the CSI Special Meeting

At the CSI special meeting, shareholders of CSI will be asked to consider and vote upon the following four proposals:

Proposal No. 1: The Merger Proposal

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated May 13, 2010, as such may be amended from time to time, by and among CSI, Clean Diesel Technologies, Inc., a Delaware corporation, and Merger Sub, pursuant to which CSI will become a wholly-owned subsidiary of Clean Diesel through a merger

The CSI board of directors unanimously recommends that CSI shareholders vote FOR Proposal No. 1 to adopt the Merger Agreement.

Proposal No. 2: The Authorized Share Capital Increase Proposal

To consider and vote upon a proposal to amend CSI’s articles of incorporation to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase CSI’s authorized shares of common stock from 148,500,000 shares to 270,000,000 shares, such that the total number of shares of all classes of capital stock that CSI shall have authority to issue is 85,000,000 shares of Class A common stock having no par value and 185,000,000 shares of Class B common stock having no par value;

Background of the Proposed Amendment

The precise number of shares of Clean Diesel common stock that CSI stockholders will receive in the Merger is a function of CSI’s and Clean Diesel’s cash position at the earlier of closing or June 30, 2010, subject to certain adjustments. If CSI had less than a $2,000,000 cash position, then its shareholders’ ownership of Clean Diesel would have been reduced pursuant to the formula set out in the Merger Agreement, subject to having a minimum cash position of $1,000,000 in order to complete the Merger, all as described elsewhere in this joint proxy statement/information statement and prospectus. In order to finance current operations and meet the necessary cash thresholds set out in the Merger Agreement, the Merger Agreement contemplates, and CSI undertook, a capital raise and on June 2, 2010, entered into agreements with a group of accredited investors providing for the sale of an aggregate $4,000,000 of secured convertible notes. Of this $4,000,000, $2,000,000 has already been issued, and the remaining $2,000,000 is to be issued after CSI shareholder approval of the Merger and after other necessary approvals under CSI’s articles of incorporation (such as this Proposal No. 2 and Proposal No. 3), but prior to the effective time of the Merger. See “CSI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent

Developments — Capital Raise” for more information regarding CSI’s capital raise. The conversion feature of such secured convertible notes is expressly contingent upon receiving necessary shareholder approvals under CSI’s articles of incorporation to provide for sufficient available common stock and waiver of pre-emptive rights (among other items). If such necessary shareholder approvals are not received, CSI is not expected to be able to sell the second $2,000,000 tranche of secured convertible notes to the accredited investor group, and the initial $2,000,000 tranche is required to be repaid along with interest and an additional payment premium of 2x (two times) the outstanding principal amount (e.g., $6,000,000) and, as it will be unconverted it would be treated as outstanding indebtedness and count against CSI’s cash position required for the closing of the Merger.

In addition, because the accredited investors have agreed that the warrants to purchase 3,000,000 shares of Clean Diesel common stock to be issued by Clean Diesel as part of the merger consideration are to go to holders of CSI’s current class of common stock, and not to holders of shares of common stock to be issued upon conversion of the secured convertible notes, CSI’s Board of Directors is proposing to create two classes of common stock. By designating the current issued and outstanding shares of common stock as Class A common stock, and the shares to be issued upon conversion of the secured convertible notes as Class B common stock, this will preserve the rights of holders of CSI’s current issued and outstanding common stock (or shares issuable upon exercise of outstanding options and warrants to acquire shares of CSI’s current class of common stock) to receive the warrants to be issued by Clean Diesel as part of the merger consideration.

As of July 31, 2010, there were approximately 69,761,902 shares of CSI’s common stock issued and outstanding. If Proposal No. 2 is approved, all of these outstanding shares will be redesignated as shares of Class A common stock. As of July 31, 2010, there were approximately 8,593,476 shares of CSI’s common stock subject to issuance pursuant to presently issued and outstanding options, warrants and similar rights (or 1,250,000 shares of CSI common stock excluding out of the money options and warrants). If Proposal No. 2 is approved, all of these options, warrants and similar rights will be exercisable for shares to be redesignated as shares of Class A common stock. Thus, as of July 31, 2010, assuming full exercise of all outstanding options and warrants, CSI would have approximately 78,355,378 shares of common stock issued and outstanding (or 71,011,902 shares of common stock excluding out of the money options and warrants), all of which will be redesignated as shares of Class A common stock if Proposal No. 2 is approved.

In addition, as of effective time of the Merger, and as a result of CSI’s capital raise, it is anticipated that there will be approximately 75,217,472 shares of CSI’s common stock subject to issuance pursuant to then issued and outstanding secured convertible notes, as well as an additional 75,217,472 shares of CSI’s common stock subject to issuance pursuant to secured convertible notes to be issued immediately prior to the effective time of the Merger. The conversion rights of these secured convertible notes is contingent upon there being sufficient authorized shares of common stock (this Proposal No. 2) and waiver of pre-emptive rights (Proposal No. 3) among other items. If Proposal No. 2 is approved, the aggregate approximately 150,434,943 shares of CSI common stock potentially issuable upon conversion of these notes would be newly created shares of Class B common stock.

Management of CSI believes that the proposed amendment would benefit CSI by facilitating the conversion of the secured convertible notes, and permitting the sale of the second tranche of $2,000,000 secured convertible notes as contemplated by the terms of the capital raise, thereby providing CSI the ability to meet the $2,000,000 cash position threshold provided in the Merger Agreement to acquire at least 60% of Clean Diesel. For these reasons, CSI’s Board of Directors is seeking shareholder approval of the proposed amendment to CSI’s articles of incorporation.

If the amendment is approved, and subject to the approval of Proposal No. 3 regarding disapplication of shareholder pre-emptive rights, generally no shareholder approval would be necessary for the issuance of all or any portion of the shares of Class B common stock upon conversion of the secured convertible notes, or any of the remaining unissued but authorized Class A common stock, unless required by law or any rules or regulations to which CSI is subject, including upon conversion of the outstanding convertible securities.

If the shareholders do not approve the amendment to the articles of incorporation, CSI will not likely be able to meet the minimum cash position condition to complete the Merger. As such, absent waiver from Clean

Diesel, it is not likely that the Merger would occur. In such event, CSI’s operations and financial condition will be materially and adversely affected because the CSI presently does not have sufficient cash reserves or revenues from operations to pay its operating expenses.

Adoption of the proposal to approve the amendment to CSI’s articles of incorporation requires consent of a majority of the holders of the outstanding common stock. If approved by the shareholders, the proposed amendment would become effective upon the filing with the Secretary of State of the State of California of the Certificate of Amendment to the Articles of Incorporation setting forth such increase.

The CSI board of directors recommends that CSI shareholders vote FOR Proposal No. 2 to amend CSI’s articles of incorporation to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase its authorized share capital. Alexander “Hap” Ellis, III, has an interest in the secured convertible notes. Accordingly, Mr. Ellis abstains from recommending this Proposal No. 2.

Proposal No. 3: The Disapplication of Pre-Emptive Rights Proposal

To consider and vote upon a proposal to disapply the pre-emptive rights provided in Article IV of CSI’s articles of incorporation with respect to the issuance of equity securities for cash without the requirement that such securities first be offered to existing shareholders in proportion to their respective shareholdings, in order to permit the conversion of up to $4,000,000 secured convertible notes to be issued at par to investors in CSI’s capital raise that would be convertible at any time prior to the merger into not more than 185,000,000 shares of CSI common stock (to be designated as Class B common stock if Proposal No. 2 is approved).

Background of the Proposal

Article IV of CSI’s articles of incorporation limits the amount of new securities (which term is defined therein to be “Equity Securities” as defined in Section 168 of the California Corporations Code) that may be issued for cash in any calendar year to 50% of CSI’s outstanding equity securities on a fully diluted basis without requiring that such securities first be offered to existing shareholders in proportion to their respective shareholdings. These pre-emptive rights may be disapplied upon the affirmative vote of a majority of CSI’s outstanding shares entitled to vote thereon. The issuance of securities convertible into common stock of CSI, as such as the secured convertible notes to be issued in CSI’s capital raise, is subject to these pre-emptive rights.

As described above in Proposal No. 2, in the capital raise, CSI is expected to issue to certain accredited investors an aggregate $4,000,000 of secured convertible notes at par. Of this $4,000,000, $2,000,000 has already been issued, and the remaining $2,000,000 is to be issued after CSI shareholder approval of the Merger and after other necessary approvals under CSI’s articles of incorporation (such as Proposal No. 2 and this Proposal No. 3), but prior to the effective time of the Merger. See “CSI Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Capital Raise” for more information regarding CSI’s capital raise. The conversion feature of such secured convertible notes is expressly contingent upon receiving necessary shareholder approvals under CSI’s articles of incorporation to disapply such pre-emptive rights (and there being sufficient authorized share capital, among other items (Proposal No. 2)). If CSI’s shareholders do not disapply the pre-emptive rights, CSI is not expected to be able to sell the second $2,000,000 tranche of secured convertible notes to the accredited investor group, and the initial $2,000,000 tranche is required to be repaid at par plus an additional 2x penalty (e.g., $6,000,000) and, as it will be unconverted it would be treated as outstanding indebtedness and count against CSI’s cash position required for the closing of the Merger.

Management of CSI believes that the proposed amendment would benefit CSI by facilitating the conversion of the convertible subordinated notes, and permitting the sale of the second tranche of $2,000,000 secured convertible notes as contemplated by the terms of the capital raise, thereby providing CSI the ability to meet the $2,000,000 cash position threshold provided in the Merger Agreement to acquire at least 60% of Clean Diesel. For these reasons, CSI’s Board of Directors is seeking shareholder approval of the proposed disapplication of the pre-emptive rights provided by Article IV of CSI’s articles of incorporation.

If the shareholders do not approve the disapplication of the shareholder pre-emptive rights, CSI will not likely be able to meet the minimum cash position condition to complete the Merger. As such, absent waiver from Clean Diesel, it is not likely that the Merger would occur. In such event, CSI’s operations and financial condition will be materially and adversely affected because the CSI presently does not have sufficient cash reserves or revenues from operations to pay its operating expenses.

Adoption of the proposal to approve the disapplication of the shareholder pre-emptive rights provided in CSI’s articles of incorporation requires consent of a majority of the holders of the outstanding common stock. If approved by the shareholders, the proposed amendment would become effective immediately.

The CSI board of directors recommends that CSI shareholders vote FOR Proposal No. 3 to disapply shareholder pre-emptive rights. Alexander “Hap” Ellis, III, has an interest in the secured convertible notes. Accordingly, Mr. Ellis abstains from recommending this Proposal No. 3.

Proposal No. 4: The Adjournment Proposal

To vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposals No. 1, No. 2 and No. 3.

The CSI board of directors unanimously recommends that CSI shareholders vote FOR Proposal No. 4 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, No. 2 and No. 3.

No other matters than those proposals described above will be brought before the CSI special meeting.

Record Date; CSI Shareholders Entitled to Vote

The record date for determining the CSI shareholders entitled to vote at the CSI special meeting is [          ], 2010. Holders of record of CSI common stock at the close of business on that date are entitled to vote at the CSI special meeting. On the CSI record date, there were issued and outstanding [          ] shares of CSI common stock.

As of the CSI record date, the directors and executive officers of CSI and their affiliates held [          ] shares of CSI common stock, representing approximately [     ]% of the outstanding shares of CSI common stock.

As of the CSI record date, the investors in CSI’s $4,000,000 capital raise who will receive, in the aggregate, 150,434,943 shares of Class B common stock if the foregoing Proposals are approved, together with their affiliates, owned in the aggregate approximately [          ] shares of CSI common stock, entitling them to exercise approximately [     ]% of the voting power of the CSI common stock at the CSI special meeting. No shares of Class B common stock were outstanding as of the record date or entitled to vote at the CSI special meeting.

Voting and Revocation of Proxies

General

Shares represented by a properly signed and dated proxy will be voted at the CSI special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed but that do not contain voting instructions will be voted FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 2 to amend CSI’s articles of incorporation designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase its authorized share capital and FOR Proposal No. 3 to disapply shareholder pre-emptive rights and FOR Proposal No. 4 to adjourn the CSI special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing Proposals No. 1, No. 2 and No. 3.

Votes Withheld

CSI will count a properly executed proxy marked VOTE WITHHELD with respect to a particular proposal as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the CSI special meeting with respect to such proposal. Because approval of each of Proposals No. 1, No. 2 and No. 3 requires the affirmative vote of a majority of the outstanding shares entitled to vote, votes withheld on these proposals will have the same effect as a vote AGAINST Proposals No. 1, No. 2 and No. 3, as the case may be. Votes withheld have no effect on the determination of whether Proposal No. 4 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, votes withheld could prevent the approval of Proposal No. 4 where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

Broker Non-Votes

If your CSI shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of CSI common stock without specific instructions from you. Failure to instruct your broker how to vote on Proposals No. 1, No. 2 and/or No. 3, will have the same effect as a vote AGAINST Proposals No. 1, No. 2 and/or No. 3, as the case may be. Broker non-votes have no effect on the determination of whether Proposal No. 4 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, broker non-votes could prevent the approval of Proposal No. 4 where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

Depositary Interests

If you hold depositary interests representing shares of CSI common stock, the depositary will vote your shares for you only if you provide a form of instruction instructing it how to vote, or vote via the Internet in accordance with the instructions on the form of instruction. Failure to complete and return the form of instruction provided to you or vote via the Internet regarding Proposals No. 1, No. 2 or No. 3 will have the same effect as a vote AGAINST Proposals No. 1, No. 2 or No. 3, as the case may be. Failure to provide voting instructions will have no effect on the determination of whether Proposal No. 4 has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, such failure could prevent the approval of Proposal No. 4 where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

Voting Shares in Person that are Held Through Brokers

If your CSI shares are held of record by your broker, bank or another nominee and you wish to vote those shares in person at the CSI special meeting, you must obtain from the nominee holding your shares a properly executed legal proxy identifying you as a CSI shareholder, authorizing you to act on behalf of the nominee at the CSI special meeting and identifying the number of shares with respect to which the authorization is granted.

Voting Shares in Person that are Represented by Depositary Interests

If you are a holder of depositary interests representing shares of CSI common stock and you wish to vote those shares in person at the CSI special meeting, you must obtain, from Computershare (as depositary), a letter of representation giving you the right to vote those shares at the CSI special meeting.

Revocation of Proxies

If you submit a proxy, you may revoke it at any time before it is voted by:

•	delivering to the Secretary of CSI a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of CSI a new, signed proxy with a later date than the proxy you wish to revoke; or

•	attending the CSI special meeting and voting in person (your attendance alone will not revoke your proxy).

Notices to the Secretary of CSI should be addressed to Catalytic Solutions, Inc., 4567 Telephone Road, Suite 206, Ventura, CA 93003, Attention: Secretary.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change those instructions. If you are a holder of depositary interests representing shares of CSI common stock, you must contact Computershare (as depositary) if you wish to change your voting instructions.

Voting by CREST Members

CREST members who hold depository interests representing shares of CSI’s common stock who wish to vote using the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual (available at www.euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK & Ireland Limited specifications and must contain the information required for such instructions, as described in the CREST Manual. The message must, in order to be valid, be transmitted so as to be received by CSI’s registrars, Computershare Investor Services PLC (CREST ID 3RA50) not less than 48 hours prior to the CSI special meeting. No such message received through the CREST network after this time will be accepted. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which CSI’s registrars are able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of voting instructions should be communicated to Computershare through other means.

CREST members and, where applicable, their CREST sponsors, or voting service providers should note that Euroclear UK & Ireland Limited does not make available special procedures in CREST for any particular message. Normal system timings and limitations will, therefore, apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member, or sponsored member, or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting system providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

CSI may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the United Kingdom Uncertificated Securities Regulations 2001.

Required Shareholder Vote; Quorum

In order to conduct business at the CSI special meeting, a quorum must be present. The holders of one-third (1/3) of the votes entitled to be cast by holders of common stock at the CSI special meeting, present in person or represented by proxy, constitute a quorum under CSI’s bylaws. CSI will treat shares of common stock represented by a properly signed and returned proxy, including votes withheld and broker non-votes, as present at the CSI special meeting for the purposes of determining the existence of a quorum.

With respect to any matter submitted to a vote of the CSI shareholders, each holder of CSI common stock will be entitled to one vote, in person or by proxy, for each share of CSI common stock held in his, her or its name on the books of CSI on the record date.

Approval of Proposals No. 1, No. 2 and No. 3, requires the affirmative vote of a majority of the shares of CSI common stock outstanding on the CSI record date.

Approval of Proposal No. 4 requires the affirmative vote of holders of a majority of the required quorum.

Board of Directors’ Recommendations

After careful consideration, the CSI board of directors has determined that the Merger Agreement, the increase in authorized share capital and the disapplication of shareholder pre-emptive rights are advisable and in the best interests of CSI and its shareholders. The CSI board of directors unanimously recommends that CSI shareholders vote FOR Proposal No. 1 to adopt the Merger Agreement and FOR Proposal No. 4 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposals No. 1, No. 2 and No. 3.

The CSI board of directors also recommends that you vote FOR Proposal No. 2 to amend CSI’s articles of incorporation to designate CSI’s current outstanding shares of common stock as “Class A” common stock, to create a new class of common stock to be designated as “Class B” common stock, and to increase its authorized share capital and FOR Proposal No. 3 to disapply shareholder pre-emptive rights. Mr. Alexander “Hap” Ellis, III has an interest in the secured convertible notes as described below and elsewhere in this joint proxy statement/information statement and prospectus. Accordingly, Mr. Ellis abstains from recommending these Proposals No. 2 and No. 3.

The matters to be considered at the CSI special meeting are of great importance to the shareholders of CSI. Accordingly, CSI urges its shareholders to read and carefully consider the information presented in this joint proxy statement/information statement and prospectus, and to properly complete and submit the proxy.

CSI shareholders should not submit any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for CSI stock will be mailed to CSI shareholders as soon as practicable after completion of the Merger.

Related Party Transaction

One of CSI’s directors, Mr. Alexander “Hap” Ellis, III, is a general partner of RockPort Capital Partners. RockPort Capital Partners is a shareholder of CSI and invested in the secured convertible notes issued in CSI’s capital raise described in “CSI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Capital Raise” and elsewhere in this joint proxy statement/information statement and prospectus. RockPort Capital Partner’s acquisition of the secured convertible notes may be deemed to be a related party transaction under the rules of the AIM. CSI’s board of directors (other than Mr. Ellis who is deemed to be a related party for this purpose) consider the terms of RockPort Capital Partner’s subscription fair and reasonable to CSI’s shareholders.

Solicitation of Proxies

The proxy accompanying this joint proxy statement/information statement and prospectus is solicited on behalf of the CSI board of directors for use at the CSI special meeting. CSI will pay for the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, the directors, officers, employees and agents of CSI may solicit proxies from CSI shareholders by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of CSI common stock for the forwarding of solicitation materials to the beneficial owners of CSI common stock to reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

CSI shareholders are advised to thoroughly read all available documents and materials regarding the Merger, including the sections entitled “The Merger — Interests of CSI Directors and Executive Officers in the Merger” and “The Merger — Appraisal Rights and Dissenters’ Rights” in this joint proxy statement/information statement and prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Clean Diesel

Clean Diesel files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Clean Diesel at the SEC’s Public Reference Room at 100 F Street, N.E., N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. The SEC filings of Clean Diesel are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Clean Diesel stockholders may request a copy of such documents in writing or by calling Clean Diesel at (203) 416-5290, emailing Clean Diesel at           or writing to Clean Diesel Technologies, Inc., 10 Middle Street, Suite 1100, Bridgeport, CT 06604, Attention: Investor Relations.

Clean Diesel is filing this joint proxy statement/information statement and prospectus as part of a registration statement on Form S-4 regarding the Merger with the SEC. This joint proxy statement/information statement and prospectus constitutes a prospectus of Clean Diesel, in addition to being a proxy statement of Clean Diesel and an information statement of CSI for their respective stockholder and shareholder meetings. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Clean Diesel, Clean Diesel common stock and CSI. Investors and securityholders are urged to read the joint proxy statement/information statement and prospectus because it will contain important information about Clean Diesel and CSI and the proposed transaction. As allowed by the SEC rules, this joint proxy statement/information statement and prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Clean Diesel incorporates by reference: (i) the Merger Agreement attached to this joint proxy statement/information statement and prospectus as Annex A; (ii) the amendment to the Clean Diesel Certificate of Incorporation as Annex B; (iii) the Written Opinion of Ardour Capital Investments, LLC attached to this joint proxy statement/information statement and prospectus as Annex C; (iv) the Written Opinion of Marshall & Stevens, Inc. attached to this joint proxy statement/information statement and prospectus as Annex D; (v) the amendment to CSI’s Articles of Incorporation attached to this joint proxy statement/information statement and prospectus as Annex F; and (vii) the form of Warrant Certificate attached to this joint proxy information statement and prospectus as Annex G.

Clean Diesel has supplied all information contained in this joint proxy statement/information statement and prospectus relating to Clean Diesel, and CSI has supplied all information contained in this joint proxy statement/information statement and prospectus relating to CSI. Clean Diesel is not incorporating the contents of its website, the website of CSI, the website of the SEC, or any other website into this joint proxy statement/information statement and prospectus.

Other Information

The joint proxy statement/information statement and prospectus will be mailed to stockholders of Clean Diesel and shareholders of CSI. Investors and securityholders may obtain a free copy of the definitive joint proxy statement/information statement and prospectus and other documents when filed with the SEC at the SEC’s website at http://www.sec.gov. The joint proxy statement/information statement and prospectus and other relevant documents may also be obtained free of charge

•	from Clean Diesel: by calling Clean Diesel at (203) 416-5290, emailing Clean Diesel at or writing to Clean Diesel Technologies, Inc., 10 Middle Street, Suite 1100, Bridgeport, CT 06604, Attention: Investor Relations, or

•	from CSI: by calling CSI at (805) 639-9458, emailing CSI at irinfo@catsolns.com or writing to Catalytic Solutions, Inc. 4567 Telephone Road, Suite 206, Ventura, CA 93003, Attention: Investor Relations.

Clean Diesel has not authorized anyone to give any information or make any representation about the Merger or Clean Diesel or CSI that is different from, or in addition to, that contained in this joint proxy statement/information statement and prospectus. Therefore, if anyone does give you information of this kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/information statement or prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/information statement and prospectus does not extend to you. The information contained in this joint proxy statement/information statement and prospectus is accurate only as of the date of this joint proxy statement/information statement and prospectus unless the information specifically indicates that another date applies.

LEGAL MATTERS

The validity of the shares of Clean Diesel common stock and warrants to purchase Clean Diesel common stock being offered by this proxy statement/information statement and prospectus will be passed upon for Clean Diesel by Finn Dixon & Herling LLP.

EXPERTS

The consolidated financial statements of Clean Diesel Technologies, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the related financial statement schedule included in this joint proxy statement/information statement and prospectus, have been audited by EisnerAmper LLP (formerly known as Eisner LLP), an independent registered public accounting firm, as stated in their report and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Catalytic Solutions, Inc. as of December 31, 2009 and 2008, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009, consolidated financial statements contains an explanatory paragraph that states that CSI has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about CSI’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The discussions included under the heading “Material United States Federal Income Tax Consequences of the Merger” were reviewed by KPMG LLP, independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

CLEAN DIESEL TECHNOLOGIES, INC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Clean Diesel Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Clean Diesel Technologies, Inc. and subsidiary (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. Our audits also included the financial statement schedule II — Valuation and Qualifying Accounts for each of the years in the three-year period ended December 31, 2009 listed in Item 15(a)(2) in the accompanying index. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged for 2009 to perform an audit of the Company’s internal control over financial reporting. Our audit of the 2009 financial statements includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clean Diesel Technologies, Inc. and subsidiary as of December 31, 2009 and 2008 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the referred financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

As described in Note 2 to the consolidated financial statements, the Company elected to measure certain financial assets at fair value effective from January 1, 2008.

/s/	EisnerAmper LLP (formerly known as Eisner LLP)

New York, New York
March 24, 2010

CLEAN DIESEL TECHNOLOGIES, INC.

Consolidated Balance Sheets

	December 31,
	2009	2008
	(In thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$2,772	$3,976
Accounts receivable, net of allowance of $232 and $359, respectively	148	637
Investments	11,725	6,413
Inventories, net	1,059	974
Other current assets	294	219

Total current assets	15,998	12,219
Investments	—	5,127
Patents, net	1,083	1,027
Fixed assets, net of accumulated depreciation of $369 and $505, respectively	294	296
Other assets	57	78

Total assets	$17,432	$18,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$301	$501
Accrued expenses	675	534
Short-term debt	7,693	3,013
Customer deposits	—	8

Total current liabilities	8,669	4,056
Commitments (Note 10)
Stockholders’ equity:
Preferred stock, par value $0.01 per share:
authorized 100,000; no shares issued and outstanding	—	—
Common stock, par value $0.01 per share:
authorized 12,000,000; issued and outstanding 8,213,988 and 8,138,304 shares, respectively	82	81
Additional paid-in capital	74,694	73,901
Accumulated other comprehensive loss	(381)	(406)
Accumulated deficit	(65,632)	(58,885)

Total stockholders’ equity	8,763	14,691

Total liabilities and stockholders’ equity	$17,432	$18,747

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.

Consolidated Statements of Operations

	For the Years Ended December 31,
	2009	2008	2007
	(In thousands, except per share amounts)

Revenue:
Product sales	$1,042	$7,024	$1,466
Technology licensing fees and royalties	150	451	3,459
Consulting and other	29	—	—

Total revenue	1,221	7,475	4,925

Costs and expenses:
Cost of product sales	801	5,717	1,126
Cost of licensing fees and royalties	—	—	—
Cost of consulting and other revenue	—	—	—
Selling, general and administrative	6,073	9,992	8,041
Severance charge	958	—	—
Research and development	386	430	428
Patent amortization and other expense	207	227	364

Operating costs and expenses	8,425	16,366	9,959

Loss from operations	(7,204)	(8,891)	(5,034)
Other income (expense):
Foreign currency exchange gain (loss)	112	(845)	(11)
Interest income	245	602	509
Change in fair value of investments and interest expense	100	(239)	1

Net loss	$(6,747)	$(9,373)	$(4,535)

Basic and diluted loss per common share	$(0.83)	$(1.15)	$(0.66)

Basic and diluted weighted-average number of common shares outstanding	8,147	8,138	6,886

Consolidated Statements of Comprehensive Loss

	For The Years Ended December 31,
	2009	2008	2007
	(In thousands)

Net loss	$(6,747)	$(9,373)	$(4,535)
Other comprehensive income (loss):
Foreign currency translation adjustment	25	(390)	(20)

Comprehensive loss	$(6,722)	$(9,763)	$(4,555)

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.

Consolidated Statements of Changes in Stockholders’ Equity

						Accumulated
			Common Stock		Additional	Other		Total
	Common Stock		To be Issued		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
	(In thousands)

Balance at December 31, 2006	5,964	$60	668	$7	$52,854	$4	$(44,977)	$7,948
Net loss	—	—	—	—	—	—	(4,535)	(4,535)
Warrants exercised	1,400	14	—	—	15,159	—	—	15,173
Options exercised	72	—	—	—	353	—	—	353
Compensation expense for stock options	—	—	—	—	2,208	—	—	2,208
Issuance of common stock	668	7	(668)	(7)	1,901	—	—	1,901
Foreign currency translation	—	—	—	—	—	(20)	—	(20)
Expenses of registration and reverse split	—	—	—	—	(168)	—	—	(168)
Payment of directors’ fees in common stock	20	—	—	—	140	—	—	140

Balance at December 31, 2007	8,124	$81	—	$—	$72,447	$(16)	$(49,512)	$23,000

Net loss	—	—	—	—	—	—	(9,373)	(9,373)
Options exercised	14	—	—	—	24	—	—	24
Compensation expense for stock options	—	—	—	—	1,444	—	—	1,444
Expenses of registration	—	—	—	—	(14)	—	—	(14)
Foreign currency translation	—	—	—	—	—	(390)	—	(390)

Balance at December 31, 2008	8,138	$81	—	$—	$73,901	$(406)	$(58,885)	$14,691

Net loss	—	—	—	—	—	—	(6,747)	(6,747)
Issuance of common stock	76	1	—	—	58	—	—	59
Compensation expense for issuance of stock awards	—	—	—	—	16	—	—	16
Compensation expense for stock options	—	—	—	—	719	—	—	719
Foreign currency translation	—	—	—	—	—	25	—	25

Balance at December 31, 2009	8,214	$82	—	$—	$74,694	$(381)	$(65,632)	$8,763

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.

Consolidated Statements of Cash Flow

	For the Years Ended December 31,
	2009	2008	2007
	(In thousands)

Operating activities
Net loss	$(6,747)	$(9,373)	$(4,535)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	184	142	112
(Recovery)/provision for doubtful accounts, net	(157)	629	28
Compensation expense for options, warrants and stock awards	735	1,444	2,208
Loss on disposition/abandonment of fixed assets/patents	16	38	58
Unrealized (gain)/loss on investments, net	(185)	185	—
Changes in operating assets and liabilities:
Accounts receivable	646	661	(1,855)
Inventories, net	(85)	119	(728)
Other current assets and other assets	(54)	12	(177)
Accounts payable and accrued expenses	(59)	(572)	677
Other liabilities	(8)	(48)	56

Net cash used for operating activities	(5,714)	(6,763)	(4,156)

Investing activities
Sale (purchase) of investments, net	—	7,100	(18,825)
Patent costs	(123)	(299)	(313)
Purchase of fixed assets	(124)	(212)	(154)

Net cash (used for) provided by investing activities	(247)	6,589	(19,292)

Financing activities
Proceeds from short-term debt	4,735	3,013	—
Repayment of short-term debt	(55)	—	—
Proceeds from issuance of common stock, net	59	—	4,313
Proceeds from exercise of warrants	—	—	15,173
Proceeds from exercise of stock options	—	24	353
Stockholder-related charges	—	(14)	(168)

Net cash provided by financing activities	4,739	3,023	19,671

Effect of exchange rate changes on cash	18	(390)	(20)
Net (decrease) increase in cash and cash equivalents	$(1,204)	$2,459	$(3,797)
Cash and cash equivalents at beginning of the year	3,976	1,517	5,314

Cash and cash equivalents at end of the year	$2,772	$3,976	$1,517

Supplemental non-cash activities:
Accumulated depreciation of abandoned assets	$270	$—	$—
Payment of accrued directors’ fees in common stock	—	—	140
Supplemental disclosures:
Cash paid for interest	$85	$32	$—

The accompanying notes are an integral part of the consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements

1.	Business and Basis of Presentation

Clean Diesel Technologies, Inc. (“CDT,” the “Company,” “we,” “us” or “our”) (a Delaware corporation) is a developer of technological solutions to reduce harmful emissions from internal combustion engines while improving fuel economy. The Company licenses its patented technologies to leading manufacturers and suppliers, addressing original equipment manufacturer (OEM) and retrofit markets globally. The Company’s products and patented technologies include Platinum Plus®, a fuel-borne catalyst; a range of Purifiertm Systems, which combines its fuel-borne catalyst in integrated emission control aftertreatment systems with diesel particulate filters, diesel oxidation catalysts, or with catalyzed wire mesh filter systems; and the ARIS® nitrogen oxides selective catalytic reduction (SCR) system. CDT is establishing a network of licensed distributors to sell and market its SCR products and solutions. For market development and technology validation purposes, CDT also directly markets and sells products based on its suite of technologies to end users, such as corporate fleets, generating demand, proving product performance and creating further innovations. The success of the Company’s technologies will depend upon the commercialization opportunities as supported by federal, state and local governmental regulations and by incentives driving adoption around the world.

During 2009, 2008 and 2007, the Company incurred net losses of approximately $6.7 million, $9.4 million and $4.5 million, respectively, and at December 31, 2009, has an accumulated deficit of approximately $65.6 million. Net cash used for operating activities for the year ended December 31, 2009 was approximately $5.7 million. As of December 31, 2009, the Company’s cash and cash equivalents were $2.8 million, investments were $4.0 million, net of borrowing collateralized by the investments, and working capital was $7.3 million. Our availability to fund operations assumes that the Company will be able to exercise the put right and receive the par value of investments, net, of the outstanding short-term debt collateralized by the investments. In the event of a default by UBS on its put right obligation, the Company would need to seek to sell such investments to a third party and may not be able to recover the face amount of the underlying securities. Based upon the Company’s operating plan for 2010 and assuming UBS honors its put right obligation, management believes that the Company will have sufficient working capital to fund its operations through December 31, 2010.

2.	Significant Accounting Policies

Consolidation:

The consolidated financial statements include the accounts of CDT and Clean Diesel International, LLC (“CD International”), its wholly-owned subsidiary, after elimination of all significant intercompany transactions and balances.

Use of Estimates:

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. These estimates include assessing the collectibility of accounts receivable, the use and realizability of inventories, useful lives for depreciation, amortization periods of intangible assets and the fair value of investments. The markets for our products and services are characterized by rapid technological development and evolving standards, all of which could impact the future realizability of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. Actual results could differ from those estimates.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Revenue Recognition:

The Company generates revenue from product sales comprised of fuel-borne catalysts, including the Platinum Plus fuel-borne catalyst products and concentrate and hardware including the Purifier System, ARIS advanced reagent injection system injectors and dosing systems; license and royalty fees from the ARIS System and other technologies; and consulting fees and other.

Revenue is recognized when earned. For technology licensing fees paid by licensees that are fixed and determinable, accepted by the customer and nonrefundable, revenue is recognized upon execution of the license agreement, unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria are met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by the royalty obligor or based on minimum royalty requirements. Revenue from product sales is recognized when title has passed and our products are shipped to our customer, unless the purchase order or contract specifically requires us to provide installation for hardware purchases. For hardware projects in which we are responsible for installation (either directly or indirectly by third party contractors), revenue is recognized when the hardware is installed and/or accepted, if the project requires inspection and/or acceptance. Other revenue primarily consists of grant income, engineering and development consulting services. Revenue from technical consulting services is generally recognized and billed as the services are performed. Revenue from grant income is recognized when grant income is earned.

Generally, our license agreements are non-exclusive and specify the geographic territories and classes of diesel engines covered, such as on-road vehicles, off-road vehicles, construction, stationary engines, marine and railroad engines. At the time of the execution of our license agreements, we assign the right to the licensee to use our patented technologies. The up-front fees are not subject to refund or adjustment. We recognize the license fee as revenue at the inception of the license agreement when we have reasonable assurance that the technologies transferred have been accepted by the licensee and collectability of the license fee is reasonably assured. The nonrefundable up-front fee is in exchange for the culmination of the earnings process as the Company has accomplished what it must do to be entitled to the benefits represented by the revenue. Under our license agreements, there is no significant obligation for future performance required of the Company. Each licensee must determine if the rights to our patented technologies are usable for their business purposes and must determine the means of use without further involvement by the Company. In most cases, licensees must make additional investments to enable the capabilities of our patents, including significant engineering, sourcing of and assembly of multiple components. Such investments are for the benefit of the licensee. Our obligation to defend valid patents does not represent an additional deliverable to which a portion of an arrangement fee should be allocated. Defending the patents is generally consistent with our representation in the license agreement that such patents are legal and valid.

Cost of Revenue:

Our cost of product sales includes the costs we incur to formulate our finished products into salable form for our customers, including material costs, labor and processing costs charged to us by our outsourced blenders, installers and other vendors, packaging costs incurred by our outsourced suppliers, freight costs to customers and inbound freight charges from our suppliers. Our inventory is primarily maintained off-site by our outsourced suppliers. To date, our purchasing, receiving, inspection and internal transfer costs have been insignificant and have been included in cost of product sales. In addition, the costs of the warehouse we used through October 2009 are included in selling, general and administrative expenses. Cost of consulting and other revenue includes incremental out of pocket costs to provide consulting services. Cost of licensing fees and royalties is zero as there are no incremental costs associated with the revenue.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Cash and cash equivalents:

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at date of acquisition. At times, the Company maintains cash and cash equivalents in accounts in excess of the Federal Deposit Insurance Corporation (“FDIC”) limits.

Inventories:

Inventories are stated at the lower of cost or market with cost determined using the average cost method. We assess the realizability of inventories by periodically conducting a physical inventory and reviewing the movement of inventory to determine the value of items that are slow moving and obsolete. The potential for near-term product engineering changes and/or technological obsolescence and current realizability are considered in determining the adequacy of inventory reserves. At December 31, 2009 and 2008, our inventory reserves were $73,000 and $22,000, respectively.

Fixed Assets:

Our fixed assets, comprised of leasehold improvements, furniture and fixtures, purchased software, office and computer equipment, are stated at cost. Depreciation is computed over the estimated useful lives of the depreciable assets ranging from three to seven years using the straight-line method. Depreciation expense was $130,000, $91,000 and $71,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Patents:

Patents, which include all direct incremental costs associated with initial patent filings and costs to acquire rights to patents under licenses, are stated at cost and amortized using the straight-line method over the remaining useful lives, ranging from one to twenty years. Indirect and other patent-related costs are expensed as incurred.

We evaluate the remaining useful life of our patents at each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the evaluation determines that the patent’s remaining useful life has changed, the remaining carrying amount of the patent is amortized prospectively over that revised remaining useful life. We also evaluate our patents for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. The testing for impairment includes evaluating the undiscounted cash flows of the asset and the remaining period of amortization or useful life. The factors used in evaluating the undiscounted cash flows include current operating results, projected future operating results and cash flows and any other material factors that may affect the continuity or the usefulness of the asset. If impairment exists or if we decide to abandon a patent, the patent is written down to its fair value based upon discounted cash flows.

Comprehensive Loss:

We report comprehensive loss by reflecting the changes in stockholders’ equity from all sources during the period other than those resulting from investments by and distributions to stockholders. Accordingly, the consolidated statements of comprehensive loss are presented, while the caption “accumulated other comprehensive loss” is included on the consolidated balance sheets as a component of stockholders’ equity. Due to availability of net operating losses and the resultant deferred tax benefit being fully reserved, there is no tax effect associated with any component of other comprehensive loss. Comprehensive loss is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in stockholders’ equity that are excluded from net loss, including foreign currency translation adjustments.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Foreign Currency Translation:

Gains or losses on foreign currency transactions are included in other income (expense) in the consolidated statements of operations and aggregated a gain of $112,000 in 2009 and losses in 2008 and 2007 of $845,000 and $11,000, respectively. The functional currency for CD International, the Company’s U.K. branch, is the British pound sterling. Accordingly, assets and liabilities of CD International are translated at the exchange rates in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rates for the period. The resulting foreign currency translation adjustment of $25,000 and $(390,000) for the years ended December 31, 2009 and 2008, respectively, is included in accumulated other comprehensive loss. The Company’s policy is that exchange differences arising from the translation of the balance sheets of entities that have functional currencies other than the U.S. dollar are taken to accumulated other comprehensive loss, a component of stockholders’ equity on the consolidated balance sheet. In entities where the U.S. dollar is the functional currency, unrealized gains and losses due to remeasurement of monetary assets held in currencies other than the U.S. dollar are reflected in foreign currency exchange gain (loss) on the consolidated statement of operations.

Valuation of Accounts Receivable:

The Company makes judgments as to the collectability of accounts receivable based upon the historic trends and future expectations. Management estimates an allowance for doubtful accounts, which adjusts gross trade accounts receivable downward to its estimated net realizable value. To determine the allowance for doubtful accounts, management reviews specific customer risks and the accounts receivable aging.

Management reviews the creditworthiness of a customer prior to accepting an initial order. Upon review of the customer’s credit application and confirmation of the customer’s credit and bank references, management establishes the customer’s terms and credit limits. Credit terms for payment of products are extended to customers in the normal course of business and no collateral is required. We receive order acknowledgements from customers confirming their orders prior to our fulfillment of orders. To determine the allowance for doubtful accounts receivable, management considers the ongoing financial stability of the Company’s customers, the aging of accounts receivable balances, historical losses and recoveries, and general business trends and existing economic conditions that impact our industry and customers. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due from that customer, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. An account is written off only after management has determined that all available means of collection, including legal remedies, are exhausted.

Basic and Diluted Loss per Common Share:

Basic loss per share is computed by dividing net loss by the weighted-average shares outstanding during the reporting period. Diluted loss per share is computed in a manner similar to basic earnings per share except that the weighted-average shares outstanding are increased to include additional shares from the assumed exercise of stock options and warrants, if dilutive, using the treasury stock method. The Company’s computation of diluted net loss per share for 2009, 2008 and 2007 does not include common share equivalents associated with 876,410, 972,578 and 812,800 options, respectively, and 407,493, 424,992 and 424,992 warrants, respectively, as the result would be anti-dilutive. Further, per share effects of the 40,000 unvested restricted shares under a stock award in 2009 have not been included as the effect would be anti-dilutive.

Investments:

The Company’s investments consist of auction rate securities (“ARS”) and an auction rate securities right (“ARSR”). The Company accounts for its ARS investments based upon accounting standards that provide for

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

determination of the appropriate classification of investments. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders’ equity. Trading securities are carried at fair value, with unrealized holding gains and losses included in other income (expense) on our consolidated statements of operations.

The Company’s ARSR investment is accounted for based upon accounting guidance that permits irrevocable fair value option election as the initial and subsequent measurement attribute for certain assets and liabilities. Changes in fair value are recognized in earnings as they occur for those assets or liabilities for which the election is made. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. Effective January 1, 2008, the Company elected to adopt ARSR at fair value.

The Company’s investments are reported at fair value in accordance with accounting standards that accomplish the following key objectives:

•	Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date;

•	Establishes a three-level hierarchy (“valuation hierarchy”) for fair value measurements;

•	Requires consideration of the Company’s creditworthiness when valuing liabilities; and

•	Expands disclosures about instruments measured at fair value.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of the valuation hierarchy are as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Fair Value of Financial Instruments:

The Company’s assets carried at fair value on a recurring basis are its investments (see Note 5). The investments have been classified within level 3 in the valuation hierarchy as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. The valuation may be revised in future periods as market conditions evolve.

Certain financial instruments are carried at cost on our consolidated balance sheets, which approximates fair value due to their short-term, highly liquid nature. These instruments include cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, customer deposits, accrued expenses and short-term debt.

Concentrations of Credit Risk:

Financial instruments, which potentially subject us to concentration of credit risk, consist of cash and cash equivalents, investments and accounts receivables. We maintain cash and cash equivalents in accounts

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

with various financial institutions in amounts which, at times, may be in excess of the FDIC insurance limit. We do not believe we are exposed to any significant risk with respect to cash and cash equivalents.

We sell our products and services to distributors and end users in various industries worldwide. We regularly assess the realizability of accounts receivable and also take into consideration the value of past due accounts receivable and the collectibility of such receivables based upon credit worthiness and historic collections from past due accounts. We do not require collateral or other security to support customer receivables.

Significant Customers:

In each of the years ended December 31, 2009, 2008 and 2007, revenue derived from certain customers comprised 10% or more of our consolidated revenue (“significant customers”) as set forth in the table below:

As a percentage of consolidated revenue:

	Years Ended December 31,
	2009	2008		2007

Customer A	13.8%		*	*
Customer B	11.7%		*	*
Customer C	*	15.1%		*
Customer D	*		*	30.5%
Customer E	*		*	24.3%
Customer F	*		*	15.5%

*	Represents less than 10% revenue for that customer in the applicable year. There were no other customers that represented 10% or more of revenue for the years indicated.

At December 31, 2009, one customer represented greater than 10% of the Company’s gross accounts receivable balance (that customer is not included in the table above). At December 31, 2008, no one customer represented greater than 10% of the Company’s gross accounts receivable balance.

Stock-Based Compensation:

The Company measures the cost of employee, officer and director services received in exchange for stock-based awards at the fair value of the award on the date of grant.

Research and Development Costs:

Costs relating to the research, development and testing of our technologies and products are charged to operations as they are incurred. These costs include verification programs, evaluation and testing projects, salary and benefits, consulting fees, materials and testing gear.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Selling, General and Administrative Expenses:

Selling, general and administrative expenses are comprised of the following:

	Years Ended December 31,
	2009	2008		2007
	(In thousands)

Compensation and benefits	$3,463	$4,386		$2,997
Non-cash stock-based compensation	725	1,204		1,966

Total compensation and benefits	$4,188	$5,590		$4,963
Professional services	685	1,683	*	1,487	*
Travel	371	712		622
Occupancy, property and business taxes, supplies, postage and delivery	738	859		511
Sales and marketing expenses	94	400		341
(Recovery) provision for bad debts	(157)	629		28
Depreciation and all other	154	119		89

Total	$6,073	$9,992		$8,041

*	Includes $227,000 of non-cash stock-based compensation charges for fair value of warrants.

Aggregate non-cash share-based compensation charges incurred by the Company in 2009, 2008 and 2007, were $735,000, $1,444,000 and $2,208,000, respectively, all of which was included in selling, general and administrative expenses, except $10,000, $13,000 and $14,000 in 2009, 2008 and 2007, respectively, included in research and development expenses.

Income Taxes:

Deferred income taxes are provided for the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

Recently Adopted and Recently Issued Accounting Pronouncements:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162.” This statement modifies the Generally Accepted Accounting Principles (“GAAP”) hierarchy by establishing only two levels of GAAP, authoritative and nonauthoritative accounting literature. Effective July 2009, the FASB Accounting Standards Codification (“ASC”), also known collectively as the “Codification,” is considered the single source of authoritative U.S. accounting and reporting standards, except for additional authoritative rules and interpretive releases issued by the SEC. The Codification is organized by topic, subtopic, section, and paragraph, each of which is identified by a numerical designation. This statement is effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification for the quarter ended September 30, 2009. Upon adoption, this standard had no material effect on the Company’s financial position, results of operations or cash flows.

Effective beginning second quarter 2009, the Financial Instruments Topic, ASC 825-10, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.

On January 1, 2009, the Company adopted a new accounting standard issued by the FASB related to accounting for business combinations which provides revised guidance on how acquirers recognize and

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests and goodwill acquired in a business combination. This standard also expands required disclosures surrounding the nature and financial effects of business combinations. This standard will be applied prospectively for acquisitions beginning in 2009 or thereafter.

In April 2009, the FASB issued new accounting guidance regarding accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This guidance applies to all assets acquired and all liabilities assumed in a business combination that arise from contingencies. This guidance states that the acquirer will recognize such an asset or liability if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition date fair value cannot be determined, the acquirer applies the recognition criteria to determine whether the contingency should be recognized as of the acquisition date or after it. This new accounting standard is effective January 1, 2009 for business combinations prospectively.

On January 1, 2009, the Company adopted a new accounting standard issued by the FASB that permits delayed adoption of new guidance regarding certain non-financial assets and liabilities, which are not recognized at fair value on a recurring basis, until fiscal years and interim periods beginning after November 15, 2008. As permitted, the Company elected to delay the adoption of the new accounting standard for qualifying non-financial assets and liabilities, such as fixed assets and patents. This standard had no material impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2009, the Company adopted a new accounting standard issued by the FASB that requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures require: (a) how and why a company uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for; and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. This standard had no material impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2009, the Company adopted a new accounting standard that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The intent of the new requirements is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. This standard had no material impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2009, the Company adopted new requirements related to guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in accounting standards about derivatives. The adoption of these new rules had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued new accounting guidance related to interim disclosures about the fair values of financial instruments. This guidance requires disclosures about the fair value of financial instruments whenever a public company issues financial information for interim reporting periods. This guidance was effective for the Company’s interim periods ending after June 15, 2009 consolidated financial statements and is applied on a prospective basis. This accounting guidance was adopted for the interim reporting period ended June 30, 2009 and had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued new requirements regarding determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This requirement is effective for the Company’s interim and annual periods ending after June 15, 2009 and will be applied on a prospective basis. This rule was adopted for the interim reporting period ended

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

June 30, 2009 and had no material impact on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB amended accounting guidance for subsequent events to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance was effective for interim or annual financial periods ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09, “Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements,” to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. The adoption of this guidance had no impact on the Company’s financial condition, results of operations or cash flows.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard is effective for the Company on October 1, 2009. The adoption of this standard had no material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB published ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 clarifies improved disclosure requirements related to fair value measurements and disclosures in Overall Subtopic 820-10 of the FASB Codification. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this standard will not have an impact on the Company’s financial position and results of operations.

3.	Inventories

Inventories are comprised of the following:

	December 31,
	2009	2008
	(In thousands)

Finished Platinum Plus fuel-borne catalyst	$85	$144
Platinum concentrate/metal	449	578
Hardware	587	268
Other	11	6

	$1,132	$996
Less: inventory reserves	(73)	(22)

Inventories, net	$1,059	$974

At December 31, 2009 and 2008, U.S. inventories were approximately 45% and 80%, respectively, with foreign inventories comprising the balance of the total inventories, net.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

4.	Patents

Patents held by the Company consist of capitalized patent costs net of accumulated amortization and are as follows:

	December 31,
	2009	2008
	(In thousands)

Patents	$1,330	$1,220
Less: accumulated amortization	(247)	(193)

Patents, net	$1,083	$1,027

Patent amortization expense for the years ended December 31, 2009, 2008 and 2007 was $54,000, $51,000 and $41,000, respectively. Patent amortization expense for each of the five succeeding years based upon patents as of December 31, 2009 is estimated to be approximately $50,000 annually. In each of 2009, 2008 and 2007, the Company wrote off net patent costs in jurisdictions the Company determined to abandon totaling approximately $13,000, $38,000 and $58,000, respectively.

5.	Investments

The Company’s investments as of December 31, 2009 have been classified within level 3 as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. The fair value of the investments may be revised in future periods as market conditions evolve. Investments are comprised of the following:

	December 31,
	2009	2008
	(In thousands)

Auction rate securities	$10,577	$10,235
Auction rate securities put right	1,148	1,305

Total investments	$11,725	$11,540
Classified as current assets	11,725	6,413

Classified as non-current assets	$—	$5,127

Our ARS are variable-rate debt securities, most of which are AAA/Aaa rated, that are collateralized by student loans substantially guaranteed by the U.S. Department of Education. While the underlying securities have a long-term nominal maturity, the interest rate is reset through dutch auctions that are typically held every 28 days. The contractual maturities of our ARS range from 2027 to 2047. Auctions for our ARS have failed since February 2008 resulting in illiquid investments for the Company. Our ARS were purchased and held through UBS. In October 2008, the Company received an offer (the “Offer”) from UBS AG for a put right permitting us to sell to UBS at par value all ARS previously purchased from UBS at a future date (any time during a two-year period beginning June 30, 2010). The Offer also included a commitment to loan us 75% of the UBS-determined value of the ARS at any time until the put is exercised. We accepted the Offer on November 6, 2008. Our right under the Offer is in substance a put option (with the strike price equal to the par value of the ARS) which we recorded as an asset, measured at its fair value, with the resultant gain recognized in operations.

For the period through the date the Company accepted the Offer, the Company classified the ARS as available-for-sale; thereafter, the Company transferred the ARS to the trading category.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

The fair value of the ARS was approximately $10.6 million and $10.2 million (par value of $11.7 million) as of December 31, 2009 and 2008, respectively. We sold $7.1 million of these investments in 2008. The fair value of the ARS was determined utilizing a discounted cash flow approach and market evidence with respect to the ARS’s collateral, ratings and insurance to assess default risk, credit spread risk and downgrade risk. The Company also recorded the ARSR at an initial fair value of $1.3 million. The fair value of the ARSR was based on an approach in which the present value of all expected future cash flows were subtracted from the current fair market value of the securities and the resultant value was calculated as a future value at an interest rate reflective of counterparty risk.

In the year ended December 31, 2009, we recorded a gain of $342,000 on the ARS and a loss of $157,000 on the ARSR, resulting in a $185,000 net unrealized gain included in other income (expense) on our consolidated statement of operations. In 2008, the fair value of the ARS declined $1.5 million from par value, which loss was charged to other expense. Upon the initial recording of the ARSR at fair value, we recognized an unrealized gain of $1.3 million, which together with the $1.5 million decline in fair value of the ARS, resulted in a net charge to operations in 2008 of $0.2 million included in other income (expense) on our consolidated statement of operations.

Classification of investments as current or non-current is dependent upon management’s intended holding period, the security’s maturity date and liquidity considerations based on market conditions. At December 31, 2009, the Company classified all investments as current based on management’s intention and ability to liquidate the investments by June 30, 2010. At December 31, 2008, the Company classified $6.4 million of the investments as current based on management’s intention to use such securities as consideration if UBS demands payment on its loan prior to the date the Company exercises the ARSR.

The Company will be exposed to credit risk should UBS be unable to fulfill its commitment under the Offer. There can be no assurance that the financial position of UBS will be such as to afford the Company the ability to acquire the par value of its ARS upon exercise of the ARSR.

Interest income for the years ended December 31, 2009, 2008 and 2007 was approximately $245,000, $602,000 and $509,000, respectively. Accrued interest receivable at December 31, 2009 and 2008 was approximately $7,000 and $11,000, respectively.

The table below includes a rollforward of the Company’s investments in ARS and ARSR:

	2009	2008
		Significant
	Significant	Other	Significant
	Unobservable	Observable	Unobservable
	Inputs	Inputs	Inputs
	(Level 3)	(Level 2)	(Level 3)
	(In thousands)

Fair value at beginning of year	$11,540	$18,825	$—
Purchases	—	—	—
Sales	—	(7,100)	—
Transfers (out) in	—	(11,725)	11,725
Unrealized gain (loss) included in statement of operations	185	—	(185)

Fair value at end of year	$11,725	$—	$11,540

Change in unrealized gain (loss)	$185		$(185)

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

6.	Accrued Expenses

Accrued expenses are comprised of the following:

	December 31,
	2009	2008
	(In thousands)

Professional fees	$146	$168
Accrued severance	389	—
Accrued compensation	24	234
Value added taxes payable	—	9
Travel and all other	116	123

Accrued expenses	$675	$534

During the first quarter of 2009, we incurred severance charges totaling $510,000 to be paid in monthly installments until September 2010. On February 10, 2009, the Company’s Board of Directors elected Michael L. Asmussen as President and Chief Executive Officer replacing Dr. Bernhard Steiner. Mr. Asmussen was also appointed to serve as a Director of the Company. Effective February 11, 2009, Dr. Steiner resigned as a Director of the Company. As a consequence of his termination of employment, Dr. Steiner is entitled to salary of approximately $315,445 (EUR 241,500) per annum until September 13, 2010, the remainder of his contract term, along with specified expenses not to exceed an aggregate of approximately $4,300, to be paid in monthly installments.

On August 4, 2009, the Board of Directors adopted a plan to implement a company-wide reduction in force effective August 7, 2009. In accordance with ASC 420, Exit or Disposal Cost Obligations, we recognized approximately $448,000 in severance charges in the third quarter of 2009.

A summary of the activity in the severance accrual is as follows:

2009
(In thousands)

Balance at beginning of year	$—
Provisions	958
Payments	569

Balance at end of year	$389

7.	Stockholders’ Equity

Authorized Capital Stock

As of December 31, 2009, the Company has 12.1 million shares authorized, 12 million shares of which are $0.01 par value common stock and 100,000 of which are $0.01 par value preferred stock. At the Company’s annual meeting of stockholders held on June 7, 2007, the stockholders approved a five-to-one reverse split of the Company’s common stock, a reduction of the par value of the Company’s common stock from $0.05 per share to $0.01 per share and an increase to the number of shares of common stock the Company is authorized to issue from 9 million to 12 million. Such actions became effective on June 15, 2007 when the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of Delaware. The historical share numbers and per share amounts in these financial statements for all periods presented have been adjusted to give effect to the reverse split. The Company believes that there is a sufficient number of shares authorized to cover its current needs.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

In 2007 in conjunction with the reverse split, we incurred costs aggregating approximately $33,000, primarily from our transfer agents and outside legal counsel which were charged to additional paid-in capital. We also charged an aggregate of $83,000 to additional paid-in capital for costs incurred in connection with our filing of a Registration Statement on Form S-1 with the SEC and approximately $52,000 related to our initial listing on The NASDAQ Capital Market. On October 3, 2007, our common stock began trading on The NASDAQ Capital Market under the symbol “CDTI.”

We acquired 86 shares of our common stock from the fractional shares that were paid in cash in lieu of fractional shares to stockholders as stockholders surrendered old stock certificates for new stock certificates. The cash value of the fractional shares was determined based upon the average of our high and low prices on June 15, 2007 on the U.S. Over-the-Counter market and the U.K. AIM of the London Stock Exchange with the average AIM price translated at the foreign exchange rate then in effect. The Company retired all treasury shares on August 9, 2007.

Issuance of Common Shares

In March 2009, we issued 40,000 restricted shares of our common stock under our Incentive Plan to the Company’s President, Chief Executive Officer (see Note 8). In October 2009 pursuant to an opportunity to acquire restricted shares of common stock that had been offered to all employees and directors of the Company, we issued 35,684 restricted shares of common stock to two CDT directors for proceeds of $58,879 based on the October 1, 2009 NASDAQ closing price of $1.65. The proceeds will be used for the general corporate purposes of the Company. The restricted shares were issued pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended.

In 2008, we issued 14,247 shares of our common stock upon the exercise of 27,166 stock options. In connection therewith, we received approximately $24,000 in cash and the surrender of 12,920 stock options. Also in 2008, the Company charged approximately $14,000 to additional paid-in capital for costs incurred in connection with our filing of a Post-effective Amendment to a Registration Statement on Form S-1.

In 2007, we issued 2,159,649 shares of our common stock as follows:

Shares subscribed in the 2006 private placement	667,999
Shares issued upon exercise of warrants	1,399,873
Shares issued upon exercise of options	72,178
Shares issued for services	19,599

2,159,649

We issued 667,999 shares of our common stock upon collection of approximately $4.3 million, net of expenses, representing all of the remaining subscriptions from the December 2006 private placement in which we secured commitments for the purchase of 1,400,000 shares of our common stock, par value $0.01, and warrants for the purchase of an additional 1,400,000 shares of common stock. From the exercise of 1,399,873 warrants, we received gross proceeds of $15.7 million which, after approximately $575,000 in placement agent fees, netted us $15.2 million. The proceeds from the exercise of warrants were used for general corporate purposes. Those newly issued shares were covered by an effective Registration Statement on file with the Securities and Exchange Commission. Upon the exercise of these warrants, we also issued 143,432 five-year warrants to the placement agent as additional compensation.

We issued 72,178 shares of our common stock upon exercise of 93,609 options in 2007 and, in connection therewith, we received approximately $353,000 in cash and the surrender of 21,431 shares. In January and June 2007, we issued 17,142 and 2,457, respectively, of our common stock to non-executive members of our board of directors in lieu of approximately $115,000 and $25,000 of directors’ fees earned for services provided during the year ended December 31, 2006 and the first quarter of 2007. The number of

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

shares of our common stock issued to the directors was determined based upon the average of the high and low share prices during each quarter. The grant date for such shares of common stock for purposes of measuring compensation is the last day of the quarter in which the shares are earned, which is the date that the director begins to benefit from, or be adversely affected by, subsequent changes in the price of the stock. Directors’ compensation charged to operations did not materially differ from such measurement.

8.	Stock Options, Stock Awards and Warrants

Stock Options

The Company maintains an equity award plan approved by its stockholders, the Incentive Plan (the “Plan”). Under the Plan, awards may be granted to participants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based awards or cash, or combinations of these as determined by the board of directors. Awards are granted at fair market value on the date of grant and typically expire 10 years after date of grant. Participants in the Plan may include the Company’s directors, officers, employees, consultants and advisors (except consultants or advisors in capital-raising transactions) as the board of directors may determine. The maximum number of awards allowed under the Plan is 17.5% of the Company’s outstanding common stock less the then outstanding awards, subject to sufficient authorized shares. In general, the policy of the board of directors is to grant stock options that vest in equal amounts on the date of grant and the first and second anniversaries of the date of grant, except that awards to non-executive members of the board of directors typically vest immediately.

The Company estimates the fair value of stock options using a Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company’s stock, the risk free interest rate, option forfeiture rates, and dividends, if any. The expected term of the options is based upon the historical term until exercise or expiration of all granted options. The expected volatility is derived from the historical volatility of the Company’s stock on the U.S. NASDAQ Capital Market (the Over-the-Counter market prior to October 3, 2007) for a period that matches the expected term of the option. The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option. ASC 718 requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards ultimately expected to vest. The estimate is based on the Company’s historical rates of forfeitures. ASC 718 also requires estimated forfeitures to be revised, if necessary in subsequent periods if actual forfeitures differ from those estimates. The dividend yield is assumed as 0% because the Company has not paid dividends and does not expect to pay dividends in the future.

There were no stock options granted in 2009. The weighted-average fair values at the date of grant for options granted during the years ended December 31, 2008 and 2007 were $3.18 and $11.65, respectively, and were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Years Ended December 31,
	2009	2008	2007

Expected term in years	—	8.84	8.75
Risk-free interest rate	—	2.46%	2.38%
Expected volatility	—	89.1%	97.5%
Dividend yield	—	0%	0%

For the years ended December 31, 2009, 2008 and 2007, share-based compensation for options and warrants was $735,000, $1,444,000 and $2,208,000, respectively. Compensation costs for stock options which vest over time are recognized over the vesting period. As of December 31, 2009, the Company had $136,000

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

of unrecognized compensation cost related to granted stock options and warrants that remained to be recognized over vesting periods. These costs are expected to be recognized over a weighted average period of 0.8 years.

The following table summarizes the Company’s stock option activity and related information for the years ended December 31:

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares*	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	972,578	$10.19	812,844	$11.72	648,087	$10.08
Options granted	—	$—	202,500	$4.18	291,166	$14.57
Options exercised	—	$—	(27,166)	$10.37	(93,609)	$7.55
Options expired	(24,500)	$4.50	(1,500)	$10.00	(20,333)	$23.02
Options forfeited	(71,668)	$9.60	(14,100)	$11.19	(12,467)	$6.17

Outstanding at end of year	876,410	$10.40	972,578	$10.19	812,844	$11.72

Options exercisable at year-end	838,410	$10.69	780,744	$10.62	657,177	$11.21

Options available for grant at year-end	521,038		451,625		608,866
Weighted-average fair value of options granted during the year		$—		$3.18		$11.65

Aggregate intrinsic value — options exercised		$—		$288,414		$880,974

Aggregate intrinsic value — options outstanding		$—

Aggregate intrinsic value — options exercisable		$—

*	Table does not include 40,000 shares issued to the President and Chief Executive Officer in 2009 as a stock award under the Plan.

The following table summarizes information about stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
	Number	Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	(In Years)	Price	Exercisable	Price

$2.71	137,833	7.95	$2.71	107,500	$2.71
$5.10 - $7.88	95,267	3.00	$5.92	95,267	$5.92
$8.25 - $9.10	199,910	4.25	$8.78	193,243	$8.79
$9.20 - $10.13	124,200	2.31	$9.64	124,200	$9.64
$12.50 - $17.67	188,700	1.70	$14.48	187,700	$14.46
$19.13	130,500	5.90	$19.13	130,500	$19.13

	876,410	4.12	$10.40	838,410	$10.69

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Stock Awards

On March 30, 2009, the board of directors awarded 40,000 restricted shares to the Company’s newly-elected President and Chief Executive Officer at an average market price of $1.625 per share, representing the high and low market price on the date of award. These shares vest as to one-third of the total on each of February 10, 2010, 2011 and 2012. The total fair value of the award was $65,000 which is being charged to expense over the vesting period.

Warrants

In 2009, 17,499 of the Company’s outstanding warrants expired. In 2008, there was no activity in the Company’s 424,992 outstanding warrants.

In 2007, 1,399,873 warrants were exercised for total gross proceeds of $15.7 million (net proceeds of $15.2 million). The warrants exercised were those that had been issued in connection with the Company’s December 2006 private placement. In 2007, we issued 50,000 warrants to an adviser on the Company’s investor matters. The computed fair value of this warrant was approximately $455,000 and was estimated using the Black-Scholes option pricing model with the following assumptions: five year expected term, 4.04% risk-free interest rate, 77.6% expected volatility and 0% dividend yield. The fair value of this warrant is being expensed over the four-month term of the agreement. We included $227,000 of this stock compensation in our selling, general and administrative expenses in each of 2007 and 2008. Also in 2007, we issued the remaining 74,142 warrants of the 140,542 warrants subject to the availability of authorized capital not otherwise committed, representing the balance of additional compensation due the placement agent for the Company’s December 2006 private placement. The computed fair value of the placement agent’s 140,542 warrants was approximately $748,000 and was estimated using the Black-Scholes option pricing model with the following assumptions: five year expected term, 4.65% risk-free interest rate, 83.2% expected volatility and 0% dividend yield. There was no accounting impact on our financial statements because the fair value chargeable to stockholders’ equity was fully offset by the corresponding credit to stockholders’ equity. Further, we were obligated to issue the placement agent 143,432 warrants as partial compensation for the financings generated upon exercise of certain warrants that were exercised in 2007. Of this amount, 70,255 are exercisable at $12.50 per share and expire on July 2, 2012 and 73,177 warrants are exercisable at $15.625 per share and expire on December 29, 2012. The computed fair value of the placement agent’s 143,432 warrants was approximately $1,599,000 and was estimated using the Black-Scholes option pricing model with the following assumptions: five year expected term, 3.63% and 4.65% risk-free interest rates, 77.3% and 80.3% expected volatility and 0% dividend yield. There was no accounting impact on our financial statements because the fair value chargeable to stockholders’ equity was fully offset by the corresponding credit to stockholders’ equity.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Warrant activity for the years ended December 31 is summarized as follows:

	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	424,992	$11.35	424,992	$11.35	1,557,424	$10.98
Warrants to be issued	—	$—	—	$—	143,432	$14.09
Warrants issued	—	$—	—	$—	124,142	$11.67
Warrants exercised	—	$—	—	$—	(1,399,873)	$11.25
Warrants expired / forfeited	(17,499)	$7.50	—	$—	(133)	$7.71

Outstanding at end of year	407,493	$11.51	424,992	$11.35	424,992	$11.35

Warrants exercisable at year-end	407,493	$11.51	424,992	$11.35	424,992	$11.35

Aggregate intrinsic value		$—		$—		$4,953,662

The following table summarizes information about warrants outstanding as of December 31, 2009:

	Warrants Outstanding and Exercisable
		Weighted
		Average
	Number	Remaining	Weighted
	Outstanding	Contractual	Average
	And	Life	Exercise
Range of Exercise Prices	Exercisable	(In Years)_	__Price__

$8.15	45,553	3.74	$8.15
$8.44	140,542	2.00	$8.44
$10.00 - $12.50	98,220	2.02	$11.89
$15.63 - $16.45	123,178	2.93	$15.96

	407,493	2.48	$11.51

9.	Short-term Debt

At December 31, 2009, the principal amount of our short-term debt payable to UBS was $7.7 million ($3.0 million borrowed in July 2008, $3.4 million in January 2009 and $1.3 million in September 2009). Our ARS serve as collateral for the loan which is payable upon demand. If UBS should demand repayment prior to the commencement of the exercise period for our ARSR (June 30, 2010), UBS will arrange alternative financing with substantially the same terms and conditions. If alternative financing cannot be established, UBS will purchase our pledged ARS at par value.

Interest is calculated at the weighted average rate of interest we earn on the ARS. Interest is payable monthly. Interest expense for the years ended December 31, 2009 and 2008 was $85,000 and $56,000, respectively.

On July 25, 2008, the Company borrowed $3.0 million from the demand loan facility with UBS collateralized by our ARS, a facility we had arranged on May 8, 2008. Management determined to draw down the entire facility as a matter of financial prudence to secure available cash. The loan facility was available for our working capital purposes and required that we continue to meet certain collateral maintenance requirements, such that our outstanding borrowings may not exceed 50% of the value of our ARS as determined by the lender. No facility fee was required. Borrowings under that facility bore interest at a floating interest rate per annum equal to the sum of the prevailing daily 30-day Libor plus 25 basis points.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

In November 2008, the Company accepted the Offer from UBS AG (see Note 5). UBS committed to loan us 75% of the value of the ARS as determined by UBS at any time until the ARS right is exercised. We applied for the loan which UBS committed would be on a no net cost basis to the Company. UBS approved our application on January 14, 2009 and approved a $6.5 million credit facility based upon acceptance of our credit application pursuant to its Offer.

In January 2009, we received $3.4 million proceeds from UBS under the approved no net cost loan. On September 4, 2009, we arranged an increase of the credit line from $6.5 million to $7.7 million and received $1.3 million proceeds from UBS.

10.	Commitments

The Company is obligated under a seven-year lease that expires December 2015 for its relocated U.S. headquarters (5,515 square feet) at an annual cost of approximately $141,000, including utilities. In addition, the Company is obligated under a 64-month lease through March 2013 for 1,942 square feet of administrative space in the U.K. at an annual cost of approximately $65,000, including utilities and parking. The Company has an early termination right to cancel its leases for (1) U.K. administrative space on November 16, 2010 with at least six months’ advance written notice and (2) U.S. headquarters on December 31, 2013 with at least nine months’ advanced written notice along with an early termination fee of $45,960; the landlord’s unamortized portion of construction costs with seven percent interest thereon; brokerage fees and attorney fees. For the years ended December 31, 2009, 2008 and 2007, rental expense approximated $226,000, $225,000 and $205,000, respectively. Our contractual obligations for each of the next five years ended December 31 and thereafter are as follows: $180,000, $191,000, $191,000, $164,000 and $152,000; and $152,000 thereafter.

Effective October 28, 1994, Fuel-Tech N.V., the company that spun CDT off in a rights offering in December 1995, granted two licenses to the Company for all patents and rights associated with its platinum fuel-based catalyst technology. Effective November 24, 1997, the licenses were canceled and Fuel Tech assigned to CDT all such patents and rights on terms substantially similar to the licenses. In exchange for the assignment commencing in 1998, the Company is obligated to pay Fuel Tech a royalty of 2.5% of its annual gross revenue attributable to sales of the platinum fuel catalysts. The royalty obligation expired in 2008. CDT, as assignee and owner, maintains the technology at its expense. Royalty expense incurred under this obligation in 2008 and 2007 amounted to $21,000 and $14,000, respectively. Royalties payable to Fuel Tech at each of December 31, 2009 and 2008 amounted to $21,000.

11.	Related Party Transactions

Board of Director Changes

On August 26, 2009, the Company’s Board of Directors increased the number of its directors from six to seven and elected Mungo Park, 53, as a director of the Company to fill the vacancy. On August 28, 2009, the Directors accepted the resignation of Derek R. Gray as Chairman of the Board of the Company and elected Mr. Park as Chairman in Mr. Gray’s place. Mr. Gray continues as a director of the Company and Chairman of the Audit Committee.

Also, on August 28, 2009, John J. McCloy II resigned as a director of the Company. Mr. McCloy, who had been a member of the Audit and Compensation and Nominating Committees of the Board, advised the Company that he resigned because he objected both to the election of Mr. Park as Chairman and to the manner in which Mr. Park had been elected chairman. On August 28, 2009 following Mr. McCloy’s resignation, the Directors reduced the number of the Company’s Board of Directors from seven to six.

Mr. Park, as a director and as Chairman, is entitled under the current directors’ compensation policy of the Company to an annual director’s retainer of $15,000 and a chairman’s retainer of $15,000, each paid

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

quarterly in arrears; such amounts reflect the reduced rate approved in August 2009 wherein non-executive members of the Company’s Board of Directors agreed to receive 50% of their annual compensation. For the year ended December 31, 2009, our selling, general and administrative expenses include approximately $10,300 of director fees for Mr. Park.

Mr. Park is the chairman of Innovator Capital Limited, a financial services company of London, England, which firm has provided services to the Company (see below). Mr. Park is not an independent director within the meaning of NASDAQ Rule 5605(a)(2) and, as such, is and will not be a member of the Audit or the Compensation and Nominating Committees of the Board of the Company.

Innovator Capital

We have retained the services of Innovator and have incurred costs as summarized in the following table:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Financial advisory fees	$30	$268	$207
Merger and acquisition fees	14	—	—
Private placement fees	—	—	986

Total	$44	$268	$1,193

Innovator provided financial advice to the Company from 2006 through January 2009 and compensation for such advice, along with travel and other expenses, charged to expense was $30,000, $268,000 and $207,000 in the years ended December 31, 2009, 2008 and 2007, respectively. In addition, as compensation for its financial advisory services to the Company, Innovator received and holds warrants to purchase 283,974 shares of common stock of the Company at exercise prices from $8.4375 to $15.625 which expire from December 29, 2011 through December 29, 2012. Further, the Company paid Innovator $986,000 for fund raising services which amount was charged to stockholders’ equity as a reduction of proceeds received from investors.

On November 20, 2009, the Company entered into an engagement letter with Innovator to provide financing and merger and acquisition services. The engagement letter has a three month term during which Innovator will (i) act for the Company in arranging a private placement financing of $3 million to $4 million from the sale of the Company’s common stock and warrants and (ii) assist the Company in merger and acquisition activities.

For its financing services, Innovator will receive (i) a placing commission of five percent (5%) of all monies received by the Company and (ii) financing warrants to acquire shares of common stock of the Company equal in value to fifteen percent (15%) of the total gross proceeds received by the Company in the financing, such financing warrants to be exercisable at a price equal to a ten percent (10%) premium to the price per share of common stock in the financing. Issuance of the financing warrants is contingent on the stockholders of the Company authorizing additional common stock.

For its merger and acquisition services, Innovator will receive monthly retainer fees of $10,000 and success fees as a percentage of transaction value of five percent (5%) on the first $10 million, four percent (4%) on the next $3 million, three percent (3%) on the next $2 million, and two percent (2%) on amounts above $15 million in connection with possible merger and acquisition transactions. Success fees are payable in cash or shares or a combination of cash or shares as determined by the Board of the Company. In 2009, we incurred $14,000 for the monthly retainer to Innovator.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

The engagement letter further provides that retainer fees may be deducted from success fees, that Innovator shall be reimbursed for its ordinary and necessary out of pocket expenses, that the engagement letter is subject to Delaware law, and that disputes between the parties are subject to arbitration.

Issuance of Common Stock

In October 2009, we issued 35,684 shares of common stock to CDT directors, Michael Asmussen (the Company’s President and Chief Executive Officer) and Derek Gray, who purchased 10,000 shares and 25,684 shares, respectively, of Clean Diesel common stock. Total shares acquired were 35,684 and total proceeds based on the October 1, 2009 NASDAQ closing price of $1.65, were $58,879. The proceeds will be used for the general corporate purposes of the Company. The shares are restricted shares issued pursuant to an exemption from registration under Regulation D of the Securities Act of 1933, as amended.

As outlined in Note 7, in 2007, we issued 19,599 shares of our common stock to non-executive members of our board of directors in lieu of approximately $25,000 and $115,000 of directors’ fees earned in the first quarter of 2007 and the year ended December 31, 2006, respectively. Such directors’ fees had been accrued and charged to expense during the respective periods. The number of shares of our common stock issued to the directors was determined based upon the average of the high and low share prices during each quarter. The grant date for such shares of common stock for purposes of measuring compensation is the last day of the quarter in which the shares are earned, which is the date that the director begins to benefit from, or be adversely affected by, subsequent changes in the price of the stock. Directors’ compensation charged to operations did not materially differ from such measurement.

During 2007, directors and management exercised 14,446 warrants for an aggregate of $162,749 to acquire 14,446 shares of common stock.

Fuel Tech

The Company had a Management and Services Agreement with Fuel Tech that required the Company to reimburse Fuel Tech for management, services and administrative expenses incurred on its behalf at a rate from 3% to 10% of the costs paid on the Company’s behalf, dependent upon the nature of the costs incurred. For the last three years, the Company has reimbursed Fuel Tech for the expenses associated with one Fuel Tech officer/director who also serves as an officer/director of CDT. The Company’s financial statements include charges from Fuel Tech of certain management and administrative costs of approximately $6,000, $70,000 and $71,000 for the years ended December 31, 2009, 2008 and 2007, respectively. The Company believes the charges under this Management and Services Agreement were reasonable and fair. The Company and Fuel Tech terminated the Management and Services Agreement effective February 1, 2009.

12.	Technology Licensing Agreements and Other Revenue

We did not execute new license agreements in 2009. In each of 2008 and 2007, we executed license agreements with new licensees for our selective catalytic reduction (SCR) emission control (our patented ARIS technologies for control of oxides of nitrogen) and the combination of exhaust gas recirculation (EGR) with SCR technologies. The agreements provided for up-front fees and quarterly per-unit royalty payments during the term of the licenses. The licenses will stay in effect for the remaining life of the underlying patents. The licenses are non-exclusive and cover specific geographic territories. For the year ended December 31, 2009, technology licensing fees and royalties totaled $150,000. For the year ended December 31, 2008, technology licensing fees and royalties totaled $451,000. The year ended December 31, 2007 includes approximately $3.5 million in technology licensing fees and royalties, including approximately $0.2 million from an existing licensee’s license and $0.5 million due to amendment of a license agreement with an existing licensee.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

Other revenue of $29,000 in 2009 consists of grant income under an award from a diesel emissions reduction technology development grant under a program from the Houston Advanced Research Center (HARC) totaling $960,971. The project goal is to develop and verify a Nitrogen Oxide-Particulate Matter (NOx-PM) reduction retrofit system for on- and off-road engines, including those used in Class 8 type diesel fleets that will result in an EPA verified, cost-effective and reliable NOx and PM reduction solution. Revenue from grant income is recognized when grant income, comprised of cost reimbursements, is earned.

13.	Income Taxes

The Company follows the liability method of accounting for income taxes. Such method requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

As of December 31, 2009, the Company has tax losses available for offset against future years’ taxable income of approximately $53.7 million, of which $8.6 million will expire over the next five years and the remaining tax losses expire from 2018 through 2029. The Company also has research and development tax credit carryforwards of approximately $1.9 million, expiring between 2011 and 2029. The Company has provided a full valuation allowance to reduce the related deferred tax asset to zero because of the uncertainty relating to realizing such tax benefits in the future. The total valuation allowance increased by $2.4 million during the year ended December 31, 2009. Deferred tax assets and valuation allowance at December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
	(In thousands)

Research and development	$1,871	$1,789
Net operating loss carryforwards	20,937	18,867
Reserves	118	140
Options	1,255	968

Deferred tax assets	24,181	21,764
Less: valuation allowance	(24,181)	(21,764)

Deferred tax assets, net	$—	$—

There were no unrecognized tax benefits at the date of adoption of ASC 740, and there were no unrecognized tax benefits at December 31, 2009 and 2008. It is the Company’s policy to classify in the financial statements accrued interest and penalties attributable to a tax position as income taxes. The Company believes, however, that there should be no change during the next twelve months.

Utilization of CDT’s U.S. federal tax loss carryforwards for the period prior to December 12, 1995 is limited as a result of the ownership change in excess of 50% attributable to the 1995 Fuel Tech rights offering to a maximum annual allowance of $735,000. Utilization of CDT’s U.S. federal tax loss carryforwards for the period after December 12, 1995 and before December 30, 2006 is limited as a result of the ownership change in excess of 50% attributable to the private placement which was effective December 29, 2006 to a maximum annual allowance of $2,519,000. To the extent the annual limitation is not met in any year, subsequent years’ annual limitations are increased by the unused amounts. Utilization of CDT’s tax losses subsequent to 2006 may be limited due to cumulative ownership changes in any future three-year period.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. Our tax years ranging from 2006 through 2009 remain open to examination by various taxing jurisdictions as the statute of limitations has not expired.

Reconciliations of the differences between income taxes computed at federal statutory rates (34%) and consolidated provisions (benefits) for income taxes for the years ended December 31, 2009, 2008 and 2007 are as follows:

	Years Ended December 31,
	2009	2008	2007

Federal taxes (benefits) at statutory rates	(34)%	(34)%	(34)%
State taxes (benefits) rate	(5)%	(5)%	(5)%
Change in valuation allowance	39%	39%	39%

Income taxes (benefits)	—%	—%	—%

14.	Geographic Information

CDT sells its products and licenses its technologies throughout the world. A geographic distribution of revenue consists of the following:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

U.S.	$602	$905	$2,563
Europe	451	6,405	2,255
Asia	168	165	107

Total revenue	$1,221	$7,475	$4,925

The Company has patent coverage in North and South America, Europe, Asia, Africa and Australia. As of December 31, 2009 and 2008, the Company’s assets comprise the following:

	December 31,
	2009	2008
	(In thousands)

U.S.	$15,576	$17,214
Foreign	1,856	1,533

Total assets	$17,432	$18,747

15.	Employee Retirement Savings Plans

The Company has a defined benefit pension plan available for all full-time U.S. employees who have met minimum length-of-service requirements. If an employee contributes 5% to the plan, the Company matches 100% of employee contributions up to 4% of employee salary. Costs related to this plan were $49,000, $59,000 and $34,000 in 2009, 2008 and 2007, respectively.

Effective January 1, 2009, the Company established a pension plan available for all full-time U.K. employees who have met minimum length-of-service requirements. Under the pension plan, the Company will contribute an amount equal to 3% of employee’s base salary per annum. An employee may make voluntary additional contributions which the Company will match up to a further 2%. After five years of service, the Company will increase its contribution to an amount equal to 5% of employee’s base salary. Costs related to this plan were $24,000 in 2009.

CLEAN DIESEL TECHNOLOGIES, INC.

Notes to Consolidated Financial Statements — (Continued)

16.	Subsequent Events

Effective January 27, 2010, we engaged David F. Merrion, a director of the Company, to perform consulting services for us as an expert witness for patent prosecution with respect to diesel engine technology. Mr. Merrion will be paid for his services, as requested from time to time by the Company, at the rate of $300 per hour or a daily maximum of $3,000 per day.

In March 2010, UBS purchased one of our ARS instruments at par value. UBS applied the sale proceeds of $1,250,000 to reduce the outstanding debt. This action is pursuant to the terms of the UBS Offer that grants UBS the right to purchase ARS from our account at par value plus accrued interest and apply all proceeds to the outstanding debt. As such, UBS has modified the amount we are eligible to borrow based upon 75% of the UBS-determined value of the ARS. On March 24, 2010, UBS advised us that we have approximately $500,000 available under our UBS credit facility.

17.	Quarterly Financial Data (unaudited)

The table below presents the Company’s unaudited quarterly information for the last eight quarters.

	Three Months Ended
2009	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)

Total revenue	$346	$375	$253	$247
Gross profit*	112	158	36	114
Net loss attributable to common stockholders	(2,473)	(1,076)	(1,900)	(1,298)
Basic and diluted net loss per common share	(0.30)	(0.13)	(0.23)	(0.16)

	Three Months Ended
2008	March 31	June 30	September 30	December 31

Total revenue	$2,601	$2,619	$1,580	$675
Gross profit*	536	626	406	190
Net loss attributable to common stockholders	(1,590)	(2,143)	(2,381)	(3,259)
Basic and diluted net loss per common share	(0.20)	(0.26)	(0.29)	(0.40)

*	Gross profit is defined as total revenue less total cost of revenue.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Accounts Receivable Allowance

		Additions	Additions
	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End of
	of Period	Expenses	Accounts	Deductions*	Period
	(In thousands)

Year Ended
December 31, 2007	$34	$28	$—	$13	$49
December 31, 2008	$49	$629	$—	$319	$359
December 31, 2009	$359	$(157)	$—	$30	$232

*	Uncollected receivables written off, net of recoveries and translation adjustment

PART I. FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2010	2009
		(Restated)
		Note 1

ASSETS
Current assets:
Cash and cash equivalents	$8,106	$2,772
Investments	—	11,725
Accounts receivable, net of allowance of $214 and $232, respectively	218	148
Inventories, net	822	1,059
Other current assets	108	294

Total current assets	9,254	15,998
Patents, net	957	898
Fixed assets, net of accumulated depreciation of $425 and $369, respectively	239	294
Other assets	55	57

Total assets	$10,505	$17,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$454	$301
Accrued expenses	567	675
Short-term debt	3,243	7,693

Total current liabilities	4,264	8,669
Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, par value $0.01 per share: authorized 100,000; no shares issued and outstanding	—	—
Common stock, par value $0.01 per share: authorized 12,000,000; issued and outstanding 8,213,988 and 8,213,988 shares, respectively	82	82
Additional paid-in capital	74,751	74,694
Accumulated other comprehensive loss	(449)	(381)
Accumulated deficit	(68,143)	(65,817)

Total stockholders’ equity	6,241	8,578

Total liabilities and stockholders’ equity	$10,505	$17,247

The accompanying notes are an integral part of the condensed consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
		(Restated)		(Restated)
		Note 1		Note 1

Revenue:
Product sales	$370	$342	$982	$654
Technology licensing fees and royalties	41	33	74	67

Total revenue	411	375	1,056	721
Costs and expenses:
Cost of product sales	220	217	685	451
Cost of licensing fees and royalties	—	—	—	—
Selling, general and administrative	1,512	1,561	2,733	3,513
Reimbursement of expenses under grant program	(77)	—	(115)	—
Severance charge	(60)	—	(163)	510
Research and development	136	127	189	186
Patent amortization and other expense	28	140	77	209

Operating costs and expenses	1,759	2,045	3,406	4,869
Loss from operations	(1,348)	(1,670)	(2,350)	(4,148)
Other income (expense):
Interest income	31	49	91	141
Other income (expense), net	(34)	442	(67)	321

Net loss	$(1,351)	$(1,179)	$(2,326)	$(3,686)

Basic and diluted loss per common share	$(0.17)	$(0.14)	$(0.28)	$(0.45)

Basic and diluted weighted-average number of common shares outstanding	8,187	8,138	8,184	8,138

The accompanying notes are an integral part of the condensed consolidated financial statements

CLEAN DIESEL TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
		(Restated)
		Note 1

Operating activities
Net loss	$(2,326)	$(3,686)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	94	93
Compensation expense for options, warrants and stock awards	57	418
Recovery for doubtful accounts, net	—	(134)
Unrealized gain on investments, net	—	(161)
Loss on abandonment of patents	3	150
Changes in operating assets and liabilities:
Accounts receivable	(70)	424
Inventories, net	237	51
Other current assets and other assets	188	53
Accounts payable, accrued expenses and other liabilities	45	14

Net cash used for operating activities	(1,772)	(2,778)

Investing activities
Sale of investments	11,725	—
Patent costs	(95)	(48)
Purchase of fixed assets	(9)	(127)

Net cash provided by (used for) investing activities	11,621	(175)

Financing activities
Proceeds from short-term debt	2,161	3,471
Repayment of short-term debt	(6,611)	(51)

Net cash (used for) provided by financing activities	(4,450)	3,420

Effect of exchange rate changes on cash	(65)	44
Net increase in cash and cash equivalents	$5,334	$511
Cash and cash equivalents at beginning of the period	2,772	3,976

Cash and cash equivalents at end of the period	$8,106	$4,487

Supplemental non-cash activities:
Accumulated amortization of abandoned assets	$2	$4
Supplemental disclosures:
Cash paid for interest	$46	$29

The accompanying notes are an integral part of the condensed consolidated financial statements.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Significant Accounting Policies

Basis of Presentation:

In this Quarterly Report on Form 10-Q, the terms “CDT,” “Clean Diesel,” “Company,” “we,” “us,” or “our” mean Clean Diesel Technologies, Inc. and its wholly-owned subsidiary, Clean Diesel International, LLC.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been omitted or condensed. These interim condensed consolidated financial statements should be read in conjunction with Clean Diesel’s consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The unaudited condensed consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results of operations, financial position and cash flows for the interim periods presented. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

Reclassifications:

Some amounts in the prior period financial statements have been reclassified to conform to current period presentation.

Revision of Prior Period Amounts:

In preparing its financial statements for the three months ended March 31, 2010, Clean Diesel identified certain errors related to accounting for patents. These errors resulted in the overstatement of Patents, net and the understatement of patent costs for 2009. In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 (“SAB 99 and SAB 108”), Clean Diesel evaluated these errors and determined that they were immaterial to each reporting period affected and, therefore, amendment of previously filed reports was not required. However, if the adjustments to correct the cumulative errors had been recorded in the first quarter 2010, Clean Diesel believes the impact would have been significant to the quarter ended March 31, 2010 and would impact comparisons to prior periods. As permitted by SAB 108, Clean Diesel revised in its first quarter 2010 filing and will revise in future filings of its quarterly and annual consolidated financial statements previously reported annual and quarterly results for 2009 for these immaterial amounts.

The Consolidated Balance Sheet at December 31, 2009 was revised to reflect the cumulative effect of these errors which resulted in an increase in Accumulated deficit of $185,000. Also, in accordance with SAB 108, the Consolidated Statement of Operations and Consolidated Statement of Cash Flows have been revised as follows:

Condensed Consolidated Balance Sheet — December 31, 2009

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As Previously
	Reported	Adjustment	Revised
	(In thousands)

Patents, net	$1,083	$(185)	$898
Total assets	17,432	(185)	17,247
Accumulated deficit	(65,632)	(185)	(65,817)
Total stockholder’s equity	8,763	(185)	8,578
Total liabilities and stockholders’ equity	17,432	(185)	17,247

Condensed Consolidated Statement of Operations — Three Months Ended June 30, 2009

	As Previously
	Reported	Adjustment	Revised
	(In thousands)

Patent amortization and other expense	$37	$103	$140
Operating costs and expenses	1,942	103	2,045
Loss from operations	(1,567)	(103)	(1,670)
Net loss	(1,076)	(103)	(1,179)
Basic and diluted loss per common share	(0.13)	—	(0.14)

Condensed Consolidated Statement of Operations — Six Months Ended June 30, 2009

	As Previously
	Reported	Adjustment	Revised
	(In thousands)

Patent amortization and other expense	$72	$137	$209
Operating costs and expenses	4,732	137	4,869
Loss from operations	(4,011)	(137)	(4,148)
Net loss	(3,549)	(137)	(3,686)
Basic and diluted loss per common share	(0.44)	—	(0.45)

Condensed Consolidated Statement of Cash Flows — Six Months Ended June 30, 2009

	As Previously
	Reported	Adjustment	Revised
	(In thousands)

Net loss	$(3,549)	$(137)	$(3,686)
Loss on abandonment of patents	13	137	150
Accumulated amortization of abandoned assets	—	4	4

Revenue Recognition:

The Company generates revenue from sales of emission reduction products including Purifier system hardware; ARIS® advanced reagent injection system injectors and dosing systems; fuel-borne catalysts, including the Platinum Plus® fuel-borne catalyst products and concentrate; and license and royalty fees from the ARIS system and other technologies.

Revenue is recognized when earned. For technology licensing fees paid by licensees that are fixed and determinable, accepted by the customer and nonrefundable, revenue is recognized upon execution of the license agreement, unless it is subject to completion of any performance criteria specified within the agreement, in which case it is deferred until such performance criteria are met. Royalties are frequently required pursuant to license agreements or may be the subject of separately executed royalty agreements. Revenue from royalties is recognized ratably over the royalty period based upon periodic reports submitted by

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the royalty obligor or based on minimum royalty requirements. Revenue from product sales is recognized when title has passed and our products are shipped to our customer, unless the purchase order or contract specifically requires us to provide installation for hardware purchases. For hardware projects in which we are responsible for installation (either directly or indirectly by third-party contractors), revenue is recognized when the hardware is installed and/or accepted, if the project requires inspection and/or acceptance.

Generally, our license agreements are non-exclusive and specify the geographic territories and classes of diesel engines covered, such as on-road vehicles, off-road vehicles, construction, stationary engines, marine and railroad engines. At the time of the execution of our license agreement, we assign the right to the licensee to use our patented technologies. The up-front fees are not subject to refund or adjustment. We recognize the license fee as revenue at the inception of the license agreement when we have reasonable assurance that the technologies transferred have been accepted by the licensee and collectability of the license fee is reasonably assured. The nonrefundable up-front fee is in exchange for the culmination of the earnings process as the Company has accomplished what it must do to be entitled to the benefits represented by the revenue. Under our license agreements, there is no significant obligation for future performance required of the Company. Each licensee must determine if the rights to our patented technologies are usable for their business purposes and must determine the means of use without further involvement by the Company. In most cases, licensees must make additional investments to enable the capabilities of our patents, including significant engineering, sourcing of and assembly of multiple components. Our obligation to defend valid patents does not represent an additional deliverable to which a portion of an arrangement fee should be allocated. Defending the patents is generally consistent with our representation in the license agreement that such patents are legal and valid.

Valuation of Accounts Receivable:

Management reviews the creditworthiness of a customer prior to accepting an initial order. Upon review of the customer’s credit application and confirmation of the customer’s credit and bank references, management establishes the customer’s terms and credit limits. Credit terms for payment of products are extended to customers in the normal course of business and no collateral is required. We receive order acknowledgements from customers confirming their orders prior to our fulfillment of orders. To determine the allowance for doubtful accounts receivable which adjusts gross trade accounts receivable downward to estimated net realizable value, management considers the ongoing financial stability of the Company’s customers, the aging of accounts receivable balances, historical losses and recoveries, and general business trends and existing economic conditions that impact our industry and customers. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet its financial obligations, we record a specific allowance against amounts due from that customer, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. An account is written off only after management has determined that all available means of collection, including legal remedies, are exhausted.

Cost of Revenue:

Our cost of product sales includes the costs we incur to formulate our finished products into saleable form for our customers, including material costs, labor and processing costs charged to us by our outsourced blenders, installers and other vendors, packaging costs incurred by our outsourced suppliers, freight costs to customers and inbound freight charges from our suppliers. Our inventory is primarily maintained off-site by our outsourced suppliers. To date, our purchasing, receiving, inspection and internal transfer costs have been insignificant and have been included in cost of product sales. Cost of licensing fees and royalties is zero as there are no incremental costs associated with the revenue.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Patent Expense:

Patents, which include all direct incremental costs associated with initial patent filings and costs to acquire rights to patents under licenses, are stated at cost and amortized using the straight-line method over the remaining useful lives, ranging from one to twenty years. During the six months ended June 30, 2010, we capitalized $95,000 of patent costs and recognized a $3,000 loss on the abandonment of certain patents and patent applications. Indirect and other patent-related costs are expensed as incurred. Patent amortization expense for the three and six months ended June 30, 2010 was $17,000 and $33,000, respectively. For the three and six months ended June 30, 2009, amortization expense was $15,000 and $26,000, respectively. At June 30, 2010 and December 31, 2009, the Company’s patents, net of accumulated amortization, were $957,000 and $898,000, respectively.

Basic and Diluted Loss per Common Share:

Basic loss per share is computed by dividing net loss by the weighted-average shares outstanding during the reporting period. Diluted loss per share is computed in a manner similar to basic earnings per share except that the weighted-average shares outstanding are increased to include additional shares from the assumed exercise of stock options and warrants, if dilutive, using the treasury stock method. The Company’s computation of diluted net loss per share for the three and six months ended June 30, 2010 and 2009 does not include common share equivalents associated with 768,744 and 948,078 options, respectively, and 399,528 and 407,493 warrants, respectively, as the result would be anti-dilutive. Further, per share effects of the 26,667 and 40,000 unvested restricted shares under a stock award have not been included in the diluted net loss per share for the three and six months ended June 30, 2010 and 2009, respectively, as the result would be anti-dilutive.

Income Taxes:

At June 30, 2010, there were no unrecognized tax benefits. It is the Company’s policy to classify in the financial statements accrued interest and penalties attributable to a tax position as income taxes.

Utilization of CDT’s U.S. federal tax loss carryforwards for the period prior to December 12, 1995 is limited as a result of the ownership change in excess of 50% attributable to the 1995 Fuel-Tech N.V. rights offering to a maximum annual allowance of $734,500. Utilization of CDT’s U.S. federal tax loss carryforwards for the period after December 12, 1995 and before December 30, 2006 is limited as a result of the ownership change in excess of 50% attributable to the private placement which was effective December 29, 2006 to a maximum annual allowance of $2,518,985. Utilization of CDT’s tax losses subsequent to 2006 may be limited due to cumulative ownership changes in any future three-year period.

We file our tax returns as prescribed by the tax laws of the jurisdictions in which we operate. Our tax years after 2006 remain open to examination by various taxing jurisdictions as the statute of limitations has not expired.

Fair Value of Financial Instruments:

The Company’s assets carried at fair value on a recurring basis are its investments (see Note 2). The investments have been classified within level 3 in the valuation hierarchy as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. The valuation may be revised in future periods as market conditions evolve.

Certain financial instruments are carried at cost on our condensed consolidated balance sheets, which approximates fair value due to their short-term, highly liquid nature. These instruments include cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, customer deposits, accrued expenses and short-term debt.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Adopted and Recently Issued Accounting Pronouncements:

In January 2010, the Financial Accounting Standards Board (“FASB”) published Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU No. 2010-06 clarifies improved disclosure requirements related to fair value measurements and disclosures in Overall Subtopic 820-10 of the FASB Codification. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this standard will not have a material impact on the Company’s financial position and results of operations.

Note 2.	Investments

Classification of investments as current or non-current is dependent upon management’s intended holding period, the security’s maturity date and liquidity considerations based on market conditions. At December 31, 2009, the Company classified all investments as current based on management’s intention and ability to liquidate the investments within twelve months.

At December 31, 2009, the Company’s investments consist of auction rate securities (“ARS”) and an auction rate securities right (“ARSR”). The Company accounts for its ARS investments based upon accounting standards that provide for determination of the appropriate classification of investments. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses, net of tax, reported as a separate component of stockholders’ equity. Trading securities are carried at fair value, with unrealized holding gains and losses included in other income (expense) on our condensed consolidated statements of operations.

The Company’s ARSR investment is accounted for based upon a standard that provides a fair value option election that allows entities to irrevocably elect fair value as the initial and subsequent measurement attribute for certain assets and liabilities. Changes in fair value are recognized in earnings as they occur for those assets or liabilities for which the election is made. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.

The Company’s investments are reported at fair value in accordance with accounting standards that accomplish the following key objectives:

•	Defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date;

•	Establishes a three-level hierarchy (“valuation hierarchy”) for fair value measurements;

•	Requires consideration of the Company’s creditworthiness when valuing liabilities; and

•	Expands disclosures about instruments measured at fair value.

The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of the valuation hierarchy are as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s investments as of December 31, 2009 have been classified within level 3 as their valuation requires substantial judgment and estimation of factors that are not currently observable in the market due to the lack of trading in the securities. Investments are comprised of the following:

	June 30,	December 31,
	2010	2009
	(In thousands)

Auction rate securities	$—	$10,577
Auction rate securities right	—	1,148

Total investments	$—	$11,725
Classified as current assets	—	11,725

Classified as non-current assets	$—	$—

Our ARS are variable-rate debt securities, most of which are AAA/Aaa rated, that are collateralized by student loans substantially guaranteed by the U.S. Department of Education. While the underlying securities have a long-term nominal maturity, the interest rate is reset through dutch auctions that are typically held every 28 days. The contractual maturities of our ARS range from 2027 to 2047. Auctions for our ARS have failed since February 2008 resulting in illiquid investments for the Company. Our ARS were purchased and held through UBS. In October 2008, the Company received an offer (the “Offer”) from UBS AG for a put right permitting us to sell to UBS at par value all ARS previously purchased from UBS at a future date (any time during a two-year period beginning June 30, 2010). The Offer also included a commitment to loan us 75% of the UBS-determined value of the ARS at any time until the put is exercised. We accepted the Offer on November 6, 2008. Our right under the Offer is in substance a put option (with the strike price equal to the par value of the ARS) which we recorded as an asset, measured at its fair value, with the resultant gain recognized in our statement of operations.

For the period through the date the Company accepted the Offer, the Company classified the ARS as available-for-sale; thereafter, the Company transferred the ARS to the trading category.

The fair value of the ARS was approximately $10.6 million at December 31, 2009. The fair value of the ARS was determined utilizing a discounted cash flow approach and market evidence with respect to the ARS’s collateral, ratings and insurance to assess default risk, credit spread risk and downgrade risk. The Company also recorded the ARSR at an initial fair value of $1.3 million. The fair value of the ARSR was based on an approach in which the present value of all expected future cash flows were subtracted from the current fair market value of the securities and the resultant value was calculated as a future value at an interest rate reflective of counterparty risk. In the three and six months ended June 30, 2010, recognized gains on the ARS were directly offset by losses on the ARSR, resulting in no impact on our results of operations. In the three and six months ended June 30, 2009, we recorded a gain of $377,000 and $411,000, respectively, on the ARS and a loss of $144,000 and $250,000, respectively, on the ARSR, resulting in a $233,000 and $161,000 net gain, respectively, included in other income (expense) on our unaudited condensed consolidated statements of operations.

During the first quarter of 2010, UBS began purchasing certain of our ARS investments at par value and on June 30, 2010 we exercised our put option under the Offer and sold to UBS our remaining ARS for

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximately $5.2 million, representing par value. Of this amount, approximately $3.2 million was used in July 2010 to pay down the Company’s outstanding borrowings to UBS.

Interest income for the three months ended June 30, 2010 and 2009 was approximately $31,000 and 49,000, respectively, and for the six-month periods then ended was approximately $91,000 and $141,000, respectively. Accrued interest receivable at June 30, 2010 and December 31, 2009 was approximately $3,000 and $7,000, respectively.

The table below includes a roll-forward of the Company’s investments in ARS and ARSR for the six months ended June 30, 2010:

2010
Significant
Unobservable
Inputs
(Level 3)
(In thousands)

Fair value at beginning of period	$11,725
Purchases	—
Sales	(11,725)
Transfers (out) in	—
Unrealized gain (loss) included in statement of operations	—

Fair value at end of period	$—

Change in unrealized gain (loss)	$—

Note 3.	Inventories

Inventories are stated at the lower of cost or market with cost determined using the average cost method. Inventories consist of the following:

	June 30,	December 31,
	2010	2009
	(In thousands)

Finished Platinum Plus fuel-borne catalyst	$164	$85
Platinum concentrate/metal	251	449
Hardware	413	587
Other	63	11

	$891	$1,132
Less: inventory reserves	(69)	(73)

Inventories, net	$822	$1,059

Note 4.	Short-term Debt

On July 25, 2008, the Company borrowed $3.0 million from the demand loan facility with UBS collateralized by our ARS, a facility we had arranged in May 2008. Management determined to draw down the entire facility as a matter of financial prudence to secure available cash. The loan facility was available for our working capital purposes and required that we continue to meet certain collateral maintenance requirements, such that our outstanding borrowings could not exceed 50% of the value of our ARS as determined by the lender. No facility fee was required. Borrowings bore interest at a floating interest rate per annum equal to the sum of the prevailing daily 30-day Libor plus 25 basis points.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In November 2008, we accepted the Offer from UBS AG (see Note 2). UBS committed to loan us 75% of the value of the ARS as determined by UBS at any time until the ARSR is exercised. We applied for the loan which UBS committed would be on a no net cost basis to the Company. UBS approved our credit application on January 14, 2009 and approved a $6.5 million credit facility pursuant to its Offer. On September 4, 2009, we arranged an increase of the credit line to $7.7 million.

The outstanding balance of the short-term debt at June 30, 2010 and December 31, 2009 was $3.2 million and $7.7 million, respectively. In July 2010, pursuant to the terms of our agreement with UBS, we used a portion of the proceeds from our sale of ARS investments to pay down the remaining UBS borrowings.

Interest expense was approximately $20,000 and $12,000 for the three months ended June 30, 2010 and 2009, respectively and $47,000 and $32,000 for the six months ended June 30, 2010 and 2009 respectively. Accrued interest payable at June 30, 2010 was approximately $1,000.

Note 5.	Stockholders’ Equity

In March 2009, we issued 40,000 restricted shares of our common stock under our Incentive Plan (see Note 6).

In the first six months of 2010, 7,965 of the Company’s outstanding warrants expired. At June 30, 2010, the Company had 399,528 warrants outstanding, exercisable at a weighted-average exercise price of $11.52 with a weighted-average remaining life of 2.0 years.

Note 6.	Stock-Based Compensation

The Company maintains a stock award plan approved by its stockholders, the Incentive Plan (the “Plan”). Under the Plan, awards may be granted to participants in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share-based awards or cash, or combinations of these as determined by the board of directors. Awards are granted at fair market value on the date of grant and typically expire ten years after date of grant. Participants in the Plan may include the Company’s directors, officers, employees, consultants and advisors (except consultants or advisors in capital-raising transactions) as the board of directors may determine. The maximum number of awards allowed under the Plan is 17.5% of the Company’s outstanding common stock less the then outstanding awards, subject to sufficient authorized shares.

Share-based compensation cost recognized under ASC 718 was approximately $27,000 and $212,000 for the three months ended June 30, 2010 and 2009, respectively and $57,000 and $418,000 for the six months ended June 30, 2010 and 2009, respectively. As of June 30, 2010, there was approximately $0.1 million of unrecognized compensation cost related to stock options and restricted shares granted under the Plan. The cost is expected to be recognized over a weighted-average period of 0.7 years.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information concerning stock options outstanding including the related transactions under the Plan for the six months ended June 30, 2010:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares*	Price	Term in Years	Value

Options Outstanding as of December 31, 2009	876,410	$10.40
Granted	—	$—
Exercised	—	$—
Forfeited	(6,667)	$2.71
Expired	(100,999)	$11.98

Options outstanding as of June 30, 2010	768,744	$10.26	3.7	$—

Options exercisable as of June 30, 2010	738,411	$10.52	3.5	$—

*	Table does not include 40,000 shares issued in 2009 as a restricted stock award under the Plan.

The aggregate intrinsic value (market value of stock less option exercise price) in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price on June 30, 2010, which would have been received by the holders had all holders of awards and options in the money exercised their options as of that date.

No stock options were exercised in the six months ended June 30, 2010 and 2009.

In 2009, the board of directors awarded 40,000 shares to the newly-elected Chief Executive Officer at an average market price of $1.625 per share, representing the high and low market price on the date of award, March 30, 2009. These shares vest as to one-third of the total on each of February 10, 2010, 2011 and 2012. The total fair value of the award was $65,000 which is being charged to expense over the vesting period.

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. Key input assumptions used to estimate the fair value of stock options include the expected term, expected volatility of the Company’s stock, the risk free interest rate, option forfeiture rates, and dividends, if any. The expected term of the options is based upon the historical term until exercise or expiration of all granted options. The expected volatility is derived from the historical volatility of the Company’s stock on the U.S. NASDAQ Capital Market (the Over-the-Counter market prior to October 3, 2007) for a period that matches the expected term of the option. The risk-free interest rate is the constant maturity rate published by the U.S. Federal Reserve Board that corresponds to the expected term of the option. ASC 718 requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The estimate is based on the Company’s historical rates of forfeitures. ASC 718 also requires estimated forfeitures to be revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The dividend yield is assumed as 0% because the Company has not paid dividends and does not expect to pay dividends in the future.

Note 7.	Commitments and Contingencies

Legal Proceedings

From time to time, the Company is involved in legal proceedings in the ordinary course of its business. The litigation process is inherently uncertain, and the Company cannot guarantee that the outcome of existing proceedings will be favorable for the Company or that they will not be material to the Company’s business,

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results of operations or financial position. However, the Company does not currently believe these matters will have a material adverse effect on its business, results or financial position.

On April 30, 2010, the Company received a complaint from the Hartford, Connecticut office of the U.S. Department of Labor under Section 806 of the Corporate and Criminal Fraud Accountability Act of 2001, Title VIII of the Sarbanes-Oxley Act of 2002, alleging that Ms. Ann B. Ruple, former Vice President, Treasurer and Chief Financial Officer of Clean Diesel, had been subject to discriminatory employment practices. The Company’s Board of Directors terminated Ms. Ruple’s employment on April 19, 2010. The complainant in this proceeding does not demand specific relief. However, the statute provides that a prevailing employee shall be entitled to all relief necessary to make the employee whole, including compensatory damages which may be reinstatement, back pay with interest, front pay, and special damages such as attorney’s and expert witness fees. The Company responded on June 14, 2010, denying the allegations of the complaint. Based upon current information, management, after consultation with legal counsel defending the Company’s interests, believes the ultimate disposition will have no material effect upon the Company’s business, results or financial position.

Note 8.	Related Party Transactions

Mr. Park, our Chairman, is also a principal and chairman of Innovator Capital Limited, a financial services company based in London, England, which firm has provided services to the Company. On November 20, 2009, the Company entered into an engagement letter with Innovator to provide financing and merger and acquisition services (“Engagement Letter”). The Engagement Letter had an initial three month term during which Innovator would (i) act for the Company in arranging a private placement financing of $3.0 million to $4.0 million from the sale of the Company’s common stock and warrants and (ii) assist the Company in merger and acquisition activities. Effective February 20, 2010, the Company extended the term of the Engagement Letter to June 30, 2010 and revised the minimum and maximum range of private placement financing to $1.0 million to $1.5 million.

For its financing services, Innovator will receive (i) a placing commission of five percent (5%) of all monies received by the Company and (ii) financing warrants to acquire shares of common stock of the Company equal in value to fifteen percent (15%) of the total gross proceeds received by the Company in the financing, such financing warrants to be exercisable at a price equal to a ten percent (10%) premium to the price per share of common stock in the financing. Issuance of the financing warrants is contingent on the stockholders of the Company authorizing additional common stock.

For its merger and acquisition services, Innovator will receive monthly retainer fees of $10,000 and success fees as a percentage of transaction value of five percent (5%) on the first $10.0 million, four percent (4%) on the next $3.0 million, three percent (3%) on the next $2.0 million, and two percent (2%) on amounts above $15.0 million in connection with possible merger and acquisition transactions. Success fees are payable in cash or shares or a combination of cash or shares as determined by the Board of the Company (see Note 14).

The Engagement Letter further provides that retainer fees may be deducted from success fees, that Innovator shall be reimbursed for its ordinary and necessary out of pocket expenses, that the Engagement Letter is subject to Delaware law, and that disputes between the parties are subject to arbitration.

Selling, general and administrative expenses for the three and six months ended June 30, 2010 include $30,000 and $60,000, respectively, related to services rendered by Innovator Capital under the terms of the Engagement Letter.

Effective January 27, 2010, we engaged David F. Merrion, a director of the Company, to perform consulting services for us as an expert witness in an administrative proceeding related to a patent application with respect to diesel engine technology. For these services, which commenced February 1, 2010 and were

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

completed on March 16, 2010, Mr. Merrion was paid approximately $20,000, at the rate of $300 per hour or a daily maximum of $3,000 per day.

Note 9.	Significant Customers

For the three and six months ended June 30, 2010 and 2009, revenue derived from certain customers comprised 10% or more of our consolidated revenue (“significant customers”) as set forth in the table below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Customer A	36.8%	*	49.2%	*
Customer B	*	13.3%	*	*
Customer C	*	26.9%	*	14.0%
Customer D	*	*	*	18.4%

*	Represents less than 10% revenue for that customer in the applicable period. There were no other customers that represented 10% or more of revenue for the periods indicated.

At June 30, 2010, Clean Diesel had two customers (not included in the table above) that represented approximately 37.9% of its gross accounts receivable balance.

Note 10.	Comprehensive Loss

Components of comprehensive loss follow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands)

Net loss	$(1,351)	$(1,179)	$(2,326)	$(3,686)
Other comprehensive income (loss):
Foreign currency translation adjustment	14	53	68	44

Comprehensive loss	$(1,337)	$(1,126)	$(2,258)	$(3,642)

Note 11.	Geographic Information

CDT sells its products and licenses its technologies throughout the world. A geographic distribution of revenue consists of the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands)

Revenue:
U.S.	$118	$157	$218	$378
U.K./Europe	293	186	811	283
Asia	—	32	27	60

Total	$411	$375	$1,056	$721

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has patent coverage in North and South America, Europe, Asia, Africa and Australia. As of June 30, 2010 and December 31, 2009, the Company’s assets comprise the following:

	June 30,	December 31,
	2010	2009
	(In thousands)

U.S.	$8,841	$15,551
Foreign	1,664	1,696

Total assets	$10,505	$17,247

Note 12.	Severance Charges

On February 10, 2009, the Company’s Board of Directors elected Michael L. Asmussen as President and Chief Executive Officer replacing Dr. Bernhard Steiner. As a consequence of his termination of employment, Dr. Steiner was entitled to salary of approximately $315,445 (EUR 241,500) per annum until September 13, 2010, the remainder of his contract term, along with specified expenses not to exceed an aggregate of approximately $4,300, to be paid in monthly installments. During the three months ended March 31, 2009, the Company recognized a severance charge of $510,000 for this obligation. As a result of Dr. Steiner’s death on June 26, 2010, the Company’s obligation under his severance arrangement ceased and the remaining severance accrual of $60,000 was reversed into income.

On August 4, 2009, the Board of Directors adopted a plan to implement a company-wide reduction in force effective August 7, 2009. In accordance with ASC 420, Exit or Disposal Cost Obligations, the Company recognized approximately $448,000 in severance charges in the third quarter of 2009. During the three months ended March 31, 2010, the Company reversed $103,000 of its severance accrual to recognize a reduction in the Company’s obligations under these severance arrangements.

A summary of the activity in the severance accrual is as follows:

(In thousands)

Balance at December 31, 2009	$389
Provisions (Reversals)	(163)
Payments	(226)

Balance at June 30, 2010	$—

Note 13.	Merger

On May 13, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Catalytic Solutions, Inc. (“CSI”) (AIM: CTS and CTSU), a global manufacturer and distributor of emissions control systems and products based in Ventura, CA. The proposed merger is a transaction that will result in the combination of the businesses of Clean Diesel and CSI, whereby CSI will become a wholly-owned subsidiary of Clean Diesel (the “Merger”). Under the terms of the Merger Agreement:

•	For accounting purposes, CSI is considered to be acquiring the Company.

•	In exchange for their shares of CSI common stock, the shareholders of CSI will receive shares, and warrants to purchase shares, of Clean Diesel common stock. CSI shareholders will receive such numbers of Clean Diesel common stock so that after the Merger, CSI will own approximately 60% of the outstanding shares of Clean Diesel common stock. In addition, CSI shareholders will receive warrants to purchase up to 3 million shares of Clean Diesel common stock.

CLEAN DIESEL TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The Merger is conditional among other matters on obtaining Clean Diesel stockholder approval and CSI shareholder approval and also a number of further closing requirements including that Clean Diesel and CSI each have $1.0 million in cash or equivalent at the time of the Merger.

•	The Company will amend its certificate of incorporation to effect a reverse stock split in a ratio ranging from 1-for-3 to 1-for-8 of all issued and outstanding shares of Clean Diesel common stock, the final ratio to be determined within the discretion of the Clean Diesel Board of Directors, to occur immediately before the closing of the Merger.

In connection with the Merger, if successful, Innovator Capital, an investment banking firm described in Note 8, is estimated to receive a fee of approximately $761,000 (see Note 14).

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by mutual written consent. The Merger Agreement obligates each party to pay a termination fee of $300,000 in cash plus reasonable costs and expenses not to exceed $350,000 in the aggregate, to the counter party if either the Company or CSI fails to approve the merger under conditions stipulated in the Merger Agreement.

Both CSI and Clean Diesel intend to issue additional securities prior to the Merger in order that they can finance current operations. The Company has received commitment letters from existing stockholders to raise approximately $1.0 million for the issuance of additional shares of common stock and warrants in a Regulation S offering. Under the terms of the Company’s private placement, the closing of which is conditioned upon the consummation of the Merger, Clean Diesel will sell units consisting of up to 654,118 shares of its common stock and warrants to purchase up to 1,000,000 shares of its common stock. In connection with this offering, Innovator Capital will receive a fee of $50,000, in cash and 15% of the gross proceeds of the capital raise through the issuance of 89,180 warrants to purchase common stock.

In connection with the Merger, the Company has entered into certain employee agreements, including a Transition Services Agreement with Charles W. Grinnell, Vice President, General Counsel, Corporate Secretary and a Director of the Registrant. The agreements provide for aggregate retention and transition bonuses of $250,000. Each agreement contains a termination clause to the effect that if the Merger does not occur on or before September 6, 2010, or such later date as determined by the Company, the agreements will be void and no bonus will be paid.

Note 14.	Subsequent Events

On July 15, 2010, the Company entered into an Employment Agreement (the “Agreement”) with Michael L. Asmussen, our Chief Executive Officer, President and Director. The Agreement will become effective upon the closing of the proposed Merger with CSI. Pursuant to the Agreement, Mr. Asmussen will become the Vice President and Chief Commercial Officer of the Company and CSI, and will also be a member of the board of directors. In addition, Mr. Asmussen will receive 40,000 restricted shares under the Company’s Incentive Plan. Mr. Asmussen is also entitled to certain relocation benefits under the Agreement in order to facilitate Mr. Asmussen’s move to the vicinity of the Company’s relocated headquarters in California following the Merger. The Agreement will not become effective if the Merger is not completed.

On July 21, 2010, the Company’s board formed a Special Committee of Independent Directors (“Special Committee”) to review and consider various matters in connection with the Company’s proposed merger with CSI.

On August 6, 2010, based upon a recommendation from the Special Committee, the Company’s board voted to extend the term of Innovator Capital’s engagement to the earlier of September 30, 2010 or the closing of the Merger and to determine the form of payment of Innovator Capital’s fee for merger and acquisition services. In connection with a successful merger with CSI, Innovator Capital’s fee will be comprised of $500,000 in cash (inclusive of monthly retainers) and 194,486 shares of Clean Diesel common stock.

CATALYTIC SOLUTIONS, INC.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	US $000	US $000
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,887	$2,336
Trade accounts receivable, net	5,926	8,066
Inventories	5,026	6,184
Prepaid expenses and other current assets	1,635	2,010

Total current assets	15,474	18,596
Property and equipment, net	2,688	2,897
Intangible assets, net	4,160	4,445
Goodwill	4,161	4,223
Other assets	311	82

Total assets	$26,794	$30,243

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$3,029	$5,147
Current portion of long-term debt	3,000	3,000
Secured convertible notes	1,767	—
Accounts payable	4,449	4,967
Deferred revenue	—	195
Accrued salaries and benefits	1,427	1,294
Accrued expenses	3,103	2,990
Deferred gain on sale of intellectual property	—	1,900
Accrued professional and consulting fees	1,499	2,375
Income taxes payable	784	1,081

Total current liabilities	19,058	22,949
Long-term debt, excluding current portion	61	75
Deferred tax liability	1,283	1,336

Total liabilities	20,402	24,360

Commitments and contingencies (Note 12)
Stockholders’ equity
Common stock, no par value. Authorized 148,500,000 shares; issued and outstanding 69,761,902 shares at June 30, 2010 and December 31, 2009	156,307	156,216
Treasury stock at cost (60,000 shares)	(100)	(100)
Accumulated other comprehensive loss	(1,116)	(889)
Accumulated deficit	(148,699)	(149,344)

Total stockholders’ equity	6,392	5,883

Total liabilities and stockholders’ equity	$26,794	$30,243

See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
	(Unaudited)

Revenues	$25,371	$19,144
Cost of revenues	18,595	15,582

Gross margin	6,776	3,562

Operating expenses:
Sales and marketing	1,561	2,113
Research and development	2,145	3,724
General and administrative	4,126	3,988
Recapitalization expense	727	655
Severance expense	15	237
Gain on sale of intellectual property	(3,900)	(2,500)

Total operating expenses	4,674	8,217

Income (loss) from operations	2,102	(4,655)

Other income (expense):
Interest income	2	13
Interest expense	(678)	(1,513)
Other	(109)	(774)

Total other expense, net	(785)	(2,274)

Income (loss) from continuing operations before income taxes	1,317	(6,929)
Income tax expense from continuing operations	510	67

Net income (loss) income from continuing operations	807	(6,996)

Discontinued operations:
Net loss from operations of discontinued Energy
Systems division	(162)	(1,159)

Net income (loss)	$645	$(8,155)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.01	$(0.10)
Loss from discontinued operations	—	$(0.02)

Basic net income (loss) per share	$0.01	$(0.12)

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.01	$(0.10)
Loss from discontinued operations	—	$(0.02)

Diluted net income (loss) per share	$0.01	$(0.12)

Weighted average number of common shares outstanding (000s):
Basic	69,762	69,762

Diluted	70,226	69,762

See accompanying notes to condensed consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000
	(Unaudited)

Cash flows from operating activities:
Net income (loss)	$645	$(8,155)
Loss from discontinued operations	162	1,159
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	619	651
(Recovery of) provision for doubtful accounts, net	(11)	53
Stock-based compensation	91	344
Change in fair value of liability classified warrants	—	(207)
Change in fair value of financial instruments	(178)	—
Amortization of debt discount on convertible notes	281	—
Loss on foreign currency transactions	231	19
Amortization of deferred financing costs	56	321
Loss on unconsolidated affiliate	33	575
Loss on sale of property and equipment	34	189
Gain on sale of intellectual property	(3,900)	(2,500)
Changes in operating assets and liabilities:
Trade accounts receivable	2,137	(246)
Inventories	1,125	2,495
Prepaid expenses and other assets	1,081	2,498
Accounts payable	(506)	579
Income taxes payable	(289)	(115)
Accrued expenses and other current liabilities	(840)	(423)

Cash provided by (used in) operating activities of continuing operations	771	(2,763)
Cash (used in) provided by operating activities of discontinued operations	(161)	215

Net cash provided by (used in) operating activities	610	(2,548)

Cash flows from investing activities:
Purchases of property and equipment	(186)	(593)
Investment in unconsolidated affiliate	(413)	—
Proceeds from sale of property and equipment	—	10
Proceeds from sale of intellectual property	2,000	2,500

Net cash provided by investing activities of continuing operations	1,401	1,917

Net cash used in investing activities of discontinued operations	—	(51)

Net cash provided by investing activities	1,401	1,866

Cash flows from financing activities:
Borrowings under line of credit	241	891
Proceeds from issuance of debt	1,500	44
Repayments under line of credit	(2,501)	(2,703)
Repayment of long-term debt	(14)	—
Payments for debt issuance costs	(272)	(12)

Net cash used in financing activities	(1,046)	(1,780)

Effect of exchange rates on cash	(414)	(259)
Net change in cash and cash equivalents	551	(2,721)
Cash and cash equivalents at beginning of period	2,336	6,726

Cash and cash equivalents at end of period	$2,887	$4,005

Supplemental disclosures of cash flow information:
Cash paid for interest	$258	$667
Cash paid for income taxes	$663	$2

See accompanying notes to condensed consolidated financial statements.

Notes to Condensed Consolidated Financial Statements (unaudited)

1.	Basis of Preparation

a.	Description of Business

Catalytic Solutions, Inc. (the “Company”) is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. The Company’s emissions control systems and products are designed to deliver high value to its customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency. Catalytic Solutions, Inc. is listed on AIM of the London Stock Exchange (AIM: CTS and CTSU) and currently has operations in the USA, Canada, France, Japan and Sweden as well as an Asian joint venture.

b.	Proposed Merger with Clean Diesel Technologies, Inc.

On May 14, 2010, the Company announced that it had entered into a merger agreement with Clean Diesel Technologies, Inc., or CDTI, a U.S.-based company that designs, markets and licenses patented technologies and solutions that reduce harmful emissions from internal combustion engines while improving fuel economy and engine power (the “Merger”). The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 13, 2010, with CDTI and CDTI Merger Sub, Inc., a California corporation and wholly-owned subsidiary of CDTI (“Merger Sub”). The proposed Merger, to be effected by way of a reverse merger, is a transaction that will result in the combination of the Company’s business with CDTI, whereby the Company will become a wholly-owned subsidiary of CDTI.

In exchange for their shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock, the Company’s security holders will receive shares of CDTI common stock and (excluding investors in the capital raise discussed below) warrants to purchase CDTI common stock. The Company’s shareholders (including investors in the capital raise and the Company’s financial advisor, Allen & Company, LLC) will receive such numbers of CDTI common stock so that after the Merger they will own 60% of the outstanding shares of CDTI common stock and (excluding investors in the capital raise and also the Company’s financial advisor) warrants to purchase up to three million shares of CDTI common stock. The Company’s financial advisor will hold warrants to purchase an additional one million shares of CDTI common stock.

The Merger is conditional, among other things, on obtaining the Company’s shareholder approval and CDTI stockholder approval. The Merger Agreement contains provisions regarding an adjustment to the merger consideration based on a closing cash adjustment depending on whether each company meets certain cash targets determined at June 30, 2010. Both companies have met such cash targets at June 30, 2010, and therefore no cash adjustment is necessary.

CDTI will use commercially reasonable efforts to cause all shares of CDTI common stock to be issued in connection with the Merger and all shares of CDTI common stock to be issued upon exercise of the warrants to purchase shares of CDTI common stock to be listed on the NASDAQ Stock Market as of the effective time of the Merger.

Neither company will be required to complete the Merger if the shares of CDTI common stock to be issued in connection with the Merger are not approved for listing, subject to notice of issuance, on the NASDAQ Stock Market.

Following completion of the Merger:

•	Merger Sub will merge with and into the Company and the Company will be the surviving corporation.

•	As a result of the Merger, the business and assets of the Company will be a wholly-owned subsidiary of CDTI.

•	The Company will cease trading on the Alternative Investment Market (AIM).

•	The board of directors of the combined company is expected to comprise seven directors, four from the Company’s existing board of directors (Charles F. Call, Alexander Ellis, III, Charles R. Engles Ph.D. and Bernard H. Cherry) and three from CDTI (Mungo Park, Derek R. Gray and Timothy Rogers).

•	The executive management team of the combined company is expected to be composed of the following members of the current management team of the Company: Charles F. Call, Nikhil A. Mehta and Stephen J. Golden Ph.D.

CDTI has filed a Form S-4 Registration Statement containing a joint proxy statement/information statement and prospectus, providing the Company’s shareholders with information about the background to and the reasons for the Merger and capital raise (the “Circular”), and containing a notice of a special meeting of the Company’s shareholders to be convened on a date to be agreed and will be sent to shareholders when declared effective. The Circular outlining the terms of the Merger and capital raise will seek shareholder approval to, among other things, enable the Company to complete the Merger and capital raise discussed below.

The Merger will be completed once both companies have approved the Merger and the conditions are satisfied. The timing of the shareholders’ meetings of both companies is dependant on when the Registration Statement is declared effective, which cannot be determined now. Final timing relating to the date of the shareholders’ meetings and the expected completion date for the Merger will be set out in the Circular that is dispatched to shareholders of both companies.

c.	Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Therefore, the consolidated financial statements contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has suffered recurring losses and negative cash flows from operations since its inception, resulting in an accumulated deficit of $148.7 million at June 30, 2010. The Company has funded its operations through equity sales, debt and bank borrowings. In addition, due to non-compliance with certain loan covenants (described below) and per the repayment obligations under the Company’s loan agreements, substantially all the debt of the Company has been classified as current at June 30, 2010. As a result of this classification, the Company has a working capital deficit of $3.6 million. The covenants are almost exclusively based on the performance of the Company’s Engine Control Systems subsidiary. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank (see Note 4 for a discussion of the Fifth Third Bank loan agreement). The covenants that the Company failed to achieve are those related to the annualized earnings before interest, tax, depreciation and amortization (EBITDA) and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expires on August 31, 2010, with an additional extension through 30 November 2010, provided certain criteria are met.

At June 30, 2010 the Company had $2.9 million in cash. The Company’s access to working capital is limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at June 30, 2010.

These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company has entered into agreements to merge with Clean Diesel Technologies, Inc., or CDTI, and to issue $4.0 million of secured convertible notes to a group of qualifying investors. The Company has issued $1.5 million of theses notes as of June 30, 2010. These agreements are discussed in greater detail in Note 4. However, there is no certainty that existing cash will be sufficient to sustain operations of the combined company without additional financing. At this time, the Company cannot provide any assurance that the announced Merger will be approved and completed or that the secured convertible notes will be converted to equity. In the event that the Company is not successful in entering into forbearance arrangements with the noteholders in respect of the current technical default, and/or in completion of the Merger, the secured convertible notes, along with a premium collectively totaling $6.0 million plus accrued interest, will be due. In such case, the Company may not be able to continue operations and may be required to file bankruptcy. There can be no assurance that the Company will be able to reorganize through bankruptcy and might be forced to effect a liquidation of its assets. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

See Note 14 for subsequent events.

d.	Preparation based on U.S. Generally Accepted Accounting Principles (U.S. GAAP)

The consolidated financial statements and accompanying notes are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.

2.	Summary of Significant Accounting Policies

a.	Principles of Consolidation

The consolidated financial statements include the financial statements of Catalytic Solutions, Inc. and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

b.	Concentration of Risk

For the periods presented below, certain customers accounted for 10% or more of the Company’s revenues as follows:

	Six Months Ended June 30
Customer	2010	2009

A	22%	24%
B	15%	26%

The customers above are automotive original equipment manufacturers (OEMs) and relate to sales within the Catalyst segment.

For the periods presented below, certain customers accounted for 10% or more of the Company’s accounts receivable balance as follows:

Customer	June 30, 2010	December 31, 2009

A	13%	18%
B	13%	6%
C	11%	22%

Customer A above is a diesel systems distributor and Customers B and C are automotive OEMs.

Certain vendors accounted for 10% or more of the Company’s raw material purchases as follows:

	Six Months Ended June 30
Vendor	2010	2009

A	22%	7%
B	14%	19%
C	10%	11%
D	6%	11%

Vendor A above is a catalyst supplier, vendor B is a precious metals supplier and vendors C and D are substrate suppliers.

c.	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include but are not limited to the following: impairment of long-lived assets, stock-based compensation, the fair value of financial instruments, allowance for doubtful accounts, inventory valuation, taxes and contingent and accrued liabilities. Actual results could differ from those estimates. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which it believes to be reasonable under the circumstances. Estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, foreign currency fluctuations, and declines in customer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

d.	Accounting Changes

On January 1, 2009, the Company adopted EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” included in Accounting Standards Codification (ASC) topic 815. EITF 07-05 provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Upon adoption of the EITF, the Company reclassified certain of its warrants from equity to liabilities. See further discussion in Note 3.

The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) included in ASC Topic 820, for all assets and liabilities effective January 1, 2008 except for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis where the adoption was January 1, 2009. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements. ASC 820 prioritizes the inputs used in measuring fair value into the following hierarchy:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

•	Level 3: Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Goodwill impairment testing requires the Company to estimate the fair value of its reporting unit. The Company’s estimate of fair value of its reporting unit involves level 3 inputs. The estimated fair value of the HDD Systems reporting unit was derived primarily from a discounted cash flow model utilizing significant unobservable inputs including expected cash flows and discount rates. In addition, the Company considered the overall fair values of its reporting units as compared to the market capitalization of the Company. The Company determined that no goodwill impairment existed as of December 31, 2009 or June 30, 2010; however, it is reasonably possible that future impairment tests may result in a different conclusion for the goodwill of the HDD Systems reporting unit. The estimate of fair value of the reporting units is sensitive to certain factors including but not limited to the following: movements in the Company’s share price, changes in discount rates and the Company’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development and customer acceptance of new products and approval of the reporting unit’s product by regulatory agencies.

During 2009, the Company elected to change its accounting policy for legal costs incurred during the registration of patents to expense such costs as incurred. Previously, the Company capitalized such costs when they concluded such costs resulted in probable future benefits. Due to the administrative difficulties in documenting support for the future benefit of such costs as a result of uncertainty of ultimate patent approval, the Company concluded the new method of accounting was preferable.

The adjustments to the Company’s balance sheet and statement of operations as of and for the six months ended June 30, 2009 were not material and include: (i) reductions to intangible assets, total assets, and total stockholders’ equity and an increase to accumulated deficit of $0.6 million and (ii) increases to general and administrative expenses and net loss of $0.1 million. Loss per share and cash flows from operations are $0.01 greater and unchanged, respectively.

e.	Fair Value of Financial Instruments

The fair values of the Company’s cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued salaries and benefits and accrued expenses approximate carrying values due to the short maturity of these instruments. The fair values of the Company’s debt and off-balance sheet commitments are less than their carrying values as a result of deteriorating credit quality of the Company and, therefore, it is expected that current market rates would be higher than those currently being experienced by the Company.

It is not practical to estimate the fair value of these instruments as the Company’s debt is not publicly traded and the Company’s current financial position and the recent credit crisis experienced by financial institutions have caused current financing options to be limited.

f.	Recapitalization Expense

The Company has been in the process of recapitalizing to improve its financial stability. The recapitalization has required the Company to hire a financial advisor, Allen & Company, as well as legal and accounting experts to evaluate its options and to guide it through the process of the merger with CDTI. The Company reported expense of $727,000 and $655,000 for the six months ended June 30, 2010 and 2009, respectively.

3.	Warrants

The exercisable warrants and their associated exercise prices are shown below at June 30, 2010:

Warrants exercisable into common stock (issued in USD)	37,500
Exercise price	$1.67
Warrants exercisable into common stock (issued in GBX)	4,367,115
Weighted average exercise price	$1.02

The Company has outstanding warrants to purchase its common stock held by Cycad Group, LLC, Capital Works ECS Investors, LLC and SVB Financial Group, an affiliate of Silicon Valley Bank. The Company adopted EITF 07-05 on January 1, 2009. With the adoption of EITF 07-05, the warrants to Cycad Group, LLC and Capital Works ECS Investors, LLC were determined not to be solely linked to the stock price of the Company and therefore require classification as liabilities. As a result of the adoption on January 1, 2009, the Company recorded a cumulative effect of change in accounting principle of $2.3 million directly as a reduction of accumulated deficit representing the decline in fair value between the issuance and adoption date. For the six months ended June 30, 2009, the application of EITF 07-05 resulted in an increase to other income of $0.2 million resulting from a decline in the fair value of the warrants during the period. SVB Financial Group has agreed to cancel its 37,500 warrants contingent upon, and immediately prior to, completion of the Merger.

4.	Debt

The Company has a demand revolving credit line through Fifth Third Bank with a maximum principal amount of Canadian $7.0 million and availability based upon eligible accounts receivable and inventory. At June 30, 2010, the outstanding balance in U.S. dollars was $3.0 million with $3.3 million available for borrowings by Engine Control Systems in Canada. The loan is collateralized by the assets of the Company. The interest rate on the line of credit is variable based upon Canadian and U.S. Prime Rates. As of June 30, 2010, the weighted average borrowing rate on the line of credit was 5.9% compared to 4.48% as of December 31, 2009. The Company is also subject to covenants on minimum levels of tangible capital funds, fixed charge coverage, EBITDA, funded debt-to-earnings before income tax and depreciation and amortization. In the event of default, the bank may demand payment on all amounts outstanding immediately. The Company is also restricted from paying corporate distributions in excess of $250,000. The loan agreement also includes a material adverse change clause, exercisable if, in the opinion of the bank, there is a material adverse change in the financial condition, ownership or operation of Engine Control Systems or the Company. If the bank deems that a material adverse change has occurred, the bank may terminate the Company’s right to borrow under the agreement and demand payment of all amounts outstanding under the agreement. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank. The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expires on August 31, 2010. A further extension until November 30, 2010 was to be granted if the proposed Merger with CDTI was completed by August 1, 2010, and as of August 31, 2010, the secured convertible notes issued by the Company in connection with the capital raise had been converted to common equity and the security granted to the convertible noteholders had been released; the Company had $3.0 million of free cash on its balance sheet; the Engine Control Systems subsidiary had Canadian $2.0 million available under the existing loan agreement; and no default, forbearance default or event of default (as defined in the credit and forbearance agreements) was outstanding. Although the merger was not completed by August 1, 2010 and will not be completed before the August 31, 2010 expiration date for the current forbearance, Fifth Third Bank has indicated its willingness to extend the forbearance until October 15, 2010 and, if the merger is completed prior to such date, for a further period of 90 days after consummation of the merger, but the credit limit would be further reduced to $6.0 million, the interest rate would be increased by 0.25% to U.S./Canadian Prime Rate plus 3.00% and, if the merger is not consummated by October 15, 2010, the interest rate would be increased by an additional 1.00% to U.S./Canadian Prime Rate plus 4.00%. Fifth Third Bank’s willingness to extend the forbearance, among other things, is subject to the Company having entered into forbearance arrangements with holders of the Company’s secured convertible notes and execution of appropriate documentation. There can be no assurance that Fifth Third Bank or the holders of the Company’s secured convertible notes will actually enter into any such forbearance arrangements.

The Company has $3.0 million of consideration due to the seller as part of the Applied Utility Systems acquisition. The consideration was due August 28, 2009 and accrues interest at 5.36%. At June 30, 2010 the Company had accrued $0.6 million of unpaid interest. In addition, the Company may be obligated to pay in connection with its acquisition of the assets of Applied Utility Systems in 2006 an earn-out amount with respect to the period during which it operated the acquired business. The Company is currently in arbitration with seller on these matters. See further discussion in Note 12.

On June 2, 2010, the Company entered into an agreement with a group of accredited investors providing for the sale of $4.0 million of secured convertible notes (the Notes). The Notes, as amended, bear interest at a rate of 8% per annum and matured on August 2, 2010. Under the agreements, $2.0 million of the Notes have been issued by the Company in four equal installments ($0.5 million each on June 2, June 8, June 28 and July 12, 2010) with the remaining $2.0 million to be issued after all conditions precedent to the closing of the merger with CDTI have been satisfied or waived (among other items). Under the terms of the Notes, assuming the necessary shareholder approvals are received at the special meeting of the Company’s shareholders to permit conversion thereof, the $4.0 million of Notes will be converted into newly created “Class B” common stock immediately prior to the merger with CDTI such that at the effective time of the merger, this group of accredited investors will receive approximately 66.066% of the Company’s outstanding common stock on a fully diluted basis. A total of 75,217,000 Class B shares are issuable upon the conversion of the $2.0 million Notes issued through July 12, 2010 and an additional 75,217,000 Class B shares are issuable upon the funding and conversion of the final $2.0 million of Notes.

The Company’s Class B common stock, if approved by the shareholders, has rights identical to those of the Company’s existing Class A common stock other than its exchange rights into CDTI stock upon the Merger. Each share of the Company’s Class B common stock will be exchanged for 0.0602 shares of CDTI common stock whereas each share of the Company’s Class A common stock will be exchanged for 0.0473 shares of CDTI common stock and warrants to purchase 0.0387 shares of CDTI common stock.

The terms of the Notes provide that the Company has a 10-business day grace period to make payments due under the Notes, either at maturity, a date fixed for prepayment, or by acceleration or otherwise, before it is considered an “Event of Default” as defined in the Notes. The terms also provide that, in the event the merger has not occurred prior to the maturity date of the Notes, the Company has a 10-business day grace period, during which time it could seek the agreement of the noteholders to extend the maturity date of the Notes, before the Company would be required to pay the Notes in full. The Company did not repay the Notes or consummate the merger prior to the August 2, 2010 maturity date or within the subsequent 10-day grace period. Accordingly, unless waived, extended or modified with the agreement of the noteholders, the outstanding principal amount under the secured convertible notes, including any interest and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the secured convertible notes and the interest rate applicable thereto increases from 8.0% to 15.0%. The holders of a majority of the Notes have indicated their willingness to forbear from exercising any rights or remedies thereunder to October 15, 2010, to forgo the increase in the interest rate from 8.0% to 15.0%, to waive the applicability of the additional payment premium, and to agree that the payment premium would be extinguished in the event that the Notes are converted and the merger occurs prior to October 15, 2010. The willingness of the holders of the Notes to enter into these forbearance and other arrangements, among other things, is subject to the Company having entered into an extended forbearance arrangement with Fifth Third Bank, the provision of interim statements as to the cash position of CDTI and the Company and the execution of appropriate documentation. There can be no assurance that the holders of the Notes or Fifth Third Bank will actually enter into any such forbearance and other arrangements.

The Notes contain two embedded financial instruments that require separate accounting at fair value. The instruments requiring separate accounting are the premium redemption feature related to the 2x premium and the contingent equity forward related to the future funding commitment. The estimate of fair value of such financial instruments involves unobservable inputs that are considered Level 3 inputs.

For the $1.5 million in Notes issued through June 30, 2010, the premium redemption instrument had an initial value upon issuance of $0.5 million and represents the fair value of the additional penalty premium of two times (2x) the outstanding principal amount plus the default interest that is due if the Notes are in default. This instrument is considered a put option, as subsequent to August 2, 2010, the noteholders have the option of demanding payment or providing additional time extensions. The fair value of the premium redemption instrument is estimated by calculating the present value of $4.0 million plus accrued interest, based on an assumed payment date (eleven months after default date) using a high yield discount rate of 17%, multiplied by an estimated probability of its exercise.

The contingent equity forward has an initial value upon issuance of $0.7 million and represents the fair value of the additional $2.0 million that the investors have committed to fund immediately prior to the closing of the Merger with CDTI. It is considered a commitment to purchase equity since the funding will only occur from the same events that will cause the Notes to automatically convert to equity. The fair value is estimated based on the intrinsic value of the forward discounted at a risk free rate multiplied by the estimated probability that the forward will fund. The intrinsic value is calculated based upon the combined market capitalizations of the Company and CDTI less the required $2.0 million cash payment.

The Notes include a beneficial conversion feature totaling $1.3 million that is contingent on the approval by the shareholders of certain amendments to the Company’s Articles of Incorporation. Once the related amendments are approved, the beneficial conversion feature will be recorded as additional non-cash interest expense.

The initial value of the embedded financial instruments is recorded as a discount to the face value of the Notes and is amortized using the effective interest method through the original maturity date of the Notes, which was August 2, 2010. The embedded financial instruments are re-measured at fair value at the end of the reporting period with changes in fair value being recorded to other income (expense). While the financial instruments are bifurcated for measurement purposes, they are presented on a combined basis with the debt host contract. A summary of the accounting is presented in the table below.

	Convertible
	Notes	Financial
	(net of discount)	Instruments	Total
	US $000	US $000	US $000

Assigned value on date of issuance	482	1,018	1,500
Fair value of contingent equity forward issued in advance of final $0.5 million notes	—	164	164
Amortization of discount on notes	281	—	281
Change in fair value of financial instruments	—	(178)	(178)

Balance at June 30, 2010	763	1,004	1,767

Long-term debt, long-term debt classified as current and financial instruments at fair value at June 30, 2010 and December 31, 2009 is summarized as follows:

	June 30, 2010	December 31, 2009
	US $000	US $000

Line of credit	3,029	5,147
Consideration payable	3,000	3,000
Secured convertible notes payable with a face value of $1.5 million, net of discount of $0.7 million	1,767	—
Capital lease obligation	61	75

	7,857	8,222
Less current portion	(7,796)	(8,147)

	61	75

See Note 14 for subsequent events.

5.	Severance Expense

The Company has taken actions to reduce its cost base beginning in 2008 and continuing into the six months ended June 30, 2010. As a result of these actions, the Company has accrued severance costs, which are included in accrued expenses on the accompanying consolidated balance sheets, as follows:

	Six Months Ended June 30
	2010	2009
	US $000	US $000

Balance at beginning of period	670	187
Accrued severance expense	15	237
Paid severance expense	(276)	(317)

Balance at end of period	409	107

6.	Accrued Warranty

The Company accrues warranty upon shipment of its products. Accrued warranties are included in accrued expenses on the accompanying consolidated balance sheets. The accrued warranty for the six months ended June 30, 2010 and 2009 is as follows:

	Six Months Ended June 30
	2010	2009
	US $000	US $000

Balance at beginning of period	371	178
Accrued warranty expense	61	119
Warranty claims paid	(50)	(97)
Translation adjustment	3	7

Balance at end of period	385	207

7.	Net Income (loss) per Share

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and dilutive potential common shares. Diluted net income (loss) per share excludes certain dilutive potential common shares outstanding as their effect is anti-dilutive on loss from continuing operations. Dilutive potential common shares include employee stock options and other warrants that are convertible into the Company’s common stock. The Company had potential option and warrant dilutive securities totaling 8,594,000 and 9,722,000 for the six months ended June 30, 2010 and 2009.

For the six months ended June 30, 2010 and 2009 the effect of the option and warrant dilutive securities totaling 7,343,000 and 9,722,000 equivalent shares, respectively, have been excluded in the computation of net income (loss) per share and net income (loss) from continuing operations per share as their impact would be anti-dilutive.

In addition to the option and warrant dilutive securities, a total of 150,434,000 Class B shares are issuable upon the conversion of the Notes. These shares have been excluded from the computation of net income (loss) per share and net income (loss) from continuing operations per share as their impact would be anti-dilutive for the Notes issued through June 30, 2010 and the remainder is issuable upon contingencies that have not been resolved as of June 30, 2010.

8.	TCC Joint Venture

In February 2008, the Company entered into an agreement with Tanaka Kikinzoku Kogyo K.K. (TKK) to form a new joint venture company, TC Catalyst Incorporated (TCC), a Japanese corporation. The joint venture is part of the Catalyst division. The Company entered the joint venture in order to improve its presence in Japan and Asia and strengthen its business flow into the Asian market.

In December 2008, the Company agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property to TKK for use in the defined territory for a total selling price of $7.5 million. TKK will provide that intellectual property to TCC on a royalty-free basis. The Company also sold shares in TCC to TKK reducing its ownership to 30%. $5.0 million of the sale was completed and recognized in 2008 with $2.5 million recognized in the three months ended March 31, 2009.

In December 2009, the Company agreed to sell and transfer specific three-way catalyst and zero PGM patents to TKK for use in specific geographic regions. The patents were sold for $3.9 million. TKK paid the Company $1.9 million in 2009 and $2.0 million in the first quarter of 2010. The Company recognized the gain on sale of the patents of $3.9 million in the three months ended March 31, 2010. As part of the transaction, the Company also sold shares in TCC, which reduced its ownership in the joint venture to 5%.

The Company’s investment in TCC is accounted for using the equity method as the Company still has significant influence over TCC as a result of having a seat on TCC’s board. In February 2010, the Company entered into an agreement to loan 37.5 million JPY (approximately $0.4 million) to TCC to fund continuing operations. The loan is funded in four monthly tranches starting in February 2010 and ending in May 2010. As of June 30, 2010, the Company had loaned TCC 37.5 million JPY. If the loan is not repaid by TCC, it will offset the Company’s obligation to fund its portion of TCC’s losses. Given TCC’s historical losses, the loan has been recorded as a reduction of such obligations. At June 30, 2010, the Company’s loan to TCC less its share of accumulated losses in the amount of $0.4 million is included in other current assets. TCC operates with a March 31 fiscal year-end. Financial information for TCC as of and for the six months ended June 30, 2010 and 2009 is as follows:

	Six Months Ended June 30
	2010	2009
	US $000	US $000

Assets	5,074	11,675
Liabilities	9,951	13,399
Deficit	(4,877)	(1,724)
Net sales	936	544
Gross Margin	670	(274)
Net loss	(641)	(2,041)

9.	Sale of Energy Systems Division

On October 1, 2009 the Company sold all significant assets of Applied Utility Systems, Inc., which comprised the Company’s Energy Systems division, for up to $10.0 million, including $8.6 million in cash and contingent consideration of $1.4 million. Of the contingent consideration, $0.5 million was contingent upon Applied Utility Systems being awarded certain projects and $0.9 million is retention against certain project and contract warranties and other obligations. The Company has not recognized any of the contingent consideration as of June 30, 2010 and will only do so if the contingencies are resolved favorably. The $0.5 million of contingent consideration that was contingent on the award of certain projects was not earned and is not likely to be paid. The income statement of the Energy Systems division is presented as discontinued operations. There was no revenue included within discontinued operations for the six month period ended June 30, 2010. Revenue included within discontinued operations was $8.5 million for the six months ended June 30, 2009.

10.	Related-party Transactions

One of the Company’s Directors, Mr. Alexander (“Hap”) Ellis, III, is a partner of RockPort Capital Partners (“RockPort”), a shareholder in the Company which subscribed for the secured convertible notes in connection with the capital raise discussed in Note 4.

In October 2008, the Company’s Board of Directors unanimously adopted a resolution to waive the Non-Executive Directors’ right to receive, and the Company’s obligation to pay, any director fees with respect to participation in Board and Committee meetings and other matters with effect from July 1, 2008 and continuing thereafter until the Directors elect to adopt resolutions reinstating such fees. On May 1, 2009, the Directors adopted a resolution to reinstate the accrual of director fees effective January 1, 2009, with a payment schedule to be determined at a later date. As of June 30, 2010 an amount of $0.5 million was accrued for Directors fees and was due and payable to the Directors. As part of the $4.0 million issuance of secured convertible notes discussed in Note 4, the accrued director fees as of December 31, 2009, which amounted to $0.4 million, will be paid in a combination of common stock and cash, with the cash portion being $0.1 million. The stock portion is contemplated to be issued just prior to the Merger and converted to CDTI common stock post merger. The 2010 director fees will be paid in cash.

11.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the six months ended June 30, 2010 are as follows:

US $000

Balance at December 31, 2009	4,223
Effect of translation adjustment	(62)

Balance at June 30, 2010	4,161

Intangible assets as of June 30, 2010 and December 31, 2009 are summarized as follows:

	Useful life	June 30, 2010	December 31, 2009
		US $000	US $000

Trade name	15-20 years	739	738
Patents and know-how	5-10 years	3,796	3,792
Customer relationships	8 years	1,184	1,206

		5,719	5,736
Less accumulated amortization		(1,559)	(1,291)

		4,160	4,445

Aggregate amortization for amortizable intangible assets, using the straight-line amortization method for the six months ended June 30, 2010 and 2009 was $0.3 million. Estimated amortization expense for existing intangible assets for the next five years is $0.5 million in each year.

12.	Legal Proceedings

In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Applied Utility Systems entered into a Consulting Agreement with M.N. Mansour, Inc. (“Mansour, Inc.”), pursuant to which Mansour, Inc. and Dr. M.N. Mansour (“Dr. Mansour”) agreed to perform consulting services for Applied Utility Systems. As further discussed in Note 9, the income statement of Applied Utility Systems is presented as discontinued operations. During February 2008, Applied Utility Systems terminated the Consulting Agreement for cause and alleged that Mansour, Inc. and Dr. Mansour had breached their obligations under the Consulting Agreement. The matter was submitted to binding arbitration in Los Angeles, California. On April 13, 2010, the Arbitrator rendered a Final Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement, (c) obligating Mansour, Inc. to pay the Company an amount equal to 75% of all amounts paid to Mansour Inc. by the Company under the Consulting Agreement, and (d) awarding the Company attorney’s fees in the amount of $450,000, resulting in a total award of approximately $1.2 million. A hearing was held on August 2, 2010, during which the court confirmed the arbitrator’s award in its entirety. Included in accrued liabilities at June 30, 2010, is an accrual for the consulting fees under this arrangement totaling $1.2 million. The Company will reverse such liability and has recorded an associated gain from discontinued operations during the quarter ending September 30, 2010, which represents the period in which the court confirmed the award and the Company was legally released from its liability.

The Company has $3.0 million of consideration due to the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006. The consideration was due August 28, 2009 and accrues interest at 5.36%. At June 30, 2010 the Company had accrued $0.6 million of unpaid interest. The Company has not paid the foregoing amounts. In addition, the Asset Purchase Agreement provides that the Company would pay the seller an earn-out amount based on the revenues and net profits from the conduct of the acquired business of Applied Utility Systems. The earn-out potentially was payable over a period of ten years beginning January 1, 2009. The Company has not paid any earn-out amount for the fiscal year ended December 31, 2009 or the six months ended June 30, 2010. The assets of the business were sold on October 1, 2009 and the Company believes that it has no obligation to pay any earn-out for any period post the sale of the business.

The seller commenced an action in California Superior Court to compel arbitration regarding the consideration which was due in August 2009. Such action was stayed by the court and the seller was directed to pursue any collection action through arbitration. The seller has commenced arbitration proceedings to collect the consideration which was due in August 2009 and any earn-out amounts payable under the Asset Purchase Agreement. The earn-out requested under the proceedings is $21.0 million, which is the maximum earnable over the ten year period of the earn-out defined in the Asset Purchase Agreement. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. While the arbitration is in the preliminary stages and it is not possible to predict the outcome of the arbitration, the Company intends to vigorously assert its claims against the seller under the Asset Purchase Agreement and to defend against any action or arbitration by the seller to collect on the consideration and earn-out. The Company believes the outcome of these matters will not exceed the liabilities recorded as of June 30, 2010. In connection with the arbitration proceedings, the seller sought a writ of attachment with respect to the foregoing amounts. On June 24, 2010, the arbitrator issued an interim award granting the seller a right to a writ in the amount of approximately $2.4 million (which amount was the net amount of the approximately $3.6 million that the seller claimed was payable by the Company during August 2009 and the amount of $1.2 million that the Company was awarded against the seller in a separate arbitration action by the Company relating to the seller’s breach of his Consulting Agreement with the Company). The seller has initiated action to California Superior Court for Orange County, California, and has filed a motion for the issuance of the writ of attachment. The Company intends to continue to vigorously defend its interests to limit any adverse effects of the writ of attachment and the imposition of the writ against any of the Company’s assets, pending any final decision on the merits of the underlying claims in the arbitration. A hearing on this matter was held on August 18, 2010. The court has taken it under submission but has not ruled. Under the terms of the Fifth Third forbearance agreement described in Note 4, the Company is restricted from making any payment to unsecured creditors, including seller, until the conditions of the forbearance agreement have been met.

In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., the seller entered into an agreement not to compete pursuant to which he agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems, Inc. The Company believes that the seller has breached his obligations under the agreement not to compete and on November 19, 2009, commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. The seller has demurred to the complaint. A hearing on the demurrer was held on July 26, 2010, at which hearing the court granted the demur to the Company’s claim for breach of the agreement not to compete but allowed the Company’s claim for breach of fiduciary duty to proceed, and granted the Company leave to file an amended complaint seeking return of consideration paid for the agreement not to compete in light of the ruling that such agreement was not enforceable. The Company has filed a further amended complaint asserting a cause of action for rescission of the agreement not to compete and the seller has filed a demurrer to the amended complaint and a hearing on the demurrer is scheduled for September 14, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.

On September 30, 2008, Applied Utility Systems, Inc. (“AUS”), a former subsidiary of the Company, filed a complaint against Benz Air Engineering, Inc. (“Benz Air”). The complaint was amended on January 16, 2009, and asserts claims against Benz Air for breach of contract, common counts and slander. AUS seeks $0.2 million in damages, plus interest, costs and applicable penalties. In response to the complaint, Benz Air filed a cross-complaint on November 17, 2008, which named both AUS and the Company as defendants. The cross-complaint asserts claims against AUS and the Company for breach of oral contract, breach of express warranty, breach of implied warranty, negligent misrepresentation and intentional misrepresentation and seeks not less than $0.3 million in damages, plus interest, costs and punitive damages. The Company is unable to estimate any potential payment for punitive damages as they have not been quantified by Benz Air. The Company believes it is more likely than not to prevail in this matter. The trial began on June 14, 2010 and was postponed to October 4, 2010.

See Note 14 for subsequent events.

13.	Segment Reporting

The Company has two division segments based on the products it delivers:

Heavy Duty Diesel (HDD) Systems division — The HDD Systems division includes retrofit of legacy diesel fleets with emissions control systems and the emerging opportunity for new engine emissions controls for on- and off-road vehicles. In 2007, the Company acquired Engine Control Systems (ECS), an Ontario, Canada-based company focused on a variety of heavy duty vehicle applications. This environmental business segment specializes in the design and manufacture of verified exhaust emissions control solutions. Globally, the HDD Systems division offers a range of products for the OEM, aftermarket and retrofit markets in order to reduce exhaust emissions created by on-road, off-road and stationary diesel, gasoline and alternative fuel engines including propane and natural gas. The retrofit market in the U.S. is driven in particular by state and municipal environmental regulations and incentive funding for voluntary early compliance. The HDD Systems division derives significant revenues from retrofit with a portfolio of solutions verified by the California Air Resources Board and the United States Environmental Protection Agency.

Catalyst division — The Catalyst division is the original part of the Catalytic Solutions (CSI) business behind the Company’s proprietary Mixed Phase Catalyst (MPC®) technology enabling the Company to produce catalyst formulations for gasoline, diesel and natural gas induced emissions that offer performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. A family of unique catalysts has been developed — with base-metals or low platinum group metal (PGM) and zero PGM content — to provide increased catalytic function and value for technology-driven automotive industry customers.

Corporate — Corporate includes cost for personnel, insurance and public company expenses such as legal, audit and taxes that are not allocated down to the operating divisions. During 2009, the Company changed its internal reporting to the Company’s chief operational decision makers to report corporate expenses separately from the Catalyst division. All data reported reflect this change.

Discontinued operations — In 2006, the Company purchased Applied Utility Systems, Inc., a provider of cost-effective, engineered solutions for the clean and efficient utilization of fossil fuels. Applied Utility Systems, referred to as the Company’s Energy Systems division, provided emissions control and energy systems solutions for industrial and utility boilers, process heaters, gas turbines and generation sets used largely by major utilities, industrial process plants, OEMs, refineries, food processors, product manufacturers and universities. The Energy Systems division delivered integrated systems built for customers’ specific combustion processes. As discussed in Note 9, this division was sold on October 1, 2009.

Summarized financial information for our reportable segments as of and for the six months ended June 30, 2010 and 2009 are shown in the following table:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000

Net sales
HDD Systems	15,776	8,796
Catalyst	9,936	10,457
Corporate	—	—
Eliminations (1)	(341)	(109)

Total	25,371	19,144

Income (loss) from operations
HDD Systems	1,913	(61)
Catalyst	3,104	(1,768)
Corporate	(2,915)	(2,826)

Total	2,102	(4,655)

(1)	Elimination of Catalyst revenue related to sales to HDD Systems.

The six months Catalyst division income from operations includes a $3.9 million gain on sale of intellectual property to TKK in 2010 and $2.5 million in 2009.

Net sales by geographic region based on location of sales organization for the six months ended June 30, 2010 and 2009 are shown in the following table:

	Six Months Ended
	June 30
	2010	2009
	US $000	US $000

United States	11,346	11,880
Canada	11,177	5,298
Europe	2,848	1,966

Total	25,371	19,144

14.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 27, 2010, the date at which the unaudited condensed consolidated financial statements were issued, and determined there are no other items to disclose.

Upon the inclusion of the financial statements in an amended Form S-4 filing of Clean Diesel Technologies, Inc., the Company has considered disclosures of the following additional matters through the date of filing on September 14, 2010.

On August 31, 2010, Fifth Third Bank agreed to further extend the forbearance period relating to the Company’s demand revolving credit line through October 15, 2010. Under the terms of the extended forbearance agreement, the credit limit was further reduced to $6.0 million and the interest rate was increased by 0.25% to U.S./Canadian Prime Rate plus 3.00% and, if the Merger is not consummated by October 15, 2010, the interest rate will increase by an additional 1.00% to U.S./Canadian Prime Rate plus 4.00%. A further extension until 90 days after consummation of the Merger will be granted if the proposed Merger with CDTI is completed by October 15, 2010, and as of the effective time of the Merger, the secured convertible notes issued by the Company in connection with the capital raise have been converted to common equity and the security granted to the convertible noteholders has been released; the Company and CDTI collectively have $3.0 million of free cash on their balance sheet; the Engine Control Systems subsidiary has Canadian

$2.0 million available under the existing loan agreement; and no default, forbearance default or event of default (as defined in the credit and forbearance agreements) is outstanding.

As of August 31, 2010, following the Company’s failure to pay amounts due with respect to the $2.0 million principal amount of the Company’s secured convertible notes or consummate the merger prior to the August 2, 2010 maturity date or within the subsequent grace period, the holders of the Notes agreed to forbear from exercising any rights or remedies there under to October 15, 2010. The agreement regarding rights and remedies includes: forgoing the increase in the interest rate on the Notes from 8.0% to 15.0%, waiving the applicability of the additional payment premium of two times (2x) the outstanding principal amount due, and agreeing that no payment premium will be payable in the event that the Notes are converted and the Merger occurs prior to October 15, 2010. The holders of the notes further conditioned their obligation to purchase the remaining $2.0 million of the notes immediately prior to the closing of the Merger on the requirement that the Company and CDTI timely furnish the requested statements regarding their estimated cash positions, that each of the Company and CDTI have a certain minimum cash position, that the shares of CDTI to be issued in the Merger be approved for listing on the Nasdaq, in addition to the other closing conditions in the secured convertible note purchase agreements (which include that the Company must not have suffered any material adverse change). Accordingly, if the Merger has not occurred by October 15, 2010, and the Company is not able to obtain the agreement of the holders of these Notes to further waive, extend or further modify the terms of the Notes, the $2.0 million principal amount of the Notes, together with accrued interest at the increased rate of 15.0% and an additional payment premium of two times (2x) the outstanding principal amount will be due to the holders of the Notes.

In connection with the arbitration with Dr. Mansour and Mansour Inc. regarding his Consulting Agreement with Applied Utility Systems, the court awarded the Company an additional $64,475 in attorney fees, expenses and interest on the amount of the judgment following a hearing held on September 2, 2010.

In connection with the arbitration relating to amounts due to the seller under the Applied Utility Systems Asset Purchase Agreement, the court granted the seller’s application for writs of attachment against the Company and Applied Utility Systems by order dated August 31, 2010. The seller has delivered to the Company the forms of writ of attachment that he will be seeking in his filing for issuance by the clerk of the court. Upon issuance, approximately $2.4 million of the Company’s assets would be subject to limitations on their use and disposition pending resolution of the underlying arbitration.

CSI AUDITED FINANCIAL STATEMENTS

Independent Auditors’ Report

The Board of Directors
Catalytic Solutions, Inc.:

We have audited the accompanying consolidated balance sheets of Catalytic Solutions, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Catalytic Solutions, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1b. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Los Angeles, California
May 4, 2010, except for Note 21, as to
which the date is May 14, 2010

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31
	2009	2008
	US $000	US $000
		As Adjusted

ASSETS
Current assets:
Cash and cash equivalents	2,336	6,726
Trade accounts receivable, less allowance for doubtful accounts of $313 and $123 at December 31, 2009 and 2008, respectively	8,066	10,667
Inventories	6,184	8,919
Prepaid expenses and other current assets	2,010	4,494

Total current assets	18,596	30,806
Property and equipment, net	2,897	2,882
Intangible assets, net	4,445	6,486
Goodwill	4,223	6,319
Promissory note from unconsolidated affiliate	—	2,767
Other assets	82	454

Total assets	30,243	49,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	5,147	8,068
Current portion of long-term debt	3,000	9,812
Accounts payable	4,967	7,325
Deferred revenue	195	2,942
Accrued salaries and benefits	1,294	1,451
Accrued expenses	2,990	4,816
Deferred gain on sale of intellectual property	1,900	—
Accrued professional and consulting fees	2,375	1,085
Income taxes payable	1,081	354

Total current liabilities	22,949	35,853
Long-term debt, excluding current portion	75	33
Deferred tax liability	1,336	2,415

Total liabilities	24,360	38,301

Commitments and contingencies (Notes 9, 19 and 21)
Stockholders’ equity:
Common stock, no par value. Authorized 148,500,000 shares; issued and outstanding 69,761,902 shares at December 31, 2009 and 2008	156,216	158,019
Treasury stock at cost (60,000 shares)	(100)	(100)
Accumulated other comprehensive loss	(889)	(2,867)
Accumulated deficit	(149,344)	(143,639)

Total stockholders’ equity	5,883	11,413

Total liabilities and stockholders’ equity	30,243	49,714

See accompanying notes to consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years Ended
	December 31
	2009	2008
	US $000	US $000
		As Adjusted

Revenues	50,514	52,563
Cost of revenues	38,547	44,346

Gross margin	11,967	8,217

Operating expenses:
Sales and marketing	3,577	5,165
Research and development	7,257	8,942
General and administrative	8,903	10,611
Impairment of long-lived assets	—	4,928
Severance expense	1,429	234
Recapitalization expense	1,258	—
Gain on sale of intellectual property	(2,500)	(5,000)

Total operating expenses	19,924	24,880

Loss from operations	(7,957)	(16,663)

Other income (expense):
Interest income	18	266
Interest expense	(2,304)	(2,224)
Other	(291)	(643)

Total other income (expense)	(2,577)	(2,601)

Loss from continuing operations before income taxes	(10,534)	(19,264)
Income tax (benefit) expense from continuing operations	(1,036)	624

Net loss from continuing operations	(9,498)	(19,888)

Discontinued operations:
Income (loss) from operations of discontinued Energy Systems division (including gain on disposal of $3.7 million in 2009)	2,554	(915)
Income tax expense from discontinued operations	1,032	1

Net income (loss) from discontinued operations	1,522	(916)

Net loss	(7,976)	(20,804)

Basic and diluted loss per share:
Net loss from continuing operations per share	$(0.14)	$(0.29)

Net loss per share	$(0.11)	$(0.30)

Weighted average number of common shares outstanding (000s):
Basic and diluted	69,762	69,701

See accompanying notes to consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Loss

	Years Ended December 31, 2009 and 2008
					Accumulated
					Other		Net
	Common Stock		Treasury Stock		Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Gain/(Loss)	Deficit	Equity
		US $000		US $000	US $000	US $000	US $000

Balance at December 31, 2007	69,756,461	156,562	(60,000)	(100)	427	(122,612)	34,277

Cumulative effect of change in accounting for patent costs	—	—	—	—	—	(223)	(223)
Net loss	—	—	—	—	—	(20,804)	(20,804)
Unrealized loss on foreign currency translation	—	—	—	—	(3,294)	—	(3,294)

Comprehensive loss	—	—	—	—	—	—	(24,098)
Stock based compensation	—	821	—	—	—	—	821
Issuance of warrants	—	614	—	—	—	—	614
Issuance of restricted stock	60,000	22	—	—	—	—	22
Cashless exercise of stock options	5,441	—	—	—	—	—	—

Balance at December 31, 2008	69,821,902	158,019	(60,000)	(100)	(2,867)	(143,639)	11,413

Cumulative effect of change in accounting for warrants	—	(2,494)	—	—	—	2,271	(223)
Net loss	—	—	—	—	—	(7,976)	(7,976)
Unrealized gain on foreign currency translation	—	—	—	—	1,978	—	1,978

Comprehensive loss	—	—	—	—	—	—	(5,998)
Stock based compensation	—	691	—	—	—	—	691

Balance at December 31, 2009	69,821,902	156,216	(60,000)	(100)	(889)	(149,344)	5,883

See accompanying notes to consolidated financial statements.

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31
	2009	2008
	US $000	US $000
		As Adjusted

Cash flows from operating activities:
Net loss	(7,976)	(20,804)
(Income) loss from discontinued operations (including gain on sale of discontinued operations of $3.7 million)	(1,522)	916
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,394	3,012
Provision for (recovery of) doubtful accounts, net	11	(35)
Amortization of deferred financing	686	923
Stock-based compensation	691	821
Change in fair value of liability-classified warrants	(221)	—
Loss on unconsolidated affiliate	1,271	988
Gain on sale of interest in unconsolidated affiliate	(1,165)	(428)
Impairment of long-lived assets	—	4,928
Deferred income taxes	(1,347)	93
Loss on disposal of property and equipment	60	476
Loss (gain) on foreign currency transaction	655	(8)
Gain on sale of intellectual property	(2,500)	(5,000)
Changes in operating assets and liabilities:
Trade accounts receivable	(3,041)	641
Inventories	3,184	763
Prepaid expenses and other assets	1,036	(959)
Accounts payable	1,662	(1,523)
Deferred revenue	—	2,937
Accrued expenses	(820)	(2,015)
Income taxes payable	377	(1)

Cash used in operating activities of continuing operations	(7,565)	(14,275)
Cash provided by (used in) operating activities of discontinued operations	195	(866)

Net cash used in operating activities	(7,370)	(15,141)

CATALYTIC SOLUTIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows — (Continued)

	Years Ended December 31
	2009	2008
	US $000	US $000
		As Adjusted

Cash flows from investing activities:
Investment in unconsolidated affiliate	—	(986)
Purchases of property and equipment	(629)	(1,896)
Purchase of ECS, net of cash	—	475
Proceeds from sale of interest in unconsolidated affiliate	108	441
Proceeds from sale of intellectual property	5,400	4,000
Proceeds from sale of property and equipment	—	1,702
Proceeds from sale of discontinued Energy Systems division	8,550	—

Cash provided by investing activities of continuing operations	13,429	3,736
Cash provided by (used in) investing activities of discontinued operations	—	(109)

Net cash provided by investing activities	13,429	3,627

Cash flows from financing activities:
Borrowings under line of credit	1,721	4,790
Proceeds from issuance of debt	30	3,345
Repayment of line of credit	(5,424)	(3,506)
Repayment of long-term debt	(6,800)	(1,889)
Payments for debt issuance costs	(14)	(713)

Net cash (used in) provided by financing activities	(10,487)	2,027

Effect of exchange rates on cash	38	(1,231)
Net change in cash and cash equivalents	(4,390)	(10,718)
Cash and cash equivalents at beginning of year	6,726	17,444

Cash and cash equivalents at end of year	2,336	6,726

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	1,390	1,222
Income taxes	528	809
Noncash investing and financing activities:
Warrants issued for long-term debt	—	614

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.	Basis of Preparation

a.	Description of Business

Catalytic Solutions, Inc. (the Company) is a global manufacturer and distributor of emissions control systems and products, focused in the heavy duty diesel and light duty vehicle markets. The Company’s emissions control systems and products are designed to deliver high value to our customers while benefiting the global environment through air quality improvement, sustainability and energy efficiency. Catalytic Solutions, Inc. is listed on AIM of the London Stock Exchange (AIM: CTS and CTSU) and currently has operations in the USA, Canada, France, Japan and Sweden as well as an Asian joint venture.

b.	Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. Therefore, the consolidated financial statements contemplate the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has suffered recurring losses and negative cash flows from operations since its inception, resulting in an accumulated deficit of $149.3 million at December 31, 2009. The Company has funded its operations through equity sales, convertible debt and bank borrowings. In addition, due to non-compliance with certain loan covenants (described below) and per the repayment obligations under the Company’s loan agreements, substantially all the debt of the Company has been classified as current at December 31, 2009. As a result of this classification, the Company has a working capital deficit of $4.4 million. The covenants are almost exclusively based on the performance of the Company’s Engine Control Systems subsidiary. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank (see Note 8 for a discussion of the Fifth Third Bank loan agreement). The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expired on April 30, 2010. The Company is currently in discussion with the bank regarding an extension to the forbearance; however, the Company cannot provide assurance that it will be successful in these efforts.

At December 31, 2009 the Company had $2.3 million in cash. The Company’s access to working capital is limited and its debt service obligations and projected operating costs for 2010 exceed its cash balance at December 31, 2009. Failure to renegotiate payment terms for debt due will result in the Company not having sufficient cash to operate.

These matters raise substantial doubt about the Company’s ability to continue as a going concern. In order to address this uncertainty, in the first quarter of 2009, the Company retained a U.S.-based investment banking firm to act as a financial advisor to the Company in exploring alternatives to recapitalize the Company. Alternatives under consideration include the sale of Company stock and/or a sale of the Company’s assets, while negotiating with the Company’s lenders to modify loan terms in order to delay repayments while alternative capital is secured. At this time the Company cannot provide any assurances that it will be successful in its continuing efforts to recapitalize the balance sheet or work with its lenders on loan modifications. In the event that the Company is not successful in the immediate future, the Company will be unable to continue operations and may be required to file bankruptcy. There can be no assurances that the Company will be able to reorganize through bankruptcy and might be forced to effect a liquidation of its assets. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

c.	Preparation based on U.S. Generally Accepted Accounting Principles (U.S. GAAP)

The consolidated financial statements and accompanying notes are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.

Notes to Consolidated Financial Statements — (Continued)

2.	Summary of Significant Accounting Policies

a.	Principles of Consolidation

The consolidated financial statements include the financial statements of Catalytic Solutions, Inc. and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

b.	Concentration of Risk

For the periods presented below, certain customers accounted for 10% or more of the Company’s revenues as follows:

	Years Ended December 31
Customer	2009	2008

A	24%	30%
B	22%	7%

The customers above are automotive OEMs and relate to sales within the Catalyst segment.

For the periods presented below, certain customers accounted for 10% or more of the Company’s accounts receivable balance as follows:

	Years Ended December 31
Customer	2009	2008

A	18%	7%
B	15%	—
C	14%	—

Customer A above is an automotive OEM, and customers B and C are diesel distributors.

For the periods presented below, certain vendors accounted for 10% or more of the Company’s raw material purchases as follows:

	Years Ended December 31
Vendor	2009	2008

A	16%	12%
B	14%	11%
C	11%	19%

Vendor A above is a catalyst supplier, vendor B is a precious metals supplier and vendor C is a substrate supplier.

c.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include, but are not limited to the following: impairment of long-lived assets, stock-based compensation and instruments, allowance for doubtful accounts, inventory valuation, taxes and contingent and accrued liabilities. Actual results could differ from those estimates. These estimates and assumptions are based on the Company’s best estimates and judgment. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the

Notes to Consolidated Financial Statements — (Continued)

current economic environment, which it believes to be reasonable under the circumstances. Estimates and assumptions are adjusted when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, and declines in customer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

d.	Cash and Cash Equivalents

Cash and cash equivalents of $2.3 million and $6.7 million at December 31, 2009 and 2008, respectively, consist of cash balances and money market mutual funds. For purposes of the consolidated statements of cash flows, the Company considers the money market funds and all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

e.	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write off experience and past due balances over 60 days that are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off balance sheet credit exposure related to its customers.

f.	Inventories

Inventories are stated at the lower of cost (FIFO method) or market (net realizable value). Finished goods inventory includes materials, labor and manufacturing overhead. The Company’s inventory includes precious metals (platinum, palladium and rhodium) for use in the manufacturing of catalysts. The precious metals are valued lower of cost or market, consistent with the Company’s other inventory. Included in raw material at December 31, 2009 and December 31, 2008 are precious metals of $206,000 and $262,000, respectively.

g.	Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of the minimum lease payments. Depreciation and amortization have been provided using the straight line method over the following estimated useful lives:

Machinery and equipment	2 – 10 years
Furniture and fixtures	2 – 5 years
Computer hardware and software	2 – 5 years
Vehicles	2 – 5 years

When an asset is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Repairs and maintenance are charged to expense as incurred and major replacements or betterments are capitalized. The Company records depreciation expense in the expense category that primarily utilizes the associated fixed asset. The depreciation of manufacturing and distribution assets is included within cost of revenues, research and development assets are included in research and development expense and assets related to general and administrative activities are included in general and administrative expense. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Total depreciation for continuing operations for the years ended December 31, 2009 and 2008 was $0.6 million and $2.3 million, respectively.

Notes to Consolidated Financial Statements — (Continued)

h.	Goodwill

Goodwill is recorded when the purchase price of an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired and is recorded in the reporting unit that will benefit from acquired intangible and tangible assets. Goodwill is tested for impairment on an annual basis and written down to its implied fair value when impaired. The Company performed the annual goodwill impairment testing as of October 31, 2009. The Company’s Heavy Duty Diesel (HDD) Systems reporting unit, which is also a reporting segment, has all of the Company’s allocated goodwill. The Company performed Step I of the annual impairment test and it was determined that the fair value of the Company’s reporting unit (as determined using the expected present value of future cash flows) was greater than the carrying amount of the respective reporting unit, including goodwill, and Step II of the annual impairment test was not necessary; therefore, there was no impairment to the carrying amount of the reporting unit.

i.	Purchased Intangible Assets

Purchased intangible assets are carried at cost, less accumulated amortization. Amortization is computed on a straight-line basis over the estimated useful lives of the respective assets, ranging from 1 to 20 years. Intangible assets consist of trade names, acquired patents and technology, and customer relationships.

j.	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

k.	Revenue Recognition

The Company generally recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is reasonably assured, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. There are certain customers where risk of loss transfers at destination point and revenue is recognized when product is delivered to the destination. For these customers, revenue is recognized upon receipt at the customer’s warehouse. This generally occurs within five days from shipment date.

The HDD Systems division has certain sales with associated installation. For such sales, revenue is recognized upon completion of installation.

l.	Cost of revenue

The Company includes the direct material costs and factory labor as well as factory overhead expense in the cost of revenue. Indirect factory expense includes the costs of freight (inbound and outbound for direct material and finished good), purchasing and receiving, inspection, testing, warehousing, utilities and deprecation of facilities and equipment utilized in the production and distribution of products.

Notes to Consolidated Financial Statements — (Continued)

m.	Sales and Marketing

Costs related to sales and marketing are expensed as they are incurred. These expenses include the salary and benefits for the sales and marketing staff as well as travel, samples provided at no-cost to customers and marketing materials.

n.	Research and Development

Research and development costs are generally expensed as incurred. These expenses include the salary and benefits for the research and development staff as well as travel, research materials, testing and legal expense related to patenting intellectual property. Also included is any depreciation related to assets utilized in the development of new products.

o.	General and Administrative

These expenses include the salary and benefits for the administrative staff as well as travel, legal, accounting and tax consulting. Also included is any depreciation related to assets utilized in the general and administrative functions.

m.	Recapitalization Expense

Recapitalization expense includes fees paid to outside advisors hired to assist the Company it its strategic review and its efforts to recapitalize the balance sheet.

n.	Long Lived Assets

Assets such as property, plant, and equipment and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the fair value of the asset or asset group. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

o.	Stock Compensation

The Company recognizes compensation expense ratably over the vesting period based on the estimated grant date fair value method using the Black-Scholes option-valuation model. The Company’s Plan allows for the grant of awards with market conditions. These awards are valued using a Monte Carlo univariate options pricing model.

p.	Foreign Currency

The functional currency of the HDD Systems division is the Canadian Dollar, while that of its subsidiary Engine Control Systems Europe AB in Sweden is the Swedish Krona. The functional currency of the Company’s Japanese branch office and TCC joint venture is the Japanese Yen. Assets and liabilities of the foreign locations are translated into U.S. dollars at period-end exchange rates. Revenue and expense accounts are translated at the average exchange rates for the period. The resulting adjustments are charged or credited directly to accumulated comprehensive income (loss) within Stockholders’ Equity. All realized and unrealized transaction adjustments are included in other income (loss).

Notes to Consolidated Financial Statements — (Continued)

q.	Accounting Changes

On January 1, 2009, the Company adopted EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock,” included in Accounting Standards Codification (ASC) topic 815. EITF 07-05 provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Upon adoption of the EITF, the Company reclassified certain of its warrants from equity to liabilities. See further discussion in Note 7.

The Company adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157) included in ASC Topic 820, for all assets and liabilities effective January 1, 2008 except for nonfinancial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis where the adoption was January 1, 2009. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements. ASC 820 prioritizes the inputs used in measuring fair value into the following hierarchy:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

•	Level 3: Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Goodwill impairment testing requires the Company to estimate the fair value of its reporting unit. The Company’s estimate of fair value of its reporting unit involves level 3 inputs. The estimated fair value of the HDD Systems reporting unit was derived primarily from a discounted cash flow model utilizing significant unobservable inputs including expected cash flows and discount rates. In addition, the Company considered the overall fair values of its reporting units as compared to the market capitalization of the Company. The Company determined that no goodwill impairment existed as of December 31, 2009; however, it is reasonably possible that future impairment tests may result in a different conclusion for the goodwill of the HDD Systems reporting unit. The estimate of fair value of the reporting units is sensitive to certain factors including but not limited to the following: movements in the Company’s share price, changes in discount rates and the Company’s cost of capital, growth of the reporting unit’s revenue, cost structure of the reporting unit, successful completion of research and development and customer acceptance of new products and approval of the reporting unit’s product by regulatory agencies.

During 2009, the Company elected to change its accounting policy for legal costs incurred during the registration of patents to expense such costs as incurred. Previously, the Company capitalized such costs when they concluded such costs resulted in probable future benefits. Due to the administrative difficulties in documenting support for the future benefit of such costs as a result of uncertainty of ultimate patent approval, the Company concluded the new method of accounting was preferable. The 2008 financial statements have been adjusted to reflect these changes.

The Company recorded a cumulative effect of the change as an increase to accumulated deficit on January 1, 2008 totaling $0.2 million. The adjustments to the Company’s balance sheet and statement of operations as of and for the year ended December 31, 2008, respectively, were not material and include: (i) reductions to intangible assets, total assets, and total stockholders’ equity and an increase to accumulated deficit at December 31, 2008 of $0.4 million, and (ii) increases to general and administrative expense, net loss from continuing operations and net loss for the year ended December 31, 2008 of $0.2 million.

Loss per share, loss from continuing operations per share and cash flow from operations for the year ended December 31, 2008 remained unchanged.

The adjustments to the Company’s balance sheet and statement of operations as of and for the six months ended June 30, 2009 and 2008, respectively, were not material and include: (i) reductions to intangible assets,

Notes to Consolidated Financial Statements — (Continued)

total assets, and total stockholders’ equity and an increase to accumulated deficit at June 30, 2009 and 2008 of $0.6 million and $0.5 million, respectively, and (ii) increases to general and administrative expenses and net loss for the six months ended June 30, 2009 and 2008 of $0.1 million and $0.1 million, respectively. Loss per share and cash flows from operations for the six months ended June 30, 2009 would have been $0.01 greater and unchanged, respectively. Loss per share and cash flows from operations for the six months ended June 30, 2008 would have been unchanged.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162”, included in ASC Topic 105, “Generally Accepted Accounting Principles” (ASC 105). ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with U.S. GAAP. ASC 105 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted this standard and included the new references in its consolidated financial statements effective with the year ending December 31, 2009.

r.	Fair Value of Financial Instruments

The fair values of the Company’s cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued salaries and benefits and accrued expenses approximate carrying values due to the short maturity of these instruments. The fair values of the Company’s debt and off-balance sheet commitments are less than their carrying values as a result of deteriorating credit quality of the Company and, therefore, expected higher interest rates that would be available currently to the Company.

It is not practical to estimate the fair value of these instruments as the Company’s debt is not publicly traded and the Company’s current financial position and the recent credit crisis experienced by financial institutions have caused current financing options to be limited.

3.	Trade Accounts Receivable

Trade accounts receivable at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	US $000	US $000

Non-contract trade accounts receivable	8,379	4,521
Completed contracts	—	178
Contracts in progress	—	6,091
Less allowance for doubtful accounts	(313)	(123)

	8,066	10,667

At December 31, 2009, there were no amounts included in receivables under retainage provisions in contracts.

The Company’s revolving credit facility is collateralized by inventory and receivables. At December 31, 2009 and 2008, the collateralized receivables were $6.0 million and $2.8 million, respectively.

In December 2005, the Company fully reserved an accounts receivable balance from Delphi in the amount of $0.4 million. The $0.4 million represents the amount owed to the Company at the time of Delphi’s filing for bankruptcy protection in October 2005. The entire balance was reserved when the Company determined it was unlikely that Delphi would improve the priority of the debt beyond those of general creditors and a probable loss would be incurred by the Company. In 2007, the Company sold its interest in the receivable at 102.5% of value; however, the Company did not reverse its reserve as the buyer had the ability to demand a refund if Delphi refused the Company’s claim. In 2009, the Company released the reserve and recorded a $0.4 million gain in other income as a result of Delphi exiting bankruptcy.

Notes to Consolidated Financial Statements — (Continued)

4.	Inventories

Inventories at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	US $000	US $000

Finished goods	2,221	4,735
Work in progress	1,255	1,127
Raw materials	2,708	3,057

	6,184	8,919

5.	Property and Equipment

Property and equipment at December 31, 2009 and 2008 consisted of the following:

	2009	2008
	US $000	US $000

Buildings and land	679	511
Furniture and fixtures	2,354	2,175
Computer hardware and software	1,351	1,335
Machinery and equipment	11,544	11,376
Vehicles	59	73

	15,987	15,470
Less accumulated depreciation	(13,090)	(12,588)

	2,897	2,882

During the year ending December 31, 2008, the Company conducted an assessment for the impairment of certain property, plant and equipment within the catalyst segment as a result of the significant slow-down in the automotive sector during 2008 and the anticipated pace of recovery of the Company’s business in the light duty vehicle catalyst segment. During this assessment, certain long-lived assets of the light duty vehicle catalyst segment were deemed to be impaired and a write-down to fair value was considered necessary. An impairment charge of $4.9 million was recorded during the year ending December 31, 2008, due to projected cash flows not being able to support the asset base. The Company uses a probability-weighted discounted cash flow model to determine fair market value. The allocation of the impairment to asset groups is shown below:

2008
US $000

Furniture and fixtures	278
Computer hardware and software	1,127
Machinery and equipment	3,515
Vehicles	8

4,928

6.	Share-Based Payment

The Company has two stock option plans (the 1997 Plan and the 2006 Plan) for the benefit of employees, officers, directors and consultants of the Company. The 1997 Plan expired on December 31, 2006 and as of December 31, 2009, there were 2,283,150 shares outstanding. Under the 2006 Plan, a total of 4,200,000 shares of the Company’s common stock are reserved for issuance. Options granted under the plans are generally exercisable for a period between seven and ten years from the date of grant at an exercise price that is not less than the fair market value of the common stock on the date of grant. Options granted under the 1997 Plan

Notes to Consolidated Financial Statements — (Continued)

generally vest over a period of four years and those granted under the 2006 Plan generally vest over a period of three years. Vested stock options may be exercised and paid for by cash, check, net-exercise or by other means as approved by the Remuneration Committee of the Company’s Board of Directors. The fair market value is determined by using the last reported sale price as listed on the AIM of the London Stock Exchange as of the date of exercise or (if there were no trades on that date) the latest preceding date upon which a sale was reported. All common stock issued from exercises are newly issued shares that have been reserved for under the respective Plans.

Under the 2006 Plan, the Company granted stock options that include a market condition. Such options become exercisable if the Company’s common stock trading price is equal to or exceeds an amount equal to 120% of the exercise price of the option for a period of ninety days on which the stock is actually traded on the AIM of the London Stock Exchange. The fair value of these awards is determined using the Monte Carlo univariate pricing model.

There were no options granted during the year ended December 31, 2009.

The per share weighted average fair value of each option granted during the year ended December 31, 2008 was $0.44. The 2006 market-based Plan was valued using a Monte Carlo univariate option pricing model with the following weighted average assumptions:

2008

Expected volatility	59.9%
Risk-free interest rate	2.8%
Dividend yield	0.0%
Expected life in years	5.0
Forfeiture rate	6.0%

As the stock of the Company became publicly traded in November 2006 and has traded for a relatively short period time, it is not practicable for management to estimate the expected volatility of share price because there is not sufficient historical information about volatility. Therefore, the Company utilized an estimate based upon a portfolio of peer companies. The expected life was derived via the Monte Carlo model.

The following summarizes the stock option transactions under the Company’s stock option plans during the years presented:

		Weighted Average
	Shares	Exercise Price
		$

Options outstanding at December 31, 2007	5,305,151	1.95
Granted	728,000	0.81
Exercised	(30,000)	1.07
Forfeited	(129,000)	2.44
Expired	(556,740)	1.96

Options outstanding at December 31, 2008	5,317,411	1.78
Granted	—	—
Exercised	—	—
Forfeited	(220,620)	1.98
Expired	(455,848)	2.16

Options outstanding at December 31, 2009	4,640,943	1.73

At December 31, 2009, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.42 — $2.74 and 4.87 years, respectively.

Notes to Consolidated Financial Statements — (Continued)

The following table details the options outstanding at December 31, 2009:

		Options
	Options	Currently	Options Vested or
	Outstanding	Exercisable	Expected to Vest

Number of shares	4,640,943	3,682,861	4,456,739
Weighted average exercise price	$1.73	$1.91	$1.75
Aggregate intrinsic value	—	—	—
Weighted average remaining contractual term	4.87	4.74	4.90

The total compensation cost of non-vested options expected to vest is $281,035, with a weighted average period to recognize of 0.7 years.

There was no cash received from option exercises under any share-based payment arrangements for the years ended December 31, 2009 or 2008.

The Company’s 2006 Plan allows for the issuance of stock awards to Non-Executive Directors. As of December 31, 2009, the Company had issued two restricted stock awards in accordance with the Plan, totaling 120,000 shares.

7.	Warrants

In June 2008, the Company issued warrants to purchase 1,250,000 shares of common stock as part of the consideration for a debt facility with Cycad Group, LLC.

In December 2007, The Company issued warrants to purchase 3,117,115 shares of common stock to Capital Works, LLC as part of the consideration to acquire Engine Control Systems.

The exercisable warrants and their associated exercise prices are shown below at December 31, 2009 and 2008:

Warrants exercisable into common stock (issued in USD)	37,500
Exercise price	$1.67
Warrants exercisable into common stock (issued in GBX)	4,367,115
Weighted average exercise price	$1.02

The Company has outstanding warrants to purchase its common stock held by Cycad Group, LLC, Capital Works ECS Investors, LLC and SVB Financial Group, an affiliate of Silicon Valley Bank. The Company adopted EITF 07-05 on January 1, 2009. With the adoption of EITF 07-05, the warrants to Cycad Group, LLC and Capital Works ECS Investors, LLC were determined not to be solely linked to the stock price of the Company and, therefore, require classification as liabilities. As a result of the adoption on January 1, 2009, the Company recorded a cumulative effect of change in accounting principle of $2.3 million directly as a reduction of accumulated deficit representing the decline in fair value between the issuance and adoption date. The fair value of the warrants was calculated using the Black-Scholes option-valuation model. The model utilized a volatility of 60% and a risk free rate of 1.4%. The years to maturity are 4.4 and 2.8 for the Cycad Group, LLC and Capital Works, LLC warrants, respectively, which corresponds to the remaining term of the warrants. For the year ended December 31, 2009, the application of EITF 07-05 resulted in an increase to other income of $0.2 million resulting from a decline in fair value of the warrants during the period.

8.	Debt

In June 2008, the Company put in place a debt facility with Cycad Group, LLC that would allow a one-time draw down of up to $3.3 million. In September 2008, the Company borrowed $3.3 million under the debt facility. The debt was collateralized by the accounts receivable at the Energy Systems division and the machinery and equipment of the Catalyst division. As of May 31, 2009, the Company was out of compliance with a covenant in the loan agreement with Cycad Group, LLC. The non-compliance resulted from the

Notes to Consolidated Financial Statements — (Continued)

Company’s failure to achieve covenants under the bank loan agreement with Fifth Third Bank, as described below. The Company paid off the debt and all accrued interest and fees on October 1, 2009.

In December 2007, the Company and its subsidiaries including Engine Control Systems entered into borrowing agreements with Fifth Third Bank as part of the cash consideration paid for the purchase of Engine Control Systems on December 20, 2007. The borrowing agreements provided for three facilities including a revolving line of credit and two term loans. The line of credit is a demand facility loan up to a maximum principal amount of Canadian $8.5 million, with availability based upon eligible accounts receivable and inventory. At December 31, 2009, the outstanding balance in U.S. dollar was $5.1 million with $3.0 million available for borrowings by Engine Control Systems in Canada. The other facilities included a five-year non-revolving term loan of up to $2.5 million, which was paid off during 2008, and a non-revolving term loan of $3.5 million that was paid off in October 2009. The loans are collateralized by the assets of the Company. The interest rate on the line of credit is variable based upon Canadian and U.S. Prime Rates. As of December 31, 2009, the weighted average borrowing rate on the line of credit was 4.48% compared to 6.36% as of December 31, 2008. The Company is also subject to covenants on minimum levels of tangible capital funds, fixed charge coverage, earnings before income tax, depreciation and amortization, funded debt-to-earnings before income tax and depreciation and amortization. In the event of default, the bank may demand payment on all amounts outstanding immediately. The Company is also restricted from paying corporate distributions in excess of $250,000. The loan agreement also includes a material adverse change clause, exercisable if, in the opinion of the bank, there is a material adverse change in the financial condition, ownership or operation of Engine Control Systems or the Company. If the bank deems that a material adverse change has occurred, the bank may terminate the Company’s right to borrow under the agreement and demand payment of all amounts outstanding under the agreement. As of March 31, 2009, the Company had failed to achieve two of the covenants under the bank loan agreement with Fifth Third Bank. The covenants that the Company failed to achieve are those related to the annualized EBITDA and the funded debt to EBITDA ratio for the Engine Control Systems subsidiary. The bank agreed to temporarily suspend its rights with respect to the breach of these two covenants under a Forbearance Agreement that expired on April 30, 2010.

The Company has $3.0 million of consideration due to the seller as part of the Applied Utility Systems acquisition. The consideration was due August 28, 2009 and accrues interest at 5.36%. At December 31, 2009 the Company had accrued $538,000 of unpaid interest. The Company is currently in arbitration with seller on payment of the consideration.

Long term debt at December 31, 2009 and 2008 is summarized as follows:

	2009	2008
	US $000	US $000

Line of credit	5,147	8,068
Consideration payable	3,000	3,000
Term loans	—	3,500
Cycad debt facility	—	3,300
Capital lease obligation	75	45

	8,222	17,913
Less current portion	(8,147)	(17,880)

	75	33

Annual scheduled principal payments of long-term debt are $8.1 million and $0.1 million for the years ended December 31, 2009 and 2012, respectively.

Notes to Consolidated Financial Statements — (Continued)

9.	Commitments and Contingencies

The Company leases certain equipment and facilities under operating leases that expire through December 2018. The Company recognizes its minimum lease payments, including escalation clauses, on a straight line basis over the minimum lease term of the lease. The gross amount of assets recorded under capital leases is $0.1 million. Future minimum lease payments under non-cancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2009 are:

	Capital leases	Operating leases
	US $000	US $000

Years ending December 31:
2010	35	1,261
2011	32	1,107
2012	12	1,049
2013	6	646
2014	—	641
Later years, through 2031	—	1,150

Total minimum lease payments	85	5,854

Less amount representing interest	(10)

Present value of net minimum capital lease payments	75

Rent expense during 2009 and 2008 totaled $1.5 million and $1.3 million, respectively.

10.	Severance Expense

The Company has taken actions to reduce its cost base beginning in 2008 and continuing into 2009. As a result of these actions, the Company has accrued severance costs, included in accrued expenses on the accompanying consolidated balance sheets, as follows:

US $000

Accrued severance at December 31, 2007	—
Accrued severance expense	234
Paid severance expense	(47)

Accrued severance at December 31, 2008	187
Accrued severance expense	1,429
Paid severance expense	(946)

Accrued severance at December 31, 2009	670

Notes to Consolidated Financial Statements — (Continued)

11.	Accrued Warranty

The Company accrues warranty upon shipment of its products. Accrued warranties are included in accrued expenses on the accompanying consolidated balance sheets. The accrued warranty is as follows:

US $000

Accrued warranty at December 31, 2007	237
Accrued warranty expense	130
Claims paid	(143)
Accrued warranty at December 31, 2008	224
Accrued warranty expense	372
Claims paid	(205)
Accrued warranty at December 31, 2009	391

12.	Income Taxes

(Loss) income from continuing operations before income taxes include the following components:

	2009	2008
	US $000	US $000

U.S.-based operations	(11,678)	(21,396)
Non U.S.-based operations	1,144	2,132

	(10,534)	(19,264)

Income tax expense (benefit) attributable to loss from continuing operations is summarized as follows:

	Current	Deferred	Total
	US $000	US $000	US $000

Year ended December 31, 2008:
U.S. Federal	(47)	—	(47)
State and local	56	—	56
Foreign	522	93	615

Total	531	93	624

Year ended December 31, 2009:
U.S. Federal	(560)	(258)	(818)
State and local	(150)	(70)	(220)
Foreign	1,021	(1,019)	2

Total	311	(1,347)	(1,036)

Notes to Consolidated Financial Statements — (Continued)

Income taxes attributable to loss from continuing operations differ from the amounts computed by applying the U.S. federal statutory rate of 34% to loss from continuing operations before income taxes as shown below:

	2009	2008
	US $000	US $000

Expected tax benefit	(3,582)	(6,550)
Net tax effects of:
State taxes, net of federal benefit	(643)	(1,374)
Research credits	(153)	(103)
Other	(245)	209
Change in deferred tax asset valuation allowance	3,587	8,442

	(1,036)	624

Deferred tax assets and liabilities consist of the following:

	2009	2008
	US $000	US $000

Deferred tax assets:
Research and development credits	3,895	3,758
Other credits	366	354
Operating loss carry forwards	34,509	27,727
Warrant expense	84	84
Inventories	601	960
Allowance for doubtful accounts	105	36
Depreciation	566	1,112
Deferred research and development expenses for income tax	6,882	8,557
Non-cash compensation	681	482
Other	3,800	3,264

Total gross deferred tax assets	51,489	46,334
Valuation allowance	(48,536)	(44,949)

Net deferred tax assets	2,953	1,385

Deferred tax liabilities:
Amortization	(2,749)	(2,030)
Other identifiable intangibles	(1,540)	(1,770)

Total gross deferred tax liabilities	(4,289)	(3,800)

Net deferred tax liabilities	(1,336)	(2,415)

The Company had approximately $89.8 million and $70.5 million of federal and state income tax net operating loss carry forwards at December 31, 2009, respectively. The federal and state income tax net operating loss carry forwards expire starting in 2017 and 2012, respectively.

In assessing the potential realization of deferred tax assets, consideration is given to whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. In addition, the utilization of net operating loss carry forwards may be limited due to restrictions imposed under applicable federal and state tax laws due to a change in ownership. Based upon the level of historical operating losses and future projections, management

Notes to Consolidated Financial Statements — (Continued)

believes it is more likely than not that the Company will not realize a significant portion of the deferred tax assets.

Future utilization of the net operating losses and credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations as required by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state limitations. The Company is in the process of performing a study to assess whether an ownership change has occurred that would materially impact the future utilization of the Company’s net operating losses and credits. The preliminary results do not indicate a material limitation has occurred with respect to any of the Company’s net operating losses and credits. A future change at the Company’s current market capitalization would severely limit the annual use of the net operating losses and credits and could result in the expiration of all or a portion of the net operating losses and credits prior to utilization.

The following changes occurred in the amount of Unrecognized Tax Benefits (including related interest and penalties) during the year:

US $000

Balance as of January 1, 2009	268
Additions for current year tax positions	127
Reductions for prior year tax positions	(34)

Balance as of December 31, 2009	361

As of December 31, 2009, the Company had $76,000 accrued for payment of interest and penalties related to unrecognized tax benefits.

The Company operates in multiple tax jurisdictions, both within and outside of the United States. The following tax years remain open to examination by the major domestic taxing jurisdictions to which we are subject:

Open Tax Years

United States — Federal	2006 - 2009
United States — State	2005 - 2009
Canada	2004 - 2009
Sweden	2008 - 2009

13.	Foreign Exchange

The Company has exposure to multiple currencies. The primary exposure is between the U.S. dollar, the Canadian dollar, the Euro and Swedish Krona. The Company recorded foreign exchange loss of $1.1 million and gain of $0.2 million in the years ended December 31, 2009 and 2008, respectively, included in other expense on the accompanying Consolidated Statements of Operations.

14.	Net Earnings per Share (EPS)

Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common shares and dilutive potential common shares. Diluted net loss per share excludes certain dilutive potential common shares outstanding, as their effect is anti-dilutive on loss from continuing operations. Dilutive potential common shares consist of employee stock options and other warrants that are convertible into the Company’s common stock.

Because the Company incurred losses in the years ended December 31, 2009 and 2008, the effect of dilutive securities totaling 9,045,558 and 9,782,000 equivalent shares, respectively, has been excluded in the

Notes to Consolidated Financial Statements — (Continued)

computation of net loss per share and net loss from continuing operations per share as their impact would be anti-dilutive.

15.	TCC Joint Venture

In February 2008, the Company entered into an agreement with Tanaka Kikinzoku Kogyo K.K. (TKK) to form a new joint venture company, TC Catalyst Incorporated (TCC), a Japanese corporation. The joint venture is part of the Catalyst division. The Company entered the joint venture in order to improve its presence in Japan and Asia and strengthen its business flow into the Asian market.

In December 2008, the Company agreed to sell and transfer specific heavy duty diesel catalyst technology and intellectual property to TKK for use in the defined territory for a total selling price of $7.5 million. TKK will provide that intellectual property to TCC on a royalty-free basis. The Company also sold shares in TCC to TKK reducing its ownership to 30%. $5.0 million of the sale was completed and recognized in 2008 with $2.5 million recognized in 2009.

In December 2009, the Company agreed to sell and transfer specific three-way catalyst and zero PGM patents to TKK for use in specific geographic regions. The patents were sold for $3.9 million. TKK paid the Company $1.9 million in 2009 and $2.0 million in the first quarter of 2010. As the Company had not delivered the technology as of December 31, 2009, the Company will recognize the sale of the patents in 2010. As part of the transaction, the Company also sold shares in TCC, bringing its ownership in the joint venture down to 5%. As the Company is contractually obligated to fund its portion of the losses of the joint venture based on its ownership percentage, the Company recognized a gain of $1.1 million during the year ended December 31, 2009 as a result of the decrease in ownership and the related decrease it its obligation to fund losses. The gain is included in other income.

The Company’s investment in TCC is accounted for using the equity method as the Company still has significant influence over TCC as a result of having a seat on TCC’s board. The Company’s share of the TCC net loss for the year ended December 31, 2009 was $1.3 million and TKK’s share is the balance. At December 31, 2009, the Company’s interest in the accumulated deficit of TCC is reflected as an accrued liability of $0.2 million as the Company is contractually obligated to fund its portion of the deficit. TCC operates with a March 31 fiscal year-end. Financial information for TCC as of and for the twelve months ended December 31, 2009 is as follows:

2009
US $000

Assets	6,928
Liabilities	10,980
Deficit	(4,052)
Net sales	745
Gross Margin	(213)
Net earnings	(4,379)

16.	Sale of Energy Systems Division

On October 1, 2009 the Company sold all significant assets of Applied Utility Systems, Inc., which comprised the Company’s Energy Systems division, for up to $10.0 million, including $8.6 million in cash and contingent consideration of $1.4 million. Of the contingent consideration, $0.5 million was contingent upon Applied Utility Systems being awarded certain projects and $0.9 million is retention against certain project and contract warranties and other obligations. The Company has not recognized any of the contingent consideration as of December 31, 2009 and will only do so if the contingencies are resolved favorably. The $0.5 million of contingent consideration that was contingent on the award of certain projects was not earned and is not likely to be paid. The income statement of the Energy Systems division is presented as discontinued

Notes to Consolidated Financial Statements — (Continued)

operations. Basic and diluted income from discontinued operations per share was $0.02 and loss from discontinued operations per share was $0.01 for the years ended December 31, 2009 and 2008, respectively. Revenue included within discontinued operations was $14.0 million and $10.4 million for the years ended December 31, 2009 and 2008, respectively.

17.	Related-party Transactions

In June 2008, the Company put in place a debt facility with Cycad Group, LLC (a significant shareholder of the Company) that would allow a one-time draw down of up to $3.3 million. To avoid any conflict of interest, Mr. K. Leonard Judson, officer of Cycad Group, LLC and Non-Executive Director of the Company, recused himself from all Board of Directors discussions and voting pertaining to the debt facility. Further details regarding the debt facility are disclosed in the long-term debt discussion in Note 8. Mr. Judson resigned from the Board of Directors of the Company in January 2009. The debt facility was repaid in full on October 1, 2009.

In October 2008, the Company’s Board of Directors unanimously adopted a resolution to waive the Non-Executive Directors’ right to receive, and the Company’s obligation to pay, any director fees with respect to participation in Board and Committee meetings and other matters with effect from July 1, 2008 and continuing thereafter until the Directors elect to adopt resolutions reinstating such fees. On May 1, 2009, the Directors adopted a resolution to reinstate the accrual of director fees effective January 1, 2009, with a payment schedule to be determined at a later date. As of December 31, 2009 an amount of $406,000 was accrued for Directors fees and was due and payable to the Directors.

18.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2009 are as follows:

US $000

Balance at December 31, 2007	7,753
Goodwill adjustments related to acquisition of Engine Control Systems	54
Tax valuation adjustment	(489)
Effect of translation adjustment	(999)

Balance at December 31, 2008	6,319
Sale of Energy Systems division	(2,600)
Effect of translation adjustment	504

Balance at December 31, 2009	4,223

Intangible assets as of December 31, 2009 and 2008 are summarized as follows:

	Useful Life	2009	2008
		US $000	US $000

Trade name	15-20 years	738	2,151
Non-compete agreement	3 years	—	111
Patents and know-how	5-10 years	3,792	4,919
Acquired contract work-in-progress	1.4 years	—	353
Customer relationships	8 years	1,206	1,094

		5,736	8,628
Less accumulated amortization		(1,291)	(2,142)

		4,445	6,486

Notes to Consolidated Financial Statements — (Continued)

Aggregate amortization for amortizable intangible assets, using the straight-line amortization method, for the years ended December 31, 2009 and 2008 was $0.8 million and $0.6 million, respectively. Estimated amortization expense for existing intangible assets for the next five years is $546,000 in each year.

19.	Legal Proceedings

In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Applied Utility Systems entered into a Consulting Agreement with M.N. Mansour, Inc. (“Mansour, Inc.”), pursuant to which Mansour, Inc. and Dr. M.N. Mansour (“Dr. Mansour”) agreed to perform consulting services for Applied Utility Systems. As further discussed in Note 16, the income statement of Applied Utility Systems is presented as discontinued operations. During February 2008, Applied Utility Systems terminated the Consulting Agreement for cause and alleged that Mansour, Inc. and Dr. Mansour had breached their obligations under the Consulting Agreement. The matter was submitted to binding arbitration in Los Angeles, California. The arbitration was held during February 2009. During May 2009 the Arbitrator rendered an Interim Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement and (c) excusing Mansour, Inc. from any obligation to repay to the Company any of the amounts previously paid to it under the Consulting Agreement. In the Interim Award, the Arbitrator requested that the parties schedule a date for a hearing on the award of attorneys’ fees and the correction of any aspects of the award, without rearguing the merits of the case. The Consulting Agreement provides that, on termination of the Consulting Agreement by the Company, Mansour, Inc. shall repay to the Company 75% of the amounts previously paid to it under the Consulting Agreement. The hearing was held on February 17, 2010. At the hearing, the Company sought the award of its attorneys’ fees and the correction of the award to require such payment by Mansour, Inc. The Arbitrator took the matter under submission and did not render a decision at the hearing. A final hearing on the award of attorneys’ fees is scheduled for May 10, 2010. Included in accrued liabilities at December 31, 2009, is an accrual for the consulting fees under this arrangement through the date of the interim award totaling $1.5 million. Should a final binding award be rendered on terms that are consistent with the interim award, the Company would reverse the accrued liability and record income from discontinued operations.

The Company has $3.0 million of consideration due to the seller under the Applied Utility Systems Asset Purchase Agreement dated August 28, 2006. The consideration was due August 28, 2009 and accrues interest at 5.36%. At December 31, 2009 the Company had accrued $538,000 of unpaid interest. The Company has not paid the foregoing amount. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. At this time, the Company intends to vigorously assert its claims against seller under the Asset Purchase Agreement and to defend against any action or arbitration by seller to collect on the consideration. The seller commenced an action in California Superior Court for collection of the consideration. Such action was dismissed by the court and the seller was directed to pursue any collection action through arbitration. Seller has commenced arbitration proceedings to collect the amounts payable under the consideration. Arbitration dates for this action have not been determined. This arbitration is in the preliminary stages and it is impossible to predict the outcome of the arbitration. Under the terms of the Fifth Third forbearance agreement described in Note 8, the Company is prohibited from making any payment to unsecured creditors, including seller, until the conditions of the forbearance agreement have been met.

In connection with the Company’s acquisition of the assets of Applied Utility Systems, Inc., Mansour, Inc. and Dr. Mansour entered into an Agreement Not to Compete pursuant to which they agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems, Inc. acquired by the Company. The Company believes that Mansour, Inc. and Dr. Mansour have breached their obligations under such Agreement and has commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. Mansour, Inc. and Dr. Mansour have demurred to the Complaint. A hearing on the demurrer is scheduled for May 10, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.

Notes to Consolidated Financial Statements — (Continued)

On September 30, 2008, Applied Utility Systems, Inc. (“AUS”), a former subsidiary of the Company, filed a complaint against Benz Air Engineering, Inc. (“Benz Air”). The complaint was amended on January 16, 2009, and asserts claims against Benz Air for breach of contract, common counts and slander. AUS seeks $183,000 in damages, plus interest, costs and applicable penalties. In response to the complaint, Benz Air filed a cross-complaint on November 17, 2008, which named both AUS and the Company as defendants. The cross-complaint asserts claims against AUS and the Company for breach of oral contract, breach of express warranty, breach of implied warranty, negligent misrepresentation and intentional misrepresentation and seeks not less than $300,000 in damages, plus interest, costs and punitive damages. The Company is unable to estimate any potential payment for punitive damages as they have not been quantified by Benz Air. The case is set for trial on June 14, 2010. The Company assumed the benefits and obligations of this claim when it sold AUS.

See Note 21 for subsequent events.

20.	Segment Reporting

The Company has two division segments based on the products it delivers:

Heavy Duty Diesel (HDD) Systems division — The HDD Systems division includes retrofit of legacy diesel fleets with emissions control systems and the emerging opportunity for new engine emissions controls for on- and off-road vehicles. In 2007, the Company acquired Engine Control Systems (ECS), an Ontario, Canada-based company focused on a variety of heavy duty vehicle applications. This environmental business segment specializes in the design and manufacture of verified exhaust emissions control solutions. Globally, the HDD Systems division offers a range of products for the OEM, aftermarket and retrofit markets in order to reduce exhaust emissions created by on-road, off-road and stationary diesel, gasoline and alternative fuel engines including propane and natural gas. The retrofit market in the U.S. is driven in particular by state and municipal environmental regulations and incentive funding for voluntary early compliance. The HDD Systems division derives significant revenues from retrofit with a portfolio of solutions verified by the California Air Resources Board and the United States Environmental Protection Agency.

Catalyst division — The Catalyst division is the original part of the Catalytic Solutions (CSI) business behind the Company’s proprietary Mixed Phase Catalyst (MPC®) technology enabling the Company to produce catalyst formulations for gasoline, diesel and natural gas induced emissions that offer performance, proven durability and cost effectiveness for multiple markets and a wide range of applications. A family of unique catalysts has been developed — with base-metals or low platinum group metal (PGM) and zero-PGM content — to provide increased catalytic function and value for technology-driven automotive industry customers.

Corporate — The Corporate office includes cost for personnel, insurance and public company expenses such as legal, audit and taxes that are not allocated down to the operating divisions. During 2009, the Company changed its internal reporting to the Company’s chief operational decision makers to report corporate expenses separately from the Catalyst division. The 2008 data has been restated to reflect this change.

Discontinued operations — In 2006, the Company purchased Applied Utility Systems, Inc., a provider of cost-effective, engineered solutions for the clean and efficient utilization of fossil fuels. Applied Utility Systems, referred to as the Company’s Energy Systems division, provided emissions control and energy systems solutions for industrial and utility boilers, process heaters, gas turbines and generation sets used largely by major utilities, industrial process plants, OEMs, refineries, food processors, product manufacturers and universities. The Energy Systems division delivered integrated systems built for customers’ specific combustion processes. As discussed in Note 16, this division was sold on October 1, 2009.

Notes to Consolidated Financial Statements — (Continued)

Summarized financial information for our reportable segments as of, and for the years ended December 31, 2009 and 2008 is shown in the following table:

	2009	2008
	US $000	US $000

Net sales
HDD Systems	25,916	27,126
Catalyst	25,074	26,311
Corporate	—	—
Eliminations(1)	(476)	(874)

Total	50,514	52,563

Income (loss) from operations
HDD Systems	1,942	1,923
Catalyst(2)	(5,730)	(14,146)
Corporate	(4,169)	(4,440)

Total	(7,957)	(16,663)

Depreciation and amortization
HDD Systems	1,143	1,061
Catalyst	251	1,951
Corporate	—	—

Total	1,394	3,012

Total assets
HDD Systems	28,181	26,357
Catalyst	29,231	43,635
Discontinued operations	532	11,537
Eliminations	(27,701)	(31,815)

Total	30,243	49,714

Capital expenditures
HDD Systems	294	526
Catalyst	335	1,370
Corporate	—	—

Total	629	1,896

(1)	Elimination of Catalyst revenue related to sales to HDD Systems.

(2)	Included in Catalyst operating income (loss) in 2008 are impairment losses of $4.9 million (see Note 5).

Interest expense for HDD Systems was $0.3 million and $0.6 million for 2009 and 2008, respectively, and interest expense for Catalyst was $2.0 million and $1.7 million for 2009 and 2008, respectively.

Notes to Consolidated Financial Statements — (Continued)

Net sales by geographic region based on location of sales organization for the years ended December 31, 2009 and 2008 is shown in the following table:

	2009	2008
	US $000	US $000

United States	27,671	29,721
Canada	18,247	13,250
Europe	4,596	9,592

Total	50,514	52,563

Net fixed assets and net assets by geographic region as of December 31, 2009 and 2008 are shown in the following table:

	Net Fixed Assets		Net Assets
	2009	2008	2009	2008
	US $000	US $000	US $000	US $000

United States	1,316	1,533	10,333	31,299
Canada	1,313	1,043	16,016	14,507
Europe	268	306	3,894	3,908

Total	2,897	2,882	30,243	49,714

21.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 5, 2010, the date at which the financial statements were originally issued. Upon the inclusion of the financial statements in an S-4 filing of Clean Diesel Technologies, Inc., the Company considered disclosures of additional matters through the date of filing on May 14, 2010.

In the arbitration with Dr. Mansour on the consulting services contract, the Arbitrator has rendered a Final Award (a) finding that the Consulting Agreement was properly terminated by the Company on February 27, 2008, (b) excusing the Company from any obligation to make any further payments under the Consulting Agreement, (c) obligating Mansour, Inc. to pay the Company an amount equal to 75% of all amounts paid to Mansour Inc. by the Company under the Consulting Agreement, and (d) awarding the Company attorney’s fees in the amount of $450,000, resulting in a total award of approximately $1.2 million. The Company has initiated action to enter a judgment pursuant to the award and Mansour, Inc. has petitioned the court to set aside the award, which matters are scheduled for hearing on August 2, 2010. Included in accrued liabilities at December 31, 2009, is an accrual for the consulting fees under this arrangement through the date of the interim award totaling $1.5 million. The Company will reverse such liability and record an associated gain from discontinued operations when the court affirms the award and the Company is legally released from its liability.

The Company continues the initial stages of the arbitration on the $3.0 million of consideration due to the seller of Applied Utility Systems. Seller has commenced arbitration proceedings to collect the foregoing amount and the amount of any earn-out payable under the Asset Purchase Agreement. The Asset Purchase Agreement provides that the Company would pay the seller an earn-out amount based on the revenues and net profits from the operation of the acquired business of Applied Utility Systems. The earn-out was potentially payable over a period of ten years beginning January 1, 2009. The Company has not paid any earn-out amount for the fiscal year ended December 31, 2009. The assets of the business were sold on October 1, 2009 and the Company believes that it has no obligation to pay any earn-out for any period post the sale of the business. The seller commenced an action in California Superior Court to compel arbitration regarding the consideration which was due in August 2009. Such action was stayed by the court and the seller was directed to pursue any collection action through arbitration. The seller has commenced arbitration proceedings to collect the

Notes to Consolidated Financial Statements — (Continued)

consideration which was due in August 2009 and any earn-out amounts payable under the Asset Purchase Agreement. The earn-out requested under the proceedings is $21 million, which is the maximum earnable over the ten year period of the earn-out defined in the Asset Purchase Agreement. The Company has certain claims against the seller under the terms of the Asset Purchase Agreement. While the arbitration is in the preliminary stages and it is not possible to predict the outcome of the arbitration, the Company intends to vigorously assert its claims against the seller under the Asset Purchase Agreement and to defend against any action or arbitration by the seller to collect on the consideration and earn-out. The Company believes the outcome of these matters will not exceed the liabilities recorded as of December 31, 2009. In connection with the arbitration proceedings, the seller sought a writ of attachment with respect to the foregoing amounts. The Company intends to vigorously oppose the granting of any writ of attachment. Arbitration dates for this action have not been determined. This arbitration is in the preliminary stages and it is impossible to predict the outcome of the arbitration. Under the terms of the Fifth Third forbearance agreement described in Note 8, the Company is prohibited from making any payment to unsecured creditors, including seller, until the conditions of the forbearance agreement have been met.

In connection with the Company’s acquisition of the assets of Applied Utility Systems, the seller entered into an agreement not to compete pursuant to which he agreed to refrain from taking certain actions that would be competitive with the business of Applied Utility Systems. The Company believes that the seller has breached his obligations under the agreement not to compete and on November 19, 2009 commenced suit in California Superior Court for Orange County, California, to enjoin any continuing breaches and to recover damages for the alleged breaches. The seller has demurred to the complaint. A hearing on the demurrer was held on May 10, 2010, at which hearing the court granted the demur but permitted the Company to file an amended complaint. The Company has filed an amended complaint and a further demurrer hearing is scheduled for July 26, 2010. The suit is in the preliminary stages and it is not possible to predict the outcome of the suit.

On May 13, 2010, the Company agreed to a Merger Agreement with Clean Diesel Technologies, Inc. (CDTI) whereby all outstanding shares of the Company would be exchanged for shares of CDTI and the Company will become a wholly-owned subsidiary of CDTI. The Merger Agreement is subject to approval by the shareholders of both the Company and CDTI and other conditions precedent prior to closing. The Company expects that the transaction will be accounted for as a reverse merger whereby the Company would be considered the acquirer for accounting purposes.

Annex A

Amended

AGREEMENT AND PLAN OF MERGER

Among

CLEAN DIESEL TECHNOLOGIES, INC.,

CDTI MERGER SUB, INC.

And

CATALYTIC SOLUTIONS, INC.

Dated as of May 13, 2010

Exhibits

Exhibit A	Definitions
Exhibit B-1	Form of Company Warrant
Exhibit B-2	Form of Parent Warrant
Exhibit B-3	Form of Company Advisor Warrant

AMENDED AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 13, 2010 (this “Agreement”), is among Clean Diesel Technologies, Inc., a Delaware corporation (the “Parent”), CDTI Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Catalytic Solutions, Inc., a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Boards of Directors of each of Parent, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company would be advisable and fair to, and in the best interests of, their respective shareholders and (ii) approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (the “CGCL”).

B. For U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and hereby is, adopted as a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, on the Closing Date, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the CGCL.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted hereunder) of all of the conditions set forth in Article VII of this Agreement, other than those conditions that by their nature cannot be satisfied until the Closing (but subject to the satisfaction of those conditions at the Closing), at the offices of Reed Smith LLP, 101 Second Street, San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3  Effective Time.  Concurrently with the Closing, the parties hereto shall file an agreement of merger consistent with*  this Agreement together with the related officers’ certificates required by Section 1103 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California (the “Secretary of State”). The parties hereto shall make all other filings, recordings or publications required by the CGCL in connection with the Merger. The Merger shall become effective at the time specified in the Certificate of Merger (the time at which the Merger becomes effective being the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in Section 1107 of the CGCL. From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

*  As amended by Letter Agreement, dated as of September 14, 2010.

Section 1.5  Articles of Incorporation and By-Laws.

(a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to reflect the terms of the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that Article I thereof shall provide that the name of the Surviving Corporation shall be “Catalytic Solutions, Inc.”), until duly amended as provided therein or by applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

Section 1.6  Directors and Officers.  From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of the Company serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1  Effect on Common Stock of the Company.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (specifically including any Merger Related Company Stock, but excluding any Dissenting Shares), shall be converted into

(a) a number of shares of Parent’s common stock, $0.01 par value (“Parent Common Stock”), equal to the quotient obtained by dividing (i) the Aggregate Class A Consideration by (ii) the number of Outstanding CSI Shares; and

(b) Company Warrants to acquire a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) 3,000,000 by (ii) the number of Outstanding CSI Shares.

The shares of Parent Common Stock referred to in clause (a) and the Company Warrants referred to in clause (b) of this Section 2.1 are sometimes collectively referred to as the “Class A Merger Consideration.”

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company, each share of the Company’s Class B common stock, no par value (“Company Class B Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) the Aggregate Class B Consideration by (ii) the number of Outstanding Company Class B Shares (the “Class B Merger Consideration” and, together with the Class A Merger Consideration, the “Merger Consideration”).

As used in this Section 2.1,

“Adjusted Ratio” means the quotient obtained by dividing (i) the CSI Percentage by (ii) the CDTI Percentage; provided that in no event shall the Adjusted Ratio exceed 9.0 or be less than 0.923077.

“Aggregate Class A Consideration” means the difference obtained by subtracting (a) the Aggregate Class B Consideration from (b) the Aggregate CSI Stock Consideration.

“Aggregate Class B Consideration” means that portion of the Aggregate CSI Stock Consideration that, pursuant to the terms of the Company Convertible Notes, is to be allocated to the holders of the Outstanding Company Class B Shares upon the consummation of the Merger.

“Aggregate CSI Stock Consideration” means (x) the product of (A) the Outstanding CDTI Shares and (B) the Adjusted Ratio minus (y) the number of shares of Company Advisor Parent Common Stock.

“CDTI Percentage” means 40 minus the CDTI Percentage Penalty, if any, plus the CSI Percentage Penalty, if any.

“CDTI Percentage Penalty” means the quotient obtained, rounded downward to the next whole integer, by dividing the amount by which the Parent Cash Position is less than $4,500,000, by $116,666.66. For example, if the Parent Cash Position is $4,300,000, the CDTI Percentage Penalty would be 1 ($200,000 divided by $116,666.66, or 1.7143, rounded downward to the next whole integer, or 1).

“Company Advisor” means Allen & Co., the Company’s Financial Advisor with respect to the Merger and the Company Financing.

“Company Advisor Parent Common Stock” means the 1,000,000 shares of Parent Common Stock being issued to the Company Advisor at the Effective Time (before giving effect to the Reverse Stock Split) pursuant to Section 2.10; provided, however, that the aforesaid 1,000,000 number assumes an Adjusted Ratio of 1.5, and, in the event that the Adjusted Ratio is greater or less than 1.5, the number of shares of Company Advisor Parent Common Stock shall be increased (if the Adjusted Ratio is greater than 1.5) or decreased (if the Adjusted Ratio is less than 1.5) by the same proportion that the Aggregate Class A Consideration will be increased or decreased by such difference.

“Company Advisor Warrants” means warrants to acquire up to 1,000,000 shares of Parent Common Stock (before giving effect to the Reverse Stock Split) that may be issued to the Company’s investment banker in connection with the Merger or the Company Financing, which warrants shall be in the form of Exhibit B-3 hereto.

“Company Common Stock” means the Company’s common stock, no par value, as it may be redesignated as Class A common stock prior to the Effective Time.

“Company Convertible Notes” means an aggregate of $4,000,000 of the Company’s secured convertible notes that shall have been issued prior to the Effective Time in connection with the Company Financing.

“Company Warrants” means warrants substantially in the form set forth in Exhibit B-1, to acquire shares of Parent Common Stock.

“CSI Percentage” means 60 minus the CSI Percentage Penalty, if any, plus the CDTI Percentage Penalty, if any.

“CSI Percentage Penalty” means the quotient obtained, rounded downward to the next whole integer, by dividing the amount by which the Company Cash Position is less than $2,000,000 (if the Company Cash Position is less than $2,000,000), by $166,666.66. For example, if the Company Cash Position is $1,800,000, the CSI Percentage Penalty would be 1 ($200,000 divided by $166,666.66, or 1.2, rounded downward to the next whole integer, or 1).

“Merger Related Company Stock” means shares of Company Common Stock issued by the Company in connection with the Merger, including, inter alia, any shares of Company Common Stock issued upon exercise or conversion of any securities that may be issued in connection with the Company Financing other than

Company Class B Stock. Merger Related Company stock does not include Company Warrants or Company Advisor Warrants or any securities that may be issued upon exercise of the Company Warrants or Company Advisor Warrants.

“Outstanding CDTI Shares” means the number of shares of Parent Common Stock that are issued and outstanding immediately preceding the Effective Time after giving effect to the Reverse Stock Split and specifically including (a) any Parent Common Stock that was issued or that is issuable upon exercise or conversion of any securities that may be issued in connection with the Parent Financing and (b) any Parent Common Stock that was issued or that is issuable upon the exercise of warrants or other securities that may be issued to the Parent’s investment banker in connection with either the Parent Financing or the Merger, but, notwithstanding the foregoing, shall not include the Parent Warrants or the 1,000,000 shares of Parent Common Stock that may be issued upon exercise thereof.

“Outstanding Company Class B Shares” means the number of shares of Company Class B Stock that are issued and outstanding immediately preceding the Effective Time.

“Outstanding CSI Shares” means the number of shares of Company Common Stock that are issued and outstanding immediately preceding the Effective Time and specifically including (a) any Company Common Stock that was issued or that is issuable upon exercise or conversion of any securities that may be issued in connection with the Company Financing and (b) any Company Common Stock that was issued or that is issuable upon the exercise of (x) the Cycad Warrants or (y) warrants or other securities that may be issued to the Company’s investment banker in connection with either the Company Financing or the Merger, but, notwithstanding the foregoing, shall not include the Company Warrants or the Company Advisor Warrants. For purposes of clarification, the Company Class B Stock is not included within the Outstanding CSI Shares.

“Parent Financing” means Parent’s financing for a number of shares of Parent Common Stock with an aggregate value of $1,000,000 and the related issuance of the Parent Warrants.

“Parent Warrants” means warrants, substantially in the form set forth in Exhibit B-2, to acquire up to 1,000,000 shares of Parent Common Stock(before giving effect to the Reverse Stock Split) that may be issued in connection with the Parent Financing.

The Merger Consideration shall be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split (including the Reverse Stock Split), reclassification, recapitalization, consolidation, exchange or like change with respect to Parent Common Stock or Company Common Stock or any extraordinary dividend or distribution with respect to Parent Common Stock, in each case, occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

Section 2.2  Determination of Cash Position.

(a) Company Cash Position.

(i) No later than the first to occur of (i) July 6, 2010 and (ii) seven (7) Business Days prior to the relevant stockholders meeting, the Company will cause to be prepared and delivered to Parent a good faith estimate of the Company Cash Position. The Company’s estimate of Company Cash Position shall (A) accurately reflect the Company Cash Position as of June 30, 2010, (B) be based upon balance sheet line items and accounts of the Company calculated in accordance with U.S. GAAP applied consistently with respect to the accounting policies, practices and procedures used in the preparation of the Company Balance Sheet and (C) otherwise be prepared in accordance with this Agreement.

(ii) If Parent disagrees in good faith with any item within the Company’s estimate of Company Cash Position delivered pursuant to Section 2.2(a)(i), Parent may, within two (2) Business Days after delivery of the documents referred to in Section 2.2(a)(i), deliver a notice to the Company setting forth, in reasonable detail and to the extent practicable, each item or amount so disputed by Parent, Parent’s calculation of such item or amount and Parent’s good faith estimate of Company Cash Position (“Uncontested Company Cash Position”). Upon delivery of any such notice, Parent shall be deemed to have agreed with all other items and amounts set forth in the estimate of Company Cash Position delivered pursuant to Section 2.2(a)(i) that are not specifically the subject of dispute in any notice delivered by Parent as provided above.

(iii) If Parent disagrees in good faith with the Company’s estimate of Company Cash Position, Parent and the Company shall, during the period between the delivery of such estimate and ending three (3) Business Days thereafter, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Company Cash Position. If, during such period, Parent and the Company are unable to reach such agreement, and if the Uncontested Company Cash Position is less than $2,000,000, then not later than one Business Day thereafter, Parent may deliver to the Company written notice of Parent’s election to invoke the Dispute Resolution Procedure.

(b) Parent Cash Position.

(i) No later than the first to occur of (i) July 6, 2010 and (ii) seven (7) Business Days prior to the Parent Meeting, Parent will cause to be prepared and delivered to the Company a good faith estimate of Parent Cash Position. The Parent’s estimate of Parent Cash Position shall (A) accurately reflect Parent Cash Position as of June 30, 2010, (B) be based upon balance sheet line items and accounts of Parent calculated in accordance with U.S. GAAP applied consistently with respect to the accounting policies, practices and procedures used in the preparation of Parent Balance Sheet and (C) otherwise be prepared in accordance with this Agreement.

(ii) If the Company disagrees in good faith with any item within Parent’s estimate of Parent Cash Position delivered pursuant to Section 2.2(b)(i), the Company may, within two (2) Business Days after delivery of the documents referred to in Section 2.2(b)(i), deliver a notice to Parent setting forth, in reasonable detail and to the extent practicable, each item or amount so disputed by the Company, the Company’s calculation of such item or amount and the Company’s good faith estimate of Parent Cash Position (“Uncontested Parent Cash Position”). Upon delivery of any such notice, the Company shall be deemed to have agreed with all other items and amounts set forth in the estimate of Parent Cash Position delivered pursuant to Section 2.2(b)(i) that are not specifically the subject of dispute in any notice delivered by the Company as provided above.

(iii) If the Company disagrees in good faith with Parent’s estimate of Parent Cash Position, the Company and Parent shall, during the period between the delivery of such estimate and ending three (3) Business Days thereafter, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine Parent Cash Position. If, during such period, the Company and Parent are unable to reach such agreement, and if the Uncontested Parent Cash Position is less than $4,500,000, then not later than one Business Day thereafter, the Company may deliver to Parent written notice of the Company’s election to invoke the Dispute Resolution Procedure.

(c) Mediator.  Not later than thirty (30) days after the date of this Agreement, Parent and the Company shall jointly select an independent auditor (the “Mediator”) to resolve any disagreements that may arise as to the method of calculation or amount of Company Cash Position or Parent Cash Position, as the case may be, in the event that Parent elects under Section 2.2(a)(iii) or the Company elects under Section 2.2(b)(iii) to invoke its right to have the dispute resolved in the manner set forth in this Section 2.2(c) (the “Dispute Resolution Procedure”). If the Company or Parent shall have timely given notice of its or their election to invoke the Dispute Resolution Procedure, each of the Company and Parent shall promptly but in no event less than two business days deliver to the Mediator the work papers and back-up materials used in preparing its estimate of Company Cash Position or Parent Cash Position, as the case may be. The Company and Parent shall be afforded the opportunity to present to the Mediator any material related to the unresolved disputes and to discuss the issues with the Mediator; provided, however, that no such presentation or discussion shall occur without the presence of a representative of each of the Company and Parent. The determination of the Mediator shall be limited to the disagreements submitted to the Mediator. The determination by the Mediator as to any disputed amounts used in the computation of Company Cash Position or Parent Cash Position, as the case may be, shall be deemed to have been finally determined for purposes of this Agreement. The finally determined amounts shall be considered along with the previously agreed upon amounts in the final determination , and shall represent, the Company Cash Position or the Parent Cash Position, as the case may be, for purposes of this Agreement.

(d) Effect of Invoking Dispute Resolution Procedure.  If the Closing is delayed as a result of either party invoking the Dispute Resolution Procedure, (i) the Parties shall not be entitled to rely upon Section 7.2(a) or 7.3(a), as the case may be, with respect to any circumstance or event occurring from and after the originally anticipated Closing Date, and (ii) the date set forth in Section 8.1(c) shall be automatically amended and extended to that date which is five (5) Business Days subsequent to the date on which the Dispute Resolution Procedure shall have concluded.

Section 2.3  No Fractional Shares; Treasury Stock and Parent-Owned Company Common Stock.

(a) Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Parent Closing Share Price, rounded up or down to the nearest $0.01. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(b) Notwithstanding any other provision of this Agreement, all shares of Company Common Stock that are (i) held by the Company as treasury shares or (ii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

Section 2.4  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 1300(b) of the CGCL have been satisfied, shares of Company Common Stock that were outstanding on the date for the determination of shareholders entitled to vote on the Merger and that were voted against the Merger and the holders of which have demanded that the Company purchase such shares at their fair market value in accordance with Section 1301 of the CGCL and have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to have the Company purchase such shares for cash under the CGCL (the “Dissenting Shares”) shall not be converted into the Merger Consideration, but, instead, the holders thereof shall be entitled to have their shares purchased by the Company for cash at the fair market value of such Company Dissenting Shares as agreed upon or determined in accordance with the provisions of Section 1300 et seq. of the CGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to payment under the CGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time of the Merger, into the Merger Consideration set forth in Section 2.1 hereof, without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any demands pursuant to Section 1300 et seq. of the CGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands under Section 1300 et seq. of the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 2.5  Treatment of Options and Other Equity-Based Awards.

(a) During the thirty (30) day period prior to the Closing, each holder of outstanding options to purchase shares of Company Common Stock granted under the Company’s 1997 Stock Option Plan (the “1997 Plan”), whether or not then vested or exercisable by its terms, shall have the opportunity to exercise his or her Company Stock Options as provided in the 1997 Plan upon payment of the exercise price in accordance with the terms of the 1997 Plan. As provided in the 1997 Plan, such Company Stock Option exercises shall be deemed effective as of immediately prior to, and conditioned upon, the occurrence of the Closing. All written communications distributed generally to employees by or on behalf of the Company regarding such exercises will be mutually acceptable to Parent and the Company. Each outstanding Company Stock Option granted under the 1997 Plan that is not exercised prior to the Closing in accordance with this Section 2.5 shall expire, effective immediately prior to and conditioned upon the occurrence of to the Closing and no consideration shall be paid therefor.

(b) In respect of outstanding options to purchase shares of Company Common Stock granted under the Company’s 2006 Equity Compensation Plan (the “2006 Plan” and, together with the 1997 Plan, the “Company Stock Plans”), prior to the Closing, the Company shall obtain the consent of each of the Company’s directors and executive officers who has options outstanding under the 2006 Plan and will use commercially reasonable efforts to obtain the consent of the holder of any option, grant or other right thereunder to the termination of such option, grant or other right (each being sometimes referred to as a “2006 Plan Award”) as of the Effective Time and to terminate the 2006 Plan. Any 2006 Plan Award that shall not have been terminated prior to the Closing shall remain outstanding and exercisable in accordance with its terms, provided that the Surviving Corporation and Parent shall use commercially reasonable efforts to settle in cash any purported exercise of a 2006 Plan Award that may occur following the Closing.

(c) Each share of restricted stock granted under the Company Stock Plans that is outstanding immediately prior to the Closing shall automatically vest and be settled in Company Common Stock effective as of, and conditioned upon, the occurrence of the Closing and converted in accordance with Section 2.1.

(d) Effective on the Closing, each of the Company Stock Plans shall be terminated in accordance with their respective terms.

(e) In connection with the termination of the Company Stock Plans, following the Effective Time, no holder of Company Stock Options or any participant in or beneficiary of the Company Stock Plans, will have any right to acquire or receive any equity securities of the Surviving Corporation or any Subsidiary thereof or any consideration other than as contemplated pursuant to this Section 2.5.

Section 2.6  Treatment of Outstanding Warrants of the Company.  From and after the Effective Time, Parent shall assume the Company’s obligations under the Cycad Warrants and the Capital Works Warrants in accordance with the terms thereof, including without limitation the obligation to deliver, upon exercise of such warrant, the number of shares of Parent Common Stock that the holder would have received is such warrant had been exercised for Company Common Stock immediately prior to the merger. The Company will commercially reasonable efforts to obtain the consent of the holder of the SVB Warrants to (a) a cancellation of the SVB Warrants or (b) an assumption of the Company’s obligations thereunder in the manner referred to in the prior sentence.

Section 2.7  Exchange Agent.  Parent shall appoint an agent (the “Exchange Agent”), for the purpose of exchanging certificates that immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Company Certificates”) for the Merger Consideration. At or promptly after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the Company Warrants and an estimated amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock and the Company Warrants, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

Section 2.8  Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing the shares of Parent Common Stock, certificates representing Company Warrants and cash in lieu of fractional shares of Parent Common Stock, if any, into which the shares of Company Common Stock represented by such Company Certificate or Company Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Company Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Parent Common Stock (if any) and a certificate representing the Company Warrants (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article II, a check representing the amount of cash (if any) payable in lieu of fractional shares of Parent Common Stock that such former holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this Article II, and any dividends or other distributions to which such holder shall have become entitled, and the Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(b) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with this Article II.  After the surrender of a Company Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and that theretofore had become payable with respect to whole shares of Parent Common Stock represented by such Company Certificate.

(c) If any certificate representing shares of Parent Common Stock or Company Warrants is to be issued in the name of a person other than the registered holder of the Company Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented for transfer to Parent, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve months after the Effective Time shall be paid, at the request of Parent, to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock held by such shareholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g) Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

Section 2.9  Capital Stock of Merger Sub.  No shares of Merger Sub stock will be issued directly or indirectly in the Merger. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share of the Surviving Corporation.

Section 2.10  Payment of Investment Banking Fee.  Immediately subsequent to the Effective Time, Parent will, on behalf of Company, pay the Company’s investment banking fee incurred to the Company Advisor in connection with the Merger and the Company Financing by issuing to the Company Advisor (a) the Company Advisor Parent Common Stock, and (b) the Company Advisor Warrants. Such payment will be conditioned upon the Company Advisor signing mutually agreeable documentation confirming that such payment satisfies all obligations of Parent and Company to said firm arising out of the Merger and the Company Financing and making appropriate and customary private placement representations to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Company Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization.  The Company (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of California, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its articles of incorporation and by-laws and all the amendments thereto, as currently in effect.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 148,500,000 shares of Company Common Stock. As of April 30, 2010, (i) 69,761,902 shares of Company Common Stock were issued and outstanding, (ii) 4,196,027 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, (iii) 60,000 shares of Company Common Stock were issued and outstanding pursuant to restricted stock awards under the 2006 Plan, (iv) an additional 1,752,373 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, (v) 4,405,615 shares of Company Common Stock were reserved for issuance pursuant to outstanding warrants, and (vi) 0 shares of Company Common Stock were reserved for issuance in connection with the Company Financing. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to

grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company, or to vote or to dispose of any shares of capital stock of the Company.

(b) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of the Company any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 3.3  Subsidiaries.

(a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all amendments thereto, as currently in effect.

(b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of the Company.

(c) Section 3.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth on Section 3.3(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 3.4  Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.5  Consents and Approvals; No Violations.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the agreements of, and obligations under, this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (ii) the filing of the Certificate of Merger or other documents as required by the CGCL, (iii) any filings or notices required under the rules and regulations of the AIM, and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications that, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(b) Subject to the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock, and except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, undertaking or other binding obligation, whether written or oral (a “Contract”), to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6  Books and Records.  The Company’s and its Subsidiaries’ books, accounts and records are, and have been, in all material respects, maintained in the Company’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with accounting principles generally accepted in the United States (“US GAAP”), as applicable, and all material transactions to which the Company or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 3.7  AIM-Related Matters; Financial Statements.

(a) The Company has complied in all material respects with the requirements of the AIM Rules for Companies as promulgated by the London Stock Exchange plc from time to time relating to notification (as such term is referred to therein). Complete copies of all notifications made by the Company since the admission of its shares to trading on AIM together with its annual report and accounts published since such date (collectively, the “Company’s AIM Reports”) are available on the Company’s website or have been provided to Parent. Except as is set forth in the Company’s AIM Reports or Section 3.7(a) of the Company Disclosure Schedule, the Company does not have knowledge of any current fact that has specific application to the Company (other than general economic or industry conditions) and that may materially and adversely affect the assets, business, financial condition or results of operations of the Company.

(b) The Company has delivered to Parent true and complete copies of the following financial statements and related materials, which are attached as Section 3.7(b) of the Company Disclosure Schedule audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and December 31, 2008 and the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2009 and December 31, 2008, together with all related notes and schedules thereto (collectively, the “Company Financial Statements”), accompanied by the reports thereon of the Company by KPMG LLP. The Company has delivered or made available to Parent true and complete copies of all management letters and other correspondence received from the Company’s independent auditors since January 1, 2008 relating to the foregoing financial statements, accounting controls of the Company and all related matters. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009, together with all related notes and schedules thereto, is herein referred to as the “Company Balance Sheet.” Each of the Company Financial Statements (x) is accurate, complete and consistent with the books and records of the Company and its Subsidiaries for the time therein presented; (y) has been prepared in conformity with US GAAP on a basis consistent with prior accounting periods; and (z) fairly presents the consolidated financial position, results of operations and changes in financial position of the Company and its Subsidiaries as of the dates and for the periods indicated therein.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (accrued, absolute, contingent or otherwise), whether known or unknown, except for any liabilities or obligations (i) that are fully reflected or reserved against in the Company Balance Sheet, or are not otherwise required to be reflected or reserved against in the Company Balance Sheet under US GAAP, (ii) that will be transaction expenses, or (iii) that are or were incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice, that were for capital expenditures and are set forth in Section 3.7(c) of the Company Disclosure Schedule or that otherwise do not exceed $50,000 individually or $100,000 in the aggregate. Except as disclosed in the Company Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Section 3.7(c) of the Company Disclosure Schedule sets forth (i) all indebtedness and other similar obligations to the Company or its Subsidiaries of the shareholders, directors, officers or employees of each of the Company and its Subsidiaries, or any of their respective Affiliates, together with all amounts owed by such Persons in respect thereof; and (ii) all outstanding liabilities of each of the Company and its Subsidiaries with respect to any of their current or former shareholders, directors, officers, employees or consultants, or any of their respective Affiliates (other than ordinary course liabilities relating to salary and compensation for the current pay period, reimbursement of travel expenses, and director and officer indemnity agreements otherwise made available to Parent).

(d) Section 3.7(d) of the Company Disclosure Schedule sets forth all outstanding Debt as of the date of this Agreement, in the aggregate and with respect to each Person entitled to payment of a portion of such Debt (with reference to the Contract pursuant to which such Debt is owed).

(e) Except as set forth in Section 3.7(e) of the Company Disclosure Schedule, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the Company’s and its Subsidiaries’ obligations are satisfied in a timely manner and as required under the terms of any Contract. The Company has no unremedied significant deficiencies or material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act). Except as otherwise disclosed in the Company Financial Statements or as required by US GAAP, the Company has not made any material change in any method of accounting, accounting practice or policy or any internal control over financial reporting since January 1, 2008.

(f) Neither the Company nor any of its Subsidiaries has identified any incident of fraud since July 1, 2008 that involves any current or former directors, officers or employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(g) Section 3.7(g) of the Company Disclosure Schedule lists all services currently being performed, or that have been performed within the last three fiscal years, by KPMG LLP for the Company and any persons currently employed by the Company in any accounting or finance function or position that were employed by KPMG LLP during the previous three fiscal years.

(h) The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2008 and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since January 1, 2008.

Section 3.8  Absence of Company Material Adverse Effect.  Since January 1, 2010 through the date hereof, there have not been any events that have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9  Employees; Employee Benefit Plans.

(a) Each (i) “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)) (an “ERISA Employee Benefit Plan”) and (ii) stock purchase, stock incentive, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether written or not, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) under which, in either case of clause (i) or (ii), (x) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and that are, or within the past eighteen (18) months have been, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (y) under which the Company or any of its ERISA Affiliates has any present or future liability shall be collectively referred to as the “Company Plans.” Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of all Company Plans, other than those Company Plans that are for the benefit of only one individual (e.g., individuals’ employment agreements).

(b) With respect to each material Company Plan, the Company has delivered to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; and (ii) the most recent determination letter, if applicable.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; and (iii) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury.

(d) Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(e) No Company Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), and no Company Plan is subject to Title IV of ERISA.

(f) With respect to any Company Plan, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the

Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of the Company, threatened.

(g) Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, no material Company Plan exists that would reasonably be expected to (i) result in the payment to any present or former Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits to any present or former Company Employee or (iii) require the funding of any trust for the benefit of any present or former Company Employee, in each case as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). There is no Company Plan that, individually or collectively, would reasonably be expected to give, or that has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G in connection with the transactions contemplated under this Agreement.

(h) No communication, disclosure or representation has been made to any current or former employee of the Company (or any beneficiary or dependent thereof) that, at the time made, did not accurately reflect the material terms and operations of any material Company Plan.

(i) With respect to each material Company Plan, all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Company Balance Sheet or with respect to accruals properly made after the date of the Company Balance Sheet, on the books and records of the Company and/or its Subsidiaries. Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, there is no material unfunded Liability relating to any Company Plan that is not reflected on the Company Balance Sheet or with respect to accruals properly made after the date of the Company Balance Sheet, on the books and records of the Company and/or its Subsidiaries.

(j) For purposes of this Agreement, “ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that is under common control with the Company or Parent, as applicable, pursuant to section 414(b) and (c) of the Code.

Section 3.10  Labor Matters.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to the Company’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to the Company’s knowledge, threatened. To the knowledge of the Company, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, arbitration, proceeding or, to the Company’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company or any of its Subsidiaries’ employees is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by the Company or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

Section 3.11  Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a complete and accurate list of (each, a “Company Material Contract”) (i) all Contracts (other than vendor agreements and purchase orders with vendors entered into in the ordinary course of business) to which the Company or any of its Subsidiaries is currently a party or by which the Company or any of its Subsidiaries is currently bound providing for potential payments by or to the Company or any of its Subsidiaries in excess of $150,000 per annum, (ii) each Contract relating to Debt of the Company or its Subsidiaries with a principal amount in excess of $75,000, and (iii) all other Contracts that are material to the Company.

(b) All Contracts to which the Company or any of its Subsidiaries is a party are valid, binding and enforceable in accordance with their terms against the Company or its Subsidiaries, as the case may be, and each other party thereto and are in full force and effect (subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies). The Company or its Subsidiaries, as the case may be, has performed all obligations required to have been performed by it under all Company Material Contracts, and neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any other party thereto is in breach or violation of, or default under (including any such breach, violation or default caused by a violation of a noncompetition, nonsolicitation or exclusivity provision contained therein), nor is there any event that with notice or lapse of time, or both, would constitute a breach, violation or default by the Company, its Subsidiaries, or any other party thereunder, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. There is not now and has not been within the past 24 months any disagreement or dispute with any other party to any Company Material Contract, nor is there any pending request or process for renegotiation of any Company Material Contract. Further, there is not now and has not been within the past 24 months any disagreement or dispute of any nature whatsoever with any other party to any Contract having or reasonably likely to have a Company Material Adverse Effect. True and complete copies of each such written Company Material Contract (or written summaries of the terms of any such oral Company Material Contract) have been delivered or been made available to Parent. The Company has no reason to believe that any obligation that remains under any Company Material Contract cannot be fulfilled by the Company or its Subsidiaries, as the case may be, and has no notice or Knowledge that any party to a Company Material Contract listed on Section 3.11(a) of the Company Disclosure Schedule intends to cancel, terminate, refuse to perform or refuse to renew such Company Material Contract (if such Company Material Contract is renewable).

(c) Except for the Company Material Contracts listed in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any other Contract:

(i) with a remaining term of greater than one year from the date of this Agreement (which, for purposes of clarity, shall be determined based on the term of the primary subject matter of such Contract, and not incidental obligations such as non-disclosure, post-termination indemnity, etc.) that cannot be canceled by the Company or its Subsidiaries, as the case may be, with no more than 60 days’ notice without liability, penalty or premium (other than non-disclosure agreements);

(ii) with a noncompetition, nonsolicitation, “most-favored-nations” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way the Company from carrying on its business in any manner or in any geographic location, other than restrictions in Intellectual Property Agreements;

(iii) for a joint venture or any other similar arrangement that involves a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties;

(iv) relating to any interest rate, currency or commodity derivatives or hedging transaction;

(v) with any Governmental Entity;

(vi) in which the Company or any of its Subsidiaries agrees to provide indemnification that may result in liability in excess of $100,000; and

(vii) except as set forth in Section 3.11(c) of the Company Disclosure Schedule, granting a power of attorney, agency or similar authority to another Person.

Section 3.12  Litigation.  Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Company’s Knowledge, threatened within the three year period prior to the date hereof against the Company or any of its Subsidiaries or their respective assets or properties. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, that seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or that seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.13  Compliance with Laws.

(a) The Company and each of its Subsidiaries is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its business, operations and employees, or to the Real Property and the Personal Property (including laws prohibiting false, fraudulent, deceptive or misleading advertising or trade practices). Neither the Company nor any of its Subsidiaries has received any notification, nor does the Company have any Knowledge of, any asserted present or past unremedied failure by the Company or its Subsidiaries to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

(b) The matters covered in Section 3.15 regarding Environmental Matters are specifically addressed in that section and, notwithstanding anything to the contrary set forth herein, are not covered by the representations made in the foregoing paragraph (a).

Section 3.14  Taxes and Tax Returns.

(a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with all appropriate Tax Authorities all material Tax Returns required to be filed by the Company and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes for which the Company or any of its Subsidiaries is liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with US GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the Company Financial Statements. All liabilities for Taxes attributable to the period commencing on January 1, 2010 were incurred in the ordinary course of business.

(c) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, no Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and to the Knowledge of the Company, no such Audit is threatened.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which the Company or any of its Subsidiaries and Parent or any of its Subsidiaries are the exclusive parties.

(g) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

(j) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 16011-4.

Section 3.15  Environmental Matters.

(a) The Company and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to the Company’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future.

(b) There is no material Environmental Claim pending or threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except as would not be reasonably likely to result, either individually or in the aggregate, in a Company Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) The Company has made available to Parent and Merger Sub all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of the Company or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by the Company or any of its Subsidiaries, any Environmental Claims respecting the Company or any of its Subsidiaries, or the noncompliance by the Company or any of its Subsidiaries with any Environmental Laws.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

Section 3.16  State Takeover Statutes.  No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar antitakeover statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and its board of directors, to permit the consummation of the Merger in accordance with the terms hereof.

Section 3.17  Intellectual Property.

(a) To the Company’s Knowledge, the Company owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Schedule contains a true and complete list of all patents and registered trademarks of the Company.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all registrations of Owned Company IP are currently in good standing.

(c) To the Company’s Knowledge, the Company’s and its Subsidiaries’ title in all Owned Company IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company or one of its Subsidiaries owns all right, title and interest in each item of Owned Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. No additional material license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company or its Subsidiaries will be payable the Company or any of its Subsidiaries following the Closing to any such Person for the use or exploitation of such Owned Company IP as a result of the transactions contemplated by the Agreement.

(e) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are included in the Owned Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the Knowledge of the Company, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating any Owned Company IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or any of its or their current products or services; (ii) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company or the respective Subsidiary of such Owned Company IP; or (iii) any claim contesting the Company’s or any of its Subsidiaries’ rights with respect to any Licensed Company IP, except in the case of clauses (i), (ii) and (iii), for any of the foregoing, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, the Company and its Subsidiaries are not subject to any order, judgment or decree that restricts or impairs the use of any Company IP, except (x) for any such order, judgment or decree that is generally applicable to Persons engaged in the businesses engaged in by the Company and its Subsidiaries or (y) where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18  Absence of Indemnifiable Claims, etc.  There are no pending claims and, to the Company’s Knowledge, no facts that would reasonably entitle any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable Law, the articles of incorporation or by-laws of the Company or its Subsidiaries, any insurance policy maintained by the Company or its Subsidiaries or any indemnity agreements of the Company or similar agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

Section 3.19  Insurance.  Complete and accurate copies of all insurance policies maintained by the Company or any Subsidiary of the Company or that pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations have previously been made available to Parent. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (with or without lapse of time or notice or both) would constitute a material breach or default, or permit termination or modification of any such insurance policy. All such policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid, and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such policies. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of cancellation, lapse or invalidation of any such insurance policies, other than notices received in connection with renewals in the ordinary course of business.

Section 3.20  Title to Property.  Except as set forth on Section 3.20 of the Company Disclosure Schedule, the Company and its Subsidiaries do not currently own any real property. Section 3.11(a) of the Company Disclosure Schedule lists, among other Company Material Contracts, the Company’s material lease agreements for leased real property. The Company or one of its Subsidiaries holds a valid leasehold estate (either for a term or as a holdover) in each material leased real property subject only to performance of the terms of the applicable lease. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has (A) good and valid title to all of its owned properties, assets and other rights that constitute personal property free and clear of all Liens, and (B) valid contractual rights to use all of the assets, tangible and intangible, used by its business that the Company does not own, in each case, such as are necessary to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted. This Section 3.20 does not relate to Company IP, which is the subject of Section 3.17.

Section 3.21  Customers and Suppliers.  Neither the Company nor any of its Subsidiaries has received any notice or otherwise has any reason to believe that any of its ten largest customers or ten largest suppliers intends, or is reasonably likely, to terminate, reduce or materially modify its business with the Company and/or any of its Subsidiaries. Neither the Company nor its Subsidiaries has experienced and, to the Company’s Knowledge, there does not exist, any material quality control or similar problems with any of the products and/or services currently being supplied to the Company or any of its Subsidiaries by any of its ten largest suppliers.

Section 3.22  Opinion of Financial Advisor.  The Company has received the opinion of Marshall & Stevens (the “Company Financial Advisor”), dated May 11, 2010, to the effect that, as of such, the Merger Consideration is fair to the Company’s shareholders from a financial point of view.

Section 3.23  Board Approval.  The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) subject to the terms of Section 6.12 hereof, determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement, and (c) subject to the terms of Section 6.12 hereof, determined to recommend that the principal terms of this Agreement and the Merger be approved by the holders of Company Common Stock.

Section 3.24  Voting Requirements.  The affirmative vote of holders of a majority of the outstanding Company Common Stock at the Company Meeting or any adjournment or postponement thereof to approve the principal terms of this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.25  Brokers and Finders.  No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor and Allen & Co., the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.26  Related Party Transactions.  Except as set forth in Section 3.26 of the Company Disclosure Schedule, there are no transactions with related persons that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.27  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company or its Subsidiaries specifically for inclusion or incorporation by reference in the Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to Company dated as of the date hereof (the “Parent Disclosure Schedule”), which Parent Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in Parent Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections or subsections), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1  Organization.  Each of Parent and Merger Sub (i) is a corporation duly incorporated and validly existing and in good standing under the jurisdiction of its organization, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to Company complete and correct copies of its certificate of incorporation and by-laws and all the amendments thereto, and the articles of incorporation and by-laws of Merger Sub, each as currently in effect.

Section 4.2  Capitalization.

(a) The authorized capital stock of Parent consists of 12,000,000 shares of Parent Common Stock and 100,000 shares of preferred stock, $0.01 par value (“Parent Preferred Stock”). As of April 30, 2010, (i) 8,213,988 shares of Parent Common Stock were issued and outstanding, (ii) 768,744 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Options, (iii) 40,000 shares of Parent Common Stock were issued and outstanding pursuant to restricted stock awards under the Incentive Plan, (iv) an additional 441,316 shares of Parent Common Stock were reserved for issuance under the Incentive Plan, (v) 407,473 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, and as of May 11, 2010 (vi) an additional 838,926 shares of Parent Common Stock were reserved for issuance at Closing pursuant to the Parent Financing, (vii) an additional 1,000,000 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Warrants to be issued at Closing pursuant to the Parent Financing, (viii) an additional 2,958,650 shares of Parent Common Stock were reserved for issuance pursuant to the Company Warrants to be issued at Closing and 145,705 shares of Parent Common Stock were reserved for issuance pursuant to Company Warrants to be reserved at Closing for issuance upon exercise of the Cycad Warrants, the SVB Warrants and the Capital Works Warrants, and (ix) no shares of Parent Preferred Stock were issued and outstanding. No shares of capital stock of Parent are owned by any Subsidiary of Parent. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in Parent, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.

(b) The authorized capital stock of Merger Sub is set forth in Section 4.2(b) of the Parent Disclosure Schedule. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of Parent or any of its Subsidiaries. No agreement or other document grants or imposes on any shares of the capital stock of Parent any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 4.3  Subsidiaries.

(a) Each Subsidiary of Parent is a corporation duly incorporated or an entity duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to Company complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all amendments thereto, as currently in effect.

(b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of Parent have been duly authorized, validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of Parent, is owned, directly or indirectly, by Parent, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). There are no outstanding (i) shares of capital stock, debt securities or voting securities or other ownership interests of any Subsidiary of Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities or ownership interests in any Subsidiary of Parent, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, any Subsidiary of Parent, or obligations of Parent or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of Parent, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of Parent.

(c) Section 4.3(c) of Parent Disclosure Schedule lists (i) each Subsidiary of Parent, (ii) its jurisdiction of incorporation or organization and (iii) the location of its principal executive office. Except for the capital stock of its Subsidiaries and as set forth on Section 4.3(c) of Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4  Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions, other than, (i) with respect to the Reverse Stock Split, the approval of the amendment of Parent’s certificate of incorporation by a majority of the outstanding shares of Parent Common Stock and (ii) with respect to the issuance of Parent Common Stock pursuant to the Merger, a majority of the shares voting at a Parent Meeting, assuming that a quorum is present. This Agreement has been duly executed and delivered by Parent Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.5  Consents and Approvals; No Violations.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent or Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the agreements of, and obligations under, this Agreement by Parent or Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing with the SEC of (A) the Form S-4 in accordance with the Securities Act, (B) a proxy statement relating to the approval by the stockholders of Parent of the issuance of the Parent Common Stock in connection with the Merger and the Reverse Stock Split and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws or “blue sky” Laws, (iii) the filing of the Certificate of Merger and the filing of the Parent Certificate or other documents as required by the CGCL and the DGCL (iv) any listing applications, filings or notices required under the rules and regulations of The NASDAQ Stock Market, and (v) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications that, if not obtained or made, would not be reasonably likely to have a Parent Material Adverse Effect.

(b) Subject to the Parent Shareholder Approval, the execution and delivery by Parent or Merger Sub of this Agreement do not, the execution and delivery by Parent or Merger Sub of any instrument required hereby to be executed and delivered by Parent or Merger Sub at the Closing will not, and the performance by each of Parent and Merger Sub of its agreements and obligations under this Agreement will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Parent or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii)above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably likely to have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6  Books and Records.  Parent’s and its Subsidiaries’ books, accounts and records are, and have been, in all material respects, maintained in Parent’s and its Subsidiaries’ usual, regular and ordinary manner, in accordance with US GAAP, as applicable, and all material transactions to which Parent or any of its Subsidiaries is or has been a party are properly reflected therein.

Section 4.7  SEC Reports; Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2008 (collectively, “SEC Reports”). As of its filing date or, in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act, its effective date, each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. The information supplied by Parent, Merger Sub or their Affiliates to Company for inclusion in the Joint Proxy Statement/Prospectus or other documents to be filed with the SEC in connection herewith will not on the dates that the Joint Proxy Statement/Prospectus is first mailed to the shareholders of Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. To the Knowledge of Parent, none of the SEC Reports is the subject of ongoing SEC review. None of the Subsidiaries of Parent is required to file or furnish reports with the SEC pursuant to the Exchange Act.

(b) Parent has delivered to Company true and complete copies of the following financial statements and related materials, which are attached as Section 4.7(b) of the Parent Disclosure Schedule audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2009 and December 31, 2008 and the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2009 and December 31, 2008, together with all related notes and schedules thereto (collectively, the “Parent Financial Statements”), accompanied by the reports thereon of Parent by Eisner LLP. Parent has delivered or made available to Company true and complete copies of all management letters and other correspondence received from Parent’s independent auditors since January 1, 2008 relating to the foregoing financial statements, accounting controls of Parent and all related matters. The consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2009, together with all related notes and schedules thereto, is herein referred to as the “Parent Balance Sheet.” Each of the Parent Financial Statements (x) is accurate, complete and consistent with the books and records of Parent and its Subsidiaries for the time therein presented; (y) has been prepared in conformity with US GAAP on a basis consistent with prior accounting periods; and (z) fairly presents the consolidated financial position, results of operations and changes in financial position of Parent and its Subsidiaries as of the dates and for the periods indicated therein.

(c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (accrued, absolute, contingent or otherwise), whether known or unknown, except for any liabilities or obligations (i) that are fully reflected or reserved against in Parent Balance Sheet, or are not otherwise required to be reflected or reserved against in Parent Balance Sheet under US GAAP, (ii) that will be Transaction Expenses, or (iii) that are or were incurred since the date of Parent Balance Sheet in the ordinary course of business and consistent with past practice, that were for capital expenditures and are set forth in Section 4.7(c) of the Parent Disclosure Schedule or that otherwise do not exceed $50,000 individually or $100,000 in the aggregate. Except as disclosed in the Parent Financial Statements, neither Parent nor any of its Subsidiaries is a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Section 4.7(c) of the Parent Disclosure Schedule sets forth (i) all indebtedness and other similar obligations to Parent or its Subsidiaries of the shareholders, directors, officers or employees of each of Parent and its Subsidiaries, or any of their respective Affiliates, together with all amounts owed by such Persons in respect thereof; and (ii) all outstanding liabilities of each of Parent and its Subsidiaries with respect to any of their current or former shareholders, directors, officers, employees or consultants, or any of their respective Affiliates (other than ordinary course liabilities relating to salary and compensation for the current pay period, reimbursement of travel expenses, and director and officer indemnity agreements otherwise made available to Company).

(d) Section 4.7(d) of the Parent Disclosure Schedule sets forth all outstanding Debt as of the date of this Agreement, in the aggregate and with respect to each Person entitled to payment of a portion of such Debt (with reference to the Contract pursuant to which such Debt is owed).

(e) Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) Parent’s and its Subsidiaries’ obligations are satisfied in a timely manner and as required under the terms of any Contract. Parent has no unremedied significant deficiencies or material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act). Except as otherwise disclosed in the Parent Financial Statements or as required by US GAAP, Parent has not made any material change in any method of accounting, accounting practice or policy or any internal control over financial reporting since January 1, 2008.

(f) Neither Parent nor any of its Subsidiaries has identified any incident of fraud since July 1, 2008 that involves any current or former directors, officers or employees of Parent who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries.

(g) Section 4.7(g) of the Parent Disclosure Schedule lists all services currently being performed, or that have been performed within the last three fiscal years, by Eisner LLP for Parent and any persons currently employed by Parent in any accounting or finance function or position that were employed by Eisner LLP during the previous three fiscal years.

(h) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to Parent.

(i) Parent has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since January 1, 2008 and any other management letter or similar correspondence from any independent auditor of Parent or any of its Subsidiaries received since January 1, 2008. Parent has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to Parent and has not received, orally or in writing, any notification that its independent auditor (i) believes that Parent will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

(j) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.8  Absence of Parent Material Adverse Effect.  Since January 1, 2010 through the date hereof, there have not been any events that have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9  Employees; Employee Benefit Plans.

(a) Each (i) ERISA Employee Benefit Plan and (ii) stock purchase, stock incentive, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether written or not, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) under which, in either case of clause (i) or (ii), (x) any current or former employee, officer, director, consultant or independent contractor of Parent or any of its Subsidiaries (“Parent Employees”) has any present or future right to benefits and that are, or within the past eighteen (18) months have been, contributed to, sponsored by or maintained by Parent or any of its ERISA Affiliates or (y) under which Parent or any of its Subsidiaries has any present or future liability shall be collectively referred to as the “Parent Plans.” Section 4.9(a) of the Parent Disclosure Schedule contains a true and complete list of all Parent Plans, other than those Parent Plans that are for the benefit of only one individual (e.g., individuals’ employment agreements).

(b) With respect to each material Parent Plan, Parent has delivered to Company a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; and (ii) the most recent determination letter, if applicable.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Plan has been established and administered in all respects in accordance with its terms, and in all respects in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Parent Plan; and (iii) each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury.

(d) Each Parent Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(e) No Parent Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), and no Parent Plan is subject to Title IV of ERISA.

(f) With respect to any Parent Plan, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Parent, threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the Internal Revenue Service or other governmental agencies are pending or, to the knowledge of Parent, threatened.

(g) Except as set forth in Section 4.9(g) of the Parent Disclosure Schedule, no material Parent Plan exists that would reasonably be expected to (i) result in the payment to any present or former Parent Employee of any money or other property, (ii) accelerate or provide any other rights or benefits to any present or former Parent Employee or (iii) require the funding of any trust for the benefit of any present or former Parent Employee, in each case as a result of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)). There is no Parent Plan that, individually or collectively, would reasonably be expected to give, or that has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G in connection with the transactions contemplated under this Agreement.

(h) No communication, disclosure or representation has been made to any current or former employee of Parent (or any beneficiary or dependent thereof) that, at the time made, did not accurately reflect the material terms and operations of any material Parent Plan.

(i) With respect to each material Parent Plan, all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Parent Balance Sheet or with respect to accruals properly made after the date of the Parent Balance Sheet, on the books and records of Parent and/or its Subsidiaries. There is no material unfunded Liability relating to any Parent Plan that is not reflected on the Parent Balance Sheet or with respect to accruals properly made after the date of the Parent Balance Sheet, on the books and records of Parent and/or its Subsidiaries.

Section 4.10  Labor Matters.  Neither Parent nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Parent nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Parent or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor, to Parent’s knowledge, is any such proceeding threatened, and there is no strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Parent’s knowledge, threatened. To the knowledge of Parent, there is no activity involving its or any of its Subsidiaries’ employees involving an attempt to certify a collective bargaining unit or other organizational activity. No material action, suit, arbitration, proceeding or, to Parent’s knowledge, claim or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Parent or any of its Subsidiaries’ employees is pending or, to the knowledge of Parent, threatened. Parent and its Subsidiaries are in material compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, and each individual who is treated by Parent or its Subsidiaries as an exempt employee under any federal or state law, or as an independent contractor, is properly so treated under applicable law. As of the date hereof, neither Parent nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees, nor has any such action or program been announced for the future, that would reasonably be expected to give rise to any material liability under the Worker Adjustment and Retraining Notification Act or any similar state or local law or regulation.

Section 4.11  Contracts.

(a) Section 4.11(a) of the Parent Disclosure Schedule contains a complete and accurate list of (each, a “Parent Material Contract”) (i) all Contracts (other than vendor agreements and purchase orders with vendors entered into in the ordinary course of business) to which Parent or any of its Subsidiaries is currently a party or by which Parent or any of its Subsidiaries is currently bound providing for potential payments by or to Parent or any of its Subsidiaries in excess of $150,000 per annum, (ii) each Contract relating to the Debt with a principal amount in excess of $75,000, and (iii) all other Contracts that are material to Parent.

(b) All Contracts to which Parent or any of its Subsidiaries is a party are valid, binding and enforceable in accordance with their terms against Parent or its Subsidiaries, as the case may be, and each other party thereto and are in full force and effect (subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies). Parent or its Subsidiaries, as the case may be, has performed all obligations required to have been performed by it under all Parent Material Contracts, and neither Parent, its Subsidiaries, nor to the Knowledge of Parent, any other party thereto is in breach or violation of, or default under (including any such breach, violation or default caused by a violation of a noncompetition, nonsolicitation or exclusivity provision contained therein), nor is there any event that with notice or lapse of time, or both, would constitute a breach, violation or default by Parent, its Subsidiaries, or any other party thereunder, nor has Parent or any of its Subsidiaries received any claim of any such breach, violation or default. There is not now and has not been within the past 24 months any disagreement or dispute with any other party to any Parent Material Contract, nor is there any pending request or process for renegotiation of any Parent Material Contract. Further, there is not now and has not been within the past 24 months any disagreement or dispute of any nature whatsoever with any other party to any Contract having or reasonably likely to have a Material Adverse Effect. True and complete copies of each such written Parent Material Contract (or written summaries of the terms of any such oral Parent Material Contract) have been delivered or been made available to Company. Parent has no reason to believe that any obligation that remains under any Parent Material Contract cannot be fulfilled by Parent or its Subsidiaries, as the case may be, and has no notice or Knowledge that any party to a Parent Material Contract listed on Section 4.11(a) of the Parent Disclosure Schedule intends to cancel, terminate, refuse to perform or refuse to renew such Parent Material Contract (if such Parent Material Contract is renewable).

(c) Except for the Parent Material Contracts listed in Section 4.11(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any other Contract:

(i) with a remaining term of greater than one year from the date of this Agreement (which, for purposes of clarity, shall be determined based on the term of the primary subject matter of such Contract, and not incidental obligations such as non-disclosure, post-termination indemnity, etc.) that cannot be canceled by Parent or its Subsidiaries, as the case may be, with no more than 60 days’ notice without liability, penalty or premium (other than non-disclosure agreements);

(ii) with a noncompetition, nonsolicitation, “most-favored-nations” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way Parent from carrying on its business in any manner or in any geographic location, other than restrictions in Intellectual Property Agreements;

(iii) for a joint venture or any other similar arrangement that involves a sharing of profits or revenue with other Persons or that provides for the payment of referral fees or bounties;

(iv) relating to any interest rate, currency or commodity derivatives or hedging transaction;

(v) with any Governmental Entity;

(vi) in which Parent or any of its Subsidiaries agrees to provide indemnification that may result in liability in excess of $100,000; and

(vii) granting a power of attorney, agency or similar authority to another Person.

Section 4.12  Litigation.  Except as set forth in Section 4.12 of the Parent Disclosure Schedule there is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to Parent’s Knowledge, threatened within the three year period prior to the date hereof against Parent or any of its Subsidiaries or their respective assets or properties. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order or Orders. There is no suit, claim, action, proceeding, arbitration or investigation pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries, that seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or that seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.13  Compliance with Laws.

(a) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule Parent and each of its Subsidiaries is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its business, operations and employees, or to the Real Property and the Personal Property (including laws prohibiting false, fraudulent, deceptive or misleading advertising or trade practices). Neither Parent nor any of its Subsidiaries has received any notification, nor does Parent have any Knowledge of, any asserted present or past unremedied failure by Parent or its Subsidiaries to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

(b) The matters covered in Section 4.7(a) regarding SEC Reports and Section 4.15 regarding Environmental Matters are specifically addressed in those sections and, notwithstanding anything to the contrary set forth herein, are not covered by the representations made in the foregoing paragraph (a).

Section 4.14  Taxes and Tax Returns.

(a) Parent and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) with all appropriate Tax Authorities all material Tax Returns required to be filed by Parent and each of its Subsidiaries, and such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes for which Parent or any of its Subsidiaries is liable in respect of taxable periods (or portions thereof) ending on or before the Closing Date have been timely paid, or in the case of Taxes not yet due and payable, an adequate accrual in accordance with US GAAP for the payment of all such Taxes (exclusive of deferred tax assets and deferred tax liabilities or similar items that reflect timing differences between tax and financial accounting principles) has been established on the Parent Financial Statements. All liabilities for Taxes attributable to the period commencing on January 1, 2010 were incurred in the ordinary course of business.

(c) There are no liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for liens for real and personal property Taxes not yet due and payable.

(d) No Federal, state, local or foreign Audits are presently pending with regard to any Taxes or Tax Returns of Parent and its Subsidiaries and to the Knowledge of Parent, no such Audit is threatened.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by Parent or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of material Taxes other than any such agreement to which Parent or any of its Subsidiaries and Company or any of its Subsidiaries are the exclusive parties.

(g) Neither Parent nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which Parent is the common Company or (ii) any liability for or in respect of the Taxes of, or determined by reference to the Tax liability of, another Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i) Neither Parent nor any of its Subsidiaries has agreed or is required to include in income any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise.

(j) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 16011-4.

Section 4.15  Environmental Matters.

(a) Parent and each of its Subsidiaries is in compliance, in all material respects, with all Environmental Laws, which compliance includes the possession by Parent and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof. Neither Parent nor any of its Subsidiaries has received any communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in such compliance, in all material respects, with any Environmental Laws, and, to Parent’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future.

(b) There is no material Environmental Claim pending or threatened against Parent or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except as would not be reasonably likely to result, either individually or in the aggregate, in a Parent Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) Parent has made available to Company and Merger Sub all material environmental assessments, reports, data, results of investigations, audits and other material documents in the possession or control of Parent or any of its Subsidiaries regarding environmental matters pertaining to the environmental condition of any real properties owned or operated by Parent or any of its Subsidiaries, any Environmental Claims respecting Parent or any of its Subsidiaries, or the noncompliance by Parent or any of its Subsidiaries with any Environmental Laws.

(e) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is required by virtue of the transactions contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, to perform a site assessment for Materials of Environmental Concern.

Section 4.16  State Takeover Statutes.  No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar antitakeover statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by Parent and its board of directors, to permit the consummation of the Merger in accordance with the terms hereof.

Section 4.17  Intellectual Property.

(a) To Parent’s Knowledge, Parent owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of Parent and its Subsidiaries as currently conducted, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.17(a) of the Parent Disclosure Schedule contains a true and complete list of all patents and registered trademarks of Parent.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all registrations of Owned Parent IP are currently in good standing.

(c) To Parent’s Knowledge, Parent’s and its Subsidiaries’ title in all Owned Parent IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent or one of its Subsidiaries owns all right, title and interest in each item of Owned Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances. No additional material license fees in respect of any Owned Parent IP that is owned by any Person jointly with Parent or its Subsidiaries will be payable Parent or any of its Subsidiaries following the Closing to any such Person for the use or exploitation of such Owned Parent IP as a result of the transactions contemplated by the Agreement.

(e) Parent and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are included in the Owned Parent IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) To the Knowledge of Parent, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating any Owned Parent IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by Parent or any of its Subsidiaries or any of its or their current products or services; (ii) any claim challenging the validity or enforceability of any Owned Parent IP, or the ownership by Parent or the respective Subsidiary of such Owned Parent IP; or (iii) any claim contesting Parent’s or any of its Subsidiaries’ rights with respect to any Licensed Parent IP, except in the case of clauses (i), (ii) and (iii), for any of the foregoing, that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, Parent and its Subsidiaries are not subject to any order, judgment or decree that restricts or impairs the use of any Parent IP, except (x) for any such order, judgment or decree that is generally applicable to Persons engaged in the businesses engaged in by Parent and its Subsidiaries or (y) where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.18  Absence of Indemnifiable Claims, etc.  There are no pending claims and, to Parent’s Knowledge, no facts that would reasonably entitle any director or officer of Parent or its Subsidiaries to indemnification by Parent or its Subsidiaries under applicable Law, the certificate of incorporation or by-laws of Parent or its Subsidiaries, any insurance policy maintained by Parent or its Subsidiaries or any indemnity agreements of Parent or similar agreements to which Parent or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

Section 4.19  Insurance.  Complete and accurate copies of all insurance policies maintained by Parent or any Subsidiary of Parent or that pertain to Parent’s or any of its Subsidiaries’ assets, employees or operations have previously been made available to the Company. Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action that (with or without lapse of time or notice or both) would constitute a material breach or default, or permit termination or modification of any such insurance policy. All such policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid, and Parent and its Subsidiaries are in compliance in all material respects with the terms and conditions of all such policies. As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of cancellation, lapse or invalidation of any such insurance policies, other than notices received in connection with renewals in the ordinary course of business.

Section 4.20  Title to Property.  Parent and its Subsidiaries do not currently own any real property. Section 4.11(a) of the Parent Disclosure Schedule lists, among other Parent Material Contracts, Parent’s material lease agreements for leased real property. Parent or one of its Subsidiaries holds a valid leasehold estate (either for a term or as a holdover) in each material leased real property subject only to performance of the terms of the applicable lease. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has (A) good and valid title to all of its owned properties, assets and other rights that constitute personal property free and clear of all Liens, and (B) valid contractual rights to use all of the assets, tangible and intangible, used by its business that Parent does not own, in each case, such as are necessary to permit Parent and its Subsidiaries to conduct their respective businesses as currently conducted. This Section 4.20 does not relate to Parent IP, which is the subject of Section 4.17.

Section 4.21  Customers and Suppliers.  Neither Parent nor any of its Subsidiaries has received any notice or otherwise has any reason to believe that any of its ten largest customers or ten largest suppliers intends, or is reasonably likely, to terminate, reduce or materially modify its business with Parent and/or any of its Subsidiaries. Neither Parent nor its Subsidiaries has experienced and, to the Parent’s Knowledge, there does not exist, any material quality control or similar problems with any of the products and/or services currently being supplied to Parent or any of its Subsidiaries by any of its ten largest suppliers.

Section 4.22  Opinion of Financial Advisor.  Parent has received the opinion of Ardour Capital Investments, LLC (the “Parent Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent’s shareholders from a financial point of view.

Section 4.23  Board Approval.  The Board of Directors of Parent, at a meeting duly called and held, has, by unanimous vote of those directors present, (a) subject to the terms of Section 6.12 hereof, determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent and its shareholders, (b) approved this Agreement, and (c) subject to the terms of Section 6.12 hereof, determined to recommend that the principal terms of this Agreement (including the adoption of the Parent Certificate and the Reverse Stock Split) be approved by the holders of Parent Common Stock.

Section 4.24  Voting Requirements.  The only votes of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement and approve the transactions contemplated hereby at the Parent Meeting or any adjournment or postponement thereof are (i) with respect to the Reverse Stock Split, the approval of the Parent Certificate by a majority of the outstanding shares of Parent Common Stock and (ii) with respect to the issuance of Parent Common Stock pursuant to the Merger, a majority of the shares voting at the Parent Meeting, assuming that a quorum is present (together, the “Parent Shareholder Approval”).

Section 4.25  Brokers and Finders.  No broker, investment banker, financial advisor or other Person, other than Parent Financial Advisor, the fees and expenses of which will be paid by Parent (as reflected in an agreement between such firm and Parent, a copy of which has been delivered to Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Conduct of Businesses Prior to the Effective Time.  (a) During the period from the date hereof to the Effective Time, except as expressly contemplated or permitted by this, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the ordinary course, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Without in any way limiting the scope of Section 5.1(a) above, Parent and the Company agree that they will not, outside the ordinary course of business, (i) accelerate the collection of their respective accounts receivable, (ii) decelerate the payment of their respective accounts payable, or (iii) take any other action designed to, or having the purpose of, increasing the Parent Cash Position or the Company Cash Position, as the case may be, beyond increases in the Parent Cash Position or the Company Cash Position arising from improvements in or normal operations of Parent’s business or the Company’s business, as the case may be.

Section 5.2  Forbearances.  During the period from the date hereof to the Effective Time, except as expressly contemplated or permitted by this Agreement, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

(a) incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, on the one hand, or of Parent or any of its Subsidiaries to Parent or any of its Subsidiaries, on the other hand) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance, other than, (i) in the case of the Company, (A) the extension, modification or refinancing of the Fifth Third Facility on terms and conditions reasonably acceptable to Parent and (B) the Company Financing, on substantially the terms and conditions previously described by Company to Parent, provided that any debt shall be repaid, extinguished or converted into equity on or before the Closing Date and (ii) in the case of Parent, borrowings under the ARSR Credit Facility;

(b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of each of Parent and the Company to Parent or the Company or any of their wholly-owned Subsidiaries, respectively of each of Parent and the Company, and (B) the acceptance of shares of the Company Common Stock or Parent Common Stock, as the case may be, as payment for the exercise price of stock options or warrants or for withholding taxes incurred in connection with the exercise of stock options or warrants or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements); (iii) grant any stock appreciation rights, performance shares, restricted stock units or other equity-based interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock except pursuant to the exercise of stock options or warrants outstanding as of the date hereof, or in the case of the Company except the Company Financing, provided that any debt shall be repaid, extinguished or converted into equity on or before the Closing Date;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness owed to or from any such person or any claims by or against any such person, in each case other than in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the date hereof, other than, in the case of the Company, (i) the extension, modification or refinancing of the Fifth Third Facility on terms and conditions reasonably acceptable to Parent and (ii) the Company Financing, provided that any debt shall be repaid, extinguished or converted into equity on or before the Closing Date;

(d) except for transactions in the ordinary course of business consistent with past practices or pursuant to contracts or agreements in force at the date hereof or otherwise permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

(e) except for transactions in the ordinary course of business consistent with past practices, terminate, or waive any material provision of, any Company Material Contract or Parent Material Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to the Company or Parent, as the case may be;

(f) except as set forth on Schedule 5.2(f), increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (except to the extent required under the terms of the applicable plan or related award agreement);

(g) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practices;

(h) other than the Reverse Stock Split, amend its articles of incorporation, its bylaws or comparable governing documents;

(i) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the

Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(j) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by US GAAP;

(k) make any change in or to the terms or conditions of the Company Financing or the Parent Financing, as the case may be; or

(l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Regulatory Matters.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC a joint proxy statement/prospectus, in definitive form, relating to the Company Meeting and the Parent Meeting, the related proxy and notices of meeting, and soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and cause to be filed with the SEC a registration statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (the “Form S-4 Registration Statement”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s and Parent’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b) Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock and Company Warrants to be issued in the Merger and Parent Common Stock to be issued upon exercise of the Company Warrants will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction. Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(c) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.2  Access to Information.

(a) Upon reasonable notice and subject to the matters set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule and to all antitrust laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents that Parent or the Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where (x) such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, (y) jeopardize the attorney-client privilege of the institution in possession or control of such information or (z) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidential Disclosure Agreement, dated September 24, 2009, by and between the Company and Parent, as supplemented as of September 24, 2009 (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

Section 6.3  Stockholders’ Approvals.  Each of Parent and the Company shall call a meeting of its stockholders (the “Parent Meeting” and “Company Meeting,” respectively) to be held as soon as reasonably practicable after the Form S-4 Registration Statement is declared effective for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual meeting of shareholders, and each shall use its commercially reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Parent and the Company will recommend to its respective stockholders, subject to Section 6.12 below, to vote in favor of the approval of this Agreement (which shall include the approval of the filing of the Parent Certificate) required by the DGCL and the CGCL, as applicable, to consummate the transactions contemplated hereby. Each of Parent and the Company, through its respective Board of Directors, shall not, except as contemplated under Section 6.12, withdraw, modify or change such recommendation and shall use its reasonable best efforts to obtain the Parent Shareholder Approval and the Company Shareholder Approval, respectively. Notwithstanding anything to the contrary contained in this Agreement, Parent shall adjourn or postpone the Parent Meeting, and/or the Company shall adjourn or postpone the Company Meeting, in either case to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Parent’s stockholders or Company’s stockholders, as the case may be, in advance of a vote on the matters described above, or, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if in the reasonable good faith determination of Parent or Company additional time is needed to solicit an affirmative stockholder vote by the Parent stockholders or Company stockholders, as the case may be, in order to obtain the requisite vote for the foregoing matters; provided that Parent shall notify the Company, or Company shall notify Parent, as the case may be, at least three business days prior to any such adjournment or postponement, of the potential adjournment or postponement and shall consult with the Company or Parent, as the case may be, regarding the necessity of such adjournment or postponement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of Parent and the Company at the Parent Meeting and the Company Meeting, respectively, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Parent or the Company of such obligation.

Section 6.4  Legal Conditions to Merger.  Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

Section 6.5  Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger or to be issued upon exercise of the Company Warrants in accordance with the terms thereof to be approved for listing on the NASDAQ Capital Market System, subject to official notice of issuance, prior to the Effective Time.

Section 6.6  Employee Benefit Plans.  Promptly after the Effective Time, Parent shall grant to those persons who immediately prior to the Effective Time were entitled to participate in the 2006 Plan, options under Parent’s Incentive Plan that would entitle such persons to purchase an aggregate of not less than 350,000 shares (subject to adjustment to give effect to the Reverse Stock Split) of Parent Common Stock at a price equal to the fair market value of Parent Common Stock on the date of grant; provided that no such options may be granted to a person who continues to hold an option under the 2006 Plan (a “2006 Plan Option”) until such time as all 2006 Plan Options held by such person shall have expired or been canceled .

Section 6.7  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer or employee of the Company or any of its Subsidiaries (the “Company Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of Parent with respect to the directors, officers or employees of the Company shall be only to cooperate. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer or employee of Parent or any of its Subsidiaries (the “Parent Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Parent or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of the Company with respect to the directors, officers or employees of Parent shall be only to cooperate. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Company Indemnified Party and Parent Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (to the extent, in the case of settlements, that the settlement was approved in writing by Parent, such approval not to be unreasonably withheld) in connection with any such threatened or actual claim, action, suit, proceeding or investigation. It is understood that after the Effective Time Parent may assume and control the defense of any claim for which Parent is obligated to provide indemnification under this Section 6.7(a), provided that the foregoing shall not apply with respect to any claim for which counsel has been retained with the approval of the applicable liability insurer (if such approval is required under the applicable insurance policy, if any, to obtain coverage) and commenced the defense prior to the Effective Time unless Parent’s Audit Committee otherwise determines following the Effective Time.

(b) Parent shall cause the individuals serving as officers and directors of Parent and the Company or any of their Subsidiaries immediately prior to the Effective Time to be (i) covered for a period of two years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Parent (in the case of officers and directors of Parent) and the Company (in the case of officers and directors of the Company) (provided that Parent and the Company, as the case may be, may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such or (ii) if such insurance cannot be obtained, covered for a period of five years by a tail policy on the Company’s and Parent’s existing directors’ and officers’ liability insurance policies, as the case may be, of at least the same coverage and amounts containing terms and conditions that are no less advantageous than such existing policy; provided, however, that in no event shall Parent be required to expend more than 200% per year of coverage of the amount currently expended by Parent per year of coverage as of the date hereof (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If Parent is unable to maintain or obtain the insurance called for by this Section 6.7, Parent shall obtain as much comparable insurance as available for the Maximum Amount. Parent shall cause such Parent and Company officers and directors, as may be required, to make reasonable application and provide reasonable and customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Parent (in the case of Parent) and the Company (in the case of the Company) as of the date hereof.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.8  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 6.9  Advice of Changes.  Parent and the Company shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied or give rise to such termination right.

Section 6.10  Officers following Effective Time.

(a) Parent shall take all such action as may be necessary so that the officers of Parent immediately after the Effective Time are only as set forth on Schedule 6.10(a) hereto, assuming that such persons are willing to serve in the capacities indicated on such Schedule 6.10(a).

(b) The Company shall take all such action as may be necessary so that the officers of Company immediately prior to the Effective Time are as only set forth on Schedule 6.10(b) hereto, assuming that such persons are willing to serve in the capacities indicated on such Schedule 6.10(b).

Section 6.11  Board of Directors.

(a) Parent shall take all such action as may be necessary so that, immediately following the Effective Time, the size of the Parent Board of Directors shall be seven (7) members and that the directors of Parent are as set forth on Schedule 6.11(a) hereto, assuming that such persons are willing to serve in such capacity. In the event that any such person listed as a Parent Designee on such schedule shall be unable or unwilling to so serve, Parent shall have the power to designate a replacement for such person. In the event that any such person listed as a Company Designee such schedule shall be unable or unwilling to so serve, Company shall have the power to designate a replacement for such person.

(b) Parent, as sole stockholder of Merger Sub, and Merger Sub shall take all such action as may be necessary so that, immediately prior to the Effective Time, the size of Merger Sub’s Board of Directors shall be two (2) members and that the directors of Merger Sub are as set forth on Schedule 6.11(b) hereto, assuming that such persons are willing to serve in such capacity. In the event that any such person listed as a Parent Designee on such schedule shall be unable or unwilling to so serve, Parent shall have the power to designate a replacement for such person. In the event that any such person listed as a Company Designee such schedule shall be unable or unwilling to so serve, Company shall have the power to designate a replacement for such person.

Section 6.12  Acquisition Proposals.

(a) Until this Agreement has been terminated in accordance with Section 8.1, each of Parent and the Company agrees that it will not, and will cause its controlled Affiliates and its and their officers, directors, agents and representatives not to, directly or indirectly, (i) (A) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (B) engage or participate in any negotiations concerning, (C) provide any confidential or nonpublic information or data to any person in connection with or (D) have, or engage or participate in, any discussions with any person relating to, any Acquisition Proposal (as defined in clause (e) below), (ii) release or permit the release of any person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which such party is a party or under which such party has any rights with respect to the sale or transfer of the voting securities or any material portion of the assets of such party, (iii) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other party the recommendation by such party’s Board of Directors of this Agreement to its stockholders or take any action or make any statement in connection with such party’s meeting of stockholders inconsistent with such recommendation, including any action to approve, recommend or endorse, or to propose to approve, recommend or endorse, any Acquisition Proposal (collectively, a “Change in Recommendation”) or (iv) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring such party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger.

(b) Notwithstanding Section 6.12(a), prior to approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, each of Parent and the Company (the “Acting Party”) may, and may permit its Affiliates and its and their appropriate officers, directors, agents and representatives to furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions with, any person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Acting Party after the date hereof and prior to the approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, and may withdraw, modify or qualify the recommendation by such party’s Board of Directors of this Agreement to its stockholders in connection therewith, if and so long as (A) the Board of Directors of the Acting Party concludes in good faith (after consultation with its outside counsel and its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, (B) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to, and participating in such negotiations or discussions with, such person, the Acting Party provides the other party with written notice of the identity of such person and of the Acting Party’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such person, (C) prior to providing any nonpublic information to such person, the Acting Party shall have entered into a confidentiality and standstill agreement with such person (a copy of which it shall have provided to the other party) on terms no less restrictive upon such person, in any respect, than the terms applicable to the other party under the Confidentiality Agreement, which confidentiality and standstill agreement shall not provide such person with any exclusive right to negotiate with the Acting Party or have the effect of preventing the Acting Party from satisfying its obligations under this Agreement, (D) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to such person, the Acting Party furnishes such information to the other party (to the extent such information has not been previously delivered or made available by the Acting Party to the other party) and (E) prior to so withdrawing, modifying or qualifying the recommendation by its Board of Directors of this Agreement, the Acting Party gives the other party five business days’ prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than five business days prior to the Acting Party’s stockholders meeting, in which case the Acting Party shall provide as much notice as is reasonably practicable), and during such time, the Acting Party, if requested by the other party, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Board of Directors of the Acting Party may continue to recommend the approval of this Agreement.

(c) If Parent or the Company effects a Change in Recommendation, the Company or Parent, as the case may be, shall have the option (the “Stockholder Vote Option”), exercisable within ten business days after such Change in Recommendation, to cause Parent’s or the Company’s, as the case may be, Board of Directors to submit this Agreement to its stockholders for the purpose of adopting this Agreement and approving the Merger.

(d) Each of Parent and the Company shall, and shall cause its controlled Affiliates and its and their appropriate officers, directors, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date hereof with any persons other than the Company or Parent, as applicable, with respect to any Acquisition Proposal. Each party will (i) promptly (within 24 hours) advise the other party following receipt of any request for information, of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the person making, such request, Acquisition Proposal or inquiry), (ii) promptly (within 24 hours) provide the other party with all written materials received by such party in connection with the foregoing and (iii) keep the other party apprised of any related developments, discussions and negotiations on a current basis. Each of Parent and the Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

(e) As used in this Agreement, “Acquisition Proposal” shall mean any offer, proposal or inquiry relating to, or any indication of interest in, an Alternative Transaction received by a party from any person other than the other party, in each case, whether or not in writing and whether or not delivered to such party or to the stockholders of such party generally. As used in this Agreement, an “Alternative Transaction” means any of (i) a transaction (or series of related transactions) pursuant to which any person (or group of persons), directly or indirectly, acquires or would acquire direct or indirect beneficial ownership of more than 15% of the outstanding shares of a party’s common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger or that would be entitled to more than 15% of the fair market value of the outstanding equity interests of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, business combination, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving a party or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (iii) any transaction (or series of related transactions) pursuant to which any person (or group of persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of such party and securities of the entity surviving any merger or business combination including any of its Subsidiaries) of such party, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of such party and its Subsidiaries, taken as a whole, immediately prior to such transaction (or series of related transactions) or (iv) any other consolidation, business combination, recapitalization or similar transaction (or series of related transactions) involving a party or any of its Subsidiaries.

(f) Nothing contained in this Agreement shall prevent Parent or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(g) Any violation of this Section 6.12 by a party’s Affiliates or a party’s or any of its controlled Affiliates’ officers, directors, agents and representatives shall be deemed to be a breach of this Agreement by such party.

Section 6.13  Reverse Stock Split by Parent.  Immediately prior to the Effective Time, and subject to receipt of the requisite stockholder approval at the Parent Meeting, Parent shall cause an appropriate filing to be made with the Secretary of State of the State of Delaware, in the form of a Restated Certificate of Incorporation of Parent or a Certificate of Amendment to Parent’s current Restated Certificate of Incorporation (in either case, the “Parent Certificate”), whereby, without any further action on the part of Parent, the Company or any stockholder of Parent each share of Parent Common Stock issued and outstanding immediately prior to the filing of the Parent Certificate shall be converted into and become a fractional number of fully paid and nonassessable shares of Parent Common Stock to be determined by Parent and the Company (the “Reverse Stock Split”).

Section 6.14  Headquarters.  The parties hereby acknowledge and agree that, upon the occurrence of the Merger, Parent shall be headquartered in California.

Section 6.15  Section 16 Matters.  Prior to the Effective Time, Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16  AIM Delisting.  The Company shall use its commercially reasonable efforts to cause the Company Common Stock to no longer be listed for trading on the AIM upon the consummation of the Merger or as soon as practicable thereafter.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals.  The Company Shareholder Approval and the Parent Shareholder Approval shall have been validly obtained under applicable Law and under the applicable Party’s governing documents.

(b) NASDAQ Listing.  The shares of Parent Common Stock to be authorized for listing on the NASDAQ Capital Market System, subject to official notice of issuance pursuant to Section 6.5, shall have been so authorized.

(c) Registration Statement Effective.  The SEC shall have declared the Form S-4 Registration Statement effective. No stop order suspending the effectiveness of the Form S-4 Registration Statement or any part thereof shall have been issued, and no proceeding for such purpose, and no similar proceeding in respect of the proxy statement, shall have been initiated or threatened in writing by the SEC, and all requests for additional information on the part of the SEC shall have been complied with to the reasonably satisfaction of the Company and Parent.

(d) Other Approvals.  The approvals of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than such approvals the failure of which to obtain would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(f) Ownership of Merger Sub and Surviving Corporation.  All shares of capital stock of Merger Sub outstanding immediately prior to the Merger and all shares of capital stock of Surviving Corporation outstanding immediately after the Merger shall be owned by Parent.

(g) AIM Delisting.  The Company Common Stock shall no longer be listed for trading on the AIM as of, or within a reasonable time after, the Merger.

Section 7.2  Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct, except for deviations and inaccuracies that do not, in the aggregate, constitute a Material Adverse Effect (it being agreed and understood that, for purposes of this Section 7.2(a), any qualifications by materiality or “Material Adverse Effect” contained in such representations and warranties shall be disregarded). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) Officers and Directors.  Company shall have complied with its obligations under Section 6.10(b) hereof.

(d) Arrangements Regarding Fifth Third Facility.  The Fifth Third Facility shall have been extended, modified or refinanced on terms reasonably satisfactory to Parent or, if the Effective Time occurs prior to such extension, modification or refinancing, the Company and Fifth Third shall have entered into a forbearance agreement reasonably satisfactory to Parent.

(e) Company Cash Position.  Company Cash Position shall be not less than $1,000,000.

(f) Dissenting Shares.  Not more than 3% of the outstanding shares of Company Common Stock (including for such purpose convertible securities that would be outstanding shares of Company Common Stock as of the Effective Time) shall be eligible to be Dissenting Shares.

Section 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct, except for deviations and inaccuracies that do not, in the aggregate, constitute a Material Adverse Effect (it being agreed and understood that, for purposes of this Section 7.3(a), any qualifications by materiality or “Material Adverse Effect” contained in such representations and warranties shall be disregarded). The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c) Section 16 Matters.  Parent shall have complied with its obligations under Section 6.15.

(d) Officers and Directors.  Parent shall have complied with its obligations under Section 6.10(a) and Section 6.11 hereof.

(e) Officer and Director Resignations.  Each of the officers and directors of Parent, other than those who are Parent Designees, shall have submitted to Parent his or her resignation in such capacity to be effective as of the Effective Time.

(f) Arrangements Regarding Auction Rate Securities Rights.  The ARS Redemption shall have occurred on the date and in the manner set forth in the ARSR Commitment, or, if the Effective Time occurs prior to the ARS Redemption, the Company shall be reasonably satisfied that (i) the ARS

Redemption will occur no later than July 11, 2010 and substantially in the manner set forth in the ARSR Commitment notwithstanding the Merger, (ii) the ARSR Commitment will remain enforceable in accordance with it terms following the Effective Time and (iii) the ability of Parent to continue to utilize the ARSR Credit Facility until the time of the ARS Redemption will be unimpaired.

(g) Parent Cash Position.  Parent Cash Position shall be not less than $1,000,000.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Parent or the Company:

(a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

(b) by either the Board of Directors of Parent or the Board of Directors of the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either the Board of Directors of Parent or the Board of Directors of the Company if the Merger shall not have been consummated on or before October 15, 2010*(, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either the Board of Directors of Parent or the Board of Directors of the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and that is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

(e) by either the Board of Directors of Parent or the Board of Directors of the Company if either party shall have failed to obtain the requisite affirmative vote of its stockholders required to consummate the transactions contemplated hereby at the Parent Meeting or the Company Meeting, as applicable, or any adjournment or postponement thereof at which a vote on such approval was taken; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) as a result of that party’s stockholders failing to approve this Agreement at the Parent Meeting or the Company Meeting, as applicable, if such party has failed to comply in all material respects with its obligations under Sections 6.1(a) or 6.3;

(f) by the Company, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement/Prospectus the approval of this Agreement, (ii) effected a Change in Recommendation, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Parent Common Stock that has been publicly disclosed (other than by the Company or an Affiliate of the Company) within 10 business days after the commencement of such tender or exchange

(* As amended by Letter Agreement, dated as of September 1, 2010 offer, in any such case whether or not permitted by the terms hereof or (iii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.12 in any material respect;

(g) by Parent, if the Board of Directors of the Company shall have (i) effected a Change in Recommendation, or resolved to do so, or (ii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.12 in any material respect;

(h) by Parent, if the Board of Directors of Parent shall have effected a Change in Recommendation and the Company shall not have elected the Stockholder Vote Option within ten business days of being notified of the Parent Board of Director’s Change in Recommendation; or

(i) by the Company, if the Board of Directors of the Company shall have effected a Change in Recommendation and Parent shall not have elected the Stockholder Vote Option within ten business days of being notified of the Company Board of Director’s Change in Recommendation.

Section 8.2  Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its breach of any provision of this Agreement.

(b) (i) In the event that (A) a Pre-Termination Takeover Proposal Event shall have occurred after the date hereof with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(e), or thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by the Company or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by the Company and (B) either (1) prior to the date that is twelve (12) months after the date of such termination the Company consummates an Alternative Transaction, the Company shall, on the date an Alternative Transaction is consummated, pay Parent a fee equal to $300,000 plus Parent’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $350,000 in the aggregate, by wire transfer of same day funds, or (2) prior to the date that is twelve (12) months after the date of such termination the Company enters into a definitive acquisition agreement related to any Alternative Transaction (“Acquisition Agreement”), the Company shall, on the date of entry into such Acquisition Agreement, pay Parent a fee equal to $300,000 plus Parent’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $350,000 in the aggregate, by wire transfer of same day funds.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g) or by the Company pursuant to Section 8.1(i), then the Company shall pay Parent a fee equal to $300,000 plus Parent’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $350,000 in the aggregate, by wire transfer of same day funds on the date of termination.

(c) (i) In the event that (A) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date hereof with respect to Parent and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(e), or thereafter this Agreement is terminated by the Company pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by Parent or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by Parent and (B) either (1) prior to the date that is twelve (12) months after the date of such termination Parent consummates an Alternative Transaction, Parent shall, on the date an Alternative Transaction is consummated, pay the Company a fee equal to $300,000 plus the Company’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $350,000 in the aggregate, by wire transfer of same day funds or (2) prior to the date that is twelve (12) months after the date of such termination Parent enters into an Acquisition Agreement, Parent shall, on the date of entry into such Acquisition Agreement, pay the Company a fee equal to $300,000 plus the Company’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $350,000 in the aggregate, by wire transfer of same day funds; provided, however, notwithstanding anything to the contrary contained in this Section 8.1(c)(i), that if this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(e) after the Company has elected to use the Stockholder Vote Option, any fee otherwise payable pursuant to this Section 8.2(c)(i) shall be reduced by one half.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(h), then Parent shall pay the Company a fee equal to $300,000 plus the Company’s reasonable costs and expenses incurred in connection with the transactions contemplated by this Agreement, not to exceed $350,000 in the aggregate, by wire transfer of same day funds on the date of termination.

(d) For purposes of this Section 8.2, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company (in the case of an Acquisition Proposal relating to the Company) or shall have been made known to Parent (in the case of any Acquisition Proposal relating to Parent) or has been made directly to its stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (the term Acquisition Proposal, as used in the definition of Acquisition Proposal for purposes of this Section 8.2, and as used in this Section 8.2, shall have the same meaning set forth in Section 6.12 except that the references to “more than 15%” contained in the definition of Alternative Transaction shall be deemed to be references to “40% or more” and such definition shall not include any merger, share exchange, consolidation, business combination or similar transaction where (i) the holders of shares of such party immediately prior to such transaction (or series of related transactions) would continue, in the aggregate, to own at least a majority of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity (or its ultimate parent) in the transaction (or series of related transactions) immediately after the consummation thereof in substantially the same proportion as such holders held the shares of such party’s common stock immediately prior to the consummation thereof and (ii) such party would retain at least a majority of the surviving or resulting entity’s (or its ultimate parent’s) board of directors).

(e) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be $650,000.

(f) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the fee set forth in this Section 8.2, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable in this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.

Section 8.3  Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Parent and the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Parent or the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Company Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of Parent or the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

Section 9.2  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

Section 9.3  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:
Clean Diesel Technologies, Inc.
10 Middle Street
Suite 1100
Bridgeport, CT 06604
Attention:
Telecopier:

With a copy to:

Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901-2048
Attention: David I. Albin
Telecopier: (203) 325-5001

(b) if to the Company, to:
Catalytic Solutions, Inc.4567 Telephone Road
Suite 206
Ventura, CA 93003

Attention:
Telecopier:

With a copy to:

Reed Smith LLP
101 Second Street, Suite 1800
San Francisco, CA 94105
Attention: Robert M. Smith
Telecopier: (415) 391-8269

Section 9.4  Interpretation.   When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. To the extent either of such Schedules contains language expressing agreements of the parties, such agreements shall be deemed to be enforceable to the same extent as if they were set forth in Article VI of this Agreement.

Section 9.5  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.6  Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, any summary of terms or prior understandings relating to expenses and confidentiality and the unsigned Summary of Terms dated February 24, 2010 and the related letter agreement between Parent and the Company.

Section 9.7  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to any applicable conflicts of law principles, except as specifically provided herein.

Section 9.8  Publicity.  Except as otherwise required by applicable law or the rules of the NASDAQ or AIM, and except for the dissemination by Parent and the Company of a press release substantially contemporaneously with the execution of this Agreement substantially in the form agreed to by Parent and the Company, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Company, in the case of a proposed announcement or statement by Parent, or Parent, in the case of a proposed announcement or statement by the Company, which consent shall not be unreasonably withheld.

Section 9.9  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as otherwise specifically provided in Section 6.7, and (b) for the rights of Parent and the Company, on behalf of their respective stockholders, to pursue damages pursuant Section 8.2(a)(ii) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.10  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CATALYTIC SOLUTIONS, INC.

By:
Name:
Title:

CLEAN DIESEL TECHNOLOGIES, INC.

By:
Name:     Michael L. Asmussen
Title:     President & CEO

CDTI MERGER SUB, INC.

By:
Name:     Michael L. Asmussen
Title:     President & CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTAIN DEFINITIONS

Capitalized and certain other terms used in this Agreement and Plan of Merger (“Agreement”) have the meanings set forth below. Unless the context otherwise requires, (i) such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined, and (ii) references are to the appropriate location in the Agreement.

“1997 Plan” has the meaning set forth in Section 2.5(a).

“2006 Plan” has the meaning set forth in Section 2.5(b).

“2006 Plan Award” has the meaning set forth in Section 2.5(b).

“2006 Plan Option” has the meaning set forth in Section 6.6.

“Acquisition Agreement” has the meaning set forth in Section 8.2(b)(i)(B)(2).

“Acquisition Proposal” has the meaning set forth in Section 6.12(e).

“Acting Party” has the meaning set forth in Section 6.12(b).

“Action” means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, charge, hearing, audit or investigation by or before any Governmental Entity or arbitrator.

“Adjusted Ratio” has the meaning set forth in Section 2.1.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Aggregate CSI Stock Consideration” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble.

“AIM” means the Alternative Investment Market of the London Stock Exchange.

“Alternative Transaction” has the meaning set forth in Section 6.12(e).

“ARS Redemption” means the redemption, repurchase or other acquisition of all of Parent’s investment in auction rate securities and auction rate securities rights pursuant to the ARSR Commitment.

“ARSR Commitment” means the obligation of UBS to redeem, repurchase or otherwise acquire Parent’s investment in auction rate securities and auction rate securities rights on July 1, 2010 and payment to Parent not later than July 1, 2010.

“ARSR Credit Facility” means the UBS Bank USA Collateral and Credit Line Agreements dated December 24, 2008, as in effect on the date hereof to which Parent is a party or beneficiary.

“ARSR Net Amount” means, as of the date of determination and to the extent not otherwise included in determining Parent Cash Position, the amount of the ARSR Commitment that has not been paid to Parent less the amount of Parent’s repayment obligations under ARSR Credit Facility.

“Assets” means, with respect to any Person, all land, buildings, improvements, leasehold improvements, fixtures and equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Audits” means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4.

“Capital Works Warrants” means the warrants to acquire an aggregate of 3,117,115 shares of Company Common Stock issued to Capital Works ECS Investors, LLC.

“CDTI Percentage” has the meaning set forth in Section 2.1.

“CDTI Percentage Penalty” has the meaning set forth in Section 2.1.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“CGCL” has the meaning set forth in the recitals.

“Change in Recommendation” has the meaning set forth in Section 6.12(a)(iii).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company’s AIM Reports” has the meaning set forth in Section 3.7(a).

“Company Balance Sheet” has the meaning set forth in Section 3.7(b).

“Company Cash Position” means the good faith estimate, determined in the manner provided in Section 2.2(a), of the amount that would be included under the caption “Cash and cash equivalents” if a consolidated balance sheet of the Company were to be prepared as at June 30, 2010 in accordance with U.S. GAAP in a manner consistent with the Company Balance Sheet, less the amount of any such cash and cash equivalents that is “restricted” and subject to the following adjustments: (a) adding to cash the proceeds, net of any unpaid investment banking fees, of the Company Financing paid to the Company subsequent to June 30, 2010 and not later than the Closing Date; (b) adding to cash any investment banking or legal fees or other out of pocket expenses incurred in connection with the Merger and previously paid; provided that in no event may the amounts in (b) exceed the difference between $500,000 and any Merger related expenses that have not been paid; (c) subtracting from cash any accrued and unpaid directors’ fees; and (d) subtracting from cash any cash acquired by virtue of violations of Section 6.1(b) hereof.

“Company Certificates” has the meaning set forth in Section 2.6.

“Company Common Stock” has the meaning set forth in Section 2.1.

“Company Designee” means a person designated on Schedule 6.11(a) or Schedule 6.11(b) as being one of the designees of the Company to Parent’s or Merger Sub’s Board of Directors, as the case may be.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.

“Company Employees” has the meaning set forth in Section 3.9(a)(ii)(x).

“Company Financial Advisor” has the meaning set forth in Section 3.23.

“Company Financial Statements” has the meaning set forth in Section 3.7(b).

“Company Financing” means the issuance of securities or the incurrence of debt or other obligations of the Company, the proceeds of which may be used by the Company to supplement its Cash Position; provided that any debt shall have been repaid, converted to equity or otherwise extinguished not later than the Closing Date.

“Company Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Company IP” means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.

“Company Material Adverse Effect” means a Material Adverse Effect affecting, individually or in the aggregate, the Company and/or any one of its Subsidiaries.

“Company Material Contract” has the meaning set forth in Section .3.11(a).

“Company Meeting” has the meaning set forth in Section 6.3.

“Company Plans” has the meaning set forth in Section 3.9(a)(ii).

“Company Shareholder Approval” has the meaning set forth in Section 3.4.

“Company Stock Option” means an option, granted under a Company Stock Plan, to acquire shares of Company Common Stock.

“Company Stock Plans” has the meaning set forth in Section 2.5(b).

“Company Warrants” has the meaning set forth in Section 2.1.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Contract” has the meaning set forth in Section 3.5(b).

“CSI Percentage” has the meaning set forth in Section 2.1.

“CSI Percentage Penalty” has the meaning set forth in Section 2.1.

“Cycad Warrants” means the warrants to acquire an aggregate of 1,250,000 shares of Company Common Stock issued to Cycad Group, LLC.

“DGCL” has the meaning set forth in the recitals.

“Debt” means any and all debt and other obligations (including principal and accrued but unpaid interest) for borrowed money owed by the relevant Party and its Subsidiaries.

“Dissenting Shares” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrances” mean any claim, lien, pledge, option, right of first refusal or first offer, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by a Party or any of its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations and common laws relating to pollution, protection of human health or worker safety (as such matters relate to Materials of Environmental Concern) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” has the meaning set forth in Section 3.9(a)(i).

“ERISA Affiliate” has the meaning set forth in Section 3.9(j).

“ERISA Employee Benefit Plan” has the meaning set forth in Section 3.9(a)(i).

“Exchange Agent” has the meaning set forth in Section 2.6.

“Exchange Fund” has the meaning set forth in Section 2.6.

“Fifth Third Facility” means the Company’s credit facility with Fifth Third Bank.

“Form S-4 Registration Statement” has the meaning set forth in Section 6.1(a).

“Governmental Entity” means any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

“Incentive Plan” means the Clean Diesel Technologies, Inc. Incentive Plan as amended through June 11, 2002.

“Intellectual Property” means (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) registered and unregistered trademarks, service marks, trade dress, trade styles, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works and copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all know-how, binding processes and other manufacturing processes, (g) all other proprietary rights (including product and part names and numbers, model names and numbers and “style” and tooling), (h) all domain names, url’s, and registrations in respect thereof and (i) all copies and tangible embodiments thereof.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).

“Knowledge” means the actual knowledge (after reasonable inquiry) of those members of senior management of the Company or Parent, as the case may be, whose duties would, in the normal course of the Company’s or Parent’s affairs, as the case may be, result in such member or members having such knowledge.

“Law” means any constitution, law, statute, common law, treaty, rule, directive, requirement or regulation or Order of any Governmental Entity.

“Licensed Company IP” means all Company IP that is not owned solely or jointly by the Company or any of its Subsidiaries, and that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any agreement entered into with the sole owner, or one or more joint owner(s), of such Company IP.

“Licensed Parent IP” means all Parent IP that is not owned solely or jointly by Parent or any of its Subsidiaries, and that Parent or any of its Subsidiaries has a right to use or exploit by virtue of any agreement entered into with the sole owner, or one or more joint owner(s), of such Parent IP.

“Material Adverse Effect” means (i) any material change, effect, event, development, occurrence, condition or state of facts (individually or in the aggregate with all other such changes, effects, events, developments, occurrences or states of fact) in the business, operations, assets, results of operation or condition (financial or otherwise) of a Party, provided that any change, effect, event, development, occurrence, condition or state of facts resulting from or attributable to the following will not be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (a) the economy or financial markets in general, except to the extent such changes adversely affect the affect Party in a disproportionate manner relative to other persons in such Party’s industry, (b) the economic, business, financial or regulatory environment generally affecting the industry in which the affected Party operates, except to the extent such changes adversely affect such Party and its Subsidiaries in a disproportionate manner relative to other persons in such Party’s industry, (c) changes in Law or applicable accounting regulations or principles or interpretations thereof, except to the extent such changes adversely affect the affect Party and its Subsidiaries in a disproportionate manner relative to other persons in such Party’s industry, (d) the announcement or pendency of the Agreement or the transactions contemplated hereby, or (e) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, except to the extent such changes adversely affect the affected Party and its Subsidiaries in a disproportionate manner relative to other persons in such Party’s industry, and/or (ii) any change, effect, event, development, occurrence, condition or state of facts that (individually or in the aggregate with all other such changes, effects, events, developments, occurrences or states of fact) prevents or materially impedes or materially delays the consummation by the affected Party of the Merger or the other transactions contemplated hereby.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“Maximum Amount” has the meaning set forth in Section 6.7(b)(ii).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the preamble.

“more than 15%” has the meaning set forth in Section 8.2(d).

“Order” means any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Outstanding CDTI Shares” has the meaning set forth in Section 2.1.

“Outstanding CSI Shares” has the meaning set forth in Section 2.1.

“Owned Company IP” means all Company IP that is not Licensed Company IP.

“Owned Parent IP” means all Parent IP that is not Licensed Parent IP.

“Parent” has the meaning set forth in the preamble.

“Parent Balance Sheet” has the meaning set forth in Section 4.7(b).

“Parent Cash Position” means the good faith estimate, determined in the manner provided in Section 2.2(a) and 2.2(d), of the amount that would be included under the caption “Cash and cash equivalents”, less the amount of any such cash and cash equivalents that is “restricted”, if a consolidated balance sheet of Parent were to be prepared as at June 30, 2010 in accordance with U.S. GAAP in a manner consistent with the Parent Balance Sheet, and subject to the following adjustments: (a) adding to cash the ASR Net Amount; (b) adding to cash the proceeds, net of any unpaid investment banking fees, of the Company Financing ; (c) adding to cash any investment banking or legal fees or other out of pocket expenses incurred in connection with the Merger and previously paid, provided that in no event may the amounts in (c) exceed the difference between $500,000 and any merger related expenses that have not been paid; (d) subtracting from cash any accrued and unpaid directors’ fees; and (e) subtracting from cash any cash acquired by virtue of violations of Section 6.1(b) hereof.

“Parent Certificate” has the meaning set forth in Section 6.14.

“Parent Closing Share Price” means the average of the daily volume weighted average sale price of one share of Parent Common Stock for the five trading days immediately preceding the Closing Date on the NASDAQ Capital Market.

“Parent Common Stock” has the meaning set forth in Section 2.1(a).

“Parent Designee” means a person designated on Schedule 6.11(a) or 6.11(b) as being one of Parent’s stockholders designees to Parent’s Board of Directors or Merger Sub’s Board of Directors, as the case may be.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article IV.

“Parent Employees” has the meaning set forth in Section 4.9(a)(ii)(x).

“Parent Financial Advisor” has the meaning set forth in Section 4.23.

“Parent Financial Statements” has the meaning set forth in Section 4.7(b).

“Parent Financing” has the meaning set forth in Section 2.1.

“Parent Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Parent IP” means all Parent IP that is not owned solely or jointly by Parent or any of its Subsidiaries, and that Parent or any of its Subsidiaries has a right to use or exploit by virtue of any agreement entered into with the sole owner, or one or more joint owner(s), of such Parent IP.

“Parent Material Adverse Effect” means a Material Adverse Effect affecting, individually or in the aggregate, Parent and/or any one of its Subsidiaries (including Merger Sub).

“Parent Material Contract” has the meaning set forth in Section 4.11(a).

“Parent Meeting” has the meaning set forth in Section 6.3.

“Parent Option” means an option, granted under the Incentive Plan, to acquire shares of Parent Common Stock.

“Parent Plans” has the meaning set forth in Section 4.9(a)(ii).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Shareholder Approval” has the meaning set forth in Section 4.24.

“Parent Warrants” has the meaning set forth in Section 2.1.

“Parties” means Parent, Merger Sub and the Company.

“Permitted Encumbrances” means (a) any and all Encumbrances that result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto and for which appropriate reserves have been established in accordance with US GAAP; (b) all material cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ and other similar liens imposed by law and incurred in the ordinary course of business; and (c) other Encumbrances that individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby or would not otherwise be expected to cause a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

“Personal Property” means all tangible personal property owned, leased or rented by a Party or any of its Subsidiaries but, for avoidance of doubt, Personal Property does not include Company IP or Parent IP.

“Pre-Termination Takeover Proposal Event” has the meaning set forth in Section 8.2(d).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(d).

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Reverse Stock Split” has the meaning set forth in Section 6.13.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Secretary of State” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Vote Option” has the meaning set forth in Section 6.12(c).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“SVB Warrants” means the warrants to acquire an aggregate of 37,500 shares of Company Common Stock issued to Silicon Valley Bank.

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital interests, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person (including any obligation to make a tax distribution to members of a partnership or limited liability company).

“Tax Authorities” means the U.S. Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Tax Returns” means all federal, state, local, and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

“Third Party” means any person other than Parent, Merger Sub, the Company and their respective Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“US GAAP” has the meaning set forth in Section 3.6.

Annex B

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE

OF INCORPORATION

OF

CLEAN DIESEL TECHNOLOGIES, INC.

Clean Diesel Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby does certify:

FIRST:  The name of the corporation is Clean Diesel Technologies, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 19, 1994. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on March 21, 2007 (the “Restated Certificate”). A Certificate of Amendment to the Restated Certificate was filed with the Secretary of State of Delaware on June 15, 2007.

SECOND:  That the Board of Directors of the Corporation on [           ], 2010 duly adopted resolutions setting forth a proposed amendment of the Restated Certificate, as heretofore amended, declaring said amendment to be advisable and in the best interests of the Corporation, and authorizing the distribution of a resolution to the stockholders of the Corporation for consideration thereof.

THIRD:  That a majority of the stockholders of the Corporation entitled to vote thereon, at the annual meeting of the stockholders held on          , 2010, voted to authorize said amendment in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

FOURTH:  That the said amendment was duly adopted in accordance with the applicable provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware. The Restated Certificate is hereby amended as follows:

The introductory paragraph of Article 4 is hereby deleted in its entirety and replaced with the following:

“4. The corporation shall have authority to issue the total number of Twelve Million One Hundred Thousand (12,100,000) Shares of the par value of $0.01 per share, amounting in the aggregate to One Hundred Twenty One Thousand Dollars ($121,000), and of such shares Twelve Million (12,000,000) shall be designated as Common Stock and One Hundred Thousand (100,000) shall be designated as preferred stock. Effective at 6:00 p.m. (Clean Diesel Time) on the date of filing of this Certificate of Amendment (such time, the “Effective Time”), every [insert number ranging from 3 to 8] of Common Stock outstanding immediately prior to the Effective Time (such shares, the “Old Common Stock”) shall automatically without further action on the part of the Corporation be combined into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional shares described below. From and after the Effective Time, certificates representing the Old Common Stock shall, without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by [insert number ranging from 3 to 8], will be entitled to receive cash in lieu of fractional shares at the value thereof on the date of the Effective Time as determined by the Board of Directors.”

FIFTH:  the Restated Certificate is hereby ratified and confirmed in all other respects.

B-1

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be duly executed this      th day of           2010.

CLEAN DIESEL TECHNOLOGIES, INC.

By:
Name:     Charles W. Grinnell

Title:	Vice President and Secretary

B-2

Annex C

WRITTEN OPINION OF ARDOUR CAPITAL INVESTMENTS, LLC

May 11, 2010

The Board of Directors
Clean Diesel Technologies, Inc.
10 Middle Street
Suite 1100
Bridgeport, CT 06604

Dear Members of the Board,

We understand that Clean Diesel Technologies, Inc., a publicly traded Delaware corporation listed on the NASDAQ Capital Market (“Clean Diesel” or “Clean Diesel”), is considering a merger (the “Transaction”) with Catalytic Solutions, Inc. (“Catalytic Solutions” or “CSI”), a publicly traded California corporation traded on the London Stock Exchange Alternative Investment Market (London AIM). The proposed merger agreement Ardour Capital Investments, LLC (“Ardour”) reviewed is outlined in the draft Summary of Terms dated February 24, 2010 and detailed in the March 10, 2010 draft Agreement and Plan of Merger. You have requested our opinion as to the fairness of the Consideration from a financial point of view to the shareholders of Clean Diesel.

Within the last twelve months, Ardour has not acted as financial advisor to the Board of Directors of Clean Diesel with regard to ongoing business matters in the ordinary course. Neither Ardour, nor its employees, affiliates nor shareholders shall receive a fee for advising Clean Diesel on the Transaction. Ardour will receive a fee for issuing this opinion.

In the ordinary course of business during the past twelve months, Ardour, its subsidiaries, branches or affiliates may have traded Clean Diesel securities for their own accounts and the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities. Ardour does not make a market in Clean Diesel shares.

Our opinion does not address fairness of the Transaction, financially or otherwise, to the holders of Catalytic Solutions shares.

In rendering this opinion we have assumed, with your consent, the final Agreement and Plan of Merger will not differ in any material respect from the draft Agreement and Plan of Merger dated March 10, 2010 reviewed by us. We have not been authorized to and have not solicited indications of interest in a business combination with Clean Diesel from any party nor did we participate in any negotiations on behalf of Clean Diesel or Catalytic Solutions regarding the Agreement and Plan of Merger or subsequent transactions.

In arriving at our opinion, we have:

(i) reviewed the draft Summary of Terms dated, February 24, 2010, between Clean Diesel Technologies, Inc. and Catalytic Solutions, Inc.

(ii) reviewed the draft Agreement Plan of Merger dated, March 10, 2010 between Clean Diesel Technologies, Inc. and Catalytic Solutions, Inc.

(iii) had discussions with management of Clean Diesel Technologies, Inc. regarding the history and nature, as well as the current and future prospects for the environmental emissions control market for Clean Diesel Technologies, Inc.’s and Catalytic Solutions, Inc.’s technology

(iv) reviewed Clean Diesel’s audited financial statements for the year ending December 31, 2009 filed with the SEC on March 25, 2010

(v) reviewed CSI’s “Management’s Discussion of Results” and audited financial statements for the year ended December 31,2009, both as provided by Clean Diesel management

(vi) reviewed the capitalization table of Clean Diesel

(vii) reviewed the capitalization of CSI with the exception of a complete derivative securities provisions review

(viii) reviewed Clean Diesel’s prepared financial projections for 2010 though 2014

(ix) reviewed CSI’s financial projections for 2010 and 2011 included in the PDF (portable document format) version of the merger model provided by Clean Diesel management

(x) reviewed separate third party valuation assessments of both Clean Diesel and CSI

(xi) reviewed publicly available data for comparable companies

(xii) reviewed certain publicly available financial information relating to Clean Diesel and Catalytic Solutions

(xiii) reviewed a pro forma capitalization table and a pro forma balance sheet, both as of the effective time of the contemplated merger, as jointly prepared by management of CSI and Clean Diesel, and

(xiv) conducted such other financial studies, analyses, investigations, and considered such other information as we deemed necessary or appropriate

In connection with our review, with your consent, we have not independently verified any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Clean Diesel or Catalytic Solutions, and have not been furnished with any such evaluation or appraisal. We note that we are not tax, accountancy or other specialist advisors and we have not made any determination as to the value of Clean Diesel’s or Catalytic Solution’s tax loss carry-forwards and have assumed, based on Clean Diesel’s management’s assessment that no opportunity exists for Clean Diesel to realize a material value through the use of such tax loss carry-forwards, that the value of tax loss carry forwards is not material to Clean Diesel. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This letter and the opinion contained herein are provided for the benefit of the Board of Directors and shareholders of Clean Diesel only in connection with and for the purposes of their consideration of the Transaction.

The following is a summary of the principal financial analyses performed by Ardour to arrive at its opinion. In reviewing the materials provided by Clean Diesel and Catalytic Solutions, it was determined that the limited public market for the securities of the two companies formed an insufficient basis from which to value the combination. We have chosen comparable companies and discounted cash flow analyses to value the merger combination of Clean Diesel and Catalytic Solutions.

Comparable Company Analysis:

This analysis establishes value through a comparative analysis of similar publicly traded companies active in similar industry sectors. The approach compares ratios of income statement, balance sheet and cash flow quantities versus known public valuations and extrapolates the subject company’s value from said ratios.

Discounted Cash Flow Analysis:

The discounted cash flow analysis establishes the value of a company whose asset base is determined to consist primarily of intangible assets, through the capitalization of free cash flows anticipated to be generated by the company. The procedure requires calculating the net present value of the projected free cash flow discounted by a risk adjusted rate of return over the anticipated economic life of the investment.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Transaction is fair from a financial point of view to the shareholders of Clean Diesel.

Yours faithfully,

Ardour Capital Investments, LLC

Annex D

WRITTEN OPINION OF MARSHALL & STEVENS, INC.

May 11, 2010

The Board of Directors of Catalytic Solutions, Inc.
4567 Telephone Road, Suite 206
Ventura, CA 93003

Members of the Board of Directors:

We understand that the Board of Directors of Catalytic Solutions, Inc. (“CSI” or the “Company”) is contemplating a transaction (the “Transaction”) in which a wholly-owned subsidiary of Clean Diesel Technologies, Inc. (the “Merger Sub” and “Clean Diesel” respectively) would be merged with and into the CSI (the “Merger”), as a result of which CSI would become a wholly-owned subsidiary of Clean Diesel pursuant to the terms of an Agreement and Plan of Merger to be entered into by and among Clean Diesel, Merger Sub and CSI ( the “Merger Agreement”), a copy of which has been previously provided to us by the Company.

The Merger Agreement contemplates that, immediately prior to the consummation of the Merger, the certificate of incorporation of CSI will be amended to authorize a second class of common stock to be designated Class B Common Stock (the “Class B Common Stock”) having terms that are substantially the same as the existing common stock of CSI, which will re-designated as Class A Common Stock (the “Class A Common Stock”). The Merger Agreement further contemplates that CSI will secure interim funding through the issuance of secured convertible notes (the “Notes”) in the aggregate principal amount of $4,000,000, and that such Notes will convert into shares of Class B Common Stock immediately prior to the Merger.

The Merger Agreement provides that Clean Diesel will issue to CSI stockholders a number of shares that will result in an “Adjusted Ratio;” provided that in no event shall the post merger ownership by such CSI stockholders exceed 90.0%, of Clean Diesel with 10.0% ownership remaining with the pre-merger Clean Diesel stockholders, or be less than 48.0% , with 52.0% ownership to the premerger Clean Diesel stockholders. “Adjusted Ratio” is derived by dividing (i) the CSI Ownership Percentage by (ii) the Clean Diesel Ownership Percentage, as such terms are defined in the Merger Agreement.

For purposes of this opinion, among other things, we assumed the lowest possible ratio under the Merger Agreement (that being 48.0% to premerger CSI stockholders with 52.0% being retained by the premerger Clean Diesel stockholders). We assumed that 8,213,988 shares of Clean Diesel are outstanding as of the date of this opinion and we assumed, based on information provided to us by management, the premerger issuance by Clean Diesel of an additional 1,305,587 shares, for a total number of Clean Diesel outstanding shares of 9,519,575 as of the effective time of the Merger. We also assumed that 69,761,902 shares of CSI common stock are outstanding as of the date of this opinion and, after giving effect to the exercise of 1,250,000 of premerger warrants, that there will be a total of 71,011,902 shares of Class A Common Stock outstanding as of the effective time of the Merger. We also assumed, based on information provided to us by management, that the Company will issue $4,000,000 Notes, which will be converted into 173,664,478 shares of a newly created Class B Common Stock immediately prior to the Merger. On the basis of the lowest possible Adjusted Ratio, we thus assumed that the Class A Common Stock outstanding after exercise of the above referenced warrants, will, at the effective time of the Merger, convert into 2,371,718 shares of the common stock of Clean

Diesel (“Clean Diesel Common Stock”) and that the Class B Common Stock will convert into 5,800,198 shares of Clean Diesel Common Stock. We have also assumed the Allen & Company will receive 615,384 Clean Diesel Stock and 1,000,000 of warrants in consideration of services rendered. In addition, we assumed that a total of 3,000,000 warrants will be issued to the Class A Common Stockholders, 1,000,000 to existing Clean Diesel stockholders and that no additional shares or warrants will be issued to the premerger Clean Diesel stockholders. For purposes of this opinion, the term “Merger Consideration” means the 2,371,718 shares of Clean Diesel common stock and the 3,000,000 Clean Diesel warrants to be received by the holders of the Class A Common Stock upon effectiveness of the Merger, such Clean Diesel shares and Clean Diesel warrants to be allocated prorate to the holders of such Class A Common Stock.

You have requested Marshall & Stevens, Incorporated (referred to herein as “Marshall & Stevens” or “we,” “us,” “our” or words of similar import) to advise the Board of Directors as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Class A Common Stock (the “Class A Common Stockholders”) in the Transaction. We have not been asked to render any opinion with respect to the fairness of the issuance of the Notes, the fairness of the terms of the Notes, as to the fairness of the consideration to be received in the Transaction by the holders of such Notes (either in their capacity as the holders of such Notes or, after conversion, in their capacity as the holders of Class B Common Stock) or as to the fairness of the transaction to any other person, and we specifically express no opinion as to such matters. We have not been engaged to serve as the financial advisor to the CSI or the Board of Directors, were not involved in the negotiation or structuring of the Transaction, and have not been asked to consider any non-financial elements of the Transaction or any other alternatives that might be available to CSI, the Board of Directors of the Class A Common Stockholders. Our services in rending this opinion have been in our capacity as an independent contractor and not as a fiduciary to the Board of Directors, CSI, the Class A Common Stockholders or any other person.

In connection with this opinion, we have made such reviews, analysis and inquiry as we, in the exercise of our professional judgment, have deemed necessary and appropriate under the circumstances. We have considered, among other things, the following information:

•	Information obtained during interviews of members of the CSI’s management, Clean Diesel’s management, and CSI’s legal counsel;

•	The Draft Merger Agreement dated May 5, 2010;

•	The Pro-forma Capitalization Table including Management Stock dated on May 7, 2010;

•	CSI’s audited financial statements for the fiscal year ended December 31, 2003, 2004, and 2005;

•	The Annual Report and Financial Statement of CSI for the fiscal year ended December 31, 2006, 2007, and 2008;

•	CSI’s internal unaudited financial statements for the six-month period ended June 30, 2008 and for the fiscal year ended December 31, 2009;

•	The 10K filing of Clean Diesel for the fiscal year ended December 31, 2009;

•	CSI’s projected P&L for the fiscal year ending from December 31, 2010 to December 31, 2014 provided by CSI;

•	Clean Diesel’s five-year financial statement projections from December 31, 2010 through December 31, 2014 provided by CSI;

•	The various third-party valuation reports regarding CSI and Clean Diesel;

•	The Corporate Overview, Business Strategy and other market presentation of CSI and Clean Diesel;

•	Market trading prices and indicated valuation metrics for CSI, Clean Diesel, and comparable public companies;

•	Valuation metrics for comparable merger transactions;

•	Pertinent economic and industry information;

•	Third-party industry and economic research, including, but not limited to, Capital IQ, equity research reports and IBISWorld Industry Research, and OneSource; and

•	Other studies and analysis as we deemed appropriate.

With your consent, we have i) relied upon the accuracy and completeness of the financial and supplemental information (a) provided by or on behalf of CSI or Clean Diesel or (b) which we have otherwise obtained from public sources or from private sources and which we believe, in the exercise of our professional judgment to be reasonably dependable, ii) not assumed responsibility for independent verification of such information, or iii) not conducted any independent valuation or appraisal of any assets of CSI or Clean Diesel or any appraisal or estimate of the liabilities of CSI or Clean Diesel. With respect to the financial forecasts relating to CSI and/or the company resulting from the Transaction (the “Resultant Company”), we have assumed, with your consent, that such forecasts have been reasonably prepared on the basis of and reflecting the best currently available estimates and judgments of management at CSI as to the future financial performance of CSI or the Resultant Company, as the case may be. With respect to financial forecasts relating to Clean Diesel and/or the Resultant Company, we have assumed, with your consent, that such forecasts have been reasonably prepared on the basis of and reflecting the best current available estimates and judgments of management at Clean Diesel as to the future financial performance of Clean Diesel or the Resultant Company, as the case may be. With your consent, we assume no responsibility for, and express no view as to, such financial forecasts or the assumptions on which they are based. Our opinion assumes that Merger Sub is wholly owned by Clean Diesel and has no separate business operations, assets or liabilities.

With your consent, we have assumed that the Transaction is consummated in accordance with the terms and conditions set forth in the Merger Agreement and that the Clean Diesel shares issued in connection with the Transaction will, upon issuance as provided in the Merger Agreement, be duly issued and non-assessable and listed for immediate trading on the NASDAQ Capital Market.

Our opinion is based upon economic, market and other conditions as they exist and can reasonably be evaluated on the date hereof and does not address the fairness of the Merger Consideration as of any other date. In rendering our opinion we have assumed that the factual circumstances, agreements and terms, as they existed at the date of the opinion, will remain substantially unchanged through the time the Merger is completed. It is understood that financial markets are subject to volatility, and our opinion does not purport to address potential developments in applicable financial markets.

Our opinion expressed herein has been prepared for the Board of Directors in connection with its consideration of the Transaction, and may not be relied upon by any other person. Our opinion does not constitute a recommendation to the Board of Directors or the holders of Class A Common Stock, Notes or B Common Stock or any other person as to any action the Board of Directors, CSI or any other person should take in connection with the Transaction or any aspect thereof and specifically is not a recommendation to purchase the Notes. Our opinion does not address the merits of the Transaction or the underlying decision by Board of Directors to engage in the Transaction or the relative merits of any alternatives that may be available to CSI or the holders of its equity securities or debt. This opinion addressed only the financial aspects of the Transaction (i.e. the value of the Merger Consideration that will be received by the Class A Common Stockholders in the Transaction as compared to the value of the shares that they own as of the date of this opinion), and does not address any other aspect of the Transaction. Furthermore, our opinion is not to be construed or deemed to be a solvency opinion or provide any advice as to legal, accounting or tax matters.

This opinion may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent.

Based on the subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the Class A Common Stockholders in the Transaction is fair from a financial point of view.

Very truly yours,

Marshall & Stevens Incorporated

Annex E

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

§1300. Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Agreed Price — Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Appraisers’ Report — Payment — Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex F

Draft Certificate Of Amendment
Of
Third Amended And Restated
Articles Of Incorporation
Of
Catalytic Solutions, Inc.

The undersigned hereby certify that:

A. They are the Chief Executive Officer and the Secretary, respectively, of Catalytic Solutions, Inc., a California corporation.

B. Article III of the corporation’s Third Amended and Restated Articles of Incorporation is amended and restated in its entirety to read as follows:

“1. Classes of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, “Class A Common Stock” and “Class B Common Stock.” The Class A Common Stock and Class B Common Stock are hereinafter referred to collectively as “Common Stock.” The total number of shares of stock that the corporation is authorized to issue is Two Hundred Seventy Million 270,000,000 shares. Eighty-Five Million (85,000,000) shares shall be Class A Common Stock, and One Hundred Eighty Five Million (185,000,000) shares shall be Class B Common Stock. Any and all shares of the corporation’s Common Stock issued and outstanding at the time of filing this Certificate of Amendment with the Secretary of State shall be hereby automatically changed and redesignated without further action into fully paid and non-accessible shares of the Corporation’s Class A Common Stock. As of the filing date of this Certificate of Amendment of these Third Amended and Restated Articles of Incorporation, the corporation has no authorized, issued or outstanding shares of preferred stock, all shares of previously authorized and issued preferred stock having converted into shares of Class A Common Stock automatically upon the corporation closing a Qualified Public Offering (as such term was defined in the corporation’s Second Amended and Restated Articles of Incorporation).

2. Common Stock.  Subject to Article IV of these Third Amended and Restated Articles of Incorporation, the Board of Directors of the corporation may authorize the issuance of shares of Class A Common Stock and shares of Class B Common Stock from time to time. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the corporation may be reissued except as otherwise provided by law.

(a) Dividends and Distributions.  The holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor, provided that the holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, subject to the limitations described below. If the corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such series of Common Stock shall be proportionately subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, which have been subdivided or combined. Subject to the prior rights of holders of all classes of stock at that time outstanding having prior rights as to liquidation, upon a liquidation, dissolution or winding up of the corporation, the assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Class A common stock and Class B common stock in proportion to the amount of such stock owned by each such holder.

(b) Voting Rights.  The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the corporation, except as otherwise required by applicable law. Each share of Class A Common Stock and Class B

F-1

Common Stock shall be entitle the holder thereof to one (1) vote on all matters submitted to a vote of the shareholders of the corporation.”

C. The foregoing amendment has been approved by the Board of Directors of the corporation.

D. The foregoing amendment has been approved by the required vote of shareholders of the corporation in accordance with Sections 902 and 903 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment at the time that shareholder approval was obtained was 69,761,902 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being more than 50% of the outstanding shares of Common Stock.

The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

By
          , Chief Executive Officer

By
          , Secretary

Dated: [          ]

F-2

Annex G

FORM OF COMPANY NON-TRANSFERABLE WARRANT*(

No.

THIS WARRANT IS NOT TRANSFERABLE OTHER THAN IN THE LIMITED CIRCUMSTANCES PROVIDED HEREIN AND THE HOLDER HEREOF AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS WARRANT MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY SUCH HOLDER OTHER THAN AS PROVIDED HEREIN.

[Insert Date]

[Insert no. of Shares] Shares

Warrant for Purchase of Common Stock
of Clean Diesel Technologies, Inc.
(a Delaware Corporation)

This Certifies that [Insert Name] (the “Holder”) of [Insert Address] for value received and subject to the provisions hereinafter set forth is entitled to purchase from Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), [Insert No. of Shares] shares of Common Stock of the Company, par value $.01 per share (the “Shares”), at a price of USD$           per share1 (the “Exercise Price”) on or before 5:00 p.m. local time at the then executive offices of the Company on or prior to the Expiration Date (as defined below). This Warrant shall be void unless exercised on or before the Expiration Date.

1. Merger Consideration. This Warrant is issued pursuant to that certain Agreement and Plan of Merger by and between the Company, CDTI Merger Sub, Inc. and Catalytic Solutions, Inc. (“CSI”) relating to the Merger (as defined therein) and the issuance by the Company to the Holder of the Merger Consideration (as defined therein), including this Warrant on the date hereof.

2. Exercise; Expiration Date. This Warrant may be exercised from time to time by the Holder as to the whole or any lesser number of the Shares upon tender of this Warrant at the then executive office of the Company with a written notice signed by the Holder to the attention of the Company Secretary expressing the Holder’s intent to exercise the same together with payment to the Company of the Exercise Price of the Shares stated in the notice to be purchased. If this Warrant is exercised in respect of fewer than all of the Shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the remaining Shares issuable under the original Warrant and deliver such new Warrant to the Holder unless the number of remaining Shares is less than one (1), in which case no new warrant shall be issued.

This Warrant and all rights hereunder will expire if not exercised by 5:00 p.m. prevailing local time in New York, New York on the date that is the earlier to occur of (i) [insert date]2, and (ii) that date that is thirty (30) days after the giving of notice by the Company to the Holder that the Fair Market Value of one Share has exceeded 130% of the Exercise Price for ten (10) consecutive days (which 10-day period means, if the Shares are then listed or traded on an exchange or otherwise quoted, 10 consecutive days for which the Closing Bid Price is reported), and that the Warrant will therefore expire if not exercised prior to the Expiration Date.

“Fair Market Value” means (i) the consolidated closing bid price of one Share as reported on the NASDAQ Stock Market, LLC or on any other principal national securities exchange on which the Shares are then listed or admitted for trading or (ii) if the Shares are not then listed or admitted for trading on any

1 Price to be determined by the Company by determining the quotient of $30,000,000 divided by the number of outstanding Shares immediately upon the occurrence of the merger (the “Merger”) of a subsidiary of the Company with and into Catalytic Solutions, Inc., a California corporation, and giving effect thereto.
2 Insert third anniversary of the date of the Merger.

(     * As amended by Letter Agreement, dated September 1, 2010.

national securities exchange, the last reported sale price or, in case no such sale takes place on each day during the 10-day period referred to below, the average of the highest reported bid and the lowest reported asked quotation for the Shares, either case as reported on any authorized interdealer quotation system (in each case, the “Closing Bid Price”). If the Shares are not listed or admitted for trading on any national securities exchange or quoted by any interdealer quotation system or a similar service, Fair Market Value means the fair market value of a Share as determined by a majority of the directors of the Company’s Board of Directors.

3. No Stockholder Rights. This Warrant does not confer upon the Holder or the Holder’s permitted Assignees any right whatsoever as a stockholder of the Company, including without limiting the generality of the foregoing, the right to vote, to receive notices and the right to receive dividends, prior to the exercise of the Holder’s rights to purchase the Shares as provided herein.

4. No Transfers. This Warrant may not be transferred, sold, or made subject to a security interest or charge, pledged, hypothecated, or otherwise transferred except (i) as the result of or assignment by operation of law (such as death or merger or otherwise) or (ii) as required by law or any court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation). A request for a transfer of this Warrant shall be accompanied by such documentation establishing satisfaction of the conditions set forth in clause (i) or (ii) above, as applicable, as may be reasonably requested by the Company (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Company, the Company shall permit the transfer of this Warrant.

5. Securities Laws. Any Shares issued upon the exercise of this Warrant (unless pursuant to an effective registration statement under the Act) shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN FOR INVESTMENT AND THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM REGISTRATION IS THEN AVAILABLE.”

6. Capital Adjustments. The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time, as follows:

(a) If at any time there shall be a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of Shares of stock or other securities or property of the successor corporation resulting from such merger or consolidation, to which the Holder would have been entitled in such merger or consolidation, if this Warrant had been exercised immediately before such merger or consolidation.

(b) If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the Shares into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Shares immediately prior to such subdivision, combination, reclassification or other change.

(c) If the Company at any time shall split or subdivide its Common Stock, the Exercise Price shall be proportionately decreased and the number of Shares issuable pursuant to this Warrant shall be proportionately increased. If the Company at any time shall combine its Common Stock, the Exercise Price shall be proportionately increased and the number of Shares issuable pursuant to this Warrant shall be proportionately decreased.

7. Governing Law. This Warrant shall be governed by and construed for all purposes by in accordance with the laws of the State of Delaware without reference to the conflicts of laws rules of any jurisdiction.

8. Notices. Any notice effecting an exercise of this Warrant shall, if in writing, be effective upon receipt by the Company of the Warrant, notice of exercise and payment of the Exercise Price. Other notices shall, if in writing, be effective on receipt, if delivered in person or by facsimile transmission, or, if given by mail, four (4) days after deposit in the mail service, air-mail postage pre-paid, in any case to the then executive office of the Company to the attention of the Company Secretary, or, if to the Holder, to the address given above or to such other address by notice so given.

9. Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or a legal holiday.

10. Lost Warrants. The Company covenants with the Holder that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11. Fractional Shares. This Warrant may be exercised only for an integral number of Shares, and fractional Shares may not be purchased hereunder.

12. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

[Signature page follows.]

WITNESS the seal of the Company and the signature of its duly authorized officers as of the date first written above.

CLEAN DIESEL TECHNOLOGIES, INC.

By:
Name:

Title:	Vice President & Treasurer

Attest:
Name:

Title:	Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF CLEAN DIESEL OFFICERS AND DIRECTORS

Clean Diesel’s Certificate of Incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware law. Section 102 of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision that eliminates the personal liability of the directors of that corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Clean Diesel’s charter documents provide that Clean Diesel shall indemnify its officers, directors and agents to the fullest extent permitted by law, including those circumstances where indemnification would otherwise be discretionary. Clean Diesel believes that indemnification under its charter documents covers at least negligence and gross negligence on the part of indemnified parties. Clean Diesel has entered into indemnification agreements with each of its directors and officers, which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require Clean Diesel, among other things, to indemnify each director and officer against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance such persons’ expenses incurred as a result of any proceeding against him or her as to which such person could be indemnified.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of Clean Diesel’s Bylaws provides for indemnification of its directors, officers, employees or agents to the maximum extent permitted under the Delaware General Corporation Law. Clean Diesel has entered into indemnification agreements with its officers and directors, which are intended to provide Clean Diesel’s officers and directors with indemnification to the maximum extent permitted under the Delaware General Corporation Law.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Clean Diesel in which indemnification is being sought, nor is Clean Diesel aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of Clean Diesel.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

EXHIBITS

Exhibit
Number		Description

2	.1*	Merger Agreement (attached as Annex A to this Form S-4/A)
2.2		Letter Agreement, dated as of September 1, 2010, amending the Merger Agreement (incorporated by reference to Exhibit 2.1 to Clean Diesel’s Current Report on Form 8-K filed on September 6, 2010).
2	.3*	Letter Agreement, dated as of September 14, 2010, amending the Merger Agreement.

Exhibit
Number		Description

3.1		Restated Certificate of Incorporation of Clean Diesel dated as of March 21, 2007 (incorporated by reference to Exhibit 3(i)(a) to Clean Diesel’s Annual Report on Form 10-K filed on March 30, 2007).
3	.2*	Proposed Certificate of Amendment to Clean Diesel Certificate of Incorporation (attached as Annex B to this Form S-4/A)
3.3		Certificate of Amendment to Clean Diesel Restated Certificate of Incorporation dated as of June 15, 2007 (incorporated by reference to Exhibit 3(i)(b) to Clean Diesel’s Registration Statement on Form S-1 (No. 333-144201) dated on June 29, 2007)
3.4		Certificate of Elimination of Clean Diesel’s Series A Convertible Preferred Stock dated June 18, 2004 (incorporated by reference to Exhibit to Clean Diesel’s Registration Statement on Form S-8 (No. 333-117057) dated July 1, 2004)
3.5		Clean Diesel’s By-Laws as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to Clean Diesel’s Quarterly Report on Form 10-Q filed on November 10, 2008)
4	.1*	Proposed Form of Warrant Certificate (attached as Annex G to this Form S-4/A)
5	.1***	Opinion of Finn Dixon & Herling LLP
8	.1*	Tax opinion of KPMG LLP, Independent Registered Public Accountant
10	.1***	Transition Services Agreement, dated June 30, 2010, between Charles W. Grinnell and Clean Diesel
10	.3****	Employment Agreement, dated October 17, 2006, between Charles F. Call and CSI
10	.4****	Employment Agreement, dated July 9, 2008, between Nikhil A. Mehta and CSI
10	.5****	Employment Agreement, dated October 17, 2006, between Stephen J. Golden, Ph.D., and CSI
21		Subsidiaries (incorporated by reference to Exhibit 21 to Annual Report on Form 10-K filed on March 25, 2010).
23	.1*	Consent of EisnerAmper LLP (formerly known as Eisner LLP), Independent Registered Public Accountants
23	.2*	Consent of KPMG LLP, Independent Registered Public Accountants
23	.3***	Consent of Ardour Capital Investments, LLC
23	.4**	Consent of Marshall & Stevens, Inc.
23	.5***	Consent of Houlihan and Smith
23	.6***	Consent of Finn Dixon & Herling LLP (included as part of Exhibit 5.1)
23	.7*	Consent of KPMG LLP (included as part of Exhibit 8.1)
24.1		Power of Attorney (included on signature page of Form S-4 (No. 333-166865) filed on May 14, 2010, and on page II-5 of Amendment No. 2 to the Registration Statement on Form S-4/A (No. 333-166865) filed on August 30, 2010)
99	.1***	Consent of Bernard H. Cherry
99	.2***	Consent of Alexander Ellis, III
99	.3***	Consent of Charles R. Engles, Ph.D.
99	.4***	Consent of Charles F. Call
99	.5****	Clean Diesel Proxy Card
99	.6****	CSI Proxy Card
99	.7****	Consent of Timothy Rogers
99	.8*	Forbearance Letter Agreement among Catalytic Solutions, Inc., Cycad Group, LLC, Emerald Energy Fund I LP and EnerTech Capital Partners II L.P.

*	Filed herewith.

**	Previously filed with the Registration Statement on Form S-4 (No. 333-166865), which was filed with the Securities and Exchange Commission on May 14, 2010.

***	Previously filed with Amendment No. 1 to the Registration Statement on Form S-4/A (No. 333-166865), which was filed with the Securities and Exchange Commission on July 22, 2010.

****	Previously filed with Amendment No. 2 to the Registration Statement on Form S-4/A (No. 333-166865), which was filed with the Securities and Exchange Commission on August 30, 2010.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, Connecticut, on this 14th day of September, 2010.

CLEAN DIESEL TECHNOLOGIES, INC.

/s/  Michael L. Asmussen
Michael L. Asmussen
President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Michael L. Asmussen Michael L. Asmussen		Chief Executive Officer, President and Director (Principal Executive Officer)	September 14, 2010

/s/ John B. Wynne, Jr. John B. Wynne, Jr.		Interim Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer)	September 14, 2010

* Frank J. Gallucci		Director	September 14, 2010

* Derek R. Gray		Director	September 14, 2010

* Charles W. Grinnell		Director, Vice President and Corporate Secretary	September 14, 2010

* David F. Merrion		Director	September 14, 2010

* Mungo Park		Director, Non-Executive Chairman of the Board of Directors	September 14, 2010

* David W. Whitwell		Director	September 14, 2010

*By	/s/ Michael L. Asmussen Michael L. Asmussen Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1*	Merger Agreement (attached as Annex A to this Form S-4/A)
2.2		Letter Agreement, dated as of September 1, 2010, amending the Merger Agreement (incorporated by reference to Exhibit 2.1 to Clean Diesel’s Current Report on Form 8-K filed on September 6, 2010).
2	.3*	Letter Agreement, dated as of September 14, 2010, amending the Merger Agreement.
3.1		Restated Certificate of Incorporation of Clean Diesel dated as of March 21, 2007 (incorporated by reference to Exhibit 3(i)(a) to Clean Diesel’s Annual Report on Form 10-K filed on March 30, 2007).
3	.2*	Proposed Certificate of Amendment to Clean Diesel Certificate of Incorporation (attached as Annex B to this Form S-4/A)
3.3		Certificate of Amendment to Clean Diesel Restated Certificate of Incorporation dated as of June 15, 2007 (incorporated by reference to Exhibit 3(i)(b) to Clean Diesel’s Registration Statement on Form S-1 (No. 333-144201) dated on June 29, 2007)
3.4		Certificate of Elimination of Clean Diesel’s Series A Convertible Preferred Stock dated June 18, 2004 (incorporated by reference to Exhibit to Clean Diesel’s Registration Statement on Form S-8 (No. 333-117057) dated July 1, 2004)
3.5		Clean Diesel’s By-Laws as amended through November 6, 2008 (incorporated by reference to Exhibit 3.1 to Clean Diesel’s Quarterly Report on Form 10-Q filed on November 10, 2008)
4	.1*	Proposed Form of Warrant Certificate (attached as Annex G to this Form S-4/A)
5	.1***	Opinion of Finn Dixon & Herling LLP
8	.1*	Tax opinion of KPMG LLP, Independent Registered Public Accountant
10	.1***	Transition Services Agreement, dated June 30, 2010, between Charles W. Grinnell and Clean Diesel
10	.3****	Employment Agreement, dated October 17, 2006, between Charles F. Call and CSI
10	.4****	Employment Agreement, dated July 9, 2008, between Nikhil A. Mehta and CSI
10	.5****	Employment Agreement, dated October 17, 2006, between Stephen J. Golden, Ph.D., and CSI
21		Subsidiaries (incorporated by reference to Exhibit 21 to Annual Report on Form 10-K filed on March 25, 2010).
23	.1*	Consent of EisnerAmper LLP (formerly known as Eisner LLP), Independent Registered Public Accountants
23	.2*	Consent of KPMG LLP, Independent Registered Public Accountants
23	.3***	Consent of Ardour Capital Investments, LLC
23	.4**	Consent of Marshall & Stevens, Inc.
23	.5***	Consent of Houlihan and Smith
23	.6***	Consent of Finn Dixon & Herling LLP (included as part of Exhibit 5.1)
23	.7*	Consent of KPMG LLP (included as part of Exhibit 8.1)
24.1		Power of Attorney (included on signature page of Form S-4 (No. 333-166865) filed on May 14, 2010, and on page II-5 of Amendment No. 2 to the Registration Statement on Form S-4/A (No. 333-166865) filed on August 30, 2010.)
99	.1***	Consent of Bernard H. Cherry
99	.2***	Consent of Alexander Ellis, III
99	.3***	Consent of Charles R. Engles, Ph.D.
99	.4***	Consent of Charles F. Call
99	.5****	Clean Diesel Proxy Card
99	.6****	CSI Proxy Card
99	.7****	Consent of Timothy Rogers

Exhibit
Number		Description

99	.8*	Forbearance Letter Agreement among Catalytic Solutions, Inc., Cycad Group, LLC, Emerald Energy Fund I LP and EnerTech Capital Partners II L.P.

*	Filed herewith.

**	Previously filed with the Registration Statement on Form S-4 (No. 333-166865), which was filed with the Securities and Exchange Commission on May 14, 2010.

***	Previously filed with Amendment No. 1 to the Registration Statement on Form S-4/A (No. 333-166865), which was filed with the Securities and Exchange Commission on July 22, 2010.

****	Previously filed with Amendment No. 2 to the Registration Statement on Form S4/A (No. 333-166865), which was filed with the Securities Exchange Commission on August 30, 2010.